Exhibit 99.1 - English translation of the German offer document

OFFER DOCUMENT

VOLUNTARY PUBLIC TAKEOVER Offer
(EXCHANGE OFFER)

by

Capital Stage AG
Große Elbstraße 59, 22767 Hamburg, Germany

to the shareholders of

CHORUS Clean Energy AG
Prof.-Messerschmitt-Straße 3, 85579 Neubiberg/Munich, Germany

to acquire their bearer shares of

CHORUS Clean Energy AG

through the exchange of, in each case, three (3) shares of CHORUS Clean Energy AG for five (5) shares of Capital Stage AG

Acceptance Period:

28 July 2016 to 16 September 2016, 24 hours (CET)

Additional Acceptance Period:

22 September 2016 to 5 October 2016, 24 hours (CET)

Separate CHORUS Package Shares: ISIN DE000A2BPKL6

Other CHORUS Shares: ISIN DE000A12UL56

Tendered Separate CHORUS Package Shares: ISIN DE000A2BPKV5

Tendered Other CHORUS Shares: ISIN DE000A2BPSE4

Capital Stage Offer Shares: ISIN DE0006095003

Fractional Amounts of Capital Stage Offer Shares: ISIN DE000A2BPLT7

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22.	DECLARATION OF ASSUMPTION OF RESPONSIBILITY	88
ANNEX 1 Subsidiaries of Capital Stage		90
ANNEX 2 Subsidiaries of CHORUS		96
ANNEX 3 Information according to section 2 no. 2 of the German Securities Acquisition and Takeover Act (WpÜG) in conjunction with section 7 of the German Securities Prospectus Act and the Regulation (EC) 809/2004 of 29 April 2004 as amended, implementing Directive 2003/71/EC of the European Parliament and of the Council as regards information contained in prospectuses as well as the format, incorporation by reference and the publication of such prospectuses and dissemination of advertisements		102

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1.	GENERAL REMARKS ON THE EXECUTION OF THE TAKEOVER OFFER
1.1	Legal Basis

The exchange offer contained in this offer document (the “Offer Document”) of Capital Stage AG, with registered office in Hamburg, Germany and registered in the Hamburg District Court commercial register under HRB 63197 (the “Bidder” and, collectively with its consolidated subsidiaries, the “Capital Stage Group”), is a voluntary public takeover offer (the “Takeover Offer”, the “Exchange Offer” or the “Offer”) to acquire shares in CHORUS Clean Energy AG, with registered office in Neubiberg, Germany and registered in the Munich District Court commercial register under HRB 213342 (the “Target Company” and, collectively with its consolidated subsidiaries, the “CHORUS Group”), pursuant to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, “WpÜG”).

The Offer relates to the acquisition of all bearer shares of the Target Company with the ISIN DE000A12UL56 (WKN A12UL5) (the “Other CHORUS Shares”) and with the ISIN DE000A2BPKL6 (WKN A2B PKL) (the “Separate CHORUS Package Shares” and collectively with the Other CHORUS Shares the “CHORUS Shares” and individually a “CHORUS Share”), each with a pro rata amount of the share capital of EUR 1.00 per share and including full dividend entitlement as well as all ancillary rights associated therewith at the time of settlement of the Offer, and is addressed to all shareholders of the Target Company (“CHORUS Shareholders”).

Subject to item 1.2 of this Offer Document, this offer shall be executed solely pursuant to the laws of the Federal Republic of Germany, particularly pursuant to the WpÜG and the Regulation on the Content of the Offer Document, Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Issue an Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots, “WpÜGAngebV”). This offer shall not constitute a public offer by the Bidder executed pursuant to any other law than that of the Federal Republic of Germany. The publication of this Exchange Offer was approved exclusively by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”). Therefore, subject to item 1.2 of this Offer Document, no other announcements, registrations, authorisations or approvals relating to the Offer Document and/or Takeover Offer have been applied for, arranged or granted outside of the Federal Republic of Germany. CHORUS

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Shareholders may not, therefore, invoke the application of foreign investor protection provisions. Any contract that arises with the Bidder as a result of the acceptance of the Takeover Offer shall be subject solely to the laws of the Federal Republic of Germany and shall be interpreted exclusively pursuant to these laws.

Annex 3 contains information pursuant to section 2 no. 2 WpÜGAngebV in conjunction with section 7 of the German Securities Prospectus Act (Wertpapierprospektgesetz, “WpPG”) and Commission Regulation (EC) No 809/2004 of 29 April 2004 implementing Directive 2003/71/EC of the European Parliament and of the Council as regards information contained in prospectuses as well as the format, incorporation by reference and publication of such prospectuses (last amended on 30 April 2013 by the Commission Delegated Regulation (EU) No 759/2013) and dissemination of advertisements (the “EU Prospectus Directive”). Annex 3 forms an integral part of this Offer Document and should be read in conjunction with it.

With the exception of Annex 1 (list of persons acting in concert with the Bidder (Bidder subsidiaries as well as the Target Company and its subsidiaries)), Annex 2 (list of persons acting in concert with the Target Company (Target Company subsidiaries)) and Annex 3 (section 2 no. 2 WpÜGAngebV in conjunction with section 7 WpPG), no other documents form an integral part of this Offer Document.

Subject to item 1.2 of this Offer Document, the Bidder and persons acting in concert with the Bidder (as defined in item 6.6 of this Offer Document) may directly or indirectly acquire CHORUS Shares or conclude corresponding agreements outside of the Offer before, during or after the end of the Acceptance Period (as defined in item 5.1 of this Offer Document) or the Additional Acceptance Period (as defined in item 5.3 of this Offer Document). This shall only apply if these acquisitions or acquisition agreements comply with the laws of the Federal Republic of Germany, particularly the WpÜG.

If the Bidder or persons acting in concert with the Bidder acquire CHORUS Shares during the Acceptance Period (as defined in item 5.1 of this Offer Document), but outside of the scope of the Offer, such transactions will be immediately published online at http://www.capitalstage.com under the heading “Investor Relations – Public Takeover Offer CHORUS Clean Energy” and in the Federal Official Gazette (Bundesanzeiger) pursuant to the applicable legal provisions, particularly section 23 para. 2 WpÜG in conjunction with section 14 para. 3 sentence 1 WpÜG, stating the number of CHORUS Shares acquired or to be acquired and the consideration granted or agreed.

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1.2	Information for US Shareholders

The Exchange Offer is directed towards the acquisition of shares of a German listed company (the Target Company) and includes the offer and issue of shares of a German listed company (the Bidder) to the shareholders of the Target Company. The Exchange Offer shall take place in accordance with the disclosure regulations of the Federal Republic of Germany, which differ from the disclosure rules in the United States of America (the “USA”).

The financial statements contained in this Offer Document were prepared in accordance with German accounting standards or with IFRS and may therefore not be comparable with the financial statements of US companies prepared under US GAAP.

The Exchange Offer is made in the USA on the basis of an exception to the rules for takeover offers in accordance with rule 14d-1(c) of the US Securities Exchange Act of 1934, as amended, (the “Securities Exchange Act”) and the offer and the issue of the shares of the Bidder offered here (as defined in item 3 of this Offer Document) is made on the basis of an exception to the US registration rules pursuant to rule 802 of the US Securities Act of 1933, as amended (the “Securities Act”). The Exchange Offer is otherwise made under the applicable German provisions. The Exchange Offer is therefore subject to disclosure and other procedural provisions – for instance in relation to withdrawal rights, the offer timetable, settlement provisions and the date on which the consideration is rendered – that may differ from the disclosure and procedural rules used in US exchange offers.

It may be difficult for shareholders of the Target Company located in the USA (the “US Shareholders”) to enforce their rights and any entitlements under the federal securities rules of the USA because the Bidder and the Target Company are based in a country outside of the USA and some or all of its respective governing body members and managing directors are resident in a country outside of the USA. US Shareholders may not be able to sue a non-US company or its management body members or managing directors in a non-US court for a breach of US securities rules. In addition, it may be difficult to compel a non-US company and its group members to submit to a US court judgement.

The Bidder and persons acting in concert with the Bidder are entitled – in line with the laws of the Federal Republic of Germany, in particular the WpÜG, and pursuant to rule 14e-5(b) of the Securities Exchange Act – to indirectly or directly acquire CHORUS Shares or conclude corresponding agreements outside of the offer. Such acquisitions or agreements can, for example, take place on the open market at market prices or in privately agreed transactions. If the Bidder or persons acting in concert with the Bidder acquire CHORUS Shares during the Acceptance Period (as defined under item 5.1 of this Offer Document), but outside of the offer, these transactions

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will be published as described under item 1.1 of this Offer Document. In addition, such transactions will be published in an announcement in English in “USA Today”.

The CHORUS Shares and the shares in the Bidder offered here (as defined in item 3 of this Offer Document) were and will not be registered pursuant to the securities law rules of the USA, in particular not the Securities Act or individual state rules. The Offer Document translated into English has been submitted, for information, to the Securities and Exchange Commission (the “SEC”), the USA's securities supervisory authority, using Form CB together with Form F-X concerning the appointment of an authorised agent for service of process, but no review or approval by the SEC has taken place. In addition, a reference to this Offer Document was published in English in “USA Today” on 28 July 2016.

Neither the SEC nor any of the securities supervisory authorities in the individual states in the USA has approved or prohibited the offer of the shares of the Bidder or reviewed whether the Offer Document is correct and complete. Any claim to the contrary may be a criminal offence in the USA.

1.3	Publication of the Decision to Make the Offer

The Bidder published its decision to make the offer pursuant to section 10 para. 1 sentence 1 WpÜG on 30 May 2016. The announcement is available online at http://www.capitalstage.com under the heading “Investor Relations – Public Takeover of CHORUS Clean Energy”.

1.4	Review of the Offer Document by the German Federal Financial Supervisory Authority (BaFin)

BaFin has reviewed the German language version of this Offer Document and approved its publication on 28 July 2016. This Takeover Offer will be executed, as described, solely pursuant to the laws of the Federal Republic of Germany and certain applicable rules of the securities laws of the USA (see item 1.2). Registrations, admissions or approvals of this Offer Document and/or this offer under any other laws have neither been made so far and are not intended.

1.5	Publication of the Offer Document

The Bidder published this Offer Document in German in accordance with sections 34, 14 paras 2 and 3 WpÜG on 28 July 2016 by (i) making an announcement online at http://www.capitalstage.com under the heading “Investor Relations – Public Takeover of CHORUS Clean Energy” and (ii) having copies available for distribution free of charge to interested CHORUS Shareholders through DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Platz der Republik, 60265 Frankfurt am Main, Germany (depending on its function, the “Exchange Trustee”

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or the “Settlement Agent”) (order by fax: +49 69 7447 7816 or by email: angebot-chorus@dzbank.de).

The announcement pursuant to section 14 para. 3 sentence 1 no. 2 WpÜG regarding the availability of copies of the Offer Document available for distribution free of charge through the Settlement Agent and the Internet address at which the Offer Document was published were each published by the Bidder in the Federal Official Gazette (Bundesanzeiger) on 28 July 2016.

This non-binding English translation of the Offer Document is available online at http://www.capitalstage.com under the heading “Investor Relations ‒ Public Takeover of CHORUS Clean Energy”. However, only the German Offer Document, the publication of which was approved by BaFin on 28 July 2016, is definitive for this offer. A reference to this Offer Document was also published in English in “USA Today” on 28 July 2016.

1.6	Distribution of the Offer Document

Subject to item 1.2 of this Offer Document, outside the Federal Republic of Germany, neither the Bidder nor persons acting in concert with it within the meaning of section 2 para. 5 sentence 1 WpÜG or their subsidiaries will engage in or otherwise bring about the public marketing of the Offer Document. The publication, mailing, dissemination or distribution of the Offer Document or other documents associated with the Takeover Offer outside the Federal Republic of Germany may also lead to the application of legal provisions of legal systems other than those of the Federal Republic of Germany. The publication, mailing, dissemination or distribution of the Offer Document may be subject to legal restrictions in these other legal systems. The Offer Document and other documents associated with the Takeover Fffer may therefore not be mailed to, published, disseminated or distributed in countries by third parties, if and to the extent that such mailing, publication, dissemination or distribution would violate applicable laws or depend on observing regulatory procedures or the granting of approval or the satisfaction of additional conditions when these have not been satisfied.

Mailing, disseminating or distributing the Offer Document or other documents associated with the Takeover Offer to or in countries of the European Union, in the European Economic Area or the USA is, however, not subject to any legal restrictions.

Subject to item 1.2 of this Offer Document, the Bidder has not permitted the publication, mailing, dissemination or distribution of the Offer Document or other documents associated with the Takeover Offer by third parties outside the Federal Republic of Germany. The Bidder, the persons acting in concert with the Bidder within the meaning of section 2 para. 5 sentence 1 of the WpÜG and their

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subsidiaries are not obliged to ensure that the publication, mailing, dissemination or distribution of this Offer Document outside the Federal Republic of Germany is compatible with the legal provisions applicable there and do not assume liability for it being so.

The Bidder makes the Offer Document available, upon request, to the respective custodian securities services providers that hold custody of the CHORUS Shares (the “Custodian Banks” and, each individually, a “Custodian Bank”) for sending only to CHORUS Shareholders with domicile, registered office or habitual abode in the Federal Republic of Germany, the European Union, the European Economic Area or the USA. The Custodian Banks may not otherwise publish, mail, disseminate or distribute the Offer Document, unless this takes place in accordance with all applicable domestic and foreign legal provisions.

Neither the Bidder nor the persons acting in concert with the Bidder within the meaning of section 2 para. 5 sentence 1 WpÜG nor their subsidiaries are in any way responsible for the compatibility of such publication, mailing, dissemination or distribution of the Offer Document outside the Federal Republic of Germany with the legal provisions applicable in these countries.

1.7	Acceptance of the Offer outside the Federal Republic of Germany

The offer can be accepted by all domestic and foreign CHORUS Shareholders including those with domicile, registered office or habitual abode in the Federal Republic of Germany, the European Union, the European Economic Area or the USA in accordance with the provisions listed in this Offer Document and the respective applicable legal provisions. The Bidder, however, points out that accepting the offer outside the Federal Republic of Germany may be subject to legal restrictions.

CHORUS Shareholders who come into possession of this Offer Document outside the Federal Republic of Germany, want to accept the offer outside the Federal Republic of Germany and/or are subject to different legal provisions than those in the Federal Republic of Germany are recommended to inform themselves of the respective applicable legal provisions and to comply with them.

The Bidder and the persons acting in concert with the Bidder within the meaning of section 2 para. 5 WpÜG assume no responsibility for the acceptance of the offer outside the Federal Republic of Germany being permissible under relevant applicable legal provisions. Any liability of the Bidder, the persons acting in concert with the Bidder within the meaning of section 2 para. 5 sentence 1 WpÜG and, respectively, their subsidiaries is expressly excluded in the case of non-compliance with foreign provisions by third parties – to the extent not legally required otherwise.

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2.	NOTES ON THE INFORMATION CONTAINED IN THE OFFER DOCUMENT
2.1	General Information

Times in this Offer Document are, unless otherwise stated, stated in Central European Time (“CET”); if Central European Summer Time applies at the time in question, this is accordingly deemed CET.

If terms such as “currently”, “at the present time”, “at the moment”, “now”, “at present” or “today” are used in this Offer Document, they refer to the point in time of the publication of this Offer Document, unless expressly stated otherwise.

The references to “EUR” refer to the legal currency in Germany and other member states of the European Union that was introduced on 1 January 1999. The references to “subsidiaries” relate to subsidiaries within the meaning of section 2 para. 6 WpÜG.

References contained in this Offer Document to a Banking Day (“Banking Day”) refer to a day on which the banks in Frankfurt am Main, Germany, are open for general business.

The Bidder has not authorised third parties to make statements on the offer or this Offer Document. If third parties nevertheless make such statements, such statements shall neither be attributable to the Bidder nor to persons acting in concert with the Bidder.

2.2	Status and Sources of Information

Unless expressly noted otherwise, all information and statements on intentions and all other information in this Offer Document are based on the knowledge or the intentions of the Bidder at the time of publication of the Offer Document. The Bidder and its advisers were able to perform limited due diligence in relation to the business and assets of CHORUS Group with recourse to non-publicly available information in the period from May 2016 to the publication of this Offer Document. Essentially, the limited due-diligence extended to financial, legal and business matters. Beside the inspection of publicly available information also confidential conversations with the members of the board of the Target Company and with its advisers regarding essential aspects of the Target Company have been subject of the limited due-diligence. Additional information, including verbal information, was provided to the Bidder by the Target Company for the preparation of the registration form for the SEC and of this Offer Document. Otherwise, the information on CHORUS Group contained in this Offer Document is based on publicly accessible information sources

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(e.g. published annual reports, consolidated and annual financial statements, interim reports, securities prospectuses, press statements and analyst presentations). Unless expressly noted otherwise, this information has not been verified by the Bidder. The Bidder cannot rule out that information on CHORUS Group described in this Offer Document has changed since its publication.

2.3	Forward-looking Statements, the Bidder's Intentions

This Offer Document and the documents referred to in it contain certain forward-looking statements. These statements do not represent facts and are characterised by terms such as “expects”, “believes”, “is of the view”, “attempts”, “estimates”, “intends”, “assumes” and “aims” or similar words. Such statements express intentions, opinions or current expectations of the Bidder regarding possible future events. Information, opinions, intentions and forward-looking statements are based, unless expressly noted otherwise, on certain information available to the Bidder on the day of publication of this Offer Document and on certain assumptions, opinions and estimates of the Bidder at this date. These are subject to risks and uncertainties and may therefore prove to be incorrect. It is possible that the Bidder will change its intentions and estimates expressed in this Offer Document, particularly with regard to the CHORUS Group, following publication of this Offer Document, subject to existing contractual agreements.

2.4	No Updates

The Bidder will only update this Offer Document to the extent it is obligated to do so under the WpÜG (including in respect of any changes in the Bidder's intentions).

3.	SUMMARY OF THE OFFER

Notice: The following summary contains an overview of certain information provided in this Offer Document. It is supplemented by, and should be read in conjunction with, the information and particulars set out elsewhere in this Offer Document. This summary therefore does not contain all the information that could be relevant for CHORUS Shareholders. CHORUS Shareholders should therefore read the entire Offer Document carefully.

CHORUS Shareholders, particularly CHORUS Shareholders with domicile, registered office or habitual abode outside of the Federal Republic of Germany, should pay particular attention to the information in item 1.7 of this Offer Document, “Acceptance of the Offer outside the Federal Republic of Germany”.

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Bidder:	Capital Stage AG, Große Elbstraße 59, 22767 Hamburg, Germany
Target Company:	CHORUS Clean Energy AG, Prof.-Messerschmitt-Straße 3, 85579 Neubiberg/Munich District, Germany
Subject matter of the offer:	Acquisition of all no-par value bearer shares of the Target Company with the ISIN DE000A12UL56 (WKN A12UL5) (Other Chorus Shares) as well as with the ISIN DE000A2BPKL6 (WKN A2B PKL) (Separate CHORUS Package Shares), with a portion of the share capital of EUR 1.00 per share and including the full dividend entitlement and all ancillary rights at the time of settlement of the Takeover Offer.
Offer consideration:	Three (3) no-par value bearer shares of the Target Company with a pro rata amount of the share capital of EUR 1.00 per share in return for five (5) shares of the Bidder (the “Offer Consideration”). The shares offered by the Bidder as consideration are to be created through an ordinary capital increase against contribution in kind (as described in section 6.2.4) (the “Capital Stage Offer Shares”).
Offer capital increase against contribution in kind:	The CHORUS Shares tendered in the offer (as defined in item 13.2 of this Offer Document) are to be contributed to the Bidder via an ordinary capital increase against contribution in kind (as described in item 6.2.4), in order thus to create the Capital Stage Offer Shares to be transferred to the CHORUS Shareholders as consideration.
Acceptance:	The acceptance of the offer must be declared in writing to the Custodian Bank (as defined in item 1.6 of this Offer Document) of the respective CHORUS shareholder (as described in more detail in item 13.2 of this Offer Document) during the Acceptance Period (as defined in item 5.1 of this Offer Document) or during the Additional Acceptance Period (as defined in item 5.3 of this Offer Document). It does not become effective until the timely transfer of the other Tendered CHORUS Shares (as defined in item 13.2 of this Offer Document) tendered within the Acceptance Period or the Additional Acceptance Period to the ISIN DE000A2BPSE4 (WKN A2B PSE) or the Tendered Separate CHORUS Package Shares (as defined in item 13.2 of this Offer Document) tendered within the Acceptance Period or the Additional Acceptance Period to the ISIN DE000A2BPKV5 (WKN A2B PKV) at Clearstream Banking Aktiengesellschaft, Frankfurt am Main, Germany (“Clearstream”).
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If acceptance is declared to the Custodian Bank within the Acceptance Period or Additional Acceptance Period, the transfer of CHORUS Shares at Clearstream shall be deemed to be on time if the transfer is made no later than the second Banking Day following the end of the Acceptance Period or Additional Acceptance Period by 6:00 p.m. (CET).
Acceptance Period:	The period for accepting the offer begins on 28 July 2016 and ends on 16 September 2016, 24 hours (CET), although this period may be extended.
Additional Acceptance Period:	Providing the Condition for Completion with regard to the Minimum Acceptance Level (as defined in item 12.1.1 of this Offer Document) has been fulfilled at the end of the Acceptance Period or has previously been validly waived, after the end of the Acceptance Period, the announcement of the results pursuant to section 23 para. 1 sentence 1 no. 2 WpÜG (see item 19) is followed by the Additional Acceptance Period pursuant to section 16 para. 2 WpÜG (see item 5.3).
However, therefore the option of accepting the offer during the Additional Acceptance Period only exists, if (i) the Condition for Completion of achieving the minimum acceptance rate (as defined in item 12.1.1 of this Offer Document) is met at the end of the Acceptance Period or (ii) the Minimum Acceptance Level is reduced up to one working day before the end of the Acceptance Period and this reduced acceptance level is actually achieved at the end of the Acceptance Period or (iii) the Condition for Completion of achieving the minimum acceptance rate is validly waived up to one working day before the end of the Acceptance Period.
In the event of an expected publication of the result of this offer pursuant to section 23 para. 1 sentence 1 no. 2 WpÜG on 21 September 2016, the Additional Acceptance Period begins on 22 September 2016 and ends on 5 October 2016, 24 hours (CET).
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Conditions for Completion:	This Takeover Offer and the contracts that materialise through its approval will only be complete if the following two Conditions for Completion (as defined in more detail in item 12.1 of this Offer Document) are fulfilled within the periods stated below or the Bidder has (as far as possible) validly waived their admission:

1.   Upon the end of the Acceptance Period, the total number of CHORUS Shares for which the offer was validly accepted (including those CHORUS Shares for which the acceptance of the Takeover Offer was declared within the Acceptance Period but which only become effective after the end of the Acceptance Period through the transfer of the CHORUS Shares to the ISIN DE000A2BPSE4 (WKN A2B PSE) (Tendered Other CHORUS Shares) or the ISIN DE000A2BPKV5 (WKN A2B PKV) (Tendered Separate CHORUS Package Shares), as described in item 13.2 of this Offer Document and for which withdrawal has not been validly declared) is at least 50% plus one share of all CHORUS Shares outstanding at the time of publication of this Offer Document, i.e. at least 13,852,476 CHORUS shares (see item 12.1.1 of this Offer Document).

2.   The implementation of the Offer Capital Increase (as defined in item 6.2.4) to the extent required to carry out this Exchange Offer was entered in the Bidder's commercial register at Hamburg District Court after publication of this Offer Document and no later than the end of 31 January 2017 (see item 12.1.2 of this Offer Document).

Settlement:	The Settlement Agent will arrange that the Capital Stage Offer Shares created by way of the Offer Capital Increase are transferred to the securities accounts of the CHORUS Shareholders accepting the offer.
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If CHORUS Shareholders are entitled to fractional rights to shares in the Bidder in accordance with the exchange ratio, they shall receive the number of shares in the Bidder rounded down to the next whole number. The remaining fractional share rights shall receive a separate ISIN (ISIN DE000A2BPLT7) (WKN A2B PLT) and shall be sold via a stock exchange in a compulsory exchange immediately after the Additional Acceptance Period. The proceeds from the sale of the fractional share rights shall be credited to the CHORUS Shareholders affected in cash on a pro rata basis and is expected to be within ten Banking Days after the posting of the Capital Stage Offer Shares to the securities accounts of the former CHORUS Shareholders (but no later than 2 March 2017).

The transfer and registration of the Capital Stage Offer Shares at the respective Custodian Banks (as defined in item 1.6 of this Offer Document) takes place after the end of the Additional Acceptance Period, but no earlier than after entry of the implementation of the Offer Capital Increase (which has to be carried out by the end of 31 January 2017) and the admission of the Capital Stage Offer Shares to trading on the stock exchange, probably no later than twelve Banking Days after publication of the additional announcement of the results (as defined in item 19 of this Offer Document) pursuant to section 23 para. 1 sentence 1 no. 3 WpÜG (but no later than 16 February 2017).

If the Offer Capital Increase, for instance because legal action is taken against it, cannot be implemented to the extent necessary immediately after the announcement of the results (as defined in item 19), the settlement of the Takeover Offer and the crediting of the Capital Stage Offer Shares will be delayed. In this case, the settlement of the Takeover Offer will take place without delay, probably no later than eleven Banking Days after the reason preventing the ability to implement the Offer Capital Increase is remedied.

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Cost of acceptance:	For CHORUS Shareholders who hold their CHORUS Shares in a German securities account, accepting the offer is free of costs and fees from the Custodian Banks (except for the cost of delivering the Declaration of Acceptance (as defined in item 13.2) to the respective Custodian Bank). To this end, the Bidder grants the Custodian Banks a compensatory payment, which is conveyed to them separately, and comprises a customary custodian bank fee.
Any additional costs and fees that are charged by the Custodian Banks or foreign securities services providers and any expenses arising outside the Federal Republic of Germany are, however, to be borne by the CHORUS Shareholders concerned themselves.
Stock exchange trading:	The Bidder will ensure that the Other CHORUS Shares for which the offer was accepted during the Acceptance Period or the Additional Acceptance Period can be traded in the regulated market (Prime Standard) of the Frankfurt Stock Exchange under the ISIN DE000A2BPSE4 (WKN A2B PSE) (Tendered Other CHORUS Shares, as defined in item 13.2 of this Offer Document) from the third exchange-trading day after the start of the Acceptance Period until a maximum of three exchange-trading days before the planned date of the announcement of the entry of the implementation of the Offer Capital Increase in the commercial register of the Bidder.
ISIN:	Other CHORUS Shares: ISIN DE000A12UL56 (WKN A12UL5)
Separate CHORUS Package Shares: ISIN DE000A2BPKL6 (WKN A2B PKL)
Tendered Other CHORUS Shares: ISIN DE000A2BPSE4 (WKN A2B PSE)
Tendered Separate CHORUS Package Shares ISIN DE000A2BPKV5 (WKN A2B PKV)
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Capital Stage Offer Shares: ISIN DE0006095003 (WKN 609500)
Fractional share rights to Capital Stage Offer Shares: ISIN DE000A2BPLT7 (WKN A2B PLT)
Publications:

The Bidder published this Offer Document in accordance with sections 34, 14 paras 2 and 3 WpÜG on 28 July 2016 by (i) making an announcement online at http://www.capitalstage.com under the heading “Investor Relations – Public Takeover of CHORUS Clean Energy” and (ii) having copies available for distribution free of charge to interested CHORUS Shareholders by the Settlement Agent.

A non-binding English translation of the Offer Document is available online at http://www.capitalstage.com under the heading “Investor Relations ‒ Public Takeover of CHORUS Clean Energy”.

The announcement pursuant to section 14 para. 3 sentence 1 no. 2 WpÜG regarding the availability of copies of the Offer Document available for distribution free of charge by the Settlement Agent and the Internet address at which the Offer Document was published were published by the Bidder in the Federal Official Gazette (Bundesanzeiger) on 28 July 2016. In addition, a reference to this Offer Document was published in English in “USA Today” on 28 July 2016.
All notices necessary in connection with this Offer pursuant to the WpÜG are published through disclosure on the Internet at http://www.capitalstage.com under the heading “Investor Relations – Public Takeover of CHORUS Clean Energy” and in the Federal Official Gazette (Bundesanzeiger).
Tax note	The fundamental principles of taxation are depicted in the “Taxation in Germany” section (section W) of Annex 3.
4.	OFFERING

The Bidder hereby offers all CHORUS Shareholders to exchange all CHORUS Shares that they hold in accordance with the terms and conditions of this Offer Document.

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The Bidder offers

five (5) Capital Stage Offer Shares

in exchange for three (3) CHORUS Shares.

If fractional share rights to Capital Stage Offer Shares result for CHORUS Shareholders from accepting the Offer, these will be realised shortly after the settlement of the Offer in a compulsory exchange (see sections 13.3 and 13.4) and paid in cash to those entitled.

To this end, the Custodian Banks together with the Settlement Agent will compulsorily pool together the fractional rights attributable to the Capital Stage Offer Shares into whole shares after the expiry of a deadline still to be set and sell them on the stock exchange. The proceeds will be paid out to the entitled CHORUS Shareholders who have Tendered CHORUS Shares in accordance with the fractional rights attributable to them (see section 13.4).

5.	ACCEPTANCE PERIOD
5.1	Term of the Acceptance Period

The period for accepting the offer begins with the publication of this Offer Document on 28 July 2016. It ends on

16 September 2016, 24 hours (CET).

The deadline for accepting the Takeover Offer may be extended in accordance with item 5.2 of this Offer Document.

The deadline for accepting the offer, including all extensions to the deadline resulting from the provisions of WpÜG (in particular subject to item 5.2, but excluding the Additional Acceptance Period described in item 5.3 of this Offer Document), is hereinafter uniformly referred to as the Acceptance Period (the “Acceptance Period”).

5.2	Extensions to the Acceptance Period

In accordance with section 21 para. 1 WpÜG, the Bidder may change the offer up to one business day (Werktag) prior to the end of the Acceptance Period; that is, with the Acceptance Period ending on 16 September 2016, 24 hours (CET), by the end of 15 September 2016. If a change to the offer is published within the last two weeks before the end of the Acceptance Period, then the Acceptance Period will be extended by two weeks (section 21 para. 5 WpÜG) and will then end on 30 September 2016, 24 hours (CET). This shall also apply if the amended offer violates legal provisions.

If a third party submits a competing offer within the meaning of section 22 para. 1 WpÜG (the “Competing Offer”) during the Acceptance Period, then the end of the Acceptance Period of this offer is determined by the end of the Acceptance Period of

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the Competing Offer, if the Acceptance Period of the present offer ends prior to the end of the Acceptance Period of the Competing Offer (section 22 para. 2 WpÜG). This applies even if the Competing Offer is amended or prohibited or violates legal provisions.

If a shareholders' meeting of the Target Company is convened in connection with the offer after publication of the Offer Document, then, in accordance with section 16 para. 3 WpÜG, the Acceptance Period is ten weeks from the publication of the Offer Document. The Acceptance Period would then expire on 6 October 2016, 24 hours (CET).

With regard to the right of withdrawal in the case of a change to the Offer or in the case of a Competing Offer being made, please see the statements in item 16 of this Offer Document.

The Bidder will publish any extension of the Acceptance Period in accordance with item 19 of this Offer Document.

5.3	Additional Acceptance Period

CHORUS Shareholders who have not accepted the present offer within the Acceptance Period may still accept it within two weeks of publication of the results of the offer by the Bidder in accordance with section 23 para. 1 sentence 1 no. 2 WpÜG (the “Additional Acceptance Period”). The option of accepting the offer during the Additional Acceptance Period only exists if the Condition of Completion of achieving the minimum acceptance rate (as defined in item 12.1.1 of this Offer Document) has been met by the end of the Acceptance Period, unless it has been validly waived. The minimum acceptance rate can also be reduced.

Unless the Acceptance Period is extended in accordance with item 5.2 of this Offer Document, the Additional Acceptance Period starts – with an expected publication of the results of this Offer pursuant to section 23 para. 1 sentence 1 no. 2 WpÜG on 21 September 2016 – at the beginning of 22 September 2016 and ends on 5 October 2016, 24 hours (CET). Subject to the rights to sell-out (Andienungsrechte) of the CHORUS Shareholders pursuant to section 39c WpÜG (see section 17.6 of this Offer Document), the present offer can no longer be accepted at the end of the Additional Acceptance Period.

The procedure for accepting this Offer within the Additional Acceptance Period is described in item 13.7 in conjunction with items 13.2 to 13.6 of this Offer Document. CHORUS Shareholders are considered to have accepted the Offer on time if the CHORUS Shares that the CHORUS Shareholders tender in order to accept the Offer are transferred to ISIN DE000A2BPSE4 (WKN A2B PSE) (Other CHORUS Shares) and to ISIN DE000A2BPKV5 (WKN A2B PKV) (Separate CHORUS Package

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Shares) before the deadline. This transfer is on time if the acceptance is declared to the Custodian Bank within the Additional Acceptance Period and the transfer of CHORUS Shares in Clearstream takes place no later than 6:00 p.m. (CET) on the second Banking Day following the end of the Additional Acceptance Period.

6.	DESCRIPTION OF THE BIDDER
6.1	Overview

According to the Bidder’s own estimation the Bidder is Germany’s largest independent solar park operator. Its core business is the acquisition and operation of solar and wind parks in Germany and Europe. It is a German stock corporation established under German law with its registered office in Hamburg and is registered with the commercial register (Handelsregister) at the Local Court (Amtsgericht) of Hamburg under HRB 63197. The head office of the Bidder is in Hamburg. The Bidder’s financial year coincides with the calendar year.

Section 2 of the Bidder’s Articles of Association describes the company’s purpose as follows:

“	1.	The purpose of the company is
a)	the operation of installations for the generation of electricity from renewable energy sources domestically and abroad by the company itself or via its subsidiaries as an independent electricity generator;
b)	the provision of commercial, technical or other services which do not require authorisation or approval, in relation to the acquisition, construction or operation of installations for the generation of electricity from renewable energy sources domestically and abroad by the company itself or via its subsidiaries;
c)	the acquisition, holding, management and sale of participating interests in companies.
2.	The company is entitled to engage in all transactions and to take all measures appropriate to achieving its corporate purpose. It may establish subsidiaries domestically and abroad, found other companies, acquire or invest in existing companies and conclude inter-company agreements. It may acquire, use and transfer patents, trademarks, licences, distribution rights and other assets and rights. The corporate
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purpose of subsidiaries and participating interests may differ from the corporate purpose stipulated in the above paragraph provided that it appears suitable to achieve the company’s corporate purpose.”

The Bidder’s no-par value bearer shares (the “Capital Stage shares” and, individually, a “Capital Stage share”) are admitted to trading on the regulated market of the Frankfurt Stock Exchange and simultaneously on the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) and on the regulated market of the Hanseatic Stock Exchange in Hamburg and included, inter alia, in the SDAX index. They are also included in the over-the-counter markets of the exchanges in Stuttgart, Berlin, Düsseldorf and Munich and are traded via the Frankfurt Stock Exchange’s XETRA electronic trading platform. Capital Stage Shares are also included in the Haspax, PPVX and Solar Energy Stock Index indices.

6.2	Bidder’s Capital Structure
6.2.1	Current Share Capital

At the time of publication of this Offer Document, the Bidder’s share capital registered with the commercial register totals EUR 82,832,020.00 and is divided into 82,832,020 no-par value bearer shares (ordinary shares).

6.2.2	Authorisation to Increase Capital (Authorised Capital)

Pursuant to section 6 of the Bidder’s Articles of Association, as amended on 6 July 2016, the Management Board is authorised, subject to the consent of the Supervisory Board, to increase the Bidder’s share capital by up to EUR 37,741,756.00 via one or more issues for up to a total of 37,741,756 new no-par value bearer shares against contributions in cash or kind by 24 May 2021 (inclusive) (“2016 Authorised Capital”). Shareholders are fundamentally entitled to a subscription right. The new shares may also be issued to one or more credit institutions or other companies referred to in section 186 para. 5 sentence 1 of the German Stock Companies Act (Aktiengesetz, “AktG”), with the obligation to offer them to the shareholders (i.e. indirect subscription right), or they may also be partially offered by way of direct subscription right (e.g. to existing shareholders with subscription rights who have previously submitted a confirmed acquisition declaration) or otherwise by way of indirect subscription right pursuant to section 186 para. 5 AktG.

The Management Board is authorised, subject to the consent of the Supervisory Board, to exclude the subscription rights of shareholders:

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(a)	For residual amounts;
(b)	Where the capital increase is carried out against contributions in kind in order to issue shares for the purpose of acquiring companies, parts of companies or shares in them (including increasing existing holdings);
(c)	Where the capital increase is carried out against a contribution in cash and the proportion of the share capital attributable to the new shares does not exceed 10% of the existing share capital at the date of recording this authorisation or 10% of the existing share capital at the date of issue of the new shares, provided that the issue price of the new shares is not substantially below the market price of the existing exchange-listed shares in the Bidder of the same class and structure at the date of the final determination of the issue amount by the Management Board. All shares that are issued or sold under exclusion of the subscription rights according to, or by appropriate application of, section 186 para. 3 sentence 4 AktG from the time of registration of this authorisation onwards are to be credited against the aforementioned maximum value; or
(d)	if required to ensure protection from dilution in order to grant the holders of conversion rights or options that were or are issued by the Bidder or its subsidiaries under section 18 AktG subscription rights to new shares to the extent that they would be entitled in line with their conversion rights or options.

The Management Board is also authorised, subject to agreement by the Supervisory Board, to define the further details for the execution of capital increases from the 2016 Authorised Capital.

6.2.3	Contingent Capital Increase (Contingent Capital)
(a)	Contingent Capital III

Pursuant to section 4 para. 4 of the Bidder’s Articles of Association, as amended on 6 July 2016, the share capital shall be conditionally increased by up to EUR 2,320,000.00 through the issue of up to 2,320,000 no-par value bearer shares (Contingent Capital III). The contingent capital increase shall only be effected where holders of share options issued by the Bidder in the period to 19 June 2017 (inclusive) on the basis of the enabling resolution of the shareholders' meeting on 20 June 2012 as part of the 2012 share option programme (see item 6.2.7) make use of their subscription rights to shares and the

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Bidder does not grant treasury shares in fulfilment of the subscription rights. The new shares shall carry dividend rights from the start of the financial year in which they come into being through the exercise of subscription rights.

(b)	Contingent Capital II/2016

Pursuant to section 4 para. 3 of the Bidder’s Articles of Association, as amended on 6 July 2016, the share capital shall be conditionally increased by up to EUR 35,421,756.00 through the issue of up to 35,421,756 new no-par value bearer shares (“Contingent Capital II/2016”). The contingent capital increase will only be executed to the extent that

-	the holders of conversion rights or options that are attached to the bonds with warrants, convertible bonds, participation certificates and/or income bonds (or a combination of these instruments) (jointly referred to as “debentures”) to be issued by the Bidder or its direct or indirect wholly-owned subsidiaries by 24 May 2021 on the basis of the enabling resolution from the shareholders' meeting on 25 May 2016 (see item 6.2.6) exercise their conversion rights or options, or
-	the holders or creditors of the debentures to be issued by the Bidder or its direct or indirect wholly-owned subsidiaries by 24 May 2021 on the basis of the enabling resolution from the shareholders' meeting on 25 May 2016, fulfil their duty to convert or exercise their options.

To the extent that it is legally admissible, the participation of new shares in company profits may be set at variance to section 60 para. 2 AktG by the Management Board, subject to approval by the Supervisory Board.

The Management Board is also authorised to set the details of the rights attached to the shares and of the further specifics of the execution of the contingent capital increase, subject to approval by the Supervisory Board.

6.2.4	Offer Capital Increase

At its extraordinary shareholders' meeting held on 8 July 2016, the Bidder’s shareholders passed a resolution in favour of the following capital increase against contribution in kind to enable the full exchange of CHORUS Shares for Capital Stage Offer Shares (the “Offer Capital Increase”):

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(a)	The Bidder's share capital of currently EUR 82,832,020.00, recorded in the commercial register and divided into 82,832,020 no-par value bearer shares, at a pro rata value of EUR 1.00 worth of share capital each, will be increased by means of contributions in kind by up to EUR 46,174,916.00 to reach EUR 129,006,936.00 (the “Maximum Amount”) via the issue of up to 46,174,916 no-par value bearer shares at a pro rata value of EUR 1.00 worth of share capital.

If, prior to the execution of this capital increase against contribution in kind, the Bidder's share capital has been increased by existing contingent capital as specified by section 4 para. 3, para. 4 or para. 5 of the Articles of Association or by authorised capital as specified by section 6 of the Articles of Association, the amounts laid down in the previous sentence with regard to the original share capital prior to the capital increase and the Maximum Amount of share capital rise accordingly as a consequence of the capital increase.

The issue price of the Capital Stage Offer Shares is EUR 1.00 per Capital Stage Offer Share. The difference between the issue price of the Capital Stage Offer Shares and the contribution value of the contribution in kind is to be recorded as capital reserve.

(b)	The Capital Stage Offer Shares shall carry full dividend rights from the beginning of the Bidder’s financial year in which they are issued.
(c)	Subscription rights are excluded for Bidder shareholders. The shares from the capital increase against contribution in kind are issued as part of a voluntary public takeover offer to be made to the shareholders of the Target Company pursuant to sections 29 et seqq. WpÜG in the form of an exchange offer to acquire all shares in the Target Company held by them in a ratio of 3:5. This means that every shareholder of the Target Company that accepts the Exchange Offer is entitled to five (5) new shares from this capital increase against contribution in kind for three (3) shares in the Target Company tendered for exchange.
(d)	The Capital Stage Offer Shares will be subscribed for by DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Platz der Republik, 60265 Frankfurt am Main, Germany in its role as Exchange Trustee for those shareholders of the Target Company who have accepted the Exchange Offer. Therefore, the Exchange Trustee is hereby authorised to subscribe for the Capital Stage Offer Shares. The Exchange Trustee shall, as contributor of the contribution in kind, contribute the Tendered CHORUS Shares submitted for exchange to the Bidder to
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the extent they are the subject of this capital increase against contribution in kind.

(e)	The capital increase against contribution in kind is to be executed only to the extent that the Exchange Trustee subscribes for Capital Stage Offer Shares. In addition, the Management Board shall be instructed only to carry out the capital increase against contribution in kind if at least 23,087,460 Capital Stage Offer Shares are issued.
(f)	The Management Board is entitled to determine further details of the implementation of the capital increase against contribution in kind, particularly the specific number of Capital Stage Offer Shares to be ultimately issued in accordance with this resolution.
(g)	The Supervisory Board is authorised to amend the Articles of Association to reflect the implementation of the capital increase against contribution in kind.

The resolution of the shareholders' meeting on the capital increase associated with the Offer shall be registered as soon as possible in the commercial register in which the Bidder is registered. The execution of the Offer Capital Increase shall probably be registered in the commercial register in which the Bidder is registered upon expiry of the Additional Acceptance Period in the commercial register in which the Bidder is registered.

6.2.5	Treasury Shares

As at the date of the publication of the Offer Document, the Bidder does not hold any treasury shares.

6.2.6	Authorisation to Issue Bonds with Warrants, Convertible Bonds, Participation Certificates and/or Income Bonds or a Combination of these Instruments

By resolution of the Bidder’s ordinary shareholders' meeting held on 25 May 2016, the Management Board was authorised until 24 May 2021 (inclusive), with the consent of the Supervisory Board, to issue, on one or more occasions, bearer or registered warrant bonds (Optionsschuldverschreibungen)/convertible bonds, profit participation certificates and/or income bonds (or combinations of these instruments) in a total nominal amount of up to EUR 300,000,000.00 with a maximum maturity of 20 years and grant new bearer shares in the Bidder representing a total pro rata amount of the share capital amount of up to EUR 35,421,756.00 to the holders of the respective, equally privileged partial

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debentures, options and conversion rights in accordance with specific conditions of the bonds.

In addition to denomination in euros, the bonds can also be issued in the legal tender of an OECD country within the confines of the respective euro equivalent value. The bonds may also be issued by a direct or indirect 100%-owned affiliate of the Bidder; in this case, the Management Board is authorised, with the consent of the Bidder's Supervisory Board, to provide a guarantee for bonds and to grant the bondholders options or conversion rights to new no-par value bearer shares in the Bidder.

The bonds shall in all cases be offered to shareholders for subscription. They may also be assigned to a bank or a consortium of banks, on the proviso that the bank is required to offer them for subscription by shareholders. Companies as defined in section 53 para. 1 sentence 1 or section 53b para. 1 sentence 1 or para. 7 of the German Banking Act (Gesetz über das Kreditwesen, KWG) are considered equivalent to banks. If bonds are issued by a direct or indirect wholly owned affiliate, the Bidder must ensure that the statutory subscription right is granted to shareholders in the Bidder as set out above. However, the Management Board is authorised, subject to the consent of the Supervisory Board, to exclude the subscription rights of shareholders in the following cases:

-	For residual amounts;
-	insofar as bonds are issued against contribution in cash and the issue price is not significantly lower than the theoretical market value calculated using recognised financial mathematics methods at the date of the final determination of the issue amount by the Management Board and the bonds thus issued only grant conversion rights and/or options relating to shares of up to 10% of the share capital; all shares issued or sold under exclusion of subscription rights from the date of entry of this authorisation according to or in analogous application of section 186 para. 3 sentence 4 AktG shall be counted against the aforementioned maximum amount;
-	insofar as required to grant a subscription right to holders of previously issued bonds to the extent that they would be entitled to these as a shareholder after exercising such an option or conversion right or after fulfilling an obligation to exercise such an option or conversion right; or
-	insofar as bonds are issued in connection with the acquisition of companies, interests in companies or parts of companies in return for cash considerations and/or considerations in kind.
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For further details, please refer to the section R 9 (“Authorisation to issue bonds with warrants, convertible bonds, participation certificates and/or income bonds or a combination of these instruments”) of Annex 3.

6.2.7	2012 Share Option Programme

The Management Board was authorised by a resolution of the Bidder's shareholders’ meeting on 20 June 2012, with the consent of the Supervisory Board, to issue up to 2,320,000 share options with subscription rights to shares in the Bidder until 19 June 2017 (inclusive), as part of the 2012 share option programme, subject to more detailed conditions. The share options may also be assigned to a bank with the proviso that the bank is required to transfer them on the Bidder’s instructions to persons entitled to subscribe, who have the sole right to exercise these rights. The shareholders have no subscription rights.

For further details, please refer to the section R 8 (“Share option programme”) of Annex 3.

On 21 March 2013, 600,000 share options were issued to employees and members of the Management Board at an exercise price of EUR 3.81, all of which have expired. On 26 June 2014, 250,000 share options were issued to employees at an exercise price of EUR 3.74, of which 200,000 have already expired. On 27 January 2015, 150,000 share options were issued to a member of the Management Board at an exercise price of EUR 4.92. On 31 March 2015, 580,000 share options were issued to employees at an exercise price of EUR 6.08, of which 280,000 share options have already expired. On 21 April 2015, 150,000 share options were issued to a member of the Management Board at an exercise price of EUR 6.49, but all of these expired on 31 December 2015. On 31 March 2016, 180,000 share options were issued to an employee and a member of the Management Board at an exercise price of EUR 7.15. At the time of publication of the Offer Document, 680,000 share options still exist.

6.3	Overview of the Capital Stage Group’s Business Activities
6.3.1	Organisational Structure

The Bidder is the parent company of Capital Stage Group, consisting of the parent company and its participating interests (including photovoltaic and wind park project companies). According to the Bidder’s own estimation Capital Stage Group is Germany’s largest independent solar park operator. Its core business is the acquisition and operation of solar parks and wind parks in Germany and Europe.

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As the parent company of Capital Stage Group, the Bidder carries out central management functions. As such, strategic decisions are made by the Bidder. The Bidder also controls and manages investments already made. Capital Stage Group’s solar parks and wind parks are held exclusively by the Bidder’s subsidiaries, sub-subsidiaries and participating interests.

6.3.2	Segments

The Bidder operates in three segments: photovoltaic installations, wind parks and photovoltaic plant services.

The main business activity in the photovoltaic installations and wind parks segments is electricity production. The turnover achieved in these segments consists primarily of feed-in income from local suppliers, long-term purchase agreements with private companies and market premiums achieved through direct marketing on the energy exchange.

The photovoltaic plant services segment reflects the performance of the operational management company Capital Stage Solar Service GmbH. Capital Stage Solar Service GmbH, a wholly owned subsidiary of the Bidder, has taken over the management of nearly all of the Bidder’s German photovoltaic installations and also provides these services to third parties. The third-party services business is set to be further expanded. Capital Stage Solar Service GmbH also helps perform technical due diligence as part of the implementation of new projects.

6.3.3	Portfolio

The Bidder has pursued and continues to pursue a growth-based acquisition strategy. Over the last few years, the investment portfolio has been continually expanded. Capital Stage Group’s solar park portfolio currently comprises a total of 81 solar parks (as at March 2016). In financial year 2015, these supplied over 470 GWh of energy to electricity grids in Germany, Italy, France and the United Kingdom.

When acquiring new plants, the company generally focuses on turnkey projects or existing plants with guaranteed feed-in tariffs or long-term power purchase agreements that are built in geographic regions characterised by a stable economic environment and sound investment and general conditions. New projects in European markets improve regional diversification. Only under special circumstances does the Bidder invest in large-scale projects already at the construction stage in Germany and France.

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The wind park portfolio currently comprises eight wind parks in Germany and one wind park in Italy.

In 2015, the Bidder produced almost 600 GWh of green energy (grünen Strom).

6.4	Governing Bodies
6.4.1	Management Board

The Bidder’s Management Board currently comprises the following two members:

•	Prof. Klaus-Dieter Maubach, Chairman of the Management Board
•	Dr Christoph Husmann, member of the Management Board
6.4.2	Supervisory Board

The Bidder’s Supervisory Board currently comprises the following six members:

•	Dr Manfred Krüper, Chairman of the Supervisory Board
•	Alexander Stuhlmann, Deputy Chairman
•	Albert Büll, member of the Supervisory Board
•	Dr Cornelius Liedtke, member of the Supervisory Board
•	Dr Jörn Kreke, member of the Supervisory Board
•	Prof. Fritz Vahrenholt, member of the Supervisory Board

The Bidder’s extraordinary shareholders' meeting of 8 July 2016 passed a resolution to expand the Supervisory Board by two additional members to a total of eight Supervisory Board members in future. The Management Board was instructed to only file the relevant amendment to the Articles of Association with the commercial register after the entry of the implementation of the Offer Capital Increase. The extraordinary shareholders' meeting elected two new Supervisory Board members, Peter Heidecker and Christine Scheel. The two elected members' terms of office will start once the amendment to the Articles of Association to expand the Supervisory Board has been entered in the commercial register.

6.5	Bidder’s Shareholder Structure

Based on mandatory notifications pursuant to the German Securities Trading Act (Wertpapierhandelsgesetz, “WpHG”) and publications in the daily press, to the Bidder’s knowledge, the following shareholders currently (directly or indirectly) hold 3% or more of the Bidder’s share capital and voting rights:

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• AMCO Service GmbH (Büll family)	20.03%
• Dr. Liedtke Vermögensverwaltung GmbH	10.38%
• Blue Elephant Venture GmbH (Wacker family)	6.59%
• Albert Büll Beteiligungsgesellschaft mbH	5.93%
• Lobelia Beteiligungs GmbH (Kreke family)	4.85%

The Bidder itself does not currently hold treasury shares. A detailed presentation of the Bidder’s shareholder structure can be found in section T (“Shareholder structure”) of Annex 3.

6.6	Persons Acting in Concert with the Bidder

At the date of publication of this Offer Document, the companies listed in Annex 1 of this Offer Document are subsidiaries of the Bidder and are therefore deemed to be persons acting in concert with each other and with the Bidder pursuant to section 2 para. 5 sentence 1 WpÜG in conjunction with section 2 para. 5 sentence 3, para. 6 WpÜG.

The Bidder concluded a Business Combination Agreement (as defined in item  8.1 of this Offer Document) with the Target Company on 30 May 2016. The Business Combination Agreement was amended on 8 July 2016. Due to the Business Combination Agreement, the Target Company has been regarded as a person acting in concert with the Bidder pursuant to section 2 para. 5 sentence 1 WpÜG (the Target Company together with the subsidiaries of the Bidder the “Persons acting in concert with the Bidder ”)”) since 30 May 2016.

On 30 May 2016, the Bidder obtained Irrevocable Undertakings (as defined in item 6.8.2 of this Offer Document) from the CHORUS Package Shareholders (as defined in item 6.8.2 of this Offer Document) in which the CHORUS Package Shareholders undertook to accept the offer for their total of 4,053,377 CHORUS Shares (equivalent to around 14.63% of the share capital and voting rights of the Target Company). Due to certain undertakings in the Irrevocable Undertakings concluded with the CHORUS Package Shareholders PELABA Anlagenverwaltungs GmbH & Co. KG with registered office in Neubiberg, PELABA Ökofinanz GmbH with registered office in Neubiberg as well and Heinz Jarothe, business domicile at Prof.-Messerschmitt-Straße 1, 85579 Neubiberg, these CHORUS Package Shareholders were originally to be regarded as persons acting in concert with the Bidder pursuant to section 2 para. 5 sentence 1 WpÜG. The CHORUS Package Shareholders PELABA Anlagenverwaltungs GmbH & Co. KG, Heinz Jarothe, Holger Götze, business domicile at Prof.-Messerschmitt-Straße 1, 85579 Neubiberg, and Helmut Horst, business domicile at Prof.-Messerschmitt-Straße 1, 85579 Neubiberg, do not

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have any subsidiaries; the CHORUS Package Shareholder PELABA Ökofinanz GmbH has two subsidiaries (H&J Energieportfolio Verwaltungs GmbH and REGIS Treuhand & Verwaltung GmbH für Beteiligungen), which are therefore deemed to be persons acting in concert with PELABA Ökofinanz GmbH pursuant to section 2 para. 5 sentence 2 in conjunction with section 2 para. 5 sentence 3, para. 6 WpÜG. The Bidder in each case concluded amendment agreements to the Irrevocable Undertakings (as defined in item 6.8) with the CHORUS Package Shareholders PELABA Anlagenverwaltungs GmbH & Co. KG, PELABA Ökofinanz GmbH and Heinz Jarothe on 8 July 2016. Due to these amendment agreements, these package shareholders have no longer been regarded as persons acting in concert with the Bidder pursuant to section 2 para. 5 sentence 1 WpÜG since 8 July 2016.

There are no other persons acting in concert with the Bidder.

6.7	CHORUS Shares Held by the Bidder, persons acting in concert with it and their Subsidiaries, Attribution of Voting Rights

The Bidder, the persons acting in concert with it and their subsidiaries do not directly or indirectly hold any CHORUS Shares as at the date of publication of this Offer Document nor are any voting rights from CHORUS Shares attributable to them pursuant to section 30 WpÜG.

With the exception of the Irrevocable Undertakings described in item 6.8.2 of this Offer Document, neither the Bidder nor persons acting in concert with it nor their subsidiaries do hold or did hold, neither directly nor indirectly, financial instruments or other instruments relating to CHORUS Shares pursuant to sections 25, 25a WpHG.

6.8	Information on Securities Transactions
6.8.1	Securities Transactions in the Period Before Acquisitions

In the period beginning six months prior to the publication of the decision to launch the Takeover Offer on 30 May 2016 and ending with the publication of this Offer Document on 28 July 2016, PELABA Ökofinanz GmbH, which at this point was a person acting in concert with the Bidder pursuant to Section 2 para. 5 sentence 1 WpÜG, acquired a CHORUS Share from PELABA Anlagenverwaltungs GmbH & Co. KG for the price of EUR 8.00, thus a price below the Three-Month Average Price of the CHORUS Shares; the contractual agreement on the purchase of the CHORUS Share was executed on 2 June 2016, the transfer in rem was done on 6 June 2016.

Beyond that, neither the Bidder nor persons acting in concert with it not their subsidiaries have acquired further CHORUS Shares or concluded agreements on the basis of which the transfer of CHORUS shares can be required in the time period

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from six months prior the publication of the decision to launch the Takeover Offer within the meaning of Section 10 para. 1 sentence 1 WpÜG until the publication of this Offer.

6.8.2	Obtainment of Irrevocable Undertakings with Package Shareholders

On 30 May 2016, the Bidder obtained a total of three irrevocable undertakings (the “Irrevocable Undertakings” and each individually an “Irrevocable Undertaking”) from five CHORUS Package Shareholders of the Target Company, specifically PELABA Anlagenverwaltungs GmbH & Co. KG with registered office in Neubiberg, PELABA Ökofinanz GmbH, likewise with registered office in Neubiberg, and the members of the Management Board of the Target Company Heinz Jarothe, Holger Götze and Helmut Horst (these five shareholders of the Target Company are jointly referred to as the “CHORUS Package Shareholders”), in which they irrevocably undertook to accept the present offer for the CHORUS Shares held by them. The Bidder has obtained the following Irrevocable Undertakings:

•	On 30 May 2016, the Bidder obtained an Irrevocable Undertaking from PELABA Anlagenverwaltungs GmbH & Co. KG and PELABA Ökofinanz GmbH, companies that are directly or indirectly controlled by Peter Heidecker, Chairman of the Supervisory Board of the Target Company, regarding the acceptance of the present Takeover Offer for a total of 3,626,985 CHORUS Shares (around 13.09% of the share capital and voting rights of the Target Company).
•	On 30 May 2016, the Bidder obtained an Irrevocable Undertaking from Heinz Jarothe, member of the Management Board of the Target Company, regarding the acceptance of the present Takeover Offer for a total of 419,721 CHORUS Shares (around 1.52% of the share capital and voting rights of the Target Company).
•	On 30 May 2016, the Bidder obtained an Irrevocable Undertaking from Holger Götze and Helmut Horst, members of the Management Board of the Target Company, regarding the acceptance of the present Takeover Offer for a total of 6,671 CHORUS Shares (around 0.02% of the share capital and voting rights of the Target Company).

In the Irrevocable Undertakings, the CHORUS Package Shareholders have irrevocably undertaken to accept the Takeover Offer within two weeks of publication of the Offer Document in accordance with section 14 para. 2 WpÜG.

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6.9	Possible Parallel Acquisitions

The Bidder expressly reserves the right to directly or indirectly acquire further CHORUS Shares outside of the Exchange Offer via the stock exchange or over the counter (outside of the USA) within the scope of what is legally permitted. If such acquisitions take place, this will be published immediately on the Internet at http://www.capitalstage.com in the “Investor Relations – Public Takeover Offer for CHORUS Clean Energy” section and in the Federal Official Gazette (Bundesanzeiger), stating the acquired number of CHORUS Shares or the number to be acquired and the consideration granted or agreed in accordance with the applicable legal provisions, in particular pursuant to section 23 para. 2 WpÜG in conjunction with section 14 para. 3 sentence 1 WpÜG.

7.	DESCRIPTION OF THE TARGET COMPANY
7.1	Overview

The Target Company is an independent, stock exchange listed operator of solar parks and wind parks and a holistic service provider for investments in the field of renewable energies. It is an Aktiengesellschaft (public limited company) established under German law registered in the Munich District Court commercial register under HRB 213342. The Target Company has its place of business and registered office in Neubiberg/Munich District, Germany. Its financial year coincides with the calendar year.

Section 2 of the Articles of Association of the Target Company describes the purpose of the company as follows:

“(1) The purpose of the company is

(a)	the operation of infrastructure projects, especially of facilities for the production, storage or distribution of renewable energies and all related activities in Germany and abroad by the company itself or by affiliates;
(b)	the provision of services not requiring approval or permission which are related to the acquisition and construction of infrastructure projects, especially for plants in the area of generation, storage or distribution of renewable energies, in Germany and abroad by the company itself or by affiliates;
(c)	the provision of services in the area of commercial and technical management during the operational phase of infrastructure projects, especially for plants in the area of
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generation, storage or distribution of renewable energies, in Germany and abroad by the company itself or by affiliates;

(d)	the provision of advice to investors, as well as the design, conceptual support and the ongoing consultation and coordination of investment products in the area of infrastructure, including in particular investment products with investment in renewable energies, telephone and cable networks, energy efficiency and storage, emission reductions, recycling and water; and
(e)	the acquisition, disposal and holding and management of investments in other companies in Germany and abroad that are active in the area of infrastructure, in particular in the area of generation, storage or distribution of renewable energies and all related activities, including the planning, design and production of components and systems for generation, storage or distribution.

(2) The company is entitled to take all direct or indirect measures that are suited to serving the purpose of the company. The company may establish branches and other companies in Germany and abroad. The company may spin off its operations wholly or in part to affiliated companies or transfer them to affiliates. In addition, the company may also restrict its activities to a portion of the business activities listed in item (1) above.”

The CHORUS Shares are admitted to trading on the regulated market of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard). They are also included in the over-the-counter markets of Stuttgart, Berlin, Düsseldorf and Munich and traded on the XETRA electronic trading platform. The CHORUS Shares are also included in the Prime All Share, Technology All Share and DAXsubsector All Renewable Energies indices.

7.2	Target Company's Capital Structure
7.2.1	Share Capital

At the time of publication of this Offer Document, the share capital of the Target Company entered in the commercial register is EUR 27,704,950.00 and is divided into 27,704,950 no-par value bearer shares.

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7.2.2	Authorisation to Increase Capital (Authorised Capital)
(a)	Authorised Capital 2015/I

In accordance with section 4 para. 5 of the Articles of Association of the Target Company, as amended on 23 March 2016, the Management Board is authorised to increase the share capital of the Target Company with the approval of the Supervisory Board until 9 March 2020 (inclusive) on one or more occasions, up to a total of EUR 8,724,269.00 against contributions in cash and/or contributions in kind by issuing new no-par value bearer shares (Authorised Capital 2015/I). The shareholders shall generally be granted subscription rights. In accordance with section 186 para. 5 AktG, new shares can also be assumed by a bank or a company operating in accordance with section 53 para. 1 sentence 1 or section 53b para. 1 sentence 1 or para. 7 KWG, which must offer them to shareholders for subscription (indirect subscription rights).

However, the Management Board is authorised, subject to the consent of the Supervisory Board, to exclude the subscription rights of shareholders partially or wholly in the following cases (if now still relevant):

(i)	if the new shares are issued in accordance with section 186 para. 3 sentence 4 AktG against contributions in cash at an issue price that is not significantly below the market price of already listed shares and the proportionate amount of the shares in the share capital issued according to section 186 para. 3 sentence 4 AktG, under exclusion of subscription rights, does not exceed ten per cent (10%) of the share capital at the time of entry of this authorisation in the commercial register or – if this amount is lower – at the date of exercise of the authorisation. Shares used to service bonds with conversion rights or options or conversion obligations are counted toward the 10% limit if these bonds were issued during the authorisation period under exclusion of shareholder subscription rights pursuant to section 186 para. 3 sentence 4 AktG. Treasury shares also count toward the 10% limit if they were sold by the Target Company during the term of this authorisation under exclusion of subscription rights pursuant to or in accordance with section 186 para. 3 sentence 4 AktG.
(ii)	for capital increases against contributions in kind, especially in order to be able to offer the new shares to third parties when
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companies, parts of companies or participations in companies are acquired;

(iii)	for residual amounts;
(iv)	in order to grant subscription rights to holders of conversion rights or options related to bonds issued by the Target Company or its subordinated group companies.

The Management Board of the Target Company is also authorised, with the approval of the Supervisory Board, to define the further details of capital increases, particularly the description of equity-related rights and the general conditions of the share issue.

(b)	Authorised Capital 2015/II

In accordance with section 4 para. 5a of the Articles of Association of the Target Company, as amended on 23 March 2016, the Management Board is authorised to increase the share capital of the Target Company with the approval of the Supervisory Board until 19 March 2020 on one or more occasions, up to a total of EUR 2,275,731.00 in exchange for cash contributions and/or contributions in kind by issuing new no-par value bearer shares (Authorised Capital 2015/II). The shareholders shall generally be granted subscription rights. In accordance with section 186 para. 5 AktG, new shares can also be assumed by a bank or a company operating in accordance with section 53 para. 1 sentence 1 or section 53b para. 1 sentence 1 or para. 7 KWG, which must offer them to shareholders for subscription (indirect subscription rights).

However, the Management Board is authorised, subject to the consent of the Supervisory Board, to exclude the subscription rights of shareholders partially or wholly in the following cases:

(i)	if the new shares are issued in accordance with section 186 para. 3 sentence 4 AktG in return for contributions in cash at an issue price that is not significantly below the market price of already listed shares and the proportionate amount of the shares in the share capital issued according to section 186 para. 3 sentence 4 AktG, under exclusion of subscription rights, does not exceed ten per cent (10%) of the share capital at the time of entry of this authorisation in the commercial register and at the date of exercise of the authorisation. Shares used to service bonds with convertible or option rights or conversion obligations are
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counted toward the 10% limit if these bonds were issued during the authorisation period under exclusion of shareholder subscription rights pursuant to section 186 para. 3 sentence 4 AktG. Treasury shares also count toward the 10% limit if they were sold by the Target Company during the term of this authorisation under exclusion of subscription rights pursuant to or in accordance with section 186 para. 3 sentence 4 AktG.

(ii)	for capital increases against contributions in kind, especially in order to be able to offer the new shares to third parties when companies, parts of companies and participations in companies are acquired;
(iii)	for residual amounts;
(iv)	in order to grant subscription rights to holders of conversion rights or options related to bonds issued by the Target Company or its subordinated group companies.

The Management Board of the Target Company is also authorised, with the approval of the Supervisory Board, to define the further details of capital increases, particularly the description of equity-related rights and the general conditions of the share issue.

7.2.3	Contingent Capital Increases
(a)	Contingent Capital 2015/I

In accordance with section 4 para. 6 of the Articles of Association of the Target Company as amended on 23 March 2016, the share capital of the Target Company is conditionally increased by up to EUR 300,000.00 by issuing up to 300,000 new no-par value bearer shares, each representing a pro rata amount of the share capital of EUR 1.00 (Contingent Capital 2015/I). The contingent capital increase exclusively serves the purpose of granting subscription rights (share options) to members of the Management Board of the Target Company in accordance with the provisions of the shareholders meeting's enabling resolution of 10 March 2015. It will only be carried out if subscription rights in accordance with this enabling resolution are made use of and the Target Company does not provide the consideration with its own shares; the Supervisory Board is solely responsible for the granting and settlement of subscription rights to the members of the Management Board. The new shares shall participate in the profits from the start of the financial year in which they come

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into being. If the issue takes place after the end of a financial year but before the decision on the use of the profit, the new shares will also participate in the profits for the previous financial year, if legally permissible.

The Supervisory Board of the Target Company is authorised to amend the wording of section 4 para. 6 of the Articles of Association of the Target Company in accordance with the respective utilisation of the contingent capital through the issue of subscription shares and any other amendments to the Articles of Association related thereto that only affect the wording. The also applies if the authorisation to issue subscription rights after the authorisation period is not used and if the contingent capital is not used after the deadline for exercising subscription rights.

(b)	Contingent Capital 2015/II

In accordance with section 4 para.7 of the Articles of Association of the Target Company as amended on 23 March 2016, the share capital of the Target Company is conditionally increased by up to EUR 8,424,269.00 by issuing up to 8,424,269 no-par value bearer shares (Contingent Capital 2015/II). The contingent capital increase serves to grant shares upon the exercise of options or conversion rights or upon fulfilment of option or conversion obligations to the holders of the bonds with warrants, convertible bonds, profit participation rights and/or income bonds (or combinations of these instruments) issued pursuant to the enabling resolution of the shareholders' meeting on 10 March 2015 (collectively, the “debentures”). The issue of new shares shall take place in accordance with the enabling resolution of the shareholders' meeting of 10 March 2015 at the respective option or conversion price. The contingent capital increase will be implemented only if the holders of the debentures issued or guaranteed by the Target Company or by companies in which the Target Company directly or indirectly holds a majority stake (voting and capital majority) from 10 March 2015 up to and including 9 March 2020 on the basis of the enabling resolution of the shareholders' meeting make use of their options or conversion rights or their option or conversion obligations from these debentures are fulfilled and unless other methods of fulfilment are used. The new shares issued due to the exercise of the option or conversion right or the fulfilment of the option or conversion obligation participate in profits from the beginning of the financial year in which they are created.

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The Management Board of the Target Company is authorised, with the consent of the Supervisory Board, to determine the further details of the contingent capital increase. The Supervisory Board is authorised to amend the wording of section 4 para. 7 of the Articles of Association of the Target Company upon utilisation of the contingent capital and after all option and conversion deadlines and to make any other amendments to the Articles of Association related thereto that only affect the wording.

To the Bidder's knowledge, no subscription rights have been issued or are outstanding whose exercise would permit the issue of shares from the contingent capital; in particular, the Target Company has issued no bonds with warrants, convertible bonds, profit participation rights, income bonds or subscription rights to grant share options .

7.2.4	Treasury Shares

To the knowledge of the Bidder and according to publications of the Target Company, the Target Company does not hold any treasury shares as at the date of publication of the Offer Document.

7.3	Overview of the Business Activities of the CHORUS Group
7.3.1	Organisational Structure and Focus of Activity

The Target Company is the parent company of the CHORUS Group, an independent, growth-oriented operator of wind parks and solar parks, which had a total of 85 subsidiaries as at the time of the publication of this Offer Document (see Annex 2). As parent company of the CHORUS Group, the Target Company mainly carries out management functions, such as in the areas of group strategy, mergers, acquisitions and integration processes, risk management, group accounting and controlling, finance, legal functions, taxation, investor relations, marketing, IT, human resources and public relations. The operational business of the CHORUS Group is performed exclusively by the direct and indirect operating subsidiaries of the Target Company.

CHORUS is active in the business segments electricity generation from solar energy, electricity generation from wind power and asset management; in the group's own opinion, it has a strong market position in both the energy generation and asset management areas in the markets covered by CHORUS. Asset management comprises all services in this business segment, that is, the initiation of funds or the individual design and structuring of other investments for professional investors in the renewable

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energy area and the operation of the plants held by those investors. In addition, operational and asset management services are also provided for Group companies that operate their own parks.

The business of the Target Company covers the entire investment cycle of a plant in the renewable energy area: from asset sourcing to economic, technical and legal due diligence, commercial facility management and control and monitoring of technical management and the sale of assets. The Target Company assumes the operation of both its own facilities and external facilities. In the 2015 financial year, over 390 GWh was fed into the electricity grids from its own plants and plants managed for third parties.

7.3.2	Portfolio

According to information from the Target Company, as at July 2016, the total directly or indirectly held or managed portfolio included 28 solar parks in Germany and 31 in Italy. Of the total of 21 wind parks, 12 are located in Germany, five in France, one in Finland and three in Austria. The Target Company acquired another solar park in Germany as well as the Prime Renewables GmbH, which is a holding company which holds a Portfolio of facilities, at the beginning of July 2016; this portfolio comprises eight wind parks in Germany, France, Sweden and Great Britain as well as a solar park in Italy and a solar-roof-portfolio in Southern France. In the Target Company’s opinion, the locations of the plants are especially productive and have a high level of regional diversification. At 53% by 30 June 2016, the share of German parks in the Target Company's portfolio is particularly significant (measured by the total MW capacity of parks owned by the company). The renewable energy plants in operation by 30 June 2016 have a nominal output of 397 MW, including asset management activities (due to the acquisition of the solar park and the Prime Renewables GmbH the nominal output does increase to 487 MW). In accordance with the Target Company's investment strategy, only renewable energy plants are purchased whose feed-in tariffs are established in law or are secured through long-term purchase contracts and whose project development has been largely completed. Purchase contracts are designed so that the Target Company bears no development and construction cost risks and only acquires “turnkey” parks.

7.4	Governing Bodies
7.4.1	Management Board

The Management Board of the Target Company currently comprises four persons:

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•	Holger Götze, Chairman of the Management Board (CEO)
•	Helmut Horst, Management Board member (CFO)
•	Heinz Jarothe, Management Board member (COO)
•	Karsten Mieth, Management Board member (CSO)
7.4.2	Supervisory Board

The Supervisory Board of the Target Company currently comprises the following members:

•	Peter Heidecker, Chairman of the Supervisory Board
•	Dr Heinz Riederer, Deputy Chairman of the Supervisory Board
•	Christine Scheel, MdB a. D., member of the Supervisory Board
7.5	Target Company's Shareholder Structure

Based on mandatory announcements pursuant to the WpHG and publications on the Target Company's website, to the Bidder’s knowledge, the following shareholders currently (directly or indirectly) hold 3% or more of the Bidder’s share capital and voting rights:

•	PELABA Anlagenverwaltungs GmbH & Co. KG	13.1%
•	Farringdon I – SICAV	5.1%
•	Invesco Ltd.	3.0%
7.6	Persons Acting in Concert with the Target Company

Based on the information known to the Bidder, the companies listed in Annex 2 are subsidiaries of the Target Company and are therefore regarded as persons acting in concert with the Target Company and among themselves pursuant to section 2 para. 5 sentence 2 in conjunction with section 2 para. 5 sentence 3, para. 6 WpÜG. Based on the information known to the Bidder at the date of the publication of this Offer Document, there are no further persons acting in concert with the Target Company.

7.7	Note on the Reasoned Opinion of the Management Board and Supervisory Board of the Target Company

Under section 27 para. 1 WpÜG, the Management Board and Supervisory Board of the Target Company must provide a substantiated reasoned opinion on the Offer and on any amendments to it. The Management Board and the Supervisory Board of the Target Company have to publish this reasoned opinion immediately after transmission of the Offer Document and its amendments by the Bidder pursuant to section 14 para. 3 sentence 1 WpÜG.

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8.	BACKGROUND TO THE OFFER

The Bidder intends to acquire a majority interest in the Target Company by way of the takeover in order to realise a merger of the companies.

8.1	Conclusion of a Business Combination Agreement

In connection with the Takeover Offer, the Bidder and the Target Company concluded a business combination agreement (the “Business Combination Agreement”) on 30 May 2016, in which the two companies set out their current understanding regarding the implementation of the Takeover Offer and its key points and conditions, strategic aims and measures, the main features of the future collaboration and the integration of the two companies, and the fundamental support by the Management Board and Supervisory Board of the Target Company. On 8 July 2016, the Bidder and the Target Company concluded an amendment agreement to the Business Combination Agreement. Based on the amendment agreement, the Bidder is required to endeavour to ensure that certain structural measures in respect of the Target Company and its subsidiaries do not occur. The structural measures in respect of the Target Company which have to be omitted comprise (i) mergers; (ii) capital decrease; (iii) changes of legal form into a partnership; (iv) repayment from the capital contributions account for tax purposes and (v) a disposal of subscription rights at a capital increase.

The Management Board and the Supervisory Board of the Target Company stated in the Business Combination Agreement that, pursuant to the current state of deliberations, they are of the view that the Takeover Offer is in the strategic interest of the Target Company and its shareholders. They undertook – to the extent legally possible at this point in time, in particular subject to the review of the Offer Document including the final review of the adequacy of the exchange ratio and the absence of a more advantageous Competing Offer – to recommend accepting this Takeover Offer to the CHORUS Shareholders in their reasoned opinion pursuant to section 27 WpÜG.

The Business Combination Agreement also contains intentions concerning the corporate governance of the Bidder and the Target Company (see item 9.2 of the Offer Document).

In addition, the Bidder and the Target Company have declared their intention, within the scope of what is legally permissible and to the extent the financial circumstances of the Bidder permit this, to essentially continue the present dividend policy of the Bidder.

Furthermore, the Bidder and the Target Company agree, in accordance with the Business Combination Agreement, that it is desirable that the Target Company does

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not carry out any (share) capital-related measures between conclusion of the Business Combination Agreement and the completion of the Takeover Offer, in particular that it (i) abstain from a capital increase (w) against contributions pursuant to sections 182 et seqq. AktG, (x) using authorised capital pursuant to sections 202 et seqq. AktG, (y) from the company's own resources pursuant to sections 207 et seqq. AktG or (z) to implement transformations for mergers or spin-offs pursuant to the German Transformation Act (Umwandlungsgesetz, “UmwG”), and (ii) does not issue any bonds with warrants and convertible bonds, profit participation rights or income bonds. The decision on refraining from the previously described measures is at the sole discretion of the Management Board of the Target Company and is made taking into account the obligations of the governing bodies and the principles of good corporate governance.

Finally, the Bidder and the Target Company in conjunction with the Business Combination Agreement agreed on the Exchange Ratio of three (3) CHORUS Shares in exchange for five (5) Capital Stage Offer Shares.

8.2	Economic and Strategic Reasons
8.2.1	Consolidation and Expansion of the Existing Position

The Bidder is pursuing the strategy of consolidating and expanding its position as an independent producer of solar and wind power in Germany and Europe. In addition to the value-added management and the optimisation of plants, this includes the pursuit of the sustainable expansion of the asset management business of the Target Company and deepening and broadening of the creation of value as well as growth through operational and strategic acquisitions and mergers.

8.2.2	Synergy Effects and Economies of Scale

The above business strategy, including the current asset management business of the Target Company, is to be continued accordingly in the event of a merger between the Bidder and the Target Company, connected with the possible realisation of synergy effects. In the Bidder’s view, the combination of the two companies would result in one of the largest independent operators of solar and wind power plants in Germany and Europe. The capacity of the joint portfolio currently stands at a total of more than 1 GW (including asset management activities) with the clear expectation of further increasing this capacity. In addition to continuing the current investment activities of the Bidder and the Target Company, the Management Boards of both companies do not rule out the possibility, as part of a joint strategy, of acquiring even larger investment projects (> 40 MW) than in the past, with the intention of profiting from potential

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synergies and economies of scale in the investment area. Beyond current investment activities, which will continue to be pursued, possible joint ventures include investment projects and entry into new markets inside and outside of Europe. Furthermore, the companies will seek to use the merger to realise further synergy effects, especially in the joint expansion of the asset management business and in the areas of technical service contracts, e.g. by insourcing maintenance tasks of the Target Company’s parks and plants to the service division of the Bidder including standardisation in the respective regions, and services.

The merger of the two companies is intended to standardise structures and processes, making it possible to realise operational, administrative and financial synergies. The Bidder and the Target Company intend to achieve an improved negotiating position in particular for service contracts with external service providers and for financing through a merger, and thereby create the potential for savings. In addition, the technical management of the Target Company's parks will gradually be transferred to the Bidder or be awarded to the Bidder wherever possible. The Bidder sees a higher degree of work performed in-house, making use of the experience with internal technical management, as an important lever to further improve the results of operation of the Target Company, which must currently rely on third-party providers. In addition, it is expected that the combined company may benefit from a reduction in overhead costs that may occur in the administrative area in particular. According to the Management Boards of both companies, the merger could also lead to better access to (alternative) instruments for procuring equity financing and borrowings.

Whereas the mentioned effects to date are hard to quantify, the members of the board of the Bidder are convinced that solely in the field of the gradual transfer of service agreements to the Bidder as well as in the field of economies of scope synergies (cash value) can be leveraged in short-term or middle-term in an amount that reaches the low double-digit millions.

8.2.3	Strengthening the Capital Market Profile

The agreed acquisition would strengthen the capital market profile of the combined company and increase visibility among investors. Based on a combined market capitalisation of EUR 738 million (on the basis of the total number of Capital Stage Shares including the Capital Stage Offer Shares and the XETRA closing price of the Bidder on 8 July  2016; source: webpage of Deutsche Börse AG), the combined company would be one of the largest listed independent solar and wind park operators in Europe. The

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increased importance and liquidity of the shares will significantly increase their attractiveness to investors. This could also enable improved conditions for financing with equity and/or borrowings. The increased liquidity of the shares of the Bidder, resulting from the expected higher trading volume and the increase in the free float to more than 60% and the resulting higher visibility among investors and further growth, could also lead to the Bidder’s inclusion in the MDAX in the medium term. The consolidated financial profile of the combined company is also expected to improve after the merger is completed. For example, based on the balance sheet figures at 31 December 2015, the Bidder's equity ratio would increase from about 20% to around 30% under a full consolidation.

8.2.4	Potential for Value Enhancement

The expected economic consequences and advantages of the transaction cited above may result in further potential for value enhancement for the shareholders of the Bidder and the Target Company which is currently difficult to quantify. The expanded portfolio and access to new markets, partners and customers could make the area of asset management, in particular, even more attractive for institutional investors. This business segment of the Target Company experienced particularly strong growth in the last financial year and could also be a key growth driver of the combined company in future.

Due to the size of the combined company, its market position, the expected synergies, improved access to capital markets and other factors, the combined company will have an improved overall profile. In the medium term such improvement could lead to a reassessment of the relevant income, cash flow and dividend stream of the combined company by the capital market and thus to a revaluation of the Bidder’s share. Such revaluation would create a potential for value enhancement for all current and future Capital Stage shareholders.

8.3	Impending Acquisition of Control of the Target Company by the Bidder

If, as a result of this Offer, the Bidder acquires control of the Target Company pursuant to section 29 para. 2 WpÜG, then, pursuant to section 35 para. 3 WpÜG, the Bidder is not obliged to make a mandatory offer for CHORUS Shares.

9.	THE BIDDER'S INTENTIONS

In the Bidder's view, the successful execution of this offer would create one of the largest independent operators of solar and wind power plants in Germany and

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Europe. The Management Boards of both companies also intend to use a joint strategy to develop larger investment projects than in the past, in addition to the existing ones, and they believe they would be in the position to consider entering new markets inside and outside of Europe. Furthermore, the merger will enable the two companies to play an active role in the emerging consolidation of the renewable energy industry in Germany and in Europe.

Apart from the intentions and measures presented in this section, the Bidder and the Target Company have not expressed any further intentions or planned measures concerning future business activities, the use of assets, future obligations, the members of the management bodies, the employees, the company name and the registered office of the respective companies.

9.1	Future Business Activities, Use of the Assets and Obligations of the Target Company and the Bidder

The business strategy of the Bidder is to consolidate and expand its position as one of the leading independent solar and wind park operators in Germany and Europe. In addition to the expansion and value-enhancing management of the existing plant portfolio, this also particularly includes growth through acquisitions of individual projects and portfolios of projects, of the asset management business of the Target Company and through possible further strategic mergers with other companies.

The Bidder and the Target Company have agreed in the Business Combination Agreement, following the completion of the Takeover Offer and depending on the acceptance level, to review whether the conclusion of a domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrags) is feasible for the further integration of the Target Company into the Bidder. Furthermore, they have agreed to review whether, following completion of the Takeover Offer or at a later date, the company law and tax law conditions exist for a Squeeze-Out of the minority shareholders in the Target Company remaining at this point.

The Bidder has no further intentions regarding the future business of the Target Company or the use of its assets. In particular, there are no intentions to have the Target Company separate from parts of the operations of CHORUS Group. The Bidder has – apart from the above and following intentions – no intentions that would lead to an increase in liabilities of the Target Company outside ordinary operations.

Except for the effects on the assets, financial condition and results of operation of the Bidder and of Capital Stage Group prescribed in item 15 of this Offer Document, the Bidder also with respect to its own operations, the use of its own assets and its future liabilities, to the degree to which they are affected by the Takeover Offer, has no intentions and no plans to take measures in this regard.

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9.2	Effects on the Management Board and Supervisory Board of the Target Company and the Bidder

The Bidder and the Target Company have stated their joint intention in the Business Combination Agreement that Helmut Horst, Heinz Jarothe and Karsten Mieth will continue to be members of the Management Board of the Target Company in future. Furthermore, it is intended that the current Chairman of the Target Company, Holger Götze, is appointed as a further member of the Bidder's Management Board and takes on the role of chief operating officer (COO). The Bidder's Management Board would then consist of three members.

In addition, the Bidder and the Target Company have stated their joint intention in the Business Combination Agreement that the number of Supervisory Board members of the Target Company will not be increased. Furthermore, it is intended that the Bidder is represented by Mr Götze and Dr Christoph Husmann on the Supervisory Board of the Target Company following the completion of the Takeover Offer. Furthermore, according to the Business Combination Agreement, the future composition of the Management Board and Supervisory Board of the Target Company following completion of the Takeover Offer is to be determined by the respective competent governing bodies within the scope of what is legally permissible, their governing body obligations and the principles of good corporate governance. The Bidder and the Target Company intend for Mr Götze and Dr Husmann to be elected to the Supervisory Board in place of Christine Scheel and Peter Heidecker and for Mr Götze to be elected as Chairman.

In the Business Combination Agreement, the Bidder and the Target Company have also stated their joint intention that, in future, two members of the Target Company's Supervisory Board should be on the Bidder's Supervisory Board and the size of the Supervisory Board should be increased from currently six members to eight members through amendment of the Articles of Association at the next extraordinary shareholder's meeting of the Bidder. Furthermore, by the extraordinary shareholder’s meeting on 8 July 2016 Mr Heidecker and Ms Scheel have been elected to the Bidder's Supervisory Board, and both should become members of the Bidder's Supervisory Board as quickly as possible after completion of the Takeover Offer (as described in item 6.4.2).

Otherwise, the Bidder has no further intentions with regard to the composition of the Management and Supervisory Boards of the Target Company and does not intend to take further action in this respect.

As already explained in item 6.4.2, the Bidder's extraordinary shareholders' meeting on 8 July 2016 decided that the Bidder's Supervisory Board will be enlarged from six members to eight members in future, and the Bidder's Management Board was

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instructed not to register the corresponding amendment of the Articles of Association until after entry of the implementation of the Offer Capital Increase in the Bidder's commercial register.

9.3	Effects on Employees, Employment Conditions and Employee Representatives of the Target Company and the Bidder

The Bidder recognises that the dedicated workforces of the Bidder and the Target Company form the basis for the future success of both companies. Therefore, the Bidder intends to pursue both the rapid integration and long-term retention of the employees of the Target Company. The Bidder does not intend to make staff cuts at the Target Company. The Bidder also has no intention of bringing about significant changes to the employment conditions at the Target Company.

With regard to its own employees, the Bidder has no intentions and does not intend to take action with regard to its workers or to bring about significant changes to the employment conditions at the Bidder.

Following the integration, there are likely to be changes in the organisational structure and in the processes of the Target Company.

Neither the Bidder nor the Target Company has an employee representative body, and the Bidder has no intentions in this respect and does not plan to take action in this regard.

9.4	Name and Registered Office of the Target Company and the Bidder, Location of Important Parts of the Company

According to the Business Combination Agreement, in the event of successful implementation of the offer, it is intended that after the conclusion of the Takeover Offer both the Bidder and the Target Company will remain in the legal form of a joint stock company until the possible conclusion of a control agreement or the possible exclusion of the remaining minority shareholders of the Target Company, keeping respectively their present names, their present registered offices and their stock exchange listings. In particular, the registered office of the Bidder will remain in Hamburg and the registered office of the Target Company will remain in Neubiberg as long as the Target Company exists as a separate listed company.

Further, the Business Combination Agreement provides that following the conclusion of a possible control agreement or the possible exclusion of the remaining minority shareholders of the Target Company, the merged entity will have a new, yet to be determined name. If the Target Company no longer exists as an independent company, the joint registered office will be in Hamburg and a branch office will be established in Neubiberg, with the Bidder and the Target Company in this case yet to agree on the details of the distribution of functions between the various sites.

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According to the Business Combination Agreement, no changes are intended with regard to the location of material subsidiaries of the Bidder and of the Target Company.

9.5	Possible Structuring Measures

The Bidder does not intend to perform concrete structuring measures with the Target Company.

10.	CONSIDERATION
10.1	Minimum Consideration

In accordance with section 31 paras 1, 2 and 7 WpÜG in conjunction with section 3 sentence 1 WpÜGAngebV, the Bidder must offer the CHORUS Shareholders a reasonable consideration for their CHORUS Shares, not to be less than the minimum amount set out in sections 4 to 6 WpÜGAngebV (section 3 sentence 2 WpÜGAngebV). The consideration to be offered to CHORUS Shareholders for each CHORUS share must therefore be at least the higher of the following two amounts.

10.1.1	Taking into Account Prior Acquisitions (Vorerwerbe)

According to section 31 paras 1, 2 and 7 WpÜG in conjunction with section 4 WpÜGAngebV, the consideration for the CHORUS Shares must correspond to at least the value of the highest consideration granted or agreed by the Bidder, a person acting in concert with it or its subsidiaries for the purchase of CHORUS Shares in the last six months prior to the publication of this Offer Document (the "Pre-Acquisition Price").

10.1.2	Taking into Account Domestic Exchange Prices

According to section 31 paras 1, 2 and 7 WpÜG in conjunction with section 5 paras 1 and 3 WpÜGAngebV, the consideration must correspond to at least the weighted average domestic stock market price of the CHORUS share during the last three months before the publication of the decision to make the offer in accordance with section 10 para. 1 sentence 1 WpÜG on 30 May 2016, i.e. in the present case, in the period from 28 February 2016 (inclusive) to 29 May 2016 (inclusive) (the "Three-Month Average Price").

In the period referred to in item 10.1.1, one CHORUS share was transferred at a price below the Three-Month Average Price of the CHORUS share as described in item 6.8. Beyond that, neither the Bidder nor any person acting in concert with it nor its subsidiaries purchased any CHORUS Shares, and there are also no such agreements in this regard. There is, therefore, one prior acquisition (Vorerwerb)

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within the meaning of section 31 paras 1, 2 and 7 WpÜG in conjunction with section 4 WpÜGAngebV. However, the price was below the Three-Month Average Price. Thus, the Three-Months Average Price is decisive.

In accordance with section 5 para. 3 WpÜGAngebV, the minimum price shown in item 10.1.2 in the form of the Three-Month Average Price of CHORUS Shares is calculated on the basis of securities transactions reported on the exchange in accordance with section 9 WpHG. In this calculation, each transaction is weighted based on its volume (units multiplied by price) in relation to the total units, with the result that transactions with a larger volume are weighted more heavily in the calculation than transactions with a lower volume. The calculation is: volume (sum of units multiplied by price for all relevant transactions) divided by the number of units for all relevant transactions.

The calculation includes all transactions made in regulated markets on exchanges in Germany (domestic organised markets) involving the shares in question in the three months before the publication of the decision to make the offer. Accordingly, the date relevant for the calculation of the minimum price is the day preceding the publication of the decision to make an offer.

The Three-Month Average Price provided by BaFin to the Bidder on 9 June 2016 for the day preceding 30 May 2016, i.e. 29 May 2016, is EUR 8.48 per CHORUS share. In accordance with section 31 paras 1, 2 and 7 WpÜG in conjunction with section 5 paras 1 and 3 WpÜGAngebV, the consideration per CHORUS share to be offered to CHORUS Shareholders must therefore be at least EUR 8.48.

If the consideration – as in the present case – consists of shares, section 31 paras 1, 2 and 7 WpÜG in conjunction with sections 7 and 5 paras 1 and 3 WpÜGAngebV requires that the value of the shares offered for determining the minimum consideration also be calculated using the Three-Month Average Price. The Three-Month Average Price for the Capital Stage Share as of 29 May 2016 provided by BaFin to the Bidder on 9 June 2016 is EUR 6.90.

As the Bidder is offering five (5) new Capital Stage Shares for three (3) CHORUS Shares, the consideration offered (see also item 10.2 of this Offer Document) exceeds the minimum consideration (see also item 10.3.4(b)(iii) of this Offer Document).

10.2	Consideration Offered

The Bidder is offering the CHORUS Shareholders Capital Stage Shares at an exchange ratio of 3:5. Thus, each CHORUS shareholder is offered five (5) Capital Stage Offer Shares for every three (3) CHORUS Shares, which will be created through a capital increase against contribution in kind. The following shows the basis

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for the Bidder's determination of the exchange ratio for the consideration and the basis for the Bidder’s view that the exchange ratio is appropriate from a financial perspective.

10.3	Determination of the Exchange Ratio
10.3.1	Preliminary Remark

The determination of the exchange ratio is based, amongst other factors, on a valuation of the Target Company and the Bidder by the Bidder, which was performed for both companies involved in the transaction based on the same methods and using the valuation parameters commonly applied in the valuation of solar and wind energy park operators, as well as the calculations shown in item 10.3.4 of the Offer Document.

For its own assessment of the value of the CHORUS Shares, the Bidder carried out a limited due diligence review of the Target Company (as described in more detail in item 2.2 of this Offer Document) and also mainly drew on publicly available information. In particular, the following documents and information were evaluated:

•	The annual report of the Target Company for the 2015 financial year
•	The Target Company's website
•	The commercial register
•	The Target Company's prospectus of September 2015
•	Exchange services

In addition, the Bidder evaluated analysts' studies, capital market data and other documents which it considered useful for the purpose of assessing the appropriateness of the exchange ratio and took into account the results of this evaluation in its assessment.

Furthermore, as part of a restricted mutual due diligence, the management boards of the Bidder and the Target Company discussed together in detail in a number of phone calls and meetings essential issues and topics which are usually treated in such transactions.

After publication of the decision to make the offer on 30 May 2016, the Bidder evaluated further documents and information that had since been made publicly available, in particular on the Target Company's website, including the interim report of the Target Company for the first quarter of 2016.

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Based on this current information, the Bidder also continues to believe that the exchange ratio is appropriate from a financial perspective.

10.3.2	Valuation Methods Used to Determine the Exchange Ratio
(a)	Market Capitalisation as the Relevant Valuation Method

When setting the consideration associated with the offer, the Bidder particularly took into account the historic performance of the market value of the CHORUS share and of the Capital Stage Share. As required by the Federal Supreme Court (BGH) in similar cases, the market capitalisation of the Target Company and the Bidder was determined using the volume-weighted average price (VWAP) in a three-month reference period preceding the last trading day prior to the publication under section 10 paras 1, 3 sentence 1 WpÜG (“3-Month VWAP”) and applied to the number of shares of each company (market capitalisation based on the 3-Month VWAP). Price data from the financial service provider Bloomberg were also used. The number of shares of the Target Company and the Bidder was determined from the total number of outstanding shares as of 27 May 2016. In addition, the market capitalisation of both companies was determined based on the closing price in XETRA trading on the Frankfurt Stock Exchange on the last trading day prior to the publication according to section 10 paras 1, 3 sentence 1 WpÜG.

Moreover, the market capitalisation of both companies was also determined on the basis of the Three-Month Average Price for CHORUS Shares and Capital Stage Shares provided by BaFin to the Bidder on 9 June 2016 using the number of outstanding shares for each company as at 29 May 2016.

The comparison of the market capitalisation of the two companies is therefore useful with respect to comparing their value because both companies have a sufficient free float.

(b)	Alternative Valuation Methods

The Bidder considered alternative methods for valuing the companies involved in the transaction for the purpose of performing plausibility checks regarding the value ratio and the market capitalisation.

(i)	Discounted Cash Flow-Method

The discounted cash flow method is a method conceptually based on the net present value calculation that determines the company's value or the value of the equity by discounting the

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expected future cash flows to the investors with a risk-adjusted capitalisation interest rate. This evaluation was conducted in order to determine plausibility.

(ii)	Multiplier Method

The multiplier method is a comparison-based company valuation which derives suitable multipliers from market prices of listed companies that are comparable to the company being valued or from actual transaction prices, and applies them to the company being valued. Since a transaction involves a pure share exchange, multipliers of both companies were only used for a relative comparison.

(iii)	Price targets from analysts' reports

In addition, the Bidder evaluated available studies of both the Target Company and the Bidder by major equity research analysts. However, it considered valuations based solely on the price targets contained in these studies to be less suitable and therefore used them only for plausibility purposes.

10.3.3	Valuation of the Target Company and the Bidder
(a)	Valuation of the Target Company

Based on its market capitalisation, (Three-Month Average Price before the last trading day prior to publication in accordance with section 10 paras 1, 3 sentence 1 WpÜG; 3-Month VWAP), the value of the Target Company is around EUR 235 million. This is based on the trading-volume weighted average price (VWAP) during the last three months before the last trading day prior to publication in accordance with section 10 paras 1, 3 sentence 1 WpÜG. Based on the data of the financial service provider Bloomberg, this was EUR 8.47 per share for the relevant trading day, 27 May 2016.

The closing price for the CHORUS share on 27 May 2016 determined in XETRA trading on the Frankfurt Stock Exchange was EUR 8.17 per share, which corresponds to a market capitalisation of around EUR 226 million.

The number of outstanding CHORUS Shares on 27 May 2016 used to determine the market capitalisation was 27,704,950.

Based on the Three-Month Average Price of EUR 8.48 per CHORUS share provided by BaFin to the Bidder on 9 June and the 27,704,950

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outstanding CHORUS Shares as at 29 May 2016, the market capitalisation of the Target Company at this time was approximately EUR 235 million.

(b)	Valuation of the Bidder

Based on its market capitalisation, (Three-Month Average Price before the last trading day prior to publication in accordance with section 10 paras 1, 3 sentence 1 WpÜG; 3-Month VWAP), the value of the Bidder is around EUR 572 million. This is based on the trading-volume weighted average price (VWAP) during the last three months before the last trading day prior to publication in accordance with section 10 paras 1, 3 sentence 1 WpÜG. Based on the data of the financial service provider Bloomberg, this was EUR 6.91 per share for the relevant trading day, 27 May 2016.

The closing price for the Capital Stage Share on 27 May 2016 determined in XETRA trading on the Frankfurt Stock Exchange was EUR 6.39 per share, which corresponds to a market capitalisation of EUR 529 million.

The number of outstanding shares on 27 May 2016 used to determine the market capitalisation was 82,727,452.

Based on the Three-Month Average Price of EUR 6.90 per Capital Stage Share provided by BaFin to the Bidder on 9 June and the 82,727,452 outstanding Capital Stage Shares as of 29 May 2016, the market capitalisation of the Target Company at this time was approximately EUR 571 million.

10.3.4	Appropriateness of the Exchange Ratio
(a)	Assessment of the appropriateness of the exchange ratio by the Bidder

Based on the above valuations in item 10.3.3 of the Target Company and the Bidder, the following value ratio exists between the two companies:

Based on the closing price in XETRA trading on the Frankfurt Stock Exchange on the last trading day prior to the publication according to section 10 paras 1, 3 sentence 1 WpÜG (source: Bloomberg) and the number of outstanding shares on this date, the market capitalisation of the Bidder is around EUR 529 million and of the Target Company is around EUR 226 million; this represents a value ratio of around 70% (Bidder) to around 30% (Target Company).

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Based on the trading-volume weighted average price of the shares during the last three months before the last trading day before the date of publication in accordance with section 10 paras 1, 3 sentence 1 WpÜG (3-Month VWAP; source: Bloomberg) and the number of outstanding shares on this date, the market capitalisation of the Bidder is around EUR 572 million and of the Target Company is around EUR 235 million; this represents a value ratio of around 71% to around 29%.

Based on the trading-volume weighted average price of the shares during the last three months before the date of publication in accordance with section 10 paras 1, 3 sentence 1 WpÜG and the number of outstanding shares on this date, the market capitalisation of the Bidder is around EUR 571 million and of the Target Company is around EUR 235 million; this represents a value ratio of around 71% to around 29%.

Taking account of the exchange ratio offered here and which has already been agreed by the Bidder and the Target Company in conjunction with the Business Combination Agreement results (on the basis of the number of shares outstanding in each case on 29 May 2016 of 27,704,950 CHORUS shares and 82,727,452 Capital Stage Shares) in a ratio in the Target Company's favour of around 64% to around 36% and thus a premium for the CHORUS Shareholders, which is described in detail in the following section.

(b)	Premium for the CHORUS Shareholders
(i)	Premium on the basis of the Three-Month Average Prices according to Bloomberg as at 27 May 2016 (3-Month VWAP)

A comparison of the Three-Month Average Prices as at 27 May 2016 (source: Bloomberg) results in a value ratio of EUR 8.47 per CHORUS share to EUR 6.91 per Capital Stage Share and thus an exchange ratio of approximately 1.23 Capital Stage Shares for one (1) CHORUS share. Based on these Three-Month Average Prices, the offer of five (5) Capital Stage Shares for three (3) CHORUS Shares thus includes a premium of approximately 36%.

(ii)	Premium based on the XETRA closing prices on 27 May 2016

A comparison of the XETRA closing prices on 27 May 2016 (source: Bloomberg) results in a value ratio of EUR 8.17 per

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CHORUS share to EUR 6.39 per Capital Stage Share and thus an exchange ratio of approximately 1.28 Capital Stage Shares for one (1) CHORUS share. Based on the XETRA closing prices on 27 May 2016, the offer of five (5) Capital Stage Shares for three (3) CHORUS Shares thus includes a premium of approximately 30%.

(iii)	Premium on the basis of the minimum consideration (Three-Month Average Prices according to BaFin as of 29 May 2016)

A comparison of the Three Month Average Price as at 29 May 2016 provided by BaFin to the Bidder on 9 June 2016 results in a value ratio of EUR 8.48 per CHORUS share to EUR 6.90 per Capital Stage Share and thus an exchange ratio of approximately 1.23 Capital Stage Shares for each (1) CHORUS share; in accordance with section 31 paras 1, 2 and 7 WpÜG in conjunction with sections 5 and 7 WpÜGAngebV, this number of Capital Stage Shares represents the minimum consideration to be offered to the CHORUS Shareholders. With the higher exchange ratio of five (5) Capital Stage Shares for three (3) CHORUS Shares offered by the Bidder, the CHORUS Shareholders therefore receive a premium of approximately 36% compared to the legally required minimum consideration.

Moreover, the Bidder and the Management Board of the Target Company believe that the merger could result in substantial economies of scale and synergy effects for the benefit of the shareholders of both companies (see item 8.2.2 above of this Offer Document), which are not yet reflected in the factors cited above.

10.4	No Compensation for the Loss of certain Rights

The Articles of Association of the Target Company do not contemplate the application of section 33 para. 2 WpÜG . The Bidder is therefore not obligated to provide compensation pursuant to section 33b para. 5 WpÜG.

11.	REGULATORY APPROVALS AND PROCEDURES

BaFin authorised the Bidder to publish this Offer Document on 28 July 2016.

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12.	CONDITIONS PRECEDENT FOR COMPLETION
12.1	Conditions for Completion

The Offer Document and the agreements with the CHORUS Shareholders arising from its acceptance are subject to the following conditions precedent (the "Conditions for Completion") and will only be completed if they are satisfied or validly waived. The agreements arising from the acceptance of the Offer Document by the CHORUS Shareholders are provisionally ineffective until the Conditions for Completion are fulfilled.

12.1.1	Minimum Acceptance Level

The total number of CHORUS Shares for which the offer was effectively accepted (including those CHORUS Shares for which the acceptance of the Takeover Offer was declared within the Acceptance Period but which only became effective after the end of the Acceptance Period through the transfer of the CHORUS Shares to the ISIN DE000A2BPSE4 (WKN A2B PSE) (Tendered Other CHORUS Shares) or the ISIN DE000A2BPKV5 (WKN A2B PKV) (Tendered Separate CHORUS Package Shares), as described in item 13.2 of this Offer Document) and for which withdrawal was not effectively declared at the end of the Acceptance Period represents at least 50% plus one share of all CHORUS Shares outstanding at the time of publication of this Offer Document, i.e., at least 13,852,476 CHORUS Shares (the “Minimum Acceptance Level”).

12.1.2	Registration of the Execution of the Offer Capital Increase

The execution of the Offer Capital Increase was registered in the Bidder's commercial register at the Hamburg District Court after publication of this Offer Document and no later than the end of 31 January 2017 to the extent required for execution of the Exchange Offer.

12.2	Waiver of Conditions for Completion

The two Conditions for Completion are independent of and separate from each other. The Bidder may waive the Conditions for Completion for the Minimum Acceptance Level pursuant to item 12.1.1 or reduce the Minimum Acceptance Level up to one working day prior to the end of the Acceptance Period. If the Bidder effectively waives the Completion Conditions for the Minimum Acceptance Level, this is considered valid for the purposes of the Takeover Offer. The Condition for Completion pursuant to item 12.1.2 cannot be waived. Publication of amendments to the Takeover Offer pursuant to section 21, para. 2 WpÜG in conjunction with section 14 para. 3 WpÜG apply for the purposes of section 21 para. 1 WpÜG. In the event of a waiver of the Condition for Completion for the Minimum Acceptance Level or reduction in the Minimum Acceptance Level within the last two weeks prior to the end of the Acceptance Period specified in item 5.1 of this Offer Document, the

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Acceptance Period will be extended by two weeks pursuant to section 21 para. 5 WpÜG, and thus probably until 30 September 2016, 24 hours CET.

12.3	Failure to Fulfil Conditions for Completion

If the Condition for Completion indicated in item 12.1.1 has not been fulfilled by the end of the Acceptance Period and the Bidder has not effectively waived this Condition for Completion pursuant to section 21 para. 1 sentence 1 no. 4 WpÜG, the Offer will not become effective. In both cases, the agreements with the CHORUS Shareholders based on the conditions precedent of the acceptance of the Offer will not become effective and will therefore not be executed; the CHORUS Shares provided shall be returned. The Settlement Agent will accordingly immediately reverse the CHORUS Shares provided through the Custodian Banks to the ISIN DE000A12UL56 (WKN A12 UL5) (for the Other CHORUS Shares) or the ISIN DE000A2BPKL6 (WKN A2B PKL) (for the Separate CHORUS Package Shares) no later than five Banking Days after the announcement of the expiry of the offer. The reversal is in accordance with and subject to the limitations of item 13.9, free of costs and fees from the Custodian Banks.

12.4	Publication of Conditions for Completion

The Bidder shall make an immediate announcement on the Internet at www.capitalstage.com under the heading “Investor Relations - Public Takeover Offer for CHORUS Clean Energy” and in the Federal Official Gazette (Bundesanzeiger) if (i) a Condition for Completion has been met, (ii) it has waived a Condition for Completion, (iii) all Conditions for Completion that were not waived have been met, or (iv) the offer is not completed.

13.	ACCEPTANCE AND SETTLEMENT OF THE OFFER
13.1	Settlement Agent and Exchange Trustee

The Bidder has appointed DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Platz der Republik, 60265 Frankfurt am Main, Germany as the Settlement Agent to conduct the technical execution of the offer and to act as Exchange Trustee for the purposes of settling the Offer Capital Increase.

13.2	Declaration of Acceptance and Transfer

Note: CHORUS Shareholders that wish to accept the offer should contact their respective custodian securities services providers with any questions regarding the acceptance of the offer and its technical settlement. They have been separately informed about the handling of the acceptance and settlement of the offer and are obligated to inform clients that hold CHORUS Shares in their securities account about the offer and the necessary steps for its acceptance.

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CHORUS Shareholders may only accept the offer if, during the Acceptance Period, (subject to acceptance within the Additional Acceptance Period, see item 13.7 of this Offer Document) they

•	declare their acceptance of the offer to their respective Custodian Bank (the "Declaration of Acceptance"), and
•	instruct their Custodian Bank to make the transfer of those CHORUS Shares in their securities account for which they want to accept the offer (collectively with the CHORUS Shares tendered within the Additional Acceptance Period pursuant to item 13.7: the “Tendered CHORUS Shares”) to ISIN DE000A2BPSE4 (WKN A2B PSE) (the Other CHORUS Shares registered there: the “Tendered Other CHORUS Shares”) or to ISIN DE000A2BPKV5 (WKN A2B PKV) (the CHORUS package shares registered there: the “Tendered Separate CHORUS Package Shares”) at Clearstream. The latter security identification number is only available to the two CHORUS Package Shareholders PELABA Anlagenverwaltungs GmbH & Co. KG and Mr Heinz Jarothe.

The Declaration of Acceptance only becomes effective if the Tendered CHORUS Shares have been transferred prior to 6 p.m. CET on the second Banking Day following the expiry of the Acceptance Period through Clearstream to the ISIN DE000A2BPSE4 (WKN A2B PSE) (Tendered Other CHORUS Shares) or the ISIN DE000A2BPKV5 (WKN A2B PKV) (Tendered Separate CHORUS Package Shares). These transfers are to be carried out by the relevant Custodian Bank upon receipt of the Declaration of Acceptance; this is the responsibility of the relevant Custodian Bank.

Receipt of the Declaration of Acceptance by the respective Custodian Bank is essential in order for the Acceptance Period to be observed. Declarations of Acceptance not received by the relevant Custodian Bank within the Acceptance Period, or that are incorrect or incomplete, are not considered to represent acceptance of the offer and do not entitle the relevant CHORUS shareholder to receive the consideration contained in the offer. Neither the Bidder nor a person acting in concert with it or its subsidiaries are obliged to inform the relevant CHORUS shareholder of any deficiencies or errors in the Declaration of Acceptance nor do they assume liability if such information is not provided to the shareholder.

13.3	Further Declarations by Accepting CHORUS Shareholders

By accepting the offer pursuant to item 13.2 of this Offer Document,

(1)	the accepting CHORUS Shareholders contact their respective Custodian Bank and authorise it to
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•	initially leave the Tendered CHORUS Shares in the securities account of the accepting CHORUS shareholder but to carry out the transfer to the ISIN DE000A2BPSE4 (WKN A2B PSE) (Tendered Other CHORUS Shares) or the ISIN DE000A2BPKV5 (WKN A2B PKV) (Tendered Separate CHORUS Package Shares) at Clearstream;
•	in turn to instruct and authorise Clearstream to provide the Tendered CHORUS Shares (ISIN DE000A2BPSE4) (WKN A2B PSE) (Tendered Other CHORUS Shares) or the ISIN DE000A2BPKV5 (WKN A2B PKV) (Tendered Separate CHORUS Package Shares) kept in the securities account of the Custodian Bank to the securities account of the Exchange Trustee at Clearstream for the purpose of transferring ownership of the Tendered CHORUS Shares to the Exchange Trustee immediately before the announcement of the execution of the Offer Capital Increase for entry into the Bidder's commercial register;
•	in turn to instruct and authorise Clearstream to provide the Bidder or the Settlement Agent with all information necessary for the Bidder's declarations or publications in accordance with WpÜG, in particular to inform them of the number of CHORUS Shares registered in the ISIN DE000A2BPSE4 (WKN A2B PSE) (Tendered Other CHORUS Shares) or in the ISIN DE000A2BPKV5 (WKN A2B PKV) (Tendered Separate CHORUS Package Shares) on each trading day during the Acceptance Period; and
•	to forward the Declaration of Acceptance to the Settlement Agent for the offer upon request;
(2)	the accepting CHORUS Shareholders instruct and authorise their respective Custodian Banks, the Settlement Agent and the Exchange Trustee, in each case with an exemption from the prohibition against self-dealing pursuant to section 181 German Civil Code, to take all necessary or appropriate action for the settlement of the offer pursuant to this Offer Document and to make or receive declarations and, in particular, the transfer of the ownership of the Tendered CHORUS Shares to the Bidder in accordance with the preceding paragraph;
(3)	the accepting CHORUS Shareholders declare
•	that they accept the offer for all the CHORUS Shares in their securities account at the Custodian Bank at the time of the Declaration of Acceptance of the offer in accordance with the provisions of this
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Offer Document, unless the Declaration of Acceptance contains express provisions otherwise in writing;

•	that they are sole owners of the CHORUS Shares for which they accept the offer at the time of transfer of ownership to the Bidder and that the shares are free from rights and claims of third parties;
•	that they transfer their Tendered CHORUS Shares to the Exchange Trustee subject to the conditions precedent
-	of the fulfilment of the Conditions for Completion pursuant to item 12.1 of this Offer Document, provided that the Bidder has not effectively waived these pursuant to section 21 para. 1 no. 4 WpÜG, and
-	of the end of the Acceptance Period

with the requirement that the CHORUS Shares be held in trust for the respective CHORUS Shareholders and transferred to the Bidder against a contribution in kind upon the issue of a corresponding number of Capital Stage Offer Shares (specifically in a ratio of 3:5); and

•	their acceptance of the fact that, from the time of the condition precedent of the transfer of the Tendered CHORUS Shares to the Exchange Trustee and the subsequent transfers to the securities account of the Exchange Trustee at Clearstream, they no longer control the Tendered CHORUS Shares and disposition over the Capital Stage Offer Shares obtained is not yet possible; during this period, there is only a right to delivery of the number of Capital Stage Offer Shares pursuant to the provisions of this Offer Document.
(4)	the respective CHORUS Shareholders advise their Custodian Bank and the Exchange Trustee and authorise them to sell their fractional share rights to Capital Stage Offer Shares (together with other share rights in the form of whole Capital Stage Offer Shares) and any remaining fractional shares in the securities account of the Exchange Trustee at Clearstream for the purpose of selling such fractional share rights, and to instruct and authorize Clearstream accordingly;
(5)	the respective CHORUS Shareholders declare that they agree and accept that the proceeds credited to them for fractional share rights of Capital Stage Offer Shares is determined based on the average proceeds per share that the respective Custodian Bank or the Settlement Agent has achieved through selling the whole Capital Stage Offer Shares representing the fractional
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share rights via the Frankfurt Stock Exchange (XETRA) on behalf of the respective CHORUS Shareholders, whereby neither the Bidder nor the Settlement Agent nor the respective Custodian Bank offers any guarantee that a specific price will be achieved through the sale via the Frankfurt Stock Exchange; and

(6)	the respective CHORUS Shareholders notify their Custodian Bank and authorise it to credit the proceeds from the sale of such fractional share rights from Capital Stage Offer Shares to the account indicated in their Declaration of Acceptance.

The instructions, declarations, mandates, powers and authorisations listed in the previous paragraphs of this Offer Document are irrevocably issued by the accepting CHORUS Shareholders in the interests of a smooth and expeditious settlement of the offer. They expire only in the case of effective withdrawal from the contract concluded by accepting the offer, which is a condition precedent pursuant to item 16 of this Offer Document, or if one of the Conditions for Completion described in item 12.1 of this Offer Document, whose fulfilment the Bidder has not effectively waived within the Acceptance Period, has not been not fulfilled.

13.4	Settlement of the Offer

The Tendered CHORUS Shares that are transferred to the Exchange Trustee as a condition precedent in accordance with item 13.3 shall initially remain in the securities accounts of the tendering CHORUS Shareholders and shall be transferred to the ISIN DE000A2BPSE4 (WKN A2B PSE) (Tendered Other CHORUS Shares) or the ISIN DE000A2BPKV5 (WKN A2B PKV) (Tendered Separate CHORUS Package Shares).

The Tendered CHORUS Shares with the ISIN DE000A2BPSE4 (WKN A2B PSE) or the ISIN DE000A2BPKV5 (WKN A2B PKV) shall be made available by the Custodian Banks to the securities account of the Exchange Trustee for the purpose of the transfer of ownership of the Tendered CHORUS Shares to the Exchange Trustee directly before the announcement of the execution of the Offer Capital Increase for entry in the Bidder's commercial register.

The Exchange Trustee shall transfer the CHORUS shares that were transferred to it as a condition precedent pursuant to item 13.3 of this Offer Document to the Bidder in exchange for the issue of new Capital Stage Offer Shares subscribed to through the Exchange Trustee.

The Exchange Trustee shall cause all the Capital Stage Offer Shares to be created through the Offer Capital Increase to be transferred to the securities accounts of the CHORUS Shareholders accepting the offer. For three (3) CHORUS Shares,

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(5) Capital Stage Offer Shares shall be granted to the former CHORUS Shareholders who have accepted the offer.

The Bidder shall work together with the Exchange Trustee in its capacity as co-applicant to request the admission to trading of the Capital Stage Offer Shares on the regulated market of the Frankfurt Stock Exchange, with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) and the regulated market of the Hanseatic Stock Exchange in Hamburg. The Capital Stage Offer Shares will not be transferred to the securities accounts maintained by the Custodian Banks at Clearstream until this approval has been received.

Capital Stage Offer Shares shall be transferred to the securities accounts maintained by the Custodian Banks at Clearstream after the end of the Additional Acceptance Period, but not until the entry of the execution of the Offer Capital Increase (see item 12.1.2) and the admission to trading on the regulated market of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) and the regulated market of the Hanseatic Stock Exchange in Hamburg. This includes an offer of the Exchange Trustee to transfer the ownership of the securities whose acceptance by the relevant former CHORUS Shareholders does not have to be sent to the Exchange Trustee.

If fractional rights to Capital Stage Share offers with ISIN DE000A2BPLT7 (WKN A2B PLT) arise due to the exchange ratio, no shareholder rights may be claimed therefrom; therefore, a rounding to full rights (so-called “settlement of fractional interests” (Spitzenregulierung)) is required. Fractions will only be settled in cash. In relation to this, the Settlement Agent will compulsorily pool together fractional rights attributable to Capital Stage Offer Shares into whole shares after the expiry of a deadline yet to be set, and sell them via the Frankfurt Stock Exchange (XETRA). The proceeds will then be paid to the eligible former CHORUS Shareholders pro rata on the basis of their fractional rights. Neither the Bidder nor the Settlement Agent offer any guarantee that a specific price will be obtained through the sale via the Frankfurt Stock Exchange.

13.5	Provision of the Consideration

The Bidder has fulfilled its obligation with regard to the Tendered CHORUS Shares to provide the consideration in the Exchange Offer, if (i) the execution of the Offer Capital Increase has been entered in the Bidder's commercial register after the publication of this Offer Document but no later than the end of 31 January 2017, (ii) the Capital Stage Offer Shares have been admitted to trading on the regulated market of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment of

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the regulated market with additional post-admission obligations (Prime Standard) and the regulated market of the Hanseatic Stock Exchange in Hamburg (no later than 16 February 2017) and (iii) these Capital Stage Offer Shares have been transferred to the securities accounts maintained by the Custodian Banks at Clearstream and any payments have been made for the settlement of fractional interests (no later than 2 March 2017). It is the responsibility of the Custodian Banks to credit the Capital Stage Offer Shares and any payments for the settlement of fractional interests to the respective accepting former CHORUS Shareholders.

Together with the Settlement Agent, the Custodian Banks shall sell all the remaining fractions of Capital Stage Offer Shares belonging to CHORUS Shareholders (in the form of whole Capital Stage Offer Shares) in favour of the CHORUS Shareholders accepting the Exchange Offer. The proceeds resulting from these sales will be credited to the accounts of the CHORUS Shareholders accepting the Exchange Offer and is expected to be within ten Banking Days after the posting of the Capital Stage Offer Shares to the securities accounts of the former CHORUS Shareholders. Neither the Bidder nor the Settlement Agent nor the respective Custodian Bank offers any guarantee that a specific price will be obtained through this sale.

The transfer of the Capital Stage Offer Shares and their posting to the respective Custodian Banks will be carried out immediately and is expected to be no later than twelve Banking Days after publication of the Additional announcement of Results (as defined in item 19 of this Offer Document). Assuming the Additional announcement of Results is published on 10 October 2016, the transfer of the Capital Stage Offer Shares presumably would take place by 26 October 2016 and crediting of the proceeds resulting from the sales of the fractional interest presumably would take place by 9 November 2016, provided that the final Condition for Completion has been fulfilled, namely the entry of the execution of the Offer Capital Increase in the commercial register of the Hamburg District Court (see item 12.1.2 of this Offer Document).

13.6	Legal Consequences of Acceptance

By accepting the Offer, a (provisionally ineffective) contractual legal agreement is created between the accepting CHORUS Shareholders and the Bidder on the exchange of Tendered CHORUS Shares for a corresponding number of Capital Stage Offer Shares in accordance with the provisions of the Offer (the "Exchange Agreement").

In addition, by accepting the offer, the accepting CHORUS Shareholders irrevocably make the declarations stated in item 13.3 of this Offer Document and issue the instructions, authorisations, mandates and powers listed in item 13.3 of this Offer Document.

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The actual completion of the Exchange Agreement shall take place no earlier than the end of the Additional Acceptance Period, after all the Conditions for Completion described in item 12.1 of this Offer Document that the Bidder has not validly waived in accordance with section 21 para. 1 no. 4 WpÜG have been fulfilled through the transfer of the Tendered CHORUS Shares in exchange for the transfer of a corresponding number of Capital Stage Offer Shares. With the transfer of ownership of the Tendered CHORUS Shares all the claims and other rights related to the Tendered CHORUS Shares at the time of the settlement are transferred to the Bidder.

13.7	Acceptance of the Offer within the Additional Acceptance Period

Note: CHORUS Shareholders that wish to accept the offer within the Additional Acceptance Period must contact their Custodian Bank if they have any questions.

The statements in items 13.2 to 13.6 of this Offer Document also apply accordingly to acceptance within the Additional Acceptance Period. Accordingly, CHORUS Shareholders may accept the offer during the Additional Acceptance Period by submitting a Declaration of Acceptance pursuant to item 13.2 of this Offer Document.

Such Declaration of Acceptance shall also become effective only through the timely transfer of the CHORUS Shares for which acceptance has been declared to the ISIN DE000A2BPSE4 (WKN A2B PSE) (Tendered Other CHORUS Shares) or the ISIN DE000A2BPKV5 (WKN A2B PKV) (Tendered Separate CHORUS Package Shares) at Clearstream. The transfer shall be initiated by the respective Custodian Bank after receipt of the Declaration of Acceptance.

If acceptance has been declared to the Custodian Bank within the Additional Acceptance Period, the transfer of CHORUS Shares at Clearstream shall be deemed to be timely if the transfer is made no later than the second Banking Day following the end of the Additional Acceptance Period by 6 p.m. CET.

13.8	Exchange Trading with Tendered CHORUS Shares

The Bidder shall ensure that the CHORUS Shares for which the offer was accepted during the Acceptance Period or the Additional Acceptance Period, with the exception of Tendered Separate CHORUS Package Shares, may be traded from the third exchange-trading day after the beginning of the Acceptance Period until no more than three exchange-trading days before the day of the announcement of the execution of the required Offer Capital Increase for entry in the Bidder's commercial register in the sub-section of the regulated market with additional post-admission obligations (Prime Standard) of the Frankfurt Stock Exchange under the ISIN DE000A2BPSE4 (WKN A2B PSE).

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The Bidder shall publish the day on which the trading is suspended without delay via an electronic information distribution system within the meaning of section 10 para. 3 sentence 1 no. 2 WpÜG and in the Federal Official Gazette (Bundesanzeiger).

Purchasers of Tendered CHORUS Shares shall assume all rights and obligations that arise from the acceptance of the offer, including the irrevocable declarations, instructions, orders, powers and authorisations recorded in item 13.3 of this Offer Document.

Other CHORUS Shares which are not tendered for exchange shall continue to be traded under ISIN DE000A12UL56 (WKN A12UL5).

13.9	Rescission upon Final Non-fulfilment of Conditions for Completion

The offer shall only be executed and the Bidder is only required to purchase CHORUS Shares and to provide the Offer Consideration for such shares if all Conditions for Completion whose fulfilment the Bidder has not previously effectively waived have been fulfilled. The Takeover Offer shall expire if a Condition for Completion has not been fulfilled and the Bidder has not expressly waived the fulfilment of the relevant Condition for Completion in accordance with item 12.2 of this Offer Document. The Exchange Agreements that come into existence as a condition precedent of the acceptance of the offer will not be completed and will be cancelled if the offer is void. If a transfer of ownership of the Tendered CHORUS Shares to the Bidder does not take place, the Tendered CHORUS Shares shall be transferred back to the respective Custodian Bank and reposted to the ISIN DE000A12UL56 (WKN A12UL5) (for the Other CHORUS Shares) or the ISIN DE000A2BPKL6 (WKN A2B PKT) (for the Separate CHORUS Package Shares).

Measures will be taken to ensure that the reverse transfer is made within five Banking Days after an announcement being published that the Takeover Offer will not be completed pursuant to item 12.4 of this Offer Document. After the reverse transfer, the Other CHORUS Shares can again be traded under their original ISIN DE000A12UL56 (WKN A12UL5). There is no cost to CHORUS Shareholders for the reverse transfer. However, any foreign taxes or costs and fees charged by foreign Custodian Banks which do not have a reciprocal account with Clearstream shall be borne by the relevant CHORUS Shareholders themselves.

13.10	Costs for CHORUS Shareholders that Accept the Offer

For CHORUS Shareholders, accepting the offer is basically free of costs and fees from the Custodian Banks (except for the cost of delivering the Declaration of Acceptance to the respective Custodian Bank). To this end, the Bidder shall grant the

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Custodian Banks a standard market Custodian Bank commission fee, which will be communicated to them separately.

Any additional costs and fees that are charged by the Custodian Banks or foreign securities services providers and any taxes that may arise outside of the Federal Republic of Germany shall be borne by the relevant CHORUS Shareholders themselves.

With regard to the costs in the event of necessary reverse transfers or retransmissions in the event of non-occurrence of conditions determining the effectiveness of the offer, please see item 13.9 of this Offer Document.

14.	SECURING OF THE CONSIDERATION
14.1	Financing Requirements

The Target Company has issued 27,704,950 CHORUS Shares as of the date of publication of this Offer Document.

According to the Offer Consideration, the Bidder has to supply up to 46,174,916 Capital Stage Offer Shares (the “Delivery Obligation”) for up to 27,704,950 Tendered CHORUS Shares at an exchange ratio of three (3) CHORUS Shares to five (5) Capital Stage Offer Shares.

Furthermore, the Bidder shall incur costs for the preparation and execution of the Offer which are expected to be around EUR 6.3 million (the "Transaction Costs").

14.2	Financing measures

The Bidder guarantees that the Delivery Obligation will be satisfied through the Offer Capital Increase (see item 6.2.4) and that the Transaction Costs will be paid with available cash.

14.2.1	Offer Capital Increase

The Bidder may issue up to 46,174,916 Capital Stage Offer Shares through the Offer Capital Increase, which may be used solely to service the Delivery Obligation under this offer and to ensure that it can meet the Maximum Amount of the Delivery Obligation.

The Bidder shall create the Capital Stage Offer Shares required for the completion of the Exchange Offer through an Offer Capital Increase in the form of an ordinary capital increase against contribution in kind, which the Bidder’s shareholders have decided in the extraordinary shareholders’ meeting on 8 July 2017, excluding the statutory subscription rights of the Bidder's shareholders (see item 6.2.4 of this Offer Document). The Tendered CHORUS Shares shall be realised by the Bidder as contribution in

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kind. The CHORUS Shareholders shall receive in return a number of Capital Stage Offer Shares in exchange for the Tendered CHORUS Shares that corresponds to the exchange ratio. Only the Exchange Trustee for the CHORUS Shareholders authorised for the purpose of transacting the Exchange Offer is permitted to subscribe the Capital Stage Offer Shares. Subscription rights are excluded for Capital Stage shareholders.

CHORUS Shareholders that accept the Exchange Offer shall transfer their CHORUS Shares to the Exchange Trustee as a condition precedent of the registration of the execution of the Offer Capital Increase in the Bidder's commercial register. The Exchange Trustee shall then transfer the CHORUS Shares that it is holding in trust as contribution in kind to the Bidder and subscribe the Capital Stage Offer Shares created through the Offer Capital Increase. After the Capital Stage Offer Shares have been created through entry of the execution of the Offer Capital Increase in the Bidder's commercial register, the Exchange Trustee shall transfer these Capital Stage Offer Shares to the respective CHORUS Shareholders in accordance with the exchange ratio.

The Maximum Amount of the Offer Capital Increase is designed so that a sufficient number of Capital Stage Offer Shares can be issued to service the Delivery Obligation based on the number of outstanding CHORUS Shares at the time of publication of this offer and in accordance with the Offer Consideration, which is expected to be 46,174,916 Capital Stage Offer Shares. There are no indications that the Target Company is planning capital measures, and this would also contradict the provisions of the Business Combination Agreement.

14.2.2	Financing of the Transaction Costs

At the time of publication of this Offer Document, the Bidder held freely available cash, which is available to pay Transaction Costs of around EUR 6.3 million.

15.	EFFECTS OF THE COMPLETION OF THE OFFER ON THE ASSETS, FINANCIAL CONDITION AND RESULTS OF OPERATION OF THE BIDDER AND OF CAPITAL STAGE GROUP

The expected effects of a successful Takeover Offer on the assets, financial condition and results of operation of the Bidder are presented below using illustrative financial information ("Illustrative Financial Information").

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15.1	Effects on the Assets, Financial Condition and Results of Operation of the Bidder
15.1.1	Methodological Approach

Using the unaudited balance sheet as at 31 March 2016, the Bidder’s statement of profit and loss for the financial year ending 31 December 2015 and the Bidder’s unaudited profit and loss statement for the period ending 31 March 2016, all of which were prepared in accordance with the regulations of the Commercial Code, the illustrative financial information describes

•	the expected effects a successful takeover offer would have had on the unaudited consolidated balance sheet of the Bidder as of 31 March 2016, prepared in accordance with the regulations of the Commercial Code, if the takeover offer had been successfully completed by 31 March 2016,
•	the expected effects a successful takeover offer would have had on the unaudited consolidated statement of profit and loss for the financial year ending 31 December 2015, prepared in accordance with the regulations of the Commercial Code, if the takeover offer had been concluded by 1 January 2015, and
•	the expected effects a successful takeover offer would have had on the unaudited consolidated statement of profit and loss of the Bidder for the quarter ending 31 March 2016 (1 January 2016 to 31 March 2016), prepared in accordance with the regulations of the Commercial Code, if the takeover offer had been successfully concluded by 1 January 2015.

The illustrative financial information presents data within the meaning of section 11 para. 2 sentence 3 no. 1. second clause WpÜG and is not proforma financial information. It was not prepared in accordance with the Institute’s of Public Auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland (IDW)) Accounting Guidelines for the preparation of pro forma financial information (IDW RH HFA 1.004); it differs significantly from these, it includes a simplified representation and none of it was audited. This also applies to the illustrative financial information provided in section L (“Proforma Consolidated Financial Information (IFRS) for Capital Stage AG for the financial year ending 31 December 2015 and for the three month period ending as at 31 March 2016”) of the illustrative financial information in Annex 3.

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The illustrative financial information merely describes a situation based on assumptions that may prove to be accurate or inaccurate. Consequently, it does not present the actual assets, financial condition and results of operation of the Bidder or of Capital Stage Group. It is not intended to predict the assets, financial condition and results of operation of the Bidder or of Capital Stage Group at a future point in time.

15.1.2	Starting Position and Assumptions

The Illustrative Financial Information is based on the following starting position:

(1)	The consideration for three (3) CHORUS shares is five (5) Capital Stage offer shares. Hence, the exchange ratio is 3:5.
(2)	Because the acquisition of the Target Company is a future event, the actual acquisition costs of the Bidder cannot yet be quantified. The acquisition costs, i.e. the consideration in exchange for acquiring the assets and liabilities of the Target Company, are determined on the basis of the value of the issued shares to the Bidder. Therefore, the market capitalization of the Bidder and the Target Company as of March 31, 2016 are added together in order to derive a provisional value. The market capitalization of both companies thus obtained of TEUR 767,765.2 was divided by the sum of the issued shares of the Bidder as of 31 March 2016 and the newly issued shares of the Bidder totalling 121,654,916 under the planned Offer Capital Increase. The provisional amount so obtained for the value of the Capital Stage offer shares from the offer capital increase given in exchange for the CHORUS shares on 31 March 2016 is EUR 6.31 per CHORUS share.
(3)	In accordance with the exchange ratio between CHORUS shares and Capital Stage offer shares, one CHORUS share realised during the capital increase by way of contribution in kind has a price of EUR 10.52 on 31 March 2016.
Determining the provisional value of one Capital Stage share offer as of 31 March 2016
Closing price of Capital Stage shares on the Frankfurt Exchange as of 31 March 2016 in EUR (source: S&P Capital IQ)	7.010
Number of issued shares of the Bidder as of 31 March 2016	75,480,000
Market capitalisation of the Bidder as of 31 March 2016 in EUR	529,114,800

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Closing price of CHORUS shares on the Frankfurt Exchange as of 31 March 2016 in EUR (Source: S&P Capital IQ)	8.614
Number of issued shares of the Target Company as of 31 March 2016	27,704,950
Market capitalisation of the Target Company as of 31 March 2016 in EUR	238,650,439
Aggregate market capitalisation of both companies as of 31 March 2016 in EUR	767,765,239
Number of issued shares of the Bidder as of 31 March 2016	75,480,000
Number of shares in planned capital increase	46,174,916
Number of issued shares following capital increase	121,654,916
Provisional value of Capital Stage offer shares in EUR	6.311
Provisional value of deposited CHORUS shares in EUR	10.52
Purchase price as of 31 March 2016 in TEUR	291,410

The Illustrative Financial Information is based on the following assumptions:

(1)	CHORUS Shareholders have already accepted the Takeover Offer for all of the 27,704,950 CHORUS Shares outstanding at the time of publication of this Offer Document, and the acquisition of these 27,704,950 CHORUS Shares and the implementation of the Bidder's necessary Offer Capital Increase already took place on 1 January 2015, or on 1 January 2016 (for the effects on the statements of profit and loss) or on 31 March 2016 (for the effects on the balance sheet).
(2)	No further CHORUS Shares shall be issued after the publication of this Offer Document.
(3)	The dividend adopted by the Target Company on 22 June 2016 for financial year 2015 will be disregarded in the Illustrative Financial Information because the Bidder was not a shareholder of the Target Company at the time of the distribution, and hence has received no payments and because the amount of future dividend payments is uncertain.
(4)	Transaction costs of approximately EUR 6.277 million will be incurred by the Bidder for consulting and advisory services for the
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preparation and execution of the Takeover Offer. The estimated transaction costs mainly consist of due diligence costs, costs of legal and M&A advisory services and costs in connection with the Offer Document and the listing of the Capital Stage offer shares. The estimated transaction costs had not yet been recorded as expenditure by the Bidder as of 31 March 2016. The Bidders assumes that the transaction costs will be financed with the Bidder’s available funds.

(5)	Future expected synergy effects have not been included.
15.1.3	Expected Effects on the Balance Sheet of the Bidder

The following table shows the expected effects that a successful Offer – based on the starting position and assumptions stated in item 15.1.2 of this Offer Document – would have on the Bidder's balance sheet for the financial year ending 31 December 2016 if the Takeover Offer had been successfully completed by 1 January 2015:

Effects on the Bidder's unaudited consolidated balance sheet as of 31 March 2016

ASSETS

in TEUR	Bidder balance sheet (unaudited)	Adjustment (unaudited)		Balance Sheet after completion
Assets
Intangible assets	167	167
Property, plant and equipment	86		-	86
Financial assets shares in affiliated companies	33.650	291,410 (note (a))		325,060
Loans to affiliated companies	167,278			167,278
Current assets
Receivables and other assets
Trade receivables	0			0
Receivables from affiliated companies		21,531		21,531
Other assets		3,592		3,592
Cash and bank balances		11,000	-6,277 (note(‘c))	4,723
Deferred items		54		54
Deferred tax assets	1,824			1,814
Total assets	239,172	285,133	524,305
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LIABILITIES

TEUR	Bidder balance sheet (unaudited)	Adjustment (unaudited)	Balance sheet after consolidation (unaudited)
Equity
Share capital	75,484	46,175 (Note (b))	121,659
Capital reserve	112,337	245,235 (Note (b))	357,572
Net profit	26,328	-6,277 (Note (b))	20,051
Provisions
Tax provisions	191		191
Other provisions	1,352		1,352
Payables
Payables to lending institutions	23,030		23,030
Trade payables	194		194
Other payables	256		256
Total equity and liabilities	239,172	285,133	524,305

Notes:

(a)	The Bidder’s actual acquisition cost has not yet been determined as the acquisition of the Target Company will take place in the future. The acquisition cost, which is the agreed purchase price for the assets and liabilities acquired from Target Company, is calculated according to the value of the shares issued by the Bidder. The market capitalization of the Bidder and the Target Company as of 31 March 2016 were added together to derive the purchase price. The market capitalization of both companies determined in this manner was divided by the sum of the shares of the Bidder issued on 31 March 2016 and the proposed newly issued shares of the Bidder in connection with the planned capital increase. Multiplying the share
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price determined in this manner by the planned number of shares from the offer capital increase results in the purchase price as of 31 March 2016.

(b)	At the same time, the subscribed capital of the Bidder is increased by the principal amount of newly issued shares of TEUR 46,175. The additional amount paid in kind of TEUR 245,235 is recorded as a premium in the capital reserve. As it is not yet clear to what extent the Bidder's Offer has been accepted by the shareholders of the Target Company, an assumption of 100% is assumed for the purposes of this illustration.
(c)	The Bidder estimates that transaction costs incurred by the Bidder in the preparation and execution of the Takeover Offer amount to approximately TEUR 6,277 for consulting and advisory services. The transaction costs reduce the liquid assets of the Bidder.
15.1.4	Expected Effects on the Bidder's Statement of Profit and Loss for the Period 1 January to 31 December 2015

The following table shows the expected effects that a successful Offer – based on the starting position and assumptions stated in item 15.1.2 of this Offer Document – would have had on the Bidder's consolidated statement of profit and loss for the financial year ending 31 December 2015 if the takeover offer had been successfully completed by 1 January 2015:

Effect on the Bidder's unaudited statement of profit and loss for the period ending 31 March 2016

TEUR	P&L Bidder	Adjustment (unaudited)	P&L after completion (unaudited)
Sales	1,187		1,187
Other income	259		259
Personnel expenses
Wages and salaries	4,441		4,441
Social security contributions and expenses for pensions	334		334

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Amortization of intangible fixed assets and tangible assets	100		100
Other operating expenses	3,059	6.277 (Note (a))	9,336
Income from shareholdings	19,654		19,654
Income from profit transfer agreements	1,167		1,167
Income from loans of financial fixed assets	7,263		7,263
Other interest and similar income	32		32
Depreciation of financial assets	1,084		1,084
Interest and similar expenses	86		86
Results from ordinary business activity	20,458	-6,277	14,181
Taxes on income and earnings	-451		-451
Other taxes	-2		-2
Net income	20,005	-6,277	13,728
Withdrawals from retained earnings	0		0
Profit carryforward from the previous year	7,354		7,354
Net profit/loss	27,359	-6.277 (Note (b))	21,082

Notes:

(a)	For the sake of simplicity, the Bidder assumes that the total transaction costs of TEUR 6,277 represent costs for the Offer Capital Increase that
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must be reflected as affecting net income in other operating expenses. A final assessment will be carried out at the time of the conclusion of the Takeover Offer.

(b)	Transaction costs listed as expenses result in a reduction in retained earnings of TEUR 6,277.
15.1.5	Expected Effect on the Bidder's unaudited Statement of Profit and Loss for the Three-Month Period to 31 March 2016

The following table shows what the expected impact of a successful Offer - based on the background and assumptions indicated in item 0 of this Offer Document - would be on the profit and loss statement of the Bidder as of the quarter ending 31 March 2016 if the takeover offer were successfully concluded as of January 1, 2015.

Effect on the Bidder's unaudited statement of profit and loss for the three-month period ending 31 March 2016

In TEUR	P&L Bidder (unaudited)	Adjustment (unaudited)	P&L after completion (unaudited)
Sales	235		235
Other income	60		60
Personnel expenses
Wages and salaries	815		815
Social security contributions and expenses for pensions	112		112
Amortization of intangible fixed assets and tangible assets	20		20
Other operating expenses	603		603
Income from shareholdings	0		0
Income from profit transfer agreements	0		0
Income from loans of financial fixed assets	2,225		2,225
Other interest and similar income	7		7
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Depreciation of financial assets	2,001		2,001
Interest and similar expenses	6		6
Results from ordinary business activity	-1,030		-1,030
Taxes on income	-1		-1
Other taxes	0		0
Net income	-1,031		-1,031
Withdrawals from retained earnings	0		0
Profit carryforward from the previous year	27,359	-6,277	21,082
Net profit/loss	26,328	-6,277	20,051

Notes:

The presentation of the impact on the profit and loss statement is made based on the assumption that the Takeover Offer would be successfully completed on 1 January 2015, so that the transaction costs of TEUR 6,277 would have already been incurred as of 1 January 2015. Thus, the transaction costs would only be charged against retained earnings and net profit in the quarter ending 31 March 2016. Effect on the asset, financial and earnings situation of the Capital Stage Group.

15.2	Effects on the Assets, Financial Condition and Operational Results of the Capital Stage Group

The effect on the asset, financial and earnings position of the Capital Stage Group are shown in section L (“Proforma Business Financial Information on Capital Stage AG for the financial year ending 31 December 2015 and the quarter ending 31 March 2016”) of Annex 3 of this Offer Document.

15.3	Dividend Expectations

On 22 June 2016, the shareholders' meeting of the Target Company resolved to distribute a dividend of EUR 0.18 for a total of 27,704,950 CHORUS shares entitled to dividends from the balance sheet profit for financial year 2015 of EUR 5,269,500.00, corresponding to a distribution of EUR 4,896,891.00. Future dividend payments will depend on whether and to what extent the Target Company shows a

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balance sheet profit and the shareholders' meeting passes a distribution resolution. Based on the expectation of the Bidder that the Bidder acquires all currently issued CHORUS shares and also that the dividend for the financial year 2016 will be at least at the level of the previous year and thus at EUR 0.18 per participating share, Bidder’s dividend entitlement would result as EUR 4,986,891.00, which would lead to income at the same level for the Bidder.

16.     RIGHT OF WITHDRAWAL

16.1	Statutory Rights of Withdrawal

CHORUS Shareholders who have accepted the offer are entitled to the following statutory rights of withdrawal:

16.1.1	Withdrawal due to Amendment of the Offer

If the offer is amended pursuant to section 21 para. 1 WpÜG, CHORUS Shareholders may withdraw from contracts concluded as a result of the acceptance of the offer until the end of the Acceptance Period pursuant to section 21 para. 4 WpÜG if and to the extent they accepted the offer before the amendment to the offer was published.

An amendment of the offer specifically occurs if, in accordance with item 12.2 of this Offer Document, the Bidder has waived the Condition for Completion pursuant to item 12.1.1 of this Offer Document or has reduced the Minimum Acceptance Level.

The CHORUS Package Shareholders are not entitled to revoke or otherwise terminate their acceptance of the Takeover Offer. In particular, the right of withdrawal pursuant to section 21 para. 4 WpÜG is essentially contractually excluded for them. This does not apply if the Bidder executes an amendment to the offer which provides for a cash component as an (additional) consideration. In this case, the CHORUS Package Shareholders are entitled to withdraw their acceptance of the Takeover Offer.

16.1.2	Withdrawal due to a Competing Offer

If there is a Competing Offer from a third party pursuant to section 22 para. 1 WpÜG, CHORUS Shareholders may withdraw from contracts concluded as a result of the acceptance of the offer until the end of the Acceptance Period pursuant to section 22 para. 3 WpÜG, if and to the extent they accepted the offer before the offer document of the Competing Offer was published.

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The statutory right of withdrawal pursuant to section 22 para. 3 WpÜG is essentially contractually excluded for CHORUS Package Shareholders. This does not apply if the Bidder makes an amendment to the offer which provides for a cash component as an (additional) consideration. In this case, the CHORUS Package Shareholders are entitled to withdraw their acceptance of the Takeover Offer.

16.2	Exercise of Statutory Rights of Withdrawal

CHORUS Shareholders may only exercise their rights of withdrawal pursuant to item 16.1 of this Offer Document if, prior to the end of the Acceptance Period,

(a)	they declare the withdrawal for a number of CHORUS Shares to be specified that have been tendered for exchange in writing to their Custodian Bank, and
(b)	they instruct their Custodian Bank to make a reverse transfer of the corresponding number of CHORUS Shares held in their securities account and tendered for exchange, for which the withdrawal has been declared, to the ISIN DE000A12UL56 (WKN A12 UL5) (for the Other CHORUS Shares) or the ISIN DE000A2BPKL6 (WKN A2B PKL) (for the Separate CHORUS Package Shares) at Clearstream.

The declaration of withdrawal only becomes effective if the Tendered CHORUS Shares to be transferred for which the withdrawal has been declared have been reposted to the ISIN DE000A12UL56 (WKN A12 UL5) (for the Other CHORUS Shares) or the ISIN DE000A2BPKL6 (WKN A2B PKL) (for the Separate CHORUS Package Shares) at Clearstream no later than 6 p.m. CET on the second Banking Day after the end of the Acceptance Period. This reposting shall be arranged by the Custodian Bank immediately upon receipt of the withdrawal declaration. After the reverse transfer, CHORUS Shareholders may immediately access the CHORUS Shares in question, and the Other CHORUS Shares may be traded again under the ISIN DE000A12UL56 (WKN A12 UL5).

Withdrawal of acceptance of this Takeover Offer may not be revoked. Submitted CHORUS Shares for which the withdrawal right has been exercised shall not be submitted for exchange under this Takeover Offer after successful withdrawal. In such a case, the CHORUS Shareholders may re-accept the Takeover Offer prior to the end of the relevant Acceptance Period in the manner described in this Offer Document.

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17.	NOTES FOR CHORUS SHAREHOLDERS THAT DO NOT ACCEPT THE OFFER

CHORUS Shareholders that do not wish to accept the Takeover Offer should in particular consider the intentions of the Bidder regarding the future business activity of the Target Company and the Bidder presented in item 9 in this Offer Document and the aspects described below.

17.1	Possible Reduction in the Free Float and Liquidity of CHORUS Shares

CHORUS Shares held by shareholders who do not accept the Takeover Offer can continue to be traded, provided they remain listed on a stock exchange. However, the current market price of CHORUS Shares may be influenced by the fact that the Bidder published its decision to submit a takeover offer on 30 May 2016. It is therefore uncertain whether the share price of CHORUS Shares will remain at the same level, fall or rise after the execution of the Takeover Offer.

The execution of the offer is expected to lead to a reduction in the Target Company’s free float. It is therefore to be expected that the supply of and the demand for CHORUS Shares will decrease from the current level upon completion of the offer and that the liquidity of CHORUS Shares will therefore fall. It is therefore possible that purchase and sale orders for CHORUS Shares will not be executed or not be executed on time. Furthermore, the possible reduction in the liquidity of CHORUS Shares may lead to CHORUS Shares undergoing considerably sharper future price fluctuations.

17.2	Possible Segment Change, Downlisting or Delisting

Upon completion of the Offer or at a later time, the Bidder may make changes to the Target Company, within the scope of what is legally permissible, such that (i) CHORUS Shares will no longer be traded on the segment of the regulated market of the Frankfurt Stock Exchange with additional listing requirements (Prime Standard), but will continue trading on the regulated market of the Frankfurt Stock Exchange (the “Segment Change”) or that (ii) the authorisation for CHORUS Shares to be traded on the regulated market of the Frankfurt Stock Exchange will be withdrawn and that they will be authorised for trading on the Open Market of the Frankfurt Stock Exchange (the “Downlisting”) or that (iii) the authorisation for CHORUS Shares to be traded on the Frankfurt Stock Exchange and/or on the Berlin, Düsseldorf, Munich and Stuttgart exchanges will be completely withdrawn (the “Delisting”).

In the event of a Segment Change, CHORUS Shares would no longer benefit from the stricter reporting requirements of the Prime Standard segment of the Frankfurt Stock Exchange. In the event of Downlisting or Delisting, the reporting requirements

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of the Target Company would be reduced or removed entirely. If the Bidder were to cause a Downlisting, this could possibly negatively impact the liquidity of CHORUS Shares, while a Delisting could result in CHORUS Shares effectively no longer being liquid.

German securities law does not provide any protection for CHORUS Shareholders should the Bidder decide to demand a Segment Change. Delisting or Downlisting may occur at the request of the Target Company if an offer to acquire all CHORUS Shares referring to this request for a Delisting or Downlisting has been published pursuant to the provisions of the WpÜG.

As part of this, the consideration offered for CHORUS Shares must consist of a cash payment and may not be less than (i) the weighted average domestic market price of CHORUS Shares in the last six months before publication of the decision to submit the public offer, or (ii) the highest consideration granted or agreed by the Bidder to acquire CHORUS Shares in the last six months before publication of the associated Offer Document.

17.3	Possible Majority of the Bidder at the Target Company’s Shareholders' Meeting

Upon completion of this offer and in the event that it holds 50% plus one share or more of the outstanding CHORUS Shares, the Bidder may possibly hold the majority of votes and capital required to implement important company law-related structuring measures regarding the Target Company at the Target Company’s shareholders' meeting.

Such company law-related structuring measures available to the Bidder upon completion of this offer include (other) amendments to the Articles of Association (including a change of legal form), capital increases, excluding shareholders’ subscription rights in the event of capital measures, the issue of convertible bonds, the conclusion of a domination and profit transfer agreement (Beherrschungs- und Gewinnabführungsvertrag), intercompany agreements, transformations (Umwandlungen), mergers, dissolutions (including a “dissolution by transfer”) and the sale of all or the majority of assets held by the Target Company.

Accordingly, minority shareholders of the Target Company would not be in a position to significantly influence key business decisions of the Target Company. Carrying out some of these measures could also lead to a Delisting of the CHORUS Shares.

17.4	Domination and/or Profit Transfer Agreement

If the Bidder directly or indirectly holds at least 75% of the share capital of the Target Company with voting rights, the Bidder shall alternatively consider the

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conclusion of a domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) pursuant to sections 291 et seq. AktG, with the Target Company as the dominated company. To conclude an agreement of this nature, the Bidder must offer “adequate compensation” to the remaining minority shareholders.

17.5	Possible Squeeze-Out

Upon successful completion of the Exchange Offer, the Bidder shall have up to three opportunities to attempt to transfer the CHORUS Shares held by the minority shareholders to the Bidder. Forced exclusion of the remaining minority shareholders of the Target Company in return for appropriate compensation for the minority shareholders (the “Squeeze-Out”) would ultimately lead to, inter alia, CHORUS Shares no longer being listed on the Frankfurt Stock Exchange and on the Berlin, Düsseldorf, Munich and Stuttgart exchanges.

17.5.1	Squeeze-Out pursuant to German Stock Corporation Law

If the Bidder directly or indirectly holds at least 95% of the share capital of the Target Company upon successful completion of the Exchange Offer pursuant to section 327a AktG, the Bidder can cause the shareholders' meeting of the Target Company to resolve on the transfer of the remaining CHORUS Shares held by minority shareholders to the Bidder in return for appropriate cash settlement (sections 327a et seqq. AktG). The amount of the appropriate compensation could be equal to, higher or lower than the consideration associated with the offer.

17.5.2	Squeeze-Out pursuant to German Law on Takeovers

If the Bidder directly or indirectly holds at least 95% of the share capital of the Target Company upon successful completion of the Exchange Offer pursuant to section 39a paras 1 and 2 WpÜG, the Bidder may also apply to the competent court, within three months of the end of the Acceptance Period, to have the remaining CHORUS Shares held by minority shareholders transferred to the Bidder by court order in return for the consideration associated with the offer or a cash payment (section 39a WpÜG).

17.5.3	Squeeze-Out pursuant to German Law on Transformations

If the Bidder holds at least 90% of the share capital of the Target Company upon successful completion of the Exchange Offer pursuant to section 62 paras 1, 5 UmwG, the Bidder could cause the shareholders' meeting of the Target Company to pass a resolution on the transfer of the remaining CHORUS Shares of the minority shareholders to the Bidder for an appropriate cash settlement in connection with a merger (section 62 para. 5

84

UmwG). The amount of the appropriate compensation could be equal to, higher or lower than the consideration associated with the offer.

17.6	CHORUS Shareholders’ Right to Sell-out pursuant to Section 39c WpÜG

Pursuant to section 39c WpÜG, upon expiry of the Acceptance Period and in the event that the Bidder holds at least 95% of CHORUS Shares upon conclusion of the Takeover Offer, CHORUS Shareholders that have not accepted the Takeover Offer have a right to sell-out (Andienungsrecht) with respect to the CHORUS Shares they hold. If the Bidder holds at least 95% of CHORUS Shares upon conclusion of the Exchange Offer, this may make it necessary to provide further Capital Stage Offer Shares after the Offer Capital Increase has been executed. CHORUS Shares offered for exchange based on the right to sell-out (Andienungsrecht) within the three-month period, which are indicated in the Declaration of Acceptance and are to be transferred to a new ISIN, which is yet to be created for the purpose of accepting the right to sell-out, are described as “Offered CHORUS Shares”.

In order to enable the Exchange Trustee to provide the necessary number of Capital Stage Offer Shares pursuant to the above-mentioned exchange ratio in the event that rights to sell-out (Andienungsrechte) are exercised in this way, shares from the Offer Capital Increase and – if required – further shares from the Bidders’ authorised capital are available (see item 6.2.2 of this Offer Document). These Capital Stage Shares shall also be issued against contribution in kind.

If the Bidder holds at least 95% of CHORUS Shares upon conclusion of the Exchange Offer, the Bidder shall publish this fact online at http://www.capitalstage.com under the heading Investor Relations – Public Takeover Offer for CHORUS Clean Energy” and in the Federal Official Gazette (Bundesanzeiger) pursuant to section 23 para. 1 sentence 1 no. 4 WpÜG. If the Bidder does not fulfil this obligation, the three-month period for the acceptance of the Takeover Offer shall not begin until the publication obligation has been fulfilled, pursuant to section 39c sentence 2 WpÜG. The procedure for the technical execution of the sell-out (Andienung) would be published in good time by the Bidder.

The notes on the execution of the offer described in item 13 shall apply in the event of an acceptance of the offer within the sell-out period (Andienungsfrist) subject to the following: The right to sell-out (Andienungsrecht) shall be deemed to have been exercised within the stipulated period if the transfer of CHORUS Shares at Clearstream to the ISIN still to be created for the purpose of accepting the right to sell-out (Andienungsrecht) has been carried out no later than 6 p.m. CET on the second Banking Day (inclusive) after the end of the sell-out period (Andienungsfrist). CHORUS Shares remaining in the securities account of the relevant Custodian Bank and which have been offered (angedient) within the sell-out period (Andienungsfrist)

85

shall be deleted from the securities account of the Custodian Bank and made available to the Settlement Agent by transfer to its Clearstream securities account for transfer to the Bidder pursuant to the instructions in item 13.3 of this Offer Document without delay and no later than seven Banking Days after the end of the sell-out period (Andienungsfrist).

18.	CASH AND CASH-VALUE BENEFITS FOR MEMBERS OF THE MANAGEMENT OR SUPERVISORY BOARD OF THE TARGET COMPANY

The Bidder and the Target Company have made the following agreements in the Business Combination Agreement in the event of a successful completion of the Takeover Offer that, for the members of the Management and Supervisory Boards of the Bidder and the Target Company, are linked to the Takeover Offer with the following cash or cash-value benefits:

•	Holger Götze, Chairman of the Target Company's Management Board, shall be a member of the Bidder's Management Board and receive customary remuneration for this role.
•	Peter Heidecker, Chairman of the Target Company's Supervisory Board, and Christine Scheel, member of the Target Company's Supervisory Board shall become members of the Bidder's Supervisory Board and receive customary remuneration for these roles.
•	Dr Christoph Husmann, member of the Bidder's Management Board, Holger Götze, Chairman of the Target Company's Management Board and planned future member of the Bidder's Management Board, shall become members of the Target Company's Supervisory Board and receive customary remuneration for these roles.

Apart from the above paragraphs, no member of the Management Board and the Supervisory Board of the Target Company or any person acting in concert with them within the meaning of section 2 para. 5 WpÜG or their subsidiaries have been granted or promised cash or other cash-value benefits in connection with this Takeover Offer by the Bidder, by persons acting in concert with it within the meaning of section 2 para. 5 WpÜG or by its subsidiaries.

The members of the Management and Supervisory Boards of the Target Company who are also CHORUS Shareholders may accept the Takeover Offer. If the members of the Management and Supervisory Boards of the Target Company actually accept the Takeover Offer, they would receive exactly the same Offer Consideration for

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their Tendered CHORUS Shares that all other CHORUS Shareholders will receive under this Takeover Offer for their Tendered CHORUS Shares.

19.	OUTCOME OF THE TAKEOVER OFFER AND OTHER PUBLICATIONS AND COMMUNICATIONS

In addition to the publications of the Bidder described elsewhere in this Offer Document, the Bidder will make the following publications and communications during the offer:

The Bidder will announce the number of all CHORUS Shares that it holds along with those held by persons acting in concert with it and its subsidiaries, including the amount of the respective shares and the shares with voting rights that it holds and that will be assigned to it pursuant to section 30 WpÜG and the amount of the shares with voting rights to be disclosed pursuant to section 25 WpHG, as well the number of Tendered CHORUS Shares arising from the Declarations of Acceptance received by the Bidder, including the percentage of the Target Company's share capital and voting rights these shares represent pursuant to section 23 para. 1 WpÜG

•	weekly upon publication of the Offer Document and daily in the final week before the end of the Acceptance Period,
•	immediately after the end of the Acceptance Period (the "Announcement of Results"),
•	immediately after the end of the Additional Acceptance Period (the “Additional announcement of Results”); and
•	immediately, as soon as the offer is accepted for at least 95% of the CHORUS Shares.

These will be published online at http://www.capitalstage.com under the heading “Investor Relations – CHORUS Clean Energy Public Offer Document“ and in the Federal Official Gazette (Bundesanzeiger) and communicated to BaFin.

Pursuant to section 23 para. 2 WpÜG, the Bidder will continue to announce every direct or indirect acquisition of CHORUS Shares by the Bidder, by persons acting in concert with the Bidder within the meaning of section 2 para. 5 sentence 1 WpÜG or by its subsidiaries in the period from the publication of the Offer Document until publication on an exchange or over the counter pursuant to section 23 para. 1 sentence 1 no. 2 WpÜG, as well as any direct or indirect over the counter acquisition of CHORUS Shares within one year of the publication pursuant to section 23 para. 1 sentence 1 no. 2 WpÜG, stating the nature and amount of the consideration online at http://www.capitalstage.com under the heading "Investor Relations - Public

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Takeover Offer for CHORUS Clean Energy” and in the Federal Official Gazette (Bundesanzeiger) and will communicate this to BaFin.

In the cases of section 23 paras 1 and 2 WpÜG, the agreement is equal to acquisition pursuant to section 31 para. 6 WpÜG, based on which the transfer of shares may be required. As such, an acquisition does not constitute the exercise of a statutory subscription right due to an increase in the share capital of the Target Company.

20.	TAXES

The bases for taxation are provided in the section W “Taxation in Germany” in Annex 3 of this Offer Document. We would like to point out that CHORUS Shareholders that accept the Takeover Offer are future shareholders of the Bidder. This may have a significant impact on the individual tax position of CHORUS Shareholders accepting the Takeover Offer.

The Bidder recommends that CHORUS Shareholders seek tax advice on their personal financial circumstances regarding the tax consequences of accepting this offer.

21.	APPLICABLE LAW AND PLACE OF JURISDICTION

This offer and the agreements which result from acceptance of this offer are subject to German law. The exclusive place of jurisdiction for all legal disputes arising out of or in connection with this offer (and all agreements concluded as a result of the acceptance of this offer) is, to the extent permitted by law, Hamburg, Germany.

22.	DECLARATION OF ASSUMPTION OF RESPONSIBILITY

Capital Stage AG, a public limited company with its registered office in Hamburg, registered in the commercial register of the Hamburg District Court under HRB 63197, assumes responsibility for the content of this Offer Document pursuant to section 11 para. 3 WpÜG, and states that, to the best of its knowledge, the information contained in this Offer Document is correct and no material facts have been omitted.

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Hamburg, 28 July 2016 Capital Stage AG
represented by:	represented by:

Prof. Dr. Klaus-Dieter Maubach	Marco Beckers
Chairman of the Management Board:	Authorized Signatory

89

ANNEX 1

Subsidiaries of Capital Stage

Company	Headquarters
Alameda S.r.l.	Bolzano, Italy
ARSAC 4 S.A.S.	Paris, France
ARSAC 7 S.A.S.	Paris, France
Asperg Erste Solar GmbH	Halle (Saale), Germany
Asperg Fünfte Solar GmbH	Halle (Saale), Germany
Asperg Sechste Solar GmbH	Halle (Saale), Germany
Asperg Zweite Solar GmbH	Halle (Saale), Germany
Blestium Ltd.	London, UK
BOREAS Windfeld Greußen GmbH & Co. KG	Greußen Germany
Bypass Nurseries LSPV Ltd.	London, UK
Capital Stage Biscaya Beteiligungs GmbH	Hamburg, Germany
Capital Stage Caddington Ltd.	London, UK
Capital Stage Caddington II Ltd.	London, UK
Capital Stage France Beteiligungsgesellschaft mbH	Reußenköge Germany
Capital Stage Göttingen Photovoltaik GmbH	Hamburg, Germany
Capital Stage Hall Farm Ltd.	Edinburgh, UK
Capital Stage Manor Farm Ltd.	London, UK
90

Capital Stage Solar IPP GmbH	Hamburg, Germany
Capital Stage Solar Service GmbH	Halle (Saale), Germany
Capital Stage Tonedale 1 Ltd.	Exeter, UK
Capital Stage Tonedale 2 Ltd.	Exeter, UK
Capital Stage Tonedale LLP	Exeter, UK
Capital Stage Venezia Beteiligungs GmbH	Hamburg, Germany
Capital Stage Wind Beteiligungs GmbH	Hamburg, Germany
Capital Stage Wind IPP GmbH	Hamburg, Germany
Casette S.r.l.	Bolzano, Italy
Centrale Fotovoltaica Camporota S.r.l.	Bolzano, Italy
Centrale Fotovoltaica Santa Maria in Piana S.r.l.	Bolzano, Italy
Centrale Fotovoltaica Treia 1 S.a.s. di Progetto Marche S.r.l.	Bolzano, Italy
Centrale Photovoltaique SauS 06 SARL	Pérols, France
Clawdd Ddu Farm Ltd.	London, UK
Communal le Court S.A.S.	Paris, France
CPV Bach SARL	Pérols, France
CPV Entoublanc SARL	Pérols, France
CPV Labecede SARL	Pérols, France
CPV Sun 20 SARL	Pérols, France
CPV Sun 21 SARL	Pérols, France
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CPV Sun 24 SARL	Pérols, France
CS Solarpark Bad Endbach GmbH	Halle (Saale), Germany
CSG IPP GmbH	Hamburg, Germany
DE Stern 10 S.r.l.	Bolzano, Italy
Énergie Solaire Biscaya S.A.S.	Paris, France
Energiekontor Windstrom GmbH & Co. UW Lunestedt KG	Bremerhaven, Germany
Energiepark Lunestedt GmbH & Co. WP HEE KG	Bremerhaven, Germany
Energiepark Lunestedt GmbH & Co. WP LUN KG	Bremerhaven, Germany
Fano Solar 1 S.r.l.	Bolzano, Italy
Fano Solar 2 S.r.l.	Bolzano, Italy
Foxburrow Farm Solar Farm Ltd.	London, UK
GE.FIN Energy Oria Division S.r.l.	Bolzano, Italy
GlenSolar IQ Ltd.	London, UK
Grid Essence UK Ltd.	London, UK
Haut Lande SARL	Paris, France
IOW Solar Ltd.	London, UK
Krumbach Photovoltaik GmbH	Halle (Saale), Germany
Krumbach Zwei Photovoltaik GmbH	Halle (Saale), Germany
La Gouardoune Centrale Solaire SARL	Paris, France
Labraise Sud SARL	Paris, France
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Lagravette S.A.S.	Paris, France
Le Communal Est Ouest SARL	Paris, France
MonSolar IQ Ltd.	London, UK
MTS4 S.r.l.	Bolzano, Italy
Notaresco Solar S.r.l.	Bolzano, Italy
Oetzi S.r.l.	Bolzano, Italy
Parco Eolico Monte Vitalba S.r.l.	Bolzano, Italy
Pfeffenhausen-Egglhausen Photovoltaik GmbH	Halle (Saale), Germany
Polesine Energy 1 S.r.l.	Bolzano, Italy
Polesine Energy 2 S.r.l.	Bolzano, Italy
Progetto Marche S.r.l.	Bolzano, Italy
Ribaforada 3 S.r.l.	Bolzano, Italy
Ribaforada 7 S.r.l.	Bolzano, Italy
Sant’ Omero Solar S.r.l.	Bolzano, Italy
Société Centrale Photovoltaïque d'Avon les Roches S.A.S.	Paris, France
Solaire Ille SARL	Pérols, France
Solar Energy S.r.l.	Bolzano, Italy
Solar Farm FC1 S.r.l.	Bolzano, Italy
Solar Farm FC3 S.r.l.	Bolzano, Italy
Solarpark Bad Harzburg GmbH	Halle (Saale), Germany
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Solarpark Brandenburg (Havel) GmbH	Halle (Saale), Germany
Solarpark Glebitzsch GmbH	Halle (Saale), Germany
Solarpark Golpa GmbH & Co. KG	Reußenköge, Germany
Solarpark Lettewitz GmbH	Halle (Saale), Germany
Solarpark Lochau GmbH	Halle (Saale), Germany
Solarpark Neuhausen GmbH	Halle (Saale), Germany
Solarpark PVA GmbH	Halle (Saale), Germany
Solarpark Ramin GmbH	Halle (Saale), Germany
Solarpark Rassnitz GmbH	Halle (Saale), Germany
Solarpark Roitzsch GmbH	Halle (Saale), Germany
Sowerby Lodge Ltd.	Exeter, UK
SP 07 S.r.l.	Bolzano, Italy
SP 09 S.r.l.	Bolzano, Italy
SP 10 S.r.l.	Bolzano, Italy
SP 11 S.r.l.	Bolzano, Italy
SP 13 S.r.l.	Bolzano, Italy
SP 14 S.r.l.	Bolzano, Italy
Treia 1 Holding S.r.l.	Bolzano, Italy
Trequite Farm Ltd.	London, UK
Trewidland Farm Ltd.	London, UK
Vallone S.r.l.	Bolzano, Italy
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Windkraft Kirchheilingen IV GmbH & Co. KG	Kirchheilingen, Germany
Windkraft Olbersleben II GmbH & Co. KG	Olbersleben, Germany
Windkraft Sohland GmbH & Co. KG	Reichenbach, Germany
Windpark Dahme – Wahlsdorf 3 GmbH & Co. KG	Schönefeld, Germany
Windpark Gauaschach GmbH	Hamburg, Germany
95

ANNEX 2

Subsidiaries of CHORUS

Company	Headquarters
Atlantis Energy di Chorus Solar Italia Centrale 5, Srl & Co. SAS	Brunico, Italy
Cagli Solar di Chorus Solar Italia Centrale 5, Srl & Co. SAS	Brunico, Italy
Centrale Eolienne de Bihy SARL	Vern sur Seiche, France
CHORUS Clean Energy Advisor GmbH	Neubiberg, Germany
CHORUS Clean Energy Assetmanagement GmbH	Neubiberg, Germany
CHORUS Clean Energy Invest GmbH	Neubiberg, Germany
CHORUS CleanTech 1, Fonds Invest GmbH	Neubiberg, Germany
CHORUS CleanTech 2, Fonds Invest GmbH	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Burgheim KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solardach Betze KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Bockelwitz KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Denkendorf KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Eisleben KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Gardelegen KG	Neubiberg, Germany
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CHORUS CleanTech GmbH & Co. Solarpark Greiz KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Gut Werchau KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Kemating KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Neuenhagen KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Pasewalk KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Richelbach KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Rietschen KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Rüdersdorf KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Ruhland KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Scheibenberg KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Vilseck KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarpark Warrenzin KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Solarparks Niederbayern KG	Neubiberg, Germany
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CHORUS CleanTech GmbH & Co. Windpark Hellberge KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Windpark Ruhlkirchen KG	Neubiberg, Germany
CHORUS CleanTech GmbH & Co. Windpark Stolzenhain KG	Neubiberg, Germany
CHORUS CleanTech Management GmbH	Neubiberg, Germany
CHORUS Energieanlagen GmbH	Neubiberg, Germany
CHORUS CleanTech 7. Solarinvest GmbH	Neubiberg, Germany
CHORUS IPP Europe GmbH	Neubiberg, Deutschland
CHORUS GmbH	Neubiberg, Germany
CHORUS Solar 3. Srl	Brunico, Italy
CHORUS Solar 3. Srl & Co. SAS	Brunico, Italy
CHORUS Solar 3. Srl & Co. SAS 2	Brunico, Italy
CHORUS Solar 5. Srl	Brunico, Italy
CHORUS Solar 5. Srl & Co. SAS Alpha	Brunico, Italy
CHORUS Solar Banna 3. Srl	Brunico, Italy
CHORUS Solar Banna 3. Srl & Co. Torino Due SAS	Brunico, Italy
CHORUS Solar Banna 5. Srl	Brunico, Italy
CHORUS Solar Banna 5. Srl & Co. PP4 SAS	Brunico, Italy
CHORUS Solar Banna 5. Srl & Co. SAS Beta	Brunico, Italy
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CHORUS Solar Banna 5. Srl & Co. Torino Uno SAS	Brunico, Italy
CHORUS Solar GmbH	Brunico, Italy
CHORUS Solar Italia Centrale 5. Srl	Brunico, Italy
CHORUS Solar Puglia 3. Srl	Brunico, Italy
CHORUS Solar Puglia 3. Srl & Co. Casarano SAS	Brunico, Italy
CHORUS Solar Puglia 3. Srl & Co. Matino SAS	Brunico, Italy
CHORUS Solar Puglia 3. Srl & Co. Nardo SAS	Brunico, Italy
CHORUS Solar Srl & Co. Foggia Cinque SAS	Brunico, Italy
CHORUS Solar Srl & Co. Foggia Due SAS	Brunico, Italy
CHORUS Solar Srl & Co. Foggia Nove SAS	Brunico, Italy
CHORUS Solar Srl & Co. Foggia Otto SAS	Brunico, Italy
CHORUS Solar Srl & Co. Foggia Quattro SAS	Brunico, Italy
CHORUS Solar Srl & Co. Foggia Sei SAS	Brunico, Italy
CHORUS Solar Srl & Co. Foggia Sette SAS	Brunico, Italy
CHORUS Solar Srl & Co. Foggia Tre SAS	Brunico, Italy
CHORUS Solar Srl & Co. SAS	Brunico, Italy
CHORUS Solar Toscana 5. Srl	Brunico, Italy
CHORUS Solar Toscana 5. Srl & Co. Ternavasso Due SAS	Brunico, Italy
CHORUS Solar Toscana 5. Srl & Co. Ternavasso Uno SAS	Brunico, Italy
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CHORUS Vertriebs GmbH	Neubiberg, Germany
Collechio Energy di Chorus Solar 5. Srl & Co. SAS	Brunico, Italy
Energia & Sviluppo di Chorus Solar 5. Srl & Co. SAS	Brunico, Italy
La Rocca Energy di Chorus Solar 3. Srl & Co. SAS	Brunico, Italy
Le Lame di Chorus Solar Toscana 5. Srl & Co. SAS	Brunico, Italy
Lux Energy di Chorus Solar 5. Srl & Co. SAS	Brunico, Italy
San Giuliano Energy di Chorus Solar Toscana 5. Srl & Co. SAS	Brunico, Italy
San Martino Energy di Chorus Solar 5. Srl & Co. SAS	Brunico, Italy
Solarpark Gelchsheim GmbH & Co. KG	Neubiberg, Germany
Solarpark Gnannenweiler GmbH & Co. KG	Reußenköge, Germany
Solarpark Staig GmbH & Co. KG	Reußenköge, Germany
Sun Time Renewable Energy di Chorus Solar 3. Srl & Co. SAS	Brunico, Italy
Treponti di Chorus Solar 3. Srl & Co. SAS	Brunico, Italy
Windpark Pongratzer Kogel GmbH	Vienna, Austria
Energiepark Appeln GmbH & Co. WP APP KG	Bremen, Germany
Windpark Zagersdorf GmbH	Kilb, Austria
Windpark Herrenstein GmbH	Kilb, Austria
Windpark Amöneburg-Roßdorf GmbH & Co. KG	Wörrstadt, Germany
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Windpark Zellertal GmbH & Co. KG	Reutlingen, Deutschland
Energiepark Hürth WP HÜ 1 GmbH & Co. KG	Bremerhaven, Deutschland
Infrastruktur Amöneburg-Roßdorf GmbH & Co. KG	Wörrstadt, Deutschland
Richelbach Solar GbR[1]	Reußenköge, Germany

1 According to the 2015 annual report: joint agreements.

101

ANNEX 3

Information according to section 2 no. 2 of the German Securities Acquisition and Takeover Act (WpÜG) in conjunction with section 7 of the German Securities Prospectus Act and the Regulation (EC) 809/2004 of 29 April 2004 as amended, transposing Directive 2003/71/EC of the European Parliament and of the Council as regards information contained in prospectuses as well as the format, incorporation by reference and the publication of such prospectuses and dissemination of advertisements

With respect to the information contained in this Annex 3 of the Offer Document, the following should be noted:

I.	References in this Annex [3] to the "prospectus" in the context of this Offer Document are to be understood as references to this Annex 3.

II.	The tenderer shall only update the Offer Document only to the extent permitted and required under the German Securities Acquisition and Takeover Act ("WpÜG"). The tenderer may also publish further, accompanying information relating to the exchange offer on the website of the tenderer at www.capitalstage.com under the heading "Investor Relations – Public takeover offer for CHORUS Clean Energy".

III.	All notifications and announcements required pursuant to the WpÜG will also be published on the internet in German at www.capitalstage.com under the heading "Investor Relations – Public takeover offer for CHORUS Clean Energy" and in the Federal Gazette and in English on the internet at www.capitalstage.com under the heading "Investor Relations – Public takeover offer for CHORUS Clean Energy".

IV.	The exchange offer is being implemented in the USA based on an exception to the regulations on takeover bids in accordance with Rule 14d-1(c) of the latest applicable version of the US Securities Exchange Act of 1934 (the "Securities Exchange Act"), and the bidder's shares offered in the takeover offer (the "Capital Stage offer shares") are being offered and issued based on an exception to the US government regulations in accordance with Rule 802 of the latest applicable version of the US Securities Act of 1933 (the "Securities Act"). More detailed guidelines for US shareholders of CHORUS Clean Energy AG can be found under item 1.2 of the Offer Document or under the section "D. The offer – 2. Important notices" in the following prospectus.

Contents

A. SUMMARY	5
SECTION A – INTRODUCTION AND WARNINGS	5
SECTION B – THE ISSUER	5
SECTION C – SECURITIES	24
SECTION D – RISKS	25
SECTION E – OFFER	28
B. RISK FACTORS	34
1. Legal and supervisory risks	34
2. Industry and market-related risks	40
3. Risks associated with the business activities of the Capital Stage Group	42
4. Risks associated with the shareholder structure and the listing of the new shares	50
5. Risks associated with the takeover offer	51
C. GENERAL INFORMATION	59
1. Responsibility for the contents of the prospectus	59
2. Object of this prospectus	59
3. Legal basis for the Capital Stage Offer shares	59
4. Admission to the Frankfurt Stock Exchange and the Hanseatic Stock Exchange in Hamburg	59
5. Voting rights	60
6. Dividends and liquidation rights	60
7. Form and certification of the Capital Stage offer shares.	60
8. Currency of the security issue	60
9. WKN/ISIN/stock market symbol of Capital Stage offer shares	60
10. Existing listing	60
11. Transferability of Capital Stage shares	60
12. Forward-looking statements	60
13. Note on sources of market, industry and customer data	61
14. Currency and financial data	63
15. Documents available for inspection	64
D. THE OFFERING	65
1. Object of the takeover offer	65
2. Important notices	65
3. Completion conditions	66
4. Waiver of completion conditions	66
5. Non-fulfilment of completion conditions	66
6. Publication of completion conditions	67
7. Acceptance period	67
8. Acceptance and settlement	68
9. Exchange trading with tendered CHORUS shares	71
10. Unwinding in the event of the non-fulfilment of the completion conditions	71

I

11. Right of withdrawal of CHORUS shareholders who accept the offer	72
12. Schedule	72
13. Information on the Capital Stage offer shares offered to the CHORUS shareholders	73
14. Interests of third parties and the Company in the offer	73
15. Reasons for the offer, cost of the issue and use of proceeds	73
16. Minimum consideration	74
E. DESCRIPTION OF THE PROPOSED ACQUISITION	75
1. Introduction	75
2. Economic and strategic motivations behind the takeover offer	75
3. Business Combination Agreement	76
4. Future cooperation, integration and synergies	77
F. GENERAL INFORMATION ABOUT CHORUS CLEAN ENERGY AKTIENGESELLSCHAFT	80
1. Company; establishment; financial year; duration; registered office	80
2. Purpose of the Company	80
3. Capital ratio	81
4. Overview of the business activities of the CHORUS Group	83
5. Governing bodies	84
G. DIVIDEND POLICY AND EARNINGS PER SHARE	85
1. Dividend rights	85
2. Earnings and dividend per share	85
3. Dividend policy	85
H. DILUTION	86
I. CAPITALISATION AND INDEBTEDNESS	87
1. Capitalisation	87
2. Liquidity	88
3. Indirect, contingent indebtedness and other liabilities	88
4. Working capital	88
J. SELECTED FINANCIAL INFORMATION	89
1. Consolidated statement of comprehensive income	89
2. Consolidated balance sheet	90
3. [section 3, and changes, missing]	91
4. Consolidated cash flow statement	92
5. Key financial figures relating to operations	94
K. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	96
1. Overview	96
2. Key factors affecting the results of operation	97
3. Presentation and comparability of financial information	99
4. Designation of interest rate swaps as hedging instruments effective 1 July 2014	100
5. Results of operations	100
6. Development of the financial position and sources of financing	108
7. Critical accounting decisions and key sources of estimation uncertainties	115

II

8. Basic principles of risk management	116
9. Additional information from the annual financial statements (according to the German Commercial Code (HGB)) of Capital Stage AG	117
L. PRO-FORMA CONSOLIDATED FINANCIAL INFORMATION FOR CAPITAL STAGE AG FOR THE FINANCIAL YEAR ENDING ON 31 DECEMBER 2015 AS WELL AS AT AND FOR THE THREE-MONTH PERIOD ENDING ON 31 MARCH 2016	119
A. Introduction	119
B. Fundamental principles adopted in preparing the pro forma financial information	120
C. Adjustments to historical financial data of CHORUS	122
D. PRO FORMA CONSOLIDATED INCOME STATEMENTS FOR THE PERIODS FROM 1 JANUARY 2015 UNTIL 31 DECEMBER 2015 AND FROM 1 JANUARY 2016 UNTIL 31 MARCH 2016 AS WELL AS PRO FORMA CONSOLIDATED BALANCE SHEET AS AT 31 MARCH 2016	128
Certified statement	137
M. PROFIT FORECAST	138
1. Forecast of Operating EBIT for Capital Stage AG in financial year 2016	138
2. Notes to the Profit Forecast	139
3. Certified statement	142
N. INDUSTRY OVERVIEW	143
1. Markets for renewable energies	143
2. Photovoltaics	145
3. Wind energy	151
4. Competition and competitive position	156
O. BUSINESS	158
1. Introduction	158
2. History	158
3. Strengths	159
4. Strategy	160
5. Business activities of the Capital Stage Group	161
6. Business segments of the Capital Stage Group	164
7. Investments	169
8. Intellectual property rights	172
9. Property, plant and equipment	172
10. Employees	172
11. Material contracts	172
12. Legal proceedings	173
13. Insurance	174
P REGULATORY ENVIRONMENT AND LEGAL FRAMEWORK	175
1. The photovoltaic and wind power sector in Germany	175
2. The photovoltaic sector in the United Kingdom	179
3. The photovoltaic sector in France	182

III

4. The photovoltaic and wind energy sectors in Italy	184
Q. GENERAL INFORMATION ON THE COMPANY	191
1. History of the company, formation, name, registered office, financial year and duration of the company	191
2. Business purpose	191
3. Stock market listing	191
4. Auditors	191
5. Notices	192
6. Description of the Capital Stage Group	192
R. DESCRIPTION OF SHARE CAPITAL	193
1. Share capital and shares	193
2. Changes in share capital in the last three years	193
3. Capital increase for the execution of the takeover bid	194
4. Authorised share capital	194
5. Contingent Capital I	195
6. Contingent Capital II	195
7. Contingent capital III	196
8. Authorisation for the issue of share options	196
9. Authorisation to issue convertible/ warrant bonds, profit-participation rights, income bonds or a combination of these instruments	196
10. Management participation	198
11. General provisions for the liquidation of the Company	199
12. General provisions governing changes in the share capital	200
13. General provisions governing subscription rights	200
14. Disclosure requirements for shareholdings	200
15. Exclusion of minority shareholders	201
S. MANAGEMENT AND GOVERNING BODIES	202
1. Management Board	203
2. Supervisory Board	205
3. Conflicts of interest	212
4. Required information about the members of the Management Board and the Supervisory Board	213
5. Shareholders' meetings	213
6. Corporate Governance	214
T. SHAREHOLDER STRUCTURE	216
U. RELATED PARTIES TRANSACTIONS AND LEGAL RELATIONSHIPS	217
1. Property lease agreements with GbR Holzhafen Ost	217
2. Lease agreements between B&L Holzhafen West GmbH & Co. KG and the Company	217
3. Consulting agreement between maubach.icp GmbH and the Company	217
V. DETAILS OF PARTICIPATING INTERESTS	218
1. Summary of significant participating interests	218

IV

2. Table of associated companies	221
W. TAXATION IN GERMANY	222
1. Taxation of the Company	222
2. Taxation of shareholders	222
X. FINANCIAL SECTION	F-1
1. Contents	F-1
Y. RECENT DEVELOPMENTS AND OUTLOOK	O-1
Z. GLOSSARY	G-1
AA. SIGNATURES	S-1

V

A. SUMMARY

Summaries are made up of disclosure requirements known as "Elements". These Elements are numbered in sections A. - A. - E (A.1 - E.7).

This summary contains all the Elements required to be included in a summary for this type of securities and issuer. As some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements in this summary.

Even though an Element may be required to be inserted in the summary because of the type of securities and issuer, it is possible that no relevant information can be given regarding this Element. In this case a short description of the Element is included in the summary with the note "not applicable".

SECTION A - INTRODUCTION AND WARNINGS
A.1	Warnings

This summary should be read as an introduction to this prospectus.

Any decision by the investor to invest in the securities should be based on the prospectus as a whole.

In the event that claims are brought before the court on the basis of the information contained in this prospectus, the investor acting as plaintiff may be required, by application of the national legislation of the respective Member State of the European Economic Area, to bear the costs for the translation of the prospectus before the commencement of the legal proceedings.

Capital Stage AG, Hamburg (the "Company", and together with its direct and indirect subsidiaries at the date of this prospectus, the "Capital Stage Group") assumes responsibility for this summary, including any translations, in accordance with section 5 para. 2b no. 4 of the Securities Prospectus Act (Wertpapierprospektgesetz). Those persons who have assumed responsibility for the summary, including any translations, as mentioned, or who are responsible for issuing it, may be held liable for the contents of this summary, but only if the summary is misleading, inaccurate or inconsistent when read together with the other parts of the prospectus or if it does not provide all the necessary key elements when read together with the other parts of the prospectus.

A.2	Consent to use the prospectus for the subsequent resale or final placement of securities by financial intermediaries	Not applicable (the Company's consent to use the prospectus for the subsequent resale or final placement of securities by financial intermediaries has not been granted).

SECTION B - THE ISSUER
B.1	Legal and commercial name	The Company's legal and commercial name is Capital Stage AG.
B.2	Domicile and legal form of the issuer, legislation under which the issuer operates and its country of incorporation	Capital Stage AG has its registered office in Hamburg, Germany, and is registered with the commercial register (Handelsregister) at the Local Court (Amtsgericht) of Hamburg under HRB 63197. The Company is a German stock corporation, which was founded in Germany and is subject to German law.
B.3	Nature of the issuer's current business	Capital Stage AG operates solar and wind power plants and, as at the date of the prospectus, had a portfolio containing 81 photovoltaic parks operations and principal activities and its main markets

("PV parks") and 10 wind parks with a total capacity of approximately 605.3 Megawatt peak ("MWp") (PV parks 474.9 MWp, wind parks 130.4 MWp). Measured in terms of the cumulative capacity of its solar energy plants, the Company is, by its own estimation, Germany's largest PV park operator that is independent from any power company. In the course of its business activities, Capital Stage AG usually acquires indirectly all the shares in project companies, which are in possession of the solar and wind power plants. Ownership regularly includes the plants themselves, i.e. the solar modules, components and substructures, but not in all cases the actual land, which is normally leased (the solar and wind power plants operated by the Company are referred to below as "PV parks" and "wind parks"). In addition, the Company carries out the majority of the operation and management ("O&M") of its PV and wind parks, especially in Germany, itself. Furthermore, the wholly owned subsidiary, Capital Stage Solar Service GmbH, also carries out the O&M for third-party PV park facilities as a service.

Since 2009, Capital Stage AG has consistently positioned itself in the downstream segment of the renewable energies sector value chain, i.e. the operation of plants for the generation of renewable energy. The special focus here is on the acquisition and operation of turn-key installations (turn-key existing parks or focus (which are already connected to the grid and have verifiable output data). As a rule, the Company does not get involved in the planning of the installations. With this strategy, which it believes reduces project development risks, the Company is significantly different from other companies in the solar industry, such as solar module manufacturers and project developers. The Company intends to further expand its portfolio of PV and wind parks in future and continuously reviews attractive investment opportunities.

The Company's main markets are the photovoltaic and wind energy markets in Germany, Italy, France (currently only PV parks) and the United Kingdom (currently only PV parks).

Photovoltaics:

In 2014, the German federal government had set a target of 2.5 gigawatts (GW) for newly installed capacity per year in its Renewable Energy Act. This target was not reached in 2014 (1.9 GW), and it was also missed clearly in 2015 with newly installed capacity of about 1.5 GW. With a nominal capacity of 40 GW spread across 1.5 million systems, photovoltaic power production accounted for about 6.4% of the gross power demand in Germany, generating an estimated 38.5 terawatt hours ("TWh"). (source: Fraunhofer ISE 2016)

In Italy, photovoltaic installations with a capacity of 300 MW were newly installed on the electricity grid in 2015 (after photovoltaic installations with a capacity of approximately 424 MW went on the grid in 2014). (source: IEA – Snapshot Global)

In 2015, France had the third-largest production of photovoltaic capacity in Europe behind the United Kingdom and Germany with 879 MW (2014: 939 MW). In total, by the end of 2015, France had a total photovoltaic capacity of around 6.6 GW (2014: 5.7 GW). (source: IEA – Snapshot Global)

In 2015, the United Kingdom was once again the leading nation in Europe in terms of new installations of photovoltaic capacity. After building 2.4 GW of new capacity in 2014, the United Kingdom added more than 3.5 GW of new capacity in 2015. (source: IEA – Snapshot Global)

Wind energy:

In 2015, the German wind market recorded its second-strongest year regarding the expansion of onshore wind power after 2014. According to recent surveys conducted by Deutsche WindGuard and commissioned by the German Wind Energy Association (Bundesverband WindEnergie – BWE) and VDMA Power Systems (VDMA PS), in 2012, 1,368 (2014: 1,766) new wind power plants were installed with a capacity of 3,731 MW (2014: 4,750.26 MW). (source: WindGuard 2015)

In 2015, Italy was the ninth-largest wind power generator in the world, with a total installed wind power capacity of 8.96 GW, and the fifth largest in Europe behind Germany, Spain, the United Kingdom and France. (source: GWEC Statistics 2015)

France is the eighth-largest wind power generator in the world and the fourth largest in Europe behind Germany, Spain and the United Kingdom. With a total installed wind power capacity of 10.36 GW, this energy segment covers 4% of the entire national power consumption. In 2015, new wind power plants with a capacity of 1.07 GW were installed. (source: GWEC Report 2015)

The United Kingdom is the sixth-largest wind power generator in the world with a total installed wind power capacity of 13.60 GW and the third largest in Europe behind Germany and Spain. Of that 13.6 GW, 8.5 GW come from onshore wind power and 5.1 GW is generated offshore. In 2015, new wind power plants with a capacity of 975 MW were installed, compared to 1.92 GW in 2014. (source: GWEC Report 2015)

B.4a	Most significant recent trends affecting the issuer and the markets in which it operates

The Company is in particular affected by changes to the regulatory framework conditions.

The Company expects that the subsidy of electricity from renewable energy sources in Germany, which has been subject to the EEG amendment in force at the time of start-up since the EEG entered into force in 2000, will change fundamentally and will continue to fall. The reform of the EEG – the so-called "EEG 2016" – have included introduction of the following changes that result in additional risks for the business activities of the Capital Stage Group. Thus, for example, the amount of feed-in remuneration for all PV plants with a generating capacity of more than 750 kilowatt peak ("kWp") is now determined by means of tendering procedures.

B.5	Description of the group and the issuer's position within the group	The company is the parent company of Capital Stage Group, consisting of the parent company and its participating interests (including PV and wind park project companies). The following graphic shows the Capital Stage Group as of the date of publication of this prospectus.

Capital Stage AG
100%
Capital Stage Solar IPP GmbH
100%
CSG IPP GmbH
100%
Capital Stage Wind IPP GmbH
100%
100% Solarpark Roitzsch GmbH
100% CS Göttingen Photovoltaik GmbH
100% Solarpark Lettewitz GmbH
100% Solarpark Neuhausen GmbH
100% Windpark Gauaschach GmbH
100% Solarpark Rassnitz GmbH
100% Solar Farm FC1 Srl (Cesena)
100% Solar Farm FC3 Srl (Forlì)
100% DE Stern 10 Srl (Parma)
100% Polesine Energy I Srl
100% Polesine Energy II Srl
IPP Portfolio Deutschland 15 Gesellschaften (Detaildarstellung s. 2. Seite)
IPP Portfolio Frankreich 7 Gesellschaften (Detaildarstellung s. 2. Seite)
IPP Portfolio Italien 13 Gesellschaften (Detaildarstellung s. 2. Seite)
IPP Portfolio UK 11 Gesellschaften (Detaildarstellung s. 2. Seite)
74,3% Windkraft Sohland GmbH & Co.KG
71,4% BOREAS Windfeld Greußen GmbH & Co.KG
85% Parco Eolico Monte Vitalba Srl
74,9% Windkraft Olbersleben II GmbH & Co.KG
50,99% Windkraft Kirchheilingen IV GmbH & Co.KG
100% Capital Stage Wind Beteiligungs GmbH
100% Windpark Dahme/ Wahlsdorf 3 GmbH & Co KG
100% Windstrom GmbH & Co. Lunestedt UW KG
100% Energiepark Lunestedt GmbH & Co. WP HEE KG
49% Energiepark Breitendeich RE WP BD GmbH & Co. KG
100% Energiepark Lunestedt GmbH & Co. WP LUN KG
49% Energiepark Debstedt GmbH & Co. RE WP DE KG
Alameda Srl 100%
Vallone Srl 100%
Casette Srl 100%
Ötzi Srl 100%
Solar Energy Srl 100%
Fano Solar 1 Srl 100%
Fano Solar 2 Srl 100%
Notaresco Solar Srl 100%
Sant' Omero Srl 100%
MTS 4 Srl (Noceto) 100%
Solaire Ille SARL (Ille sur Tet) 85%
Centrale Photovoltaique S-au S 06 SARL (Murles) 85%
Société Centrale Photovol-taique d'Avonles Roches 100%
Arsac 4 SAS 100%
Arsac 7 SAS 100%
Capital Stage France Beteiligungs GmbH 100%
100 %
Le Communal Est Ouest SARL (Aquitaine Portfolio) 100%
Foxburrow Farm Solar Farm Ltd. 100%
100%
Capital Stage Tonedale 1 Ltd.
Capital Stage Tonedale 2 Ltd.
50%
50%
Capital Stage Tonedale LLP
100% Sowerby Lodge Ltd
100% Capital Stage Solar Service GmbH O&M Solarparks Deutschland und Italien
100% Capital Stage Manor Farm Ltd.
100% Capital Stage CS CADDINGTON II LIMITED

CSG IPP GmbH

- 100% CS Solarpark Bad Endbach GmbH
- 51% Solarpark Brandenburg (Havel) GmbH
- 100% Krumbach Photovoltaik GmbH
- 100% Krumbach Zwei Photovoltaik GmbH
- 100% Solarpark Lochau GmbH
- 100% Solarpark Bad Harzburg GmbH
- 100% Asperg Erste Solar GmbH
- 100% Asperg Zweite Solar GmbH
- 100% Asperg Fünfte Solar GmbH
- 100% Asperg Sechste Solar GmbH
- 100% Solarpark Glebitzsch GmbH
- 100% Solarpark PVA GmbH
- 100% Solarpark Ramin GmbH
- 100% Pfeffenhausen-Egglhausen Photovoltaik GmbH
- 100% Solarpark Golpa GmbH & Co. KG
- 100% Capital Stage Biscaya Beteiligungs GmbH
  - 100% Énergie Solaire Biscaya S.A.S.
    - 100% Haut Lande S.A.R.L.
    - 100% Labraise Sud S.A.R.L.
    - 100% La Gouardoune Central Solaire S.A.R.L. (Ygos)
    - 100% Communal Le Court S.A.S. (Magescq)
    - 100% Lagravette S.A.S. (Durance)
- 100% Capital Stage Venezia Beteiligungs GmbH
  - 100% SP 07 Srl (SPV Valle Hierschel)
  - 100% SP 09 Srl (SPV Palazzolo)
  - 100% SP 10 Srl (SPV Bagnaria Arsa)
  - 100% SP 11 Srl (SPV Fornaci)
  - 100% SP 13 Srl (SPV La Brava)
  - 100% SP 14 Srl (SPV Torre)
- 100% Treia 1 S.r.l. / Progetto Marche S.r.l
  - Treia 1 S.r.l. 99% / Progetto Marche S.r.l 1%: Centrale Fotovoltaica Treia 1 s.a.s. (SPV Treia 1)
- 100% Centrale Fotovoltaica Santa Maria in Piana S.r.l (SPV Santa Maria in) Piana
- 100% Centrale Fotovoltaica Camporota S.r.l. (SPV Camporota)
- 100% GE.FIN Energy Oria Division S.r.l. (SPV Oria GE.FIN)
- 100% Ribaforada 3 S.r.l.
- 100% Ribaforada 7 S.r.l.
- 100% Capital Stage Caddington Ltd.
- 100% Capital Stage Hall Farm Ltd.
- 100% Grid Essence UK Ltd.
  - 100% Bypass Nurseries LSPV Ltd. (SPV Evesham)
  - 100% Clawdd Ddu Farm Ltd. (Elgin 7)
  - 100% Trewidland Farm Ltd. (Elgin 8)
  - 100% Trequite Farm Ltd. (Elgin 9)
  - 100% IOW Solar Ltd. (Isle of Wight)
  - 100% Blestium Ltd.
    - 100% GlenSolar IQ Ltd. (SPV Woden Park II)
    - 100% MonSolar IQ Ltd. (SPV Woden Park I)

B.6	Direct and indirect shareholders of the issuer

To the best of the Company's knowledge, which is based mainly on voting rights notifications pursuant to the German Securities Trading Act ("WpHG"), the following persons or companies held a material shareholding in the Company:

AMCO Service GmbH: 20.03%[1]

Dr. Liedtke Vermögensverwaltung GmbH: 10.38%[2]

Blue Elephant Venture GmbH: 6.59%[3]

Albert Büll Beteiligungsgesellschaft mbH: 5.93%[4]

Lobelia Beteiligungs GmbH: 4.85%[5]

1 The shares in AMCO Service GmbH are held by members of the Büll family.

2 The shares in Dr. Liedtke Vermögensverwaltung GmbH are held by members of the Liedtke family.

3 The shares in Blue Elephant Venture GmbH are attributed to Dr Peter-Alexander Wacker.

4 The shares in Albert Büll Beteiligungsgesellschaft mbH are attributed to AMCO Service GmbH. The same applies for the shares in Albert Büll Beteiligungsgesellschaft mbH for Amco Service GmbH.

5 The shares in Lobelia Beteiligungs GmbH are attributed to Dr Jörn Kreke and Dr Henning Kreke.

	Different voting rights	Not applicable (there are no different voting rights).
	Direct or indirect participation in or control of the issuer	At the date of the Prospectus, AMCO Service GmbH holds 20.03% of the Company's shares, Albert Büll Beteiligungsgesellschaft mbH holds 5.93%, and the Kreke family holds 4.85% through Lobelia Beteiligungs GmbH and holds 0.36% through Kreke Immobilien AG. Because of these holdings in the Company, AMCO Service GmbH, the Büll family and the Kreke family could, in the case of a correspondingly low number of attendees at the General Meeting, exercise controlling influence over the Company within the meaning of Section 17 para. 1 of the German Stock Corporation Act (Aktiengesetz), in that they have the majority of the votes present at the meeting.
B.7	Selected historical key financial information

The following tables contain selected financial information relating to Capital Stage AG on a consolidated basis for the financial years of the Capital Stage Group ending 31 December 2015, 2014 and 2013 as well as interim financial information for the three-month periods ending 31 March 2016 and 2015. The consolidated financial statements for the financial years ending 31 December 2015, 2014 and 2013 of the Capital Stage Group were prepared in accordance with IFRS and were each audited by Deloitte & Touche GmbH, Wirtschaftsprüfungsgesellschaft, which was renamed Deloitte GmbH Wirtschaftsprüfungsgesellschaft on 15 June 2016, Hamburg, and furnished with an unqualified audit opinion. An unaudited quarterly report was prepared for the three-month period ending on 31 March 2016.

The selected financial information shown below as of 31 December 2015 and 2014 and for the financial years ending 31 December 2015 and 2014 are taken from the consolidated financial statements for the financial year ended 31 December 2015 or derived therefrom. The selected financial information shown below as of 31 December 2013 and for the financial year ended 31 December 2013 are taken from the consolidated financial statements for the financial year ended 31 December 2014 or derived therefrom. The consolidated financial data reproduced below as of 31 March 2016 and for the three-month periods ending 31 March 2016 and 2015 are taken from the unaudited quarterly financial statements for the three-month period ending 31 March 2016 or from the financial information contained therein.

If financial data are presented that are derived from the consolidated financial statements or the annual financial statements of the Company, this information are marked as "audited". If financial data in this prospectus is specified as "unaudited", then this means that it was taken from the Company's unaudited quarterly report for the three months ending 31 March 2016 or the Company's internal financial statements, or that they are derived from the Company's consolidated financial statements or the annual financial statements.

Consolidated statement of comprehensive income

The following table represents the consolidated statement of comprehensive income in accordance with IFRS for the financial years ending 31 December 2015, 2014 and 2013 and for the first quarters ending 31 March 2016 and 2015:

	2015	2014[1,2]	2013[1,2]	Q I 2016	Q I 2015
	TEUR	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(un-audited)	(un-audited)
Sales	112,802	72,129	56,991	22,351	17,594
Other income	17,890	32,190	14,981	1,470	4,953
Cost of materials	-921	-567	-6,463	-272	-191
Personnel expenses	-5,758	-4,244	-6,299	-1,202	-813
Other expenses	-23,565	-13,328	-8,808	-6,166	-3,462
Earnings before interest, taxes, depreciation and amortisation (EBITDA)	100,448	86,180	50,402	16,181	18,081
Depreciation and amortisation	-47,888	-34,683	-18,733	-12,573	-8,334
Earnings before interest and taxes (EBIT)	52,560	51,497	31,669	3,608	9,747
Financial income	1,722	1,128	1,083	42	94
Financial expenses	-34,887	-23,516	-16,919	-15,836	-6,938
Earnings before taxes on income (EBT)	19,395	29,109	15,833	-12,186	2,903
Taxes on income	-52	2,000	-1,789	3,346	-1,755
Result from continuing operations	19,343	31,109	-	-8,840	1,148
Result from discontinued operations	-86	-5,054	-	0	-206
Result for the period (EAT)	19,257	26,055	14,044	-8,840	942
Currency translation differences	201	-24	53	499	-238
Cash flow hedges - effective portion of the change in fair value	910	-4,100	0	-5,771	-3,292
Income tax attributable to items that can be reclassified to profit or loss	-264	1,189	0	1,686	1,238
Consolidated comprehensive income	20,104	23,120	14,097	-12,426	-1,350

1	Because the two subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG were classified as "discontinued operations" in the consolidated financial statements for the year ended 31 December 2015, the comparable figures in the income statement for the previous financial year ended 31 December 2014 have been adjusted accordingly, as specified in IFRS 5. As a result, the figures for 2014 are not wholly consistent with the figures published in the 2014 Annual Report. In the figures from the income statement for 2013 in the table, Helvetic Energy GmbH and Calmatopo Holding AG have not yet been classified as "discontinued operations".

2	Overall, the adjustments necessitated by the FREP audit of financial year 2012 are not material in the context of IAS 8 classification requirements and were therefore reflected in full in profit or loss in financial year 2015. The presentation for financial years 2013 and 2014 therefore includes unadjusted figures. In line with the findings of FREP, the credit balances on the debt servicing and project reserve accounts have been deducted from the cash and cash equivalents, and the cash flow relating to investment activities adjusted accordingly to reflect the acquired debt servicing and project reserves.

Consolidated balance sheet

The following table represents the IFRS consolidated statement of financial position of the Company as of 31 December 2015, 2014 and 2013 and as of 31 March 2016:

ASSETS	2015	2014[1]	20131,	31 March 2016
	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(unaudited)
Intangible assets	176,250	145,425	91,426	172,132
Goodwill	7,361	2,623	6,827	7,361
Property, plant and equipment	958,096	675,648	408,120	953,453
Financial assets	1	6	7,785	1
Other accounts receivable	6,925	5,970	4,523	7,175
Deferred tax assets	24,666	13,540	5,564	26,763
Total non-current assets	1,173,299	843,212	524,245	1,166,885
Inventories	1,232	1,926	2,055	430
Trade receivables	19,205	9,341	4,517	20,167
Non-financial assets	19,494	10,022	3,084	9,249
Other current receivables	5,667	2,314	3,631	7,248
Liquid funds	99,368	118,722	55,659	99,863
- Cash and cash equivalents	52,358	88,596	n.a.[2]	49,672
- Liquid funds with restricted access	47,010	30,126	n.a.[2]	50,191
Held-for-sale non-current assets and disposal groups	262	262	0	262
Total current assets	145,228	142,587	68,946	137,219
Total assets	1,318,527	985,799	593,191	1,304,104

LIABILITIES AND EQUITY	2015	2014 [1]	2013 [1,2]	31 March 2016
	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(un-audited)
Share capital	75,484	73,834	67,741	75,484
Capital reserve	108,651	100,802	85,680	108,651
Reserve for equity-settled employee remuneration	425	244	179	473
Other reserves	-2,194	-3,041	-106	-5,780
Profit/loss	71,474	63,829	45,548	62,777
Non-controlling shareholders	7,794	7,811	8,359	7,650
Total equity	261,634	243,479	207,401	249,255
Liabilities to non-controlling shareholders	0	11,996	4,027	0
Non-current financial liabilities	848,251	568,373	286,145	856,126
Non-current leasing liabilities	16,000	16,954	17,873	15,757
Provisions for asset retirement obligations	10,155	5,566	2,752	10,336
Other non-current provisions	12,627	12,629	1,758	13,082
Deferred tax liabilities	78,128	60,786	42,161	74,917
Total non-current liabilities	965,161	676,304	354,716	970,218
Liabilities to non-controlling shareholders	11,780	0	0	11,951
Tax provisions	3,145	950	904	2,486
Current financial liabilities	55,554	41,400	22,028	52,704
Current leasing liabilities	953	920	888	962
Trade payables	11,180	13,284	2,119	7,831
Other current liabilities	9,120	9,462	5,135	8,697
Total current liabilities	91,732	66,016	31,074	84,631
Total equity and liabilities	1,318,527	985,799	593,191	1,304,104

1	Overall, the adjustments necessitated by the FREP audit of financial year 2012 are not material in the context of IAS 8 classification requirements and were therefore reflected in full in profit or loss in financial year 2015. The presentation for financial years 2013 and 2014 therefore includes unadjusted figures. In line with the findings of FREP, the credit balances on the debt servicing and project reserve accounts have been deducted from the cash and cash equivalents, and the cash flow relating to investment activities adjusted accordingly to reflect the acquired debt servicing and project reserves.

2	A respective subdivision has not been performed in the financial year 2013.

Consolidated cash flow statement

The table below shows the consolidated cash flow statement in accordance with IFRS for the financial years ending 31 December 2015, 2014 and 2013:

	2015	2014[1]	2013[1]
	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited unless otherwise indicated)
Net profit/loss for the period	19,257	26,055	14,044
Depreciation and amortisation of fixed assets	47,912	38,923	18,733
Other non-cash expenses	579	327	192
Other non-cash income	-16,411	-29,555	-14,345
Financial income	-1,722	-1,128	-1,083
Financial expenses	35,333	23,640	16,919
Taxes on income (recognized in income statement)	24	-2,200	1,789
Taxes on income (actually paid)	-6,746	-1,567	-398
Deconsolidation result	-589	0	0
Increase/decrease in other assets not attributable to investment or financing activities	-2,516	1,373	2,043
Increase/decrease in other liabilities not attributable to investment or financing activities	-620	38	-1,882
Dividends received	-	-	6
Cash flow from operating activities	74,501	55,906	36,018
Payments for the acquisition of consolidated companies less acquired cash	-60,920	-58,279	-35,723
Proceeds from the sale of consolidated companies	-293	-	-
Payments for the acquisition of consolidated companies in past/future periods less acquired cash		-	-9,948
Payments for investments in property, plant and equipment	-24,605	-35,686	-500
Proceeds from disposals of property, plant and equipment	25	11	21
Payments for investments in intangible assets	-92	-54	-173
Payments for investments in financial assets	-10	0	-307
Proceeds from the sale of financial assets	16	0	0
Cash flow from investment activities	-85,879	-94,008	-46,630
Loans proceeds	173,617	140,039	2,738
Loan repayments	-154,748	-38,327	-21,836
Interest received (cash effective)	302	247	625
Interest paid (cash effective)	-27,505	-23,448	-12,649
Proceeds from capital increases	688	17,896	69,750
Payments for issue costs	-69	-806	-2,216
Changes in cash and cash equivalents with restricted access	-10,839	-2,772	0
Dividends paid	-4,708	-4,197	-4,373
Cash flow from financing activities	-23,262	88,632	32,039
Changes in cash and cash equivalents	-34,640	50,530	21,427
Changes in cash due to exchange rate changes	-1,289	6	-8
Changes in cash and cash equivalents	-35,929	50,536	21,419[3]
Balance at the beginning of the period	87,558	37,022	34,238
Balance at the end of the period	51,629	87,558	55,657

1	Overall, the adjustments necessitated by the FREP audit of financial year 2012 are not material in the context of IAS 8 classification requirements and were therefore reflected in full in profit or loss in financial year 2015. The presentation for financial year 2013 therefore includes unadjusted figures. In line with the findings of FREP, the credit balances on the debt servicing and project reserve accounts have been deducted from the cash and cash equivalents, and the cash flow relating to investment activities adjusted accordingly to reflect the acquired debt servicing and project reserves.

2	Unaudited

The following table represents the condensed IFRS consolidated cash flow statements for the first quarters ending 31 March 2016 and 2015:

	Q I 2016	Q I 2015
	TEUR	TEUR
	(unaudited)	(unaudited)
Cash flow from operating activities	19,555	5,735
Cash flow from investment activities	-12,434	-16,365
Cash flow from financing activities	-8,290	49

Key financial figures relating to operations

The following table represents selected consolidated key financial figures for the financial years ending 31 December 2015, 2014 and 2013 and the first quarters ending 31 March 2016 and 2015 (figures derived from the Company's internal financial reporting system):

	2015	2014	2013	Q I 2016	Q I 2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating EBITDA[1,6] in TEUR	86,826	55,383	35,764	15,576	13,554
Operating EBIT [2,6] in TEUR	55,397	34,576	21,698	6,134	6,961
Operating EBT [3,6] in TEUR	25,761	17,370	n.a.	2,383	1,345
Operating EAT [4,6] in TEUR	23,395	15,783	n.a.	2,227	984
Cash flow from operations [5,6] in TEUR	[•]	[•]	[•]	19,555	5,735

1	Corresponds to operating profit before depreciation and amortisation less earnings and income from the disposal of financial assets, other non-cash income (mainly badwill from purchase price allocations) and share-based remuneration ("Operating EBITDA")

2	Corresponds to operating profit less previous adjustments from Operating EBITDA, amortisation of intangible assets from PPA (purchase price allocations), impairment from testing assets resulting from PPA, and depreciation of property, plant and equipment from step-ups as part of the PPA process ("Operating EBIT")

3	Corresponds to operating EBIT less financial result plus other non-cash interest and similar expenses and income (mainly from calculating effective interest, valuing swaps, and currency translation effects) ("Operating EBT")

4	Corresponds to the EBIT plus / less tax expense / income and adjusted for non-cash deferred taxes ("Operating EAT")

5	Corresponds to cash flow from operating activities ("Cash flow from operations")

6	Operating EBITDA, Operating EBIT, Operating EBT, Operating EAT and Cash flow from operations are not defined in IFRS or any other accounting standards. Potential investors should be aware that these ratios are not used uniformly, nor are they standardised, and that their mode of calculation can vary, and that these figures – on their own – do not provide any basis for comparison with other companies. In addition, Operating EBITDA, Operating EBIT, Operating EBT and Cash flow from operations are not recognised under IFRS and do not substitute the key figures from income statements or cash flow statements prepared in accordance with IFRS.

7	The corresponding values were not determined for the 2013 financial year.

Description of the significant changes to the issuer's financial condition and operating result during or subsequent to the period covered by the historical key financial information.

Changes in the regulatory framework will also continue to affect Capital Stage Group.

The Company expects that funding of electricity from renewable energy sources in Germany – which, since the introduction of the EEG in 2000, is subject to the relevant funding regime of the EEG amendment applicable at the time of implementation – will fundamentally change and will continue to fall. EEG 2016 has led to the introduction of substantial changes, bringing further risk to the business activities of Capital Stage Group. Thus, for example, the amount of feed-in remuneration for all PV plants with a generating capacity exceeding 750 kWp is now determined by means of tendering procedures.

The Company takes the view that the tender model entails both opportunities and additional risks. The Company expects to develop more market-based rates by the tendering of projects which may also be above the feed-in tariffs previously set by the State. On the other hand, projects might not be implemented due to the absence of a surcharge or there might also be other problems arising from the tendering and award procedure. For example, deadlines or other formal requirements might not be met, resulting in Capital Stage Group not being given the surcharge.

In May 2016, the Company purchased the British solar park Capital Stage Caddington II Ltd. with a production capacity of 5 MWp from F&S Solar Concept (F&S) at a price of TEUR 5,890. The Company has been working with with F&S since 2015 in the UK PV market. The generation capacity of the company in the UK has increased with this acquisition by more than 80 MW.

On 30 May 2016, the Board of the Company announced the intention to offer CHORUS shareholders the proposition of buying their shares in CHORUS by means of a voluntary public takeover offer. On 8 July 2016, an extraordinary general meeting of the company was held in Hamburg in this regard. The proposed resolution was approved by the required majority.

Except for the above-mentioned developments, there have been no significant changes in the financial or trading position of Capital Stage Group since 31 March 2016.

The earnings position at the Capital Stage Group developed as follows in the three-month periods ending as at 31 March 2016 and 31 March 2015 as well as in the financial years ended on 31 December 2015, 2014 and 2013:

Comparison of the two quarters ended 31 March 2016 and 31 March 2015

Sales

Sales of Capital Stage Group increased by TEUR 4,757 or 27%, from TEUR 17,594 in the first quarter 2015 to TEUR 22,351 in the first quarter 2016. This increase was primarily due to expanding the solar and wind park portfolio. The sales increase compared to QI 2015 was, however, less than the increase in average available generation capacity during the same period. This was partly due to the fewer than average number of sunshine hours in QI 2016, which adversely impacted sales in the PV Parks segment, and to the lower average feed-in remuneration per kilowatt hour in the newly acquired PV and wind parks, which were flanked accordingly by lower purchase prices, given the returns that Capital Stage Group requires of these parks.

Earnings before interest, taxes, depreciation and amortisation (EBITDA)

EBITDA of Capital Stage Group decreased by TEUR 1,900 or 11%, from TEUR 18,081 in QI 2015 to TEUR 16,181 in QI 2016. This decrease was mainly due to a reduction in other income (less income from the initial consolidation of solar and wind parks) and to an increase in other expenses. By contrast, Operating EBITDA increased by TEUR 2,022 or 15%, from TEUR 13,554 in QI 2015 to TEUR 15,576 in QI 2016. The development of Operating EBITDA in QI 2016 was mainly due to seasonal fluctuations in sales, which are offset by expenses whose linear progression is not affected by seasonal influences.

Long-term financial liabilities

The long-term financial liabilities increased from TEUR 848,251 on 31 December 2015 by TEUR 7,875, or 1%, to TEUR 856,126 on 31 March 2016. This increase is primarily due to the inclusion of new project financing related to PV and wind farms under construction and acquired in Q4 2015. Regular repayments have had a compensatory impact.

Comparison of financial years 2015 and 2014

Sales

Sales of Capital Stage Group increased by TEUR 40,673 or 56%, from TEUR 72,129 in the 2014 financial year to TEUR 112,802 in 2015. This increase was mainly due to expanding the PV park portfolio from 365 MW as of 31 December 2014 to 570 MW as of 31 December 2015.

Earnings before interest, taxes, depreciation and amortisation (EBITDA)

EBITDA of Capital Stage Group increased by TEUR 14,268 or 17%, from TEUR 86,180 in the 2014 financial year to TEUR 100,448 in financial year 2015. Operating EBITDA increased by TEUR 31,443 or 57%, from TEUR 55,383 in 2014 to TEUR 86,826 in 2015. This was mainly due to the significant increase in sales that was only partially offset by a decline in other income and increase in other expenses.

Long-term financial liabilities

The long-term financial liabilities increased by TEUR 568,373 on 31 December 2014 by TEUR 279,878, or 49%, to TEUR 848,251 on 31 December 2015. This increase relates mainly to an increase in bank loans as a result of PV and wind farms acquired in 2015, and the acceptance of a bonded loan by the company in FY 2015 and the increase in liabilities from Gothaer Versicherung's right to participate in profits.

Comparison of financial years 2014 and 2013

Sales

Sales of Capital Stage Group increased by TEUR 15,138 or 27%, from TEUR 56,991 in the 2013 financial year to TEUR 72,129 in 2014. This increase is primarily due to higher sales from the PV Parks segment mainly as a result of expanding generation capacity in this segment. In contrast, the revenue from "Financial Investments" was added to the sales figure in financial year 2013 (TEUR 9,720) but recognised as revenue from discontinued operations in financial year 2014 (TEUR 5,697).

Earnings before interest, taxes, depreciation and amortisation (EBITDA)

EBITDA of Capital Stage Group increased significantly by TEUR 35,778 or 71%, from TEUR 50,402 in financial year 2013 to TEUR 86,180 in the 2014 financial year. Operating EBITDA increased by TEUR 19,619 or 55%, from TEUR 35,764 in 2013 to TEUR 55,383 in 2014. This increase was mainly due to higher earnings from electricity production.

Long-term financial liabilities

Non-current financial liabilities increased by TEUR 282,228, or 99%, from TEUR 286,145 on 31 December 2013 to TEUR 568,373 due to the increase in bank loans as a result of the PV and wind farms acquired in financial year 2014, as well as the use of the profit participation rights granted by Gothaer Versicherung in November 2014.

B.8	Selected pro forma financial information

The Management Board and Supervisory Board of Capital Stage AG ("Capital Stage" or "Company") adopted a resolution on 30 May 2016 by which Capital Stage shall submit a voluntary public takeover offer to the shareholders of CHORUS Clean Energy AG ("CHORUS") to exchange all of the outstanding shares in CHORUS. Since the acquisition of CHORUS will materially affect the assets, financial condition and results of operations of Capital Stage, Capital Stage is publishing the following pro forma consolidated financial information.

The pro forma consolidated financial information comprises a pro forma consolidated statement of income for the period 1 January to 31 December 2015, a pro forma consolidated statement of income for the period 1 January to 31 March 2016, a pro forma consolidated statement of financial position as of 31 March 2016, and pro forma notes.

The aim of this pro forma consolidated financial information is to highlight the material impacts that the acquisition of CHORUS Group

•                would have had on the Company's consolidated statement of income for the financial year ended 31 December 2015 if the Group structure resulting from the acquisition of CHORUS Group were to have been in place from 1 January 2015 onwards,

•                would have had on the Company's consolidated statement of income for the three month period ended 31 March 2016 if the Group structure resulting from the acquisition of CHORUS Group were to have been in place from 1 January 2015 onwards, and

•                would have had on the Company's consolidated statement of financial position as of 31 March 2016 if the Group structure resulting from the acquisition of CHORUS Group were to have been in place from 31 March 2016 onwards,

The pro forma consolidated financial information is provided purely for illustrative purposes. By virtue of its nature, it merely describes a hypothetical situation and does not therefore reflect the actual assets, financial condition and results of operations of Capital Stage Group. As the figures are based on assumptions and entail uncertainties, they are not representative testament to how the consolidated business development would have progressed if the acquisition of CHORUS had been completed back on 1 January 2015 or 31 March 2016. Equally, they are not indicative of how the assets, financial condition and results of operations of Capital Stage Group will develop following completion of the CHORUS acquisition. The pro forma consolidated financial information should only be read in conjunction with the consolidated financial statements of Capital Stage for the financial year ended 31 December 2015 and the quarterly report for the three month period ended 31 March 2016.

The pro forma consolidated financial information is based on the following historical financial data:

•                The consolidated statement of comprehensive income of the Company for the financial year ended 31 December 2015 as derived from the audited and published consolidated financial statements of the Company as of 31 December 2015 that were prepared in accordance with International Financial Reporting Standards as applied in the European Union ("IFRS") and supplementary German commercial regulations that are applicable pursuant to section 315a (1) HGB.

•               The consolidated statement of comprehensive income of CHORUS for the financial year ended 31 December 2015 as derived from the audited and published consolidated financial statements of CHORUS for the financial year ended 31 December 2015 that were prepared in accordance with IFRS and supplementary German commercial regulations that are applicable pursuant to section 315a (1) HGB and adjusted to match the accounting principles, and recognition, accounting and measurement methods used by the Company.

•               The IFRS consolidated statement of comprehensive income of the Company for the three month period ended 31 March 2016 as derived from the Company's unaudited and published quarterly report for the first quarter 2016.

•                The consolidated statement of comprehensive income of CHORUS as of 31 March 2016 as derived from the unaudited, published and condensed consolidated interim financial statements of CHORUS as of 31 March 2016 that were prepared in accordance with the IFRS governing interim reports (IAS 34) and adjusted to match the accounting principles, and recognition, reporting and measurement methods used by the Company.

•               The IFRS consolidated statement of financial position of the Company as of 31 March 2016 as derived from the Company's unaudited and published quarterly report for the first quarter 2016.

•                The consolidated statement of financial position of CHORUS as of 31 March 2016 as derived from the unaudited, published and condensed consolidated interim financial statements of CHORUS as of 31 March 2016 that were prepared in accordance with the IFRS governing interim reports (IAS 34) and adjusted to match the accounting principles, and recognition, reporting and measurement methods used by the Company.

The historical base figures underlying the pro forma consolidated financial information were prepared in accordance with IFRS.

Pro forma consolidated statement of income from 1 January 2015 to 31 December 2015

	Base figures
	Historical financial data		Total column
in TEUR	Capital Stage 2015	CHORUS 2015	(un-audited)	Pro forma notes	Pro forma adjust- ments (un-audited)	Pro forma P+L 2015 (un-audited)

Sales	112,802	58,582	171,384			171,384
Other income	17,890	2,621	20,511			20,511
Cost of materials	-921	-339	-1,260			-1,260
Personnel expenses	-5,758	-2,686	-8,444			-8,444
of which from share-based remuneration	-181	0	-181			-181
Other expenses	-23,565	-16,224	-39,789	(1)	-4,994	-44,783
Earnings before interest, taxes, depreciation and amortisation (EBITDA)	100,448	41,954	142,402		-4,994	137,408
Depreciation and amortisation	-47,888	-20,114	-68,002	(2)	-6,985	-74,987
Earnings before interest and taxes (EBIT)	52,560	21,840	74,400		-11,979	62,421
Earnings from financial assets measured using the equity method	0	-26	-26			-26
Financial income	1,722	2,064	3,786			3,786
Financial expenses	-34,887	-10,076	-44,963	(3)	2,494	-42,469
Earnings before taxes on income (EBT)	19,395	13,802	33,197		-9,485	23,712
Taxes on income	-52	-4,198	-4,250	(4)	2,751	-1,500
Result from continuing operations	19,343	9,604	28,947		-6,734	22,213
Result from discontinued operations	-86	0	-86			-86
Result for the period (EAT)	19,257	9,604	28,861		-6,734	22,127

Result of operations in the period, of which attributable
Shareholders	18,736	9,608	28,344		-6,734	21,610
Non-controlling shareholders	521	-4	517		0	517

Earnings per share (EUR)				(5)
Earnings per share from continuing operations, undiluted	0.25	0.48				0.18
Earnings per share from discontinued operations, undiluted	0.00	n/a				0.00
Earnings per share from continuing operations, diluted	0.25	0.48				0.18
Earnings per share from discontinued operations, diluted	0.00	n/a				0.00

Notes to the pro forma adjustments to the pro forma consolidated statement of income for the period 1 January 2015 to 31 December 2015

The following pro forma adjustment has a non-recurring impact on the result of operations of the Company:

(1)	The Company estimates that the transaction costs relating to the acquisition of CHORUS will total TEUR 4,994 and will be recognisable through profit or loss. They will increase the other expenses.

The following pro forma adjustments permanently influence the result of operations of the Company:

(2)	The adjustments to intangible assets as part of the purchase price allocation raise the amortisation amounts. The adjustments to property, plant and equipment as part of the purchase price allocation decrease the depreciation amounts. Overall, both adjustments increase depreciation and amortisation by TEUR 6,985 in 2015. The adjustment of depreciation and amortisation considers both the adjusted fair values of the property, plant and equipment and the feed-in rights of the individual solar and wind parks, as well as the adjustment of identified customer relationships in the Asset Management and Advisory business segments.

(3)	The lower level of interest rates produces an upward revaluation of the liabilities. This adjustment to the value of the liabilities is recognised in equity during provisional purchase price allocation. When the underlying liabilities are paid, the difference is recognised in the statement of income as an interest expense. Accordingly, the financial expenses in 2015 decrease by TEUR 2,494. Of this reduction in financial expenses, non-current financial liabilities account for TEUR 2,454 and lease liabilities for TEUR 40.

(4)	The adjustments to depreciation and amortisation, the financial expenses, and the other expenses produce a changed basis for tax calculation. Assuming a tax rate of 29.0%, the tax expense is reduced by TEUR 2,751. A detailed itemisation of the individual adjustments is provided below:

(5)	The pro forma earnings per share were calculated on the basis of a fictitious average of 120,720,418 (undiluted) or 120,789,885 (diluted) issued shares for the period 1 January 2015 to 31 December 2015. The capital increase against contributions in kind with 46,174,916 new shares issued was assumed to have been completed by 1 January 2015. As a result, the weighted average number of issued shares would have increased in the period from 1 January 2015 to 31 December 2015 from 74,545,502 shares (undiluted) or 74,614,969 shares (diluted) to 120,720,418 shares (undiluted) or 120,789,885 shares (diluted), respectively.

Pro forma consolidated statement of income for the period 1 January 2016 to 31 March 2016

	Base figures
	Historical financial data		Total column			Pro forma P+L 01/01/ - 31/03/2016 (unaudited)
in TEUR	Capital Stage 01/01/ - 31/03/ 2016 (un-audited)	CHORUS 01/01/ - 31/03/ 2016 (un-audited)	(un-audited)	Pro forma Notes	Pro forma adjust- ments (un-audited)

Sales	22,351	10,143	32,494			32,494
Other income	1,470	935	2,405			2,405
Cost of materials	-272	-92	-364			-364
Personnel expenses	-1,202	-522	-1,724			-1,724
of which from share-based remuneration	-48	0	-48			-48
Other expenses	-6,166	-3,471	-9,637			-9,637
Earnings before interest, taxes, depreciation and amortisation (EBITDA)	16,181	6,993	23,174			23,174
Depreciation and amortisation	-12,573	-5,195	-17,768	(1)	-1,783	-19,551
Earnings before interest and taxes (EBIT)	3,608	1,798	5,406		-1,783	3,623
Financial income	42	41	83			83
Financial expenses	-15,836	-3,441	-19,277	(2)	471	-18,806
Earnings before taxes on income (EBT)	-12,186	-1,602	-13,788		-1,312	-15,100
Taxes on income	3,346	364	3,710	(3)	380	4,090
Result for the period (EAT)	-8,840	-1,238	-10,078		-931	-11,010

Result of operations in the period, of which attributable
Shareholders	-8,696	-1,238	-9,934		-931	-10,866
Non-controlling shareholders	-144	0	-144		0	-144

Earnings per share (EUR)				(4)
Earnings per share, undiluted	-0.12	-0.04				-0.09
Earnings per share, diluted	-0.12	-0.04				-0.09

Notes to the pro forma adjustments to the pro forma consolidated statement of income for the period 1 January 2016 to 31 March 2016

The following pro forma adjustments permanently influence the result of operations of the Company:

(1)	The adjustments to intangible assets as part of the purchase price allocation raise the amortisation amounts. The adjustments to property, plant and equipment as part of the purchase price allocation decrease the depreciation amounts. Overall, both adjustments increase depreciation and amortisation by TEUR 1,783 in QI 2016. The adjustment of depreciation and amortisation considers both the adjusted fair values of the property, plant and equipment and the feed-in rights of the individual solar and wind parks, as well as the adjustment of identified customer relationships in the Asset Management and Advisory business segments.

(2)	The lower level of interest rates produces an upward revaluation of the liabilities. This adjustment to the value of the liabilities is recognised in equity during provisional purchase price allocation. When the underlying liabilities are paid, the difference is recognised in the statement of income as an interest expense. Accordingly, the financial expenses in QI 2016 decrease by TEUR 471. Of this adjustment to financial expenses, non-current financial liabilities account for TEUR 459 and lease liabilities for TEUR 12.

(3)	The adjustments to depreciation and amortisation and to the financial expenses produce a changed basis for tax calculation. Assuming a tax rate of 29.0%, the tax expense is reduced by TEUR 380.

(4)	The pro forma earnings per share were calculated on the basis of a fictitious average of 121,658,428 (undiluted) or 121,273,504 (diluted) issued shares for the period 1 January 2016 to 31 March 2016. The capital increase against contributions in kind with 46,174,916 new shares issued was assumed to have been completed by 1 January 2015. As a result, the weighted average number of issued shares would have increased in the period from 1 January 2016 to 31 March 2016 from 75,483,512 shares (undiluted) or 75,098,588 shares (diluted) to 121,658,428 shares (undiluted) or 121,273,504 shares (diluted), respectively.

Pro forma consolidated statement of financial position as of 31 March 2016

	Base figures
	Historical financial data		Total column
in TEUR	Capital Stage 31/03/ 2016 (un-audited)	CHORUS 31/03/ 2016 (un-audited)		Pro forma notes	Pro forma adjust- ments (un-audited)	Pro forma statement of financial position 31/03/ 2016 (un-audited)
Assets

Non-current assets
Intangible assets	172,132	146,516	318,648	(1)	145,656	464,304
Goodwill	7,361	16,641	24,002	(2)	6,635	30,637
Property, plant and equipment	953,453	315,000	1,268,453	(3)	-56,673	1,211,780
Financial assets	1	5,860	5,861			5,861
Financial assets measured using the equity method	0	635	635			635
Other accounts receivable	7,175	6,637	13,812			13,812
Deferred tax assets	26,763	17,473	44,236	(4)	19,527	63,763
Total non-current assets	1,166,885	508,762	1,675,647		115,145	1,790,792

Current assets
Inventories	430	0	430			430
Trade receivables	20,167	10,697	30,864			30,864
Non-financial assets	9,249	13,481	22,730			22,730
Other current receivables	7,248	4,830	12,078			12,078
Liquid funds	99,863	111,336	211,199		-6,277	204,922
- Cash and cash equivalents	49,672	97,966	147,638	(5)	-6,277	141,361
- Liquid funds with restricted access	50,191	13,370	63,561			63,561
Held-for-sale non-current assets and disposal groups	262	0	262			262
Total current assets	137,219	140,344	277,563		-6,277	271,286

Total assets	1,304,104	649,106	1,953,210		108,868	2,062,078

	Base figures
	Historical financial data		Total column
in TEUR	Capital Stage 31/03/ 2016 (unaudited)	CHORUS 31/03/ 2016 (unaudited)		Pro forma notes	Pro Forma adjust- ments (unaudited)	Pro forma statement of financial position 31/03/ 2016 (unaudited)
Liabilities

Equity
Share capital	75,484	27,705	103,189		18,470	121,659
Capital reserve	108,651	190,700	299,351		53,252	352,603
Reserve for employee remuneration payable in equity instruments	473	0	473		0	473
Other reserves	-5,780	724	-5,056		-724	-5,780
Distributable profit/loss	62,777	10,639	73,416		-15,633	57,783
Non-controlling shareholders	7,650	11	7,661		-11	7,650
Total equity	249,255	229,779	479,034	(5)	55,354	534,388

Non-current liabilities
Non-current financial liabilities	856,126	310,010	1,166,136	(6)	6,590	1,172,726
Non-current leasing liabilities	15,757	26,913	42,670	(7)	1,001	43,671
Provisions for asset retirement obligations	10,336	6,849	17,185			17,185
Other non-current liabilities	13,082	0	13,082			13,082
Deferred tax liabilities	74,917	2,427	77,344	(8)	42,730	120,074
Total non-current liabilities	970,218	346,199	1,316,417		50,320	1,366,737

Current liabilities
Liabilities to non- controlling shareholders	11,951	4,261	16,212	(9)	1,729	17,941
Tax provisions	2,486	4,012	6,498			6,498
Current financial liabilities	52,704	38,755	91,459	(6)	1,464	92,923
Current leasing liabilities	962	3,012	3,974			3,974
Trade payables	7,831	12,822	20,653			20,653
Other current debt	8,697	10,266	18,963			18,963
Total current liabilities	84,631	73,128	157,759		3,193	160,952

Total assets	1,304,104	649,106	1,953,210		108,868	2,062,078

Notes to the pro forma adjustments to the pro forma consolidated statement of financial position as of 31 March 2016

The following pro forma adjustments were made in connection with the first-time inclusion of CHORUS in the consolidated financial statements of the Company:

(1)	During provisional purchase price allocation, hidden reserves of TEUR 145,656 were identified in the intangible assets. These intangible assets result partly from remeasurement of the feed-in rights from the individual energy parks, and from the customer relationships identified in the Asset Management and Advisory business segments. The assets in question have finite useful lives and are written off over the scheduled residual term.

(2)	The provisional purchase price allocation produces CHORUS goodwill of TEUR 23,276.

(3)	As part of the provisional purchase price allocation process, the property, plant and equipment of the individual wind and PV parks were also remeasured. This remeasurement produced a reduction in the value of the property, plant and equipment of TEUR 56,673. The adjustment does not relate to any plots of land.

(4)	Assuming a tax rate of 29.0%, the provisional purchase price allocation produced an increase of TEUR 19,527 in deferred tax assets. The adjustment of the deferred tax assets is mainly the result of the reduced value of the property, plant and equipment.

(5)	Capital is consolidated at the value ratios as of 31 March 2016. In total, the capital increase of Capital Stage as of 31 March 2016 resulted in an increase of TEUR 46,175 in the share capital and of TEUR 245,235 in the capital reserve. The capital reserve constitutes the difference between the assumed purchase price and the nominal value of the shares to be issued as part of the planned capital increase. The purchase price was derived by aggregating the market capitalisations of Capital Stage and CHORUS as of 31 March 2016. The ensuing market capitalisation of both companies was divided by the total number of issued shares in Capital Stage as of 31 March 2016 and planned new issues of shares in Capital Stage under the planned capital increase. Multiplying the resulting share price by the planned number of shares from the capital increase produced a purchase price of TEUR 291,410 as of 31 March 2016.

The transaction costs incurred in connection with the acquisition of CHORUS amounting to TEUR 6,277 were assumed to be paid from the Company's cash flow. Of this amount, costs directly associated with the capital increase account for TEUR 1,283 and were recognised in equity in the capital reserve. The other transaction costs of TEUR 4,994 were recognised in net profit. After inclusion of the capital increase and initial consolidation of CHORUS, equity therefore totals TEUR 534,388.

(6)	The remeasurement of the financial liabilities as part of the purchase price allocation process produced an increase of TEUR 8,054 in financial liabilities overall. The adjustment was allocated by proportionate carrying amounts to current and non-current financial liabilities, resulting in an increase in non-current liabilities of TEUR 6,590 and of current liabilities of TEUR 1,464.

(7)	As part of the purchase price allocation process, the lease liabilities were also remeasured, producing an increase of TEUR 1,001 in these liabilities.

(8)	Assuming a tax rate of 29.0%, the provisional purchase price allocation produced an increase of TEUR 42,730 in deferred tax liabilities. The adjustment of deferred tax liabilities was mainly due to the increased intangible assets. The adjustment of the deferred tax liabilities relates to the following items:

CHORUS does not own 100% of the limited partnership shares in the operating companies of all solar and wind parks. The value of these liabilities to non-controlling shareholders was remeasured as part of the provisional purchase price allocation process. This remeasurement produced an increase in liabilities to non-controlling shareholders of TEUR 1,729.

B.9	Profit forecasts and estimates

The profit forecast for the Capital Stage Group relates to Operating EBIT for the 2016 financial year.

Based on the existing portfolio of more than 570 MW as at 16 March 2016, the Management Board assumed an increase in revenues to over EUR 130 million for the 2016 financial year. Operating EBITDA is expected to increase to over EUR 100 million. Taking into account amortisation, the Group expected an increase in operating EBIT to over EUR 60 million. The Company's earnings forecast was prepared in March 2016 and reviewed on the occasion of the quarterly financial statements for the three-month period that ended 31 March 2016.

The consultancy costs that will be incurred irrespective of the outcome of the takeover offer are not included in the forecast of Operating EBIT of the Capital Stage Group in the 2016 financial year. Capital Stage AG is therefore amending its guidance as follows:

	Forecast for financial year 2016 as published in the Annual Report 2015	Non-recurring consultancy costs associated with the Company's offer to exchange all shares of CHORUS Clean Energy AG, which will be incurred irrespective of the outcome of the takeover offer	Adjusted forecast for financial year 2016
Operating EBITDA	> EUR 100 million	EUR -2 million	> EUR 98 million
Operating EBIT	> EUR 60 million	EUR -2 million	> EUR 58 million
B.10	Qualifications in the audit opinions on the historical financial information	Not applicable (no qualifications were made in the audit opinions).
B.11	Declaration as to whether the issuer's working capital is sufficient to meet the existing requirements

In the opinion of the Company, the working capital of the Capital Stage Group is sufficient to cover payment obligations which will become due within the next twelve months from the date of the Prospectus.

SECTION C - SECURITIES
C.1	Type and class of the securities being offered and/or admitted to trading	The securities are no-par value bearer shares with a portion of the share capital of EUR 1.00 per share and with full dividend rights from the beginning of the financial year in which they are issued.
	Security identification number	Trading symbol: CAP International Securities Identification Number ("ISIN"): DE0006095003 German Securities Code ("Wertpapierkennnummer"): 609500
C.2	Currency of the security issue	Euro
C.3	The number of shares issued and fully paid and issued but not fully paid	The Company's share capital as of the date of the prospectus stands at EUR 82,832,020.00, It is divided into 82,832,020 no-par value bearer shares. The shares are fully paid in.
	The par value per share, or indication that the shares have no par value	Each share has a portion of the share capital of EUR 1.00.
C.4	Rights attached to the securities

Each share in the Company confers the right to cast one vote at the Company's shareholders' meeting. The shareholders' voting rights are not subject to restriction. The new shares have full dividend rights from the beginning of the Company's financial year in which the issue takes place.

Should the Company be liquidated, the shareholders are entitled in accordance with section 271 of the German Stock Corporation Act (AktG) to the remaining surplus liquidity once the Company's liabilities have been satisfied.

Each share confers the right to the allocation of a portion of new shares issued in the course of any future capital increases corresponding to the proportion of the share in the existing share capital (shareholder's subscription rights). A subscription right does not exist in the case of contingent capital increases; furthermore, in certain cases it can be excluded by resolution of the shareholders' meeting and also, if corresponding authorisation has been issued by the shareholders' meeting, by resolution of the Management Board with the consent of the Supervisory Board.

C.5	Description of any restrictions on the free transferability of the securities	Not applicable (there are no restrictions on transferability).
C.6	Application for admission to trading on a regulated market/names of all the regulated markets where the securities are to be traded.	The application for the admission of Company shares offered for exchange ("Capital Stage offer shares") to trading on the regulated market with additional post-admission obligations (Prime Standard) on the Frankfurt Stock Exchange and on the regulated market of the Hanseatic Stock Exchange in Hamburg is expected to be filed after expiration of the additional acceptance period (as defined below) at the earliest after entry of the capital increase associated with the offer into the Company's commercial register. CHORUS shareholders who have not accepted the offer within the acceptance period may also accept it within two weeks after publication of the results of the offer by the Company (the "Additional Acceptance Period").

C.7	Dividend policy

The ability of the Company to pay dividends in future will depend on the Company's profits, its economic and financial position and other factors. In particular, they include the Company's liquidity needs, its future prospects, the market trend and the fiscal, legislative and other frameworks. The balance sheet profit available for distribution is calculated on the basis of the Company's individual annual financial statements (unconsolidated), which are prepared in accordance with the provisions of the German Commercial Code (HGB).

The following overview presents the consolidated result and the earnings per share of the Company for the financial years ending 31 December 2015, 2014 and 2013 (in each case in accordance with IFRS) as well as the dividend per ordinary share (in accordance with the German Commercial Code (HGB)).

Earnings per share	2015	2014	2013
Consolidated profit in TEUR (audited)	20,104	23,120	14,097
Number of ordinary shares on 31 December (unaudited)	75,483,512	73,834,144	67,741,248
Earnings per share from continuing operations in EUR (undiluted) (audited)[1]	0.25	0.42	0.24
Dividend per ordinary share in EUR (unaudited)	0.18	0.15	0.10
Weighted average number of ordinary shares used for calculating diluted earnings per share (number)	74,545,502	72,017,994	55,912,956

1. The calculation is based on the average number of issue shares in the reporting period.

In future, the Company plans to pay a dividend that is appropriate compared to the norm for the industry. The Company's ability to pay dividends in future years will, however, depend on the amount of distributable net earnings that are available. The Company can provide no assurance regarding the amounts of future net earnings, if any, and consequently, the Company can provide no assurance that it will pay dividends in future years.

SECTION D - RISKS
D.1	Key risks that are specific to the issuer or its industry

Should any of the events associated with these risks materialize, either individually or in conjunction with other circumstances, they may materially adversely affect the business activities and have a serious impact on the assets, financial condition and results of operation of the Company. If an event associated with these risks should occur, it is possible that the Company's share price could fall and investors could lose all or part of the funds invested. The risks listed below could prove to be not definitive and may therefore not be the only risks to which the Capital Stage Group and the Company are exposed.

Legal and supervisory risks

The business activities of the Capital Stage Group are dependent on government funding of regenerative sources of energy.

There is a significant risk of changes in the area of statutory subsidies – especially in view of the agreed legislative reform concerning the EEG 2017.

Delayed start-ups, overly intensive capacity expansion of facilities or building time restrictions could lead to lower subsidies due to the degression.

The legislature could link the subsidy of solar power to further conditions relating to the plant size and the maximum output or change the existing conditions for the subsidy.

The permits and development plans for renewable energy projects could be challenged and as a result fully or partially suspended.

The Capital Stage Group may be exposed to risks associated with the exit of the UK from the European Union.

The tax burden of the Capital Stage Group might increase as a result of changed general conditions or due to tax audits.

Industry and market-related risks

The output and successful operation of PV and wind parks are dependent on the weather and the climatic conditions as well as the meteorological conditions at the respective plant locations.

The Capital Stage Group is exposed to risks relating to the grid connection and electricity consumption.

Risks associated with the business activities of the Capital Stage Group

Terrorist attacks, other cases of force majeure or other damaging events, such as malfunctions, material faults or IT control failures, could adversely affect the business operations of the Capital Stage Group.

The Capital Stage Group already generates parts of its sales abroad and, with the planned expansion of its international activities, risks could be exacerbated due to general conditions that exist in the respective countries.

The Capital Stage Group employs a relatively small number of employees in its corporate departments areas and in management positions who are responsible for the Company's activities. It could in future be a challenge for the Capital Stage Group to replace key functions.

The Capital Stage Group is dependent on the development and successful implementation of risk monitoring and management systems as otherwise it cannot be excluded that risks are detected too late or to an insufficient degree with the result that any risk mitigation measures are delayed or no longer possible.

Forecasts and outlooks for the Capital Stage Group may differ materially from the actual future results of Capital Stage Group.

Sample audits of the Company's consolidated financial statements and annual financial statements as well as accounting estimates and estimation uncertainty in the consolidated financial statements may lead to subsequent amendments.

The Company is dependent on the results of its subsidiaries.

The Capital Stage Group depends on the functionality of its PV and wind parks and bears the risk of downtime of its PV and wind parks.

The Capital Stage Group is subject to interest rate risks which may lead to a reduced profitability of financed PV and wind parks.

The further growth of the Capital Stage Group depends on the successful and continuing financing of projects and the Company's ability to raise capital.

The Capital Stage Group bears the risk of early termination by lending banks and other financing partners.

The Capital Stage Group bears the counterparty default risk with regard to the long-term power purchase agreements it has concluded for its PV parks in the United Kingdom.

The Capital Stage Group is exposed to risks associated with acquisitions such as unexpected liability claims, higher debt and higher interest expenses and failing to achieve growth targets, cost savings or other strategic goals.

D.3	Key risks that are specific to the securities

Risks associated with the shareholder structure and the listing of the new shares

The Company's major shareholders could act contrary to the interests of the other shareholders.

The shareholder structure of the Company could change significantly due to the takeover offer; this could potentially lead to adverse changes for the Company or its shareholders if individual shareholders pursue other interests than those of the Company or the other shareholders.

The shareholdings in the Company could be diluted by future capital measures or by the exercise of share options.

Volatile capital markets could lead to volatility with regard to the Company's share price and adversely affect future refinancing.

The sale of a substantial number of shares could lead to selling pressure with the consequence of a falling share price.

The major shareholders are not subject to lock-up obligations, so they could sell some or all of their shares in the Company at any time via the stock market, which could have a detrimental effect on the Company's market price.

Risks associated with the takeover offer

Prior to the takeover offer, the Company conducted a limited due diligence review especially on the basis of publicly available documents; consequently, circumstances that may be important for the valuation of CHORUS are not known.

CHORUS is an operator of solar and wind parks which is exposed to a variety of risks in its operations which the Company believes are similar to risks related to the Company's business activities.

The financing agreements of the CHORUS Group could contain provisions which allow the lender to terminate an agreement in the event of a change of control. Consequently, lenders of the CHORUS Group could call financing they granted early, which could result in an increase in the cost of acquisition.

The takeover offer is subject to certain conditions and could therefore also fail in the event that these conditions do not occur.

Shareholders of CHORUS, holding a total of approximately 14.63% of the shares of CHORUS, have undertaken to accept the takeover offer of the Company. If these shareholders do not meet their obligations, the success of the takeover offer is in jeopardy.

The integration of the CHORUS Group into the Company may not proceed as planned and, in particular, it may not be financially successful, because, for example, synergy effects may not be generated, or may be generated later or only to a lesser extent.

After successful completion of the acquisition, significant adverse effects may arise after the initial consolidation, in particular through the possibility that it may be necessary to recognise an impairment of goodwill.

The fixed exchange ratio between the Capital Stage offer shares and the CHORUS shares does not reflect changes in the market through the completion of the takeover offer. For this reason, CHORUS shareholders who submit their CHORUS shares as part of the takeover offer may incur financial losses. In addition, participation in the offer may represent a tax-relevant event for the shareholders of CHORUS.

If there are outstanding CHORUS shares after the completion of the offer, the liquidity and the market value of these shares could be significantly adversely affected.

If shareholders of CHORUS do not submit their CHORUS shares in the takeover offer, the compensation that they receive at a later date may differ, possibly significantly, in its form and/or its value from the consideration that they would have received if they had submitted their CHORUS shares in the takeover offer.

Minority shareholders could prevent or disrupt further actions at the level of the CHORUS that could have positive effects for CHORUS and thus also for the Company's shareholders.

An acquisition of CHORUS shares by the Company could result in the loss of much of the tax-loss and interest carryforwards of the CHORUS Group. This could have a corresponding adverse affect on the profitability of CHORUS.

SECTION E - OFFER
E.1	Total net proceeds	The Company does not receive any cash proceeds from the capital increase by way of contribution in kind decided on 8 July 2016 of up to 46,174,916 Capital Stage offer shares (the "Capital increase associated with the Offer"), but the shares in CHORUS Clean Energy AG (the "CHORUS" together with its subsidiaries and associated companies, the "CHORUS Group" and the shares of CHORUS the "CHORUS shares") will be provided as a contribution in kind in return for the issue of the Capital State offer shares.
Estimated total expenses of the takeover offer, including the estimated expenses charged to the investor by the issuer or tenderer

Assuming an acceptance rate of 100%, the expenses expected in connection with the takeover offer amount to around EUR 6.277 million in total. These are divided into transaction costs in the amount of TEUR 4,994 recognised in income, and into transaction costs in the amount of TEUR 1,283 recognised in equity. The consultancy costs arising will be EUR 2 million regardless of the success of the takeover offer. These estimated transaction costs essentially include the costs of due diligence, legal and finance counselling, and costs associated with the Offer Document and admitting the Company's shares to trading. Of the estimated transaction costs, the Company had not recognised any as expenses prior to 31 March 2016. The actual expenses incurred in connection with the takeover offer will only be certain once the takeover offer has been completed. For the shareholders of CHORUS Clean Energy AG (the "CHORUS shareholders") who hold their CHORUS shares in domestic securities accounts, acceptance of the takeover offer is free of charge and any expenses from the custodians (with the exception of the expenses for transmitting the Declaration of Acceptance to the relevant custodian). The Company will grant the custodians a compensatory payment for this purpose that will be communicated separately to the latter and includes a custodian commission that is standard for the market.

Any additional costs and expenses that are charged by the custodians or foreign securities services companies along with any expenditure incurred outside of the Federal Republic of Germany must, however, be borne by the relevant CHORUS shareholders themselves.
E.2a	Reasons for the takeover offer

The offering of Capital Stage offer shares is for the purchase of up to 27,704,950 shares of CHORUS Clean Energy AG (corresponding with 100% of the share capital of CHORUS Clean Energy AG).

The Company is pursuing the strategy of consolidating and expanding its position as an independent producer of solar and wind power in Germany and the rest of Europe. In addition to the value-added management and the optimisation of plants, this includes the pursuit of the sustainable expansion of the asset management business of CHORUS and deepening and broadening of the creation of value, as well as growth through operational and strategic acquisitions and mergers.

The Company and CHORUS also entered into a business combination agreement (the "Business Combination Agreement") on 30 May 2016 in which the two companies defined their current understanding with regard to the execution of the takeover offer and its fundamental support by the Management Board and Supervisory Board of CHORUS as well as the foundation for the future collaboration and integration of the two companies.

The Management Board and Supervisory Board at CHORUS stated in the Business Combination Agreement that they believe currently that the takeover offer is in the strategic interests of both CHORUS and its shareholders. They have – to the extent legally possible at this time, in particular, subject to the review of the Offer Document, including the final review of the appropriateness of the exchange ratio as well as in the absence of a more favourable competing offer – undertaken to declare in their statement pursuant to section 27 of the German Securities and Takeover Act ("WpÜG") that they recommend that the CHORUS shareholders accept the takeover offer.

	Use of proceeds, estimated net proceeds	The Company will not receive any cash proceeds from the capital increase by way of contribution in kind of up to 46,174,916 Capital Stage offer shares, as the CHORUS shares are due to be provided as a contribution in kind in return for the issue of the Capital State offer shares.
E.3	Description of the terms and conditions of the offer

The subject matter of the takeover offer is the Company's offer to all CHORUS shareholders to acquire the bearer shares of CHORUS with the ISIN DE000A12UL56 (WKN A12UL5) (the "Other CHORUS shares") as well as with ISIN DE000A2BPKL6 (WKN A2B PKL) (the "Separate CHORUS package shares" and together with the Other CHORUS shares the "CHORUS shares" and individually a "CHORUS share") that they hold, with a nominal amount of EUR 1.00 per share and each including the full dividend entitlement and all ancillary rights at the time of settlement of the takeover offer under the terms of the Offer Document.

The Company is offering five (5) Capital Stage offer shares with full profit participation rights from the beginning of the Company's current financial year at the time of their issue in exchange for three (3) CHORUS shares

Acceptance period

The period for accepting the offer begins with the publication of this Offer Document on 28 July 2016. It ends on 16 September 2016 at 24:00 midnight (CET). This period may be extended in line with the provisions of the WpÜG.

Additional acceptance period

CHORUS shareholders who have not accepted the present offer within the acceptance period may still accept it within two weeks of publication of the results of the offer by the Company in accordance with section 23 para. 1 sentence 1 no. 2 WpÜG (the "additional acceptance period"). The option of accepting the offer during the additional acceptance period only exists if, in particular, the completion condition of the minimum acceptance rate is achieved by the end of the acceptance period, insofar as it has not been validly waived. The minimum acceptance rate can also be reduced.

Unless the acceptance period is extended the additional acceptance period starts – with an expected publication of the results of this offer pursuant to section 23 para 1 sentence 1 No. 2 WpÜG on 21 September 2016 at the beginning of 22 September 2016 and ends on 5 October 2016 24:00 (CET). Subject to the purchase rights of the CHORUS shareholders pursuant to section 39c WpÜG, the present offer can no longer be accepted at the end of the additional acceptance period.

Completion conditions

The takeover offer and the contracts that materialise through its approval by CHORUS shareholders are subject to the following suspensory conditions (the "Conditions for completion") and will only be implemented when these are fulfilled or have been waived. Until the conditions for completion are met, the contracts that come into existence with the approval of the takeover bid by the CHORUS shareholders are provisionally invalid.

This includes registration of the completion of the capital increase associated with the offer on the Company's commercial register as well as achieving a minimum acceptance rate of 50% plus one share of the CHORUS shares outstanding at the time that the Offer Document is published. The minimum acceptance rate may be reduced.

Waiver of completion conditions

The Company may waive the condition for completion of the minimum acceptance rate or reduce the minimum acceptance rate up to one working day before the acceptance period expires. If the Company has waived the condition for completion of the minimum acceptance rate, then this shall deem to be fulfilled for the purpose of this takeover offer.

Publication of completion conditions

The Company will immediately disclose it online at http://www.capitalstage.com, under the heading "Investor Relations – Public Takeover of CHORUS Clean Energy" and in the Federal Official Gazette, if (i) a condition for completion is entered into, (ii) it waives a condition for completion, (iii) all conditions for completion have been entered in insofar as they have not been waived, or (iv) the offer is not settled.

Schedule

The period for accepting the takeover offer begins with the publication of the Offer Document on 28 July 2016. It ends on

16 September 2016 at 24:00 midnight (Central European Time).

This period may be extended.

Processing

A Declaration of Acceptance must be sent to the custodian of the relevant CHORUS shareholder in writing during the acceptance period or additional acceptance period if applicable. It only becomes effective following a timely transfer of the CHORUS shares for ISIN

DE000A2BPSE4 (WKN A2B PSE) or ISIN DE000A2BPKV5 (WKN A2B PKV) CHORUS shares posted at Clearstream Banking Aktiengesellschaft, Frankfurt am Main ("Clearstream") within the acceptance period or additional acceptance period if applicable.

The settlement agent will arrange for the Capital Stage offer shares created as part of the capital increase associated with the offer to be transferred to the securities accounts of the CHORUS shareholders accepting the offer.

The transfer of the Capital Stage offer shares to the custodians and the posting of this are carried out following the expiry of the additional acceptance period, yet at the earliest after registration of the completion of the capital increase associated with the offer and after the admission of the Capital Stage offer shares for trade, and no later (it is expected) than 12 banking days after publication of the additional announcement of results in accordance with section 23 para. 1 sentence 1 no. 3 WpÜG.

In the event that the capital increase associated with the offer cannot be implemented to the required extent without delay following the announcement of results, for instance as a result of legal action against this, there will be a delay to the processing of the takeover offer and the crediting of the Capital Stage offer shares. In this case, the processing of the takeover offer will take place without delay, probably no more than eleven banking days following resolution of the reasons preventing implementation of the capital increase associated with the offer.

E.4	Description of any interest that is material to the issue/offer, including conflicts of interest

The Company has an interest in the successful implementation of the takeover offer, because the Company believes that the acquisition of CHORUS and its subsequent integration into the Company's Group could bring many benefits. DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Platz der Republik, 60265 Frankfurt am Main, ("DZ BANK") has a contractual relationship with the Company in connection with the execution of the takeover offer. In this connection, DZ BANK, in particular together with the Company, will apply for admission to trading on the regulated market of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) and the regulated market of the Hanseatic Stock Exchange in Hamburg. DZ Bank receives remuneration that is standard for the market in return for its activities. In addition, DZ BANK may have other business relationships with the Company from time to time. In addition, CHORUS and the Company announced their intention in the merger agreement that, in the event of the successful execution of the takeover offer, Mr Holger Götze, CEO of CHORUS, should be an additional member of the Management Board of the Company and that Mr Peter Heidecker and Ms Christine Scheel, both current members of the Supervisory Board of CHORUS, should be additional members of the Supervisory Board of the Company. In this respect, Mr Holger Götze, Mr Peter Heidecker and Ms Christine Scheel have a potential interest in the successful execution of the offer.

There are no other interests of persons involved in the offer that are of material significance for the offer. Furthermore, there are no conflicts of interest with persons involved in the offer that are of material significance for the offer.

E.5	Name of the person/entity offering to sell the security	Not applicable. This prospectus does not relate to a public offer for shares.
	Lock-up agreements, the parties involved and the lock-up period	Not applicable; there are no lock-up agreements.

E.6	The amount and percentage of the immediate dilution resulting from the offer

Dilution includes two aspects: the dilution of voting right quotas, and value-related dilution.

The dilution of voting right quotas describes the effect that the issue of new shares has on the individual investment held by an existing shareholder in the Company. The implication here is that the existing shareholder does not acquire any additional shares in the Company within the scope of the takeover offer.

Value-related dilution describes the effect that the issue of new shares at a certain issue price has on the Company's equity capital per share.

The calculation assumes that the exchange offer is accepted by 100% of CHORUS shareholders and these receive as consideration, therefore, a total number of 46,174,916 shares in the Company from the capital increase, by way of contribution in kind. The number of shares in the Company, prior to the completion of the capital increase by way of contribution in kind, takes into account shares in the Company issued by 31 March 2016, and does not take into account, therefore, the shares in the Company that were issued as part of the 10% cash capital increase in April 2016 and the share dividends in July 2016. The average value of the shares in the Company in the three-month period prior to the announcement of the takeover offer on 30 May 2016 following communication to the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht "BaFin") dated 9 June 2016 for the applicable reference date of 29 May 2016 amounting to EUR 6.90 per share is assumed as the cost of acquisition of the Company for each CHORUS share. The implication here is that the number of outstanding shares in CHORUS does not change for the duration of the exchange offer. The costs of transaction and issuance were not taken into account in calculating the dilution.

The increase in the carrying amount of the equity capital per Capital Stage share is EUR 1.37 or 41.52% for the current holders of Capital Stage shares.

The dilution of the proportionate voting rights for shareholders in the Company is 37,95%, unless the swap offer is accepted by 100% of CHORUS shareholders.

Calculation of dilution

	Before the swap offer	Unaudited
A.	Book value of equity of the Company (net book value) in accordance with IFRS as at 31 March 2016 (in EUR)	249,255,000.00
B.	Number of shares in the Company as at 31 March 2016	75,483,512
C.	Pro rata book value of equity (net book value) per share of the Company (in EUR) (A/B)	3.30
D.	Number of shares of the Company to be issued resulting from the capital increase in the event of acceptance of the swap offer for 100% of the shares of CHORUS	46,174,916
	After completion of the swap offer
E.	Increase in the book value of equity of the Company (net book value) as a result of the	318,606,920.40

	capital increase of the Company (in EUR) (D*EUR 6.901)
F.	Increased book value of equity of the Company (net book value)	567,861,920.40
G.	Number of shares of the Company after completion of the swap offer in the event of acceptance of the swap offer (B+D)	121,658,428
H.	Pro rata book value of equity attributable to one share of the Company (net book value) of the combined group of companies (in EUR) (F/G)	4.67
I.	Increase in the pro rata book value of equity (net book value) per share of the Company (in EUR) (H-C)	1.37
J.	Increase in the pro rata book value of equity (net book value) per share of the Company (in % (I/C*100)	41.52%
K.	Dilution of the proportionate voting rights for shareholders in the Company in % (D/G*100)	37,95%
1	Average value per share of the Company for the three-month period prior to the announcement of a takeover offer on 30 May 2016, following notification of BaFin on 9 June 2016 for the reporting date of 29 May 2016.
E.7	Estimated expenses charged to the investor by the issuer	Not applicable. The investor shall not be charged costs by the Company.

B. RISK FACTORS

Before shareholders of CHORUS Clean Energy AG ("CHORUS" and together with their subsidiaries and associated companies the "CHORUS group") decide to tender their shares (the "CHORUS Shares") as part of the takeover offer, they should carefully read and consider the risks described below and the other information in the contents of this Annex 3 to the Offer Document (the "Prospectus"). The occurrence of the events associated with these risks, either individually or together with other factors, can materially adversely affect the operations of Capital Stage AG (hereinafter also the "Company", and together with its direct and indirect consolidated subsidiaries the "Capital Stage Group") and significantly affect the assets, financial condition and results of operation of the Company. If an event associated with these risks should occur, it is possible that the Company's share price could fall and investors could lose all or part of the funds invested. The risks listed below could prove to be not definitive and may therefore not be the only risks to which the Capital Stage Group and the Company are exposed. Other risks and uncertainties, of which the Company is for instance currently unaware, could also impair the business activities of the Company or the Capital Stage Group and have materially adverse effects on the assets, financial condition and results of operation of the Company. The order in which the risks are listed does not indicate any assessment as to the probability of occurrence or the severity or importance of the individual risks. Risks that are referred to below as the risks of the Capital Stage Group, are risks that relate to individual, several or all the subsidiaries of the Company and/or the Company itself. As the parent company of the Group, the Company is also itself exposed to all the risks that relate to the Capital Stage Group.

1.	Legal and supervisory risks

The business activities of the Capital Stage Group are dependent on government funding of regenerative sources of energy.

The economic success of investment in photovoltaic parks ("PV parks") and wind parks of Capital Stage Group has been based to a large extent on government funding of renewable energies, without which regenerative electricity generation would not generally be competitive with energy production from conventional energy sources due to higher costs of generating the electricity. In Germany, the production of electricity from renewable energy has been promoted since 2000 by the German Act on Granting Priority to Renewable Energy (German Renewable Energy Act – "EEG") and its respective amendments (EEG 2004, EEG 2009, EEG 2012, EEG 2014, hereinafter also the "EEG amendments"). The subsidies under the EEG ("subsidies") are financed via an EEG levy, which is borne by electricity customers, subject to certain exceptions.

The EEG encourages, amongst other things, the generation of PV and wind power by legally requiring grid operators to purchase the electricity generated from renewable energy sources and by setting minimum prices. In future, with the exception of small projects, the amount of the subsidy will be determined by tender. There are also programmes for the generation of electricity from renewable energy in international locations of the Capital Stage Group in Italy, France and the United Kingdom. As Germany, Italy, France and the United Kingdom will be key markets for the Capital Stage Group in the future, a continuation of the corresponding government funding measures is a necessary prerequisite for the further development of the business activities of the Capital Stage Group.

In its ruling of 25 June 2014 – VIII ZR 169/13, the German Federal Court of Justice ("BGH") decided that the EEG levy did not represent an unconstitutional special levy in accordance with section 37 para. 2 EEG 2012. The EEG levy is the difference between the costs incurred in the generation of electricity from renewable energies and the revenue that will be achieved with the power generated in this way. This difference is generally transferred to the final consumer of electricity. In its statement, the Court points out in particular that the EEC levy does not violate the principles governing public finances set out in Art. 105 et seqq. GG. Section 37 para. 2 EEG 2012 contains only statutory price controls. It noted that the standards developed for special levies were not applicable to this directly or indirectly. Nevertheless, discussion continues about the issue of the constitutionality of the EEG levy and the legal literature and studies sometimes take the view that its unconstitutionality should be assumed. It cannot be ruled out that the German Federal Court of Justice will in future take this view, too, or that the German Federal Constitutional Court declares the EEG levy to be unconstitutional, possibly resulting in a change to the previous judgement of the higher court. Should this be the case, it cannot be ruled out that all or part of the subsidies for electricity generated from renewable energies will be cancelled in future.

The aforementioned risks, separately or jointly, could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

There is a significant risk of changes in the area of statutory subsidies – especially in view of the agreed legislative reform concerning the EEG 2017.

The Company expects the subsidy of electricity from renewable energy sources, which has been subject to the EEG amendment applicable at the time of start-up since the EEG entered into force in 2000, will change fundamentally and will continue to fall. The reform of the of the EEG agreed by the Bundetag and Bundesrat– the so-called "EEG 2017", which becomes effective on 1. January 2017, will include introduction of the following changes that result in additional risks for the business activities of the Capital Stage Group:

The EEG 2014 bidding procedure is prescribed only for ground-mounted PV plants. Since 1 September 2015, under the EEG 2014 operators of ground-mounted PV plants have had to prevail against competing operators in a bidding procedure in order to receive a subsidy for the production of the electricity produced in ground-mounted PV plants (see for more details, below). With the entry into force of the EEG 2017, such bidding procedures for all larger PV plants (larger than 750 kWp) will be introduced and for wind power plants and thus the market decide will decide on the amount of the subsidy for the electricity produced rather than having it be set by the state, as was generally done previously. The subsidy is to be determined by competitive bidding procedure between competing plant operators with the aim of achieving better planning, increasing competition and keeping the cost of the subsidy system low.

The tender model entails additional risks. Projects could not be carried out due to the lack of an award or other problems could arise within the formal tender and award process – for example, requirements/forms/deadlines might not be complied with – with the result that no award or subsidy entitlement is granted. Based on experience, such relevant and far-reaching changes in legal regulations often entail hurdles and problems in practice, especially early on, which the legislature did not anticipate when the legal regulations were created. Far-reaching changes in legal regulations also often have loopholes that require interpretation and thus entail additional risks. It is also possible that, projects planned before this time may be unexpectedly subject to (construction) delays with the result that they fall into the scope of the compulsory legal tender and lack of participation in a bidding procedure and the corresponding award renders them ineligible for a subsidy. In this case, there is a risk that planned or acquired projects are not eligible for the subsidy and therefore, contrary to original plans, cannot be operated economically. This would result in any capitalized acquisition and/or development costs having to be written off.

Also, projects will need to be implemented within a certain period after the award. To achieve the best possible implementation rate of the projects, penalties will be imposed in the event of non-implementation. Therefore if building is delayed before or during the construction phase, there is a risk that the award will be withdrawn or that a fine will have to be paid.

There have been some discussions on existing parks (on a one-off basis or by changing the tariffs) in view of past EEG reforms. However, unlike in some other European countries, a majority has not yet been found that supports a retroactive cut in guaranteed feed-in tariffs. Nevertheless, such changes in the subsidy regime, which can have a negative impact on individual projects by changing the existing remuneration structure, cannot be ruled out in future. In particular, it is possible that a new government elected through the German parliamentary elections in summer/autumn 2017 will make changes to the legal framework with regard to subsidies for renewable energies or may abolish them in part or entirely.

Generally, the subsidy is currently paid for approximately 20 years in Germany, Italy, France and the United Kingdom. There is a possibility that this period will be reduced for future projects. In addition, there is a chance that due to future changes to the regulatory framework for energy generation plants (PV or wind parks) that already exist, the subsidy already granted shall no longer be paid in the future or only on a reduced basis, so that for a limited period an installation would not receive any subsidy at all. As a result, the calculation of profitability for PV and wind parks would no longer be reliable. In addition, the possibility of the legislative or regulatory authorities introducing a retroactive reduction in the subsidy, despite constitutional reservations, cannot be ruled out – as was the case in Spain by way of decree in 2013.

The issue of the nature of the aid in EEG has been and remains a subject of controversy in Germany. The European Court of Justice ("ECJ") recently addressed this issue and decided on 10 May 2016 that the subsidy and privileging mechanisms of the old German Renewable Energies Act ("EEG 2012") should be classified as aid in the European sense. In practical terms, the initial impact of this is low given the new rules in the EEG 2014. The European Commission approved the EEG 2014 as before it entered into force on 21 July 2014 it had been adapted to the European Union's "Guidelines on state aid for environmental protection and energy" (published in the Official Journal of the European Union 2014/C 200/01) of 28 June 2014 ("Guidelines on state aid"). However, if no appeal against the ECG's judgement of 10 May 2016 is filed, this means that the European aid regime must be strictly observed under the future EEG and the subsidy. The remaining risks are, first, the risk that further legal issues arise due to the classification of the EEG as aid, entailing further uncertainties, and, second, the risk that the aid guidelines (whose binding character has not been conclusively clarified) will be changed. This brings legal uncertainty and insecurity, whose potential scope ultimately cannot be estimated or predicted. Nor can it be ruled out that decisions will be made in future at European level and/or (legal) changes will become relevant entailing further (legal) uncertainty or even triggering repayment obligations for the subsidy under the EEG.

Additionally, the Company expects the subsidy for new plants under the EEG 2017 to be further reduced. The EEG 2017 for example provides for a degression of the feed-in tariff for wind power facilities on land which go into operation on 1 March, 1 April, 1 June, 1 July or 1 August 2017 of 1.05% versus the subsidies of the foregoing month. Moreover, it cannot be ruled out that, in future, the legislator may give funding preference to other renewable energies, such as bio-energy, or that the subsidies for renewable energies will be reduced overall or cancelled.

The aforementioned risks, separately or jointly, could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

Delayed start-ups, overly intensive capacity expansion of facilities or building time restrictions could lead to lower subsidies due to the degression.

The subsidy under the EEG is generally subject to degression. This means that the paid tariff is steadily reduced the later the installation is put into operation. Should delays occur in the start-up of wind or photovoltaic projects, for whatever reason, the Capital Stage Group would receive a lower subsidy and possibly generate smaller profits with the installation than originally assumed.

The EEG also sets an "expansion path" for each form of renewable energy, which administratively defines the construction of new facilities intended by the legislature (the "expansion path"). The expansion path of the EEG 2014 is defined in section 3 EEG 2014. For example, the expansion path for plants for the production of electricity from solar radiation energy is currently at 2,500 MW (net) per year (see section 3 no. 3 EEG 2014). If these statutorily established limits of the capacity expansion window are exceeded, i.e. more plants are put into operation than provided for in the law, the subsidy is reduced in addition to the previously established degression by a defined percentage; excessive expansion of plants to generate renewable energies could therefore lead to considerable reductions in the subsidy.

A subsidy for plants that are supported due to an acceptance of the bid in an invitation to tender is, however, not subject to the degression described here. The amount of subsidy determined on acceptance will thus remain constant over the whole twenty year subsidy period.

In addition, the permits under public law for photovoltaic and wind park projects frequently stipulate building time restrictions for the vegetation and breeding period (roughly for the months April to September each year). If building time delays occur and further construction is not possible due to the building time restriction, this will have a significant impact on the yield and economic viability calculation for the park in question due to the degression of the subsidy under the EEG.

The aforementioned risks, separately or jointly, could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

Market conditions or violations of the law can lead to a significant reduction in subsidies.

Since 1 January 2016, the EEG has provided for a reduction in the subsidy for electricity from renewable resources to zero if it is produced in a period in which the spot market price is negative for six or more hours in a row. According to an analysis by Agora Energiewende there were seven such periods with a total of 56 hours in 2015 (source: Agora Energiewende "Energy transition in the electricity sector: State of affairs in 2015 A review of the significant developments and outlook for 2016", p. 30). Furthermore, violations of the obligations regulated in the EEG can result in sanctioning in the form of the reduction of the remuneration to the market value of the electricity or even a reduction in the remuneration for feed-in electricity to zero. No compensation can be claimed for fed-in electricity in such cases. This could have a material adverse effect on the assets, financial condition and results of operation of the Capital Stage Group.

The legislature could tie the funding for solar power to additional requirements in terms of the size of the plant and the maximum capacity or the existing requirements for subsidies could be changed.

The only subsidy for solar power in place since April 2012 is for plants with an installed capacity of up to 10 megawatts peak ("MWp"). To avoid abuse of this situation by splitting into several 10 MW plants, plants are considered to be a single plant when they go into operation within 24 months within 2 km in the territory of the same municipality.

If the projects planned by the Capital Stage Group do not meet the above-mentioned requirements for a subsidy under the EEG or the requirements are changed by the legislature, this could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The subsidy of solar power is subject to tendering procedures and space requirements in accordance with the PV tender regulation and under the EEG.

Under the EEG, subsidies for solar power from ground-mounted PV plants that commence operation after 31 August 2015 are only possible through a bidding procedure; this was also the case under EEG 2014, which is currently in force. Statutory remuneration is no longer provided for ground-mounted PV plants; since 1 September 2015 the right to a subsidy only exists if the plant operator has been awarded one as part of a bidding procedure. This entails additional risks. For example, projects might not be implemented in the absence of an award or other problems could arise within the formal tender and award process – for example, requirements/forms/deadlines might not be complied with – with the result that no contract is awarded or no subsidy authorisation is granted. Furthermore, under certain circumstances awards that are granted could expire and/or be withdrawn, revoked and fines (for example, for in non-implementation of the project or for delayed provision of security) could be payable under certain conditions.

Additionally, in accordance with the relevant rules of the German ordinance on the competitive tender process for ground-mounted PV systems (Freiflächenausschreibungsverordnung – FFAV), an award in a bidding procedure is issued only when the ground-mounted PV plant has been built as part of an agreed development plan in accordance with section 30 of the German Building Code whose purpose is or has been changed to the construction of a ground-mounted plant. In addition, the space must meet specific requirements. Among other things, a ground-mounted PV plant is eligible for the subsidy if the plant is located up to 110 metres from a motorway or railway line or was built on a sealed surface or conversion site. In addition, the ground-mounted PV plant may not be located on land which has been legally established as a nature reserve or national park. With EEG 2017, the areas for ground-mounted PV plants will be extended partially.

The qualification of a conversion area within the meaning of the EEG or the tender regulation requires the land to have suffered negative impact from previous use for economic, transport, housing or military purposes and that this impact continues to have an effect. Whether a space constitutes a conversion area under the EEG is essentially a question of fact that can be contestable in the individual case. If the grid operator was of the opinion that a space did not constitute a conversion area, he would refuse to pay the subsidy, with the consequence that it would then have to be enforced judicially, which would in turn tie up the financial and personnel resources of the Capital Stage Group. Should a court reviewing the matter also be of the opinion that the space is not a conversion area, there would be no obligation to pay a subsidy, and so the electricity generated would have to be sold at the respective market prices, which might be below the respective subsidy rates. In addition, subsidies received in the past for power generated would have to be paid back if the competent grid operator requests this.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

Failure to comply with formal and technical specifications of the EEG.

The subsidy for electricity from renewable sources is subject to formal and technical requirements. For example, since the entry into force of the EEG 2014, all plants must be able to be controlled remotely at the direct selling level. A plant within the meaning of the EEG can be operated by remote control if it has the technical means allowing the actual feed-in to be retrieved at any time and the option of reducing the feed-in quantity by remote control at any time. If this requirement for the possibility of remote control is violated, the remuneration for the electricity fed in is reduced to the monthly market value in accordance with section 5 no. 25 EEG 2014.

Violations of formal specifications of the EEG can lead to serious consequences: In accordance with the plant registration regulation, operators of plants for generating electricity from renewable energy are required to report plants beginning operations from 1 August 2014 to the German Federal Network Agency. These new plants only received a subsidy under the EEG when the operator has them registered in the plant register. The notification must be made no later than three weeks after start-up in order to avoid financial losses on the part of the plant operator. If plant operators breach this obligation to report their plant to the plant register, their remuneration is reduced to zero. Remuneration already paid must be repaid in the event of a breach of this obligation, as decided in the ruling by the district court of Itzehoe on 1 October 2015 (case no. 6 O 122/15).

If plants of the Capital Stage Group violate such technical or formal requirements, this may entail considerable reductions in their remuneration. The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The permits and development plans for renewable energy projects could be challenged.

Normally building permits or other approvals are necessary to build PV and wind parks. In Germany, a building permit (for PV plants) or approval under the Federal Pollution Control Act (BImSchG) (for onshore wind power plants) is needed, and in other countries similar building and operating permits are required. It cannot be ruled out that permits which have already been granted will be reassessed within the scope of formal proceedings. In this regard, there is a risk of a permit being revoked in whole or in part, which could lead to a project not being implemented, or not being implemented to the planned extent, or having to be partly or completely dismantled. Appeals, which can normally also be lodged by third parties who might be affected by the approved project and – without being affected themselves – by environmental organisations, often lead to significant project delays, even if the permit is not revoked. If the approval is revoked, a project cannot be realized; it might be necessary to obtain a new permit, which could be subject to additional ancillary provisions. In opposition proceedings, it is also conceivable that the authority orders more ancillary provisions to e.g. provide better protection for local residents (for example, noise protection regulations) and that these result in restrictions on operations.

Moreover, ground-mounted photovoltaic plants are always built within the scope of a development plan. To build a ground-mounted photovoltaic plant, it is usually necessary to amend an existing development plan or draw up a new one. Third parties can take legal action against changes to, or the preparation of, a development plan before the Higher Administrative Court. Such proceedings can lead to a project failing or at least to delays. Due to the degression of the feed-in tariff, which is dependent on the timing of the commissioning of the plant, such a delay can lead to a considerably lower subsidy.

Bavaria has what is termed a 10-H system for wind power plants. Under this system, the distance between a wind power plant and the nearest residential area must be at least ten times the height of the wind turbines. This regulation may in many cases lead to projects that have not yet been approved being left unrealised because, while the 10-H system did not exist when planning began, it would have to be complied with at the time the permit is granted. It cannot be ruled out that other German federal states will create rules that dictate a comparable or even greater minimum distance.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The absence of a duty to implement for PV parks can result in the annulment of a project-based development plan.

In some cases, project-based development plans are drawn up for the construction of PV parks. In the case of project-based development plans, an implementing agreement with a duty to implement is required for them to be effective. If an implementing agreement does not conform to the legal requirements, for instance because the duty to implement is lacking, or if an implementing agreement was not concluded prior to the adoption of the project-based development plan, the development plan is normally illegal, and so there is a risk that its invalidity will be found during a judicial review. In this case, delays may occur or the project may fail.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

Failure to carry out an environmental impact assessment for wind energy facilities can lead to permission for construction being revoked.

For wind parks with 20 or more wind power facilities, an environmental impact assessment ("EIA") must be carried out on the basis of environmental documentation before a permit is granted. This is also the case if the expansion of individual wind power plants will result for the first time in a wind park with at least 20 wind power facilities. If fewer than 20 wind power facilities are built in total, a general preliminary survey has to be carried out as a rule to determine whether an EIA is necessary. If this preliminary survey is not performed or is defective and therefore a needed environmental impact assessment is not carried out, this is an absolute, irreversible procedural violation. The permit is then unlawful and must be revoked if challenged. An official revocation might also be considered. As a wind power plant cannot be built without a permit, this could lead to considerable delays or to the failure of a wind park project. It cannot therefore be ruled out that no EIA is carried out for wind parks which the Capital Stage Group has already acquired or for future acquisitions, although one would have been necessary, which could lead to the revocation of the permit and therefore to stoppages or even an operating ban being imposed on the facility. In this case, the facility might also have to be dismantled.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The business activities of the Capital Stage Group are subject to different legal ordinances and can be negatively affected by various changes in the legal framework, which could lead to additional costs.

European, national and local laws and regulations which determine the legal framework for the operations of the Capital Stage Group are subject to constant change. In particular, the relevant renewable energy regulations to protect the environment are currently subject to regular adjustments. Examples of this include the recently adopted legislative process for the EEG 2017 in Germany and the current changes to the "Electricity Market Reform" in the UK. In order to fulfill the relevant regulatory requirements and rules for the operation of its parks and portfolios in the future, the Company could be forced to bear additional costs. Furthermore, the Company cannot rule out that the laws and provisions that apply to the Capital Stage Group could be interpreted more strictly in future by the competent authorities, which could result in the operation of the parks and portfolios becoming either much more expensive or even unprofitable. Furthermore, regulatory changes in the different jurisdictions could legally complicate or even prevent new projects or the expansion of projects. For example, renewable energy plants in residential areas or in outdoor areas could be affected in a certain ways, making it impossible for the Company to predict with certainty that the required permissions will be granted or that permission will be granted without conditions, or permission will be granted only with limitations.

Adjustments to the legal conditions of the Company could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group may be exposed to risks associated with the exit of the UK from the European Union.

In May 2015, the so-called "EU Referendum Bill" was submitted to the parliament of the United Kingdom for decision. The Parliament decided that a referendum on the EU membership of the United Kingdom (the "referendum") had to be held by 31 December 2017 ("Brexit"). The referendum was held on 23 June 2016 and the majority of the population of the United Kingdom voted against the UK remaining in the European Union (the "EU"). There are currently still significant uncertainties regarding the impact of the referendum on the general economic conditions in the UK, the EU and the global economy. In particular, it cannot be ruled out that the Brexit vote could have a significant negative impact on the UK financial services sector and the regulatory and other legal environment in which the Capital Stage Group conducts its business activities for an unforeseeable period of time, especially since it is unclear whether Britain will even remain in the European Economic Area. In this respect, no assurance can be given that the possible consequences of the referendum that will not adversely affect the operations of the Capital Stage Group.

It also cannot be ruled out that the UK will establish new targets for renewable energy due to its withdrawal from the EU and that no longer comply with the EU-designated targets, which would mean that the company cannot be certain that the guaranteed feed-in tariffs in the UK will apply in future. This could slow the company's growth in this region or bring it to a halt.

Moreover it cannot be ruled out that the exit of the United Kingdom will cause other Member States to consider a withdrawal, or actually withdraw, from the EU in the next few years which be the source of additional, enormous uncertainty in the financial markets.

The developments described above could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The tax burden of the Capital Stage Group might increase as a result of changed general conditions or due to tax audits.

The Capital Stage Group is subject to tax laws and regulations in Germany and in the countries in which it currently operates and in future will operate its energy plants as a result of possible expansion. Investments are made exclusively in geographical areas which have a stable political environment and reliable legal framework. The tax burden of the Capital Stage Group depends on various aspects of tax law, including double taxation agreements and their interpretation by the relevant states where the Capital Stage Group currently operates and will operate in future. Changes in tax legislation and in the relevant double taxation agreements or in their interpretation, could have a negative impact on the Company, for example, by increasing the statutory taxes or through double taxation. Furthermore, many court decisions are limited by the tax authorities to individual cases. This could lead to an increase in the tax burden of the Company.

The ability of the Company to distribute dividends depends mainly on the dividends of its subsidiaries. These intra-group distributions are generally subject to capital gains tax or foreign withholding tax. The dividend distributions are made in Germany in part from tax deposit accounts and are tax-free in these cases. In accordance with the provisions of the double taxation agreement valid for a particular country, dividends from foreign subsidiaries are subject to the withholding tax. It cannot be ruled out that subsidiaries' difficulties paying dividends could have a negative impact on the ability of the Capital Stage AG to pay dividends.

Capital Stage AG or its subsidiaries may regularly be subject to tax audits or a consolidated audit in Germany or in one of the countries where its subsidiaries are located. Subsidiaries are currently subject to tax audits in some cases. There may be supplementary tax payments for the Company or one of its subsidiaries for an unknown amount if the relevant tax office arrives at a different tax assessment of the facts, as part of a tax audit, to that declared by the Company or its subsidiaries. The tax authorities could question, for instance, the transfer pricing for internal Group services and, if successful, this would trigger tax payment obligations, thereby increasing costs. As things currently stand, the Company does not expect significant additional tax payments.

Companies of the Capital Stage Group could be involved parties in a tax proceeding. The outcome of such a tax proceeding is largely unpredictable and may have negative effects on the Capital Stage Group. We are not currently aware of any pending tax proceedings in the Capital Stage Group.

The occurrence of one or several of the aforementioned risks could have a significant adverse effect on the business activities and assets, financial condition and results of operation of the Capital Stage Group.

2.      Industry and market-related risks

The output and successful operation of PV and wind parks are dependent on the weather and the climatic conditions as well as the meteorological conditions at the respective plant locations.

The performance and the successful operation of PV and wind parks is dependent on meteorological conditions, such as the weather (the current state of the atmosphere over a given location), the regional climate (the atmospheric conditions that influence a landscape and the surface of the earth) and the weather (atmospheric conditions typical for a particular season sequence atmospheric condition) with respect to the location of a plant. The meteorological conditions that generally affect solar radiation and the associated radiation values as well as the usable wind supply differ from region to region. Therefore, as a result of the current concentration of the Capital Stage Group on PV parks and wind parks in Germany, Italy, France and the United Kingdom, regional meteorological events constitute a potentially higher risk.

Although in the Company's view, empirical values for solar radiation, for example, show that years with consistently low levels of sunshine are balanced out by years with high levels of sunshine, it cannot be ruled out that the irradiation values actually achieved at PV parks will be lower than forecast due to unforeseen fluctuations in the weather, climate or atmospheric conditions, resulting in lower electricity yields. With regard to the long-term growth targets, it cannot currently be ruled out that air pollution constitutes a potential risk for the Company and the operation of its plants in new countries in which the Company makes investments. In the course of operating the wind park, assumptions about the electricity yield achievable at one location may turn out to be excessive because the usable wind supply is lower than expected. Furthermore, the assumptions about the achievable electricity yield could turn out to be excessive because the usable wind supply is lower than forecast, for example due to the shadowing effects of the wind parks amongst each other.

In addition, changed weather, climatic or storm conditions may lead to thunderstorms and, when combined with hail, lightning, snow and storm damage, fire, heavy rain, landslides, earthquakes, flooding or other natural disasters, could lead to damage to the installations, which would cause reduced output or partial or total failure of the installations.

Owing to the seasonal changes in the weather, the business activities of the Capital Stage Group are also subject to seasonal fluctuations, as over a year, approximately 69% of solar power is produced in spring and summer (between April and September), whereas 62% of wind power is generated in the autumn and winter months (source: Fraunhofer ISE 2016).

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group is exposed to risks relating to the grid connection and electricity consumption.

The process of feeding energy from PV and wind parks into the grid depends specifically on the existing connection to the electricity grid via corresponding substations. Changes or disturbances in the grid connection can impair the efficiency of PV and wind parks, and possibly lead to short-term downtime. This also applies to a shutdown of PV and wind parks due to network congestion. A grid connection may also be delayed that would result thereby in a later date for receiving revenues.

If the Company prospectively undertakes planned investments in PV and wind parks, which can be operated profitably regardless of government funding (so-called grid parity projects), it is dependent on a contractual electricity take-up by the respective contractual partners as well as their creditworthiness.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

Disconnection regulations for wind power plants and subsequently imposed conditions and restrictions in relation to permits already granted for PV and wind parks can cause revenue shortfalls.

The permits for the construction of wind power plants may generally contain disconnection regulations. According to these, individual or all the wind power plants must be disconnected if, for example, a certain shading value is exceeded due to the shadow impact, specific noise protection limits cannot be adhered to, a grid overload is imminent or disconnection is necessary due to the protection of species regulation, e.g. bat protection. In the case of disconnection regulations based on protection of species legislation, the corresponding incidental provision in permits frequently requires special observation (so-called monitoring), which can lead to disconnection or to the introduction or tightening of disconnection regulations. If the wind power facilities have to be switched off, especially during the night, this can lead to considerable revenue shortfalls with regard to electricity generation, despite the compensation obligation implemented in law.

The permits for PV and wind parks may also contain conditions which allow the authorities to impose subsequent requirements for the operation of PV and wind parks. This is normally the case, for example, if it is not possible to assess, at the time when the permit is issued, whether a PV park or wind park will have an impact on the protection of species and, if so, what this might be. Monitoring is also frequently prescribed in these cases. If it is determined within the scope of monitoring that a PV or wind park has negative effects under protection of species legislation, the authorities may, for example, impose temporary or final, complete and partial disconnection of the facilities. In addition, the authorities could issue other subsequent directives that could limit the operations of the plants if there is a suspicion that the emission control requirements are not being complied with and the subsequent directives are necessary to protect third parties.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group is exposed to competitive risks in a market that is subject to technological change and has low market entry barriers.

The Capital Stage Group competes in particular with other market players for the acquisition of new PV and wind parks. It cannot be ruled out that the Company will be unable to successfully withstand increasing competition now and in the future. Competitors might also be able to react more quickly to new or changing conditions in the market than the Capital Stage Group.

As a result of the continuous improvement in, and further development of, new technologies, the market for renewable energies is constantly subject to a dynamic technological change. The business activities of the Capital Stage Group therefore depend on identifying new trends and developments and regulatory or legal requirements in good time and ensuring that the PV and wind parks in operation keep up with technological development.

The Capital Stage Group is reliant on finding and acquiring suitable PV and wind park projects. The Company believes that the Capital Stage Group has a balanced pipeline of new projects due to the high demand for high-yielding PV and wind parks, but it cannot be ruled out that more financially secure competitors in particular will acquire these PV and wind parks or that purchase prices will increase due to competition.

In the Company's view, the expertise and experience of the purchaser and operator are key when it comes to the selection, appraisal and operation of PV and wind parks; no other market entry hurdles exist. Therefore, it cannot be ruled out that potential competitors will acquire this expertise and take market share from the Capital Stage Group.

In the Company's view, the procurement of plant components depends on the selection process of the individual components by experienced employees. In making selections, the Company attaches great importance to the quality of the components used or installed. The same applies to the selection of external service providers which are selected with great care, according to a statement by the Company. In both cases, however, it cannot be ruled out that the selection process does not meet the expected quality and could therefore have a negative impact on the affected project companies. Low-quality components could put the long-term functionality of a plant at risk due to unforeseen defects or malfunctions. If external service providers are used for technical maintenance, defective maintenance by these service providers could result in costly repairs at the Capital Stage Group.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group is subject to currency risks.

The acquisition of a PV park portfolio in the United Kingdom, which generates its revenues in British pounds, exposes the Capital Stage Group to currency risks. Investments and sales in foreign currencies are subject to currency fluctuations between the currencies, which can lead to exchange rate losses. The Capital Stage Group has hedged its projected revenues in pound sterling from the projects with a fixed exchange rate until the first quarter of 2018 in order to absorb the risks from increased currency volatility caused by Brexit. The income and expenditures of the UK PV parks are in British pounds. These are not converted into euros until the Capital Stage Group collects the cash payment of profits from the British PV parks.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

3.      Risks associated with the business activities of the Capital Stage Group

Terrorist attacks, other cases of force majeure or other damaging events, such as malfunctions, material faults or IT control failures, could adversely affect the business operations of the Capital Stage Group.

Terrorist attacks, natural disasters, other cases of force majeure or other damaging events in the regions where the Capital Stage Group operates could affect the operation of PV and wind parks or lead to a partial or total failure of the installations. A possible consequence of equipment failure that cannot be ruled out is that there could be stoppages in electricity yields by the project companies. In addition, riots and unrest, theft, vandalism, arson, attacks or other damaging events could have a negative effect on the business operations of the Capital Stage Group, even if the installations or modules are not directly, or are only partially, damaged. Such damage can result in a total or temporary closure of the plant concerned, which results in corresponding revenue losses. Moreover it cannot be ruled out that the damage is not regulated by insurance, so the company has to bear the cost of rebuilding. (In this respect, see also "B. Risk Factors – 3. The Capital Stage Group could suffer major losses if damages are not covered by its insurance policy or the amount of the damages exceeds the insurance policy cover.") The collapse of, or damage to, the infrastructure (especially electricity grid infrastructure) could also have a substantial negative effect on the business operations of the Capital Stage Group, as this could, for example, hamper the supply of electricity or adversely affect the operation of the PV and wind parks.

It can also not be ruled out that, as a result of malfunctions, faults in individual components or other factors, stoppages or the partial or total failure of the PV parks or wind parks under operation could occur. Moreover, malfunctions or faults in IT systems, which are needed to control and, in particular, switch off the installations, including potential external attacks, such as from Trojans or computer viruses, would have a considerable negative impact on all the processes supported by the IT infrastructure.

The Capital Stage Group is also subject to risks in terms of the quality of the materials used and the modules installed. The Capital Stage Group acquires turn-key PV and wind parks. Therefore, it only has very little influence on the construction of the installations or the manufacture of the materials, particularly for photovoltaic modules, foundations for wind power plants as well as the other PV park and wind park components, so that inferior product quality or construction-related defects cannot be ruled out, despite observance of the relevant selection criteria and product analyses prior to the purchase of PV and wind parks. In the case of serial damage in particular, the impact of defects can be considerable. Inferior quality or failure of the photovoltaic modules or other components used could have a considerably negative effect on the electricity yield if it is not possible to replace the defective components. In addition, it cannot be ruled out that the defective installation of components may lead to reduced efficiency of the respective plant. Material-related reductions in performance could occur with increasing length of service. As the Capital Stage Group has no influence over the production of the materials for the components used, there is a risk of a higher material-related reduction in performance if the product quality of replaced components changes.

In addition, it cannot be ruled out that external service providers who carry out maintenance, such as, in particular, the repair and inspection of wind power plants for the Capital Stage Group, do not honour contractually agreed availability guarantees that are supposed to safeguard the normal operation of the respective installation on a specified number of days a year, which could lead to a lower electricity yield by the plant or the outage of the plant.

Despite the planned careful selection, it can also not be ruled out that components do not conform to the technical characteristics promised by the manufacturer or have other defects that could lead to a legal dispute with the respective supplier. Should it not be possible to achieve the promised output values by the suppliers remedying the fault, this would have negative effects on the profitability of the installations. Normally manufacturers' guarantees are given for the modules used, but it cannot be ruled out that, for example, solar module or power inverter manufacturers do not fulfill their guarantee obligations as guarantor and/or are no longer able to do so as a result of insolvency or restructuring, rendering the manufacturer's guarantees worthless.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group is reliant on the use of land owned by third parties to operate its wind and photovoltaic installations.

To build and operate its wind parks and solar parks, the Capital Stage Group requires rights of use to a large number of plots of land, which are, for example, used as the location for the facilities, as an access route, for the cable route to the feed-in point or as a site for technically necessary ancillary facilities. Only part of this land is owned by the Capital Stage Group. The vast majority of it is safeguarded by leasing agreements and/or by easements, which have been created in favour of the respective operating companies of the Capital Stage Group. In the case of projects of this magnitude, it may be that not all the land required for the respective PV or wind park is guaranteed contractually and by collateral to the necessary extent. This may be because a required plot of land has been overlooked or because a corresponding right of use has not been agreed for all the purposes actually required (e.g. the actual sale of a cable line does not correspond to the planned sale secured by the plot of land). It is also conceivable that rights of use could not be agreed provisionally or to the required extent and could not be created in the land register due to exceptional circumstances (e.g. if landowners have died without known heirs or due to ongoing land consolidation procedures). The lack of, or cancellation of rights of use to essential and not otherwise replaceable land can lead to the operation of a PV or wind park having to be completely or partially suspended or to additional costs being incurred because existing facilities have to be moved or new agreements have to be concluded on more unfavourable terms. The cancellation of a right of use to a necessary plot of land could also lead to a right of termination by a financing bank, which would result in refinancing or, in the worst case scenario, to the sale of the PV or wind park concerned.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group is exposed to risks due to early termination of existing rights of use.

To conduct its business activities, the Capital Stage Group is dependent on the granting of numerous rights of use, e.g. for the cables that have to be laid or have already been laid, access to PV/wind park properties and for the PV/wind park areas themselves. Even if the necessary rights of use have been guaranteed contractually and/or by collateral by the Capital Stage Group, it cannot be ruled out that such rights of use may be revoked or otherwise terminated prematurely by the respective owner or its creditors. This applies in particular if the agreement in question for the right of use was concluded in a so-called "doorstep selling situation" (i.e. off of the Capital Stage Group's business premises or the premises of a company acting for it) and the lessor was not formally advised about its two-week right of cancellation in accordance with the provisions of the German Civil Code ("BGB"). In such a case, any substantive easement rights would need to be extinguished again. Under a legislative amendment of the BGB in 2014 regarding consumers' right of revocation, the concept of "doorstep selling" has been removed from the law and replaced by the phrase "contracts negotiated away from business premises". Moreover, the legal situation regarding the legal consequences of errors in the required information on revocation right has changed. As a result, it is no longer the case that any errors of information in these instructions means that the revocation period does not begin; instead, that is the case only with those errors in information relating to the right of revocation. In cases of errors in information, in accordance with section 356 para. 3 sentence 2 BGB the right of revocation also expires no later than 12 months and 14 days after the end of the regular revocation period. The previous legal position was that the right of revocation did not expire unless proper information on revocation had been provided. This has significantly reduced the risk of potentially unlimited rights of revocation and the length of the revocation option for contracts concluded from July 2014. In addition, it cannot be ruled out that land owners will exercise statutory extraordinary termination rights (e.g. termination for written form deficiencies, right of termination of the purchaser of a plot of land acquired in the course of a forced sale or from the insolvency administrator of the former landowner). Easement rights registered in favour of the Capital Stage Group only protect against such premature terminations if they have been created with sufficient independence from the continued existence of the leasing agreement for the land concerned. In the event of a sale, the Capital Stage Group is also exposed to an increased risk if the rights of use were not registered first or at least before value-reducing rights in the land register, as in some circumstances, lower ranking rights of use have to be cancelled if execution is levied on the land based on higher-ranking rights. The rights of use to a required plot of land may also be lost if the respective operating company of the PV or wind park fails to meet its contractual obligations, in particular if it fails to pay the agreed rent or does not pay it on time. In this case, the respective landowner may be entitled to terminate the respective leasing agreement for good cause, which would normally also lead to an obligation by the operating company to cancel the easements registered in its favour.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group already generates parts of its sales abroad and, with the planned expansion of its international activities, risks could be exacerbated due to general conditions that exist in the respective countries.

In the financial year 2015, the Capital Stage Group generated 57% of its sales outside Germany. The Company intends to expand its international activities further. This poses a number of risks, such as the general political, economic, social, legal, cultural and tax conditions prevailing in the individual countries, unexpected changes to regulatory requirements as well as compliance with a large number of foreign laws and regulations, which include provisions unfamiliar to the Company that may differ from the German or European legal standard familiar to it, to the considerable detriment of the Company. In some of the countries and regions in which the Capital Stage Group operates or in which activities are conceivable, a much lower level of economic, political and legal stability prevails compared with the Federal Republic of Germany. Insufficiently developed judicial and administrative systems may inhibit the granting of official permits or even prevent them or jeopardise the enforceability of receivables and other claims. Moreover, the Capital Stage Group might not be sufficiently acquainted with the foreign customs and conventions and therefore not correctly assess the opportunities and risks of the respective markets. It is not guaranteed that the Capital Stage Group will succeed in redressing the difficulties that arise in the individual countries or regions.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group employs a relatively small number of employees in its corporate departments areas and in management positions who are responsible for the Company's activities. It could in future be a challenge for the Capital Stage Group to replace key functions.

The Capital Stage Group has a qualified management team and has 49 permanent employees, in addition to the two members of the Management Board as at 30 June 2016. The success of the Capital Stage Group depends to a considerable extent on the performance of its executives and qualified employees in key positions, particularly on the performance of Board members and other executives with great knowledge of the industry. For the Capital Stage Group it will be important to hire other qualified employees when expansion places excess demands on available resources, or to replace former employees. It cannot be ruled out in principle that executives or key employees leave the Company or are no longer available for other reasons. This risk increases, the more qualified and/or specialised an executive or an employee is, as their attractiveness on the labour market generally increases with their level of qualification. At the same time, the recruitment of new qualified personnel can be difficult and their initial training may entail considerable costs or may not be possible.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group might infringe industrial property rights of third parties or non-disclosure agreements or be reliant on the unbudgeted use of industrial property rights, which are subject to a fee.

The Company is not aware of the Capital Stage Group having violated intellectual property rights (particularly patents) of third parties or confidentiality agreements concluded with third parties in the course of its business. However, it cannot be ruled out that claims from the violation of intellectual property rights or confidentiality agreements are asserted against the Capital Stage Group. In the event of a breach of third-party rights, the Capital Stage Group might incur an obligation to pay damages or be forced to acquire a licence for the utilisation of these rights, which could lead to a loss in revenue, contraction of margins and liability to pay compensation. In addition, any proceeding may be associated with the necessity of spending a considerable amount of time in defence and with high costs.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group is dependent on the development and successful implementation of risk monitoring and management systems.

To organise its investments and operate its PV and wind parks, the Capital Stage Group requires appropriate internal organisational, accounting, risk-monitoring and risk-management structures as well as back-up and recovery systems that enable the early detection of undesirable developments and risks. The establishment of risk-monitoring systems for new PV and wind park investments or the related investments in companies and adjustment to changed market conditions generally take time and involve financial and personnel costs.

The intended market and sales expansion resulting from new acquisitions requires a detailed risk analysis of the associated consequences of any management decisions. Therefore, it will continue to be a challenge to identify and correctly evaluate new risks that are still unknown at the present time and to further develop the existing risk-monitoring and management system in an appropriate and timely manner.

It cannot be ruled out that risks are identified too late or insufficiently and countermeasures are delayed or, in individual cases, no longer possible. Should gaps or deficiencies become apparent in the risk-monitoring and management system that will be further developed or should the Company not succeed in creating appropriate structures and systems promptly in connection with further growth, this could lead to risks, trends and undesirable developments not being identified in good time.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group could suffer major losses if damages are not covered by its insurance policy or the amount of the damages exceeds the insurance policy cover.

As of the date of the prospectus, the Capital Stage Group had, according to its own estimates, insurance cover in line with industry practice for the operation of PV and wind parks, consisting in particular of operator liability and all-risks insurance, whereby a partial excess is typically agreed. The Capital Stage Group decides on the type and scope of the insurance cover based on a commercial cost-benefit analysis, with the aim of covering what it considers to be the main insurable risks that exist at present and are likely to arise in future.

The insurance policies provide may not provide adequate cover, as they include disclaimers and restrictions, including with respect to so-called "internal operating losses", that is, for damages to property, which are not due to an extrinsic risk. In addition, the general acceptance criteria of insurers may lead to a situation in which not all objects of PV and wind parks are insured against all risks. The Capital Stage Group therefore may only have limited or no cover for excluded losses or losses which exceed the cover limits or are not insurable. In addition, the insurer of the Capital Stage Group could become insolvent. If an uninsured loss or a loss that goes beyond the cover limits of the Capital Stage Group occurs, the Capital Stage Group could lose the capital invested in the affected PV or wind park and the expected returns therefrom. In addition, the Capital Stage Group could incur additional costs for the repair of damages caused by uninsured risks. The Capital Stage Group could also be held liable for debts or other financial liabilities associated with such PV or wind park facilities. The Capital Stage Group could therefore incur substantial losses in excess of the amounts paid by the insurer.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

Capital Stage AG might be exposed to risks in connection with future legal disputes.

In August 2014, the Italian government approved the retroactive adjustment of the feed-in tariff for solar power with effect from 1 January 2015. This meant that the Capital Stage Group, as owner of PV parks with a capacity of more than 200 kW that receive compensation under the Conto Energia, retroactively to 1 January 2015 and going forward has to accept a reduction in the feed-in tariff of around 8%. Along with many other operators of and investors in photovoltaic parks, the Capital Stage Group has lodged an appeal against this decision and filed a suit with the Italian administrative court. In a test case in 2015, the administrative court of the Lazio region expressed doubts about the constitutionality of the retroactive cuts in feed-in tariffs for solar installations and referred the complaint against these cuts for constitutional review to the Corte Costituzionale (Italian Constitutional Court). As at the date of this prospectus, the proceedings had not been completed.

In addition, neither Capital Stage AG nor its subsidiaries were the subject of judicial or administrative proceedings or proceedings before other supervisory and licensing authorities that are significant for the Capital Stage Group. However, it cannot be ruled out for the future that Capital Stage AG or its subsidiaries will be involved in such proceedings as the claimant or opposing party within the scope of its respective business activities or that current litigation will prove to be material for the Capital Stage Group. The institution of, or involvement in, judicial or administrative proceedings may tie up considerable personnel and financial resources of the Capital Stage Group for an indeterminable period. Even if the Company were to win a legal dispute, the economically successful enforcement of claims may fail if the defeated opposing party is insolvent.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

Forecasts and outlooks for the Capital Stage Group may differ materially from the actual future results of Capital Stage Group.

The revised earnings forecast for the current 2016 financial year for the Capital Stage Group included in this prospectus is based on certain assumptions made by the management. These assumptions are based on factors over which the Company has very little or no influence. Although these assumptions are reasonable at the present time from the perspective of the Company, they may prove to be incorrect or inaccurate. The same applies to future forecasts for the Capital Stage Group. Should one or more of these assumptions prove incorrect or inaccurate, future earnings could be materially different from the Company's forecast for the Capital Stage Group, which could materially affect the share price of the Company.

If the forecast figures cannot be achieved, this could have a material adverse effect on the assets, financial condition and results of operation of the Capital Stage Group.

Sample audits of the Company's consolidated financial statements and annual financial statements as well as accounting estimates and estimation uncertainty in the consolidated financial statements may lead to subsequent amendments.

The German Financial Reporting Enforcement Panel ("FREP") informed the Company in June 2013 that the consolidated financial statements, annual financial statements and the combined group and separate management report for financial year 2012 would be subject to a random sample audit. During this audit, the competent body found errors in respect of the amortisation period for feed-in tariff agreements. The Company published a mandatory communication on the audit procedure through the FREP on 6 May 2016 in accordance with section 37q para. 2 sentence 1 WpHG. This mandatory publication, ordered by the German Federal Financial Supervisory Authority ("BaFin"), was aimed at implementing regulatory provisions and formally reflected those circumstances already announced by the Company within the scope of publication of the 2015 annual and consolidated financial statements on 31 March 2016. The Company has already been adapting its presentation in the annual report in part since 2014 and in full as of the 2015 consolidated financial statements. Among other things, the cash and cash equivalents have been reduced by the balance on debt-servicing and project reserve accounts in the 2015 consolidated financial statements and the invested cash flow has been corrected accordingly by the acquired debt-servicing and project reserves. In addition, in accordance with the finding of the FREP, the Company has retrospectively lowered all periods of depreciation of intangible assets from purchase price allocations to the respective duration of the statutory eligibility period. It cannot be ruled out that another random sample audit may result in the FREP identifying further errors which could have an impact on the key figures of the Capital Stage Group.

Furthermore, in some cases, the Company's consolidated financial statements include estimates and assumptions which have consequences for the extent of the recognised assets, balance sheet assets, liabilities, revenues, expenses and contingent liabilities. The actual amounts may differ from these estimates. Any changes will be recognised once our knowledge of the items in question improves.

The occurrence of one or several of the aforementioned risks could have a significant adverse effect on the business activities and assets, financial condition and results of operation of the Capital Stage Group.

The Company is dependent on the results of its subsidiaries.

The business concept of the issuer depends mainly on the performance of direct and indirect subsidiaries. The subsidiaries are separate and independent legal entities within the Capital Stage Group. To cover its operating costs, the Company is largely dependent on the distributions of its subsidiaries, and in some cases on scheduled repayments of loans granted to subsidiaries. The distributions of the subsidiaries in turn depend on the operating results and their ability to make distributions under the applicable law. There can be no assurance that these funds will be sufficient in future to comply with the payment obligations of the Company at maturity. If the available funds for such payments should no longer be sufficient, the Company may be fail to pay dividends.

The occurrence of the aforementioned risk could have a material adverse effect on the business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Company may be exposed to risks due to its responsibility as owners of PV and wind parks.

As operators of PV and wind parks, the Company is obligated to ensure traffic safety and, in addition, it is responsible for ensuring that no person and no third-party property is harmed and no neighbours of the site on which the relevant plant(s) is/are built are adversely affected by the operation of the plants. In the event such an obligation is violated, the Capital Stage Group could be held responsible or even be obliged to remove the disruptive effect. It cannot be ruled out that such damage or the resulting costs are either only partially borne by the Company's liability insurance or even completely denied compensation by the insurance company.

The occurrence of one or several of the aforementioned risks could have a significant adverse effect on the business activities and assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group depends on the functionality of its PV and wind parks.

The functionality of PV and wind parks is subject to technical risks. These are slightly higher for wind parks than for permanently installed PV parks due to wear and fatigue on the moving parts. To avoid such technical risks, the Company chooses its partners and the quality of the components used in the plants very carefully according to its own specifications, and also conducts extensive testing procedures (technical due diligence) with respect to their PV and wind parks. In the event that there should be a reduction in performance or a technical failure, the Capital Stage Group is backed by guarantees or insurance policies. Despite the process described, the Company cannot rule out that the guarantees and insurance policies will apply in all cases and will provide a replacement or that the guarantor or insurer will not become insolvent before that time, resulting in additional costs or loss of income for the Capital Stage Group.

The occurrence of one or several of the aforementioned risks could have a significant adverse effect on the business activities and assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group bears the risk of downtime of its PV and wind parks.

The PV and wind plants of the Capital Stage Group in the countries where they are currently located or will be located in future are connected to the power grids of different utilities. This means that, when the energy utility needs to perform work, individual Capital Stage Group plants could be temporarily removed from the electricity grid. The Capital Stage Group's PV and wind parks could also experience downtime due to technical defects in the park or in the substation itself. In both cases, it cannot be ruled out that the expected downtime could be extended. In order to minimise such downtime, the management and monitoring of the plants falls under the responsibility of the Group and partners that the Capital Stage Group believes are reputable. In addition, the Company believes that it is sufficiently insured against disruptions in operation, faulty maintenance and repairs and resulting losses and consequential damages. However, the Company cannot rule out that the insurers refuse to pay the damages in individual cases or make only partial payments for them or that, due to their own insolvency, the insurers may no longer be able to meet their payment obligations under the insurance contract, so that the loss of income or increased costs are borne by the Capital Stage Group.

The occurrence of one or several of the aforementioned risks could have a significant adverse effect on the business activities and assets, financial condition and results of operation of the Capital Stage Group.

Rising inflation could have a negative impact on the business activities of the Capital Stage Group.

An increase in inflation rates is expected for both Germany and other countries in the European Economic Area due to the substantial increase in the money supply in the European Union. Due to the resulting inflationary developments and price increases with respect to individual components for PV and wind parks, it cannot be ruled out that this will lead to a deterioration of the results of the Capital Stage Group. While some feed-in tariffs in individual jurisdictions include rules for partial adjustments for inflation so that price increases can be offset by higher feed-in tariffs, the Company cannot rule out that higher costs are not fully offset by the adjustment scheme.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group is subject to interest rate risks.

Investments in PV and wind parks are mainly financed by borrowed capital at fixed interest rates with terms that are currently between 10 and 17 years. Although increases in interest rates after the end of the respective fixed rate periods are budgeted for in the internal calculations of the Capital Stage Group, it cannot be ruled out that the interest rates actually due will be higher than the expected interest rates, which would reduce the profitability of the PV and wind parks.

In order to achieve the planned growth, the Capital Stage Group will also in future depend on obtaining long-term financing at attractive interest rates.

If investments have been financed with variable interest loans, the Capital Stage Group assesses project-related corresponding interest rate hedging instruments in order to enable long-term and reliable calculation and planning. However, it cannot be ruled out that the Capital Stage Group will not conclude any interest rate hedging instruments, or not conclude them in sufficient quantity, which would also reduce the profitability of the PV and wind parks financed in this way.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The further growth of the Capital Stage Group depends on the successful and continuing financing of projects and the Company's ability to raise capital.

In the Company's opinion, the purchase of PV and wind parks normally requires high levels of initial investment for the acquisition as well as the legal and economic assessment associated with the purchase of PV and wind park projects, especially compared, in the Company's assessment, with the much lower maintenance costs during the term of the project and any dismantling costs at the end of the term. The successful implementation of the growth strategy, which includes the expansion of the portfolio via the purchase of additional PV and wind parks, will therefore lead to a continuous financing requirement both in terms of project financing through banks and capital procurement by the Company. As a result of the economic and financial crisis, the general global economic framework has largely deteriorated over recent years, which has in some cases led to high requirements by banks with regard to lending. It cannot be ruled out that, for instance, due to an escalation of the banking and financial market crisis or due to a new legal or regulatory framework or due to political discussions, for example with regard to a reduction in the price of electricity (so-called electricity price brake), banks or lenders will in future set even higher requirements for lending, such as higher lending rates or more stringent requirements with regard to financial ratios and collateral for the facilities being financed, or banks will not enter into any new lending commitments in the area of renewable energies or prematurely call loans that have already been paid out for early repayment. In addition, it cannot be ruled out that the Company will not succeed in raising sufficient amounts of its own funds or outside capital on acceptable terms on the capital market in order to pursue its growth strategy.

The aforementioned risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group bears the risk of early termination by lending banks and other financing partners.

The PV and wind parks of the Capital Stage Group are mostly externally financed. Based on the underlying credit agreements, the lending banks are usually entitled to terminate the credit agreement early or to demand a partial payment in the event of breach of the agreed provisions or significant changes in the economy. To keep this financing risk as low as possible, the Capital Stage Group ensures in its agreements that the financing banks have no access to companies other than the relevant borrower of the corresponding operating company of the Capital Stage Group and as a rule only non-recourse financing agreements are concluded. However, the Company cannot rule out that in a particular case the lending bank will seek to sue in court to recover greater assets that allowed for directly in the underlying credit agreement and thus cause additional costs and lower returns at the operating company, which, in turn, could adversely affect the Capital Stage Group.

The profit participation agreement concluded in November 2014 with Gothaer Versicherung and the bond issued in December 2015 included, in addition to the standard provisions, obligations with regard to compliance with financial ratios (termed "financial covenants") that, if not achieved, would result in the immediate repayment of the paid-in profit participation capital and the bond. With the profit participation agreement, the Company ensured, from its point of view, a maximum market borrowing rate and with the promissory note, a market-standard equity ratio. The Capital Stage Group's group-wide risk management continuously monitors and controls compliance with the existing financial covenants. However, it cannot be ruled out that the financial covenants are not complied with despite the continuous monitoring over the entire term and that with the violation of financial covenants early repayment of the agreements described will be required, which would be a substantial financial burden on the Company.

The occurrence of one or several of the aforementioned risks could have a significant adverse effect on the business activities and assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group bears the counterparty default risk with regard to the long-term power purchase agreements it has concluded for its PV parks in the United Kingdom.

The Capital Stage Group entered the UK market for the first time with the purchase of a PV park portfolio there on 12 February 2015. Another acquisition was made in the spring of this year. As part of these measures, long-term power purchase agreements were concluded with the TOTAL Group, British Telecom, and the international Danish energy trading company NEAS Energy. In the UK, plant operators, like the Capital Stage Group, generally benefit from power purchase agreements concluded with industrial electricity customers, as well as from various government subsidies for renewable energies ("renewable obligations and levy exemption certificates"). The Company considers the creditworthiness of the electricity purchaser to be key for power purchase agreements. However, the Company cannot rule out that that such agreements are terminated prior to the their term or, despite the credit review, the industrial electricity customers could get into financial difficulties during the contractual period or file for bankruptcy, which would result in an enormous loss of income for the project. The bankruptcy of one of the electricity customers would also result in costs for the integration of a new buyer, and the Company cannot guarantee that the same level of income would be achieved in such a case.

The occurrence of one or several of the aforementioned risks could have a significant adverse effect on the business activities and assets, financial condition and results of operation of the Capital Stage Group.

The Capital Stage Group is exposed to risks associated with acquisitions. These risks include unexpected liability claims, higher debt and higher interest expenses and failure to achieve growth targets, economies of scale or cost savings. Additional risks arise from the failure to achieve performance targets or other strategic goals timely or on-budget.

The strategy of the Capital Stage Group includes further growth through the acquisition of PV and wind park portfolios.

PV and wind parks are normally acquired by purchasing companies who own such facilities. Company acquisitions involve considerable investments and risks. Any assessment of the target company preceding the purchase or investment can often only be performed either on a limited basis or at a disproportionately high cost. Thus the Company cannot guarantee that it will identify and safeguard against all the risks associated with such a transaction in good time. However, the Company conducts comprehensive technical due diligence and business due diligence for all parks acquired. With PV parks, this involves an on-site review by experienced employees of Capital Stage Solar Service GmbH, a wholly-owned subsidiary, which specialises in the technical management of PV parks. The Company also uses external service providers for wind parks. Target companies may also be located in countries which do not have any of the underlying legal, economic, political or cultural conditions equivalent to the standards which are customary in the European Union, or with whose national characteristics the Capital Stage Group is not sufficiently familiar. Nor can it be guaranteed that the Capital Stage Group will manage to retain the staff or business connections of newly acquired companies or parts of companies or maintain and integrate them. Desired growth targets, economies of scale or cost savings or timely or budget-compliant development targets or other strategic goals might not be achievable or only insufficiently achievable. Moreover, anticipated synergies might not occur, an inflated purchase price might be paid or unforeseen restructuring expenses might be necessary. The success of Company acquisitions or investments in companies is therefore not guaranteed. Nor can it be ruled out that assurances to other parties related to the financial performance of the Capital Stage Group ("financial covenants") could lead to premature termination of other finance agreements of the Capital Stage Group due to the failure of an acquisition or the non-occurrence of planned economies of scale etc.

As part of its acquisition strategy, the Company also intends to sell PV and wind parks in operation to exploit market opportunities or to improve the return profile. However, there is a chance that the Capital Stage Group will not manage to invest the released capital from the sale of its own PV or wind parks promptly in other projects of the same quality and with at least the same yield expectation.

Furthermore, the Company does not rule out acquiring strategic stakes in companies in the future or, in exceptional cases, taking on the completion of already approved and financed individual projects. In particular, there is a chance that the Capital Stage Group will be unable to complete individual projects within the given time and at the expected cost and that the installations constructed in this manner will be unable to produce and thus feed the entire amount of energy into the grid that was planned.

The occurrence of one or several of the aforementioned risks could have a significant adverse effect on the business activities and assets, financial condition and results of operation of the Capital Stage Group.

Incorrect investment and return calculations could result in lower returns in the Capital Stage Group.

Before the Company invests in a PV or wind park, it carries out due-diligence reviews for the purpose of valuation. These valuations are based on long-term investment plans, which are sensitive to changes in the capital and operating costs and in income. Changes in these factors could lead to a park being unprofitable. The calculations made during due diligence take into account changes in individual parameters or several of these parameters. When making these investment calculations, the Company takes into account its experience from its existing portfolio. However, it cannot be ruled out that incorrect estimates are made in investment and return calculations during the valuation or that they are calculated using erroneous factors and this then results in an unprofitable investment property, which could, in turn, have an impact on the planned income.

In addition, acquisitions or equity investments might not be concluded at all or not as originally planned due to conditions of the purchase agreement or as a result of failure of final agreements on acquisition financing.

The occurrence of one or several of the aforementioned risks could have a significant adverse effect on the business activities and assets, financial condition and results of operation of the Capital Stage Group.

4.	Risks associated with the shareholder structure and the listing of the new shares

The Company’s major shareholders could act contrary to the interests of the other shareholders.

AMCO Service GmbH (20.03% of the voting share capital), Dr. Liedtke Vermögensverwaltung GmbH (10.38%), Blue Elephant Venture GmbH (6.59%), Albert Büll Beteiligungsgesellschaft mbH (5.93%) as well as the Kreke family via Lobelia Beteiligungs GmbH (4.85%) and Kreke Immobilien AG (0.36%) currently hold significant voting shares in Capital Stage AG. As a result of the concentration of share ownership, these shareholders, whose voting shares are in some cases attributable to persons who carry out Management or Supervisory Board functions for Capital Stage AG, are able, regardless of the voting behaviour of the other shareholders, to exert considerable influence on the Company and, if necessary, to influence all matters, which require the approval of shareholders, including the election of the Supervisory Board and the authorisation of essential capital measures. It cannot be ruled out that the aforementioned shareholders will pass resolutions that are contrary to the interests of the remaining shareholders.

The shareholder structure of the Company could change significantly due to the takeover offer; this could potentially lead to adverse changes for the Company or its shareholders if individual shareholders pursue other interests than those of the Company or the other shareholders.

The Company’s share capital as of the date of the prospectus stands at EUR 82,832,020.00 and is divided into 82,832,020 no-par value bearer shares. Under the takeover offer, up to 46,174,916.00 new no-par value bearer shares will be offered as consideration for the CHORUS shares tendered. Depending on the acceptance rate, the shareholder structure of the Company may therefore change significantly as a result of the offer. Any shareholder or group of shareholders controlling more than 50% of the voting-share capital represented at a shareholders meeting is able to exercise significant influence on the resolutions of the shareholders meeting, including the resolution on the election of members of the Supervisory Board. The Articles of Association of the Company provide relief from the requirement of a three-quarters majority for certain other resolutions, stipulating a simple majority of shares (i.e. more votes in favour than against), in particular for amendments to the Articles.

With a corresponding majority of votes, these shareholders could also actively block certain shareholders’ meeting resolutions that require a simple majority of the voting shareholders by voting against the resolutions. Depending on the attendance at the shareholders meetings, it may be that these shareholders also have a majority of three quarters of the share capital represented at a shareholders meeting. Thus, these shareholders could also bring about measures that change the structure.

As a direct result of the successful execution of the takeover offer, the group of shareholders of the Company will broaden to include the CHORUS shareholders as consideration for the CHORUS shares tendered for exchange, and the voting rights of the existing shareholders of the Company would be diluted. The Company cannot rule out that in future one or more new shareholders acquire such a significant stake in the Company that together they have the ability, alone or together with other shareholders, depending on the attendance at a shareholders meeting of the Company, to block shareholders’ resolutions that require a three-quarter majority of the share capital represented at the shareholders meeting, or to pass resolutions that require a simple majority or a three-quarter majority of the share capital represented at the shareholders meeting. Such actions could lead to resolutions at the shareholders meeting of the Company which are not consistent with the interests of the Company or the interests of the other shareholders.

The shareholdings in the Company could be diluted by future capital measures or by the exercise of share options.

In future, the Company might need additional capital to finance its business activities and its growth. Obtaining extra equity capital by means of capital increases, particularly with the exclusion of shareholders’ pre-emptive rights to sell such own shares, or where appropriate also through the issue of shares after exercising any future convertible bonds or bonds with warrants or in connection with the acquisition of other companies or participating interests as purchase price components, as well as the possible issuing of shares based on employee stock option programmes, could lead to shareholders’ economic and voting rights being diluted or to significant negative effects on the Company’s share price.

Volatile capital markets could lead to volatility with regard to the Company’s share price and adversely affect future refinancing.

The number of shares in free float, changes to the operating results of the Company and its competitors as well as changes in the general situation of the industry, the economy as a whole and the financial markets have already lead to considerable price fluctuations for shares in the past and could cause such price fluctuations in the future as well. In general, the capital markets have been characterised by high levels of volatility, especially in the recent past. Moreover, the possibility cannot be ruled out that no liquid trading in the shares of the Company will develop on the stock markets. The aforementioned risks could adversely affect the market price of the Company’s shares. It also cannot be ruled out that a slump in Capital Stage AG’s share price may have a significant negative impact on the Company’s future refinancing operations.

The sale of a substantial number of shares could lead to selling pressure with the consequence of a falling share price.

The sale of a substantial number of shares in the Company via the stock market or market rumours about such a sale could lead to selling pressure with regard to the Company’s shares. If there is an insufficient number of buyers for these shares, this could have a negative effect on the share price, which would, for example, prevent or at least hamper future capital measures by the Company. In addition, future capital measures may only be possible on more unfavourable terms for the Company. It is impossible to predict what the impact of future share sales of significant numbers of shares will have on the market price of the Company.

The major shareholders are not subject to lock-up obligations, so they could sell some or all of their shares in the Company at any time via the stock market, which could have a detrimental effect on the Company’s market price.

The major shareholders are not subject to any lock-up obligations, therefore some or all of their shares can be sold on the stock market at any time. This could exert selling pressure on the shares, which may have an adverse effect on share prices.

The sale or transfer of shares of the Company could be the subject of a financial transaction tax in future.

In January 2013, the EU finance ministers from eleven EU countries, including Germany, permitted in principle the introduction of a joint financial transaction tax as part of their increased cooperation. The specific structure of the tax and the date of its introduction had not been decided as of the date of the prospectus. The European Commission’s current proposals for the introduction of a financial transaction tax in the participating Member States of the European Union, however, are very broad and could affect both transactions of shares and transfers of shares. For the shareholders, this would result in a corresponding increase in the cost of carrying out taxable transactions with the shares of the Company.

5.	Risks associated with the takeover offer

Prior to the takeover offer, the Company conducted a limited due diligence review especially on the basis of publicly available documents, so circumstances important for the valuation of CHORUS are not known.

By notification of 30 May 2016, the Company published its intention to make a public takeover offer in the form of an exchange offer to the shareholders of CHORUS (the "takeover offer"). In particular, it had no access to documents and records of the CHORUS Group that are vital to a thorough and extensive due diligence review. It cannot be ruled out that circumstances essential to valuing the CHORUS Group are not publicly known or of which the Bidder was not notified. In addition, the public information available is not always up to date.

Corresponding unknown circumstances could therefore not be taken into account when valuing the CHORUS Group and in determining the amount of the consideration of the takeover offer or in the determination of the exchange ratio. Even after successful completion of the acquisition, circumstances could emerge that negatively affect the value of the CHORUS Group.

For the above reasons, the Company may be exposed to additional risks that have not yet been identified, which could have a material adverse effect on the business activities and on the assets, financial condition and results of operation of the Company. If circumstances significant to the valuation of the CHORUS Group were not taken into account, but only identified later, these circumstances could have material adverse financial consequences and a material adverse effect on the business activities and on the assets, financial condition and results of operation of the Company.

In addition, public takeovers of listed companies such as CHORUS are subject to strict legal requirements, which can increase the complexity of a transaction and give rise to adverse litigation, especially when multiple jurisdictions are involved. The Company cannot rule out that the remaining minority shareholders in such litigation could ultimately prevail. In this context, there could also be claims by former shareholders who accepted the takeover offer, which may be enforced in the courts. The resulting additional payments or disadvantages, if relevant, could turn out to be extensive. The execution of acquisitions with no or limited access to current information on the target company or any consequential litigation could have a material adverse effect on the assets, financial condition and results of the Capital Stage Group.

The takeover offer could be delayed or even fail.

On 30 May 2016, the Company published its intention to a takeover bid for the acquisition of all CHORUS shares under an exchange offer for shares of Capital Stage to submit (the "Capital Stage Offer Shares"). The Capital Stage offer shares to be transferred to the CHORUS shareholders as consideration will be created by way of an ordinary capital increase against contribution in kind. Shareholders could take legal recourse against the capital increase. This could delay the settlement of the takeover offer or result in the failure of a condition for its execution.

The occurrence of one or several of the aforementioned risks could have a significant adverse effect on the business activities and assets, financial condition and results of operation of the Capital Stage Group and the value of the Capital Stage share and the CHORUS share.

CHORUS is an operator of solar and wind parks which is exposed to a variety of risks in its operations which the Company believes are similar to risks related to the Company's business activities. In addition to these, it cannot be ruled out that the CHORUS Group is exposed to further, thus far unrecognised risks.

The business models of the Company and of CHORUS are comparable in many aspects and areas. Therefore, the Company has reason to believe that CHORUS is subject to risks very similar to those of the Company itself with respect to its business activities and the industry. There is therefore the risk that, after the successful completion of the takeover offer, these risks could increase and have substantial negative consequences for the Company.

In addition, risks that materialise at CHORUS after the successful completion of the takeover offer also have a corresponding indirect adverse impact on the Company. In addition, it cannot be ruled out that the CHORUS Group is exposed to further, thus far unrecognised risks whose realisation may also have a material adverse effect on the assets, financial and earnings position of the Capital Stage Group.

The pro forma consolidated financial information is provided purely for illustrative purposes. By their nature, they only describe a hypothetical situation and therefore do not reflect the actual assets, financial position and results of operations of the Capital Stage Group and are not an indicator of how the actual assets, financial position and results of operations of the Capital Stage Group will be represented after completion of the takeover offer. The assets, financial position and results of operations of the Capital Stage Group after completion of the takeover offer could vary significantly, which could result in substantial fluctuations in the market price of the Capital Stage share.

The pro forma consolidated financial information in this Prospectus is presented merely for illustrative purposes and should not be construed as an indicator for the development of the assets, financial position or results of operations of the Capital Stage Group after completion of the takeover offer. The historical consolidated financial statements of Capital Stage Group and the CHORUS Group were used as the basis for the pro forma consolidated financial information and adjusted on the basis of the notes provided in the pro forma consolidated financial information. These adjustments are based on preliminary estimates and assumptions at the date this Prospectus was drawn up and the information available at that time. For example, the estimated purchase price, which is reproduced in the information contained in the pro forma consolidated financial information included in this Prospectus, is based on the assumption that all outstanding CHORUS shares will be validly submitted for the consideration established in the takeover offer. In addition, in the pro forma consolidated financial information, the expenses incurred by the Capital Stage Group in connection with the acquisition are, in part, estimated. In addition, the impact of the additional costs incurred in coordinating the activities of the Capital Stage Group and the CHORUS Group is not taken into account at all in the pro forma consolidated financial information. Therefore, the actual assets, financial position and results of operation of the Capital Stage Group after completion of the takeover offer may not be in agreement with the pro forma consolidated financial information although any variation may be material. The assumptions used for the pro forma consolidated financial information may turn out to be incorrect, and the assets, financial position and results of operations of the Capital Stage Group may be strongly influenced by other factors after the business combination. Any potential deterioration in the assets, financial position and results of operations of the Capital Stage Group may cause considerable price fluctuations of the Capital Stage share after the business combination.

The occurrence of one or several of the aforementioned risks could have a significant adverse effect on the business activities and assets, financial condition and results of operation of the Capital Stage Group and the value of the Capital Stage share and the CHORUS share.

The financing agreements of the CHORUS Group could contain provisions which allow the lender to terminate an agreement in the event of a change of control. Other agreements of the CHORUS Group could contain similar provisions. Consequently, lenders of the CHORUS Group could call financing they granted early, which could result in an increase in the cost of acquisition of the CHORUS Group by the Company if the CHORUS Group or the Company does not have access to alternative funding under at least similar conditions.

The Company was able to perform only a limited economic and legal review of the CHORUS Group based on publicly available information before the publication of its decision to make a takeover offer. Lines of credit or other financing agreements of CHORUS could include change-of-control clauses, which grant the lender termination rights and an entitlement to early repayment of the debt in the event of a change of control. If such a change-of-control clause is exercised by the lenders of the CHORUS Group, the early repayment of debt could lead to short-term refinancing needs at the Company, which would entail additional costs for the Company if the Company does not have alternative funding available under at least similar conditions as the called financial liability.

Moreover, financial obligations of the CHORUS Group or other contracts with owners of the CHORUS Group also contain other termination rights that are triggered in connection with or as a result of the takeover offer (e.g. cross default provisions, which allow creditors to call the financial liabilities of the debtor for repayment or to terminate the financial liabilities or other contracts of the debtor if other liabilities of the debtor are not paid when due, called before their stated maturity or the creditor is entitled to call its claims).

Therefore, if lenders of the CHORUS Group call a substantial amount of the loans granted to the CHORUS Group and if the resulting refinancing requirement cannot be met in the short term and on reasonable terms, this could have a material adverse effect on the operations of the CHORUS Group and after the successful execution of the takeover offer on the assets, financial condition and results of operation of the Capital Stage Group.

The takeover offer is subject to certain conditions. In this respect, the takeover offer may also fail. In the event of an unsuccessful takeover offer, the Company then bears the costs associated with the preparation of the takeover offer. In this case, the value of the CHORUS shares may fall during the period between their submission as part of the takeover offer and their transfer back to the shareholders of CHORUS.

The takeover offer and the contracts which come into existence through its acceptance by the shareholders of CHORUS will only be completed if certain conditions for completion are met. The Company's takeover offer to the shareholders of CHORUS is subject to the conditions of achieving a minimum acceptance level of 50% plus one share of the voting shares of CHORUS and of the registration in the commercial register of the Company of the capital increase against contribution in kind necessary for the creation of the Capital Stage offer shares. If conditions for the completion have not been fulfilled by the prescribed time and have not been validly waived, the takeover offer expires and the contracts that would have come into existence through acceptance of the takeover offer will not be completed and will be cancelled. CHORUS shares already submitted will be transferred back to the respective custodian and reposted by it. The custodians must ensure that the submitted CHORUS shares are reposted immediately, but in any case no later than five banking days after the announcement of the fact that the takeover offer will not be completed. In this case, the value of the CHORUS shares may fall during the period between their submission as part of the takeover offer and their transfer back to the shareholders of CHORUS. The Company will not compensate the shareholders of CHORUS for any such reduction in value of their shares.

Against this background, it cannot be ruled out that the shareholders of CHORUS, particularly in the case of an unsuccessful takeover offer, may suffer financial losses.

In case of the non-execution of the takeover offer, the Company would also have to bear considerable costs associated with the preparation of the takeover offer, without benefit of pursuing the economic advantages of the takeover offer. These include in particular consultant costs. In the event the takeover offer is not carried out, the Company would incur an expense which could have a significant adverse effect on the business activities and assets, financial condition and results of operation of the Capital Stage Group and the value of the Capital Stage share and the CHORUS share.

Shareholders of CHORUS, holding a total of approximately 14.63% of the shares of CHORUS, have undertaken to accept the takeover offer of the Company. If these shareholders do not meet their obligations, the success of the takeover offer is in jeopardy.

Shareholders of CHORUS, holding a total of approximately 14.63% of the shares of CHORUS, have contractually undertaken to accept the takeover offer of the Company. If these shareholders do not meet their obligations, the success of the takeover offer is in jeopardy. If the takeover offer is not successful, the positive effects expected by the Company would not be realised, while the costs associated with the preparation of the takeover offer would have a corresponding negative effect on the Company's earnings situation, without the counteracting positive effects in the event of the successful completion of the takeover offer.

In addition, the Company has committed to the agreements with the above-mentioned shareholders of CHORUS to indemnify these shareholders with a cash payment for the tax disadvantages that may arise for them after the completion of the takeover offer if certain events at CHORUS occur that might generate tax disadvantages as a result of the existing tax situation in the context of the IPO of CHORUS, as well as the existence of other eligibility requirements.

The occurrence of these risks could have a material adverse effect on the business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

The exchange ratio may turn out to be unattractive. In this case, there would be correspondingly adverse effects either for the shareholders of CHORUS or the Company.

The determination of the exchange ratio in the takeover offer was made on the basis of various assumptions which may prove to be incorrect. Should the underlying assumptions and estimates prove to be incorrect, it cannot be ruled out that the exchange ratio is found to be inadequate. Should it turn out that the exchange ratio is financially fair, this could have a corresponding negative impact for shareholders of CHORUS or could have a material adverse effect on the assets, financial position and results of Capital Stage group.

The integration of the CHORUS Group into the Company may not proceed as planned and, in particular, it may not be financially successful. Integration could also be associated with higher costs than expected and planned synergy effects might not be realised by the planned time or to the expected extent.

The Company expects the full integration of CHORUS Group to take a long time to complete and, at the same time, it will require both considerable human resources and considerable financial resources. For the integration to be successful, it will also be essential to merge the two groups of employees, combine different corporate cultures, to harmonise IT systems and risk compliance structures and draw up common processes for the integrated group. If unexpected difficulties arise during the integration and/or integration is associated with higher costs than expected, this could have a material adverse impact on the Company, particularly in financial terms. The acquisition could result in negative effects with regard to contractual and legal aspects for both companies involved in the acquisition. In particular, contractors could cancel or not renew contracts for various reasons.

The Company also expects the acquisition of CHORUS to result in a variety of synergies and economies of scale. However, it cannot be ruled out that the expected synergies and economies of scale are not realised as planned or only to a lesser extent than originally planned. The costs associated with the attainment of synergies and specifically the costs associated with the integration of CHORUS, which the Company's Management Board does not yet have a clear view of, could also be higher than expected. Any goodwill acquired is also connected with the assumed synergy potential. Goodwill that is actually recognised by the Company in its accounts depends on a variety of factors. Any goodwill acquired is subject to periodic or event-driven impairment tests and, if synergies are lower than expected, it could be subject to significant impairment that would be recognized in income in the Company's consolidated income statement. If the acceptance rate of the takeover offer is not reached, this could have an influence on the enterprise value of the Company.

The occurrence of each of these risks could have a material adverse effect on business activities and on the assets, financial condition and results of operation of the Capital Stage Group.

Initial consolidation of CHORUS in the Company's consolidated financial statements is planned to take place during financial year 2016. After successful completion of the acquisition, significant adverse effects may arise after the initial consolidation, in particular through the possibility that it may be necessary to recognise an impairment of goodwill.

For various reasons, the impact of the initial consolidation of the CHORUS Group in the consolidated financial statements of the Company, which is expected for the first time during 2016 financial year following the successful completion of the acquisition, is not yet certain. It cannot be ruled out that the initial consolidation of CHORUS may give rise to material adverse effects on the assets, financial condition and results of operation of the Company. The Company conducted only a limited due diligence review of CHORUS especially based on publicly available information. It therefore cannot be ruled out that risks exist at CHORUS that will be known to the Company only after successful completion of the acquisition when it has access to the internal and non-public information of CHORUS, and which will then have to be taken into account in the Company's consolidated financial statements for the 2016 financial year, from the date of initial consolidation.

In the event that the acquisition is successful, the consolidated financial statements of the Company for financial year 2016 would have to take into account the performance of CHORUS during financial year 2016, from the date of initial consolidation. If the assets, financial condition and results of operation of CHORUS were to develop adversely through the end of the 2016 financial year, then the Company would have to take account of such adverse developments accordingly in its consolidated financial statements for the 2016 financial year.

The determination of the exchange ratio is based, amongst other factors, on a valuation of CHORUS and the Company by the Company, which was performed for both companies involved in the transaction based on the same methods and using the valuation parameters commonly applied in the valuation of solar and wind energy park operators, as well as the calculations shown in item 10.3.4 of the Offer Document. In the event of the successful completion of the takeover offer, the acquisition costs for the CHORUS shares during initial IFRS consolidation will be based on the current market price of the Capital Stage shares at the time of completion of the takeover offer (the acquisition date). The increase in the share capital by up to EUR 46,174,916.00 by issuing up to 46,174,916 no-par value notional bearer shares with a pro rata share in the nominal capital of EUR 1.00 per share (the "offer capital increase") approved by the shareholders of the Company in the Extraordinary General Meeting 8 July 2016 is expected to be entered in the commercial register in October 2016.

The acquisition of CHORUS will probably result in the recognition of goodwill. This includes, inter alia, shares of the premium paid and the future expected synergies from the merger. When subsequently valued in the following reporting periods, the goodwill must be subjected to a review for periodic or any event-driven impairment, which could lead to considerable depreciation on the goodwill reported in the Company's consolidated balance sheet, which would be recognised as an expense in the Company's consolidated income statement and would therefore have equivalent adverse effects on the assets and earnings of the Company.

For the above reasons, it cannot be ruled out that the consolidation of CHORUS in the financial statements of the Company, as a result of the successful completion of the acquisition, may in future have significant negative effects on the net worth, financial condition and results of operation of the Capital Stage Group.

The fixed exchange ratio between the Capital Stage offer shares and the CHORUS shares does not reflect changes in the market through the completion of the takeover offer. Shareholders of CHORUS who submit their CHORUS shares in the takeover offer, could therefore, in particular in the case of a successful takeover offer, suffer financial losses and participation in the offer may represent a tax-relevant event for the shareholders of CHORUS.

In the takeover offer, the shareholders of CHORUS will receive as consideration five Capital Stage shares for each three CHORUS shares tendered for acceptance and not Capital Stage shares with a fixed market value. At the time the takeover offer is completed, the fair value of Capital Stage shares and that of the CHORUS shares may differ significantly from their value at the date of this Prospectus or the time at which the shareholders of CHORUS tender their shares. Changes in share prices can result from a number of different factors, of which many are beyond the influence of CHORUS and of the Company, such as general market and economic conditions, changes to the business outlook, natural and man-made catastrophes as well as regulatory considerations. Additionally, the current business of the Capital Stage Group and CHORUS Group can be hampered by the measures taken by the Company or CHORUS in connection with the offer, which include the settlement of certain costs related to the offer, including those for the investment banks, legal advisors, auditors and other advisors who have been commissioned.

Because the offer is not carried out before certain conditions for completion have been fulfilled, unless these conditions for completion have been legitimately waived, a significant period may elapse between the beginning of the offer and the time when the CHORUS shareholders receive the Capital Stage offer shares in exchange. In the period when the CHORUS shareholders offer their shares as part of the deal, the shareholders do not know the exact market value of the Capital Stage offer shares received in the course of the offer being implemented.

Insofar as CHORUS shareholders have a claim to partial rights to shares in the company in accordance with the exchange ratio, they shall receive the number of shares which is rounded up to the nearest whole number. The remaining fractional share rights are sold on the market as part of a compulsory exchange immediately after the acceptance period, and the proceeds are paid in cash to the affected shareholders within an estimated ten bank working days of the Capital Stage offer shares being registered in the accounts of the former CHORUS shareholders. Because the Company's shares are subject to fluctuations in the stock market, the cash proceeds that the CHORUS shareholders receive for their fractional share rights may vary from the amounts calculated on the day they were entered based on the market price of the Company's shares.

In addition, taking part in the takeover offer for tendering CHORUS shareholders can represent a chargeable event in the jurisdiction in which they are resident for tax purposes. The CHORUS shareholders are advised, therefore, to consider their individual tax situation when assessing the attractiveness of the offer.

CHORUS shareholders are urged to obtain current market prices for both CHORUS shares and shares in the Company and to consult their tax advisers when considering whether or not to tender their CHORUS shares in accordance with the conditions of the offer.

In this context, it cannot be ruled out that CHORUS shareholders who submit their CHORUS shares as part of the takeover offer may incur financial losses, especially if the takeover offer is successful.

If there are outstanding CHORUS shares after the completion of the offer, the liquidity and the market value of these shares could be significantly adversely affected.

If the takeover offer is implemented, but not all outstanding CHORUS shares are tendered, then the free float of CHORUS shares will be significantly lower than the current free float of CHORUS shares. This will result in a significant reduction in the liquidity of the remaining CHORUS shares. This reduced liquidity could make it more difficult for the remaining CHORUS shareholders to sell their shares and may significantly reduce the market value of the remaining CHORUS shares. A reduced level of liquidity in trade with CHORUS shares could lead to CHORUS shares exhibiting more volatility than in the past. The value of the CHORUS shares, which the offer is implicitly based on, does not constitute a guarantee that the value of CHORUS shares that are not held by the Company following the takeover bid will remain at the same level or likewise that their value will increase in future. CHORUS shareholders should be aware that if the takeover is successful then the price of the remaining CHORUS shares may fluctuate significantly in future.

It is also expected that CHORUS will remain the majority shareholder following the offer and the result of this shall be a dependent company of the Company in the sense of Section 17 of the German Stock Corporation Act (Aktiengesetz), i.e. a subsidiary of the Company. The legal framework of this independence for CHORUS and the Company, subject to any other applicable regulations (particularly in the case of entering into a domination agreement), is laid down in Section 311 et seq. of the German Stock Corporation Act. Accordingly, the Company, as the then controlling company, will most likely not use its influence to cause CHORUS, as the then controlled company, to enter into a legal transaction disadvantageous for them, unless the disadvantages are compensated. If a control agreement between the Company and CHORUS is concluded, the provisions of Sections 291 et seq. of the German Stock Corporation Act (AktG) shall apply. This may provide that a stock corporation place its management under another company. In particular, such an agreement may also provide for the obligation of a controlled company to transfer its entire profits to the controlling company (so-called profit transfer agreement). Such profit transfer agreement must then provide for appropriate compensation for the minority shareholders through a recurring cash payment (compensation) based on the shares of the nominal capital.

If one of these risks should materialise, then this could have considerable negative effects on the net assets, financial position and results of operations of the CHORUS Group and, further, could have a negative impact on the market value of the remaining CHORUS shares.

Some of the members of the Management Board, Supervisory Board and corporate officers of CHORUS could have different or additional interests in the business combination than the shareholders of the Company generally.

CHORUS shareholders should take into account that some members of the CHORUS Supervisory Board and Management Board may have differing or broader interests in the Company merger than CHORUS shareholders. These interests could be focused on the continued employment in the Company of CHORUS Supervisory Board or Management Board members or in some Supervisory Board or Management Board positions being maintained. In the business combination agreement between the Company and CHORUS, the parties stated their intention that, if the takeover is successful, the previous CHORUS CEO Holger Götze should be removed from the CHORUS Management Board and instead should become a member of the Management Board of the Company. Furthermore, they stated their intention that Peter Heidecker, current Chairman of the Supervisory Board at CHORUS, and Christine Scheel currently a Supervisory Board member at CHORUS, should be removed from the CHORUS Supervisory Board, and instead should become members of the Supervisory Board of the Company.

If shareholders of CHORUS do not submit their CHORUS shares in the takeover offer, the compensation that they receive at a later date may differ, possibly significantly, in its form and/or its value from the consideration that they would have received if they had submitted their CHORUS shares in the takeover offer.

Insofar as the Company, following the completion of this takeover offer or at a later date, directly or indirectly holds a quantity of shares in CHORUS that a shareholder requires, subject to certain other conditions, in order to demand a transfer of CHORUS shares from existing shareholders in return for payment of an appropriate cash settlement (so-called "squeeze-out"), the Company could take all the necessary measures for such a squeeze-out insofar as this appears to make economic and financial sense for the Company.

The Company could demand a transfer of CHORUS shares from existing CHORUS shareholders to the majority shareholder in return for payment of an appropriate cash settlement in accordance with Section 327a et seq. of the German Stock Corporation Act (squeeze-out under stock corporation law) or in accordance with Section 62 para. 5 of the German Transformation Act ("UmwG"), 327a et seq. of the German Stock Corporation Act (squeeze-out under transformation law) in connection with a merger, insofar as the respective conditions have been met. The appropriateness of the amount of the cash compensation in this case may be reviewed in a judicial award procedure. The amount of the adequate compensation may be equal to, higher or lower than the consideration associated with the Offer.

Under certain conditions, the Company could carry out further structural measures related to corporate law. In particular, the Company or another business belonging to the Group could (i) enter into a control and/or profit transfer agreement with CHORUS in accordance with Section 291 et seq. of the German Stock Corporation Act, (ii) the Company could consider merging CHORUS with the Company, one of its subsidiaries or Group companies or with one of its newly founded or newly acquired companies, or (iii) possibly consider changing the legal form of CHORUS and transforming it into a commercial partnership or a limited liability company. In all these cases from (i) to (iii) an appropriate settlement would have to be paid to the minority shareholders provided the necessary requirements have been met. An appropriate settlement would be then determined based on a current valuation of CHORUS. The settlement to be paid based on each CHORUS share can be the same, therefore, as the offer consideration granted as part of this takeover, but may be either higher or lower.

Minority shareholders could prevent or disrupt further actions at the level of the CHORUS that could have positive effects for CHORUS and thus also for the Company's shareholders.

German law provides certain rights for minority shareholders against interference or disruption that may arise due to planned measures under corporate law such as mergers, changes of legal form, squeeze-outs or entering into a control and/or profit transfer agreement. Minority shareholders might be able to interfere with, disrupt or even to prevent such measures being implemented. Restricting measures of this kind related to corporate law could lead to legal disputes that might incur significant costs and could make the measures under corporate law cited, which, from the perspective of the Capital Stage Group, would be desirable in both operating and financial terms, more difficult or even impossible to implement and therefore prevent the desired facilitation of the Company's access to the CHORUS cash flow.

In the long term, minority shareholders at CHORUS's level could have a significant negative effect, therefore, on the net worth, financial condition and results of operation of the Capital Stage Group.

Subsequent OTC acquisitions of shares could obligate the Company to rectify the original takeover offer. Rectification payments to improve the offer could have a material adverse impact on the Company.

If the Company, a person acting in concert with it, or its subsidiaries acquires additional CHORUS shares outside the stock exchange within a year of the total number of quotes accepted being published, and if the value of the settlement paid for those shares is higher than the settlement mentioned in the offer, then the Company is obliged to pay the amount of the respective difference to the CHORUS shareholders who accepted the takeover offer (see Section 31 para. 5 of the German Securities and Takeover Act ("WpÜG")). The one-year deadline begins on the end of the day on which the tenderer publishes the total number of tender acceptances immediately after the expiry of the acceptance period (Section 23 para. 1 sentence 1 no. 2 WpÜG). The shares are to be regarded as acquired when the Company, persons acting in concert with it, or its subsidiaries become owners of the CHORUS shares acquired subsequently. If the acquisition is made based on a contractual legal agreement, it depends on when this agreement is concluded rather than on the due date of the share transfer claim. There is no way of knowing in advance how many CHORUS shareholders would enforce these rights and what the level of goodwill would be. The assertion of this rectification claim by the shareholders of CHORUS may also not be contractually excluded.

Amendment payments could have a significant negative effect on the net worth, financial condition and results of operation of the Capital Stage Group.

An acquisition of CHORUS shares by the Company could result in the loss of much of the tax-loss and interest carryforwards of the CHORUS Group. This could have a corresponding adverse affect on the profitability of CHORUS.

Current corporation or trade tax losses and unused corporation and trade tax loss and interest carryforwards are potentially completely extinguished if more than 50% of the share capital or the voting rights in the Company are transferred directly or indirectly to a purchaser or related person or a group of purchasers with the same interests within five years, or a comparable situation exists ("detrimental acquisition of shares"). If within five years more than 25% and up to 50% of the share capital or the voting rights in the Company is transferred or there is another detrimental acquisition of shares within aforementioned meaning, the unused tax losses are eliminated only in proportion to the amount transferred.

Under certain conditions, losses and loss and interest carryforwards can be used despite the transfer of an interest. This applies, inter alia, if the expected losses do not exceed hidden reserves that are taxable in Germany ("hidden reserves clause"). The Company placed the settlement of the takeover offer under the suspensory condition of an acceptance rate of at least 50% plus one CHORUS share. There is therefore a risk that any existing losses as well as CHORUS's tax loss carry-forwards and interest carry-forwards may expire and can no longer be used for tax purposes.

This may lead to an increase in the tax burden and could therefore have a significant negative effect on the net worth, financial condition and results of operation of the Capital Stage Group.

  C. GENERAL INFORMATION

1.	Responsibility for the contents of the prospectus

In accordance with section 5, para. 4 of the German Securities Prospectus Act ("WpPG"), Capital Stage AG, with its registered office in Grosse Elbstrasse 59, 22767 Hamburg, Germany, registered with the district court of Hamburg under HRB 63197 (the "Company" and together with its consolidated subsidiaries, the "Capital Stage Group"), assumes sole responsibility for the content of this Annex 3 to the Offer Document (the "Prospectus").

Notwithstanding the declaration of the assumption of responsibility for the contents of the Offer Document in item 22 of the main part of the Offer Document, the Company further declares that, to the best of its knowledge, the information in this Prospectus is accurate and that no material facts have been omitted, and that it has exercised the necessary care to ensure that, to the best of its knowledge, the information contained in this Prospectus is correct and that no facts have been omitted that are likely to affect the import of the Prospectus.

In the event that claims are brought before the court on the basis of the information contained in this prospectus, the investor acting as plaintiff may be required, by application of the national legislation of the individual Member States of the European Economic Area, to bear the costs for the translation of the prospectus before the commencement of the legal proceedings.

2.	Object of this prospectus

On 30 May 2016, the Company published its intention to submit a takeover offer for the acquisition of all shares of CHORUS Clean Energy AG (the "CHORUS shares") in an exchange offer for Capital Stage offer shares (as defined below) (the "takeover offer" and/or the "exchange offer"). The shares in the Company to be transferred to the shareholders of CHORUS Clean Energy AG (known as "CHORUS" or "target company" and together with their subsidiaries and associated companies known as the "CHORUS-Group") in return are acquired by means of a non-cash capital increase.

The subject of this prospectus is the offer of up to 46,174,916 new, no-par value bearer shares in Capital Stage AG (ISIN DE0006095003), each with a proportionate interest of EUR 1 in the company's share capital and full profit participation rights from the beginning of the Company's current financial year at the time of their issue, which should be granted as part of the consideration as part of the takeover (the "Capital Stage offer shares").

The existing shares of Capital Stage AG are already traded on the regulated market with additional post-admission obligations (Prime Standard) on the Frankfurt Stock Exchange and on the regulated market of the Hanseatic Stock Exchange in Hamburg. The Capital Stage offer shares will also be admitted to the regulated market with additional post-admission obligations (Prime Standard) on the Frankfurt Stock Exchange and on the regulated market of the Hanseatic Stock Exchange in Hamburg on the basis of a separate admission prospectus and included in the current listing.

Capital Stage offer shares originate from a capital increase in kind under exclusion of the statutory subscription rights of shareholders by up to EUR 46,174,916.00 by issuing up to 46,174,916 new no-par value bearer shares with a notional interest in the share capital of EUR 1.00 each against transfer of the shares of the Target Company resolved by the extraordinary shareholders meeting of the Company on 8 July 2016.

3.	Legal basis for the Capital Stage Offer shares

For the legal provisions on the basis of which the Capital Stage offer shares have been created, see the section "R. Details of the Company's capital" – "3. Capital increase on implementation of the takeover offer".

4.	Admission to the Frankfurt Stock Exchange and the Hanseatic Stock Exchange in Hamburg

The Capital Stage offer shares are expected to be admitted to trading on the regulated market of the Frankfurt Stock Exchange in October 2016 and at the same time to the sub-segment of the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard) and the Hanseatic Stock Exchange in Hamburg. Trading is expected to commence in October 2016.

5.	Voting rights

All Capital Stage offer shares refer to no-par value bearer shares with a proportionate interest of EUR 1 per share in the company's share capital. Each Capital Stage offer share entitles the holder to one vote at the Company's Shareholders' Meeting. There are no voting restrictions.

6.	Dividends and liquidation rights

At the time of their issue, the Capital Stage offer shares carry full dividend rights from the beginning of the current financial year of the Company and grant the same rights as all other bearer shares of the Company. In the event of liquidation of the Company, any proceeds are distributed to the holders of shares of the Company according to their share of the share capital of the Company.

7.	Form and certification of the Capital Stage offer shares.

All shares of the Company are ordinary shares. The Capital Stage offer shares are represented only in the form of a global certificate without a dividend warrant, which is deposited at Clearstream Banking AG, Mergenthalerallee 61, 65760 Eschborn ("Clearstream"), Germany as the custodial bank. Any right of shareholders to certification of their respective share is excluded as specified in the Articles of Association.

8.	Currency of the security issue

The Capital Stage offer shares are denominated in euro.

9.	WKN/ISIN/stock market symbol of Capital Stage offer shares

German Securities Code (Wertpapierkennnummer):	609500
International Securities Identification Number (ISIN):	DE0006095003
Trading symbol:	CAP

10.	Existing listing

As of the date of this Prospectus, 82,832,020 shares with a nominal value of EUR 1.00 and carrying full dividend rights are admitted to trading on the regulated market of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) and the regulated market of the Hanseatic Stock Exchange in Hamburg.

11.	Transferability of Capital Stage shares

The existing Company shares, as well as the Capital Stage offer shares, are freely transferable in accordance with the regulations in force for no-par-value shares. With completion of the takeover offer, no sales bans or restrictions on the transferability of the Capital Stage offer shares apply to the trading of Capital Stage offer shares.

12.	Forward-looking statements

This prospectus contains certain forward-looking statements. Forward-looking statements are all statements that do not refer to historical or current facts and events. This applies, in particular, to statements in this prospectus that contain information on the future and potential financial returns, plans and expectations relating to the business activities and the management of the Capital Stage Group, growth and profitability as well as economic and regulatory frameworks and other factors affecting the Capital Stage Group.

Forward-looking statements are based on current estimates and assumptions made by the Company to the best of its knowledge. The occurrence or non-occurrence of an event could cause the actual results of the Capital Stage Group, including the assets, financial condition and results of operation, to differ materially from or be more negative than the results expressly or implicitly assumed or described in these statements. The business activities of the Capital Stage Group are subject to a number of risks and uncertainties that could also cause a forward-looking statement, estimate or prediction to become inaccurate. That is why investors are strongly advised to read the sections entitled "A. Summary of the prospectus", "B. Risk factors", "K. Presentation and analysis of the asset, financial condition and results of operation", "O. Description of business activities", "N. Markes and competition" and "Y. Recent events and outlook", which include a more detailed description of those factors that have an impact on the business development of the Capital Stage Group and on the market in which the Capital Stage Group operates.

In the light of these risks, uncertainties and assumptions, it is possible that the future events mentioned in this prospectus may not occur. Moreover, the forward-looking estimates and forecasts derived from third-party studies reproduced in this prospectus (see also "C. - General information – Note on the sources of market, industry and customer data") may prove to be inaccurate. Accordingly, neither the Company nor its Management Board can assume responsibility for the future accuracy of the opinions expressed in this prospectus or for the actual occurrence of any predicted developments. In addition, it is emphasised that the Company does not assume any obligation beyond its legal requirements to update any such forward-looking statements or to adjust them to any future events or developments.

13.	Note on sources of market, industry and customer data

This prospectus contains industry, market and customer data and calculations taken from industry reports, market research reports, publicly available information and commercial publications ("external data"). Insofar as external data has been included, the Company believes it is accurately reproduced in the prospectus. As far as the Company is aware and has been able to ascertain from external information, no facts have been omitted that would render the reproduced information incorrect or misleading.

Nevertheless, investors should carefully consider this information. Market studies are often based on information and assumptions that may not be exact or appropriate and are, by nature, forward-looking and speculative. Investors should bear in mind that estimates by the Company are based on such third-party market studies. The Company has not verified the figures, market data and other information on which the third parties based their studies and therefore assumes no responsibility or guarantee for the accuracy of the external information included in this prospectus.

The following sources were used in the preparation of this prospectus:

•	Agora Energiewende "Change in energy policy in the electricity sector: current situation in 2015 Look back at important developments as well as a look forward to 2016", p. 30

•	German Federal Ministry for Economic Affairs and Energy ("BMWi"), "European energy policy" (http://www.bmwi.de/DE/Themen/Energie/Europaische-und-internationale-Energiepolitik/
europaeische-energiepolitik.html), retrieved 30 May 2016, "BMWi – European energy policy";

•	BMWi, market news "France publishes new expansion targets and tenders for renewable energy", 2 May 2016, "BMWi – France's expansion targets";

•	BMWi, "Renewable energy in Germany – data on development in 2015", February 2016, "BMWi – Renewable energy in Germany";

•	BMWi, "Market analysis of photovoltaic roof systems" (http://www.bmwi.de/BMWi/Redaktion/PDF/M-O
/marktanalyse-photovoltaik-dachanlagen,property=pdf,bereich=bmwi2012,sprache=de,rwb=true.pdf), 27 February 2015, "BMWi – Photovoltaic market analysis";

•	BMWi, "Market analysis of onshore wind energy" (http://www.bmwi.de/BMWi/Redaktion/PDF/M-O/
marktanalyse-freiflaeche-photovoltaik-wind-an-land,property=pdf,bereich=bmwi2012,sprache=de,rwb=true.pdf), 27 February 2015, "BMWi – Wind energy market analysis";

•	German Federal Association for Energy and Water ("BDEW"), "Energy info – Renewable energies and EEG: Facts, figures, graphics (2016)", 18 February 2016, "BDEW – Energy info 2016";

•	German Solar Industry Association e.V. ("BSW-Solar"), "Position paper of the German Solar Industry Association e.V. – EEG amendment 2014 – Positions of the solar industry", May 2014, "BSW-Solar – EEG amendment 2014";

•	BSW-Solar, "Development of the German PV market – analysis and graphical representation of the data reported by the Bundesnetzagentur", 31 March 2016, "BSW-Solar – Development of the German PV market";

•	BSW-Solar, "Statistical figures for the German solar industry (photovoltaics)", March 2016, "BSW-Solar – Statistical figures for the German solar industry";

•	BSW-Solar, "Race into the solar age – TOP10 for expansion and installed photovoltaic power" (https://www.solarwirtschaft.de/pressegrafiken.html), retrieved 30 May 2016, data source: IEA, "BSW-Solar – Race into the solar age";

•	German Wind Energy Association ("Bundesverband WindEnergie – BWE"), press release, "Offshore wind energy in Germany: Expansion figures 2015 – As expected catch-up effects resulted in a record in offshore wind ", 18 January 2016, "BWE – Offshore wind energy in Germany";

•	BWE, press release, "On-shore wind energy: Analysis of the German market 2015", 27 January 2016, "BWE – On-shore wind energy";

•	Department of Energy & Climate Change ("DECC"), "Digest of UK Energy Statistics (DUKES) – Solar photovoltaics deployment" (https://www.gov.uk/government/statistics/solar-photovoltaics-deployment),), dated 26 May 2016, "DECC – Solar photovoltaics deployment";

•	Deutsche WindGuard GmbH ("WindGuard") "2013 – Status of on-shore wind energy development in Germany", (https://www.wind-energie.de/sites/default/files/attachments/page/statistiken/ fact-sheet-onshore-statistik-jahr-2013-final.pdf), retrieved 30 May 2016, "WindGuard 2013";

•	WindGuard, "2014 – Status of on-shore wind energy development in Germany", (https://www.wind-energie.de/sites/default/files/attachments/page/statistiken/ factsheet-status-des-windenergieausbaus-land-deutschland-2014.pdf), retrieved 30 May 2016, "WindGuard 2014";

•	WindGuard, "2015 – Status of on-shore wind energy development in Germany", (https://www.wind-energie.de/sites/default/files/attachments/page/statistiken/ 20160127-factsheet-status-windenergieausbau-land-jahr-2015_0.pdf), retrieved 30 May 2016, "WindGuard 2015";

•	European Commission, "Communication from the commission to the European Parliament, the Council, the European Economic and Social Committee and the Committee of the Regions – A policy framework for climate and energy in the period from 2020 to 2030", 22 January 2014, "European Commission – A policy framework for climate and energy in the period from 2020 to 2030";

•	European Commission, "Report from the commission to the European Parliament, the Council, the European Economic and Social Committee and the Committee of the Regions – Renewable energy progress report", 15 June 2015, "European Commission – Progress report";

•	European Photovoltaic Industry Association ("EPIA"), "Global Market Outlook for Photovoltaics, 2014 – 2018", 2014, "EPIA 2014";

•	European Wind Energy Association ("EWEA"), "Wind in power – 2014 European statistics", February 2015, "EWEA – Wind in power 2014";

•	EWEA, "Wind in power – 2015 European statistics", February 2016, "EWEA – Wind in power 2015";

•	EWEA, "Wind energy scenarios for 2030", August 2015, "EWEA – Wind energy scenarios for 2030";

•	EWEA, "The European offshore wind industry – key trends and statistics 2015", February 2016, "EWEA – Key trends and statistics 2015";

•	Fraunhofer Institute for Solar Energy Systems ISE ("Fraunhofer ISE"), "Current Facts on Photovoltaics in Germany", 22 April 2016, "Fraunhofer ISE 2016";

•	Germany Trade & Invest, ("GTAI"), Dossier "Industry details: Solar energy in Italy", March 2015, "GTAI – Solar energy in Italy";

•	GTAI, Dossier "Industrial details: Solar energy in the United Kingdom", August 2015, "GTAI – Solar Energy in the United Kingdom";

•	GTAI, Dossier "Industrial details: Wind energy in France", September 2015, "GTAI – Wind Energy in France";

•	Global Wind Energy Council ("GWEC"), "Global Wind Report – Annual Market Update 2015", April 2016, "GWEC Report 2015";

•	GWEC, "Global Wind Statistics 2015", 10 February 2016, "GWEC Statistics 2015";

•	International Energy Agency ("IEA"), "IEA Wind – 2014 Annual Report", August 2015, "IEA 2014 Annual Report";

•	IEA, "National Survey Report of PV Power Applications in France 2014", June 2015, "IEA – PV Power France 2014";

•	IEA, "National Survey Report of PV Power Applications in Italy 2014", 15 October 2015, "IEA – PV Power Italy 2014";

•	IEA, "Snapshot of Global Photovoltaic Markets – Photovoltaic Power Systems Programme", (http://www.iea-pvps.org/fileadmin/dam/public/report/statistics/
IEA-PVPS_-_A_Snapshot_of_Global_PV_-_1992-2015_-_Final.pdf), retrieved 3 June 2016, "IEA – Snapshot Global";

•	International Economic Platform for Renewable Energies ("IWR"), Expansion in Europe, (http://www.solarbranche.de/ausbau/europa),), retrieved May 2016, "IWR – Europe";

•	Renewable Energy Policy Network for the 21st Century ("REN21"), "Renewables 2016 Global Status Report (http://www.ren21.net/status-of-renewables/global-status-report/)) retrieved 20 June 2016, "REN21 – 2016 Global Status Report";

•	Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources and amending and subsequently repealing Directives 2001/77/EC and 2003/30/EC, "Renewable Energy Directive (EC) 2009";

•	Solar Power Europe ("SolarPower"), "Global Market Outlook – For Solar Power / 2015 – 2019", June 2015, "SolarPower – Global Market Outlook";

•	Statistical Office of the European Union ("Eurostat"), press release "Renewable energy in the EU – Share of renewables in energy consumption up to 15% in the EU in 2013", 10 March 2015, "Eurostat – Renewable energy in the EU 2013"

•	Eurostat, press release "Renewable energy in the EU – Share of renewables in energy consumption in the EU rose further to 16% in 2014", 20 February 2016, "Eurostat – Renewable energy in the EU 2014".

14.	Currency and financial data

This prospectus contains information denoted in euro. The abbreviated form "EUR" is used before foreign currency information denoted in euro, or "TEUR" for thousands of euro. Where figures are provided in a different currency, this is expressly indicated next to the figure or figures in question by designating the corresponding currency.

Some figures (including percentages) in this prospectus have been rounded to the nearest decimal place. Figures in the tables that have been rounded may not add up precisely to the totals contained in these tables. In contrast, for calculation of the percentages in the text, the figures were not rounded and the actual values were used. As a result, in some cases, percentages in the text may differ from percentages calculated on the basis of rounded figures.

The financial data contained in this prospectus, which is the subject matter of the financial statements of the Company, is derived from the Company's audited consolidated financial statements (and based on the International Financial Reporting Standards as applied within the European Union ("IFRS")) for the financial years ended 31 December 2013, 2014 and 2015 (the "consolidated financial statements") as well as the Company's unaudited quarterly report for the three-month period ending 31 March 2016 (with comparative figures for the quarter ending 31 March 2015) as well as the Company's audited annual financial statements (prepared in accordance with the German Commercial Code ("HGB")) for the financial year ending 31 December 2015 and those of the Company's accounting department. If financial data are presented which are derived from the consolidated financial statements or the annual financial statements of the Company, these details are marked as "audited". If financial data in this prospectus is specified as "unaudited", then this means that it comes from the Company's unaudited quarterly report for the three months ending 31 March 2016 or the Company's internal financial statements, or that they are derived from the Company's consolidated financial statements or the annual financial statements. The financial statements cited, as well as an extract from the quarterly report consisting of a consolidated statement of comprehensive income for the first quarter of 2016, a consolidated balance sheet as at 31 March 2016, an abridged Group cash flow statement for the first quarter of 2016, a consolidated statement of changes in equity for the first quarter of 2016 and a Group segment report for the first quarter of 2016 are published in the "X. Financial Information" section of this prospectus.

15.	Documents available for inspection

For the duration of validity of this prospectus, hard copies of the following documents may be inspected during normal business hours at the offices of Capital Stage AG, Grosse Elbstrasse 59, 22767 Hamburg, Germany:

(i)	the Articles of Association of the Company and the Rules of Procedure of the Management Board and the Supervisory Board;

(ii)	the audited consolidated financial statements (in accordance with IFRS) of the Company for the financial year ended 31 December 2015;

(iii)	the audited consolidated financial statements (in accordance with IFRS) of the Company for the financial year ended 31 December 2014;

(iv)	the audited consolidated financial statements (in accordance with IFRS) of the Company for the financial year ended 31 December 2013;

(v)	the audited annual financial statements (in accordance with HGB) of the Company for the financial year ended 31 December 2015; and

(vi)	the unaudited Company quarterly report for the three-month period ending on 31 March 2016.

  D. THE OFFERING

1.	Object of the takeover offer

The object of the takeover offer is the Company's offer to all CHORUS shareholders to acquire the bearer shares of CHORUS with ISIN DE000A12UL56 (WKN A12UL5) ("other CHORUS shares") and with ISIN DE000A2BPKL6 (WKN A2B PKL) ("separate CHORUS package shares" and together with the other CHORUS shares, the "CHORUS shares" and each individually a "CHORUS share") that they hold, with a portion of the share capital of EUR 1.00 per share each and including the full dividend entitlement and all ancillary rights at the time of settlement of the takeover offer under the terms of the Offer Document.

The Company offers five (5) bearer shares in the Company with a proportionate interest of EUR 1 in the company's share capital and full profit participation rights from the beginning of the Company's current financial year at the time of their issue in exchange for three (3) CHORUS shares. The admission of the Capital Stage offer shares is not the object of this Prospectus.

The shareholders of the Company decided at the extraordinary Shareholders' Meeting on 8 July 2016 to increase the share capital by up to EUR 46,174,916.00 through the issue of up to 46,174,916 bearer shares with a proportionate interest of EUR 1.00 in the company's share capital against an in-kind capital contribution (the "capital increase offer"). The subscription rights of the Company's shareholders were excluded.

2.	Important notices

The takeover offer is subject to certain conditions, which are described in detail in the following section "D. – 3. Completion conditions" and section 12 of the Offer Document. If these conditions are not fulfilled and the Company does not effectively waive fulfilment of these conditions, the offer will not be carried out. In this case, the CHORUS shareholders who have already tendered their CHORUS shares for exchange with the exchange trustee will get their shares back.

The exchange offer is directed at the acquisition of shares in a German listed company ("CHORUS" or the "target company") and provides for the offer and issue of shares in a German listed company ("Capital Stage" or the "Company") to the shareholders in the target company. The exchange offer is implemented in accordance with the regulations on disclosure applicable in the Federal Republic of Germany, which differ from the disclosure regulations in the United States of America (the "US").

The financial statements contained in this prospectus were prepared in accordance either with German accounting regulations or with IFRS and may not be comparable, therefore, with the financial statements of US companies prepared in accordance with US GAAP.

The exchange offer is being implemented in the USA based on an exception to the regulations on takeover bids in accordance with Rule 14d-1(c) of the latest applicable version of the US Securities Exchange Act of 1934 (the "Securities Exchange Act"), and the shares in the Company offered here are being offered and issued based on an exception to the US government regulations in accordance with Rule 802 of the latest applicable version of the US Securities Act of 1933 (the "Securities Act"). In all other respects, the exchange offer is being implemented in accordance with the applicable German regulations. The exchange offer is subject, therefore, to disclosure and other procedural regulations – for instance in relation to rights of withdrawal, the offer schedule, processing regulations and the point in time for providing the consideration – which differ from the disclosure and procedural regulations applicable to exchange offers within the USA

It may be difficult for the shareholders in the target company who are located in the USA (the "US shareholders") to enforce their rights and any claims under the federal securities regulations of the USA, because the Company and the target company are located in a country outside of the USA and some or all of the relevant members of their executive bodies and their managing directors are residents of a country outside of the USA. US shareholders may not be able to bring an action against a non-US company or the members of its executive bodies and managing directors before a non-US court on account of a breach of US securities regulations. Furthermore, it may be difficult to compel a non-US company and its group members to subject itself to a US court judgement.

The Company and entities or individuals acting in concert with the Company are entitled in accordance with the law of the Federal Republic of Germany, in particular the WpÜG, and in accordance with Rule 14e-5(b) of the Securities Exchange Act, to acquire CHORUS shares directly or indirectly outside of the offer or to enter into corresponding agreements. Acquisitions or agreements of this type may take place on the open market at market prices or in transactions agreed privately. If the Company or entities or individuals acting in concert with the Company acquire CHORUS shares during the acceptance period (as defined under the section "D. – 7. Acceptance period"), but outside of the offer, then these transactions will be published as illustrated under item 1.1 of the Offer Document. Furthermore, these types of transactions will also be published in English as an announcement in "USA Today".

The CHORUS shares and the shares in the Company offered here have not been and will not be registered in accordance with the securities law regulations of the USA, in particular the Securities Act or with individual state regulations. The Offer Document translated into English has been submitted for information purposes using Form CB to the Securities and Exchange Commission (the "SEC"), the US securities monitoring authority, together with Form F-X related to the appointment of an authorised recipient for service, although the SEC did not carry out any review or provide its authorisation. Furthermore, a reference to the Offer Document was published in English in "USA Today" on 28 July 2016.

Neither the SEC nor any of the securities monitoring authorities in the individual US states have approved or prohibited the offer for shares in the Company or reviewed whether the Offer Document is correct or complete. Any representation to the contrary may lead to prosecution under the criminal law of the USA.

3.	Completion conditions

The takeover offer and the contracts that materialise through its approval by CHORUS shareholders are subject to the following suspensory conditions (the "Conditions for completion") and will only be implemented when these are fulfilled or have been waived. Until the conditions for completion are met, the contracts that come into existence with the approval of the takeover bid by the CHORUS shareholders are provisionally invalid.

Minimum acceptance rate

When the acceptance period expires, the total number of CHORUS shares for which the offer has already been established (including any CHORUS shares for which the acceptance of the takeover offer within the acceptance period has been confirmed, but which only become effective, however, after the acceptance period has expired upon conversion of the CHORUS shares into ISIN DE000A2BPSE4 (WKN A2B PSE) ("tendered other CHORUS shares") and/or ISIN DE000A2BPKV5 (WKN A2B PKV) ("tendered separate CHORUS package shares") as shown in section "D. – 8. Acceptance and settlement" section), and which were not properly withdrawn from the offer corresponds to 50% plus one share of all CHORUS shares (at the time of the publication of this offer document), i.e. at least 13,852,476 CHORUS shares (the "minimum acceptance rate").

Registering the implementation of the capital increase

The implementation of the capital increase to the extent needed to complete this exchange offer was registered in the Commercial Register for the Company at the local court in Hamburg after the announcement of the Offer document and no later than by the end of 31 January 2017.

4.	Waiver of completion conditions

Both conditions for completion are completely mutually independent and separable from each other. The Company may waive the condition for completion of the minimum acceptance rate or to reduce the minimum acceptance rate up to one working day before the acceptance period expires. If the Company has waived the condition for completion of the minimum acceptance rate, then this shall deem to be fulfilled for the purpose of this takeover offer. The condition for completion in accordance with section "D. - 3. - Registering the implementation of the capital increase" is indispensable. Publishing the change in the takeover offer in accordance with section 21 Para 2 WpÜG in connection with section 14 Para 3 WpÜG is significant for the purposes of section 21 Para 1 WpÜG. If the condition for completion is waived, or if the minimum acceptance rate is reduced in the last two weeks before the acceptance period as determined in the section "D. – 7. Acceptance period" expires, then the acceptance period is extended by two weeks in accordance with section 21 Para 5 WpÜG, which may be assumed to be until 24:00 (CET) on 30 September 2016.

5.	Non-fulfilment of completion conditions

If the condition for completion named in the section D. -3. -"Minimum acceptance rate" has not been fulfilled by the time the acceptance period has expired, and if the Company has not waived this condition for completion in accordance with section 21 Para 1 Sentence 1 No 4 WpÜG prior to this, then the offer will be void. The contracts with the CHORUS shareholders that are contingent upon the offer being accepted are not effective in either case and thus not completetd; the CHORUS shares tendered are reimbursed. Accordingly, the settlement agencies will immediately, and no later than within five bank business days after the announcement of the offer being void and not being completed file a chargeback for the CHORUS shares tendered into the ISIN DE000A12UL56 (WKN A12 UL5) (for the other CHORUS shares) and/or the ISIN DE000A2BPKL6 (WKN A2B PKL) (for the separate CHORUS package shares) through the custodian financial securities service providers at which the CHORUS shares are held in custody ("custodian banks" and each individually a "custodian bank") within no more than five bank working days after the expiry of the offer has been announced. According to and subject to the limitations of the section "D. – 10 Cancellation in case of a definitive breakdown of the conditions for completion", the cancellation does not incur any costs and fees from the custodian bank.

6.	Publication of completion conditions

The Company will immediately disclose it online at http://www.capitalstage.com, under the heading "Investor Relations – Public Takeover of CHORUS Clean Energy" and in the Federal Official Gazette, if (i) a condition for completion is entered into, (ii) it waives a condition for completion, (iii) all conditions for completion have been entered in insofar as they have not been waived, or (iv) the offer is not settled.

7.	Acceptance period

The period for accepting the offer begins with the publication of this Offer Document on 28 July 2016. It ends on

16 September 2016, 24:00 (CET).

The deadline for accepting the offer, including all extensions to the deadline resulting from the provisions of WpÜG (in particular subject to following paragraphs with the exception of the additional term of acceptance as described below), is hereinafter uniformly referred to as the "acceptance period".

In accordance with section 21 para. 1 WpÜG, the Company may change the offer up to one business day prior to the end of the acceptance period; that is, with the acceptance period ending on 16 September 2016, 24:00 (CET), by the end of 15 September 2016. If a change to the offer is published within the last two weeks before the end of the acceptance period, then the acceptance period will be extended by two weeks (section 21 para. 5 WpÜG) and will then end on 30 September 2016, 24:00 (CET). This shall also apply if the amended offer violates legal provisions.

If a third party submits a competing offer within the meaning of section 22 para. 1 WpÜG (the "competing offer") during the acceptance period, then the end of the acceptance period of this tender is determined after the end of the acceptance period of the competing offer, if the acceptance period of the present offer ends prior to the end of the acceptance period of the competing offer (section 22 para. 2 WpÜG). This applies even if the competing offer is amended or prohibited or violates legal provisions.

If a shareholders' meeting of CHORUS is convened in connection with the offer after publication of the Offer Document, then in accordance with section 16 para. WpÜG the acceptance period is ten weeks from the publication of the Offer Document. The acceptance period would then run until 6 October 2016, 24:00 (CET).

With regard to the right of withdrawal in the event of a change to the offer or in the event of a Competing Offer, please see the statements under section D. – 11."Right of withdrawal of CHORUS shareholders who accept the offer – Legal rights of withdrawal pursuant to WpÜG". The Company will publish any extension of the acceptance period in accordance with the representations in the Offer Document.

CHORUS Shareholders who have not accepted the present offer within the acceptance period may still accept it within two weeks of publication of the results of the offer by the Company in accordance with section 23 para. 1 sentence 1 no. 2 WpÜG (the "additional acceptance period") The option of accepting the offer during the additional acceptance period only exists if the completion condition of the minimum acceptance rate is achieved by the end of the acceptance period, insofar as it has not been validly waived. The minimum acceptance rate can also be reduced.

Unless the acceptance period is extended, the additional acceptance period starts – with an expected publication of the results of this offer pursuant to section 23 para 1 sentence 1 No. 2 WpÜG on 21 September 2016 – at the beginning of 22 September 2016 and ends on 5 October 2016 24:00 (CET). Subject to the purchase rights of the CHORUS shareholders pursuant to section 39c WpÜG, the present offer can no longer be accepted at the end of the additional acceptance period.

CHORUS shareholders are considered to have accepted the offer on time within the additional acceptance period if the CHORUS shares that the CHORUS shareholders tender in order to accept the offer are transferred to the tendered other CHORUS shares and/or the tendered separate CHORUS package shares before the deadline. This transfer is on time if the acceptance is declared to the Custodian within the additional acceptance period and the transfer of CHORUS shares in Clearstream takes place no later than 18:00 (CET) the second banking day following the end of the additional acceptance period.

8.	Acceptance and settlement

The Company has appointed DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Platz der Republik, 60265 Frankfurt ("DZ Bank", and, depending on its function, the "exchange trustee" or the "settlement agent") as settlement agent to conduct the technical execution of the tender and also to act as exchange trustee for the purposes of the settlement of the offer capital increase.

CHORUS shareholders can only accept the offer if the following is done within acceptance period

•	they declare their acceptance of the offer in writing to their custodian (the "Declaration of Acceptance"), and

•	they instruct their custodian to transfer the CHORUS shares in their securities account which they wish to use to accept the offer (together with CHORUS shares tendered for sale within the additional acceptance period the "tendered CHORUS shares") to the ISIN DE000A2BPSE4 (WKN A2B PSE) (tendered other CHORUS shares) and/or the ISIN DE000A2BPKV5 (WKN A2B PKV) (tendered separate CHORUS package shares). The security identification number last stated is only available to both CHORUS shareholders PELABA Anlagenverwaltungs GmbH & Co. KG with registered office in Neubiberg and Heinz Jarothe, member of the Board of CHORUS (together with the shareholders PELABA Ökofinanz GmbH, also with registered office in Neubiberg, as well as the members of the CHORUS Management Board Holger Götze and Helmut Horst the "CHORUS package shareholders").

The Declaration of Acceptance will only become effective if the tendered CHORUS shares have been transferred to the ISIN DE000A2BPSE4 (WKN A2B PSE) (tendered other CHORUS shares) and/or the ISIN DE000A2BPKV5 (WKN A2B PKV) (tendered separate CHORUS package shares) at Clearstream prior to 18:00 (CET) on the second banking day after the end of the acceptance period. These transfers are to be carried out by the custodian bank upon receipt of the Declaration of Acceptance; this is the responsibility of the custodian.

Declarations of Acceptance not received by the relevant custodian within the acceptance period or that are incorrect or incomplete are not considered to represent acceptance of the offer and do not entitle the CHORUS shareholder to receive the consideration contained in the offer. Neither the Company nor a person acting in concert with it nor its subsidiaries are obliged to inform the relevant CHORUS shareholder of any deficiency or error in the Declaration of Acceptance nor do they assume liability if such information is not provided to the shareholder.

By accepting the offer,

(1)	the accepting CHORUS shareholders inform their custodian of this fact and authorise them

•	initially to leave the tendered CHORUS shares in the securities account of the accepting CHORUS shareholder but to carry out the transfer to the ISIN DE000A2BPSE4 (WKN A2B PSE) (tendered other CHORUS shares) and/or the ISIN DE000A2BPKV5 (WKN A2B PKV) (tendered separate CHORUS package shares) s at Clearstream;

•	in turn to instruct and authorise Clearstream to make the ISIN DE000A2BPSE4 (WKN A2B PSE) (tendered other CHORUS shares) and/or the ISIN DE000A2BPKV5 (WKN A2B PKV) (tendered separate CHORUS package shares) left with the custodian available to the securities account of the exchange trustee at Clearstream for purposes of transferring ownership of the tendered CHORUS shares to the exchange trustee directly before the announcement of the entry of the execution of the offer capital increase in the commercial register of the Company;

•	in turn to instruct and authorise Clearstream to provide the Company or the settlement agent all information necessary for declarations or publications of the Company in accordance with WpÜG, in particular to inform them of the number of CHORUS shares transferred to ISIN DE000A2BPSE4 (WKN A2B PSE) (tendered other CHORUS shares) and/or the ISIN DE000A2BPKV5 (WKN A2B PKV) (tendered separate CHORUS package shares) on each trading day during the acceptance period; and

•	to forward the Declaration of Acceptance to the settlement agent for the offer upon request;

(2)	the accepting CHORUS shareholders instruct and authorise their custodians, the settlement agent and the exchange trustee, in each case with an exemption from the prohibition against contracting with oneself under section 181 German Civil Code BGB, to take all necessary or appropriate actions for the settlement of the offer pursuant to this Offer Document and to make or receive declarations and in particular the transfer of the ownership of the tendered CHORUS shares to the Company in accordance with the preceding item (a) above;

(3)	the accepting CHORUS shareholders declare

•	that they accept the offer for all the CHORUS shares in their account at the custodian at the time of the Declaration of Acceptance of the offer in accordance with the provisions of this Offer Document, unless the Declaration of Acceptance contains express provisions otherwise in writing;

•	that they are sole owners of the CHORUS shares for which they accept the offer at the time of transfer of ownership to the Company and the shares are free from rights and claims of third parties;

•	that they transfer their tendered CHORUS shares to the exchange trustee subject to the conditions precedent

-	of the fulfilment of the completion conditions pursuant to section D. 3. "completion conditions", provided that the Company has not effectively waived this in accordance with section 21 para. 1 no. 4 WpÜG, and

-	of the end of the acceptance period

with the requirement that the CHORUS shares be held in trust for the CHORUS shareholders and transferred to the Company as a contribution in kind upon the issue of a corresponding number of Capital Stage offer shares (specifically, a 3:5 ratio); and

•	their acceptance of the fact that, from the time the condition precedent of the transfer of the tendered CHORUS shares to the exchange trustee and the subsequent transfer to the securities account of the exchange trustee at Clearstream, they no longer dispose over the tendered CHORUS shares and disposition over the Capital Stage offer shares obtained is not yet possible; during this period there is only a right to delivery of the number of Capital Stage offer shares pursuant to this Offer Document.

(4)	the relevant CHORUS shareholders instruct their custodian and the settlement agent and authorise these to sell their fractional share rights to Capital Stage offer shares (together with other fractional share rights in the form of entire Capital Stage offer shares) and to transfer any potential residual fractional share rights to the securities account of the Clearstream settlement agent for the purposes of selling these fractional share rights or for their part to instruct and authorise Clearstream accordingly;

(5)	the relevant CHORUS shareholders understand and accept that the proceeds credited to them for fractional share rights of Capital Stage offer shares are determined based on the average proceeds per share that the relevant custodian bank or the settlement agent has achieved through realisation of the entire Capital Stage offer shares representing the fractional share rights via the Frankfurt Stock Exchange (XETRA) on behalf of the corresponding CHORUS shareholders, whereby neither the company nor the settlement agent or the relevant custodian bank accept any warranty that a particular price will be achieved through the sale via the Frankfurt Stock Exchange; and

(6)	the relevant CHORUS shareholders instruct their custodian bank and authorise it to credit the proceeds from the sale of any such fractional share rights of Capital Stage offer shares to their account stated in the Declaration of Acceptance.

The instructions, declarations, mandates, powers and authorisations listed above are irrevocably granted by the accepting CHORUS shareholders in the interest of a smooth and expeditious settlement of the offer. They expire only in the case of valid withdrawal from the contract concluded by accepting the offer (which is a condition precedent) or if one of the completion conditions described in section D. – 3. " Completion conditions" whose fulfilment the Company has not expressly waived within the acceptance period has not been not fulfilled.

The tendered CHORUS shares that are transferred to the exchange trustee as a condition precedent initially remain in the securities accounts of the tendering CHORUS shareholders and are transferred to the ISIN DE000A2BPSE4 (WKN A2B PSE) (tendered other CHORUS shares) and/or the ISIN DE000A2BPKV5 (WKN A2B PKV) (tendered separate CHORUS package shares).

The tendered CHORUS shares with the ISIN DE000A2BPSE4 (WKN A2B PSE) or ISIN DE000A2BPKV5 (WKN A2B PKV) are made available by the custodian banks to the securities accounts of the exchange trustee for purposes of the transfer of ownership of the tendered CHORUS shares to the exchange trustee directly before the announcement of the execution of the offer capital increase for entry in the commercial register of the Company.

The exchange trustee transfers the CHORUS shares that were transferred to it as a condition precedent in accordance with the Offer Document to the Company in exchange for the issue of new Capital Stage offer shares subscribed by the exchange trustee.

The exchange trustee shall have all the Capital Stage offer shares created through the offer capital increase transferred to the accounts of the CHORUS shareholders accepting the offer. For three (3) CHORUS shares, five (5) Capital Stage offer shares will be granted to the former CHORUS shareholders who have accepted the offer.

The Company will work together with the exchange trustee in its capacity as co-applicant to request the admission to trading of the new Capital Stage offer shares on the regulated market of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) and the regulated market of the Hanseatic Stock Exchange in Hamburg. The Capital Stage offer shares will not be transferred to the accounts maintained by the custodians at Clearstream until this approval is received.

Capital Stage offer shares will be transferred to the accounts maintained by the custodians at Clearstream after the additional acceptance period, but only after the entry of the offer capital increase and the admission to trading on the regulated market of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) and the regulated market of the Hanseatic Stock Exchange in Hamburg. This includes an offer of the exchange trustee to transfer the ownership of the securities whose acceptance by the former CHORUS shareholders does not have to be sent to the exchange trustee.

If, as a result of the exchange ratio, fractional rights with the ISIN DE000A2BPLT7 (WKN A2B PLT) arise in Capital Stage offer shares, no shareholder rights can be asserted from these, with the result that a rounding off to full rights is required (settlement of fractional shares). Fractional shares will only be settled in cash. In this context, the settlement agent will merge forcibly the fractional rights attributable to the allocated Capital Stage offer shares with full shares following the expiry of a deadline to be determined and sell them via the Frankfurt Stock Exchange (XETRA). The proceeds will then be disbursed to the former CHORUS shareholders entitled to these in accordance with the fractional rights attributable to them. Neither the Company nor the settlement agent undertake to provide any warranty for the fact that a particular price is achieved through the sale via the Frankfurt Stock Exchange.

The Company has fulfilled its obligation with regard to the tendered CHORUS shares to provide the consideration from the exchange offer, if (i) the execution of the offer capital increase has been entered in the commercial register of the Company after the publication of the Offer document and no later than by the end of 31 January 2017, (ii) the Capital Stage offer shares are admitted to trading on the regulated market of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) and the regulated market of the Hanseatic Stock Exchange in Hamburg (no later than by 16 February 2017)and (iii) these Capital Stage offer shares have been transferred to the accounts maintained by the custodians at Clearstream (no later than 2 March 2017). It is the responsibility of the custodians to credit the Capital Stage offer shares to the accepting former CHORUS shareholders.

Together with the settlement agent, the custodian banks will sell all fractions of the Capital Stage offer shares (in the form of entire Capital Stage offer shares) to which the CHORUS shareholders are entitled for the benefit of the CHORUS shareholders accepting the exchange offer. The proceeds resulting from these sales will be credited to the accounts of the CHORUS shareholders accepting the exchange offer within an estimated period of ten banking days following posting of the Capital Stage offer shares in the securities account of the former CHORUS shareholders. Neither the Company nor the settlement agent or the relevant custodian bank undertake to provide any warranty for the fact that a particular price is achieved through this sale.

The transfer of the Capital Stage offer shares to the custodians and posting of this are carried out immediately, and are expected to be no later than 12 banking days after publication of the announcement of results in accordance with section 23 para. 1 sentence 1 No. 3 WpÜG. Assuming the additional announcement of results is made on 10 October 2016, the transfer of the Capital Stage offer shares would take place by 26 October 2016, and the proceeds from the execution of the partial right would be credited be 9 November 2016 if the final completion condition has been fulfilled, namely the registration of is execution of the offer capital increase has been entered in the commercial register of the district court of Hamburg (see D. - 3. "Completion conditions – Capital increase").

The acceptance of the offer results in the creation of a contractual legal agreement between the accepting CHORUS shareholders and the Company (provisionally ineffective) on the exchange of tendered CHORUS shares for a corresponding number of Capital Stage offer shares in accordance with the provisions of the offer (the "exchange agreement").

In addition, with the acceptance of the offer, the accepting CHORUS shareholders irrevocably issue the instructions, authorisations, mandates and powers listed above and make the declarations listed above.

The actual transfer of the exchange contract is carried out at the earliest after the end of the additional acceptance period, and only after all the completion conditions described in section "D. - 3. Completion conditions" that the Company has not validly waived in accordance with section 21 para. 1 no. 4 WpÜG, have been fulfilled through the transfer of the tendered CHORUS shares in exchange for the transfer of a corresponding number of Capital Stage offer shares. All the related claims and other rights at the time of the settlement are transferred to the Company with the transfer of ownership of the tendered CHORUS shares.

The above considerations apply mutatis mutandis to the acceptance within the additional acceptance period. Accordingly, CHORUS shareholders can accept the offer during the additional acceptance period by submitting a Declaration of Acceptance as described above.

Such Declaration of Acceptance shall also become effective only through the timely transfer of CHORUS shares for which acceptance has been declared to the ISIN DE000A2BPSE4 (WKN A2B PSE) (tendered other CHORUS shares) and/or the ISIN DE000A2BPKV5 (WKN A2B PKV) (tendered separate CHORUS package shares) at Clearstream. The transfer is initiated by the respective custodian after receipt of the Declaration of Acceptance.

If acceptance is declared to the custodian bank within the additional acceptance period, the transfer of CHORUS shares at Clearstream shall be deemed to be on time if the transfer is made no later than the second banking day following the end of the additional acceptance period by 18:00 (CET).

9.	Exchange trading with tendered CHORUS shares

The Company will ensure that, with the exception of the separate CHORUS package shares tendered, the CHORUS shares for which the offer was accepted during the acceptance period or the additional acceptance period can be traded under the ISIN DE0006095003 (WKN 609500) from the third exchange-trading day after the beginning of the acceptance period until no more than three exchange trading days before the day of the announcement of the entry of the execution of the required offer capital increase in the commercial register of the Company in the subsection of the regulated market with additional post-admission obligations (Prime Standard) on the Frankfurt Stock Exchange.

The Company will publish the day on which the trading is suspended without delay via an electronic information distribution system within the meaning of section 10 para. 3 sentence 1 no. 2 WpÜG and in the Federal Gazette.

Purchasers of tendered CHORUS shares assume all rights and obligations that arise from the acceptance of the offer, including the aforementioned irrevocable declarations, instructions, orders, powers and authorisations described.

Other CHORUS shares which are not tendered for exchange will continue to be traded under ISIN DE000A2BPSE4 (WKN A2B PSE) (Other CHORUS shares tendered).

10.	Unwinding in the event of the non-fulfilment of the completion conditions

The offer will only be carried out and the Company is only required to purchase CHORUS shares and to provide the offer consideration for them if all completion conditions whose fulfilment the Company has not previously expressly waived have been fulfilled. The takeover offer expires if a completion condition is not fulfilled and the Company has not expressly waived the fulfilment of that completion condition. The exchange agreements that come into existence as a condition precedent of the acceptance of the offer are not finalised and are rendered inapplicable if the offer becomes void. In that case, a transfer of ownership of the tendered CHORUS shares to the Company does not take place, and the tendered CHORUS shares are transferred back to the respective custodian and reposted to the ISIN DE000A2BPSE4 (WKN A2B PSE) (tendered other CHORUS shares) and/or the ISIN DE000A2BPKV5 (WKN A2B PKV) (tendered separate CHORUS package shares).

Measures are taken to ensure that the transfer is made within five banking days after an announcement has been published that the takeover offer will not be completed. After reposting, the other CHORUS shares may again be traded under their original ISIN DE000A12UL56 (WKN A12UL5). There is no cost to CHORUS shareholders for reposting. Any foreign taxes or costs and fees charged by foreign custodians that do not maintain an account with Clearstream, however, are borne by the relevant CHORUS shareholders themselves.

11. Right of withdrawal of CHORUS shareholders who accept the offer

Legal rights of withdrawal pursuant to WpÜG

CHORUS shareholders who have accepted the offer have the following statutory rights of withdrawal:

(1)	If the offer is amended pursuant to section 21 para. 1 WpÜG, CHORUS shareholders may withdraw from contracts concluded as a result of the acceptance of the offer until the end of the acceptance period pursuant to section 21 para. 4 WpÜG if and to the extent they accepted the offer before the amendment to the offer was published. An amendment to the offer exists in particular if the Company waives a the completion condition of the minimum acceptance rate or reduces the minimum acceptance rate.

The CHORUS package shareholders are not entitled to revoke or otherwise terminate their acceptance of the takeover offer. In particular, the right of withdrawal pursuant to section 21 WpÜG Abs.4 is contractually excluded in principle. This does not apply if the Company makes an amendment to the offer which provides for a cash component as an (additional) consideration. In this case, the CHORUS package shareholders are entitled to withdraw their acceptance of the takeover offer.

(2)	If there is a competing offer pursuant to section 22 para. 1 WpÜG, CHORUS shareholders may withdraw from contracts concluded as a result of the acceptance of the offer until the end of the acceptance period pursuant to section 21 para. 4 WpÜG if and to the extent they accepted the offer before the offer document of the competing offer was published.

The statutory right to withdrawal in accordance with section 22 para. 3 WpÜG is, in principle, contractually excluded for CHORUS package shareholders. This does not apply if the Company makes an amendment to the offer which provides for a cash component as an (additional) consideration. In this case, the CHORUS package shareholders are entitled to withdraw their acceptance of the takeover offer.

Exercise of statutory rights of withdrawal

CHORUS shareholders may only exercise their cancellation rights if, before the expiry of the acceptance period, they

(a)	state in writing to their custodian their cancellation for a specific number of CHORUS shares tendered for exchange, and

(b)	instruct their custodian to complete the reposting of the corresponding number of CHORUS shares in their custodian account tendered for exchange for which the cancellation has been declared to the ISIN DE000A2BPSE4 (WKN A2B PSE) (tendered other CHORUS shares) and/or the ISIN DE000A2BPKV5 (WKN A2B PKV) (tendered separate CHORUS package shares) at Clearstream.

The Cancellation Notice will only become effective if the CHORUS shares tendered for exchange and for which the cancellation has been declared have been transferred to the ISIN DE000A2BPSE4 (WKN A2B PSE) (tendered other CHORUS shares) and/or the ISIN DE000A2BPKV5 (WKN A2B PKV) (tendered separate CHORUS package shares) at Clearstream prior to 18:00 (CET) on the second banking day after the end of the acceptance period. This transfer must be instigated by the custodian without delay following receipt of the Cancellation Notice. After reposting, the CHORUS shareholders will be able to dispose directly of the other CHORUS shares once again and these CHORUS shares may be traded under the ISIN DE000A12UL56 (WKN A12UL5).

The cancellation of the acceptance of this takeover offer is irrevocable. Tendered CHORUS shares for which the right to cancel has been exercised will not be deemed to be tendered for exchange within the scope of this takeover offer once the cancellation has been completed. The CHORUS shareholders may in such a case accept the takeover offer once again before the expiry of the relevant applicable acceptance period in the manner described in this offer documentation.

12. Schedule

The period for accepting the takeover offer begins with the publication of the Offer Document on 28 July 2016. It ends on 16 September 2016 at 24:00 (Central European Time) ("CET").

The acceptance period for the takeover offer may be extended, as described in section D. - 7. Acceptance period". Moreover, CHORUS shareholders have the option to exchange the CHORUS shares within two weeks after the announcement of the results of the takeover offer pursuant to 23 para. 1 sentence 1 no. 2 WpÜG (additional acceptance period in accordance with section 16 para. WpÜG). Unless the acceptance period is extended, the additional acceptance period starts – with an expected publication of the results of this offer pursuant to section 23 para 1 sentence 1 No. 2 WpÜG on 21 September 2016 – at the beginning of 22 September 2016 and ends on 5 October 2016 at 12 midnight (CET). The offer cannot be accepted after this additional acceptance period. In the event that the aggregate of the CHORUS shares held by the Company totals at least 95% of the outstanding CHORUS shares, in application of section 39c WpÜG, CHORUS shareholders have a right of tender for the CHORUS shares they hold, which must be accepted within three months after the end of the acceptance period as described in the Offer Document under item "17.6 CHORUS shareholders' right to tender in application of section 39c WpÜG".

13.  Information on the Capital Stage offer shares offered to the CHORUS shareholders

At the time of their issue, the Capital Stage offer shares carry full dividend rights from the beginning of the current financial year of the Company. Each share confers one vote in the general shareholders' meeting of the Company. There are no restrictions on the voting rights. There are no different voting rights for the Company's shareholders.

More information on the Capital Stage offer shares can be found in section "C. General Information".

14. Interests of third parties and the Company in the offer

The Company has an interest in the successful implementation of the takeover offer, as the Company believes that the acquisition of CHORUS and its subsequent integration into the Group of the Company would bring many benefits. DZ Bank has a contractual relationship with the Company in connection with the execution of the takeover offer. In this connection, DZ BANK, in particular together with the Company, will apply for admission to trading on the regulated market of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) and the regulated market of the Hanseatic Stock Exchange in Hamburg. DZ BANK receives a remuneration that is customary in the market. In addition, DZ BANK may have other business relationships with the Company from time to time. In addition, CHORUS and the Company announced their intention in the merger agreement that, in the event of the successful execution of the takeover offer, Mr Holger Götze, CEO of CHORUS, should be an additional member of the Management Board of the Company and that Mr Peter Heidecker and Ms Christine Scheel, both current members of the Supervisory Board of CHORUS, should be additional members of the Supervisory Board of the Company. In this respect, Mr Holger Götze, Mr Peter Heidecker and Ms Christine Scheel have a potential interest in the successful execution of the offer.

There are no other interests of persons involved in the offer that are of material significance for the offer. Furthermore, there are no conflicts of interest with persons involved in the offer that are of material significance for the offer.

15. Reasons for the offer, cost of the issue and use of proceeds

The conclusion of the offer is for the purchase of up to 27,704,950 shares of CHORUS Clean Energy AG (corresponding with 100% of the share capital of CHORUS Clean Energy AG). Please refer to section "E. Description of proposed acquisition – 2. Economic and strategic background for the proposed acquisition") for the economic and strategic background to the acquisition of CHORUS Clean Energy AG by the Company.

Assuming an acceptance rate of 100%, the Company estimates that the transaction amount to approximately EUR 6.277 million. These are divided into transaction costs in the amount of TEUR 4,994 recognised in income, and into transaction costs in the amount of TEUR 1,283 recognised in equity. The consultancy costs arising will be EUR 2 million regardless of the success of the exchange offer. This includes mainly due diligence costs, legal advice and financial consulting costs as well as costs in relation with the Offer Document and the stock market admission of the Capital Stage offer shares.

As the Capital Stage offer shares are issued against tendering of the CHORUS shares as contributions in kind, the Company will receive no proceeds from the takeover offer.

16. Minimum consideration

[In accordance with section 31 para. 1, 2 and 7 WpÜG in conjunction with section 3 sentence 1 WpÜGAngebV, the Company must offer the CHORUS shareholders a reasonable consideration for their CHORUS shares, not to be less than the amount set out in sections 4 to 6 WpÜGAngebV (section 3 sentence 2 WpÜGAngebV). The consideration offered to CHORUS shareholders for each CHORUS share must therefore be at least the higher of the following two amounts.

(1)	Taking into account earlier purchases

According to section 31 para. 1, 2 and 7 WpÜG in conjunction with section 4 WpÜGAngebV, the consideration for the CHORUS shares must correspond to at least the value of the highest consideration granted or agreed by the Company, a person acting in concert with it or its subsidiaries for the purchase of CHORUS shares in the last six months prior to the publication of this Offer Document ("preliminary acquisition price").

(2)	Taking into account domestic exchange prices

According to section 31 para. 1, 2 and 7 WpÜG in conjunction with section 5 para. 1 and 3 WpÜGAngebV, the consideration must correspond to at least the weighted average domestic exchange price of the CHORUS share during the last three months before the publication of the decision to make the offer in accordance with section 10 para. 1 sentence 1 WpÜG on 30 May 2016, therefore in the present case in the period from 28 February 2016 (inclusive) to 29 May 2016 (inclusive) ("three-month average price").

In the period referred to in (1) a transfer of a CHORUS share occurred at a price below the three-month average price of the CHORUS share described in item 6.8.1 of the Offer Document. Other than on this occasion neither the Company nor person acting in concert with it or its subsidiaries purchased CHORUS shares, and there are also no such agreements in this regard. Therefore a material prior acquisitions within the meaning of section 31 para. 1, 2 and 7 WpÜG in conjunction with section 4 WpÜGAngebV occurred. However, the price was less than the Three Month Average Price. Thus the three month average rate prevails.

In accordance with section 5 para. 3 WpÜGAngebV, the minimum price shown in (2) in the form of the three-month average price of CHORUS shares is calculated on the basis of securities transactions reported on the exchange in accordance with section 9 WpHG. In this calculation, each transaction is weighted based on its volume (units multiplied by price) in relation to the total units, with the result that transactions with a larger volume are weighted more heavily in the calculation than transactions with a lower volume. The calculation is: Volume (sum of units multiplied by price for all relevant transactions) divided by the number of units for all relevant transactions.

The calculation includes all transactions made in regulated markets on exchanges in Germany (domestic organised markets) involving the shares in question in the three months before the publication of the decision to make the offer. Accordingly, the date relevant for the calculation of the minimum price is the day preceding the publication of the decision to make an offer.

The three-month average price provided by the German Federal Financial Supervisory Authority ("BaFin") to the Company on 9 June 2016 for the day preceding 30 May 2016, i.e. 29 May 2016, is EUR 8.48 per CHORUS share. In accordance with section 31 para. 1, 2 and 7 WpÜG in conjunction with section 5 para. 1 and 3 WpÜGAngebV, the consideration per CHORUS share to be offered to CHORUS shareholders must therefore be at least EUR 8.48.

If the consideration – as in the present case – consists of shares, section 31 para. 1, 2 and 7 WpÜG in conjunction with sections 7 and 5 para. 1 and 3 WpÜGAngebV requires that the value of the shares offered for determining the minimum consideration also be calculated using the three-month average price. The three-month average price for the Capital Stage share as at 29 May 2016 provided by BaFin to the Company on 9 June 2016 is EUR 6.90.

As the Company is offering five (5) new Capital Stage offer shares for three (3) CHORUS shares, the consideration offered exceeds the minimum consideration.

  E. Description of the proposed acquisition

1. Introduction

In accordance with section 10 WpÜG, on 30 May 2016, the Company announced its decision to make a voluntary public takeover offer to the shareholders of CHORUS Clean Energy AG, Neubiberg, District of Munich, registered in the commercial register of the district court of Munich under HRB 213342 (ISIN DE000A12UL56) for the acquisition of all CHORUS shares. As consideration, the Company is offering up to 46,174,916 no-par value bearer shares with a notional portion of the share capital of the Company of EUR 1.00 per share and with full dividend rights from 1 January 2016; they are being offered to the shareholders of CHORUS in the ratio 5:3, i.e. the accepting CHORUS shareholders will receive five Capital Stage offer shares in exchange for three tendered CHORUS shares.

The Company also announced on 30 May 2016 that on the same day it had concluded an agreement with CHORUS package shareholders, which together hold around 14.63% of the shares and voting rights of CHORUS, for the CHORUS shares held by the package shareholders (the "Irrevocable Undertakings"). In these agreements, the package shareholders irrevocably undertake to tender the CHORUS shares they hold as part of the takeover offer.

The Company and CHORUS also concluded an agreement on 30 May 2016 in which the two companies defined their current understanding with regard to the execution of the takeover offer and its fundamental support by the Management Board and Supervisory Board of CHORUS as well as the foundation for the future collaboration and integration of the two companies.

2. Economic and strategic motivations behind the takeover offer

The Company is pursuing the strategy of consolidating and expanding its position as an independent producer of solar and wind power in Germany and Europe. In addition to the value-added management and the optimisation of plants, this includes the pursuit of the sustainable expansion of the asset management business of CHORUS and deepening and broadening of the creation of value, as well as growth through operational and strategic acquisitions and mergers.

Synergies and economies of scale

In the event of a merger between Capital Stage and CHORUS, the aforementioned business strategy, including the current asset management business at CHORUS, will be continued accordingly, combined with the possible realisation of synergies. The combination of the two companies would result in one of the largest independent operators of solar and wind power plants in Germany and Europe in the Company's opinion. The capacity of the joint portfolio currently stands at a total of more than 1 GW (including asset management activities) with the clear expectation to further increase this capacity. In addition to continuing the current investment activities of the Company and CHORUS, the Management Boards of both companies do not rule out the possibility, as part of a joint strategy, of acquiring even larger investment projects (> 40 MW) than in the past, with the intention of profiting from potential synergies and economies of scale in the investment area. Beyond current investment activities, which will continued to be pursued, possible joint ventures include investment projects and entry into new markets inside and outside Europe. Furthermore, the companies will seek to use the merger to realise further synergy effects, especially in the joint expansion of the asset management business and in the areas of technical service contracts, for example by insourcing maintenance responsibilities in CHORUS parks and facilities to the service division of Capital Stage including standardisation in the respective regions, and services.

The merger of the two companies is intended to standardise structures and processes, making it possible to realise operational, administrative and financial synergies. Capital Stage and CHORUS intend to achieve an improved negotiating position in particular for service contracts with external service providers and for financing, and thereby create the potential for savings. In addition, the technical management of the CHORUS parks will gradually be transferred to Capital Stage or be awarded to Capital Stage. Capital Stage foresees a higher degree of work performed in-house, making use of the experience with internal technical management as an important lever to further improve the profitability of CHORUS, which must currently rely on third-party providers. In addition, it is expected that the combined company may benefit from a reduction of overhead costs that may occur in the administrative area in particular. According to the Management Boards of both companies, the merger could also lead to better access to (alternative) instruments for procuring equity and debt financing.

While the aforementioned expected effects are difficult to quantify at the present time, the Management Board of the Company is of the conviction that just in the area of the gradual transfer of service agreements to the Company and the cost synergies, low double-digit capitalised synergies in the millions (net present value) can be generated in the short to medium term.

Strengthening the capital market profile

The resolved acquisition would strengthen the capital market profile of the combined company and increase visibility among investors. A combined market capitalisation of EUR 738 million (based on the total number of shares of Capital Stage, including the new Capital Stage shares, and the Company's XETRA closing price of 8 July 2016, source: website of Deutsche Börse AG) will make the combined company one of the largest listed independent solar and wind park operators in Europe. The increased importance and liquidity of the shares will significantly increase their attractiveness to investors. This could also lead to improved conditions for financing with equity and/or debt. As a result of the increased liquidity of the shares of Capital Stage due to the higher trading volume and the increase in the free float to more than 60%, the resulting higher visibility among investors and further growth could also lead to inclusion of the Company in the MDAX in the medium term. The consolidated financial profile of the combined company is furthermore expected to improve after the merger is completed. For example, based on the balance sheet figures at 31 December 2015, the equity ratio of the company would increase by about 20% to 30% under a full consolidation.

Appreciation potential

The expected economic consequences and advantages of the transaction cited above may result in further appreciation potential for the shareholders of Capital Stage and CHORUS that are currently difficult to quantify. The expanded portfolio and access to new markets, partners and customers could make the area of asset management even more attractive for institutional investors. This division of CHORUS experienced particularly strong growth in the last financial year and could also be a key growth driver of the combined company in future.

Due to the size of the combined company, its market position, the expected synergies, improved access to capital markets and other factors, the combined company will have an improved overall profile. In the medium term such improvement could lead to a reassessment of the relevant income, cash flow and dividend stream of the combined company by the capital market and thus to a revaluation of the Company share. Such a revaluation would create a potential for share-value appreciation for all current and all future Capital Stage shareholders.

3. Business Combination Agreement

In association with the takeover offer, the Company and CHORUS also concluded an agreement (the "Business Combination Agreement") on 30 May 2016 in which the two companies defined their current understanding with regard to the execution of the takeover offer and its key points and conditions, strategic goals and measures, along with the fundamental support by the Management Board and Supervisory Board of CHORUS as well as the foundation for the future collaboration and integration of the two companies. The Company and CHORUS entered into a supplementary agreement related to the Business Combination Agreement on 8 July 2016. Under the change agreement, the Company undertook to make every effort to ensure that certain structural measures will not be carried out. The structural measures not to be carried out with respect to CHORUS include (i) mergers; (ii) capital reductions; (iii) change of legal form into a partnership; (iv) repayments from the tax deposit account; and (v) a sale of subscription rights during a capital increase

The Management Board and Supervisory Board at CHORUS stated in the Business Combination Agreement that they believe currently that the takeover offer is in the strategic interests of both CHORUS and its shareholders. They have – to the extent legally possible at this time, in particular, subject to the review of the Offer Document, including the final review of the appropriateness of the exchange ratio as well as in the absence of a more favourable competing offer – undertaken to declare in their statement pursuant to section 27 WpÜG that they recommend that the CHORUS shareholders accept the takeover offer.

The Business Combination Agreement also contains intentions concerning the corporate governance of the Company and CHORUS.

In addition, the Company and CHORUS have declared their intention to continue the current dividend policy of the Company where legally permissible, and provided that the financial conditions at CHORUS permit this.

The Company and CHORUS also agree in the Business Combination Agreement that it is desirable for CHORUS not to carry out any (share) capital-related measures between completion of the Business Combination Agreement and the completion of the takeover offer, in particular that it (i) not carry out a capital increase (w) against contributions pursuant to sections 182 et seqq. AktG, (x) by use of approved capital pursuant to sections

202 et seq. AktG, (y) from company funds pursuant to sections 207 et seq. AktG or (z) to implement conversions for mergers or spin-offs pursuant to the German Transformation Act ("UmwG"), and (ii) issue no warrants and convertible bonds, profit participation rights or income bonds. The decision on dispensing with the aforementioned measures is at the sole discretion of the Management Board of CHORUS and is made taking into account the obligations of the executive bodies and the principles of good corporate governance.

Finally, the Company and CHORUS have agreed, in the framework of the business combination agreement, to the exchange ratio of three (3) CHORUS shares for five (5) Capital Stage Offer Shares.

4. Future cooperation, integration and synergies

In the Company's view, the successful execution of this offer will create one of the largest independent operators of solar and wind power plants in Germany and Europe. The Management Boards of both companies also intend to use a joint strategy to develop larger investment projects than in the past in addition to the already existing projects, and they believe they would be in the position to consider entering new markets inside and outside Europe. Furthermore, the merger will enable the two companies to play an active role in the emerging consolidation of the renewable energy industry in Germany and Europe.

Apart from the intentions and measures listed in this section, the Company and CHORUS have established no further intentions and provided for no further measures in relation to future business activities, use of the assets, future obligations, the members of the executive bodies, the employees, the company name and the registered office of the respective companies.

Future business activities, use of the assets and liabilities of CHORUS Clean Energy AG and the Company

The business strategy of the Company is to consolidate and expand its position as a leading independent solar and wind park operator in Germany and Europe. In addition to the extension and the value-enhancing management of the existing investment portfolio, this includes in particular growth through acquisitions of individual projects and project portfolios, the asset management of the CHORUS business and through other potential strategic mergers with other undertakings.

The Company and CHORUS have agreed in the Business Combination Agreement that, following the completion of the takeover offer and depending on the acceptance rate, they will review whether a controlling and/or profit transfer agreement will be feasible for the purposes of further integration of CHORUS into the Company. Furthermore they have agreed also to review whether the legal and tax conditions for suspending the minority shareholders of CHORUS remaining following the completion of the takeover offer, or at a later date, are met.

The Company has no further intentions regarding the future business of the CHORUS or the use of its assets. In particular, there are no intentions to have CHORUS separate from parts of the operations of the CHORUS Group. The Company has – apart from the above and the following intentions – no intentions that would lead to an increase in liabilities of CHORUS outside ordinary operations.

Except for effects on the assets, financial position and results of the Company and the Capital Group Stage as shown in item Fehler! Verweisquelle konnte nicht gefunden werden. of the Offer Document, and also with respect to its own operations, the use of its own assets and its future liabilities, to the degree to which they are affected by the takeover offer, the Company has no intentions and no plans to take measures in this regard.

Impact on the Management and Supervisory Boards of CHORUS Clean Energy AG and the Company

The Company and CHORUS have stated their common intention in the Business Combination Agreement that Messrs Helmut Horst, Heinz Jarothe and Karsten Mieth will also be members of the Management Board of CHORUS in future. They have also stated the intention that the current Chairman of the Management Board of CHORUS Mr Holger Götze will be appointed as a further member of the Management Board of the Company and to take over Board responsibilities for operations (COO). The Management Board of the Company would then consist of three members.

The Company and CHORUS have also stated their common intention in the Business Combination Agreement that the number of members of the Supervisory Board at CHORUS will not be increased. They have also stated the intention for Mr Götze and Dr Christoph Husmann to represent the Company on the Supervisory Board at CHORUS following completion of the takeover offer. Furthermore, in accordance with the Business

Combination Agreement, the future composition of the Management Board and Supervisory Board of CHORUS is to be determined by the relevant governing bodies responsible within the scope of legally permissible options, their obligations and the principles of good business management following completion of the takeover offer, whereby the Company and CHORUS intend to ensure that Mr Götze and Dr Husmann are elected to the Supervisory Board in place of Ms Christine Scheel and Mr Peter Heidecker and that Mr Götze is elected Chairman.

The Company and CHORUS have also announced their common intention in the Business Combination Agreement that two individuals from the Supervisory Board of CHORUS shall belong to the Supervisory Board of the Company in future, and the size of the Supervisory Board should be increased from six members currently to eight members through amendment of the articles of association at the next extraordinary shareholders' meeting. Furthermore, Mr Heidecker and Ms Scheel have been appointed as members of the Supervisory Board of the Company in the extraordinary shareholders' meeting on 8 July 2016, and it is intended that both will become members for the Supervisory Board after the completion of the takeover offer (as described in item 6.2.4. of the Offer Document).

Otherwise, the Company has no further intentions with regard to the composition of the Management Board and Supervisory Board of CHORUS and does not intend to take further action in this respect.

The extraordinary shareholders' meeting of the Company on 8 July 2016 has passed a resolution that the Supervisory Board of the Company will in future be increased from six to eight members, with the Management Board of the Company instructed to file the corresponding amendment only after the entry of the offer capital increase in the Company's commercial register.

Impact on employees, employment conditions and employee representatives of CHORUS Clean Energy and the Company

The Company recognises that the dedicated workforces of the company and of CHORUS form the basis for the future success of both companies. Therefore the Company intends to pursue both the rapid integration and long-term retention of the employees of CHORUS. The Company does not intend to reduce the headcount at CHORUS. The Company also does not intend to implement any essential changes to the employment conditions at CHORUS.

In terms of its own employees, the Company has no intention of taking measures related to its employees or of implementing any essential changes to the employment conditions at the Company now or in the future.

Following the integration, there are likely to be changes in the organisational structure and in the process flows of CHORUS.

There is no employee representation in place either at the Company or at CHORUS and the Company also does not intend to implement measures in this regard now or in the future.

Name and registered office of CHORUS Clean Energy AG and the Company; location of major parts of the companies

According to the Business Combination Agreement, the intention is that in the event of a successful implementation of the offer, both the Company as well as CHORUS should remain in the legal form of a public limited company (Aktiengesellschaft) following completion of the takeover offer until the potential formation of a controlling agreement or the potential exclusion of the remaining minority shareholders of CHORUS, with each retaining their existing company name, registered office and listing on the Stock Exchange until then. In particular and accordingly, the registered office of the Company should remain in Hamburg and the registered office of CHORUS in Neubiberg after this as long as CHORUS exists as a separate publicly traded company.

The Business Combination Agreement also provides that following the potential formation of a controlling agreement or the potential exclusion of the remaining minority shareholders of CHORUS the merged entity should have a new company name which is still to be determined. In the event that CHORUS no longer exists as an independent company, the joint registered office will be in Hamburg and a branch office will be established in Neubiberg, with the Company and CHORUS then to agree the details on the distribution of roles at the different locations in this case.

With regard to the location of certain significant subsidiaries of the Company and of CHORUS, no changes are intended under the business combination agreement.

Possible structural measures

The Company does not intend to carry out concrete structural measures at CHORUS.

  F. General information about CHORUS Clean Energy Aktiengesellschaft

1. Company; establishment; financial year; duration; registered office

CHORUS Clean Energy AG was founded on 31 July 2014 and entered in the commercial register on 4 August 2014 under HRB 213342 with the Local Court of Munich (Amtsgericht Munich). CHORUS Clean Energy AG has its headquarters in Neubiberg (District of Munich). The business address is: Prof.-Messerschmitt-Str. 3, 85579 Neubiberg, Germany.

The commercial name of the company is:

CHORUS Clean Energy AG

CHORUS Clean Energy AG originates from CHORUS GmbH, which was established in 1998 as a distribution company and is now a subsidiary of CHORUS Clean Energy. The initial business focus of CHORUS GmbH consisted of the sale of investment opportunities in the German investment market. In 2006, the business of CHORUS GmbH was given new a new direction as an asset management company in the area of renewable energy. CHORUS GmbH then began expanding through acquisitions and the management of projects to build the existing portfolio of the CHORUS Group.

The company's financial year begins on 1 January and ends on 31 December. CHORUS Clean Energy AG is established for an indefinite period.

2. Purpose of the Company

section 2 of the Articles of Association of the CHORUS describe the purpose of the company as follows:

"(1) The purpose of the company is

(a)	the operation of infrastructure projects, especially of facilities for the production, storage or distribution of renewable energies, and all related activities in Germany and abroad by the company itself or by affiliates;

(b)	the provision of services not requiring approval or permission that are related to the acquisition and construction of infrastructure projects, especially for plants in the area of production, storage or distribution of renewable energies, in Germany and abroad by the company itself or by affiliates;

(c)	the provision of services in the area of commercial and technical management during the operational phase of infrastructure projects, especially for plants in the area of production, storage or distribution of renewable energies, in Germany and abroad by the company itself or by affiliates;

(d)	the provision of advice to investors, as well as the design, conceptual support and the ongoing consultation and coordination of investment products in the area of infrastructure, including in particular investment products with investment in renewable energies, telephone and cable networks, energy efficiency and storage, emission reductions, recycling and water; and

(e)	the acquisition, disposal and holding and management of investments in other companies in Germany and abroad that are active in the area of infrastructure, in particular in the area of production, storage or distribution of renewable energies, and all related activities, including the planning, design and production of components and systems for production, storage or distribution.

(2)	The company is entitled to take all direct or indirect measures that are suited to serving the purpose of the company. The company may establish branches and other companies in Germany and abroad. The company may spin off its operations wholly or in part to affiliated companies or transfer them to affiliates. In addition, the company may also restrict its activities to a portion of the business activities listed in item (1) above."

The CHORUS shares are admitted to trading on the regulated market of the Frankfurt Stock Exchange with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard). They are also included in the OTC markets of Stuttgart, Berlin, Düsseldorf and Munich and traded on the electronic trading platform XETRA®. The CHORUS shares are also included in the Prime All Share, Technology All Share and DAXsubsector All Renewable Energies indices.

3. Capital ratio

Share capital

At the time of publication of this Prospectus, the share capital entered in the commercial register of CHORUS is EUR 27,704,950.00 and is divided into 27,704,950 no-par value bearer shares.

In accordance with section 4 para. 4 of the Articles of Association of CHORUS, profit sharing can be regulated when new shares are issued in derogation of section 60 para. 2 sentence 3 AktG.

Authorisation to increase capital (authorised capital)

(a)	Authorised Capital 2015/I

In accordance with section 4 para. 5 of the Articles of Association of CHORUS in the version of 23 March 2016, the Management Board of CHORUS is authorised to increase the share capital of CHORUS with the approval of the Supervisory Board up to and including 9 March 2020 on one or more occasions up to a total of EUR 8,724,269.00 in exchange for cash and/or contributions in kind by issuing new no-par value bearer shares (Authorised Capital 2015/I). The CHORUS shareholders shall generally be granted subscription rights. In accordance with section 186 para. 5 AktG, new shares can also be assumed by a bank or a company operating in accordance with section 53 para. 1 sentence 1 or section 53b para. 1 sentence 1 or para. 7 KWG, which offers them to shareholders for subscription (indirect subscription rights).

However, the Management Board is authorised, subject to the consent of the Supervisory Board, to exclude the subscription rights of shareholders partially or wholly in the following cases (to the extent still relevant):

(i)	if the new shares are issued in accordance with section 186 para. 3 sentence 4 AktG against cash at an issue price that is not significantly below the market price of already listed shares and the proportionate amount of the shares in the share capital issued according to section 186 para. 3 sentence 4 AktG, excluding subscription rights, does not exceed ten percent (10%) of the share capital at the time of entry of this authorisation in the commercial register or – if this amount is lower – at the date of exercise of the authorisation. Shares used to service bonds with convertible or option rights or conversion obligations are counted toward the 10% limit if these bonds were issued during the authorisation period under exclusion of shareholder subscription rights pursuant to section 186 para. 3 sentence 4 AktG. Treasury shares also count toward the 10% limit if they were sold by CHORUS during the term of this authorisation under exclusion of subscription rights pursuant to or in accordance with section 186 para. 3 sentence 4 AktG.

(ii)	for capital increases against contributions in kind, especially in order to be able to offer the new shares to third parties when companies, parts of companies or participations in companies are acquired;

(iii)	for fractional amounts;

(iv)	in order to grant subscription rights to holders of convertible bonds or option rights related to bonds issued by CHORUS or its subordinated group companies.

The Management Board of CHORUS is also authorised, with the approval of the Supervisory Board, to define the further details of capital increases, particularly the description of equity-related rights and the general conditions of the share issue.

The Supervisory Board of CHORUS is authorised to amend the Articles of Association accordingly after using the Authorised Capital 2015/I or after the deadline for the use of the Authorised Capital 2015/I.

(b)	Authorised Capital 2015/II

In accordance with section 4 para. 5 of the Articles of Association of CHORUS in the version of 23 March 2016, the Management Board of CHORUS is authorised to increase the share capital of CHORUS with the approval of the Supervisory Board until 9 March 2020 on one or more occasions up to a total of EUR 2,275,731.00 in exchange for cash and/or contributions in kind by issuing new no-par value bearer shares (Authorised Capital 2015/I). The CHORUS shareholders shall generally be granted subscription rights. In accordance with section 186 para. 5 AktG, new shares can also be assumed by a bank or a company operating in accordance with section 53 para. 1 sentence 1 or section 53b para. 1 sentence 1 or para. 7 KWG, which offers them to shareholders for subscription (indirect subscription rights).

However, the Management Board is authorised, subject to the consent of the Supervisory Board, to exclude the subscription rights of shareholders partially or wholly in the following cases:

(i)	if the new shares are issued in accordance with section 186 para. 3 sentence 4 AktG against cash at an issue price that is not significantly below the market price of already listed shares and the proportionate amount of the shares in the share capital issued according to section 186 para. 3 sentence 4 AktG, excluding subscription rights, does not exceed ten percent (10%) of the share capital at the time of entry of this authorisation in the commercial register or at the date of exercise of the authorisation. Shares used to service bonds with convertible or option rights or conversion obligations are counted toward the 10% limit if these bonds were issued during the authorisation period under exclusion of shareholder subscription rights pursuant to section 186 para. 3 sentence 4 AktG. Treasury shares also count toward the 10% limit if they were sold by CHORUS during the term of this authorisation under exclusion of subscription rights pursuant to or in accordance with section 186 para. 3 sentence 4 AktG.

(ii)	for capital increases against contributions in kind, especially in order to be able to offer the new shares to third parties when companies, parts of companies and participations in companies are acquired;

(iii)	for fractional amounts;

(iv)	in order to grant subscription rights to holders of convertible bonds or option rights related to bonds issued by CHORUS or its subordinated group companies.

The Management Board of CHORUS is also authorised, with the approval of the Supervisory Board, to define the further details of capital increases, particularly the description of equity-related rights and the general conditions of the share issue.

Conditional capital increases

(a)	Conditional Capital 2015/I

In accordance with section 4 para. 6 of the Articles of Association of CHORUS in the version of 23 March 2016, the share capital of CHORUS is conditionally increased by up to EUR 300,000.00 by issuing up to 300,000 new no-par value bearer shares, each with a portion of the share capital of EUR 1.00 (Conditional Capital 2015/I). The conditional capital increase exclusively serves the purpose of granting subscription rights (share options) to members of the Management Board of CHORUS in accordance with the details of the provisions of the shareholders meeting's enabling resolution of 10 March 2015. It will only be carried out if subscription rights in accordance with this enabling resolution are made use of and CHORUS does not provide the consideration with its own shares; the Supervisory Board is solely responsible for the granting and settlement of subscription rights to the members of the Management Board. The new shares shall participate in the profits from the start of the financial year in which they come into being. If the issue takes place after the end of a financial year but before the decision on the use of the profit, the new shares will also participate in the profits for the previous financial year, if legally permissible.

The Supervisory Board of CHORUS is authorised to amend the wording of section 4 para. 6 of the Articles of Association of CHORUS upon utilization of the conditional capital through the issue of subscription shares and any other amendments to the Articles of Association related thereto that only affect the wording. This also applies if the authorisation to issue subscription rights after the authorisation period is not used and if the conditional capital is not used after the deadline for exercising subscription rights.

(b)	Conditional Capital 2015/II

In accordance with section 4 para. 7 of the Articles of Association of CHORUS in the version of 23 March 2016, the share capital of CHORUS is conditionally increased by up to EUR 8,424,269.00 by issuing up to 8,424,269 no-par value bearer shares (conditional capital 2015/II). The conditional capital increase serves to grant shares upon the exercise of options or conversion rights or upon fulfilment of option or conversion obligations to the holders or creditors of the warrants, convertible bonds, profit participation rights and/or income bonds (or combinations of these instruments) issued pursuant to the enabling resolution of the shareholders' meeting on 10 March 2015 (collectively, the "Bonds"). The issue of new shares shall take place in accordance with the enabling resolution by the shareholders' meeting of

10 March 2015 at the respective option or conversion price. The conditional capital increase will be implemented only if the holders or creditors of the Bonds issued or guaranteed from 10 March 2015 up to and including 9 March 2020 by CHORUS or by companies in which CHORUS directly or indirectly holds a majority stake (voting and capital majority) pursuant to the enabling resolution of the shareholders' meeting make use of their subscription or conversion rights or option or conversion obligations under these Bonds are fulfilled and to the extent that no other methods of fulfilment are used. The new shares issued due to the exercise of the option or conversion right or the fulfilment of the option or conversion obligation participate in profits from the beginning of the financial year in which they are created.

The Management Board of CHORUS is authorised, with the consent of the Supervisory Board, to determine the further details of the contingent capital increase. The Supervisory Board is authorised to amend the wording of section 4 para. 7 of the Articles of Association of CHORUS upon utilisation of the conditional capital and after all option and conversion deadlines, and to make any other amendments to the Articles of Association related thereto that only affect the wording.

To the Company's knowledge, no subscription rights have been issued or are outstanding whose exercise would permit the issue of shares from the conditional capital; in particular, CHORUS has issued no warrants or convertible bonds, profit participation rights, income bonds or subscription rights to grant share options.

Treasury shares (item 7.2.4 OD)

To the Company's knowledge and according to CHORUS publications, at the time of publication of the Offer Document CHORUS holds no treasury shares in CHORUS.

4. Overview of the business activities of the CHORUS Group

Organisational structure and focus of activities

CHORUS is the parent company of the CHORUS Group, an independent, growth-oriented operator of wind and PV parks, which had a total of 85 subsidiaries as at 31 March 2016. As parent company of the CHORUS Group, CHORUS mainly carries out management functions, such as in the areas group strategy, mergers, acquisitions and integration processes, risk management, group accounting and controlling, finance, legal functions, taxation, investor relations, marketing, IT, human resources and public relations. The operational business of the CHORUS Group is performed exclusively by the direct and indirect operating subsidiaries of CHORUS.

CHORUS is active in the business segments electricity generation from solar energy, electricity generation from wind power and asset management; in the group's own opinion, it has a strong market position in both the energy generation and asset management areas in the markets CHORUS covers. Asset management comprises all services in this business area, that is, the initiation of funds or the individual design and structuring of other investments for professional investors in the renewable energy area and the operation of the plants held by those investors. In addition, operational and asset management services are also provided for Group companies that operate their own parks.

The business of CHORUS covers the entire investment cycle of a plant in the renewable energy area from asset sourcing to economic, technical and legal due diligence, commercial facility management and control and monitoring of technical management and the sale of assets. CHORUS assumes the operation of both its own facilities and external facilities. In the 2015 financial year, over 390 GWh was fed into the electricity grids from its own plants and plants managed for third parties.

Portfolio

According to information from CHORUS, as of July 2016, the total directly or indirectly held or controlled portfolio included 28 PV parks in Germany and 32 in Italy At the beginning of July, CHORUS acquired another solar park in Germany and Prime Renewables GmbH, a holding that has a portfolio of plants. This portfolio includes eight wind parks in Germany, France, Sweden and the UK as well as one solar farm in Italy and a solar roof panel portfolio in the South of France. The locations of the plants operated by CHORUS are especially productive and have a high level of regional diversification, in CHORUS' view. At 53%, the share of German parks in CHORUS's portfolio is particularly significant (measured by total MW capacity of parks owned by the company) as of 30 June 2016. The renewable energy plants in operation as of 30 June 2016 have a nominal output of 397 MW, including asset management activities By acquiring the solar park and Prime Renewables GmbH, this rated output increases to around 487 MW. In accordance with CHORUS's investment strategy, only renewable energy plants are purchased whose feed-in tariffs are statutorily established or are secured through long-term purchase contracts and whose project development has been largely completed. The purchase contracts are designed so that CHORUS bears no development and construction cost risks and only acquires "turnkey" parks.

5. Governing bodies

Management Board

The Management Board of CHORUS currently comprises four persons:

•	Holger Götze, Chairman of the Management Board responsible for Investment, Corporate Strategy, Investor Relations, Compliance and Legal Affairs, CSR (CEO)

•	Helmut Horst, Management Board member responsible for Finance, Taxation, Accounting, Treasury, Controlling and CSR (CFO)

•	Heinz Jarothe, Management Board member responsible for for Operations, general administration (incl. personnel) and risk management (COO)

•	Karsten Mieth, Management Board member responsible for Sales, Marketing and Institutional Services (CSO)

Supervisory Board

The Supervisory Board of CHORUS currently comprises the following members:

•	Peter Heidecker, Chairman of the Supervisory Board

•	Dr Heinz Riederer, Deputy Chairman of the Supervisory Board

•	Christine Scheel, MdB a. D., member of the Supervisory Board

  G. DIVIDEND policy and earnings per share

1. Dividend rights

The shares of the shareholders in the Company's profits are determined according to their shares in the share capital (section 60 paragraph 1 of the German Stock Corporation Act (AktG)). A shareholder's right to payment of the dividend lapses after three years, whereby the period of limitation does not commence until the end of the year in which the profit appropriation resolution was adopted. Dividends which have lapsed are retained by the Company. The adoption of a resolution on the payment of dividends for a financial year on the Company's shares is the responsibility of the ordinary shareholders' meeting held during the following financial year, which reaches its decision based on a proposal of the Management Board and the Supervisory Board. Dividends may only be paid from the balance sheet profit, as disclosed in the annual financial statements prepared in accordance with the German Commercial Code (HGB) adopted by the Management Board and the Supervisory Board. When determining the amount available for distribution, net income must be adjusted for profit/loss carry-forwards of the previous year and releases from, or allocations to, reserves. Certain reserves have to be formed by law and have to be deducted when calculating the balance sheet profit available for the dividend distribution. The shareholders' meeting may allocate further amounts to retained earnings or carry such amounts forward as profit in the resolution concerning the appropriation of the balance sheet profit.

Dividends resolved by the shareholders' meeting are paid out in accordance with the rules of the respective clearing system, as the shares conferring dividend rights are kept in a clearing system. Details of dividends resolved by the shareholders' meeting and the paying agents appointed by the Company are published in the German Federal Gazette (Bundesanzeiger) and at least in one national newspaper designated for exchange notices by the exchanges on which the shares of the Company have been admitted to trading.

2. Earnings and dividend per share

The following overview presents the consolidated result and the earnings per share of the Company for the financial years ending 31 December 2015, 2014 and 2013 (in each case in accordance with IFRS) as well as the dividend per ordinary share (in accordance with the German Commercial Code (HGB)).

Earnings per share	2015	2014	2013
Consolidated profit in TEUR (audited)	20,104	23,120	14,097
Number of ordinary shares on 31 December (unaudited)	75,483,512	73,834,144	67,741,248
Earnings per share from continuing operations in EUR (undiluted) (audited)[1]	0.25	0.42	0.24
Dividend per ordinary share in EUR (unaudited)	0.18	0.15	0.10
Weighted average number of ordinary shares (unit) utilized for the calculation of the undiluted earnings per share	74,545,502	72,017,994	55,912,956

1 The calculation is based on the average undiluted number of issued shares in the reporting period.

3. Dividend policy

The ability of the Company to pay dividends in future will depend on the Company's profits, its economic and financial position and other factors. In particular, they include the Company's liquidity needs, its future prospects, the market trend and the fiscal, legislative and other frameworks. The balance sheet profit available for distribution is calculated on the basis of the Company's individual annual financial statements (unconsolidated), which are prepared in accordance with the provisions of the German Commercial Code (HGB).

In future, the Company plans to pay a dividend that is appropriate compared to the norm for the industry. The Company's ability to pay dividends in future years will, however, depend on the amount of distributable net earnings that are available. The Company can provide no assurance regarding the amounts of future net earnings, if any, and consequently, the Company can provide no assurance that it will pay dividends in future years.

  H. DILUTION

Dilution includes two aspects: the dilution of voting right quotas, and value-related dilution.

The dilution of voting right quotas describes the effect that the issue of new shares has on the individual investment held by an existing shareholder in the Company. The implication here is that the existing shareholder does not acquire any additional shares in the Company within the scope of the takeover offer.

Value-related dilution describes the effect that the issue of new shares at a certain issue price has on the Company's equity capital per share.

The following calculation assumes that the exchange offer is accepted by 100% of CHORUS shareholders and these receive as consideration, therefore, a total number of 46,174,916 shares in the Company from the capital increase by way of contribution in kind. The number of shares in the Company, prior to the completion of the capital increase by way of contribution in kind, takes into account shares in the Company issued by 31 March 2016, and does not take into account, therefore, the shares in the Company that were issued as part of the 10% cash capital increase in April 2016 and the share dividends in July 2016 (see "R. Details of the Company's capital – 2. Development of the share capital in the last three years"). The average value of the shares in the Company in the three-month period prior to the announcement of the takeover offer on 30 May 2016 following communication to the Federal Financial Supervisory Authority (BaFin) dated 9 June 2016 for the applicable reference date of 29 May 2016 amounting to EUR 6.90 per share is assumed as the cost of acquisition of the Company for each CHORUS share. The assumption here is that the number of outstanding shares in CHORUS does not change for the duration of the exchange offer. The costs of transaction and issuance were not taken into account in calculating the dilution.

Calculation of dilution

	Prior to the exchange offer	(audited unless otherwise specified)
A.	Carrying amount of the Company's equity (net carrying amount) in accordance with IFRS as at 31 March 2016 (in EUR)	249,255,000.00
B.	Number of shares in the Company as at 31 March 2016	75,483,512
C.	Proportional carrying amount of the equity (net carrying amount) per Company share (in EUR) (A/B)	3.30
D.	Number of shares in the Company to be issued from the capital increase by way of contribution in kind upon acceptance of the exchange offer for 100% of the shares in CHORUS	46,174,916
	Following completion of the exchange offer
E.	Increase in the carrying amount of the Company's equity (net carrying amount) as a result of the Company's capital increase by way of contribution in kind (in EUR) (D*EUR 6.901)	318,606,920.40
F.	Increased carrying amount of the Company's equity (net carrying amount) (in EUR) (A+E)	567,861,920.40
G.	Number of shares in the Company following completion of the exchange offer upon acceptance of the exchange offer (B+D)	121,658,428.00
H.	Proportional carrying amount of the equity attributable to one share in the Company (net carrying amount) of the merged corporate group (in EUR) (F/G)	4.67
I.	Increase in the proportional carrying amount of the equity (net carrying amount) per Company share (in EUR) (H-C)	1.37
J.	Increase in the proportional carrying amount of the equity (net carrying amount) per Company share as % (I/C*100)	41.52%
K.	Dilution of the voting right quota of Company shareholders as % (D/G*100)	37.95%

1	The average value of the Company share price in the three-month period prior to the announcement of the takeover offer on 30 May 2016 following communication to the Federal Financial Supervisory Authority dated 9 June 2016 for the applicable reference date of 29 May 2016.

  I. capitalisation and indebtedness

1. Capitalisation

The following table summarises the consolidated capital resources of the Company calculated in accordance with IFRS as of 30 April 2016. The figures were derived from the Company's internal financial reporting system.

As of 30 April 2016 (unaudited) in TEUR
Current liabilities[1]	82,315
- of which guaranteed	0
- of which secured[2]	57,701
- of which unsecured/not guaranteed	30,614
Non-current liabilities[3]	969,452
- of which guaranteed	0
- of which secured[4]	871,438
- of which unsecured/not guaranteed	98,014
Total liabilities	1,051,768
Equity[5]	228,673
- Share capital	82,727
- Capital reserve	150,304
- Retained earnings	0
- Other reserves[6]	4,358
Total liabilities and equity	1,280,441

1	Corresponds to "Total current liabilities" in the IFRS consolidated financial statements of the Capital Stage Group

2	The amounts are primarily secured by the assignment of all payment and remuneration claims from the electricity feed-in, from maintenance contracts, from insurance and the transfer of inventory and plant. Corresponds to "Current financial liabilities" and "Current leasing liabilities" in the IFRS consolidated financial statements of the Capital Stage Group.

3	Corresponds to "Total non-current liabilities" in the IFRS consolidated financial statements of the Capital Stage Group.

4	The amounts are primarily secured by the assignment of all payment and remuneration claims from the electricity feed-in, from maintenance contracts, from insurance and the transfer of inventory and plant. Corresponds to "Non-current financial liabilities" and "Non-current leasing liabilities" in the IFRS consolidated financial statements of the Capital Stage Group.

5	The retained earnings and non-controlling interests are not included.

6	Other reserves comprise the reserves for employee remuneration payable in equity instruments, the currency reserves and the hedge reserves.

2.      Liquidity

The following table summarises the liquidity of the Company calculated in accordance with IFRS on consolidated basis as of 30 April 2016. The figures were derived from the Company's internal financial reporting system.

		As of 30 April 2016 (unaudited)
		in TEUR
A	Cash[1]	147,797
B	Cash equivalents	0
C	Trading securities	0
D	Liquidity (A) + (B) + (C)	147,797
E	Current financial receivables	0
F	Current liabilities due to banks[2]	813
G	Share of due current financial debt in non-current financial liabilities[3]	47,501
H	Other current financial liabilities[4]	3,958
I	Current financial liabilities (F) + (G) + (H)	52,272
J	Current net financial liabilities (I) – (E) – (D)	95,525
K	Non-current liabilities due to banks[5]	649,720
L	Bonds issued[6]	49,450
M	Other non-current financial liabilities[7]	171,697
N	Non-current financial liabilities (K) + (L) + (M)	870,867
O	Net financial liabilities (J) + (N)	775,342

1	This includes TEUR 48,690 of liquid funds with restrictions on disposal

2	Corresponds to the current liabilities to banks (current accounts as well as loans with an initial term of up to twelve months) stated under "Current financial liabilities" in the IFRS consolidated financial statements of the Capital Stage Group

3	Corresponds to the proportion of liabilities to banks due within twelve months with an initial term of more than twelve months, stated under the current financial liabilities in the IFRS consolidated financial statements of the Capital Stage Group

4	Corresponds to the financial liabilities stated under "Current financial liabilities" (excluding liabilities to banks) and the "Current leasing liabilities" in the IFRS consolidated financial statements of the Capital Stage Group

5	Corresponds to the liabilities to banks under the "Non-current financial liabilities" in the IFRS consolidated financial statements of the Capital Stage Group

6	Includes the bonds placed in the UK stated under the "Non-current financial liabilities" in the IFRS consolidated financial statements of the Capital Stage Group ("listed Notes")

7	Corresponds to the liabilities from profit participation rights and bonded loans as well as the "Non-current leasing liabilities" stated under the "Non-current financial liabilities" in the IFRS consolidated financial statements of the Capital Stage Group

3.      Indirect, contingent indebtedness and other liabilities

As of 30 April 2016, the Capital Stage Group had no indirect liabilities, contingent or other liabilities.

4.   Working capital

The Company believes that the working capital of the Capital Stage Group is sufficient to cover payment obligations, which will become due within the next twelve months from the date of the prospectus.

  J. selected financial INFORMATION

The following tables contain selected consolidated financial information relating to Capital Stage AG for the financial years of the Capital Stage Group ending 31 December 2015, 2014 and 2013 as well as interim financial information for the period until 31 March 2016.

The selected financial information shown below as of 31 December 2015 and 2014 and for the financial years ending 31 December 2015 and 2014 is taken or derived from the IFRS consolidated financial statements of Capital Stage AG for the financial year ended 31 December 2015. The selected financial information shown below as of 31 December 2013 and for the financial year ended 31 December 2013 is taken or derived from the IFRS consolidated financial statements of Capital Stage AG for the financial year ended 31 December 2014. The consolidated financial information shown below as of 31 March 2016 and for the first quarters ended 31 March 2016 and 2015, respectively, is taken or derived from the unaudited quarterly report of Capital Stage AG for the first quarter ended 31 March 2016.

1. Consolidated statement of comprehensive income

The following table represents the consolidated statement of comprehensive income in accordance with IFRS for the financial years ending 31 December 2015, 2014 and 2013 and for the first quarters ending 31 March 2016 and 2015:

	2015	2014[1,2]	2013[1,2]	QI 2016	QI 2015
	TEUR	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Sales	112,802	72,129	56,991	22,351	17,594
Other income	17,890	32,190	14,981	1,470	4,953
Cost of materials	-921	-567	-6,463	-272	-191
Personnel expenses	-5,758	-4,244	-6,299	-1,202	-813
Other expenses	-23,565	-13,328	-8,808	-6,166	-3,462
Earnings before interest, taxes, depreciation and amortisation (EBITDA)	100,448	86,180	50,402	16,181	18,081
Depreciation and amortisation	-47,888	-34,683	-18,733	-12,573	-8,334
Earnings before interest and taxes (EBIT)	52,560	51,497	31,669	3,608	9,747
Financial income	1,722	1,128	1,083	42	94
Financial expenses	-34,887	-23,516	-16,919	-15,836	-6,938
Earnings before taxes on income (EBT)	19,395	29,109	15,833	-12,186	2,903
Taxes on income	-52	2,000	-1,789	3,346	-1,755
Result from continuing operations	19,343	31,109	-	-8,840	1,148
Result from discontinued operations	-86	-5,054	-	0	-206
Result for the period (EAT)	19,257	26,055	14,044	-8,840	942
Currency translation differences	201	-24	53	499	-238
Cash flow hedges – effective portion of the change in fair value	910	-4,100	0	-5,771	-3,292
Income tax attributable to items that can be reclassified to profit or loss	-264	1,189	0	1,686	1,238
Consolidated comprehensive income	20,104	23,120	14,097	-12,426	-1,350

1	Because the two subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG were classified as "discontinued operations" in the consolidated financial statements for the year ended 31 December 2015, the comparable figures in the income statement for the previous financial year ended 31 December 2014 have been adjusted accordingly, as specified in IFRS 5. As a result, the figures for 2014 are not wholly consistent with the figures published in the 2014 Annual Report (see "K. Management's discussion and analysis of financial condition and result of operations –3. Presentation and comparability of financial information – Sale of the two subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG"). In the figures from the income statement for 2013 in the table, Helvetic Energy GmbH and Calmatopo Holding AG have not yet been classified as "discontinued operations".

2	Overall, the adjustments necessitated by the FREP audit of financial year 2012 are not material in the context of IAS 8 classification requirements and were therefore reflected in full in profit or loss in financial year 2015 (see " K. Management's discussion and analysis of financial condition and result of operations – 3. Presentation and comparability of financial information – Adjustments in compliance with IAS 8"). The presentation for financial years 2013 and 2014 therefore includes unadjusted figures. In line with the findings of FREP, the credit balances on the debt servicing and project reserve accounts have been deducted from the cash and cash equivalents, and the cash flow relating to investment activities adjusted accordingly to reflect the acquired debt servicing and project reserves.

2. Consolidated balance sheet

The following table represents the IFRS consolidated statement of financial position of the Company as of 31 December 2015, 2014 and 2013 and as of 31 March 2016:

ASSETS	2015	2014[1]	2013[1]	31 March 2016
	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(unaudited)
Intangible assets	176,250	145,425	91,426	172,132
Goodwill	7,361	2,623	6,827	7,361
Property, plant and equipment	958,096	675,648	408,120	953,453
Financial assets	1	6	7,785	1
Other accounts receivable	6,925	5,970	4,523	7,175
Deferred tax assets	24,666	13,540	5,564	26,763
Total non-current assets	1,173,299	843,212	524,245	1,166,885
Inventories	1,232	1,926	2,055	430
Trade receivables	19,205	9,341	4,517	20,167
Non-financial assets	19,494	10,022	3,084	9,249
Other current receivables	5,667	2,314	3,631	7,248
Liquid funds	99,368	118,722	55,659	99,863
- Cash and cash equivalents	52,358	88,596	55,659	49,672
- Liquid funds with restricted access	47,010	30,126	-	50,191
Held-for-sale non-current assets and disposal groups	262	262	0	262
Total current assets	145,228	142,587	68,946	137,219
Total assets	1,318,527	985,799	593,191	1,304,104

LIABILITIES AND EQUITY	2015	2014[1]	2013[1]	31 March 2016
	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(unaudited)
Share capital	75,484	73,834	67,741	75,484
Capital reserve	108,651	100,802	85,680	108,651
Reserve for equity-settled employee remuneration	425	244	179	473
Other reserves	-2,194	-3,041	-106	-5,780
Profit/loss	71,474	63,829	45,548	62,777
Non-controlling shareholders	7,794	7,811	8,359	7,650
Total equity	261,634	243,479	207,401	249,255
Liabilities to non-controlling shareholders	0	11,996	4,027	0
Non-current financial liabilities	848,251	568,373	286,145	856,126
Non-current leasing liabilities	16,000	16,954	17,873	15,757
Provisions for asset retirement obligations	10,155	5,566	2,752	10,336
Other non-current provisions	12,627	12,629	1,758	13,082
Deferred tax liabilities	78,128	60,786	42,161	74,917
Total non-current liabilities	965,161	676,304	354,716	970,218
Liabilities to non-controlling shareholders	11,780	0	-	11,951
Tax provisions	3,145	950	904	2,486
Current financial liabilities	55,554	41,400	22,028	52,704
Current leasing liabilities	953	920	888	962
Trade payables	11,180	13,284	2,119	7,831
Other current liabilities	9,120	9,462	5,135	8,697
Total current liabilities	91,732	66,016	31,074	84,631
Total equity and liabilities	1,318,527	985,799	593,191	1,304,104

1	Overall, the adjustments necessitated by the FREP audit of financial year 2012 are not material in the context of IAS 8 classification requirements and were therefore reflected in full in profit or loss in financial year 2015 (see "- K. Management's discussion and analysis of financial condition and result of operations – 3. Presentation and comparability of financial information – Adjustments in compliance with IAS 8"). The presentation for financial years 2013 and 2014 therefore includes unadjusted figures. In line with the findings of FREP, the credit balances on the debt servicing and project reserve accounts have been deducted from the cash and cash equivalents, and the cash flow relating to investment activities adjusted accordingly to reflect the acquired debt servicing and project reserves.

3. [section 3, and a change, missing]

4. Consolidated cash flow statement

The table below shows the consolidated cash flow statement in accordance with IFRS for the financial years ending 31 December 2015, 2014 and 2013:

	2015	2014[1]	2013[1]
	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited unless otherwise specified)
Net profit/loss for the period	19,257	26,055	14,044
Depreciation and amortisation of fixed assets	47,912	38,923	18,733
Other non-cash expenses	579	327	192
Other non-cash income	-16,411	-29,555	-14,345
Financial income	-1,722	-1,128	-1,083
Financial expenses	35,333	23,640	16,919
Taxes on income (recognized in income statement)	24	-2,200	1,789
Taxes on income (actually paid)	-6,746	-1,567	-398
Deconsolidation result	-589	0	0
Increase/decrease in other assets not attributable to investment or financing activities	-2,516	1,373	2,043
Increase/decrease in other liabilities not attributable to investment or financing activities	-620	38	-1,882
Dividends received	-	-	6
Cash flow from operating activities	74,501	55,906	36,018
Payments for the acquisition of consolidated companies less acquired cash	-60,920	-58,279	-35,723
Proceeds from the sale of consolidated companies	-293	-	-
Payments for the acquisition of consolidated companies in past/future periods less acquired cash		-	-9,948
Payments for investments in property, plant and equipment	-24,605	-35,686	-500
Proceeds from disposals of property, plant and equipment	25	11	21
Payments for investments in intangible assets	-92	-54	-173
Payments for investments in financial assets	-10	0	-307
Proceeds from the sale of financial assets	16	0	0
Cash flow from investment activities	-85,879	-94,008	-46,630
Borrowings	173,617	140,039	2,738
Loan repayments	-154,748	-38,327	-21,836
Interest received (cash effective)	302	247	625
Interest paid (cash effective)	-27,505	-23,448	-12,649
Proceeds from capital increases	688	17,896	69,750
Payment for issue costs	-69	-806	-2,216
Changes in cash and cash equivalents with restricted access	-10,839	-2,772	-

2015	2014[1]	2013[1]
TEUR	TEUR	TEUR
(audited)	(audited)	(audited unless otherwise specified)
Dividends paid	-4,708	-4,197	-4,373
Cash flow from financing activities	-23,262	88,632	32,039
Cash-effective changes in cash and cash equivalents	-34,640	50,530	21,427
Changes in cash due to exchange rate changes	-1,289	6	-8
Changes in cash and cash equivalents	-35,929	50,536	21,419[2]
Balance at the beginning of the period	87,558	37,022	34,238
Balance at the end of the period	51,629	87,558	55,657

1	Overall, the adjustments necessitated by the FREP audit of financial year 2012 are not material in the context of IAS 8 classification requirements and were therefore reflected in full in profit or loss in financial year 2015 (see "-K. Management's discussion and analysis of financial condition and results of operations – 3. Presentation and comparability of financial information – Adjustments in compliance with IAS 8". The presentation for financial years 2013 and 2014 therefore includes unadjusted figures. In line with the findings of FREP, for the 2014 and 2015 financial years the credit balances on the debt servicing and project reserve accounts have been deducted from the cash and cash equivalents, and the cash flow relating to investment activities adjusted accordingly to reflect the acquired debt servicing and project reserves.

2	Unaudited

The following table represents the condensed IFRS consolidated cash flow statements for the first quarters ending 31 March 2016 and 2015:

	Q1 2016	Q1 2015
	TEUR	TEUR
	(unaudited)	(unaudited)
Cash flow from operating activities	19,555	5,735
Cash flow from investment activities	-12,434	-16,365
Cash flow from financing activities	-8,290	49

5.      Key financial figures relating to operations

The following table represents selected consolidated key financial figures for the financial years ending 31 December 2015, 2014 and 2013 and the first quarters ending 31 March 2016 and 2015 (figures derived from the Company's internal financial reporting system):

	2015	2014	2013	Q1 2016	Q1 2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating EBITDA[1,6] in TEUR	86,826	55,383	35,764	15,576	13,554
Operating EBIT[2,6] in TEUR	55,397	34,576	21,698	6,134	6,961
Operating EBT[3,6] in TEUR	25,761	17,370	n.a.[7]	2,383	1,345
Operating EAT[4,6] in TEUR	23,395	15,783	n.a.[7]	2,227	984
Cash flow from operations[5,6] in TEUR	74,501	55,906	36,018	19,555	5,735

1	Corresponds to operating profit before depreciation and amortisation less earnings and expenses from the disposal of financial assets and other non-operating income, other non-cash income (mainly bad will from purchase price allocations) and share-based remuneration and other non-operating expenses ("Operating EBITDA")

2	Corresponds to operating profit less previous adjustments from Operating EBITDA and depreciation and amortisation, including amortisation of intangible assets from PPA (purchase price allocations), impairment from testing assets resulting from PPA, and depreciation of property, plant and equipment from step ups as part of the PPA process ("Operating EBIT")

3	Corresponds to Operating EBIT less financial result plus other non-cash interest and similar expenses and income (mainly from calculating effective interest, valuing swaps, and currency translation effects) ("Operating EBT")

4	Corresponds to the EBIT plus / less tax expense / income and adjusted for non-cash deferred taxes ("Operating EAT")

5	Corresponds to cash flow from operating activities ("Cash flow from operations")

6	Operating EBITDA, Operating EBIT, Operating EBT, Operating EAT and Cash flow from operations are not defined in IFRS or any other accounting standards. Potential investors should be aware that these ratios are not used uniformly, nor are they standardised, and that their mode of calculation can vary, and that these figures – on their own – do not provide any basis for comparison with other companies. Equally, Operating EBITDA, Operating EBIT, Operating EBT, Operating EAT and Cash flow from operations are not recognised under IFRS and do not substitute the key figures from income statements or cash flow statements prepared in accordance with IFRS.

The following table explains the basis for calculating the aforementioned financial figures relating to operations:

	2015	2014	2013	QI 2016	QI 2015
	TEUR (unaudited unless specified otherwise)	TEUR (unaudited unless specified otherwise)	TEUR (unaudited unless specified otherwise)	TEUR (unaudited unless specified otherwise)	TEUR (unaudited unless specified otherwise)
Sales	112,802[1]	72,129[1]	56,991[1]	22,351	17,594
Other income	17,890[1]	32,190[1]	14,981[1]	1,470	4,953
Cost of materials	-921[1]	-567[1]	-6,463[1]	-272	-191
Personnel expenses	-5,758[1]	-4,244[1]	-6,299[1]	-1,202	-813
Other expenses	-23,565[1]	-13,328[1]	-8,808[1]	-6,166	-3,462
Adjusted for the following effects:
Income from the disposal of financial assets and other non-operating income	-41	-904	-	-	-
Other non-cash income (mainly from purchase price allocations)[2]	-16,669	-29,957	-14,698	-653	-4,545
Share-based remuneration	181[1]	65[1]	60[1]	48	18

2015	2014	2013	QI 2016	QI 2015
TEUR (unaudited unless specified otherwise)	TEUR (unaudited unless specified otherwise)	TEUR (unaudited unless specified otherwise)	TEUR (unaudited unless specified otherwise)	TEUR (unaudited unless specified otherwise)
Other non-operating expenses[3]	2,907	-	-	-	-
Operating EBITDA	86,826	55,383	35,764	15,576	13,554
Depreciation and amortisation	-47,888[1]	-34,683[1]	-18,733[1]	-12,573	-8,334
Adjusted for the following effects:
Amortisation of intangible assets arising from purchase price allocations	14,749	12,524	3,550	2,680	1,339
Depreciation of property, plant and equipment from step ups as part of the PPA process	1,710	1,352	1,117	451	402
Operating EBIT	55,397	34,576	21,698	6,134	6,961
Financial result	-33,165[1]	-22,388[1]	n.a4	-15,794	-6,866
Adjusted for the following effects:
Other non-cash interest and similar expenses and income (mainly from calculating effective interest, valuing swaps, and currency translation effects)	3,529	5,182	n.a4	7,277	1,250
Operating EBT	25,761	17,370	n.a4	-2,383	1,345
Tax expense/income	-52[1]	2,000[1]	n.a4	3,346	-1,755
Adjusted for the following effects:
Deferred taxes (non-cash)	-2,314	-3,587	n.a4	-3,190	1,394
Operating EAT	23,395	15,783	n.a4	-2,227	984

1	audited

2	In 2015, there were TEUR 10,682 attributable to earnings from purchase price allocations, TEUR 1,209 to earnings from the release of contingent consideration and TEUR 4,266 to non-operating earnings in connection with the British PV portfolio. In 2014, there were TEUR 29,335 attributable to earnings from purchase price allocations. In 2013, there were TEUR 13,839 attributable to earnings from purchase price allocations. No essential earnings arose from purchase price allocations in the first quarter of 2016. In the first quarter of 2015, there were TEUR 4,522 attributable to earnings from purchase price allocations.

3	The other non-operating expenses amounting to TEUR 2,907 in 2015 were incurred in connection with the British PV portfolio.

4	The corresponding values were not determined for the 2013 financial year.

K.	Management's discussion and analysis of financial condition and results of operation

The following consolidated financial information as of 31 December 2015 and 2014 and for the financial years ending 31 December 2015 and 2014 is taken or derived from the audited consolidated financial statements of Capital Stage AG for the financial year ending 31 December 2015 that were prepared in accordance with International Financial Reporting Standards as applied in the European Union ("IFRS"). The selected financial information shown below as of 31 December 2013 and for the financial year ended 31 December 2013 is taken or derived from the IFRS consolidated financial statements of Capital Stage AG for the financial year ended 31 December 2014. The consolidated financial information shown below as of 31 March 2016 and for the first quarters ended 31 March 2016 and 2015, respectively, is taken or derived from the unaudited quarterly report of Capital Stage AG for the first quarter ended 31 March 2016. The report for the first quarter ended 31 March 2016 contains consolidated statements of comprehensive income, financial position, cash flow (condensed), and changes in equity, together with a Group segment report, all prepared in accordance with IFRS disclosure, accounting and measurement policies.

The unconsolidated financial data of the Company as of 31 December 2015 and for the financial year ended 31 December 2015 reproduced in this section are taken or derived from the audited annual financial statements prepared in accordance with the German Commercial Code (HGB) of Capital Stage AG as of and for the financial year ended 31 December 2015.

With respect to the main accounting and measurement principles, please refer to the notes of the consolidated financial statements of the Company as of and for the financial years ending 31 December 2015, 2014 and 2013 included in the financial section of this prospectus (see "X. Financial Information").

Because the two subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG were classified as "discontinued operations" in the consolidated financial statements for the year ended 31 December 2015, the comparable figures in the income statement for the previous financial year ended 31 December 2014 have been adjusted accordingly, as specified in IFRS 5. As a result, the figures for 2014 are not wholly consistent with the figures published in the 2014 Annual Report (see "K. – 3. Presentation and comparability of financial information – Sale of the two subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG"). In the figures from the income statement for 2013 in the table, Helvetic Energy GmbH and Calmatopo Holding AG are not yet classified as "discontinued operations".

The following presentation should be read in conjunction with the sections "B. Risk factors", "I. Capitalisation and liquidity", "O. Description of business activities" as well as the financial information contained in the financial section of this prospectus, the notes to the financial statements included and the financial data included elsewhere in this prospectus.

The following figures have been rounded to the nearest decimal place. It is therefore possible that when these amounts are aggregated, they will not correspond exactly to the sum of these amounts.

1.             Overview

Capital Stage AG operates solar and wind power plants and, as at the prospectus date, has a portfolio that includes 81 PV parks and 10 wind parks with a total capacity of 605.3 MWp (PV parks 474.9 MWp, wind parks 130.4 MWp). Measured in terms of the cumulative capacity of its solar energy plants, the Company is, by its own estimation, Germany's largest PV park operator independent from any power company. In the course of its business activities, Capital Stage AG usually acquires indirectly all the shares in project companies, which are in possession of the solar and wind power plants. Ownership regularly includes the plants themselves, i.e. the solar modules, components and substructures, but not in all cases the actual land, which is normally leased (the solar and wind power plants operated by the Company are referred to below as "PV parks" and "wind parks"). In addition, the Company itself carries out most of the technical and commercial operations and management ("O&M") of its PV and wind parks, especially in Germany. Furthermore, the wholly owned subsidiary Capital Stage Solar Service GmbH also carries out the O&M for third-party PV park facilities as a service.

At 45%, most of the PV and wind parks owned by the Company are located in Germany. France accounts for a share of about 23%, followed by Italy (18%) and the UK (around 14%) in terms of plant capacity.

Since 2009, Capital Stage AG has consistently positioned itself in the downstream segment of the renewable energies sector value chain, i.e. the operation of plants for the generation of renewable energy. The special focus here is on the acquisition and operation of turn-key installations (turn-key existing parks that are already connected to the grid and have verifiable output data). As a rule, the Company does not get involved in the planning of installations. With this strategy, which it believes reduces project development risks, the Company is significantly different from other companies in the solar industry, such as solar module manufacturers and project developers. The Company intends to further expand its portfolio of PV and wind parks in the future and continuously reviews attractive investment opportunities.

2. Key factors affecting the results of operation

In 2015, 2014 and 2013 as well as in the first quarter of 2016, the factors outlined below are some examples that substantially influenced the result of operations of the Capital Stage Group and – unless explained otherwise below – will continue to do so in future in the Company's opinion:

Government funding of PV and wind parks

As a rule, the generation of electricity through photovoltaics and wind power is not competitive according to the current state of technology due to the higher electricity production costs compared with conventional energy sources. Mostly it is only used because it is subsidised by the government. A key element of this state funding in Germany is the German Renewable Energy Sources Act (EEG), which requires grid operators to connect installations generating electricity from renewable energy sources to its grid and to purchase the total electricity generated by such facilities at minimum prices guaranteed over the long term. In other European target markets of the Capital Stage Group, such as Italy, growth of the photovoltaic and wind power markets is also reliant on the level of state funding (for the present level of state funding, see the section "Regulatory Environment and Legal Framework"). The political discussion surrounding the funding of regenerative energies in Europe is on the one hand defined by efforts to increase the share of regenerative energies significantly as a proportion of the whole energy mix and, on the other hand, by efforts to minimise the resulting burden on electricity consumers and of public budgets burdened as a result of the financial crisis.

Apart from proceeds from the sale of installations, the sales of the Capital Stage Group from the operation of PV and wind parks are primarily the result of feed-in tariffs, which are guaranteed by the state for a fixed period of time (normally 20 years) when the plant is erected. Changes to the state funding of electricity generation through photovoltaic or wind energy, such as an increase or reduction in the feed-in tariff or takeover offer process recently introduced in Germany, will have a direct impact on the sales and earnings that the Capital Stage Group will achieve with facilities to be acquired in the future. Should changes to subsidies also be extended to installations erected in the past as has been the case in Italy, this would also apply to the sales of the current portfolio of installations.

As adjustments to state funding are, along with other motives, generally also a reaction to changes in the costs of erecting and operating installations, reductions in funding will frequently be (partially) offset by lower erection and operating costs, whereas if funding is increased, the opposite effect is likely to occur in many cases.

General interest rate level

As a rule, grid-connected PV and wind parks are mostly financed by borrowed capital. The historically low or negative interest rates and the resultant low cost of borrowing have had a positive impact on the profitability of PV and wind energy plants in the recent past.

As a rule, at the time when they are acquired or erected by the Capital Stage Group, approximately 80% of the procurement and erection costs for the installations of the Capital Stage Group are financed externally through bank loans. Interest rate swaps have "transformed" virtually all floating rate loans into fixed-interest loans. An increase in the general level of interest rates would lead to higher borrowing costs for any installations acquired in the future. Once the fixed-interest period for loans expires, follow-on financing may, moreover, only be possible at less favourable terms and conditions. A further drop in the general interest rate level would have the opposite effect. With interest rates generally decreasing in the period from 2013 to 2015, the interest payable on bank loans for new parks acquired during the same period also decreased.

Furthermore, the general interest rate level also affects the fair value of the identifiable net assets acquired within the scope of the initial consolidation of PV and wind parks (see "K. 2. -Initial consolidation of PV and wind parks"). Here the fair values are determined, for example, by discounting future expected cash flows. The applicable discount rate is based on the current level of interest rates in each case. The higher the discount rate, the lower the fair value.

Portfolio of PV and wind parks

Since purchasing its first PV parks in 2009, the Capital Stage Group has steadily increased its portfolio of PV parks. The capacity of the PV parks held by the Capital Stage Group totalled 281 MW as of 31 December 2013, 365 MW as of 31 December 2014, 570 MW as of 31 December 2015 and 600 MW as of 31 March 2016. This has been accompanied by a substantial increase in the volume of electricity produced by the PV Park segment. This increase was essentially the reason for the growth in sales from PV parks from TEUR 39,375 in financial year 2013 to TEUR 64,083 in financial year 2014 and TEUR 101,186 in financial year 2015 and from TEUR 13,632 in the first quarter of 2015 to TEUR 16,277 in the first quarter of 2016. Since 2012 in particular, the Capital Stage Group has developed and expanded its wind power plant portfolio by purchasing wind parks. On the expenses side, the plant portfolio particularly has an impact on the level of depreciation. The Capital Stage Group depreciates and amortises the acquired PV and wind parks on a scheduled basis in the form of property, plant and equipment and intangible assets (capitalised electricity feed-in contracts and project rights). At the most, the electricity feed-in contracts are written off over the duration of the statutory subsidy period of – generally – 20 years for the respective wind and PV parks. Project rights are written off over a period of between 18 and 30 years in line with the useful life of the photovoltaic and wind power plants and the existing lease contracts.

In the past, the extension of the plant portfolio was a key factor for developing the results of operations of the Capital Stage Group and the Company assumes that this trend will continue in the future.

Market for PV and wind parks

The costs of erecting PV and wind power plants have an impact on the level of the purchase price and therefore on the profitability of these plants. The Company has observed that the cost of erecting PV and wind power plants has been steadily decreasing at a slowing pace over the period from 2013 to 2015 and in the first quarter of 2016, which has a positive impact on their profitability. This effect is weakened by the fact that the level of government funding is also based on the development of the costs associated with the erection and operation of PV or wind power plants, so, for example, any benefits gained from a fall in erection costs (and therefore lower purchase prices) are offset by corresponding reductions in funding (and therefore sales), at least in the case of plants which went into operation after the reduction in funding. When determining the level of subsidisation within the framework of auction procedures, lower erection costs are expected to lead to less funding.

Meteorological conditions

The volume of electricity produced by the Capital Stage Group depends on the meteorological conditions prevailing at the sites of its PV and wind parks in the respective reporting period. While PV parks rely on the duration and intensity of solar radiation, wind conditions are the vital ingredient for the electricity production of wind power plants. These factors can cause the volume of electricity produced annually by a PV or wind park to exceed or lag behind the planned targets. In 2015, for example, the PV parks were 9% above target due to the more favourable meteorological conditions for their purposes, whereas the wind power plants lagged behind the targets due to generally more unfavourable wind conditions. Overall, the amount of sunshine was well above the average in the years from 2013 to 2015.

The meteorological conditions tend to favour PV installations in the second and third quarter of a calendar year and wind power plants in the first and fourth quarter of a calendar year.

Seasonality

As PV parks dominate the installation portfolio, the sales of the Capital Stage Group currently tend to be higher in the second and third quarters of a calendar year than in the first and fourth quarters. By contrast, the Company incurs expenses evenly throughout a calendar year. The considerably larger portfolio of installations accordingly incurred much higher expenses in the first quarter of 2016, which were only partially offset by the disproportionately small increase in sales in the wake of fewer hours and less intensity of sunshine than average for the first quarter of a calendar year, resulting in a decline in Operating EBIT from TEUR 6,961 in the first quarter of 2015 to TEUR 6,134 in the first quarter of 2016. The Company assumes that the earnings position of the Capital Stage Group may also be subject to seasonal fluctuations in the future.

Initial consolidation of PV and wind parks

The Capital Stage Group generally acquires turn-key PV and wind parks that are already connected to the grid and produce verifiable output data.

At the time of purchase, the Capital Stage Group carries out a purchase price allocation pursuant to IFRS 3 in order to include the acquired assets and debts in the consolidated financial statements. As part of the purchase price allocation process, all the acquired assets and assumed debts are identified and valued at the market value, i.e. the so-called "fair value". Upon purchase of the PV or wind park by the Capital Stage Group, goodwill is reported or other income is recognised as part of the initial consolidation. The goodwill corresponds to the amount by which the consideration given exceeds the amount of all non-controlling interests in the acquired company, the fair value of the equity previously held by the acquirer in the acquired entity and the net amount of the acquired identifiable assets and assumed liabilities existing on the acquisition date. In the event that, after reassessment of the share of the fair value of the acquired identifiable net assets attributable to the Group is larger than the amount of the consideration given, the amount of the non-controlling interests in the acquired entity and the fair value of the equity previously held by the acquirer in the acquired entity (where applicable), the excess must be recognised directly as other income affecting the current result (within the income statement).

Acquiring PV and wind parks without bidding procedures and in situations where the seller is primarily eager to sell quickly to a reliable buyer raises the probability of being able to recognise income upon initial consolidation. However, in this case, other effects such as a volume discount and lower pro rata purchase costs could come into play when acquiring a package of several facilities. The general interest rate level (see "K. – 2. General interest rate level") and the valuation by competitors (so-called "peer group") influence the determination of the fair value and therefore the potential accrual of other income or the accrual of goodwill within the scope of the initial consolidation.

Between 2013 and 2015, the Capital Stage Group was able to generate substantial other income from the initial consolidation of PV and wind power parks (2015: TEUR 10,207; 2014: TEUR 29,335; 2013: TEUR 13,839).

Effects on income may also occur when PV and wind parks are sold if the net sale proceeds exceed or lag behind the total carrying amount of the installations and rights sold. Corresponding differences must be reflected as other income or other expenses in the income statement.

3. Presentation and comparability of financial information

Adjustments in compliance with IAS 8

In its routine, non-event-driven audit of the Company's consolidated financial statements for financial year 2012, the German Financial Reporting Enforcement Panel ("FREP") ascertained that the previously assumed useful life of up to 30 years for the electricity feed-in contracts (intangible assets) was not appropriate and that the maximum useful life should be aligned to the duration of the statutory subsidy period for each PV and wind park, which is generally 20 years. As the cumulative adjustment to the amortisation recognised in financial years 2010 through 2014 was not material overall, as defined by IAS 8, the figures were adjusted in the financial statements for 2015.

Item	Cumulative adjustments through 2014	Adjustments 2015	Total effect
	TEUR	TEUR	TEUR
Assets
Intangible assets	-2,901	-4,059	-6,960
Liabilities
Liabilities to non-controlling shareholders	-109	-96	-205
Deferred tax liabilities	-747	-968	-1,715
Income statement
Depreciation and amortisation	-2,901	-4,066	-6,967
Financial result	109	96	205
Taxes on income	747	970	1,717
Consolidated net profit for the year	-2,045	-3,000	-5,045
of which attributable to non-controlling shareholders	-193	-137	-330

In its consolidated cash flow statement for the period from 1 January to 31 December 2012, the Capital Stage Group recognised too high a figure for cash and cash equivalents. This was due to the impermissible inclusion in cash and cash equivalents of credit balances on debt servicing and project reserve accounts, to which access is restricted over the long term. Payments for the acquisition of consolidated companies less acquired cash, and cash flow from investment activities were also affected.

In the IFRS consolidated financial statements of Capital Stage AG for 2015, the credit balances on debt servicing and project reserve accounts have been deducted from the cash and cash equivalents (applies equally to the previous year comparison figures for 2014). Equally, cash flow from investment activities has also been adjusted accordingly to deduct the acquired debt servicing and project reserves.

Sale of the two subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG

In keeping with the Company's long-term strategy of focusing its business on photovoltaic and wind power plants and service provision, the Company sold its shares in its Swiss-based subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG in October 2015. Financial Investments business was discontinued from then on. Because the two subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG were classified as "discontinued operations" in the consolidated financial statements for the year ended 31 December 2015, the comparable figures for the previous financial year ended 31 December 2014 have been adjusted accordingly, as specified in IFRS 5. The sale of the two subsidiaries produced a deconsolidation profit of TEUR 589 in 2015. The consolidated financial information in this prospectus for the financial year ended 31 December 2014 has been taken from the consolidated financial statements for the financial year ended 31 December 2015. The figures differ in parts from the consolidated financial information provided in the consolidated financial statements for the financial year ended 31 December 2014, because the Financial Investments segment had not yet been classified as "discontinued operations" in those consolidated financial statements. The consolidated financial information in this prospectus for the financial year ended 31 December 2013 does not yet recognise the "Financial Investments" segment as "discontinued operations".

4. Designation of interest rate swaps as hedging instruments effective 1 July 2014

The Capital Stage Group concludes derivative financial instruments for the purposes of managing its interest rate risks. This relates in particular to interest rate swaps that are entered into in order to hedge interest rate risks from variable interest-bearing loans at the level of the property companies. The Company decided in the 2014 financial year to hedge interest rates using cash flow hedging in accordance with IAS 39 for interest rate hedges with a long residual term to maturity as measured against the overall terms as well as for future interest rate hedges. As such, all derivatives existing as at 30 June 2014 were wherever possible designated as hedging instruments on the corresponding trading date effective 1 July 2014, as were all derivatives concluded after this date. The consequence of any such designation as a hedging instrument is that changes to the fair value of a corresponding derivative are recorded in the equity without affecting net income provided that the hedge was provided effectively, while otherwise any such change in value would be recorded as financial expense directly affecting net income.

5. Results of operations

Segment report

The Company reports on its business activities in the following four segments:

PV parks:

The PV Parks segment includes all PV parks and any holding companies. The sales of the PV parks are reported in this segment.

Wind parks:

The sales of the wind parks are reported in this segment.

PV Service:

The PV Service segment represents the technical and commercial management of Group-owned and external PV parks. The sales achieved in this segment consist mainly of management fees. The services related to operation of the wind parks are provided by the plant manufacturers under full maintenance contracts.

Administration:

The Group-wide activities of the Capital Stage Group are represented separately in the Administration segment. Since 2014, sales have been recognised in this segment that are subsequently eliminated entirely in the course of intra-Group consolidation.

Until it classified its subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG as "discontinued operations" in October 2015, the Capital Stage Group also operated in a further segment for Financial Investments. The Company's IFRS consolidated financial statements accordingly no longer include the "Financial Investments" segment for the financial year ending on 31 December 2015 or for the previous year's comparative details for the financial year ending on 31 December 2014.

Discussion of items on the consolidated statement of income

Sales are comprised of electricity fed into the grid and fees for managing third-party parks.

Other income recognised by Capital Stage is mainly comprised of provisional purchase price allocations during initial consolidation of PV and wind parks acquired during the reporting period (see " K. – 2. Key factors affecting the result of operations – Initial consolidation of PV and wind parks").

Cost of materials relates mainly to the purchase of third-party electricity to operate the PV and wind park portfolio.

Personnel expenses include wages and salaries, social security contributions, payments related to the termination of employment relationships, and staff costs associated with the share option programme.

Other expenses mainly include the costs incurred in operating the solar and wind parks. They include the cost of technical and commercial management, repairs and maintenance, lease costs, insurance premiums, tax expenses, legal and consultancy costs, and other costs. The item also covers the costs of ongoing business operations, costs of auditing investments, rents and accommodation expenses, Supervisory Board remuneration, costs associated with preparing and auditing financial statements, as well as costs for publications, shareholders' meetings, investor relations and designated sponsoring.

Depreciation and amortisation includes scheduled depreciation of PV and wind power plants and amortisation of intangible assets (electricity feed-in contracts or exclusive rights of use) and any necessary impairment.

Financial expenses relate mainly to the interest expense on non-recourse loans to finance the installations in the park company, and the expense relating to changes in the fair values of the interest rate swaps. The item also includes the interest expense relating to the profit participation right granted to Gothaer Versicherung since 2014, and a borrower's note since 2015.

Financial income is mainly comprised of interest income.

Taxes on income include predicted income taxes, differences caused by differing local tax rates and changes in tax rates, corporate income tax, taxes relating to other periods, effects of tax-free earnings, effects of non-deductible expenses, effects of utilising or adjusting the value of loss carryforwards, as well as expenses/income from other and compensatory tax effects, other valuation differences and other permanent differences.

The table below shows the items in the Company's consolidated statement of comprehensive income in accordance with IFRS:

	2015	20141.2	20131.2	QI 2016	QI 2015
	TEUR	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Sales	112,802	72,129	56,991	22,351	17,594
Other income	17,890	32,190	14,981	1,470	4,953
Cost of materials	-921	-567	-6,463	-272	-191
Personnel expenses	-5,758	-4,244	-6,299	-1,202	-813
Other expenses	-23,565	-13,328	-8,808	-6,166	-3,462
Earnings before interest, taxes, depreciation and amortisation (EBITDA)	100,448	86,180	50,402	16,181	18,081

	2015	20141.2	20131.2	QI 2016	QI 2015
	TEUR	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Depreciation and amortisation	-47,888	-34,683	-18,733	-12,573	-8,334
Earnings before interest and taxes (EBIT)	52,560	51,497	31,669	3,608	9,747
Financial income	1,722	1,128	1,083	42	94
Financial expenses	-34,887	-23,516	-16,919	-15,836	-6,938
Earnings before taxes on income (EBT)	19,395	29,109	15,833	-12,186	2,903
Taxes on income	-52	2,000	-1,789	3,346	-1,755
Result from continuing Business segments	19,343	31,109	-	-8,840	1,148
Result from discontinued operations	-86	-5,054	-	0	-206
Result for the period (EAT)	19,257	26,055	14,044	-8,840	942
Currency translation differences	201	-24	53	499	-238
Cash flow hedges – effective portion of the change in fair value	910	-4,100	0	-5,771	-3,292
Income tax attributable to items that can be reclassified to profit or loss	-264	1,189	0	1,686	1,238
Consolidated comprehensive income	20,104	23,120	14,097	-12,426	-1,350

1	Because the two subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG were classified as "discontinued operations" in the consolidated financial statements for the year ended 31 December 2015, the comparable figures in the income statement for the previous financial year ended 31 December 2014 have been adjusted accordingly, as specified in IFRS 5. As a result, the figures for 2014 are not wholly consistent with the figures published in the 2014 Annual Report (see "K. – 3. Presentation and comparability of financial information – Sale of the two subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG"). In the figures from the income statement for 2013 in the table, Helvetic Energy GmbH and Calmatopo Holding AG have not yet been classified as "discontinued operations".

2	Overall, the adjustments necessitated by the FREP audit of financial year 2012 are not material in the context of IAS 8 classification requirements and were therefore reflected in full in profit or loss in financial year 2015 (see "K. – 3. Presentation and comparability of financial information – Adjustments in compliance with IAS 8"). The presentation for financial years 2013 and 2014 therefore includes unadjusted figures. In line with the findings of FREP, the credit balances on the debt servicing and project reserve accounts have been deducted from the cash and cash equivalents, and the cash flow relating to investment activities adjusted accordingly to reflect the acquired debt servicing and project reserves.

Comparison of the two quarters ended 31 March 2016 and 31 March 2015

Sales

Sales of the Capital Stage Group increased by TEUR 4,757 or 27%, from TEUR 17,594 in the first quarter 2015 to TEUR 22,351 in the first quarter 2016. This increase was primarily due to expanding the solar and wind park portfolio. The sales increase compared to QI 2015 was, however, less than the increase in average available generation capacity during the same period. This was partly due to the fewer than average number of sunshine hours in QI 2016, which adversely impacted sales in the PV Parks segment, and to the lower average feed-in remuneration per kilowatt hour in the newly acquired PV and wind parks (see "P. Regulatory environment and legal framework"), which were flanked accordingly by lower purchase prices, given the returns that the Capital Stage Group requires of these parks.

The sales of the individual segments in QI 2016 developed as follows at segment level compared with the same period the previous year:

PV parks:

Sales of the Capital Stage Group in its PV Parks segment increased by TEUR 2,645 or 19%, from TEUR 13,632 in QI 2015 to TEUR 16,277 in QI 2016. This increase was primarily due to the higher feed-in volume of 82,941 MWh in QI 2016 compared to 62,229 MWh electricity in QI 2015 following the expansion of generation capacity. The resulting effect was only partially offset by the lower average remuneration for the electricity generated. In addition, the actual feed-in volume of electricity was slightly less than budgeted due to the fewer average number of sunshine hours in QI 2016. Of the electricity supplied in QI 2016, around 24% (2015: 34%) was attributable to the PV parks in Germany, 38% (2015: 44%) to the PV parks in France, 24% (2015: 22%) to the Italian PV parks, and 14% (2015: 0%) to the PV parks in the UK.

Wind parks:

Sales of the Capital Stage Group in the Wind Parks segment increased by TEUR 2,373 or 63%, from TEUR 3,791 in the first quarter 2015 to TEUR 6,164 in the first quarter 2016. This increase was mainly due to expanded generation capacity. The actual feed-in volume supplied by the Wind Parks segment in QI 2016 was 62,554 MWh, of which wind parks in Germany accounted for around 94% and in Italy for around 6%. The wind park portfolio in Germany lagged just behind its budget in QI 2015 whereas the Italian wind park exceeded its target by more than 15%.

PV Service:

Sales in the PV Service segment increased by TEUR 17 or 2%, from TEUR 770 in QI 2015 to TEUR 787 in QI 2016, partly as a result of increased income from performing repairs at third-party parks. Services for third-party parks accounted for TEUR 137 in QI 2016, while the other sales were eliminated as intra-Group sales during consolidation.

Other income

Other income earned by the Capital Stage Group decreased by TEUR 3,483 or 70%, from TEUR 4,953 in QI 2015 to TEUR 1,470 in QI 2016. This decrease is substantially due to lower earnings from the initial consolidation of PV and wind parks in QI 2016.

Cost of materials

Cost of materials of the Capital Stage Group increased by TEUR 81 or 42%, from TEUR 191 in QI 2015 to TEUR 272 in QI 2016. In both quarters, the cost of materials was mainly comprised of expenses for purchasing third-party electricity to operate the PV and wind parks.

Personnel expenses

Personnel expenses of the Capital Stage Group increased by TEUR 389 or 48%, from TEUR 813 in QI 2015 to TEUR 1,202 in QI 2016. The increase was mainly due to the expansion of the team and higher expenditures relating to the stock option programme.

Other expenses

Other expenses of the Capital Stage Group increased by TEUR 2,704 or 78%, from TEUR 3,462 in QI 2015 to TEUR 6,166 in QI 2016. This item mainly includes the cost of operating the solar and wind parks (in QI 2016: TEUR 5,199) and the cost of ongoing business operations (in QI 2016: TEUR 876). The increase is mainly due to the solar and wind parks that were newly acquired in 2015. Expenses relating to other periods (e.g. lease arrears) also contributed to the increase.

Earnings before interest, taxes, depreciation and amortisation (EBITDA)

EBITDA of the Capital Stage Group decreased by TEUR 1,900 or 11%, from TEUR 18,081 in QI 2015 to TEUR 16,181 in QI 2016. This decrease was mainly due to a reduction in other income (less income from the initial consolidation of solar and wind parks) and to an increase in other expenses. By contrast, Operating EBITDA increased by TEUR 2,022 or 15%, from TEUR 13,554 in QI 2015 to TEUR 15,576 in QI 2016. The development of Operating EBITDA in QI 2016 was mainly due to seasonal fluctuations in sales, which are offset by expenses whose linear progression is not affected by seasonal influences.

Depreciation and amortisation

Depreciation and amortisation of the Capital Stage Group increased by TEUR 4,239 or 51%, from TEUR 8,334 in QI 2015 to TEUR 12,573 in QI 2016. This increase was due to the larger depreciation pool following the acquisition of further PV and wind power plants in 2015 and in QI 2016.

Earnings before interest and taxes (EBIT)

EBIT of the Capital Stage Group decreased by TEUR 6,139 or 63%, from TEUR 9,747 in QI 2015 to TEUR 3,608 in QI 2016. This decrease was mainly due to increased depreciation and amortisation and the factors indicated above to explain the decrease in EBITDA. Operating EBIT decreased by TEUR 827 or 12%, from TEUR 6,961 in QI 2015 to TEUR 6,134 in QI 2016.

Financial income

Financial income of the Capital Stage Group decreased by TEUR 52 or 55%, from TEUR 94 in QI 2015 to TEUR 42 in QI 2016.

Financial expenses

Financial expenses of the Capital Stage Group increased by TEUR 8,898 or 128%, from TEUR 6,938 in QI 2015 to TEUR 15,836 in QI 2016. This increase is mainly due to the interest expense on the non-recourse loans for the newly acquired PV and wind parks, to the increased interest expense relating to the profit participation right granted to Gothaer Versicherung, and to an increase in the negative fair values of the interest rate swaps used to hedge interest rates.

Earnings before taxes on income (EBT)

Earnings before taxes of the Capital Stage Group decreased by TEUR 15,089 or 520%, from TEUR 2,903 in QI 2015 to TEUR -12,186 in QI 2016 for the same reasons given above to explain the development of Operating EBITDA.

Taxes on income

Taxes on income of the Capital Stage Group went from an expense of TEUR 1,755 in QI 2015 to income of TEUR 3,346 in QI 2016, a change of TEUR 5,101.

Result for the period (EAT)

The result of operations of the Capital Stage Group in the period decreased by TEUR 9,782, from TEUR 942 in QI 2015 to TEUR -8,840 in QI 2016. The consolidated result of operations changed by TEUR 3,211, from a profit of TEUR 984 to a loss of TEUR -2,227.

Comparison of financial years 2015 and 2014

Sales

Sales of the Capital Stage Group increased by TEUR 40,673 or 56%, from TEUR 72,129 in the 2014 financial year to TEUR 112,802 in 2015. This increase was mainly due to expanding the PV park portfolio from 365 MW as of 31 December 2014 to 570 MW as of 31 December 2015. The changes in sales for the individual segments for the financial year ended 31 December 2015, compared with the preceding year, were as follows:

PV parks:

Sales of the Capital Stage Group in the PV Parks segment increased by TEUR 37,103 or 58%, from TEUR 64,083 in the 2014 financial year to TEUR 101,186 in 2015. This increase is primarily due to the higher actual feed-in volume, which rose from 244,832 MWh in 2014 to 477,797 MWh in 2015 as generation capacity increased following the acquisition of additional PV parks and, to a lesser extent, due to meteorological conditions that were more favourable than the long-year average. The average remuneration for supplied electricity had the opposite effect. Around 32% of the electricity supplied was accounted for in financial year 2015 (2014: 56%) was attributable to the PV parks in Germany, 37% (2014: 28%) to the PV parks in France, 20% (2014: 16%) to the Italian PV parks, and 11% (2014: 0%) to the PV parks in the UK. On aggregate, the German PV park portfolio was around 9% above budget, helped mainly by Brandenburg, Krumbach I, Lettewitz, Neuhausen, Asperg Erste (Rödgen), Asperg Fünfte (Stedten), Rassnitz and Lochau (which were each 10-20% over budget). The French PV parks were together 1.4% above budget. The PV parks in the Pompogne portfolio, in particular, were significantly over target. The Italian PV park portfolio was also 1.4% above budget on aggregate, helped particularly by Cesena (FC 1), Vallone and Fano Solar 2. The PV park portfolio in the UK was on target.

Wind parks:

Sales in the Wind Parks segment increased by TEUR 4,289 or 57%, from TEUR 7,571 in 2014 to TEUR 11,860 in 2015. This increase was mainly due to the higher actual feed-in volume supplied by the Wind Parks segment as generation capacity expanded from 365 MW on 31 December 2014 to 570 MW on 31 December 2015 following the acquisition of two additional wind parks in 2015, and to Kirchheilingen IV, which produces electricity all year round and was acquired in December 2014 and consolidated for the first time from 31 December 2014 onwards. Because wind power was below its long-year average in 2015, the actual capacity supplied by the Wind Parks segment was below budget.

PV Service:

Sales in the PV Service segment increased by TEUR 649 or 23%, from TEUR 2,858 in 2014 to TEUR 3,507 in 2015 essentially as a result of the revenue from managing the newly acquired PV parks. Sales in the PV Service segment include TEUR 3,027 that were eliminated as intra-Group revenue in the consolidated financial statements.

Other income

Other income of the Capital Stage Group decreased by TEUR 14,300 or 44%, from TEUR 32,190 in 2014 to TEUR 17,890 in 2015. In accordance with IFRS 3, the Capital Stage Group performed provisional purchase price allocation when it acquired the PV and wind parks in financial year 2015 in order to include the acquired assets and liabilities in the consolidated financial statements. In the course of purchase price allocation, all of the acquired assets and liabilities of which the Capital Stage Group was aware at the time were identified and measured at fair value. This measurement produced a negative difference of TEUR 10,682 (negative difference in 2014: TEUR 25,089) which was recognisable through profit or loss in financial year 2015. The figure also includes TEUR 475 from adjusting the provisional purchase price allocation within the measurement period (IFRS 3.45) for the PV park portfolio in France, which was acquired in December 2014. The Company also adjusted the provisional purchase price allocation for Foxburrow PV park within the measurement period (IFRS 3.45) as limitations on the contractual electricity supply volume meant that, contrary to initial plans, full connection to the grid was not in place until the end of financial year 2015.

Cost of materials

Cost of materials of the Capital Stage Group increased by TEUR 354 or 62%, from TEUR 567 in 2014 to TEUR 921 in 2015, mainly as a result of higher expenses for purchased electricity in connection with the expanded PV and wind park portfolio.

Personnel expenses

Personnel expenses of the Capital Stage Group increased by TEUR 1,514 or 36%, from TEUR 4,244 in 2014 to TEUR 5,758 in 2015. The increase is mainly due to higher variable remuneration, payments associated with the termination of one member of the Management Board's contract, and the growth-induced expansion of the teams at Capital Stage AG and Capital Stage Solar Service GmbH. In financial year 2015, TEUR 181 (2014: TEUR 65) from the share option programme were recognised as personnel expenses.

Other expenses

Other expenses of the Capital Stage Group increased by TEUR 10,237 or 77%, from TEUR 13,328 in 2014 to TEUR 23,565 in 2015. Other expenses relate mainly to the costs associated with operating the PV and wind parks, which amounted to TEUR 19,065 (2014: TEUR 9,721). The increase in other expenses is mainly due to the expansion of the portfolio in 2015 and to the PV and wind parks that were acquired in 2014 but only partially included in the consolidation. Some of the expenses incurred included costs of technical and commercial management, repairs and maintenance, leases, insurance policies, gardening, and ongoing business expenses, such as fleet costs, marketing and advertising, IT and telecommunications, as well as Supervisory Board remunerations. Investment auditing and consultancy expenses amounted to TEUR 1,020 (2014: TEUR 1,212). Tax expenses relating to parks amounted to TEUR 2,493 (2014: TEUR 1,054) and consist partly of land taxes and taxes for grid-dependent companies in France.

Earnings before interest, taxes, depreciation and amortisation (EBITDA)

EBITDA of the Capital Stage Group increased by TEUR 14,268 or 17%, from TEUR 86,180 in 2014 to TEUR 100,448 in 2015. Operating EBITDA increased by TEUR 31,443 or 57%, from TEUR 55,383 in 2014 to TEUR 86,826 in 2015. This was mainly due to the significant increase in sales that was only partially offset by a decline in other income and increase in other expenses.

Depreciation and amortisation

Depreciation and amortisation of the Capital Stage Group increased by TEUR 13,205 or 38%, from TEUR 34,683 in 2014 to TEUR 47,888 in 2015. The increase was partially due to the PV and wind parks that were acquired in 2015 and to those that were acquired in 2014 but only partially included in the consolidation. Amortisation relating to the non-recurring adjustment of the useful life of the electricity feed-in contracts to the duration of the statutory subsidy period (see "Presentation and comparability of financial information – Adjustments in compliance with IAS 8") is also included in a total amount of TEUR 6,967. Of this amount, a total of TEUR 2,901 are attributable to financial years 2010 through 2014 and TEUR 4,066 to the financial year 2015. Impairment testing of the acquired goodwill of the companies comprising the "Grid Essence" portfolio produced an impairment expense of TEUR 652 in 2015.

The item "Depreciation and amortisation" recognises scheduled amortisation and impairments of intangible assets (2015: TEUR 15,115, 2014: TEUR 12,837) and depreciation of property, plant and equipment (2015: TEUR 32,773, 2014: TEUR 21,846). The amortisation and impairment of intangible assets relate mainly to the amortisation of the capitalised electricity feed-in contracts and, in 2014, to an impairment of the goodwill of Helvetic Energy GmbH of TEUR 4,204 following impairment testing (2015: TEUR 14,097, 2014: TEUR 12,524). The depreciation of property, plant and equipment is essentially attributable to power generation plants (2015: TEUR 32,667, 2014: TEUR 21,765).

Earnings before interest and taxes (EBIT)

EBIT of the Capital Stage Group increased slightly, by TEUR 1,063 or 2%, from TEUR 51,497 in 2014 to TEUR 52,560 in 2015. Operating EBIT increased by TEUR 20,821 or 60%, from TEUR 34,576 in 2014 to TEUR 55,397 in 2015, mainly for the same reasons provided above to explain the increase in EBITDA.

Financial income

Financial income of the Capital Stage Group increased by TEUR 594 or 53%, from TEUR 1,128 in 2014 to TEUR 1,722 in 2015. In both financial years, this financial income was mainly earned from other interest income, income from currency conversions as well as from interest rate swap measurement and calculation of effective interest.

Financial expenses

Financial expenses of the Capital Stage Group increased by TEUR 11,371 or 48%, from TEUR 23,516 in 2014 to TEUR 34,887 in 2015. In both financial years, the financial expenses resulted mainly from the project companies' non-recourse loans, the increased interest expense relating to the profit participation right granted to Gothaer Versicherung, and expenses relating to changes in the negative fair values of the interest rate swaps and to calculation of the effective interest rate.

Earnings before taxes on income (EBT)

EBT of the Capital Stage Group decreased by TEUR 9,714 or 33%, from TEUR 29,109 in 2014 to TEUR 19,395 in 2015, mainly due to increased financial expenses. Operating EBT increased by TEUR 10,391 or 60%, from TEUR 17,370 in 2014 to TEUR 27,761 in 2015.

Taxes on income

The tax expense recognised in the consolidated statement of comprehensive income totalled TEUR 52 in 2015 (2014: tax income of TEUR 2,000) and was attributable to non-cash deferred taxes and original taxes. A current tax charge of TEUR 2,366 (2014: TEUR 1,586) was incurred, primarily for the PV parks outside Germany. Deferred tax income of TEUR 2,314 (2014: TEUR 3,587) was recognised. The deferred tax income is primarily due to the amortisation of the electricity feed-in contracts and to the recognition of deferred tax assets on loss carryforwards, which increased as a result of utilising the option of higher tax write-offs. Adjustment of the useful life of the electricity feed-in contracts to the duration of the statutory subsidy period (see "– Presentation and comparability of financial information – Adjustments in compliance with IAS 8") produced deferred tax income of TEUR 1,717 in 2015. Of this amount, TEUR 747 are attributable in total to financial years 2010 through 2014 and TEUR 970 to financial year 2015.

Result for the period (EAT)

The result of operations of the Capital Stage Group in the period decreased by TEUR 6,798 or 26%, from TEUR 26,055 in 2014 to TEUR 19,257 in 2015. Operating EAT increased by TEUR 7,612 or 48%, from TEUR 15,783 in 2014 to TEUR 23,395 in 2015.

Comparison of financial years 2014 and 2013

Sales

Sales of the Capital Stage Group increased by TEUR 15,138 or 27%, from TEUR 56,991 in the 2013 financial year to TEUR 72,129 in 2014. This increase is primarily due to higher sales from the PV Parks segment mainly as a result of expanding generation capacity in this segment. In contrast, the revenue from "Financial Investments" was added to the sales figure in financial year 2013 (TEUR 9,720) but recognised as revenue from discontinued operations in financial year 2014 (TEUR 5,697).

PV Parks

Sales in the PV Parks segment increased by TEUR 24,708 or 63%, from TEUR 39,375 in 2013 to TEUR 64,083 in 2014. This growth is primarily due to the expansion of the PV park portfolio in France. Further sales growth of more than TEUR 3,500 was contributed by the PV parks in Italy, which were acquired at the end of 2013 and beginning of 2014. The existing German parks also managed to record a significant increase in sales compared to 2013.

Wind parks

Sales in the Wind Parks segment decreased slightly by TEUR 109 or 1%, from TEUR 7,680 in 2013 to TEUR 7,571 in 2014.

PV Service

Sales in the PV Service segment increased by TEUR 691 or 32%, from TEUR 2,167 in 2013 to TEUR 2,858 in 2014 essentially as a result of the revenue from managing the newly acquired PV parks. Sales in the PV Service segment include TEUR 2,383 that were eliminated as intra-Group revenue in the consolidated financial statements.

Other income

Other income of the Capital Stage Group increased significantly, by TEUR 17,209 or 115%, from TEUR 14,981 in 2013 to TEUR 32,190 in 2014. This increase was mainly due to the initial consolidation of newly acquired PV and wind parks. This measurement produced a negative difference of TEUR 25,089 (2013: TEUR 13,839) which was recognisable through profit or loss in financial year 2014. Intangible assets and deferred tax liabilities were adjusted in the wake of new lessons learned about the earnings power of the Italian PV park portfolio that was acquired in December 2013, mainly prompted by the rectification of technical defects. The ensuing effect on the result of operations amounted to TEUR 4,246 and was also recognised in other income.

Cost of materials

Cost of materials of the Capital Stage Group decreased by TEUR 5,896 or 91%, from TEUR 6,463 in 2013 to TEUR 567 in 2014. This decrease was mainly due to the fact that the cost of materials associated with financial investments was included in this item in financial year 2013 but this was no longer the case in financial year 2014.

Personnel expenses

Personnel expenses of the Capital Stage Group decreased by TEUR 2,055 or 33%, from TEUR 6,299 in 2013 to TEUR 4,244 in 2014. This decrease was mainly due to the fact that the personnel expenses associated with the Financial Investments segment were included in this item in financial year 2013 but this was no longer the case in financial year 2014. This effect was only partially offset by the expansion of the headcount at Capital Stage AG and Capital Stage Solar Service GmbH.

Other expenses

Other expenses of the Capital Stage Group increased by TEUR 4,520 or 51%, from TEUR 8,808 in 2013 to TEUR 13,328 in 2014. This increase was mainly prompted by the other expenses (technical and commercial management, repairs and maintenance, leases, insurance premiums, gardening costs) associated with the PV and wind parks that were acquired in financial year 2014 and only partially consolidated in financial year 2013.

Earnings before interest, taxes, depreciation and amortisation (EBITDA)

EBITDA of the Capital Stage Group increased significantly by TEUR 35,778 or 71%, from TEUR 50,402 in 2013 to TEUR 86,180 in 2014. Operating EBITDA increased by TEUR 19,619 or 55%, from TEUR 35,764 in 2013 to TEUR 55,383 in 2014. This increase was mainly due to higher earnings from electricity production.

Depreciation and amortisation

Depreciation and amortisation of the Capital Stage Group increased by TEUR 15,950 or 85%, from TEUR 18,733 in 2013 to TEUR 34,683 in 2014.

Of this figure, amortisation of intangible assets accounted for TEUR 17,041 in 2014, including impairment of TEUR 4,204 on the goodwill of Helvetic Energy GmbH following impairment testing (2013: TEUR 3,896) and depreciation of property, plant and equipment for TEUR 21,846 (2013: TEUR 14,837). The amortisation and impairment of intangible assets in 2014 related mainly to amortisation of TEUR 12,524 in connection with the capitalised electricity feed-in contracts (2013: TEUR 3,550). The depreciation of property, plant and equipment in 2014 related mainly to power generation plants in an amount of TEUR 21,765 (2013: TEUR 14,666).

Earnings before interest and taxes (EBIT)

EBIT of the Capital Stage Group increased by TEUR 19,828 or 63%, from TEUR 31,669 in 2013 to TEUR 51,497 in 2014. This increase was also primarily due to significantly higher earnings from electricity production.

Financial income

Financial income of the Capital Stage Group increased by TEUR 45 or 4%, from TEUR 1,083 in 2013 to TEUR 1,128 in 2014.

Financial expenses

Financial expenses of the Capital Stage Group increased by TEUR 6,597 or 39%, from TEUR 16,919 in 2013 to TEUR 23,516 in 2014, mainly as a result of the increase in the interest expense on loans at project company level, from TEUR 13,285 in 2013 to TEUR 23,143 in 2014. In addition, the interest on the loans at project level for the PV and wind parks acquired in 2013 was only incurred for some of the time from acquisition of the respective plants onwards.

Earnings before taxes on income (EBT)

EBT of the Capital Stage Group increased by TEUR 13,276 or 84%, from TEUR 15,833 in 2013 to TEUR 29,109 in 2014.

Taxes on income

Taxes on income of the Capital Stage Group went from an expense of TEUR 1,789 in 2013 to income of TEUR 2,000 in 2014, a change of TEUR 3,789. A current tax charge of TEUR 1,587 (2013: TEUR 1,064) in 2014 was incurred mainly for the PV parks outside Germany, together with trade and corporate income taxes relating to Capital Stage Solar IPP GmbH. Deferred tax income of TEUR 3,587 was recognised in 2014 (2013: deferred tax expense of TEUR 725). The figure mainly covers deferred tax income resulting from the impairment of the capitalised electricity feed-in contracts (excluding rights of use) in Italy. In addition, tax-free other income and the recognition of deferred tax assets on loss carryforwards produced an increase in deferred tax income in 2014.

Result for the period (EAT)

The result of operations of the Capital Stage Group in the period increased by TEUR 12,011 or 86%, from TEUR 14,044 in 2013 to TEUR 26,055 in 2014.

6. Development of the financial position and sources of financing

The Capital Stage Group has so far financed its corporate growth mainly in the form of funds raised from equity capital, positive cash flows from operating activities, non-recourse bank loans at the level of the property companies and the funds granted by the profit participation rights of Gothaer Versicherung. In the estimate of the Company, the continued operation alone of the current portfolio of PV and wind farms does not result in additional financing needs. For the acquisition of additional PV and wind farms by the Capital Stage Group, the Company intends to use a comparable financing mix as in the past.

Consolidated balance sheet

The following table represents the IFRS consolidated statement of financial position of the Company as of 31 December 2015, 2014 and 2013 and as of 31 March 2016:

ASSETS	2015	2014[1]	2013[1]	31 March 2016
	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(unaudited)
Intangible assets	176,250	145,425	91,426	172,132
Goodwill	7,361	2,623	6,827	7,361
Property, plant and equipment	958,096	675,648	408,120	953,453
Financial assets	1	6	7,785	1
Other accounts receivable	6,925	5,970	4,523	7,175
Deferred tax assets	24,666	13,540	5,564	26,763

ASSETS	2015	2014[1]	2013[1]	31 March 2016
	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(unaudited)
Total non-current assets	1,173,299	843,212	524,245	1,166,885
Inventories	1,232	1,926	2,055	430
Trade receivables	19,205	9,341	4,517	20,167
Non-financial assets	19,494	10,022	3,084	9,249
Other current receivables	5,667	2,314	3,631	7,248
Liquid funds	99,368	118,722	55,659	99,863
- Cash and cash equivalents	52,358	88,596	n.a.[2]	49,672
- Liquid funds with restricted access	47,010	30,126	n.a.[2]	50,191
Held-for-sale non-current assets and disposal groups	262	262	0	262
Total current assets	145,228	142,587	68,946	137,219
Total assets	1,318,527	985,799	593,191	1,304,104

LIABILITIES AND EQUITY	2015	2014[1]	2013[1]	31 March 2016
	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(unaudited)
Share capital	75,484	73,834	67,741	75,484
Capital reserve	108,651	100,802	85,680	108,651
Reserve for equity-settled employee remuneration	425	244	179	473
Other reserves	-2,194	-3,041	-106	-5,780
Profit/loss	71,474	63,829	45,548	62,777
Non-controlling shareholders	7,794	7,811	8,359	7,650
Total equity	261,634	243,479	207,401	249,255
Liabilities to non-controlling shareholders	0	11,996	4,027	0
Non-current financial liabilities	848,251	568,373	286,145	856,126
Non-current leasing liabilities	16,000	16,954	17,873	15,757
Provisions for asset retirement obligations	10,155	5,566	2,752	10,336
Other non-current provisions	12,627	12,629	1,758	13,082
Deferred tax liabilities	78,128	60,786	42,161	74,917
Total non-current liabilities	965,161	676,304	354,716	970,218
Liabilities to non-controlling shareholders	11,780	0	-	11,951
Tax provisions	3,145	950	904	2,486
Current financial liabilities	55,554	41,400	22,028	52,704
Current leasing liabilities	953	920	888	962
Trade payables	11,180	13,284	2,119	7,831

LIABILITIES AND EQUITY	2015	2014[1]	2013[1]	31 March 2016
	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(unaudited)
Other current debt	9,120	9,462	5,135	8,697
Total current liabilities	91,732	66,016	31,074	84,631
Total EQUITY AND LIABILITIES	1,318,527	985,799	593,191	1,304,104

1	Overall, the adjustments necessitated by the FREP audit of financial year 2012 are not material in the context of IAS 8 classification requirements and were therefore reflected in full in profit or loss in financial year 2015 (see "K. – 3. Presentation and comparability of financial information – Adjustments in compliance with IAS 8"). The presentation for financial years 2013 and 2014 therefore includes unadjusted figures. In line with the findings of FREP, the credit balances on the debt servicing and project reserve accounts have been deducted from the cash and cash equivalents, and the cash flow relating to investment activities adjusted accordingly to reflect the acquired debt servicing and project reserves.

2	A respective subdivision has not been performed in the financial year 2013.

Selected balance sheet items

Intangible assets

Intangible assets decreased by TEUR 4,118 or 2%, from TEUR 176,250 on 31 December 2015, to TEUR 172,132 on 31 March 2016. This decrease is mainly due to write-downs on power feed-in agreements.

Intangible assets increased by TEUR 30,825 or 21%, from TEUR 145,425 on 31 December 2014, to TEUR 176,250 on 31 December 2015. This increase is primarily due to the acquisition of project rights and power feed-in agreements in the framework of the acquisition of PV and wind power plants in financial year 2015.

Intangible assets increased by TEUR 53,999, or 59%, from TEUR 91,426 on 31 December 2013 to TEUR 145,425 on 31 December 2013, essentially due to the acquisition of project rights and power feed-in agreements in the framework of the acquisition of PV and wind power plants in financial year 2014.

Property, plant and equipment

Property, plant and equipment decreased by TEUR 4,643 or 0.5%, from TEUR 958,096 on 31 December 2015, to TEUR 953,453 on 31 March 2016. This decrease is mainly due to depreciation of PV and wind farms.

Property, plant and equipment increased by TEUR 282,448 or 42%, from TEUR 675,648 on 31 December 2014, to TEUR 958,096 on 31 December 2015. This increase is primarily due to the acquisition of property, plant and equipment in the framework of the acquisition of PV and wind power plants in financial year 2015.

Property, plant and equipment increased by TEUR 267,528, or 66%, from TEUR 408,120 on 31 December 2013 to TEUR 675,648 on 31 December 2014, due to the acquisition property, plant and equipment in the framework of the acquisition of PV and wind power plants.

Liquid funds

Liquid funds increased by TEUR 495 or 0.5%, from TEUR 99,368 on 31 December 2015, to TEUR 99,863 on 31 March 2016.

Liquid funds decreased by TEUR 19,354 or 16%, from TEUR 118,722 on 31 December 2014, to TEUR 99,368 on 31 December 2015.

Liquid funds increased by TEUR 63,063 or 113%, from TEUR 55,659 on 31 December 2013, to TEUR 118,722 on 31 December 2014.

For the reasons behind the above changes, please see "K. 6. Statement of cash flow".

Non-current financial liabilities

Non-current financial liabilities increased by TEUR 7,875 or 1%, from TEUR 848,251 on 31 December 2015, to TEUR 856,126 on 31 March 2016. This increase is primarily due to the inclusion of new project financing in connection with the PV and wind farms acquired in Q4 2015, which are under construction. The regular repayments of existing loans offset this.

Non-current financial liabilities increased by TEUR 279,878 or 49%, from TEUR 568,373 on 31 December 2014, to TEUR 848,251 on 31 December 2015. This increase is mainly due to an increase in bank loans as a result of the PV and wind farms acquired in financial year 2015, and the issue of a bond by the Company in financial year 2015 and the increase in liabilities from the profit participation rights of Gothaer Versicherung.

Non-current financial liabilities increased by TEUR 282,228, or 99%, from TEUR 286,145 on 31 December 2013 to TEUR 568,373 due to the increase in bank loans as a result of the PV and wind farms acquired in financial year 2014, as well as the use of the profit participation rights granted by Gothaer Versicherung in November 2014.

Current financial liabilities

Current financial liabilities decreased by TEUR 2,850 or 5%, from TEUR 55,554 on 31 December 2015, to TEUR 52,704 on 31 March 2016. This decrease is mainly due to repayments of current turnover tax interim financing.

Current financial liabilities increased by TEUR 14,154 or 34%, from TEUR 41,400 on 31 December 2014, to TEUR 55,554 on 31 December 2015. This increase is primarily due to the inclusion of new project financing in connection with the PV and wind farms acquired in financial year 2015.

Current financial liabilities increased by TEUR 19,372, or 88%, from TEUR 22,028 on 31 December 2013 to TEUR 41,400 primarily due to the addition of new project financing related to the PV and wind farms acquired in financial year 2014 and the refinancing of Italian PV parks that were previously exclusively financed by equity.

Cash flow statement

The table below shows the consolidated cash flow statement in accordance with IFRS for the financial years ending 31 December 2015, 2014 and 2013:

	2015	2014[1]	2013[1,2]
	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited unless otherwise indicated)
Net profit/loss for the period	19,257	26,055	14,044
Depreciation and amortisation of fixed assets	47,912	38,923	18,733
Other non-cash expenses	579	327	192
Other non-cash income	-16,411	-29,555	-14,345
Financial income	-1,722	-1,128	-1,083
Financial expenses	35,333	23,640	16,919
Taxes on income (recognized in income statement)	24	-2,200	1,789
Taxes on income (actually paid)	-6,746	-1,567	-398
Deconsolidation result	-589	-	-
Increase/decrease in other assets not attributable to investment or financing activities	-2,516	1,373	2,043
Increase/decrease in other liabilities not attributable to investment or financing activities	-620	38	-1,882
Dividends received	-	-	6
Cash flow from operating activities	74,501	55,906	36,018
Payments for the acquisition of consolidated companies less acquired cash	-60,920	-58,279	-35,723
Proceeds from the sale of consolidated companies	-293	-	-
Payments for the acquisition of consolidated companies in past/future periods less acquired cash		0	-9,948

2015	2014[1]	2013[1,2]
TEUR	TEUR	TEUR
(audited)	(audited)	(audited unless otherwise indicated)
Payments for investments in property, plant and equipment	-24,605	-35,686	-500
Proceeds from disposals of property, plant and equipment	25	11	21
Payments for investments in intangible assets	-92	-54	-173
Payments for investments in financial assets	-10	0	-307
Proceeds from the sale of financial assets	16	0	0
Cash flow from investment activities	-85,879	-94,008	-46,630
Loans proceeds	173,617	140,039	2,738
Loan repayments	-154,748	-38,327	-21,836
Interest received (cash effective)	302	247	625
Interest paid (cash effective)	-27,505	-23,448	-12,649
Proceeds from capital increases	688	17,896	69,750
Payment for issue costs	-69	-806	-2,216
Changes in cash and cash equivalents with restricted access	-10,839	-2,772	0
Dividends paid	-4,708	-4,197	-4,373
Cash flow from financing activities	-23,262	88,632	32,039
Changes in cash and cash equivalents	-34,640	50,530	21,427
Changes in cash due to exchange rate changes	-1,289	6	-8
Changes in cash and cash equivalents	-35,929	50,536	21,419[3]
Balance at the beginning of the period	87,558	37,022	34,238
Balance at the end of the period	51,629	87,558	55,657

1	Because the two subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG were classified as "discontinued operations" in the consolidated financial statements for the year ended 31 December 2015, the comparable figures in the income statement for the previous financial year ended 31 December 2014 have been adjusted accordingly, as specified in IFRS 5. As a result, the figures for 2014 are not wholly consistent with the figures published in the 2014 Annual Report (see "K. – 3. Presentation and comparability of financial information – Sale of the two subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG"). In the figures from the income statement for 2013 in the table, Helvetic Energy GmbH and Calmatopo Holding AG are still classified as "discontinued operations".

2	Overall, the adjustments necessitated by the FREP audit of financial year 2012 are not material in the context of IAS 8 classification requirements and were therefore reflected in full in profit or loss in financial year 2015 (see "K. – 3. Presentation and comparability of financial information – Adjustments in compliance with IAS 8"). The presentation for financial years 2013 and 2014 therefore includes unadjusted figures. In line with the findings of FREP, for the 2015 and 2014 financial years the credit balances on the debt servicing and project reserve accounts have been deducted from the cash and cash equivalents, and the cash flow relating to investment activities adjusted accordingly to reflect the acquired debt servicing and project reserves.

3	Unaudited

The table below represents the condensed consolidated cash flow statement in accordance with IFRS for the first quarters ended 31 March 2016 and 2015.

	QI 2016	QI 2015
	TEUR	TEUR
	(unaudited)	(unaudited)
Cash flow from operating activities	19,555	5,735

QI 2016	QI 2015
TEUR	TEUR
(unaudited)	(unaudited)
Cash flow from investment activities	-12,434	-16,365
Cash flow from financing activities	-8,290	49

Comparison of the quarters ended 31 March 2016 and 2015

Cash flow from operating activities

Cash flow from operating activities of the Capital Stage Group increased by TEUR 13,820 or 241%, from TEUR 5,735 in QI 2015 to TEUR 19,555 in QI 2016. The net inflow of cash from operating activities was primarily due to the result for the period generated by the PV and wind parks and resulting additions to cash. The result for the period has, moreover, been adjusted for non-cash expenses and income that are not attributable to investment or financing activities. Two one-off effects contributed to the stronger increase in cash flow from operating activities in the first quarter of 2016 compared to QI 2015. Cash flow from operating activities in QI 2015 was burdened by an advance tax payment of TEUR 2,100, whereas cash flow from operating activities in QI 2016 benefited from a tax refund of TEUR 2,400.

Cash flow from investment activities

Cash flow from investment activities of the Capital Stage Group improved by TEUR 3,931 or 24%, from TEUR -16,365 in QI 2015 to TEUR -12,434 in QI 2016. Cash flow from investment activities in QI 2016 mainly relates to the payments for acquiring a PV park in the UK. The figure also reflects payments for investments in property, plant and equipment to build PV and wind parks in the UK and Germany.

Cash flow from financing activities

Cash flow from financing activities of the Capital Stage Group decreased by TEUR 8,339, from TEUR 49 in QI 2015 to TEUR -8,290 in QI 2016. Cash flow from financing activities in QI 2015 and in QI 2016 reflects the regular loan repayments and interest payments less the loans relating to newly acquired PV and wind parks that were paid out after initial consolidation. The figure also includes the change in cash and cash equivalents with restricted access (credit balances on project company accounts pledged as collateral to lending banks). The decline is essentially attributable to changes in cash and cash equivalents with restrictions on disposal.

Comparison of financial years 2015 and 2014

Cash flow from operating activities

Cash flow from operating activities of the Capital Stage Group increased by TEUR 18,595 or 33%, from TEUR 55,906 in 2014 to TEUR 74,501 in 2015. It primarily comprises the results of operations of the PV and wind parks. The result for the period has, moreover, been adjusted for non-cash expenses and income that are not attributable to investment or financing activities.

Cash flow from investment activities

Cash flow from investment activities of the Capital Stage Group improved by TEUR 8,129 or 9%, from TEUR -94,008 in 2014 to TEUR -85,879 in 2015. It mainly reflects the payments for acquiring consolidated companies (PV and wind parks) less acquired cash and cash equivalents, totalling TEUR 60,920 in 2015 and TEUR 58,279 in 2014.

Cash flow from financing activities

Cash flow from financing activities of the Capital Stage Group went from a net inflow of TEUR 88,632 in 2014 to a net outflow of TEUR -23,262 in 2015, equivalent to a change of TEUR -111,894, which was mainly due to a significant increase in loan repayments that was only partially offset by new borrowings. The proceeds from the capital increased and from exercising share options totalled TEUR 688 in the financial year 2015 (2014: TEUR 17,896). In 2015, the share capital increased by TEUR 1,650 in total.

Comparison of financial years 2014 and 2013

Cash flow from operating activities

Cash flow from operating activities of the Capital Stage Group increased by TEUR 19,888 or 55%, from TEUR 36,018 in 2013 to TEUR 55,906 in 2014. This increase was primarily the result of higher proceeds from the operation of PV and wind parks following the expansion of the portfolio.

Cash flow from investment activities

Cash flow from investment activities of the Capital Stage Group decreased by TEUR -47,378 or 102%, from TEUR -46,630 in 2013 to TEUR -94,008 in 2014, due mainly to higher payments for acquiring PV and wind parks.

Cash flow from financing activities

Cash flow from financing activities of the Capital Stage Group increased by TEUR 56,593 or 177%, from TEUR 32,039 in 2013 to TEUR 88,632 in 2014, which was mainly due to a significant increase in new borrowings that was only partially offset by higher loan repayments. The proceeds from the capital increases in financial year 2014 (including the capital increase against contributions in kind in September 2014) and from exercising share options totalled TEUR 17,896 (2013: TEUR 69,750). The share capital increased by TEUR 6,093 in total. The expenses incurred for the capital increases amounted to TEUR 806 (2013: TEUR 2,216).

Sources of financing

Apart from its equity capital, the Capital Stage Group primarily finances its operations through bank loans borrowed by the project companies to build the relevant PV or wind parks. These loans have generally already been provided by the time the Capital Stage Group acquires a PV or wind park. Capital Stage AG is not liable for performance of these loans.

Furthermore, the Capital Stage Group granted profit participation rights to Gothaer Versicherung in November 2014 (see "O. Description of business activities – 11. Material contracts – Profit participation agreement with Gothaer Versicherung 14 November 2014"). According to this agreement, Gothaer Versicherung made available investment funds totalling EUR 150 million. The interest payable under the profit participation agreement comprises both fixed and variable remuneration components.

	31/12/2015	31/12/2014	31/12/2013
	TEUR	TEUR	TEUR
	(audited)	(audited)	(unaudited)
Liabilities due to banks, and other loans	702,441	533,916	306,757
Liabilities from profit participation rights	134,323	63,282	0
Liabilities from listed notes[1]	53,713	0	0
Derivatives with negative fair value	13,328	12,576	1,416
Total	903,805	609,774	308,173

1 The "Listed Notes" are a form of financing used to fund PV parks in the UK

Financial debt, leasing liabilities and swaps

The following overview shows the maturity profile of financial liabilities, lease liabilities and interest rate derivatives at Group level:

Type of liability	Book value	Remaining term up to one year	Remaining term one to five years	Remaining term over five years
	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(audited)
Financial liabilities
31 December 2015	887,098	83,258	327,525	864,401

Type of liability	Book value	Remaining term up to one year	Remaining term one to five years	Remaining term over five years
	TEUR	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)	(audited)
31 December 2014	605,479	57,631	242,668	556,359
31 December 2013	306,994	45,955	143,173	269,252
Leasing liabilities
31 December 2015	16,953	1,552	6,207	13,917
Derivative financial liabilities used in a hedging relationship
31 December 2015	9,857	1,759	4,504	3,628
Derivative financial liabilities not used in a hedging relationship
31 December 2015	3,471	840	2,274	371

The disclosures regarding financial debt and lease liabilities concern undiscounted future cash flows. The amounts disclosed therefore do not add up to the discounted book values entered in column 1.

The fair value of interest rate swaps on a specific reporting date is determined by discounting future payment flows using the yield curves for a specific reporting date and considering the credit risks associated with the contracts.

As of 31 December 2015 the Capital Stage Group held a total of 62 (31 December 2014: 37) interest rate swaps from which the Capital Stage Group receives interest at floating rates while paying interest at fixed rates. The interest rate swaps in question are all "amortising", which means their notional volume decreases regularly on defined dates. The following table shows the notional volumes existing on the reporting dates, together with the average (volume-weighted) fixed interest rates payable on the fair value. A distinction is made between interest rates in an effective hedge relationship as per IAS 39 and those that are not.

	31/12/2015	31/12/2014	31/12/2013
	TEUR	TEUR	TEUR
	(audited)	(audited)	(audited)
Notional volume	256,304	157,400	37,626
of which in a hedge relationship	231,949	129,162	0
of which not in a hedge relationship	24,355	28,238	37,626
Average interest rate (%)	2.48	2.60	2.65
Fair value	-13,280	-12,576	-1,652
of which in a hedge relationship	-9,809	-8,409	0
of which not in a hedge relationship	-3,471	-4,167	-1,652

7. Critical accounting decisions and key sources of estimation uncertainties

When preparing consolidated financial statements, estimates and assumptions are made in some cases with regard to the application of accounting methods and the amounts of recognised assets, liabilities, income and expenses. The actual amounts may differ from these estimates. The estimates and assumptions are subject to continuous review, with estimates adjusted on a prospective basis. Below we discuss the most important forward-looking assumptions as well as the other principal sources of estimation uncertainties as of the end of the reporting period, which could give rise to a substantial risk within the coming financial year of a significant adjustment of the recognised assets and liabilities.

Economic useful life of property, plant and equipment, and intangible assets

When measuring property, plant and equipment and intangible assets, the expected useful life of the assets must be estimated, taking particular account of contractual provisions, knowledge of the industry and management estimates.

Business combinations

All identifiable assets and liabilities are recognised at fair value on initial consolidation of business combinations. The recognised fair values are estimations that entail uncertainty. The fair value of identified tangible assets is determined using generally accepted measurement principles. The values are based on the Company's budgets which, in turn, are based on Company estimates that take account of contractual agreements. The discount rates used in measuring the intangible assets as of 31 December 2015 ranged between 3.08% and 5.36% (31 December 2014: 3.32% – 4.53%). The bandwidth was essentially derived from the differing levels of interest rates in the individual markets and for the individual sources of energy (wind, respectively PV).

Acquisitions of PV and wind power plants that are already connected to the grid are treated as business combinations, as the Company assumes fulfilment of the conditions for existing business operations.

Control of Windkraft Sohland GmbH & Co. KG, BOREAS Windfeld Greußen GmbH & Co. KG, Windkraft Olbersleben II GmbH & Co. KG and Windkraft Kirchheiligen IV GmbH & Co. KG

The aforementioned wind parks operate as legal entities with GmbH & Co. KG status. The General Partner and thus the personally liable shareholder in each case is BOREAS Management GmbH, Reichenbach. The General Partner does not participate in the assets or profit and losses of, nor does it contribute to, the limited partnership. Limited Partners are Capital Stage Wind IPP GmbH, Hamburg (with a contribution of more than 50% in each case) and BOREAS Energie GmbH, Dresden (with a contribution of less than 50% in each case). Capital Stage does not hold a stake in the General Partner.

Under IFRS 10, control is always assumed if the parent company bears the risk of fluctuating returns from its investment, can influence the level of returns, and exercises control over the investment thus steering its main activities. In the case of a wind park, the main operations and financial activities primarily include cash flow budgeting and management, and decisions relating to the conclusion of maintenance contracts and to the performance of necessary repairs.

The General Partner is responsible for management, although pursuant to the articles of association key decisions as outlined above are subject to approval by a simple majority of the votes cast in a shareholders' meeting. Capital Stage holds a direct or indirect majority of the voting rights for all of the wind parks mentioned (more than 50% in each case) and can therefore exercise considerable influence on the operations and financial activities.

As such, Capital Stage does not exercise the control function of a typical Limited Partner. Instead, the Company actively makes all material decisions. In the case of decisions that are not subject to a vote in a shareholders' meeting, the General Partner prepares decision papers that Capital Stage approves, amends or rejects.
In doing so, Capital Stage controls the limited partnership, as it firstly has the decision-making power with regard to financial activities and operations, and secondly can generate material economic benefits from these activities through holding more than 50% of the shares.

The aforementioned wind parks are therefore included in full in the consolidated financial statements.

8. Basic principles of risk management

Essentially, the Capital Stage Group is subject to risks from changes to interest rates in relation to its financial assets and liabilities as well as to planned business transactions. The aim of financial risk management is to limit these market risks through ongoing activities. Derivative hedging instruments are used for this in accordance with the assessment of the risk. The interest rate hedging instruments are only entered into with prestigious financial institutions with good credit ratings in order to minimise the risk of default. The only risks hedged are those that have an impact on the Capital Stage Group's cash flow.

Interest rate risk

The interest rate risk harbours the risk that the fair value or future cash flows of a financial instrument fluctuate based on changes to market interest rates. Aside from acquisition financing, the risk of fluctuations essentially results from the financing for individual properties, provided that they have a variable structure. Since interest rate hedges are almost exclusively in the form of interest rate swaps over the entire nominal volume, this results only in marginal fluctuations in the current profit-and-loss account. On the other hand, the change in market interest rate expectations results in changes to the assessment of the expected advantages and disadvantages of interest rate hedging, which, according to assumptions, exclusively affects the change to the hedging reserve, provided that the derivatives are in an effective hedging relationship. For derivatives outside of a hedging relationship in accordance with IAS 39, the change in expectations results accordingly in a direct change to the results.

Interest rate risks are presented using sensitivity analyses in accordance with IFRS 7. If market interest rates as at 31 December 2015 had been 100 base points higher, then the earnings before taxes would have been TEUR 1,029 higher (2014: TEUR 1,371) and the hedge reserve in the equity before taxes TEUR 11,334 higher (2014: TEUR 6,017). This is based on the fact that the net payment flows from the interest rate hedging instruments are reduced over the overall term of the interest rate swaps through the increase in the level of market interest rates as at the balance sheet date, and the present value increases as a result. The interest rate level is not moved down by 100 base points in view of the interest rate level existing as at the reference date.

Credit risk

The credit risk describes the risk that counterparties will not be capable of meeting their contractual obligations. The receivables for the PV and wind parks essentially relate to trade receivables from the sale of the kilowatt hours produced. The purchase of electricity produced, which is based on contractual rates of remuneration, is regulated and guaranteed by statute in virtually all markets in which Capital Stage operates. Through entering the UK market, the Group also for the first time has trade receivables with counterparties that are private companies, rather than the semi-public utility companies or similar organisations up until now. However, the Group is not subject to any significant risk of default as a result of this, because these organisations are prestigious companies with good or very good credit ratings.

These relate exclusively to current receivables that are generally settled within two months. The maximum risk of default is limited to the carrying amounts of the corresponding trade and other receivables. In the event of any objective indication of impairment, allowances are formed for bad debt based on the individual assets. Such an indication is provided if the billing for the kilowatt-hours produced, which are generally provided by the customer, or the payments for the billing, are not provided within the timeframes stipulated. In the event that they are overdue, the corresponding items are reviewed in detail with an allowance formed for bad debt if necessary. The rate of default for trade receivables in the 2015 financial year was 0% (previous year: 0%).

Liquidity risk

The liquidity risk describes the risk that the Capital Stage Group will not be capable of meeting its obligations when these are due. There are no liquidity risks arising from the financial liabilities, because as at 31 December 2015 the Group had cash or cash equivalents amounting to TEUR 99,368 (31 December 2014: TEUR 118,722). Payments are also expected from the current PV and wind parks with a high level of certainty, which can be used for the interest rate payments and repayments and financial liabilities from these without any problem in accordance with the term. Ultimately, the responsibility for liquidity risk management lies with the Company Management Board, which has established an appropriate concept for managing current, medium-term and non-current financing and liquidity requirements. The Group manages liquidity risks by holding appropriate reserves and through continuous monitoring of the projected and actual payments and coordination of the maturity profiles for financial assets and liabilities.

9.      Additional information from the annual financial statements (according to the German Commercial Code (HGB)) of Capital Stage AG

The financial statements of Capital Stage AG for the financial year ended on 31 December 2015 were prepared in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch – HGB) taking into account the supplementary rules of the German Stock Corporations Act (Aktiengesetz – AktG).

Total assets of Capital Stage AG amounted to TEUR 240,685 as of 31 December 2015 (2014: TEUR 198,604). This increase resulted primarily from an increase in loans from subsidiaries and receivables from affiliated companies, which corresponds on the liabilities side to an increase in the capital reserve and retained earnings, as well as the liabilities to banks as a result of the issue of a bond by the Company in 2015.

As of 31 December 2015, equity totalled TEUR 215,180 (2014: TEUR 196,698) and comprised share capital of TEUR 75,484, a capital reserve of TEUR 112,337 and retained earnings of TEUR 27,359. The increase in equity is due to an increase in the capital reserve and retained earnings, and to a lesser extent, the subscribed capital.

The net profit for financial year 2015 totalled TEUR 20,005 (2014: TEUR 17,763) and was primarily the result of increased financial income due to higher interest income for loans to affiliated companies, lower financial expenses, a higher distribution from Capital Stage Solar IPP GmbH and higher sales.

  L. PRO-FORMA CONSOLIDATED FINANCIAL INFORMATION FOR CAPITAL STAGE AG FOR THE FINANCIAL YEAR ENDING ON 31 DECEMBER 2015 AS WELL AS AT AND FOR THE THREE-MONTH PERIOD ENDING ON 31 MARCH 2016

A.                Introduction

The Management Board and Supervisory Board of Capital Stage AG ("Capital Stage" or "Company") adopted a resolution on 30 May 2016 by which Capital Stage shall submit a voluntary public takeover offer to the shareholders of CHORUS Clean Energy AG ("CHORUS") to exchange all of the outstanding shares in CHORUS. Since the acquisition of CHORUS will materially affect the assets, financial condition and result of operations of Capital Stage, Capital Stage is publishing the following pro forma consolidated financial information.

The pro forma consolidated financial information comprises a pro forma consolidated statement of income for the period 1 January to 31 December 2015, a pro forma consolidated statement of income for the period 1 January to 31 March 2016, a pro forma consolidated statement of financial position as of 31 March 2016, and pro forma notes.

The aim of this pro forma consolidated financial information is to highlight the material impacts that the acquisition of CHORUS Group

•	would have had on the Company's consolidated statement of income for the financial year ended 31 December 2015 if the Group structure resulting from the acquisition of CHORUS Group were to have been in place from 1 January 2015 onwards,

•	would have had on the Company's consolidated statement of income for the three month period ended 31 March 2016 if the Group structure resulting from the acquisition of CHORUS Group were to have been in place from 1 January 2015 onwards, and

•	would have had on the Company's consolidated statement of financial position as of 31 March 2016 if the Group structure resulting from the acquisition of CHORUS Group were to have been in place from 31 March 2016 onwards.

The pro forma consolidated financial information is provided purely for illustrative purposes. By virtue of its nature, it merely describes a hypothetical situation and does not therefore reflect the actual assets, financial condition and result of operations of the Capital Stage Group. As the figures are based on assumptions and entail uncertainties, they are not representative of how the consolidated business development would have progressed if the acquisition of CHORUS had been completed back on 1 January 2015 or 31 March 2016. Equally, they are not indicative of how the assets, financial condition and result of operations of the Capital Stage Group will develop following completion of the CHORUS acquisition. The pro forma consolidated financial information should only be read in conjunction with the consolidated financial statements of Capital Stage for the financial year ended 31 December 2015 and the quarterly report for the three month period ended 31 March 2016.

Historical financial data

The pro forma consolidated financial information is based on the following historical financial data:

•	The consolidated statement of comprehensive income of the Company for the financial year ended 31 December 2015 as derived from the audited and published consolidated financial statements of the Company as of 31 December 2015 that were prepared in accordance with International Financial Reporting Standards as applied in the European Union ("IFRS") and the supplementary German commercial regulations that are applicable pursuant to section 315a (1) HGB.

•	The consolidated statement of comprehensive income of CHORUS for the financial year ended 31 December 2015 as derived from the audited and published consolidated financial statements of CHORUS for the financial year ended 31 December 2015 that were prepared in accordance with IFRS and the supplementary German commercial regulations that are applicable pursuant to section 315a (1) HGB and adjusted to match the accounting principles and recognition, accounting and measurement methods used by the Company.

•	The IFRS consolidated statement of comprehensive income of the Company for the three month period ended 31 March 2016 as derived from the Company's unaudited and published quarterly report for the first quarter 2016.

•	The consolidated statement of comprehensive income of CHORUS as of 31 March 2016 as derived from the unaudited, published and condensed consolidated interim financial statements of CHORUS as of 31 March 2016 that were prepared in accordance with the IFRS governing interim reports (IAS 34) and adjusted to match the accounting principles and recognition, reporting and measurement methods used by the Company.

•	The IFRS consolidated statement of financial position of the Company as of 31 March 2016 as derived from the Company's unaudited and published quarterly report for the first quarter 2016.

•	The consolidated statement of financial position of CHORUS as of 31 March 2016 as derived from the unaudited, published and condensed consolidated interim financial statements of CHORUS as of 31 March 2016 that were prepared in accordance with the IFRS governing interim reports (IAS 34) and adjusted to match the accounting principles and recognition, reporting and measurement methods used by the Company.

The historical base figures underlying the pro forma consolidated financial information were prepared in accordance with IFRS. With regard to the standardised application of accounting principles and recognition, accounting and measurement methods when compiling the historical base figures for the pro forma consolidated financial information, please refer to the consolidated financial statements of Capital Stage AG for the financial year ended 31 December 2015, which were prepared in accordance with IFRS.

Preparation principles

The pro forma consolidated financial information was prepared in accordance with the IDW Accounting Practice Statement: Preparing pro forma financial information (IDW RH HFA 1.004) as issued by the Institute of Public Auditors in Germany (IDW). The necessary pro forma adjustments are based on available information, estimates and certain assumptions, as explained in the pro forma notes to the pro forma consolidated financial information.

B. Fundamental principles adopted in preparing the pro forma financial information

Underlying corporate transactions

The corporate transaction depicted in the pro forma consolidated financial information is the planned acquisition by Capital Stage of the business shares in CHORUS.

Other corporate transactions (acquisition of solar and wind parks, sale of foreign investments, etc.) are immaterial, pursuant to IDW RH HFA 1.004, because of their size, or are already included in the historical financial data. Accordingly, they do not necessitate any further pro forma adjustments.

Acquisition of CHORUS

The Management Board and Supervisory Board of Capital Stage adopted a resolution on 30 May 2016 by which Capital Stage shall submit a voluntary public takeover offer to the shareholders of CHORUS to exchange all of the outstanding shares in CHORUS. In exchange for each three CHORUS shares tendered under the offer, Capital Stage plans to offer CHORUS shareholders five new bearer shares in Capital Stage each constituting a share of EUR 1.00 in the share capital with profit participation rights from 1 January onwards in the year of issue. At the Company's shareholders' meeting on 8 July 2016, the resolution to raise the share capital of the Company by up to EUR 46,174,916.00 by issuing up to 46,174,916 new no-par value bearer shares with a notional interest in the share capital of EUR 1.00 each against contributions in kind shall be proposed for adoption.

The Company estimates that the transaction costs relating to the acquisition of CHORUS will total EUR 6.3 million. These estimated transaction costs essentially include the costs of due diligence, legal and M&A counselling, and costs associated with the Offer Document and admitting the Company's shares to trading. Of the estimated transaction costs, the Company had not recognised any as expenses prior to 31 March 2016.

The acquisition of CHORUS constitutes a business combination according to IFRS 3. Subject to an acceptance level of more than 50%, initial consolidation in the consolidated financial statements of Capital Stage for financial year 2016 will commence upon completion with entry of the capital increase in the commercial register of Capital Stage AG. In contrast, the pro forma consolidated financial information is based on the assumption that the acquisition of CHORUS had already been completed by 1 January 2015 (for the pro forma consolidated statements of income for the periods 1 January to 31 December 2015 and 1 January to 31 March 2016) respectively as of 31 March 2016 (for the pro forma consolidated statement of financial position as of 31 March 2016).

According to IFRS 3, the acquisition costs incurred by the Company in respect of CHORUS must be offset against the proportionate net assets of CHORUS as determined in the purchase price allocation process (based on the fair values of the identified acquired assets and assumed liabilities) at the time of assumed acquisition. Any resulting positive difference is recognised as goodwill. Any resulting negative difference must be recognised as a gain from the business combination, after verifying the purchase price allocation. For reasons of simplification, the fair value of the net assets of CHORUS is assumed not to change in the period between 31 March 2016 and the actual date on which CHORUS is acquired. As such, the pro forma financial information is based on a provisional purchase price allocation as of 31 March 2016. The acquisition costs must be derived from the value ratios on the acquisition date to enable final purchase price allocation. Moreover, an acceptance level of 100% is assumed for purposes of the pro forma consolidated financial information.

Because the acquisition of CHORUS is a future event, the actual acquisition costs cannot yet be quantified. The acquisition costs, i.e. the consideration in exchange for acquiring the assets and liabilities of CHORUS, are determined on the basis of the value of the issued shares in the company. The purchase price was derived by aggregating the market capitalisations of Capital Stage and CHORUS as of 31 March 2016. The ensuing market capitalisation of both companies was divided by the total number of issued shares in Capital Stage as of 31 March 2016 and planned new issues of shares in Capital Stage under the planned capital increase. Multiplying the resulting share price by the planned number of shares from the capital increase produces the purchase price as of 31 March 2016. The derivation of the purchase price is summarised below as follows:

Derivation of the purchase price of CHORUS as of 31 March 2016
Price of Capital Stage shares as of 31 March 2016 [EUR]	7.010
Number of issued shares in Capital Stage as of 31 March 2016	75,480,000
Market capitalisation of Capital Stage as of 31 March 2016 [EUR]	529,114,800
Price of CHORUS shares as of 31 March 2016 [EUR]	8.614
Number of issued shares in CHORUS as of 31 March 2016	27,704,950
Market capitalisation of CHORUS as of 31 March 2016 [EUR]	238,650,439
Aggregate market capitalisation of both companies as of 31 March 2016 [EUR]	767,765,239
Number of issued shares in Capital Stage as of 31 March 2016	75,480,000
Number of shares in planned capital increase	46,174,916
Number of issued shares following capital increase	121,654,916
Derived share price following capital increase [EUR]	6.311
Purchase price as of 31 March 2016 [TEUR]	291,410

The pro forma consolidated financial information was prepared on the assumption that the transaction costs incurred in connection with the planned acquisition and the capital increase will be financed from the Company's cash flow.

The pro forma consolidated financial information does not consider any synergies, cost savings or integration costs associated with the transaction.

Since the acquisition of CHORUS constitutes a business combination under IFRS 3, the purchase price was provisionally allocated during the preparation of the pro forma consolidated financial information. The resulting provisional goodwill is derived as follows:

Derivation of the provisional goodwill from the provisional purchase price allocation as of 31 March 2016 [TEUR]
(1) Price to purchase 100% of the shares as of 31 March 2016	291,410
(2) Equity capital after deduction of existing goodwill (IFRS) as of 31 March 2016	213,138
(3) Provisional adjustments to fair values:
Intangible assets	145,656
Property, plant and equipment	-56,673
Financial liabilities	-8,054
Leasing liabilities	-1,001
Liabilities to non-controlling shareholders	-1,729
(4) Total adjustments to fair values	78,199
(5) Deferred tax assets	19,527
(6) Deferred tax liabilities	-42,730
(7) Fair value of acquired equity = (2) + (4) + (5) + (6)	268,134
(8) Provisional goodwill as of 31 March 2016 = (1) - (7)	23,276

C. Adjustments to historical financial data of CHORUS

Adjustment of the historical consolidated statements of income of CHORUS for the periods 1 January 2015 to 31 December 2015 and 1 January 2016 to 31 March 2016

The following adjustments were made to the consolidated statements of income of CHORUS for the periods 1 January 2015 to 31 December 2015 and 1 January 2016 to 31 March 2016 to match the historical financial data of CHORUS to the recognition, accounting and measurement methods used by Capital Stage:

(1)	Reclassification of the cost of purchased electricity recognised under "Other expenses" in the consolidated statement of income of CHORUS to "Cost of materials",

(2)	Reclassification of the reversal of advance lease payments under "Depreciation and amortisation" in the consolidated statement of income of CHORUS to "Other expenses",

(3)	Adjustment of the depreciation of solar and wind parks recognised under "Depreciation and amortisation" in the consolidated statement of income of CHORUS to the accounting methods used by the Company. In this respect, the useful lives of the solar and wind parks were assumed to be 30 years in each case, albeit limited to the duration of the relevant lease contracts. CHORUS generally assumes a useful life of solar and wind parks of 25 years. The adjustment of the useful lives produced adverse deferred tax effects.

(4)	Reclassification of "Gains from the valuation of interest rate swaps" in the consolidated statement of income of CHORUS to "Financial income" and of "Expenses for the valuation of interest rate swaps" in the consolidated statement of income of CHORUS to "Financial expenses".

(5)	The adjusted earnings per share were calculated on the basis of an average of 19,865,118 (for the period 1 January 2015 to 31 December 2015) and 27,704,950 (for the period 1 January 2016 to 31 March 2016) issued shares. The diluted number of shares is equivalent to the undiluted number of shares for both periods.

Reconciliation of the historical consolidated statement of income of CHORUS for the period 1 January 2015 to 31 December 2015

Items in the historical financial data of CHORUS		CHORUS 01/01/- 31/12/2015 TEUR	Adjustments		CHORUS adjusted 01/01/- 31/12/2015 TEUR	Items in the historical financial data of Capital Stage
	Notes		Recognised TEUR	Value TEUR
Sales		58,582			58,582	Sales
Other income		2,621			2,621	Other income
n/a	(1)	0	-339		-339	Cost of materials
Personnel expenses		-2,686			-2,686	Personnel expenses
Other expenses	(1),(2)	-15,661	-563		-16,224	Other expenses
Earnings before interest, taxes, depreciation and amortisation (EBITDA)		42,856	-902	0	41,954	EBITDA
Depreciation and amortisation	(2),(3)	-21,976	902	960	-20,114	Depreciation and amortisation
EBIT		20,880	0	960	21,840	Earnings before interest and taxes (EBIT)
Earnings from financial assets measured using the equity method		-26			-26	Earnings from financial assets measured using the equity method[1]
Financial income	(4)	192	1,872		2,064	Financial income
Financial expenses		-10,076			-10,076	Financial expenses
Gains from valuation of interest rate swaps	(4)	1,872	-1,872		0	n/a
Earnings before taxes on income (EBT)		12,842	0	960	13,802	Earnings before taxes on income (EBT)
Income taxes	(3)	-3,939		-259	-4,198	Taxes on income
Result of operations in the reporting period		8,903	0	701	9,604	Result for the period (EAT)

Result of operations in the reporting period						Result of operations in the period, of which attributable
To the owners of CHORUS Clean Energy AG		8,907		701	9,608	Shareholders
Non-controlling shares		-4		0	-4	Non-controlling shareholders

Earnings per share (EUR)	(5)
Undiluted earnings per share		0.45			0.48	Earnings per share from continuing operations, undiluted
Diluted earnings per share		0.45			0.48	Earnings per share from continuing operations, diluted

Reconciliation of the historical consolidated statement of income of CHORUS for the period 1 January 2016 to 31 March 2016

Items in the historical financial data of CHORUS		CHORUS 01/01/- 31/03/2016 TEUR	Adjustments		CHORUS adjusted 01/01/- 31/03/2016 TEUR	Items in the historical financial data of Capital Stage
	Notes		Recognised TEUR	Value TEUR
Sales		10,143			10,143	Sales
Other income		935			935	Other income
n/a	(1)	0	-92		-92	Cost of materials
Personnel expenses		-522			-522	Personnel expenses
Other expenses	(1),(2)	-3,442	-29		-3,471	Other expenses
Earnings before interest, taxes, depreciation and amortisation (EBITDA)		7,114	-121	0	6,993	EBITDA
Depreciation and amortisation	(2),(3)	-5,561	121	245	-5,195	Depreciation and amortisation
EBIT		1,553	0	245	1,798	Earnings before interest and taxes (EBIT)
Financial income		41			41	Financial income
Financial expenses	(4)	-2,128	-1,313		-3,441	Financial expenses
Expenses from valuation of interest rate swaps	(4)	-1,313	1,313		0	n/a
Earnings before taxes on income (EBT)		-1,847	0	245	-1,602	Earnings before taxes on income (EBT)
Income taxes	(3)	430		-66	364	Taxes on income
Result of operations in the reporting period		-1,417	0	179	-1,238	Result for the period (EAT)

Result of operations in the reporting period						Result of operations in the period, of which attributable
Attributable to the owners of CHORUS Clean Energy AG		-1,417		179	-1,238	Shareholders
Non-controlling shares		0		0	0	Non-controlling shareholders

Earnings per share (EUR)	(5)
Undiluted earnings per share		-0.05			-0.04	Earnings per share from continuing operations, undiluted
Diluted earnings per share		-0.05			-0.04	Earnings per share from continuing operations, diluted

Adjustment of the consolidated statement of financial position of CHORUS as of 31 March 2016

The following adjustments were made to the consolidated statement of financial position of CHORUS as of 31 March 2016 to match the historical financial data of CHORUS to the recognition, accounting and measurement methods used by Capital Stage:

(6)	The Company recognises "Intangible assets" and "Goodwill" separately in its consolidated statement of financial position, whereas Chorus recognises both items together. Recognition was adjusted to reflect the Company's approach.

(7)	Reclassification of advance lease payments recognised in "Intangible assets" in the consolidated statement of financial position of CHORUS to "Other receivables".

(8)	Reclassification of the investments in funds and various other capital investments recognised in "Non-current financial assets" in the consolidated statement of financial position of CHORUS to "Financial assets".

(9)	Reclassification of income tax receivables recognised in "Receivables from income taxes" in the consolidated statement of financial position of CHORUS to "Non-financial assets".

(10)	Reclassification of the capital deposits and profit shares of minority limited partners recognised in "Liabilities to minority limited partners" in the consolidated statement of financial position of CHORUS to "Liabilities to non-controlling shareholders".

(11)	Reclassification of the financial lease liabilities recognised in "Non-current financial liabilities" and "Current financial liabilities" in the consolidated statement of financial position of CHORUS to "Non-current lease liabilities" and "Current lease liabilities", respectively.

(12)	Reclassification of the current provisions and deferred income recognised in "Current provisions" and "Deferred income" in the consolidated statement of financial position of CHORUS to "Other current liabilities".

(13)	Adjustment of the carrying amounts of the solar and wind parks recognised in the consolidated statement of financial position of CHORUS to the accounting methods adopted by the Company. In this respect, the useful lives of the solar and wind parks were assumed to be 30 years in each case, albeit limited to the duration of the relevant lease contracts. The adjustment of the useful lives produced adverse deferred tax effects.

CHORUS also holds shares in associates and joint ventures. The recognition, reporting and valuation of these shares were not adjusted as the Company did not hold any such shares during the period under review. With regard to the recognition and valuation of these shares, please refer to the notes to the consolidated financial statements of CHORUS for the financial year ended 31 December 2015.

Reconciliation of the historical consolidated statement of financial position of CHORUS as of 31 March 2016

Items in the historical financial data of CHORUS		CHORUS 31/03/2016 TEUR	Adjustments		CHORUS adjusted 31/03/2016 TEUR	Items in the historical financial data of Capital Stage
	Notes		Recognised TEUR	Value TEUR
Assets

Intangible assets and goodwill	(6)	169,794	-169,794		0	n/a
n/a	(6),(7)	0	146,516		146,516	Intangible assets
n/a	(6)	0	16,641		16,641	Goodwill
Property, plant and equipment	(13)	313,795		1,205	315,000	Property, plant and equipment
Financial assets measured using the equity method		635			635	Financial assets measured using the equity method [1]
Non-current financial assets	(8)	5,860	-5,860		0	n/a
n/a	(8)		5,860		5,860	Financial assets
n/a	(7)	0	6,637			Other accounts receivable
Deferred tax claims		17,473			17,473	Deferred tax assets
A) Non-current assets		507,557	0	1,205	508,762	Total non-current assets

Trade receivables		10,697			10,697	Trade receivables
Receivables from income taxes	(9)	433	-433		0	n/a
Current financial assets		4,830			4,830	Other current receivables
Current non-financial assets	(9)	13,048	433		13,481	Non-financial assets
Liquid funds		111,336			111,336	Liquid funds
- Cash and cash equivalents		97,966			97,966	- Cash and cash equivalents
- Cash and cash equivalents with restricted access		13,370			13,370	- Liquid funds with restricted access
B) Current assets		140,344	0	0	140,344	Total current assets

Total assets		647,901	0	1,205	649,106	Total assets

1 inserted

Reconciliation of the historical consolidated statement of financial position of CHORUS as of 31 March 2016

Items in the historical financial data of CHORUS		CHORUS 31/03/2016 TEUR	Adjustments		CHORUS adjusted 31/03/2016 TEUR	Items in the historical financial data of Capital Stage
	Notes		Recognised TEUR	Value TEUR

Equity and liabilities

Share capital		27,705			27,705	Share capital
Capital reserve		190,700			190,700	Capital reserve
Aggregated other earnings		724			724	Other reserves
Retained earnings	(13)	9,759		880	10,639	Distributable profit/loss
Non-controlling shares		11			11	Non-controlling shareholders
A) Total equity		228,899	0	880	229,779	Total equity

Liabilities to minority limited partners	(10)	4,261	-4,261		0	n/a
Non-current provisions		6,849			6,849	Provisions for asset retirement obligations
Non-current financial liabilities	(11)	336,923	-26,913		310,010	Non-current financial liabilities
n/a	(11)	0	26,913		26,913	Non-current lease liabilities
Deferred tax liabilities	(13)	2,102		325	2,427	Deferred tax liabilities
B) Non-current liabilities		350,135	-4,261	325	346,199	Total non-current liabilities

n/a	(10)	0	4,261		4,261	Liabilities to non-controlling shareholders
Current provisions	(12)	109	-109		0	n/a
Trade payables		12,822			12,822	Trade payables
Income tax liabilities		4,012			4,012	Tax provisions
Current financial liabilities	(11)	41,767	-3,012		38,755	Current financial liabilities
Other current liabilities	(12)	9,917	349		10,266	Other current liabilities
n/a	(11)	0	3,012		3,012	Current lease liabilities
Deferred income	(12)	240	-240		0	n/a
C) Current liabilities		68,867	4,261	0	73,128	Total current liabilities

Total assets		647,901	0	1,205	649,106	Total assets

D. PRO FORMA CONSOLIDATED INCOME STATEMENTS FOR THE PERIODS FROM 1 JANUARY 2015 UNTIL 31 DECEMBER 2015 AND FROM 1 JANUARY 2016 UNTIL 31 MARCH 2016 AS WELL AS PRO FORMA CONSOLIDATED BALANCE SHEET AS AT 31 MARCH 2016

Pro forma consolidated statement of income from 1 January 2015 to 31 December 2015

	Base figures
	Historical financial data		Total column
in TEUR	Capital Stage 2015	CHORUS 2015		Pro forma notes	Pro forma adjust- ments	Pro forma P+L 2015

Sales	112,802	58,582	171,384			171,384
Other income	17,890	2,621	20,511			20,511
Cost of materials	-921	-339	-1,260			-1,260
Personnel expenses	-5,758	-2,686	-8,444			-8,444
of which from share-based remuneration	-181	0	-181			-181
Other expenses	-23,565	-16,224	-39,789	(1)	-4,994	-44,783
Earnings before interest, taxes, depreciation and amortisation (EBITDA)	100,448	41,954	142,402		-4,994	137,408
Depreciation and amortisation	-47,888	-20,114	-68,002	(2)	-6,985	-74,987
Earnings before interest and taxes (EBIT)	52,560	21,840	74,400		-11,979	62,421
Earnings from financial assets measured using the equity method	0	-26	-26			-26
Financial income	1,722	2,064	3,786			3,786
Financial expenses	-34,887	-10,076	-44,963	(3)	2,494	-42,469
Earnings before taxes on income (EBT)	19,395	13,802	33,197		-9,485	23,712
Taxes on income	-52	-4,198	-4,250	(4)	2,751	-1,500
Result from continuing operations	19,343	9,604	28,947		-6,734	22,213
Result from discontinued operations	-86	0	-86			-86
Result for the period (EAT)	19,257	9,604	28,861		-6,734	22,127

Result of operations in the period, of which attributable
Shareholders	18,736	9,608	28,344		-6,734	21,610
Non-controlling shareholders	521	-4	517		0	517

Earnings per share (EUR)				(5)
Earnings per share from continuing operations, undiluted	0.25	0.48				0.18
Earnings per share from discontinued operations, undiluted	0.00	n/a				0.00
Earnings per share from continuing operations, diluted	0.25	0.48				0.18
Earnings per share from discontinued operations, diluted	0.00	n/a				0.00

Notes to the pro forma adjustments to the pro forma consolidated statement of income for the period 1 January 2015 to 31 December 2015

The following pro forma adjustment has a non-recurring impact on the result of operations of the Company:

(1)	The Company estimates that the transaction costs relating to the acquisition of CHORUS will total TEUR 4,994 and will be recognisable through profit or loss. They will increase the other expenses.

The following pro forma adjustments permanently influence the result of operations of the Company:

(2)	The adjustments to intangible assets as part of the purchase price allocation raise the amortisation amounts. The adjustments to property, plant and equipment as part of the purchase price allocation decrease the depreciation amounts. Overall, both adjustments increase depreciation and amortisation by TEUR 6,985 in 2015. The adjustment of depreciation and amortisation considers both the adjusted fair values of the property, plant and equipment and the feed-in rights of the individual solar and wind parks, as well as the adjustment of identified customer relationships in the Asset Management and Advisory business segments.

Itemised adjustments to depreciation and amortisation in 2015
Adjustment	Value (TEUR)
Amortisation of feed-in rights	-8,370
Amortisation of customer relationships	-270
Reduced depreciation of property, plant and equipment	1,655
Total adjustments to depreciation and amortisation	-6,985

(3)	The lower level of interest rates produces an upward revaluation of the liabilities. This adjustment to the value of the liabilities is recognised in equity during provisional purchase price allocation. When the underlying liabilities are paid, the difference is recognised in the statement of income as an interest expense. Accordingly, the financial expenses in 2015 decrease by TEUR 2,494. Of this reduction in financial expenses, non-current financial liabilities account for TEUR 2,454 and lease liabilities for TEUR 40.

Itemised adjustment of interest expenses in 2015
Adjustment	Value (TEUR)
Interest expenses from financial liabilities	2,454
Interest expenses from lease liabilities	40
Total reduction in interest expenses	2,494

(4)	The adjustments to depreciation and amortisation, the financial expenses, and the other expenses produce a changed basis for tax calculation. Assuming a tax rate of 29.0%, the tax expense is reduced by TEUR 2,751. A detailed itemisation of the individual adjustments is provided below:

Itemised adjustment of the tax expense in 2015
Adjustment	Value (TEUR)
Tax income from adjusting other expenses (transaction costs; original taxes)	1,448
Tax income from amortisation of feed-in rights (deferred taxes)	2,427
Tax income from amortisation of customer relationships (deferred taxes)	78
Tax expense from adjusting depreciation of property, plant and equipment (deferred taxes)	-480
Tax expense from adjusting financial liabilities (deferred taxes)	-712
Tax expense from adjusting lease liabilities (deferred taxes)	-12
Reduced tax expense	2,751

(5)	The pro forma earnings per share were calculated on the basis of a fictitious average of 120,720,418 (undiluted) or 120,789,885 (diluted) issued shares for the period 1 January 2015 to 31 December 2015. The capital increase against contributions in kind with 46,174,916 new shares issued was assumed to have been completed by 1 January 2015. As a result, the weighted average number of issued shares would have increased in the period from 1 January 2015 to 31 December 2015 from 74,545,502 shares (undiluted) or 74,614,969 shares (diluted) to 120,720,418 shares (undiluted) or 120,789,885 shares (diluted), respectively.

Pro forma consolidated statement of income for the period 1 January 2016 to 31 March 2016

	Base figures
	Historical financial data		Total column			Pro forma P+L 01/01/- 31/03/2016
in TEUR	Capital Stage 01/01/ - 31/03/2016	CHORUS 01/01/ - 31/03/2016		Pro forma notes	Pro forma adjust- ments

Sales	22,351	10,143	32,494			32,494
Other income	1,470	935	2,405			2,405
Cost of materials	-272	-92	-364			-364
Personnel expenses	-1,202	-522	-1,724			-1,724
of which from share-based remuneration	-48	0	-48			-48
Other expenses	-6,166	-3,471	-9,637			-9,637
Earnings before interest, taxes, depreciation and amortisation (EBITDA)	16,181	6,993	23,174			23,174
Depreciation and amortisation	-12,573	-5,195	-17,768	(1)	-1,783	-19,551
Earnings before interest and taxes (EBIT)	3,608	1,798	5,406		-1,783	3,623
Financial income	42	41	83			83
Financial expenses	-15,836	-3,441	-19,277	(2)	471	-18,806
Earnings before taxes on income (EBT)	-12,186	-1,602	-13,788		-1,312	-15,100
Taxes on income	3,346	364	3,710	(3)	380	4,090
Result for the period (EAT)	-8,840	-1,238	-10,078		-931	-11,010

Result of operations in the period, of which attributable
Shareholders	-8,696	-1,238	-9,934		-931	-10,866
Non-controlling shareholders	-144	0	-144		0	-144

Earnings per share (EUR)				(4)
Earnings per share, undiluted	-0.12	-0.04				-0.09
Earnings per share, diluted	-0.12	-0.04				-0.09

Notes to the pro forma adjustments to the pro forma consolidated statement of income for the period 1 January 2016 to 31 March 2016

The following pro forma adjustments permanently influence the result of operations of the Company:

(1)	The adjustments to intangible assets as part of the purchase price allocation raise the amortisation amounts. The adjustments to property, plant and equipment as part of the purchase price allocation decrease the depreciation amounts. On aggregate, both adjustments produce increased depreciation and amortisation of TEUR 1,783 in QI 2016. The adjustment of depreciation and amortisation considers both the adjusted fair values of the property, plant and equipment and the feed-in rights of the individual solar and wind parks, as well as the adjustment of identified customer relationships in the Asset Management and Advisory business segments.

Itemised adjustments to depreciation and amortisation in the first quarter 2016
Adjustment	Value (TEUR)
Amortisation of feed-in rights	-2,153
Amortisation of customer relationships	-68
Reduced depreciation of property, plant and equipment	438
Total adjustments to depreciation and amortisation	-1,783

(2)	The lower level of interest rates produces an upward revaluation of the liabilities. This adjustment to the value of the liabilities is recognised in equity during provisional purchase price allocation. When the underlying liabilities are paid, the difference is recognised in the statement of income as an interest expense. Accordingly, the financial expenses in QI 2016 decrease by TEUR 471. Of this adjustment to financial expenses, non-current financial liabilities account for TEUR 459 and lease liabilities for TEUR 12.

Itemised adjustment of interest expenses in QI 2016
Adjustment	Value (TEUR)
Interest expenses from financial liabilities	459
Interest expenses from lease liabilities	12
Total reduction in interest expenses	471

(3)	The adjustments to depreciation and amortisation and to the financial expenses produce a changed basis for tax calculation. Assuming a tax rate of 29.0%, the tax expense is reduced by TEUR 380. A detailed itemisation of the individual adjustments is provided below:

Itemised adjustment of the tax expense in QI 2016
Adjustment	Value (TEUR)
Tax income from amortisation of feed-in rights	624
Tax income from amortisation of customer relationships	20
Tax expense from adjusting depreciation of property, plant and equipment	-127
Tax expense from adjusting financial liabilities	-133
Tax expense from adjusting lease liabilities	-4
Reduced tax expense	380

(4)	The pro forma earnings per share were calculated on the basis of a fictitious average of 121,658,428 (undiluted) or 121,273,504 (diluted) issued shares for the period 1 January 2016 to 31 March 2016. The capital increase against contributions in kind with 46,174,916 new shares issued was assumed to have been completed by 1 January 2015. As a result, the weighted average number of issued shares would have increased in the period from 1 January 2016 to 31 March 2016 from 75,483,512 shares (undiluted) or 75,098,588 shares (diluted) to 121,658,428 shares (undiluted) or 121,273,504 shares (diluted), respectively.

Pro forma consolidated statement of financial position as of 31 March 2016

	Base figures
	Historical financial data		Total column
in TEUR	Capital Stage 31/03/2016	CHORUS 31/03/2016		Pro forma notes	Pro forma adjust- ments	Pro forma statement of financial position 31/03/2016
Assets

Non-current assets
Intangible assets	172,132	146,516	318,648	(1)	145,656	464,304
Goodwill	7,361	16,641	24,002	(2)	6,635	30,637
Property, plant and equipment	953,453	315,000	1,268,453	(3)	-56,673	1,211,780
Financial assets	1	5,860	5,861			5,861
Financial assets measured using the equity method	0	635	635			635
Other accounts receivable	7,175	6,637	13,812			13,812
Deferred tax assets	26,763	17,473	44,236	(4)	19,527	63,763
Total non-current assets	1,166,885	508,762	1,675,647		115,145	1,790,792

Current assets
Inventories	430	0	430			430
Trade receivables	20,167	10,697	30,864			30,864
Non-financial assets	9,249	13,481	22,730			22,730
Other current receivables	7,248	4,830	12,078			12,078
Liquid funds	99,863	111,336	211,199		-6,277	204,922
- Cash and cash equivalents	49,672	97,966	147,638	(5)	-6,277	141,361
- Liquid funds with restricted access	50,191	13,370	63,561			63,561
Held-for-sale non-current assets and disposal groups	262	0	262			262
Total current assets	137,219	140,344	277,563		-6,277	271,286

Total assets	1,304,104	649,106	1,953,210		108,868	2,062,078

	Base figures
	Historical financial data		Total column
in TEUR	Capital Stage 31/03/2016	CHORUS 31/03/2016		Pro forma notes	Pro forma adjust- ments	Pro forma statement of financial position 31/03/2016
Liabilities

Equity
Share capital	75,484	27,705	103,189		18,470	121,659
Capital reserve	108,651	190,700	299,351		53,252	352,603
Reserve for employee remuneration payable in equity instruments	473	0	473		0	473
Other reserves	-5,780	724	-5,056		-724	-5,780
Distributable profit/loss	62,777	10,639	73,416		-15,633	57,783
Non-controlling shareholders	7,650	11	7,661		-11	7,650
Total equity	249,255	229,779	479,034	(5)	55,354	534,388

Non-current liabilities
Non-current financial liabilities	856,126	310,010	1,166,136	(6)	6,590	1,172,726
Non-current leasing liabilities	15,757	26,913	42,670	(7)	1,001	43,671
Provisions for asset retirement obligations	10,336	6,849	17,185			17,185
Other non-current liabilities	13,082	0	13,082			13,082
Deferred tax liabilities	74,917	2,427	77,344	(8)	42,730	120,074
Total non-current liabilities	970,218	346,199	1,316,417		50,320	1,366,737

Current liabilities
Liabilities to non-controlling shareholders	11,951	4,261	16,212	(9)	1,729	17,941
Tax provisions	2,486	4,012	6,498			6,498
Current financial liabilities	52,704	38,755	91,459	(6)	1,464	92,923
Current leasing liabilities	962	3,012	3,974			3,974
Trade payables	7,831	12,822	20,653			20,653
Other current liabilities	8,697	10,266	18,963			18,963
Total current liabilities	84,631	73,128	157,759		3,193	160,952

Total assets	1,304,104	649,106	1,953,210		108,868	2,062,078

Notes to the pro forma adjustments to the pro forma consolidated statement of financial position as of 31 March 2016

The following pro forma adjustments were made in connection with the first-time inclusion of CHORUS in the consolidated financial statements of the Company:

(1)	During provisional purchase price allocation, hidden reserves of TEUR 145,656 were identified in the intangible assets. These intangible assets result partly from remeasurement of the feed-in rights from the individual energy parks, and from the customer relationships identified in the Asset Management and Advisory business segments. The assets in question have finite useful lives and are written off over the scheduled residual term. The following table shows the individual intangible assets and their average residual useful lives:

Itemised adjustments to intangible assets as of 31 March 2016
Asset	Average residual useful life (years)	Value (TEUR)
Feed-in rights	16	140,792
Customer relationships	18	4,864
Total intangible assets		145,656

(2)	The provisional purchase price allocation produces CHORUS goodwill of TEUR 23,276. For the detailed derivation of goodwill, please refer to the overview in section "B. FUNDAMENTAL PRINCIPLES ADOPTED IN PREPARING THE PRO FORMA FINANCIAL INFORMATION".

(3)	As part of the provisional purchase price allocation process, the property, plant and equipment of the individual wind and solar parks were also remeasured. This remeasurement produced a reduction in the value of the property, plant and equipment of TEUR 56,673. The adjustment does not relate to any plots of land.

(4)	Assuming a tax rate of 29.0%, the provisional purchase price allocation produced an increase of TEUR 19,527 in deferred tax assets. The adjustment of the deferred tax assets is mainly the result of the reduced value of the property, plant and equipment. The adjustment of the deferred tax assets relates to the following items:

Itemised adjustments to deferred tax assets as of 31 March 2016
Item	Value (TEUR)
Property, plant and equipment	15,687
Financial liabilities	2,818
Leasing liabilities	-63
Provisions for asset retirement obligations	1,085
Total adjustments to deferred tax assets	19,527

(5)	Capital is consolidated at the value ratios as of 31 March 2016. In total, the capital increase of Capital Stage as of 31 March 2016 resulted in an increase of TEUR 46,175 in the share capital and of TEUR 245,235 in the capital reserve. The capital reserve constitutes the difference between the assumed purchase price and the nominal value of the shares to be issued as part of the planned capital increase. The purchase price was derived by aggregating the market capitalisations of Capital Stage and CHORUS as of 31 March 2016. The ensuing market capitalisation of both companies was divided by the total number of issued shares in Capital Stage as of 31 March 2016 and planned new issues of shares in Capital Stage under the planned capital increase. Multiplying the resulting share price by the planned number of shares from the capital increase produced a purchase price of TEUR 291,410 as of 31 March 2016. For the detailed derivation of the purchase price, please refer to the overview in section "B. FUNDAMENTAL PRINCIPLES ADOPTED IN PREPARING THE PRO FORMA FINANCIAL INFORMATION".

The transaction costs incurred in connection with the acquisition of CHORUS amounting to TEUR 6,277 were assumed to be paid from the Company's cash flow. Of this amount, costs directly associated with the capital increase account for TEUR 1,283 and were recognised in equity in the capital reserve. The other transaction costs of TEUR 4,994 were recognised in net profit. After inclusion of the capital increase and initial consolidation of CHORUS, equity therefore totals TEUR 534,388.

(6)	The remeasurement of the financial liabilities as part of the purchase price allocation process produced an increase of TEUR 8,054 in financial liabilities overall. The adjustment was allocated by proportionate carrying amounts to current and non-current financial liabilities, resulting in an increase in non-current liabilities of TEUR 6,590 and of current liabilities of TEUR 1,464.

(7)	As part of the purchase price allocation process, the lease liabilities were also remeasured, producing an increase of TEUR 1,001 in these liabilities.

(8)	Assuming a tax rate of 29.0%, the provisional purchase price allocation produced an increase of TEUR 42,730 in deferred tax liabilities. The adjustment of deferred tax liabilities was mainly due to the increased intangible assets. The adjustment of the deferred tax liabilities relates to the following items:

Itemised adjustments to deferred tax liabilities as of 31 March 2016
Item	Value (TEUR)
Feed-in rights	43,445
Customer relationships	1,411
Property, plant and equipment	-2,073
Financial liabilities	-53
Total adjustments to deferred tax liabilities	42,730

CHORUS does not own 100% of the limited partnership shares in the operating companies of all solar and wind parks. The value of these liabilities to non-controlling shareholders was remeasured as part of the provisional purchase price allocation process. This remeasurement produced an increase in liabilities to non-controlling shareholders of TEUR 1,729.

Certified statement

"To Capital Stage AG, Hamburg,

We have reviewed whether the pro forma consolidated financial information as at 31 March 2016 of Capital Stage AG, Hamburg, has been prepared properly in accordance with the principles presented in the pro forma notes and whether these principles are consistent with the accounting policies of the Company. The pro forma consolidated financial information comprises a pro forma consolidated statement of income for the period 1 January to 31 December 2015, a pro forma consolidated statement of income for the period 1 January to 31 March 2016, a pro forma consolidated statement of financial position as of 31 March 2016, and pro forma notes.

The purpose of the pro forma consolidated financial information is to represent the essential effect that the corporate transaction presented in the pro forma notes would have had on historical consolidated financial statements if the Group had existed in the structure created by the corporate transaction over the entire reporting period. Since pro forma consolidated financial information describes a hypothetical situation, it does not convey the detailed picture that would have arisen if the events to be taken into account had actually taken place at the start of the reporting period.

The Company Management Board is responsible for preparing the pro forma financial information.

Our responsibility is to express an opinion based on our audit on whether the pro forma consolidated financial information has been properly compiled on the principles stated in the pro forma notes and whether these principles are consistent with the accounting policies of the company. Our responsibility does not extend to auditing the output figures, including adaptation of these to the accounting policies of Capital Stage AG, or the pro forma assumptions presented in the pro forma notes.

We conducted our audit in accordance with IDW Auditing Practice Statement: Audit of pro forma financial information (IDW PH 9.960.1) planned and carried out in such a way that material errors in the compilation of the pro forma consolidated financial information, on the principles stated in the pro forma notes, and in the compilation of these principles in accordance with Capital Stage AG's accounting policies, are detected with reasonable assurance.

In our estimation, the pro forma consolidated financial information has been properly prepared in accordance with the principles set out in the pro forma notes. These principles are consistent with the accounting policies of the Company.

Hamburg, 5 July 2016

Deloitte GmbH

Accountancy and audit firm

(Dinter)	(Wendlandt)
Public Auditor	Public Auditor

  M. Profit forecast

1. Forecast of Operating EBIT for Capital Stage AG in financial year 2016

The profit forecast for the Capital Stage Group (Capital Stage AG and its consolidated subsidiaries) that is discussed in this section relates to Operating EBIT ("Forecast of Operating EBIT" or "Profit Forecast") in financial year 2016. The Forecast of Operating EBIT does not constitute factual information and should not be construed as such by potential investors. On the contrary, it reflects the expectations of the Management Board of Capital Stage AG ("Company" or "Capital Stage") in respect of the Operating EBIT of the Capital Stage Group. Accordingly, potential investors should only rely on this forecast to a limited extent.

The Management Board believes that "Operating EBIT" is an indicator for the result of operations in the relevant period. The notes explain the reconciliation to items on the statement of income.

The Profit Forecast is based on the assumptions outlined below that the Management Board of the Company has made in respect of the development of factors that influence Operating EBIT. These assumptions relate to factors over which the Company has little or no influence. Although the Company considers these assumptions to be appropriate at the present time, they may prove to be inaccurate or unjustified and thus lead to a result that differs from the forecast. Other factors, of which the Company is not presently aware, may also have a material effect on the actual result. If one or more of these assumptions should prove to be inaccurate or unjustified, actual Operating EBIT may differ materially from the Profit Forecast. The accuracy of the circumstances and assumptions shown in the Profit Forecast cannot and should not replace the individual assessment of any potential investor.

In its Annual Report for financial year 2015, Capital Stage AG published the following guidance in respect of Operating EBIT of the Capital Stage Group in financial year 2016:

"Based on the existing portfolio of over 570 MW as of 16 March 2016, the Management Board expects sales revenues to climb to over EUR 130 million [in financial year 2016]. Operating EBITDA is expected to increase to over EUR 100 million. Including depreciation and amortisation the Group expects operating EBIT to increase to over EUR 60 million."

This forecast does not take account of any additional investments in the further course of 2016.

Based on business development in the present year, the Management Board of the Company believes this Profit Forecast to still be accurate. In light of the existing uncertainties surrounding the occurrence of the conditions to which the Company's takeover offer to exchange all shares of CHORUS Clean Energy AG is tied – such as achievement of a minimum exchange quota of the issued share of CHORUS Clean Energy AG – the Profit Forecast does not reflect any of the influences from the planned acquisition of CHORUS Clean Energy AG. One exception is the consultancy costs of around EUR 2 million that will be incurred irrespective of the outcome of the takeover offer. These costs were not included in the forecast of Operating EBIT of the Capital Stage Group in financial year 2016 that was issued in the Annual Report for financial year 2015. Capital Stage AG is therefore amending its guidance as follows:

	Forecast for financial year 2016 as published in the Annual Report 2015	Non-recurring consultancy costs associated with the Company's offer to exchange all shares of CHORUS Clean Energy AG, which will be incurred irrespective of the outcome of the takeover offer	Adjusted forecast for financial year 2016
Operating EBITDA	> EUR 100 million	EUR -2 million	> EUR 98 million
Operating EBIT	> EUR 60 million	EUR -2 million	> EUR 58 million

The approach adopted by the Company when calculating Operating EBIT may not be consistent with the methods used by other companies to determine this or other comparable financial ratios. Accordingly, the Operating EBIT described here may not be comparable with the same or other comparable financial ratios published by other companies.

2. Notes to the Profit Forecast

Test bases

The Profit Forecast for financial year 2016 was prepared in accordance with the principles of the IDW Accounting Practice Statement: Preparation of profit forecasts and estimates in accordance with the specific requirements of the Prospectus Directive and profit estimates based on provisional figures (IDW RH HFA 2.003) issued by the Institute of Certified Public Accountants (Institut der Wirtschaftsprüfer, "IDW").

The Profit Forecast has been prepared on the basis of the accounting policies specified in the International Financial Reporting Standards (IFRS) and International Accounting Standards (IAS), taking into account the interpretations (IFRIC, SIC), as adopted in the EU. For details of the reporting and accounting policies used, please see the notes to the consolidated financial statements of Capital Stage AG of 31 December 2015.

Group accounting at the Capital Stage Group is influenced by material non-cash expenses and incomes, such as gains from business combinations (badwill) and additional write-downs of uncovered hidden reserves resulting from business combinations. These effects cannot be quantified as they relate to future investments and are determined by various project-specific parameters. The Company therefore forecasts Operating EBIT adjusted for these effects, which the Management Board of Capital Stage AG believes produces a more transparent and sustainable view of the earnings power of its business and the development of the Group. Moreover, the Management Board of Capital Stage AG assumes that "Operating EBIT" is a suitable indicator of the result of the Capital Stage Group's operations in the period. The Company does not expect the pound sterling hedge contracted in June 2016 to affect Operating EBIT.

Operating EBIT corresponds to the earnings before interest and taxes as reported in the consolidated statement of comprehensive income of Capital Stage AG adjusted for the following effects:

•	Gains from business combinations (badwill); included in: Other income

•	Earnings in connection with the reversal of the interest benefit from subsidised loans (public sector grants); included in: Other income

•	Other non-cash earnings or earnings not related to operations; included in: Other income

•	Other expenses not related to operations; included in: Other expenses

•	Expenses relating to the share-based remuneration under the share option programme; included in: Personnel expenses

•	Amortisation of intangible assets acquired through business combinations (electricity feed-in contracts); included in: Depreciation and amortisation

•	Depreciation of step ups of property, plant and equipment acquired through business combinations; included in: Depreciation and amortisation

Sales
+	Other income
-	Cost of materials
-	Personnel expenses
-	Other expenses
=	Earnings before interest, taxes, depreciation and amortisation (EBITDA)
-	Depreciation and amortisation
=	Earnings before interest and taxes (EBIT)
-	Gains from business combinations (badwill)
-	Earnings in connection with the reversal of the interest benefit from subsidised loans (public sector grants)
-	Other non-cash earnings or earnings not related to operations
+	Other non-operating expenses
+	Expenses relating to the share-based remuneration under
the share option programme
+	Amortisation of intangible assets acquired through business combinations
(electricity feed-in contracts)
+	Depreciation of step ups of property, plant and equipment acquired through business combinations
=	Operating EBIT

The Operating EBITDA that was included in the forecast of Operating EBIT of the Capital Stage Group for financial year 2016 is calculated as follows:

=	Operating EBIT
+	Depreciation and amortisation
-	Amortisation of intangible assets acquired through business combinations
(electricity feed-in contracts)
-	Depreciation of step ups of property, plant and equipment acquired through business combinations
=	Operating EBITDA

The detailed plans of the individual Group companies based on existing long-term contractual relationships serve as the basis for the Profit Forecast. The Profit Forecast for financial year 2016 is influenced by a range of factors and is based on certain assumptions which are outlined and described below.

Factors and assumptions

a) Factors over which the Company has no influence

Force majeure

For the purposes of its Profit Forecast, the Company assumes that there will be no significant unexpected events which could have a lasting negative effect on the operations of the Company, such as fire, flood, or earthquake.

Legislation

For the purposes of its Profit Forecast, the Company assumes that there will be no material changes to the current regulatory framework.

Weather

The performance of renewable solar parks and wind parks is dependent on meteorological conditions, over which the Company has no influence. The forecast figures for hours of sunshine and occurrence of wind could prove inaccurate. The Company has based the Profit Forecast on several years' statistical empirical values.

Down times

Solar and wind parks can experience down time as a result of technical problems at the park or substation or can be disconnected from the grid as a result of necessary maintenance to the electricity grid by the energy provider. The Company has insured all installations against the risk of stoppages. Accordingly, no down times with associated impacts on operating EBIT are assumed in the Profit Forecast.

b) Factors over which the Company has limited influence

Sales

Based on the expansion of its portfolio in financial year 2015 and as of 31 March 2016, the Company assumes that sales will increase in financial year 2016 compared with 2015. The assumptions in the Profit Forecast relating to kilowatt-hours generated are derived from independent external yield reports prepared during the construction of the parks. These assumptions are regularly and continuously monitored. In the past, there was no evidence that the majority of expert reports did not reflect the actual potential yield of the photovoltaic and wind parks.

Cost of materials

In its Profit Forecast, the Company assumes that the cost of materials will increase in line with the expansion of the portfolio. Cost of materials mainly comprises the expenses for purchased electricity.

Personnel expenses

In its Profit Forecast, Capital Stage assumes an increase in the headcount and correspondingly higher personnel expenses. Moreover, the Profit Forecast includes bonuses and, in individual cases, wage and salary adjustments. Payments associated with the termination of one member of the Management Board's contract were included in the figures for financial year 2015. Since this non-recurring expense is not included in the guidance, the change in personnel expenses in the forecast only differs marginally year on year.

Other expenses

In its Profit Forecast, the Company assumes that other expenses within the scope of long-term contractually fixed service agreements (technical and commercial management) will follow the trend of the preceding year. Other expenses, which will continue to include leases and insurance premiums, will increase as a result of the expansion of the portfolio. Since the Company sold its "Financial Investments" business in financial year 2015, contributions to earnings from this segment are not included in the Profit Forecast. Capital Stage is supported by external consultants, lawyers, auditors and banks in connection with the takeover offer for all shares of CHORUS Clean Energy AG. The transaction costs relating to the takeover are included in the Profit Forecast to the extent that they will be incurred even if the acquisition is not successful. They will substantially increase the other expenses in financial year 2016.

Depreciation and amortisation

In its Forecast of Operating EBIT, the Company has included scheduled depreciation based on the photovoltaic and wind power plants in the portfolio existing as of 16 March 2016.

c) Other notes

Extraordinary results and results from non-recurring activities within the meaning of the IDW Accounting Practice Statement (IDW RH HFA 2.003) are not included in the forecast. One exception is the transaction costs associated with the takeover offer. These costs are included to the extent that they will be incurred even if the acquisition is not successful.

The Profit Forecast was published on 31 March 2016. Based on business development in the present year, the Management Board of the Company believes this Profit Forecast to still be accurate. One exception is the consultancy costs of around EUR 2 million that will be incurred irrespective of the outcome of the takeover offer. These costs were not included in the forecast of Operating EBIT of the Capital Stage Group in financial year 2016 that was issued in the Annual Report for financial year 2015. Capital Stage AG is therefore amending its guidance as follows:

	Forecast for financial year 2016 as published in the Annual Report 2015	Non-recurring consultancy costs associated with the Company's offer to exchange all shares of CHORUS Clean Energy AG, which will be incurred irrespective of the outcome of the takeover offer	Adjusted forecast for financial year 2016
Operating EBITDA	> EUR 100 million	EUR -2 million	> EUR 98 million
Operating EBIT	> EUR 60 million	EUR -2 million	> EUR 58 million

As the Profit Forecast relates to a period not yet completed and is prepared on the basis of assumptions about future uncertain events and actions (factors), it naturally entails substantial uncertainties. In light of these uncertainties, the actual Operating EBIT of the Capital Stage Group may differ substantially from the Forecast of Operating EBIT for financial year 2016.

3. Certified statement

"To Capital Stage AG, Hamburg

We have examined whether the profit forecast prepared by Capital Stage AG, Hamburg for the period from 1 January to 31 December 2016, which was published on 31 March 2016 and amended on 24 June 2016, has been properly compiled on the basis stated in the explanatory notes to the forecast and whether this basis is consistent with the accounting policies of the company. The profit forecast comprises the operating EBIT for the period from 1 January to 31 December 2016 and explanatory notes to the profit forecast.

Preparation of the profit forecast including the factors and assumptions presented in the explanatory notes to the profit forecast is the responsibility of the Management Board of Capital Stage AG.

Our responsibility is to express an opinion based on our audit on whether the profit forecast has been properly compiled on the basis stated in the explanatory notes to the profit forecast and whether this basis is consistent with the accounting policies of Capital Stage AG. Our engagement does not include an audit of the assumptions identified by the Capital Stage AG and underlying the profit forecast or an audit of the historical financial information contained in the explanatory notes.

We conducted our audit in accordance with IDW Auditing Practice Statement: Audit of profit forecasts and estimates in accordance with IDW RH HFA 2.003 and confirmation of profit estimates based on preliminary figures (IDW PH 9.960.3). Those standards require that we plan and perform the audit such that material errors in the compilation of the profit forecast on the basis stated in the explanatory notes to the profit forecast, and in the compilation of this basis, in accordance with Capital Stage AG's accounting policies, are detected with reasonable assurance.

As the profit forecast relates to a period not yet completed and is prepared on the basis of assumptions about future uncertain events and actions, it naturally entails substantial uncertainties. In light of these uncertainties, the actual operating EBIT of Capital Stage AG may differ substantially from the projected operating EBIT for the period between 1 January and 31 December 2016.

We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on the findings of our audit, the profit forecast has been properly compiled on the basis stated in the explanatory notes to the profit forecast. This basis is consistent with the accounting policies of Capital Stage AG, Hamburg.

Hamburg, 4 July 2016

Deloitte GmbH
Accountancy and audit firm

(Dinter)	(Wendlandt)
Public Auditor	Public Auditor

  N. Industry Overview

1. Markets for renewable energies

Overview

In 2015, the globally installed capacity of renewable energy increased by 147 GW. This growth accounted for more than 60% of the global capacity newly installed in 2015. Out of 147 GW, wind power accounted for 63 GW, and photovoltaic electric power made up 50 GW. Other renewable forms of energy that contributed to the total were hydraulic power (28 GW), power from biomass (5 GW), geothermal power (0.3 GW), and solar thermal energy (0.4 GW). Overall, a total of 433 GW of wind power and 227 GW of photovoltaic electric power were available at the end of 2015. The share of renewable energy in terms of global power plant output amounted to 28.9% at the end of 2015. This proportion covered an estimated 23.7% of global energy demand. The current global, regulatory environment for renewable energy also illustrates the high relevance of this issue on a worldwide scale. By the beginning of 2015, at least 173 countries had set targets with respect to the use of renewable energies, and an estimated 146 countries had passed laws aimed at promoting renewables. (source: REN21 – 2016 Global Status Report)

Europe

The European landscape for renewable energies has changed considerably over the last 20 years. In 1997, the European Commission set a target for 12% of all energy generated to come from renewable energies by 2010. When a proportion of 9% had already been achieved by 2006, the European Commission adjusted this target. In its Renewable Energy Directive, the European Commission set new ambitious targets for all Member States so that in 2020, the EU would achieve a proportion of 20% of all electricity generated to come from renewable energies. (source: Renewable Energy Directive (EC) 2009). This target had been extrapolated by the European Commission on 23/24 October 2014 by setting the framework for climate and energy policy for the period 2020 to 2030 (for details, please refer to "European Commission – A Framework for the Climate and Energy Policies in the 2020-2030 Period" and "European Commission – Progress Report"). In its renewed specifications, one of the binding targets it set itself was to expand renewables by at least 27% by 2030. In addition to this target, the goal of cutting greenhouse gas emissions by at least 40% relative to 1990 by the year 2030 within the EU, and the energy efficiency target of saving 27% of energy by 2030, with the option of stepping this percentage up to 30% after a review in 2020, constitute two further crucial elements of this agreement. (source: Federal Ministry for Economic Affairs and Energy – European energy policies)

The following chart shows the respective targets by country until 2020 in percentage terms of the countries relevant to the Company, in comparison with the actual share of renewable energy in terms of gross final energy consumption for 2011 to 2014:

* EU targets for 2020 (source: Eurostat – Renewable Energy in the EU 2014)

This overview shows that there is a great need for further development of the renewable energies sector. According to Eurostat, at the end of 2014 the EU generated around 16% of its total energy consumption from renewable energies. Meanwhile, nine countries have achieved the targets they set themselves, which take into account their own starting positions, renewables potential, and economic capabilities. These nine countries are Bulgaria, the Czech Republic, Estonia, Croatia, Italy, Lithuania, Romania, Finland, and Sweden. (source: Eurostat – Renewable Energy in the EU 2014)

Germany

The share of renewable energy in terms of German gross power consumption recorded its biggest rise to date in 2015. According to the Federal Ministry for Economic Affairs and Energy, it amounted to 32.6% in 2015 and was thus five percentage points above the previous year (2014: 27.5%). Power generation from renewable sources rose by 20%, i.e. 33 TWh. Currently, 195.9 TWh of electricity is generated from renewables in Germany. The increase in 2015 was due in particular to the drastic increase in wind power capacity. Wind power fed more than 79 TWh of electricity into the German grid, i.e. 40% more than in 2014. The expansion of photovoltaic installations declined for the third consecutive year and at 1.3 GW hit its lowest level since 2007. That being said, photovoltaics still supply the German grid with more than 38 TWh of power, i.e. more than ever before. This is 6.4% of the total power consumption. (source: Federal Ministry for Economic Affairs and Energy – Renewable Energy in Germany)

The following chart illustrates the development of electricity generated from renewable sources in Germany from 1990 to 2015:

200
180
160
140
120
100
80
60
40
20
0
50
40
30
20
10
0
18,9
25,3
36,0
38,5
45,1
45,6
56,6
62,5
71,6
88,3
93,2
94,9
104,8
123,8
143,8
152,4
162,5
195,9
3,4
4,7
6,2
6,6
7,7
7,6
9,3
10,2
11,6
14,2
15,1
16,3
17,0
20,4
23,7
25,2
27,4
32,6
1990
1995
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
Wasserkraft
Windenergie
Biomasse*
Photovoltaik
EE-Anteil am Bruttostromverbrauch

Geothermische Stromerzeugung aufgrund geringer Strommengen nicht separat dargestellt.

*inkl. feste und flüssige Biomasse, Biogas, Biomethan, Klär- und Deponiegas und dem biogenen Anteil des Abfalls, ab 2013 inkl. Klärschlamm

(source: Federal Ministry for Economic Affairs and Energy – Renewable Energy in Germany)

The diagram below shows the progress so far from 1996 to 2015 and the minimum targets in the Energy Concept of the German Federal Government with respect to the share of electricity generated from renewable sources compared with gross domestic electricity consumption in Germany in %:

Anteil des Stroms aus regenerativen Energiequellen*

EE-Anteil Strom (gemäß Energiekonzept der Bundesregierung)
Normalisierter EE-Anteil Strom (gemäß Richtlinie EU 2009/28/EG**)
Ziele aus dem Energiekonzept der BR 2011
Ausbaukorridor gemäß Koalitionsvertrag 2013
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2015***: 32,6%
2015***: 30,7%
2020: 35%
2025: 45%
40%
2030: 50%
2035: 60%
55%
2040: 65%
2050: 80%
1996
1998
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
2020
2022
2024
2026
2028
2030
2032
2034
2036
2038
2040
2042
2044
2046
2048
2050

* Anteil am Brutto-Inlandsstromverbrauch
** Berechnung gemäß EU 2009/28/EG Art. 30 und Annex II
*** vorläufig

(source: BDEW (German Association of Energy and Water Industries) – Energie Info 2016 (Energy Information 2016))

2. Photovoltaics

Global development

By the end of 2015, photovoltaic installations with a total capacity (TIC) of about 227 GW had been installed and connected to the electricity grid. Of this capacity, 50 GW was newly installed in 2015, after 40 GW had been added in 2014. This 50 GW constitutes the highest ever level for new installations in the photovoltaics sector. (source: IEA – Snapshot Global)

According to a forecast by SolarPower (formerly EPIA), the global capacity of photovoltaic systems could reach 540 GW by 2019. SolarPower points out that the cost structure has also developed in favour of the photovoltaics market. In some countries, photovoltaic systems cost around 75% less than they did ten years ago, which helps to make this market segment competitive. (source: SolarPower – Global Market Outlook)

The leading countries in the photovoltaics market are China, Japan, and the USA. China expanded its photovoltaic capacity by 15.2 GW in 2015 (2014: 10.6 GW). At 11 GW in 2015, Japan recorded another increase in photovoltaic capacity (2014: 9.7 GW). At 7.3 GW (2014: 6.5 GW), the US installed slightly less new capacity than the two leading countries. Along with the aforementioned countries, only the UK (3.5 GW), India (2 GW), Germany (1.5 GW), and Korea (1.01 GW) installed more than 1 GW of new capacity. At 3.5 GW (2014: 2.4 GW) TIC, the UK came out on top among the producing countries in Europe. At 1.45 GW in 2015 (2014: 1.9 GW), Germany, on the other hand, fell short of its self-imposed target of 2.5 GW per year. According to the IEA, this is due to the reduced level of government funding and new auction procedures. In 2015, Australia (935 MW) and France (879 MW) installed new capacity of slightly below 1 GW (900 MW and 927 MW in 2014, respectively). (source: IEA – Snapshot Global)

The following table shows the ten countries with the biggest increase in installed photovoltaics capacity in GW in 2015:

	Newly installed capacity of photovoltaic installations at the end of 2015
Country	in GW, total[1]	as a percentage[2]
China	15.2	30.4
Japan	11	22.0
USA	7.3	14.6
United Kingdom	3.5	7.0
India	2	4.0
Germany	1.5	3.0
Korea	1	2.0
Australia	0.9	1.8
France	0.9	1.8
Canada	0.6	1.2
Rest of the world	6.1	12.2
Total top 10	43.9	87.8
Total worldwide	50	100.0

(source: 1IEA – Snapshot Global; 2Own calculations)

In terms of the cumulative output of power generated by photovoltaic systems, Germany (39.7 GW) was ranked behind China (43.5 GW) for the first time at the end of 2015. These countries are followed by Japan (34.4 GW), USA (25.6 GW), and Italy (18.9 GW).

The following table shows the ten largest producers of cumulative capacity of electric power generated by photovoltaic systems in GW worldwide as of the end of 2015:

	Cumulative capacity of electrical power generated by photovoltaic systems in 2015
Country	in GW, total[1]	as a percentage[2]
China	43.5	19.16
Germany	39.7	17.49
Japan	34.4	15.15
USA	25.6	11.28
Italy	18.9	8.33
United Kingdom	8.8	3.88
France	6.6	2.91
Spain	5.4	2.38
Australia	5.1	2.25
India	5	2.2
Rest of the world	34	14.98
Total top 10	193	85.02
Total worldwide	227	100

(source: 1IEA – Snapshot Global; 2Own calculations)

According to the forecast made by SolarPower, the development of the market in the coming five years will depend largely on the political scenario with respect to renewable energy and on the ability of the respective governments to keep the market conditions at an acceptable level. In its pessimistic scenario ("low scenario"), which basically assumes the expiry of subsidy mechanisms, limited subsidy volumes, and inadequate political measures, SolarPower expects growth rates of newly installed capacity per year to stagnate at around 35 to 39 GW in the coming years due to declining European markets and the difficulty of tapping emerging markets sustainably. In this low scenario, SolarPower expects growth of 39 GW per year in 2018, which would result in a cumulative capacity of slightly above 321 GW. In its positive scenario ("high scenario"), which assumes the continuation, adjustment, and introduction of subsidy mechanisms that are supported by a strong political will, the reduction of non-essential administrative barriers as well as the optimisation of grid connection processes, SolarPower expects continuous annual growth from 52 GW in 2014 to 69 GW in 2018. Overall, this scenario expects a cumulative capacity of photovoltaic systems of more than 430 GW by 2018. (source: EPIA 2014)

Europe

The European market has undergone fast development in the past 13 years: from 58 MW in 2000, the new capacity installed per year increased temporarily to 22.3 GW in 2011 (in spite of a difficult economic environment and the varying degrees of resistance to photovoltaics in some countries) and amounted to about 8 GW in 2015. (source: IEA – Snapshot Global) The growth rates in 2011, which were due to the quick expansion of photovoltaic installations in Italy and the large number of installations in Germany, are the highest so far and have not been reached again since. This was due, in part, to adjustments of the remuneration and subsidy mechanisms in various European countries. (source: EPIA 2014)

The following chart illustrates the development of newly installed photovoltaic capacities in Europe from 2000 to 2015 in MW:

(source: EPIA 2014 (2000-2013 data), SolarPower – Global Market Outlook (2014 data) and IEA – Snapshot Global (2015 data))

The cumulative total capacities available in Europe indicate the continuous growth of this market segment. The following chart highlights the development of cumulative photovoltaic capacities in Europe for 2000 to 2015 in MW:

(source: EPIA 2014 (2000-2013 data), SolarPower – Global Market Outlook (2014 data) and IEA – Snapshot Global (2015 data))

In 2015, the UK was once again the leading country in Europe in terms of newly installed photovoltaic capacities, holding on to this title from 2014. With 3.5 GW, the UK outranked Germany, which installed new capacities of about 1.5 GW and thus fell short of the upper limit of newly installed capacities of 2.5 GW as set by the government. (source: IEA – Snapshot Global)

The following table shows the ten largest European countries in terms of newly installed photovoltaic capacity in MW in 2015:

Country	Newly installed capacity in MW in 2015:
United Kingdom	3,510
Germany	1,450
France	879
Netherlands	450
Italy	300
Switzerland	300
Turkey	208
Denmark	183
Austria	150
Romania	102

(source: IEA – Snapshot Global )

Germany

In 2014, the German federal government had set a target of 2.5 GW for newly installed capacity per year in its Renewable Energy Act. This target was not reached in 2014 (1.9 GW), and it was also missed clearly in 2015 with newly installed capacity of about 1.5 GW. With a nominal capacity of 40 GW spread across 1.5 million systems, photovoltaic power production accounted for about 6.4% of the gross power demand in Germany, generating an estimated 38.5 TWh. Due to the high momentum from 2010 to 2012, the goals of the federal government with regard to power supply from renewable sources can still be reached in spite of the most recent string of weaker years. (source: Fraunhofer ISE 2016)

According to the Federal Ministry for Economic Affairs and Energy (BMWi), the development in Germany is due to the lower cost effectiveness of the photovoltaic systems that resulted from the decline in subsidies as laid down by the Renewable Energy Act. The market, especially for large or larger systems, is expected to decline further, given that cost effectiveness will continue to deteriorate as module prices stagnate but subsidies steadily fall. The Ministry's outlook for the small segment below 10 KW differs somewhat. As a result of the still existing exemption from the EEG levy in accordance with the Renewable Energy Act 2014, this segment should be able to largely continue its steady growth. (source: Federal Ministry for Economic Affairs and Energy – Market Report Photovoltaics)

The following chart shows the development of newly installed photovoltaic capacity in Germany from 2000 to 2015 in MW:

Annual development of installed photovoltaic capacities in Germany from 2000 to 2015 (MW)
45
115
113
147
660
930
850
1,270
1,940
3,800
7,400
7,500
7,600
3,300
1,900
1,460

(source: BSW-Solar – Entwicklung des deutschen PV-Marktes) (German Solar Industry Association - Bundesverband Solarwirtschaft - BSW-Solar – Development of the German PV market)

Italy

In Italy, photovoltaic installations with a capacity of 300 MW were newly installed on the electricity grid in 2015 (after 424 MW in 2014). This is a drastic decline in comparison with the growth rate of 2011, when about 9.3 GW worth of new capacity went online. (source: IEA – Snapshot Global ) The increase in 2011 was largely due to generous feed-in tariffs and to pull-forward effects resulting from tariff cuts in Conto Energia IV of May 2011 and Conto Energia V of July 2012. The increase in installed photovoltaics capacity dropped significantly as early as 2012 (approx. 3.8 GW) and 2013 (approx. 1.4 GW) due to the cap on subsidies laid down by Conto Energia V. According to GTAI 2014, Italy cut tariffs retroactively after the end of the feed-in tariff regime, which raised investment uncertainty and throttled demand. (source: GTAI – Solarenergie Italien) (GTAI – Solar Energy Italy)

Cumulative installed capacity in Italy in 2015 was 18.9 GW (2014: 18.6 GW). In spite of the continuously falling growth rate in recent years, Italy was stilled ranked fifth in the world in terms of cumulative photovoltaics capacity as of the end of 2015. (source: IEA – Snapshot Global)

The following chart illustrates the development of cumulative photovoltaics capacity in Italy from 2007 to 2015 in MW:

Annual development of cumulative photovoltaic capacities in Italy from 2007 to 2015 (MW)
120
458
1,181
3,502
12,803
16,450
18,198
18,622
18,922

(source: IEA – PV Power Italy 2014 (2000-2014 data) and IEA – Snapshot Global (2015 data))

France

On 25 April 2016 the Minister of the Environment Ségolène Royal published the new targets for renewable energy in France. According to the BMWi, the installed capacity for electricity generation from renewable energy in France should thus increase from 43 GW in 2015 to 71–78 GW in 2023. In order to achieve these targets, France will promote renewable energy using market premiums which are put out to tender. According to the BMWi, the targets were developed as part of new energy turnaround legislation, which stipulates a share of renewables of 32% by 2030. With regard to photovoltaic energy, this equates to targets of 10.2 GW of cumulative photovoltaic capacity in 2018 and 18.2–20.2 GW for 2023. (source: BMWi – France targets)

In 2015, France had the third-largest production of photovoltaic capacity in Europe behind the United Kingdom and Germany with 879 MW (2014: 939 MW). In total, by the end of 2015, France had a total photovoltaic capacity of around 6.6 GW (2014: 5.7 GW). (source: IEA – Snapshot Global)

The following chart illustrates the development of cumulative photovoltaics capacity in France from 2007 to 2015 in MW:

(source: IEA – PV Power France 2014 (2007-2014 data) and IEA – Snapshot Global (2015 data))

United Kingdom

In 2015, the United Kingdom was once again the leading nation in Europe in terms of new installations of photovoltaic capacity. After building 2.4 GW of new capacity in 2014, the United Kingdom added more than 3.5 GW of new capacity in 2015. (source: IEA – Snapshot Global)

According to GTAI, this was partly due to a reduction in the price of installations and attractive government subsidies. At the end of 2015, cumulative capacity in the United Kingdom totalled 8.8 GW (2014: 5.2 GW). In the first quarter of 2015, in particular, the United Kingdom saw another very strong increase in capacity of around 2.6 GW, which according to GTAI could be attributed to a change in the subsidy scheme as of 1 April 2015. The government's key goals in regard to the development of photovoltaic power in the United Kingdom were published in October 2013 with the strategy plan "UK Solar PV Strategy Part 1: Roadmap to a Brighter Future" and in a second part of the strategy entitled "UK Solar PV Strategy Part 2", which included the goal of installing 20 GW of solar capacity by 2020. (source: GTAI – Solar energy United Kingdom)

The following chart illustrates the development of cumulative photovoltaics capacity in the UK from 2010 to 2015 in MW:

(source: DECC - Solar photovoltaics deployment (2010-2014 data) and IEA – Snapshot Global (2015 data))

3. Wind energy

Global development

2015 was a very successful year for the wind industry. With more than 63 GW of newly installed wind power capacity, the 60 GW barrier was exceeded for the first time in 2015. The previous record was the 51.7 GW of new wind power capacity installed in 2014. The cumulative total of 432.9 GW of installed wind power capacity at the end of 2015 represents an annual increase of more than 17% on the figure of 370 GW installed at the end of 2014. The major driving force in this sector was China, which installed an additional 30.75 GW of wind power capacity during the course of 2015. At the end of 2015, a total of eight countries had an installed wind power capacity of more than 10 GW: China, the USA, Germany, India, Spain, the United Kingdom, Canada and France. (source: GWEC Report 2015)

The chart and table below show the globally installed wind power capacity as well as the world's ten largest generators of wind power in 2015:

Breakdown of globally installed wind power capacity (%)
Rest of the world 15.5%
Brazil 2.0%
Italy 2.1%
France 2.4%
Canada 2.6%
UK 3.1%
Spain 5.8%
India 5.3%
Germany 10.4%
[RUBRIKENNAME] 17.2%
PR China 33.6%

(source: GWEC Statistics 2015)

	Installed wind energy capacity at year end 2015
Country	(Total MW)	(%)
China	145,362	33.6
USA	74,471	17.2
Germany	44,947	10.4
India	25,088	5.8
Spain	23,025	5.3
United Kingdom	13,603	3.1
Canada	11,205	2.6
France	10,358	2.4
Italy	8,958	2.1
Brazil	8,715	2.0
Rest of the world	67,151	15.5
Total top 10	365,731	84.5
Total worldwide	432,883	100.0

(source: GWEC Statistics 2015)

The charts below show the newly installed global capacity of wind power plants by country in MW and percentage market share for 2015:

Breakdown of newly installed wind power capacity worldwide (%)
[RUBRIKENNAME] 11,0%
[RUBRIKENNAME] 1,5%
UK 1.5%
France 1.7%
Poland 2.0%
Canada 2.4%
India 4.1%
Brazil 4.3%
Germany 9.5%
[RUBRIKENNAME] 13,5%
PR China 48.5%

(source: GWEC Statistics 2015)

	Newly installed wind power capacity in 2015
Country	in MW	(%)
China	30,753	48.5
USA	8,598	13.5
Germany	6,013	9.5
Brazil	2,754	4.3
India	2,623	4.1
Canada	1,506	2.4
Poland	1,266	2.0
France	1,073	1.7
United Kingdom	975	1.5
Turkey	956	1.5
Rest of the world	6,950	11.0
Total top 10	56,517	89
Total worldwide	63,467	100.0

(source: GWEC Statistics 2015)

Europe

A total of 13.8 GW of new wind power capacity was installed in Europe in 2015, of which 12.8 GW was in the European Union. Of this 12.8 GW, onshore wind power plants accounted for 9.8 GW and offshore plants for 3 GW. Germany accounted for 47% of all new plants in the EU. (source: EWEA – Wind in power 2015)

The following table shows the ten largest producers in Europe in terms of newly installed wind power capacity in MW in each share of the market in percent in 2015:

	Newly installed wind power capacity in 2015
Country	in MW	(%)
Germany	6,013	47
Poland	1,266	9.9
France	1,073	8.4
United Kingdom	975	7.6
Sweden	615	4.8
Netherlands	586	4.6
Finland	379	3
Austria	323	2.5
Italy	295	2.3
Belgium	274	2.1
Rest of the Europe	1,001	7.8
Total top 10	11,799	92.2
Total in Europe	12,800	100.0

(source: EWEA – Wind in power 2015)

Wind power has an important role to play in achieving the climate and energy targets for 2030 set by the EU in October 2014 with respect to the energy product mix. The EWEA forecasts that, if the target 27% share of renewable energies in European energy consumption is to be reached, then wind power will contribute 21% of this, and substantiates this with an energy market that will work better in the future and with bigger price incentives for investors because of an improved infrastructure. Since 2000, the share of wind power in total electricity production in the EU has grown six fold, from 2.4% in 2000 to 15.6% in 2015. In terms of electricity production, wind power is the third-largest contributor behind gas (21.1%) and coal (17.5%). (source: EWEA – Wind energy scenarios for 2030)

From the end of 2014 to the end of 2015, the installed capacity of wind power plants increased from around 134 GW in 2014 to around 148 GW in 2015. This is equivalent to a growth rate in 2015 of 5.4%. The growth rate for 2014 was 3.8%. Alongside Germany and France, Poland in particular has become a key player in the past year with a newly installed wind power capacity of around 1.3 GW. In terms of total wind power capacity in Europe, within the European Union Spain (23 GW), the United Kingdom (13.6 GW), France (10 GW) and Italy (9 GW) are also very active in addition to Germany. Other countries such as Sweden, Denmark, Poland and Portugal each have a total wind power capacity of more than 5 GW. (source: EWEA – Wind in power 2015)

Germany

In 2015, the German wind market recorded its second-strongest year regarding the expansion of onshore wind power after 2014. According to recent surveys conducted by Deutsche WindGuard and commissioned by the German Wind Energy Association (Bundesverband WindEnergie – BWE) and VDMA Power Systems (VDMA PS), in 2012, 1,368 (2014: 1,766) new wind power plants were installed with a capacity of 3,730 MW (2014: 4,750.26 MW). (source: WindGuard 2015) At 78 terawatt-hours, it has been calculated that 20 million households were supplied and 12% of gross power consumption in Germany was covered by wind power in 2015. (source: German Wind Energy Association (Bundesverband WindEnergie – BWE – Onshore wind energy) According to the IEA, in 2014 the wind power sector was one of the most important sources of renewable energy. Wind power's share of all available renewable energy sources in 2014 was 34.8%. In 2014, wind power covered 9.6% of total electricity demand in Germany: a larger share than any other renewable energy source. (source: 2014 Annual Report)

The following table gives an overview of the development of the German wind power market from 2013 to 2015:

Area	2013	2014	2015
Total installed capacity	33,730 MW	38,116 MW	41,651 MW
Newly installed capacity	2,998 MW	4,750 MW	3,730 MW
Number of plants	23,645	24,867	25,980
Number of newly constructed plants	1,154	1,766	1,368
Repowering (dismantled)	258 MW	364 MW	195 MW
Repowering (constructed)	766 MW	1,148 MW	484 MW
Average plant capacity	2,598 kW	2,690 kW	2,727 kW

(source: WindGuard 2013, WindGuard 2014 and WindGuard 2015)

For the third year in a row, Schleswig-Holstein led all other German states in terms of gross capacity increase (2015: 888.35 MW new wind power capacity, 307 new wind power plants). This is followed by North Rhine-Westphalia (421.65 MW, 167 wind power plants) and Lower Saxony (413.30 MW, 152 wind power plants). Southern states like Bavaria (372.4 MW, 143 wind power plants) and Rhineland-Palatinate (201.2 MW, 72 wind power plants) are expanding their wind power capacity more rapidly and occupy fifth and eighth place among the 16 German states. Saarland brings up the rear with just 68.85 MW and 23 wind power plants. In the field of offshore wind energy, last year 546 new wind energy installations with a total capacity of 2,282.4 MW came online. These increase the total number of wind energy installations feeding electricity into the grid from the German North Sea and Baltic to 792 with a total capacity of 3,294.9 MW. An additional 41 offshore wind parks with a capacity of 246 MW were also constructed in 2015 but did not feed into the grid. Furthermore, 192 extra foundation structures were installed at sea. (source: WindGuard 2015)

The surveys of manufacturers conducted by Deutsche WindGuard also extended to the configuration of the newly connected installations, revealing among other things significant nationwide variations in wind turbine heights. Plants in Schleswig-Holstein are by far the smallest, with average hub heights of 96 metres, whereas the average hub height in Saarland is 142 metres and in Bavaria and Hessen is 141 metres. (source: WindGuard 2015)

Italy

In 2015, Italy was the ninth-largest wind power generator in the world, with a total installed wind power capacity of 8.96 GW, and the fifth largest in Europe behind Germany, Spain, the United Kingdom and France. (source: GWEC Statistics 2015) With 6,358 wind power plants, of which 56 were restructured in 2014, Italy generated 15 TWh of electricity in 2014. This represented roughly 5% of Italy's total power production. Italy has set itself the target of increasing its wind power capacity to 12.68 GW and electricity production to 20 TWh by 2020. The 56 newly installed wind power plants had an average wind power capacity of 1,920 kW. The average capacity of all wind power plants in Italy, including the newly constructed plants, is 1,360 kW. At the time of the IEA analysis, all wind power plants in Italy were onshore. (source: 2014 Annual Report) After 1.2 GW of wind power capacity was installed in 2012 (Source: 2014 Annual Report), only around 108 MW was installed in 2014 and around 295 MW in 2015. (source: EWEA – Wind in power 2015)

The table below provides an overview of the wind power capacity installed in Italy in MW from 2013 to 2015:

Year	Cumulative capacity in MW
2013	8,557.9
2014	8,662.8
2015	8,957.8

(source: EWEA – Wind in power 2015 and EWEA – Wind in power 2015)

France

France is the eighth-largest wind power generator in the world and the fourth largest in Europe behind Germany, Spain and the United Kingdom. With a total installed wind power capacity of 10.36 GW, this energy segment covers 4% of the entire national power consumption. In 2015, new wind power plants with a capacity of 1.07 GW were installed, which corresponds to a growth rate of 3% compared to the previous year. (source: GWEC Report 2015) Around 1 GW of new wind power capacity was installed in France in 2014. According to the IEA, this growth is the result of the legal assurance of the feed-in tariffs ("FIT") and of simplified administrative processes. With barely 9.3 GW wind power capacity, a total of 16.2 TWh of electricity was generated in 2014, which represented around 3.5% of France's total electricity demand. (source: 2014 Annual Report)

France also redefined its targets with respect to wind power on 25 April 2016. For onshore wind power, the target for 2018 is now a cumulative capacity of 15 GW and for 2023 anywhere between 21.8 GW and 26 GW. The offshore wind power targets are 500 MW for 2018 and 3 GW for 2023. (source: BMWi – France targets)

The table below provides an overview of the wind power capacity installed in France in MW from 2013 to 2015:

Year	Cumulative capacity in MW
2013	3,313.7
2014	4,483.4
2015	5,569.4

(source: EWEA – Wind in power 2015 and EWEA – Wind in power 2015)

United Kingdom

The United Kingdom is the sixth-largest wind power generator in the world with a total installed wind power capacity of 13.60 GW and the third largest in Europe behind Germany and Spain. Of that 13.6 GW, 8.5 GW come from onshore wind power and 5.1 GW is generated offshore. In 2015, new wind power plants with a capacity of 975 MW were installed, compared to 1.92 GW in 2014. The total capacities from the wind power market covered around 11% of the total national energy demand in 2015. (source: GWEC Report 2015) According to the IEA, the United Kingdom holds 40% of all wind power resources in Europe, with an enormous capacity for both onshore and offshore wind power plants. In 2014, this was made clear, with growth rates of 11% in onshore and 22% in offshore capacity. With a total wind power capacity of around 12.8 GW, more than 31 TWh of electricity was generated in 2014, accounting for 9% of total national electricity production. (source: 2014 Annual Report)

The table below provides an overview of the wind power capacity installed in France in MW from 2013 to 2015:

Year	Cumulative capacity in MW
2013	10,710.9
2014	12,633.4
2015	13,602.5

(source: EWEA – Wind in power 2015 and EWEA – Wind in power 2015)

4. Competition and competitive position

The business of the Capital Stage Group is particularly exposed to competition in Germany and Europe. The Capital Stage Group considers itself to be one of the leading operators of PV parks independent of any energy supplier, based on the information published by competitors and on its own market interpretation in relation to the markets covered by the Capital Stage Group. In the Company's opinion, there is currently no other market participant in Germany with the same business model and successful transactions and therefore no direct competitor in the operation of solar parks and wind parks. However, looking at a wider field, the Company believes that there are market participants competing against the Capital Stage Group. In the Company's assessment, its main competitors in a broader sense in the field of operating and investing in photovoltaic installations come from the insurance sector (predominantly in major projects with large MW volumes), institutional funds and investors, and closed-end funds; in the onshore wind energy installation sector, the Company also ranks energy suppliers and municipal utilities among its competitors. Specifically, the Company considers the following companies to be its competitors:

Insurers

In terms of major insurers which primarily invest globally in large-scale projects, particularly, but not exclusively, in onshore wind power plants, the Company considers its competitors to include MEAG Munich ERGO AssetManagement GmbH, Allianz SE, Allianz Capital Partners GmbH and Allianz Global Investors Europe GmbH.

In terms of smaller insurers, which invest primarily in securitised structures, the Capital Stage Group considers its main competitors to be Axa Versicherungs AG, Barmenia Versicherungen and Talanx Asset Management GmbH.

Institutional funds and investors

In terms of institutional funds and institutional investors, the Company considers its competitors to be Aquila Capital Concepts GmbH, BlackRock, Luxcara GmbH, Impax Asset Management Group PLC, the Management Capital Group, NIBC Infrastructure Partners, SUSI Partners AG and CEE Management GmbH.

In terms of closed-end funds, the Company's competitors are/were Commerz Real AG, BVT GmbH, KGAL GmbH & Co. KG, Nordcapital GmbH, Wattner AG, Wealth Cap (Wealth Management Capital Holding GmbH), GSI Fonds GmbH & Co. KG, White Owl Capital AG and Voigt & Collegen GmbH.

Energy suppliers

In terms of investment in wind plants, the Company considers its competitors to be energy suppliers, such as E.ON SE, RWE AG, EnBW Energie Baden-Württemberg AG and Vattenfall GmbH.

Municipal utilities

In terms of investments in onshore wind plants, the Company considers its competitors to be municipal utility companies, such as Thüga Energie GmbH, Grünwerke GmbH, Stadtwerke München GmbH, Stadtwerke Leipzig GmbH, Stadtwerke Hannover AG and Pfalzwerke AG as well as Mainova AG.

  O. BUSINESS

1. Introduction

Capital Stage AG operates solar and onshore wind power plants and as of 1 May 2016 had a portfolio containing 80 PV parks and eight wind parks with a total capacity of 575.9 MWp (PV parks 469.9 MWp, wind parks 106 MWp). Measured in terms of the cumulative capacity of its solar energy plants, the Company is, by its own estimation, Germany's largest PV park operator independent of any energy supplier. In the course of its business activities, Capital Stage AG usually acquires indirectly all the shares in project companies, which are in possession of the solar and wind power plants. Ownership regularly includes the plants themselves, i.e. the solar modules, components and substructures, but not to the actual land, which is normally leased (the solar and wind power plants operated by the Company are referred to below as "PV parks" and "wind parks"). In addition, the Company carries out the majority of the operation and management ("O&M") of its PV and wind parks, especially in Germany, itself. Furthermore, the Company also carries out the O&M for third-party PV park facilities as a service.

At 43%, most of the PV and wind parks owned by the Company are located in Germany. France accounts for a share of about 24%, followed by Italy (19%) and the UK (around 14%) in terms of plant capacity.

Since 2009, Capital Stage AG has consistently positioned itself in the downstream segment of the renewable energies sector value chain, i.e. the operation of plants for the generation of renewable energy. The special focus here is on the acquisition and operation of turn-key installations (turn-key existing parks or focus (which are already connected to the grid and have verifiable output data). As a rule, the Company does not get involved in the planning of the installations. With this strategy, which it believes reduces project development risks, the Company is significantly different from other companies in the solar industry, such as solar module manufacturers and project developers. The Company intends to further expand its portfolio of PV and wind parks in future and continuously reviews attractive investment opportunities.

2. History

The Capital Stage Group in its current form was developed from the previous business model of a private equity company with an investment focus in the renewable energies/environmental technologies (cleantech) sector. In 2009, Capital Stage AG initially invested in two ground-mounted PV parks with a total capacity in excess of 5 MWp, as well as a small roof-mounted installation, which commenced electricity feed-in in December 2009.

In subsequent years, the business as operator of PV parks was expanded to include the wind farm sector and was regionally diversified. The first wind farm was purchased in 2010 in Gauaschach, Germany, and has a production capacity of around 6 MW. Additional wind farms in Germany and one in Italy followed. In regional diversification, the Company has been focused on the European Economic Area both in the PV sector as well as in the field of wind energy. In Italy, Capital Stage has been active in the sector of ground-mounted PV systems since 2011. In December 2013 and April 2015, Capital Stage also successfully gained market entry in France and Great Britain. However, with a share of more than 50 per cent of total production capacity of the existing portfolio, Germany also remains the core market of the Company - followed by France, Italy and Great Britain.

In October 2015, with the sale of Helvetic Energy AG and Calmatopo Holding AG, the business segment of financial investments was finally exited, and since then the Company has focused exclusively on the acquisition and operation of PV farms and wind farms.

The diagram below shows the development of the Company's portfolio in terms of the number of PV and wind parks acquired, as well as the correlating capacity in MWp from Q3 2009 to Q1 2016:

MW Wind
MW PV
Anzahl der Parks
600
500
400
300
200
100
0
90
80
70
60
50
40
30
20
10
0
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2009 2010 2011 2012 2013 2014 2015 2016

3. Strengths

The Company believes that the Capital Stage Group is characterised by the following competitive strengths:

•	Germany's largest PV park operator independent of any energy supplier with a successful business model: After the initial investment in two ground-mounted PV parks and a roof-mounted system in 2009, Capital Stage AG has successfully positioned itself in the downstream segment of the renewable energies value chain. Between 2009 and May 2016, the Company consistently expanded its portfolio to 81 PV parks and eight wind parks and, in light of the total portfolio capacity of 575.9 MWp (PV parks 469.9 MWp, wind parks 106 MWp), the Company believes that it has established itself as Germany's largest independent PV park operator. Capital Stage AG has, moreover, diversified its portfolio in geographical terms as well, successfully venturing into the Italian market in 2011, the French market in 2013, and the UK market in 2015. In the Company's opinion, there is currently no other market participant in Germany with the same business model and track record.

•	Risk-reduced investment strategy of acquiring turn-key plants and/or installations that have completed the planning phase and are on the verge of starting up: The Company's investment strategy is to acquire and operate turn-key installations. These are existing turn-key parks which are already connected to the grid and are generating electricity and feeding it into the grid. Due to the history of the individual turn-key installations and its specific industry expertise, the Company is able to verify the output data of the installations and therefore make a more accurate evaluation. The Company believes that its investment strategy involves considerably reduced risks since, in acquiring turn-key installations, it is not exposed to the risks involved in planning, nor in particular to risks associated with the approval and construction of PV and wind parks. As a rule, the Company does not get involved in the planning of the installations, and only takes over the completion of already financed and approved individual projects from selected planning companies in specific cases. With this investment strategy, which it believes reduces risks by eliminating the project development risk, the Company is significantly different from other companies in the solar industry, such as solar module manufacturers and project developers.

•	Proprietary portfolio management and extensive network: The Company pursues an investment strategy of minimising risks and achieving stable cash flow generation. Its own employees also handle the portfolio management. The Company believes that its well-founded and comprehensive internal assessments ensure that it selects high-quality PV and wind parks. The good quality of the portfolio is achieved, in part, by continuously monitoring the performance capabilities of the portfolio and by assuring the highest possible technical availability of the assets. The Company has also been able to build up an extensive network in the marketplace. The Company generates an extensive deal flow from its own network – in 2015 alone, over 300 projects were presented, 100 were examined in more detail, and 23 transactions were completed – and is able to rely on well-established partners. The Company considers this to confirm its high market visibility. The Company is also in a position to make investment decisions quickly, on the basis of substantiated preliminary research, and considers itself to have a good reputation in the market in terms of being able to realise even complex transactions within reasonable time periods.

The Company believes that it can offer its partners a large degree of transaction security through its project experience, its extensive network, and the transparency afforded by its stock exchange listing.

•	Stable cash flows with attractive returns: By far the majority of the Company's PV parks and all of its wind parks receive guaranteed – legally fixed – feed-in tariffs for the electricity they generate and feed in for a period specified in advance, generally 20 years. These projectable, stable cash flows provide a high level of income security and attractive returns. In order to ensure a continuously high level of availability of its PV and wind parks and to minimise possible risks from weather-related or technical breakdowns, the Company continuously monitors the performance of its portfolio using online tools via remote diagnosis and is therefore able to react immediately if an asset malfunctions or deviates from the norm. As part of its O&M activity, the Capital Stage Group implements remedial measures at PV parks itself, without having to rely on external service providers. Options to extend lease agreements and Company-owned land also generally enable continued operation of the installations after the legally guaranteed feed-in remuneration expires at comparatively low management costs and therefore offer the opportunity to continue generating stable income beyond the contractual term of the legal feed-in tariffs (so-called "golden end").

•	High technical quality of the portfolio: When assessing and selecting PV and wind parks, the Company attaches great importance to the quality of the modules and components of the installations. The Company believes that the good quality of the modules and components in the installations ensures consistently high levels of availability, thus increasing planning reliability and income security. On the basis of published studies, such as Fraunhofer ISE 2016, the Company assumes in its planning that at the end of their statutory guaranteed feed-in tariffs, the PV parks will still be able to achieve an average performance of around 93%. As a result of the availability guarantees provided by the manufacturers of the wind power plants as part of the service contracts, the Company expects its wind parks to demonstrate a high level of availability of around 97% on average during the first 15 years of operation.

•	Optimal operation: The Company believes that the lean organisational structure of the Capital Stage Group leads to shorter reaction times and more efficient decision-making processes than is the case with its competitors. The Company believes that this enables it to react more quickly to the investment opportunities offered. helped greatly by the expertise within the Company, which enables it to act largely independently of external service providers when evaluating projects.

•	Experienced management team: The Company benefits from the many years of experience of the management team as well as the skilled staff of the Capital Stage Group and their industry expertise, which, in the opinion of the Company, make a significant contribution to the success of the business model of the Capital Stage Group. Capital Stage Solar Service GmbH also makes a significant contribution to the careful investment strategy and enables independence when assessing new projects.

4. Strategy

The Company intends to further expand its current business activity as an operator of PV and wind parks over the coming years. In order to achieve this, the Company is pursuing the following measures:

•	Expansion of the PV and wind park portfolio: The Company intends to expand its current portfolio by acquiring further PV and wind parks and through mostly organic but also occasionally inorganic growth. In doing so, the Company will continue to focus on acquiring attractive PV parks which, in the opinion of the Company, offer a very good risk-reward ratio. Preference is given to countries with low investment risks. Furthermore, the Company considers wind parks to be an important addition to the portfolio to provide diversification and "natural" hedging against changes in solar intensity as well as the seasonal nature of its business activity. The Company also continuously evaluates options for developing new geographical markets as it believes that geographical diversification of the portfolio reduces the risk of suboptimal weather conditions having the same negative impact on the performance of its PV and wind parks at all sites, while national regulatory frameworks always affect only part of the existing portfolio. In this respect, the Company continuously examines investment opportunities in Germany, Italy, France and the United Kingdom, together with countries with low investment risks, which come predominantly from its own network, so that it can expand its portfolio at any time, even at short notice.

•	Fund business: If its acquisition of CHORUS is successful, the Company plans to continue the fund business operated by CHORUS. In addition, the Company is considering launching new funds to finance further PV and wind park portfolios to create further attractive investment opportunities for professional investors.

•	Battery storage: The Company is considering adding battery storage to its business model as a means of consistently expanding the same. One material element of this consideration is that the cash flows and risk profiles correspond to those of PV and wind parks.

•	Expansion of PV Services: To optimise its business activity further and achieve optimum management of its existing parks, the Company intends to expand the PV Services segment further. The Company also intends to apply this strategy consistently to new acquisitions and to perform the commercial and technical operation and management of PV parks as part of PV Services and for the CHORUS portfolio, if the acquisition is successful. The expansion of O&M for external PV parks will also be pursued. In addition, the Company plans to begin the commercial and technical operation and management of wind parks.

5. Business activities of the Capital Stage Group

Overview

Capital Stage AG operates solar and onshore wind power plants and as of 1 May 2016 had a portfolio containing 80 PV parks and eight wind parks with a total capacity of 575.9 MWp (solar parks approx. 469.9 MWp, wind parks approx. 106 MWp). In terms of the cumulative capacity of its solar energy plants, the Capital Stage Group is, in the Company's estimation, Germany's largest PV park operator independent of any energy supplier. The Company's PV and wind parks are located in Germany, Italy, France and the United Kingdom.

Capital Stage AG acquires the majority, or usually all, of the shares in the relevant project companies (special purpose vehicles, "SPV") indirectly through its subsidiaries. These SPVs, in turn, own the existing PV and wind parks that are connected to the grid. SPV ownership of the PV and wind parks extends to the modules, inverters, wind turbines, towers, components and the substructure (an exception to this is a leasing structure in Italy). The land on which the installations stand is usually leased by the SPVs. (see "O. – 6. Business segments of the Capital Stage Group – Operation of PV and wind parks")

Through its subsidiary Capital Stage Solar Service GmbH, the Company performs the technical management for nearly all of the PV parks belonging to the Capital Stage Group in Germany (bar two), most of the PV parks in Italy (bar two PV projects), PV parks in the UK and France and, since 2012, third-party parks. Capital Stage Solar Service GmbH engages subcontractors to provide services in Italy. Commercial management of PV projects in Germany and Italy is performed mostly by the Company's Asset Management function in Hamburg. The Capital Stage Group also manages the commercial side of the Gauaschach wind project. The wind turbine manufacturers are responsible for the technical operation and management of the wind parks belonging to the Capital Stage Group.

Investment strategy for PV and wind parks

Since 2009, Capital Stage AG has consistently positioned itself in the downstream segment of the renewable energies sector value chain, i.e. the operation of plants for the generation of renewable energy. The special focus here is on the acquisition and operation of turn-key installations (turn-key existing parks or focus (which are already connected to the grid and have verifiable output data). As a rule, the Company does not get involved in the planning of the installations. With this strategy, which it believes reduces project development risks, the Company is significantly different from other companies in the solar industry, such as solar module manufacturers and project developers. The Company intends to further expand its portfolio of PV and wind parks in future and continuously reviews attractive investment opportunities.

The Company believes that its investment strategy involves considerably reduced risks since, in acquiring turn-key installations, it is not exposed to the risks involved in planning, and in particular not those relating to the approval and construction of solar and wind parks. The histories of the solar and wind parks also enable the Company to verify the respective output data and therefore make a more accurate evaluation. The Company believes that this is of particular importance with respect to wind parks, as the Company has previously discovered here that external reports on the performance of the wind park in many cases overestimated the level of production.

The Company's investment criteria for PV and wind parks include a critical size of the respective park for the Company as well as the location (investment opportunities are sought in Germany, Italy, France and the UK, as well as in countries with low investment risks, which come predominantly from its own network). The Company will continue to examine investment opportunities that can be operated at a profit independently of state feed-in tariffs (so-called "grid-parity" projects). Further pre-selection criteria that are important to the Company are a good location with a small to moderate country risk, as well as a reliable existing legal system, the efficiency of the plant, the input (occurrence of wind/solar radiation), a professional market environment, access to the market for the Company, experienced project developers or general contractors, the use of high-quality modules and components, sound financial backing and, in the opinion of the Company, an attractive risk-reward ratio.

Since a consistently high level of availability of its PV and wind parks is also of considerable importance to the Company, the geographic distribution of the portfolio is also taken into account in the investment strategy. The Company believes that geographically diversifying the portfolio across Germany, Italy, France and the UK reduces the risk of changing weather conditions and other regional factors having the same negative impact on the performance of PV and wind parks at all locations. The diversification of the portfolio into PV and wind parks also contributes to a consistently high level of availability, as, in the opinion of the Company, this represents natural hedging against changes in solar intensity and occurrence of wind as well as the seasonal nature of its business activity.

The Company assesses potential investment opportunities itself. The Company considers that the knowledge and experience of its Management Board and the employees of the Capital Stage Group make an important contribution to the comprehensive evaluation of the individual PV and wind parks and therefore to the quality of its portfolio. Of around 400 investment enquiries received in the 2015 financial year, for example, around 300 were submitted to the Company and around 100 were examined in respect of the investment criteria following the successful conclusion of confidentiality agreements. Comprehensive legal, financial and technical due diligence took place following conclusion of exclusivity agreements for 23 investment properties which were ultimately acquired. The investment properties are also regularly assessed on site by the employees of the Company. For individual services, such as legal advice and tax consulting, as well as the technical inspection of individual wind parks on site, the Company uses external suppliers.

Following positive assessment by the Management Board of the PV or wind park in question, the Company acquires (usually all of) the shares in the SPV indirectly through a subsidiary.

Financing of PV and wind parks

PV and wind parks are generally financed with the investment sum being divided, on average, 30% from equity and 70% from loans. The investment is financed entirely from Company equity in exceptional cases, such as Foxburrow PV park (UK) and Vitalba wind park (Italy).

Each SPV concludes loan agreements with an average term of 16–17 years and an average annual fixed interest rate of 3.7% (fixed for 13 years). These loans are generally taken out by the SPV as the borrower and do not generally provide the lender with any right of recourse to Capital Stage AG. Lenders only have recourse in the framework of a loan agreement for the GE.FIN project companies. Energy Oria Division S.r.l., Progetto Marche S.r.l., Centrale Fotovoltaica Camporota S.r.l and Santa Maria in Piana S.r.l. As security, the right to the feed-in tariff is assigned to the lender, the solar or wind energy installations are assigned to the lender and first-order limited personal servitude is registered for the lender. Several portfolios of PV parks(2014: Portfolio Biscaya; 2015: Portfolien Grid Essence and Treia) were acquired in financial years 2014 and 2015 whereby the respective holding companies (Portfolio Biscaya: Énergie Solaire Biscaya S.A.S.; Portfolio Grid Essence: Grid Essence UK Ltd.; Portfolio Treia: Progetto Marche S.r.l.) are acting as the borrowers and passing the funds onto the SPVs as shareholder loans.

Feed-in tariff and contractual periods

The electricity generated by the Company's PV and wind parks in Germany, Italy, France and the UK is sold under legal feed-in tariff contracts with an average term of 20 years to the nearest grid operator, who feeds it into the grid. In Italy, France and the UK, the feed-in tariff contracts for PV installations have a term of exactly 20 years; in Germany, the year in which the PV facility comes into operation is also included, giving a contractual period of up to 21 years. The grid operator is compelled by law to accept the electricity generated. For the electricity fed in, the installation operator receives a legally stipulated, constant rate of remuneration, which is above the market price for electricity. The rates of remuneration differ by the type of energy used to generate the electricity and the start-up timing (in Germany, the start-up year is included as well) and reflect the rates applicable in the start-up year. (see "Regulatory environment and legal framework")

The legal rates of remuneration are reduced every calendar year on the basis of a degression already enshrined in law by a percentage rate specified therein for new installations subsequently coming into operation. As a result, the PV and wind parks already in the Company's portfolio receive different feed-in tariffs, with the FIT for older installations being higher than for newer ones. The chart below shows the remaining subsidy contract periods for the Company's portfolio as of the date of the prospectus:

2020
2025
2030
2035
Brandenburg, Brandenburg
Köthen, Sachsen-Anhalt
Roitzsch, Sachsen-Anhalt
Lettewitz, Sachsen-Anhalt
Neuhausen, Brandenburg
Stedten, Sachsen-Anhalt
Ramin, Mecklenburg-Vorpom.
Pfeffenhausen, Bayern
Bad Endbach, Hessen
Rassnitz, Sachsen-Anhalt
Rödgen, Sachsen-Anhalt
Glebitzsch, Sachsen-Anhalt
Halberstadt, Sachsen-Anhalt
Lochau, Sachsen-Anhalt
Krumbach I, Bayern
Krumbach II, Bayern
Bad Harzburg, Niedersachsen
Solarpark PVA, Brandenburg
Golpa II, Saxony-Anhalt
Golpa I, Saxony-Anhalt
Camporota, Marche
Santa Maria, Marche
Oria, Puglia
Treia, Marche
Portfolio Udine, Friaul
Parma, Emilia Romagna
Polesine, Emilia Romagna
Noceto, Emilia Romagna
Cesena, Emilia Romagna
Notaresco, Abruzzen
Suvereto, Toskana
Fresa, Abruzzen
Cupello, Abruzzen
Fano Solar 1, Marche
Fano Solar 2, Marche
Sant' Omero, Abruzzen
Forli, Emilia Romagna
Resina I+II, Umbrien
Manor Farm, UK
Gamma 2 (Sowerby), UK
Gamma 1(Tonedale), UK
Hall Farm, UK
Biscaya, Aquitaine
Centre, Centre
Pompogne, Lot-et-Garonne
Greußen, Thüringen
Olbersleben, Thüringen
Sohland, Sachsen
Gauaschach, Bayern
Wahlsdorf, Brandenburg
Kirchheilingen, Thüringen
Lunestedt, Niedersachsen

MWp-weighted average remaining term of the FIT: **about 16.5 years***

Direct marketing with market premium

Since 2012, Capital Stage AG has gradually been transferring its German PV and wind park portfolio to direct marketing, as this marketing option enables the Capital Stage Group to generate additional income in the form of management premiums, compared with the EEG feed-in tariff. As of the date of the prospectus, all German PV and wind parks were using direct marketing.

The opportunities for direct marketing of EEG electricity have been increased in EEG 2012 with the market premium model (see: "P. Regulatory environment and legal framework – 1. The photovoltaic and wind energy sector in Germany – Subsidies for renewable energies – Direct marketing"). The Capital Stage Group's individual project companies are not themselves direct marketers in this context, but have concluded electricity supply contracts with another direct marketing company (such as Energy2market GmbH, Danske Commodeties, Statkraft, GESY or NEAS) to directly market electricity from photovoltaic installations and from wind parks with a project-related term of between one and five years. Under these contracts, the direct marketing company buys the volumes of energy stated in the contracts. The project companies supply the respective volume of energy by feeding their electricity into the grid of the upstream grid operator to which the PV or wind park is connected. The direct marketing company is authorised by the project company to handle the registration of the energy supplied to the relevant grid operator, as well as their accounting grid allocation. The remuneration for the energy volume supplied is divided first into the market premium, which is paid monthly by the relevant grid operator to the project company. Secondly, the project company receives, on a monthly basis from the direct marketing company, the contract price equivalent to the monthly energy-source and system-specific reference market value for the electrical energy supplied, as well as a marketing supplement equivalent to the applicable management premium. The direct marketing company retains a proportion of the management premium for its services. As a result of the ability to control the PV and wind parks of the Capital Stage Group remotely, the project companies receive, as of 1 January 2013, an increased management premium for 2013 from the direct marketing company. In order to guarantee the payment obligations of the direct marketing company, a bank provides a payment guarantee (equivalent on average to three months' energy volume) for the relevant project company. The electricity supply contracts for the direct marketing of electrical energy from photovoltaic installations and wind parks also stipulate that in the event of extraordinary termination by a party, the termination shall only take effect once the project company in question has been de-registered from direct marketing at the relevant grid operator by the appropriate direct marketing company and the project company once again has a legal entitlement to acceptance and remuneration from the relevant grid operator.

Degradation of the PV and wind parks

The Company considers that the acquisition of PV and wind parks requires a high initial investment, but that the installations only involve low maintenance costs during the term of the project.

As a result of the high quality of the components and modules of the PV parks in the portfolio, the company expects only minor degradation (reduction in the effectiveness of the solar modules owing to their age) of the individual installations. The already high level of quality is improving further as modules have meanwhile evolved into mass or standard products that can be mechanically produced in series. In its planning, the company assumes, on the basis of scientific studies such as Fraunhofer ISE 2016, that at the end of the 20-year statutory feed-in tariff, the solar modules will still achieve an average annual performance of approximately 93% (approximately 94% for crystalline modules and approximately 90% for thin-film modules). The PV parks are not a closed system, but are fundamentally capable of substitution and the company is not therefore tied to one module manufacturer. Module manufacturers also often provide a performance guarantee for PV parks that the installations shall still be capable of generating at least 80% of the initial output after 25 years.

For wind parks, manufacturers usually provide an installation availability guarantee amounting to 97% of the maximum availability through the service agreements concluded for technical operation and management. The availability guarantees should ensure the normal operation of the installation in question on a given number of days in the year.

The Company uses online tools to monitor the performance of its portfolio and the quality of the modules and components in the assets to ensure a consistently high level of availability of its PV and wind parks. Fluctuations in electricity generation can be caused by meteorological or technical issues (e.g. inverter malfunction). In order to prevent breakdowns or reductions in performance, the company carries out inspections of all installations on rotation, which also include the modules, inverters and cabling. The PV and wind parks can also be monitored at any time by remote diagnosis using online tools, which enables the Capital Stage Group to react immediately to disruptions. Weekly discussions of the performance analysis and the production values also take place. The Company is therefore continuously aware of the performance of the PV and wind parks, enabling it to ensure continuous electricity generation at its PV and wind parks.

"The golden end"

By the time the feed-in tariff contracts expire, the Company currently plans for its PV and wind parks to be the unencumbered property of the project company, to have been written down as much as possible from a tax perspective, and the project loans to have been repaid. The PV and wind parks also generate high revenue streams two or three years before the end of the contractual feed-in tariff period as debt servicing (both interest and repayments of the principal) is no longer required and the ongoing operating and management costs are low. Depending on the market price of electricity, operation of the installations can continue unchanged after the end of the contractual feed-in tariff period, in light of the relatively low operating and management costs, or the assets can be sold or used to generate energy for possible battery storage (so-called "golden end"). Where the PV or wind parks are on land owned by the individual SPV, the Company intends to continue to operate the PV or wind parks for as long as financially profitable. In the case of leased land, the individual lease agreements usually contain an option to extend the lease period. The options to extend are structured differently for the individual pieces of land. They enable the Company to extend the individual lease agreement on one or two occasions for periods of between four and ten years.

As the Company considers the continuation of the PV and wind parks after 20 years to be uncertain at the present time or that a decision on the actual continuation cannot yet be made, the Company's options to extend leases after the end of the feed-in tariff contractual period provide it with flexible options in terms of reacting to the situation at that time. Where an option to extend a lease agreement is not exercised, the Company would normally dismantle the installation and sell the components. The Company assumes that the future scrap value of the PV or wind parks is roughly equal to the dismantling costs. The Company has also already made provisions for the dismantling of the PV and wind parks.

6.	Business segments of the Capital Stage Group

The business activities of the Capital Stage Group comprise three business segments. The core business of the Company consists of (i) the operation of PV parks and (ii) the operation of wind parks as well as (iii) the technical and commercial operation and management of its own and external PV parks and partially the commercial operation and management of its own wind parks ("PV Services"). The former fourth business segment "Financial Investments", which was no longer considered part of the core business of the Company and was left over from the previous business model of Capital Stage AG as a private equity company, comprised financial investments in two companies, which act as service providers and manufacturers in the solar thermal energy sector and also to a small extent in the photovoltaics sector. This business segment was discontinued following the sale of Helvetic Energy GmbH and Calmatopo Holding AG as of 21 October 2015 in keeping with the Company's long-term strategy of focusing its business activities on photovoltaic installations and wind power plants, and on service provision.

PV park operation

The PV Parks segment comprises all PV parks held by the Company in Germany, Italy, France and – since the first quarter of 2015 – the UK, as well as any holding companies.

Actual feed-in capacity in financial year 2015 was 477,797 MWh (previous year: 244,832 MWh). This corresponds to an increase of around 95% compared to financial year 2014. Of the feed-in capacity, 32% (previous year: 56%) was attributable to the PV parks in Germany, 37% (previous year: 28%) to the PV parks in France, 20% (previous year: 16%) to the PV parks in Italy and 11% (previous year: 0%) to the PV parks in the UK.

As of the date of the prospectus, the Company PV capacity totals 474.9 MWp, of which PV parks in Germany accounted for 31%, those in France for 29.6%, in Italy for 21.8% and in the UK for 17.6%. The Company's park portfolio was expanded in financial year 2016 with the British PV parks Manor Farm and Caddington II.

The following tables present an overview of the Company's PV parks in the various countries as of the prospectus date:

PV parks in Germany	Start-up date	Size in MWp	Participating interest	Leased** (until year)/ Owned
Brandenburg, Brandenburg	2010	18.64	51%	Owned
Köthen, Saxony-Anhalt	2008	14.8	100%	2028
Golpa, Wittenberg district, Sachsen-Anhalt	2012 / 2015	14.0 (7.98 / 6.04)	100%	2032 / 2035
Roitzsch, Saxony-Anhalt	2012	12.7	100%	2031*
Lettewitz, Saxony-Anhalt	2012	12.6	100%	Owned
Neuhausen, Brandenburg	2011	10.6	100%	2031*
Stedten, Saxony-Anhalt	2009	9.1	100%	2029*
Ramin, Mecklenburg-Western Pomerania	2013	9.0	100%	2033*
Bad Endbach, Hessen	2011	7.3	100%	2031*
Rassnitz, Saxony-Anhalt	2011	7.1	100%	2031*
Rödgen, Saxony-Anhalt	2007 / 2008 / 2008	6.8 (3.3 / 3.1 / 0.4)	100%	2027 / 2028 / 2028
Pfeffenhausen, Bavaria	2008 / 2009	5.6 (4.5 / 1.1)	100%	2028 / 2029*
Glebitzsch, Saxony-Anhalt	2012 / 2012	3.9 (3.3 / 0.6)	100%	Owned
Halberstadt, Saxony-Anhalt	2009	3.8	100%	2029*
Lochau, Saxony-Anhalt	2010	3.3	100%	2030*
Krumbach I, Bavaria	2009	3.1	100%	2029*
Krumbach II, Bavaria	2009	2.0	100%	2029*
Bad Harzburg, Lower Saxony	2012	1.9	100%	Owned
PV park PVA, Brandenburg	2012	0.9	100%	2032*
Total		147.1

*- Option to extend lease

**- relative to the land leased for the respective installation

PV parks in Italy	Start-up date	Size in MWp	Participating interest	Leased** (until year)/ Owned
Udine, Friaul	2013	26.7	100%	2040
Treia, Marche	2011	14.1	100%	2031
Ribaforada 7	2011	6.6	100%	2035
Parma, Emilia-Romagna	2010	6.24	100%	2031*
Oria	2011	5.8	100%	2032
Eguzki 2***	2011	4.9	100%	2036
Santa Maria	2011	4.9	100%	2021-2032
Polesine I+II, Emilia-Romagna	2012	4.6	100%	2037
Noceto	2013	4.5	100%	2037
Camporota, Marche	2011	4.3	100%	2031
Ribaforada 3	2011	4.1	100%	2041
Cesena, Emilia-Romagna FC1	2011	4.0	100%	2032*
Notaresco	2011	2.0	100%	2035
Fresa, Abruzzo	2010	1.5	100%	2030*
Suvereto, Tuscany	2010	1.5	100%	2035
Eguzki 6***	2011	1.3	100%	2035
Fano 1	2011	1.0	100%	2035
Fano 2	2011	1.0	100%	2035
Sant'Omero	2011	1.0	100%	2035
Cupello, Abruzzo	2010	1.0	100%	2030*
Forli, Emilia-Romagna	2011	1.0	100%	2037*
Resina I, Umbria	2010	0.9	100%	2036*
Resina II, Umbria	2010	0.8	100%	2036*
Total		103.7

*- Option to extend lease

**- relative to the land leased for the respective installation

***- still subject to conditions precedent

PV parks in France	Start-up date	Size in MWp	Participating interest	Leased** (until year)/ Owned
Biscaya	2014	50.8	100%	2035*
Pompogne	2012	40	100%	2032*
Murles	2014	12.0	85%	2035*
Ille-Sur-Têt	2014	11.1	85%	2035*
Centre	2012	10.8	100%	2033*
Arsac 4	2014	9.2	100%	2041
Arsac 7	2014	6.8	100%	2041
Total		140.7

*- Option to extend lease

**- relative to the land leased for the respective installation

PV parks in the UK	Start-up date	Size in MWp	Participating interest	Leased** (until year)/ Owned

Clawdd	2015	13.5	100%	2039*
Trequite	2014	11	100%	2039*
Foxburrow	2015	8.2	100%	2039
IOW	2015	7	100%	2039
Caddington II	2016	5	100%	2042
Woden	2014	5	100%	2038 / 2039

Trewidland	2014	5	100%	2035*

Caddington	2014	5	100%	2040
Hall Farm	2015	5	100%	2040
Tonedale	2015	5	100%	2041
Sowerby	2015	5	100%	2040
Manor Farm	2015	5	100%	2040
Evesham	2014	3.7	100%	2039
Total		83.4

*- Option to extend lease

**- relative to the land leased for the respective installation

Wind park operation

The Wind Parks segment comprises all of the wind parks held by the Company in Germany and Italy, together with the associated holding companies. As of 31 December 2015, the Company's portfolio consisted of seven wind parks in Germany with total capacity of 100 MW and one in Italy with a capacity of around 6 MW. Since that time, the Company's wind park portfolio has been expanded to include further wind parks in Germany, with the result that there is currently a wind park portfolio available with ten wind parks and wind power capacity of 130.4 MW. The Debstedt und Breitendeich wind parks added in the 2016 financial year are expected to be commissioned by the end of 2016. The following tables present an overview of the Company's wind parks in Germany and Italy as of the prospectus date:

Wind parks in Germany and Italy	Start-up date	Size in MW	Participating interest	Leased***** (until year)/ Owned
Lunestedt, Lower Saxony	2015	38.5 (19.25 / 19.25)	100%	2035*
Greußen, Thuringia	2006	22	71.4%	2026
Debstedt, Lower Saxony	2016***	18	49%	2041*
Kirchheilingen, Thuringia	2014	12	51%	2034
Olbersleben, Thuringia	2012	8	74.9%	2032
Dahme-Wahlsdorf, Brandenburg	2016	7.5	100%	2036
Breitendeich, Lower Saxony	2016***	6.4	49%	2036*
Gauaschach, Bavaria	2011	6	100%	2031
Sohland, Saxony	2006	6	74.3%	2026
Vitalba, Tuscany**	2006	6	85%	2027 – 2033
Total		130.4

*- Option to extend lease

**- relative to the land leased for the respective installation

***- the facilities are currently under construction and are expected to come online in December 2016. After commissioning and payment of the final purchase price, the remaining 51% of the investment will be transferred to the Company.

The total billed electricity output of the Company's portfolio after power losses was 78.8 GWh as of 31 March 2016, with photovoltaic energy accounting for 20.1 GWh, and wind power for 58.7 GWh (figures derived from the Company's internal calculations). The Company assumes that, depending on the length of the individual cable lines, there will be cable losses for the individual PV and wind parks of 1–1.5%. The total electricity generation capacity of the Company's portfolio is thus slightly higher than the electricity ultimately fed in and paid for.

PV Services

Through its subsidiary Capital Stage Solar Service GmbH, the Company performs the technical management for nearly all of the PV parks belonging to the Capital Stage Group in Germany (bar two), most of the PV parks in Italy (bar two PV projects) and third-party PV parks. Capital Stage Solar Service GmbH engages subcontractors to provide services in Italy. Commercial management of PV projects in Germany and Italy is performed mostly by the Company's Asset Management function in Hamburg. In-house and external PV park O&M volume for the Capital Stage Group together amounted to 215 MWp in financial year 2015. In-house managed volume was 190 MWp as of 31 December 2015; externally managed was 25 MWp.

The services of PV Services include the commercial and technical operation and management of the PV parks, which is carried out for the entire duration of the project.

Technical operation and management includes:

•	installation monitoring and maintenance,

•	fault analysis and insurance management,

•	annual or semi-annual maintenance,

•	performance analysis through ongoing remote diagnosis using online tools,

•	thermography studies,

•	land and garden maintenance,

•	first-line support for solar inverters from SMA Solar Technology AG, Emerson and Schneider Electric (maintenance diagnosis as well as some repair work; Capital Stage Solar Service GmbH is certified by the manufacturers to carry this out).

Commercial operation and management includes:

•	monitoring feed-in revenues,

•	reporting to investors and banks,

•	accounting, compiling annual financial statements,

•	monthly liquidity monitoring and planning,

•	contract management (monitoring warranties),

•	communication with general contractors and service provider monitoring.

The Company also offers to operate and manage installations after the construction phase.

The Capital Stage Group also carries out some of the commercial operation and management of its wind parks. The technical operation and management of the wind parks are carried out by the wind turbine manufacturers.

Financial investments

The "Financial Investments" segment was discontinued with effect from 21 October 2015 following the sale of Helvetic Energy GmbH and Calmatopo Holding AG.

Financial Investments had already ceased to be part of the Company's core businesses. The segment was left over from the previous business model of the Capital Stage Group as a private equity company and comprised financial investments in two companies, which act as service providers and manufacturers in the solar thermal energy sector and also to a small extent in the photovoltaics sector.

Helvetic Energy GmbH and its parent company, Calmatopo Holding AG, were both wholly-owned subsidiaries operating as system providers of solar thermal energy and PV roof installations in Switzerland. As a developer and system supplier of solar installations for hot water, heating and electricity, Helvetic Energy GmbH offered an extensive product range and complete systems from a single source. Its sales were channelled through installation and retail partners throughout Switzerland. The stake in Calmatopo Holding AG, Flurlingen (Switzerland), was sold on 20 October 2015 for CHF 1.00.

On 28 March 2014, the Company sold its 15% stake in BlueTec GmbH & Co. KG, a leading manufacturer of highly selective absorber plates for solar collectors and of highly reflective aluminium sheets for the lighting and illumination industry in Germany.

In financial year 2013, the Financial Investments segment generated revenues of TEUR 9,720. Revenues for financial year 2014 were reported at TEUR 5,697 in the 2014 Annual Report. Because this segment was discontinued in October 2015, the earnings of this segment were reclassified for financial years 2015 and 2014 in the consolidated 2015 financial statement and recorded as income from discontinued operations in accordance with IFRS 5, so that the sales for this segment in the years 2014 and 2015 were reported as TEUR 0. The following tables ignore this previous segment.

Development of sales from the material business segments

The overviews below show the sales of the material business segments, including inter-segment sales, of the Capital Stage Group for financial years 2013, 2014 and 2015:

Sales in 2013 and 2014 excluding the Financial Investments segment.

Sales in TEUR	2015	2014*	2013*
PV parks	101,186	64,083	39,375
Wind parks	11,860	7,571	7,680
PV Services	3,507	2,858	2,167

*- Sales displayed for 2013 and 2014 excluding the Financial Investments segment.

The table below shows the regional distribution of the consolidated sales of the Capital Stage Group for the financial years 2013, 2014 and 2015:

Sales* in %	2015 unaudited	2014 unaudited	2013 unaudited
Germany	43	51	63
Italy	21	19	20
France	29	23	0
United Kingdom	7	0	0

*- Sales revenues for 2013 and 2014 do not include the financial investments segment (sales revenues were generated in Switzerland in 2013 and 2014); therefore, these are not figures calculated at 100% in 2013 and 2014.

7. Investments

In financial year 2013, the Company made significant investments of EUR 46.65 million in total, comprised mainly of payments for the acquisitions of consolidated companies less acquired cash and cash equivalents amounting to EUR 45.67 million1, and payments for capital expenditures on property, plant and equipment (TEUR 500), intangible assets (TEUR 173) and payments for financial assets (TEUR 307). The solar and wind parks that were acquired in Germany, Italy and France included: Solarpark Lettewitz GmbH, Halle (Saale) a PV park with 12.6 MWp (TEUR 2,876), Solarpark Ramin GmbH & Co. KG, Halle (Saale) a PV park with 9 MWp (TEUR 2,664), Polesine Energy 1 S.r.l., Bolzano, Italy and Polesine Energy 2 S.r.l., Bolzano, Italy, a portfolio of Italian PV parks with a total capacity of 4.6 MWp (TEUR 295)2, Fano Solar 1 S.r.l., Bolzano, Italy, an Italian PV park with 1 MWp (TEUR 3,662), Fano Solar 2 S.r.l., Bolzano, Italy, an Italian PV park with 1 MWp (TEUR

1	Adding together the individual payments for the individual PV and wind plants does not result in a sum of EUR 45.67 million, as in the financial year 2013 final payments were made for farms already acquired in 2012. In addition, the purchase price was already paid in December 2013 for the PV park MTS4, which was acquired in the beginning of the year 2014. This is due to the fact that in the 2013 financial year final payments were made for parks already acquired in 2012. Moreover, the purchase price for the solar park MTS4, Italy was already paid out in December 2013, whilst the completion of the acquisition took place only at the beginning of the year 2014.

2	This refers to a final payment. The main payment for the purchase price was already made in December 2012.

3,643), Notaresco Solar S.r.l., Bolzano, Italy, an Italian PV park with 2 MWp (TEUR 7,470), Sant' Omero Solar S.r.l., Bolzano, Italy, an Italian PV park with 1 MWp (TEUR 4,010), Société Centrale Photovoltaïque d'Avon les Roches S.A.S., Paris, France, a French PV park with 10.8 MWp (TEUR 9,573) und Windkraft Olbersleben II GmbH & Co. KG, Olbersleben, a wind park with 8 MWp (TEUR 1,513).

In financial year 20143, the Company made significant investments of EUR 94.02 million in total, comprised mainly of payments for acquisitions of consolidated companies less acquired cash and cash equivalents amounting to EUR 58.28 million, and payments for capital expenditures of EUR 35.69 million on property, plant and equipment, and payments of TEUR 54 on intangible assets. The solar and wind parks that were acquired in Germany, Italy and France included: CS Solarpark Bad Endbach GmbH, Halle (Saale) a PV park with 7.2 MWp (TEUR 4,238), Pfeffenhausen-Egglhausen Photovoltaik GmbH, Halle (Saale), a PV park with 5.6 MWp (TEUR 3,048), MTS4 S.r.l., Bolzano, Italy, an Italian PV park with 4.5 MWp (TEUR -38)4, Windkraft Kirchheilingen IV GmbH & Co. KG, Kirchheilingen, a wind park with 12 MWp (TEUR 3,230; a purchase price retention of another TEUR 170 was paid in financial year 2015), Le Communal Est Ouest SARL, Paris, France, a portfolio of four French PV parks with 40 MWp (TEUR 33,072), a portfolio of PV parks (totalling TEUR 14,730) comprising Labraise Sud SARL, Paris, France, a French PV park with 11.5 MWp, Haut Lande SARL, Paris, France, a French PV park with 11.6 MWp, La Gouardoune Centrale Solaire SARL, Paris, France, a French PV park with 5 MWp, Communal Le Court S.A.S., Paris, France, a French PV park with 10.9 MWp, and Lagravette S.A.S., Paris, France, a French PV park with 11.8 MWp.

The significant payments from the investments in property, plant and equipment of EUR 35.69 million in the 2014 financial year relate to the energy generating plants of the following solar and wind parks that are under construction on the date of acquisition: Solaire Ille SARL, Pérols, France (TEUR 10,506), Centrale Photovoltaique SauS 06 SARL, Pérols, France (TEUR 8,257), ARSAC 4 S.A.S., Paris, France (TEUR 9,464) and ARSAC 7 S.A.S., Paris, France (TEUR 7,025).

In financial year 2015, the Company made significant investments of EUR 85.9 million in total, comprised mainly of payments for acquisitions of consolidated companies less acquired cash and cash equivalents amounting to EUR 60.92 million5, payments from the disposal of consolidated companies in the amount of EUR 0.30 million, and payments for capital expenditures of EUR 24.61 million on property, plant and equipment, and payments of TEUR 92 on intangible assets, payments for investments in financial assets of TEUR 10. The solar and wind parks that were acquired in Germany, Italy, France and the UK included: Solarpark Golpa GmbH & Co. KG, Reussenköge, a PV park with 14 MWp (TEUR 1,808), Capital Stage Caddington Ltd., London, UK, a British PV park with 5 MWp (TEUR 138)6, Foxburrow Farm Solar Farm Ltd., London, UK, a British PV park with 8.2 MWp (TEUR -5)7, Capital Stage Hall Farm Ltd., Edinburgh, UK, a British PV park with 5 MWp (TEUR 141)8, Sowerby Lodge Ltd., Exeter, UK, a British PV park with 5 MWp (TEUR 166)9, Windpark Dahme - Wahlsdorf 3 GmbH & Co. KG, Schönefeld, a wind park with 7.5 MWp (TEUR 2,312), a portfolio of PV parks (totalling TEUR 8,127) consisting of SP 07 S.r.l., Bolzano, Italy, an Italian PV park with 0.9 MWp, SP 09 S.r.l., Bolzano, Italy, an Italian PV park with 3.3 MWp, SP 10 S.r.l., Bolzano, Italy, an Italian PV park with 5 MWp, SP 11 S.r.l., Bolzano, Italy, an Italian PV park with 0.8 MWp, SP 13 S.r.l., Bolzano, Italy, an Italian PV park with 13.4 MWp and SP 14 S.r.l., Bolzano, Italy, an Italian PV park with 3.3 MWp, a portfolio of PV parks comprising Bypass Nurseries LSPV Ltd., London, UK, a British PV park with 3.7 MWp, Clawdd Ddu Farm Ltd., London, UK, a British PV park with 13.5 MWp, Trewidland Farm Ltd., London, UK, a British PV park with 5 MWp, Trequite Farm Ltd., London, UK, a British PV park with 11 MWp, IOW Solar Ltd., London, UK, a British PV park with 7 MWp and Monsolar IQ Ltd., London, UK, a British PV park with 5 MWp, a portfolio of PV parks consisting of Centrale Fotovoltaica Treia 1 S.A.S. di Progetto Marche S.r.l., Bolzano, Italy, an Italian PV park with 14.1 MWp, Centrale Fotovoltaica Camporota S.r.l., Bolzano, Italy, an Italian PV park with 4.3 MWp, Centrale Fotovoltaica Santa Maria in Piana S.r.l., Bolzano, Italy, an Italian PV park with 4.9 MWp and GE.FIN. Energy Oria Division S.r.l., Bolzano, Italy, an Italian PV park with 5.8 MWp, Capital Stage Tonedale LLP, Exeter, UK, a British PV park with 5 MWp (TEUR 796)10, a portfolio of wind parks (totalling

3	The amounts are taken from the consolidated cash flow statement in the Annual Report 2015, which have been adjusted in accordance with IAS. 8. More information about this can be found in "K. Discussion and analysis of financial position and results - 3. Presentation and Comparability of financial information - Corrections according to IAS 8".

4	This only refers to the acquired cash. The purchase price was already paid in the financial year 2013.

5	Adding the payments for the individual PV and wind parks does not result to a sum of 60.92 Mio. EUR. This is because in the financial year 2015 final payments were made for parks already acquired in the financial year 2014.

6	Directly after the acquisition, the Company paid an additional TEUR 7,338 for an acquired shareholder loan.

7	The purchase price for the shares amounted to GBP 1; cash acquired: TEUR 5).

8	At the time of the acquisition, the park was still under construction.

9	At the time of the acquisition, the park was still under construction.

10	This includes the acquisition costs of two holding companies and the solar farm. The park was still under construction at the acquisition date.

TEUR 18,769)11 comprising Energiepark Lunestedt GmbH & Co. WP HEE KG, Bremerhaven and Energiepark Lunestedt GmbH & Co. WP LUN KG, Bremerhaven with a wind power capacity of 38.5 MWp and Energiekontor Windstrom GmbH & Co. UW Lunestedt KG, Bremerhaven, a substation. In addition, 6 further project companies were acquired (CPV Sun 20 SARL, Pérols, France, CPV Sun 21 SARL, Pérols, France, CPV Sun 24 SARL, Pérols, France, CPV Bach SARL, Pérols, France, CPV Entoublanc SARL, Pérols, France and CPV Labecede SARL, Pérols, France, (totalling TEUR 3) who had participated in a tender by the French government for the construction of PV parks.

The significant payments from the investments in property, plant and equipment of EUR 24.61 million in the 2015 financial year relate to the energy generating plants of the following solar and wind parks: Solaire Ille SARL, Pérols, France (TEUR 1,067), Centrale Photovoltaique SauS 06 SARL, Pérols, France (TEUR 4,771), Capital Stage Hall Farm Ltd., Edinburgh, UK (TEUR 7,345), Windpark Dahme - Wahlsdorf 3 GmbH & Co. KG, Schönefeld (TEUR 1,975), Sowerby Lodge Ltd., Exeter, UK (TEUR 6,750), Solarpark Golpa GmbH & Co. KG, Reußenköge (TEUR 1,032), Windkraft Kirchheilingen IV GmbH & Co. KG, Kirchheilingen (TEUR 532), a PV park portfolio (TEUR 1,126) consisting of Labraise Sud SARL, Paris, France, Haut Lande SARL, Paris, France, La Gouardoune Centrale Solaire SARL, Paris, France, Communal Le Court S.A.S., Paris, France and Lagravette S.A.S., Paris, France.

In the current financial year 2016, the Company has so far invested EUR 37.58 million in total, comprised mainly of payments for acquisitions of consolidated companies and associates less acquired cash and cash equivalents amounting to EUR 30.60 million (of which EUR 5.76 million prior to 31 March 2016 and EUR 24.84 million thereafter), and payments for capital expenditures of EUR 6.71 million on property, plant and equipment, and payments of TEUR 30 on intangible assets. Capital Stage Manor Farm Ltd., London, UK, a British PV park with 5 MWp (TEUR 5,759), was acquired prior to 31 March 2016. Since 31 March 2016, Energiepark Debstedt GmbH & Co. RE WP KG, a wind farm with 18 MWp (TEUR 2.000)12, whose shares, however, are only 49% allocated to the Capital Stage Group, Capital Stage Caddington II Ltd., London, UK, a British PV farm with 5 MWp (TEUR 5,890), Energiepark Breitendeich RE WP BD GmbH & Co.KG, a wind farm with 6.4 MWp (TEUR 1,000)13, whose shares, however, are only 49% allocated to the Capital Stage Group, Ribaforada 3 S.r.l., an Italian PV farm with 4.1 MWp (TEUR 8,663)14 and Ribaforada 7 S.r.l., an Italian PV farm with 6.6 MWp (TEUR 7,215)15, were acquired. At the date of the Prospectus, the wind farms Debstedt and Breitendeich are still under construction. The Company has also already signed contracts for the purchase of Eguzki 2, an Italian PV farm with 4.9 MWp and Eguzki 6, an Italian PV farm with 1.3 MWp. The Company estimates that the payments (Eguzki 2: TEUR 7,366; Eguzki 6: TEUR 1,212) will be completed in early August 2016.

The investments made to date in property, plant and equipment in the 2016 financial year of EUR 6.71 million mainly relate to the energy generating plants of the wind park Dahme - Wahlsdorf 3 GmbH & Co. KG, Schönefeld (TEUR 7,186). This was counteracted by the incoming payments from prepaid tax refunds to be allocated to investment activities.

The Capital Stage Group financed the aforementioned investments from funds available to it from the cash flow from operating activities (Q1 2016: TEUR 19,555; 2015: TEUR 74,501; 2014: TEUR 55,906; 2013: TEUR 36,018), from incoming payments from capital increases (2015: TEUR 688; 2014: TEUR 17,896; 2013: TEUR 69,750) and, from the time of its acceptance, from the participation rights contract with Gothaer Versicherung (which came into force on 31 December 2015: TEUR 130,168 and as at December 2014: TEUR 63,128) and from the promissory note issued by the Company.

As of the date of the Prospectus, there have been no further significant investments in property, plant and equipment and intangible assets. The administrative bodies of the Company have not currently made any binding decisions relating to further material capital expenditures on property, plant and equipment or intangible assets. The Company intends to finance future ongoing investments mainly through its own funds (cash flow from operating activities and funds from capital increases) as well as through borrowed funds (loans).

11	The purchase price is subject to a conditional variable purchase price. The company estimates that no substantial pay-outs will result from this conditional portion of the purchase price..

12	These are payments for the acquisition in the 49% stake including the first tranche of a shareholder loan. The payment for the second tranche for the outstanding 51% of the stake will be made upon commissioning of the wind park.

13	These are payments for the acquisition in the 49% stake including the first tranche of a shareholder loan. The payment for the second tranche for the outstanding 51% of the stake will be made upon commissioning of the wind park.

14	This refers to payments which are effected until the date of the Prospectus.

15	This refers to payments which are effected until the date of the Prospectus.

8. Intellectual property rights

The Company is not dependent on any patents, licences, industrial, commercial or financial agreements or new manufacturing processes of major significance to the business activity or profitability of the Company.

9. Property, plant and equipment

As of 31 March 2016, the Capital Stage Group had leased plots of land in Germany, Italy, France and the UK to accommodate Capital Stage Group PV and wind parks as part of its business activity. The Capital Stage Group also owns four plots of land in Germany (Bad Harzburg, Brandenburg, Glebitzsch, Lettewitz) with a total area of approximately 89 hectares, which accommodate Capital Stage Group PV and wind parks.

The Company rents its offices in Hamburg (approximately 1,539m², including storage space).

As of the prospectus date, the Capital Stage Group had at its disposal 81 PV parks with a cumulative capacity of approximately 474.9 MWp and ten wind parks with a cumulative capacity of 130.4 MWp, which are owned by the Capital Stage Group but have been assigned as security to the relevant bank providing the funding to acquire the project companies.

10. Employees

The table below shows the average number of people employed by the Capital Stage Group in the last three financial years, without the employees turned over to Helvetic Energy GmbH in financial year 2015.

	2015*	2014*	2013*
Capital Stage AG / Investments in PV and wind parks	28	22	15
Capital Stage Solar Service GmbH / PV Services	14	11	9
Total	52	33	24

*- 2013, 2014 and 2015 excluding Financial Investments.

As of 30 June 2016, the Capital Stage Group employed 51 people. The number of employees has not changed as of the date of this Prospectus. The Capital Stage Group only has employees in Germany.

11. Material contracts

Profit participation agreement with Gothaer Versicherung 14 November 2014

On 14 November 2014, Capital Stage AG entered into a profit participation agreement with Gothaer Lebensversicherung AG in respect of CSG IPP GmbH, a wholly-owned subsidiary of Capital Stage AG. Under the terms of this strategic partnership, Gothaer Versicherungen will make investment funds of TEUR 150,000 in total available for CSG IPP GmbH to invest in photovoltaics. The investment funds are being granted to CSG IPP GmbH in the form of profit participation capital at arm's length terms for a period of 20 years. In return for the provision of the profit participation capital, Gothaer Versicherung receives fixed annual remuneration in the form of a fixed rate of return. The profit participation capital bears interest at a fixed rate of 4% p.a. from the day of first payment onwards. In addition to the fixed remuneration, Gothaer Versicherung also receives variable consideration to reflect its profit participation for each of the Company's financial years. The agreement does not provide an ordinary right of termination for either party. Both parties are entitled to give notice of extraordinary termination for just cause as specified in section 314 BGB. Under the terms of the agreement, the Company undertakes not to borrow more than 80% of the value of the total assets reported in the individual financial statements of the Company as prepared under German commercial law (HGB) as of the end of the financial year in which the profit participation capital is drawn down in full.

Sale of Calmatopo Holding AG on 20 October 2015

In keeping with the Capital Stage Group's long-term strategy of focusing its business activities on photovoltaic installations and wind power plants, and on service provision, the Company decided last year to discontinue operations in its Financial Investments segment.

Accordingly, Capital Stage AG entered into an agreement on 20 October 2015 governing the purchase of bearer shares in Calmatopo Holding AG, a subsidiary of Capital Stage AG. The shares were purchased by Till Farag,

Managing Director of Helvetic Energy GmbH. Under the terms of the agreement, the Company undertook to sell its stake of 100 bearer shares with a nominal value of CHF 1,000.00 (corresponding to 100% of the issued shares) for a price of CHF 1.00.

Under the terms of the agreement to sell Calmatopo Holding AG, the Company and Calmatopo Holding AG agreed on 20 October 2015 to waive the latter's debts. Accordingly, the Company undertook to waive its claims against Calmatopo Holding AG including interest.

As part of the sale, a debt waiver agreement was also entered into at the same time between the Company and Helvetic Energy GmbH, a subsidiary of Calmatopo Holding AG. According to the latter, the Company undertook to waive its claims against Helvetic Energy GmbH including interest.

Sale of BlueTec GmbH & Co. KG on 28 March 2014

On 28 March 2014, Capital Stage AG and the nine other shareholders of BlueTec GmbH & Co. KG entered into a share purchase and transfer agreement with ALANOD GmbH & Co. KG governing the sale of all shares in BlueTec GmbH & Co. KG and all business shares in BlueTec Entwicklungs- und Beteiligungs GmbH. The purchase price attributable to the Company for the sale of its limited partnership share in BlueTec GmbH & Co. KG was TEUR 902. Under the terms of the agreement, the purchase price was subject to adjustment.

Obligation agreement to accept the takeover offer between Capital Stage AG and PELABA Anlagenverwaltungs GmbH & Co. KG, PELABA Ökofinanz GmbH, Heinz Jarothe, Holger Götze and Helmut Horst dated 30 May 2016 along with supplementary agreement dated 8 July 2016

The Company entered into agreements on 30 May 2016 with five CHORUS shareholders, i.e. PELABA Anlagenverwaltungs GmbH & Co. KG with registered office in Neubiberg, PELABA Ökofinanz GmbH, also with registered office in Neubiberg, Heinz Jarothe, Holger Götze and Helmut Horst (together the "CHORUS package shareholders"), in which the latter have irrevocably undertaken to accept this offer ("Irrevocable Undertakings") for the CHORUS shares held by them (the "CHORUS package shares"). The obligation includes an undertaking to accept the takeover offer within two weeks following publication of the Offer Document in accordance with section 14 para. 2 WpÜG. The CHORUS package shareholders are not entitled to revoke or otherwise terminate their acceptance of the takeover offer. They are only entitled to exercise the statutory rights of withdrawal in accordance with section 21 para. 4 WpÜG in the event of an amendment to the offer and in accordance with section 22 para. 3 WpÜG in the event of a competing offer in very limited exceptions. Irrevocable takeover obligations were entered into with the CHORUS package shareholders for a total of 4,053,377 CHORUS shares (equating to approx. 14.63% of the CHORUS share capital and voting rights). Based on certain obligations in which Irrevocable Undertakings were entered into with PELABA Anlagenverwaltungs GmbH & Co. KG and PELABA Ökofinanz GmbH as well as Heinz Jarothe, originally these CHORUS package shareholders were to be considered as entities or individuals acting in concert with the bidder in accordance with section 2 para. 5 sentence 1 WpÜG. PELABA Anlagenverwaltungs GmbH & Co. KG, Heinz Jarothe, Holger Götze and Helmut Horst have no subsidiaries; PELABA Ökofinanz GmbH has two subsidiaries, which are considered to be entities, therefore, acting in concert with the PELABA Ökofinanz GmbH in accordance with section 2 para. 5 sentence 2 in conjunction with section 2 para. 5 sentence 3, para. 6 WpÜG. The bidder entered into modified agreements on 8 July 2016 with each of the aforementioned CHORUS package shareholders related to the Irrevocable Undertakings (as defined in item 6.8). Based on these modified agreements, these package shareholders are no longer entities or individuals acting in concert with the bidder in accordance with section 2 para. 5 sentence 1 WpÜG.

12. Legal proceedings

In August 2014, the Italian government approved the retroactive adjustment of the feed-in tariff for solar power with effect from 1 January 2015. The feed-in tariffs for owners of solar power plants with more than 200 kW capacity who received remuneration under Conto Energia, were to be cut by about 8%. The Company appealed against this decision and brought action before the Italian Administrative Court. In a test case in 2015, the Administrative Court for the region of Lazio expressed doubts over the constitutionality of the retroactive cuts in the feed-in remuneration for solar installations and referred the action against these cuts to the Corte Costituzionale (Constitutional Court in Italy) for constitutional review.

Apart from this action, the companies of the Capital Stage Group are not subject to any government intervention nor involved in any other legal or arbitration proceedings which have arisen or been concluded in the last 12 months or which the Company is aware may be impending, and which the Company believes will have, or recently have had, a significant impact on the financial position or profitability of the Company or of the Capital Stage Group.

13. Insurance

The Capital Stage Group believes that it has in place insurance cover which is standard for the industry for the operation of solar and wind parks, including in particular operator's liability insurance and all-risks insurance, which it considers necessary. Standard Directors and Officers Liability Insurance that the Company considers to be appropriate is in place for the Management Board and the Supervisory Board of Capital Stage AG. (See: "S. Management and Governing Bodies – 6. Corporate Governance")

  P. Regulatory environment and legal framework

The business activity of the Capital Stage Group is largely dependent on the legal framework to which it is subject. This applies in particular with respect to subsidies for renewable energies and the regulatory conditions for building and operating PV parks and wind power plants.

1. The photovoltaic and wind power sector in Germany

Subsidies for renewable energies

The business model of the Capital Stage Group is largely dependent on the purchase and remuneration of the electricity generated by the PV and wind parks. The purchase and remuneration of the electricity generated from renewable energies is governed by the German Act on Granting Priority to Renewable Energy (German Renewable Energy Act – "EEG"). The EEG as amended on 21 July 2014 ("EEG 2014") is the currently applicable version. An extensive revision of the EEG will be come into force on 1 January 2017 with the coming into force of the law passed by the Bundestag and Bundesrat on introducing auctions for electricity produced from renewable sources and further amendments to the law on renewable energy ("EEG 2017").

The EEG is designed in such a way that for every installation, the version of the EEG which was in force at the time of its commissioning shall apply for the duration of its funding. Installations that, for example, entered into service in 2015 will as a general rule continue to be subject to the provisions of EEG 2014 after EEG 2017 comes into force.

Pursuant to section 8 (1) EEG 2014, grid operators are fundamentally obliged to connect installations for generating electricity from renewable energies to their grid immediately and as a priority. Section 11 (1) EEG 2014 requires grid operators generally to purchase all of the electricity offered from renewable energies. Grid operators are required to expand the grid accordingly under section 12 (1) EEG 2014. They can, however, in the context of feed-in management pursuant to section 14 EEG 2014, control the purchase of electricity generated and, under specific circumstances, refuse to purchase electricity generated. In this case, section 15 EEG 2014 provides for a compensation mechanism. The aforementioned standards and the associated principles are not affected by the coming into force of EEC 2017 and remain valid.

Currently, the grid operators are (still) obliged to pay a tariff determined by the EEG to all operators of installations generating electricity from renewable energies for the electricity purchased for a period of 20 years in addition to the year of start-up (see in current EEG 2014 section 19 et seqq.) (the "funding"). According to section 5 no. 21 EEG 2014, start-up shall mean the first time an installation is put into operation, following the establishment of operational readiness exclusively using renewable energy sources or mine gas; the technical operating readiness assumes that the installation has been permanently installed for permanent operation at the intended place and permanently fitted with the equipment needed to produce alternating current. The EEG remuneration structure is currently undergoing significant changes. As of the beginning of 2017, when EEG 2017 comes into force, the German government will specify competitive, technology-specific auctions to determine the level of funding for newly constructed installations. This auction procedure aims to replace the system of administratively determining the levels of funding enshrined in the EEG by a competitive system. Operators of new installations receive funding only if they take part in an auction and their bid is successful.

The contracting authority is the German federal network agency ("BNetzA"). It will carry out several (probably three or four) auctions a year with a predetermined volume of MW. Contract awards from auction will be decided by the amount of funding offered. Step by step, contracts will be awarded to those bidders offering to accept the lowest amount of funding in each case – until the previously determined volume for that round of tenders has been auctioned off. Consequently, subsidies will go to the installations with the lowest possible amount of funding per kilowatt hour. Contracts are always awarded on a project-specific basis. Contract awards for onshore wind power cannot be transferred to other projects. For solar power plants, contract awards may be transferred under certain circumstances, currently however only with a financial discount.

Financial assistance for open-space PV parks

Funding for electricity from solar radiation energy that is generated through open-space PV parks has been determined through competitive auction since 2015 pursuant to the regulation on the auction of financial assistance for open-space parks (Freiflächenausschreibungsverordnung – "FFAV"). All open-space PV parks with an installed capacity of at least 100 kW and a maximum of 10 MW that have been in operation since 1 September 2015 are now only funded through invitations to tender. When the FFAV rules are incorporated into the new EEG 2017, as planned, the funding of open-space PV parks will once again be determined solely by the

EEG after EEG 2017 comes into effect. The FFAV [Open space tender ordinance] will be annulled on 31 December 2016

At present, in accordance with section 6 (3) no 6 FFAV, the only PV open-space parks that may apply for funding are those which are to be constructed on an area that at the time of the decision on the installation, or the change to the development plan, (a) was already sealed, (b) was already a conversion area from business, transport, residential or military use, or (c) is alongside motorways and railway lines, where the open-space parks should be constructed up to 110 metres away, measured from the outer extremity of the surfaced road. In addition to this, such PV open-space parks may take part which are to be constructed on sites that (d) are or were owned by the federal government or the Institute for Federal Real Estate and at the time of the decision on the installation, or the change to the development plan, were administered by the Institute for Federal Real Estate or (e) whose parcels of land were used as farmland at the time of the decision on the installation or the change to the development plan and in are in a less-favoured area and which do not come under any of the categories (a) to (d). However, contracts may only be awarded for a maximum of ten open-space parks per year on farmland.

Whether or not the site is a conversion area within the meaning of section 51 (1) no. 3 letter c) aa) EEG 2014 or section 6 (3) no. 6 letter b) FFAV is largely a matter of fact. Conversion area within the meaning of the EEG or FFAV requires the land to have suffered negative impact from previous use for economic, transport, housing or military purposes and that this impact continues to have an effect. Whether or not an area is considered less favoured, according to section 6 (3) no. 6 e) FFAV, is determined by European Council Directive 86/465/EEC of 14 July 1986 concerning the Community list of less-favoured agricultural areas in the sense of Directive 75/268/EEC (OJ 273 of 24 September 1986, p.1) that has most recently been amended by Decision 97/172/EC (OJ 72 of 13 March 1997, p.1). EEC 2017 defines the term "deprived area" accordingly in section 3 no 7. EEC 2017 extends the potential area for PV open-space plants compared with FFAV.

Funding for electricity from installations on buildings or other structural facilities is currently governed by section 51 EEG 2014. The funding system decided administratively still applies at present for these installations. From 2017, however, funding will also be determined by bidding procedure insofar as the installed capacity of the plant exceeds 750 kW.

The level of subsidy for PV open-space plants is solely dependent on the acceptance of the tender for the whole subsidy period. Notwithstanding section 22 EEC 2014, the subsidy period for open-space PV plants is exactly 20 years from the announcement of the issuing of the subsidy authorisation by the BNetzA [Federal Network Agency], cf section 28 paragraph 5 FFAV. When EEC 2017 comes into force, the subsidy period for all plants that are to be included in the tenders will be 20 years from the time the plant was commissioned, cf section 25 EEC 2017.The provision of section 31 EEG 2014, according to which the funding of electricity generated from solar energy is subject to monthly degression, is explicitly ruled out for PV open-space parks on the basis of section 13 (3) FFAV. Also under EEC 2017, the competitively determined subsidy rates are not subject to degression.

Until now, different pricing rules have applied for bidding procedures under the FFAV. In the "pay-as-bid" procedure, each bidder who is awarded a contract receives exactly the amount of funding that they applied for. In the "uniform pricing" procedure, all successful bidders, in other words the participants offering the cheapest prices in the auction, receive exactly the same amount of funding as the most expensive bidder who was still awarded a contract in the auction. In addition to this, BNetzA publishes an "ambitious maximum price" for each round of auction, which no bidder may exceed.

The following subsidy rates were determined in the first four auctions (total volume 625 MW):

	1st round (15/05/2015)	2nd round (01/08/2015)	3rd round (01/12/2015)	4th round (01/04/2016)
Pricing rule	"pay-as-bid"	"uniform-pricing"	"uniform-pricing"	"pay-as-bid"
Ambitious maximum price	11.29 ct/kWh	11.18 ct/kWh	11.09 ct/kWh	11.09 ct/kWh
Average award	9.17 ct/kWh	-	-	7.97 ct/kWh
General award	-	8.49 ct/kWh	8.00 ct/kWh	-

Financial assistance for onshore wind energy

The funding of electricity from onshore wind power plants is currently governed by section 49 EEG 2014. The funding for the first five years after the wind power plant starts up is currently 8.90 cents per kilowatt-hour, according to section 49 (2) sentence 1 EEG 2014 (initial value). After five years, this funding generally decreases to 4.95 cents per kilowatt hour (basic value) in accordance with section 49 (1) EEG 2014. Under certain circumstances, the period for the initial tariff can be lengthened depending on the characteristics of where the wind power plants are sited (section 49 (2) sentences 2 and 3 EEG 2014), which in practice leads to the initial tariff being paid for much longer than just the first five years.

The aforementioned funding applies for wind power plants that were put into service after 1 August 2014. Wind power plants commissioned in 2016 or later are subject to a quarterly degression of 0.4% with respect to the level of funding applicable in the preceding three calendar months in each case (section 29 (2) EEG 2014). The degression can increase to up to 1.2% if the actual increase in onshore wind power capacity exceeds the scope of increase provided for in EEG 2014 (net increase of 2400 to 2600 MW per year, see section 29 (1) EEG 2014) (section 29 (3) EEG 2014).

According to current figures from BNetzA, the current funding amounts for onshore wind power plants which went into operation in 2016 or which will go into operation in 2016 are as follows:

Quarter of start-up	Base value in ct/kWh1)	Initial value in ct/kWh2)	Degression3)
1/2016	4.89	8.79	1.2%
2/2016	4.83	8.69	1.2%
3/2016	4.77	8.58	1.2%
4/2016	4.72	8.48	1.2%

1)	As per section 49 (1) EEG 2014 in conjunction with section 29 (2) and (3) EEG 2014

2)	As per section 49 (2) EEG 2014 in conjunction with section 29 (2) and (3) EEG 2014

3)	As per section 49 (3) EEG 2014

The funding amounts reproduced in the above table are not legally binding. They are subject to change by legal amendment.

It must also be pointed out that funding for electricity generated through onshore wind power plants will be determined competitively by auction as regulated by EEG 2017. The bidding procedure for onshore wind power will be separate from that for offshore wind power.

The structure of the bidding procedure for onshore wind power will be similar to the pilot process for PV open-space parks as per FFAV. Bidders must, however, fulfil more stringent formal requirements to take part in auctions. Proof that permission for the planned wind park has been granted pursuant to the Federal Emission Control Act must be provided to BNetzA when making a bid (section 36 para. 1 no. 1 EEG 2017). There are no limits on the size of the project nor the area to be built on. Funding duration is 20 years after plant start-up (section 25 EEG 2017). The awards are allocated bindingly and permanently to the respective wind energy plants on land to which the approval specified in the bid relates. They may not be transferred to other plants or other approvals (section 36f para. 1 EE6 2017).

Pursuant section 22 para 2 EEG 2017 projects whose wind power plants have been authorised under emission control law up to the end of 2016, and that will become operational by the end of 2018 (so-called transition plants), are excluded from the obligation to participate in the bidding procedure. These plants continue to receive a level of funding decided administratively, and may change to the new bidding regime if they so wish, but must reach a binding decision before 1 March 2017. In addition, wind power plants with a capacity of up to 750 kW, and prototypes for a maximum of 125 MW per year, are excluded from taking part in auctions (section 22 para 2 EEG 2017).

To create comparable terms of competition all over Germany and to fund the nationwide increase in the number of wind power plants, a virtual "100 percent site" (definition: installation height: 100 metres, wind speed: 6.45 m/s average) is introduced in EEG 2017, on which a 100% quality factor is based. Bids must be multiplied by this factor based on a so-called "one-tier reference revenue model" prior to submission. For this reason, interpolation values in decimal steps are determined in EEG 2017 between 70 and 150 percent, with linear interpolation between neighbouring decimal steps. Below a reference value of 70 percent, the adjustment factor will not be increased further. The adjustment factors have been chosen to provide incentives for new installations to be built across Germany, but with stronger incentives for them to be built on sites where there is strong wind, i.e. more productive and profitable sites. Plant operators submit their bids on the basis of this adjustment, by converting the expected reference revenue of the plant to the reference revenue of the 100 percent site using the legally defined adjustment factor.

Direct marketing

In order to fund the market integration of renewable energy, the direct marketing system was introduced into the EEG – initially as an option – in EEG 2012. Since EEG 2014 came into force, however, compulsory direct marketing has applied for all new plants with an installed capacity of more than 500 kW. Since 1 January 2016, plants with an installed capacity of above 100 kW have also been subject to direct marketing (section 37 (2) no. 2 EEG 2014).

The system of minimum remuneration entitlements has therefore been largely abandoned, since direct marketing (section 34 et seq. EEG 2014) is a model outside the guaranteed feed-in tariff under EEG: Instead of selling electricity to the nearest electricity grid operator for the applicable EEG feed-in tariff, installation operators can feed the electricity they generate "unsubsidised" into a public grid and sell it directly to a buyer or on the electricity exchange. The few plants which are not subject to compulsory direct marketing can switch to direct marketing or back to the guaranteed feed-in tariff on the first calendar day of each month subject to appropriate notification before the start of the previous month (section 20 EEG 2014).

Under the market premium model (section 34 EEG 2014), installation operators receive a market premium from the grid operator for directly marketed electricity generated from renewable energies, in addition to the price paid for the electricity by a third party. This only applies to electricity which has actually been fed into the grid system and purchased by a third party. The amount of the market premium is calculated each calendar month and is basically the difference between the so-called "reference tariff", which is equivalent to the subsidy applicable to the installation in question, and the reference market value of the specific energy source, which is calculated using the actual monthly average of hourly contracts on the spot market and a weighting to be applied for electricity from PV and wind parks. The total of the market price and the market premium is therefore equivalent to the applicable EEG feed-in tariff, i.e. the subsidy.

The direct marketing tariff consequently comprises the market value of the electricity from renewable energy and the floating market premium. In total, despite fluctuating electricity wholesale prices, the minimum funding specified in EEG 2014 is always obtained and paid to the plant operator.

Regulatory framework for the erection and operation of PV and wind parks

Approval procedure for PV parks

The need to acquire approval to erect PV parks is governed by the state building codes of the individual German states. A licence under emissions law is not required for the erection and operation of PV parks. Nor are environmental impact assessments required for PV parks.

Erecting a PV park does require a development plan. PV parks cannot normally be erected in areas that do not have a development plan.

Where a project-based development plan has been produced for a PV park, there must also always be an implementing agreement for the project-based development plan (section 12 (1) German Federal Building Code ("BauGB"). The implementing agreement commits the developer to implement the project (the PV park and any compensation measures stipulated under nature protection law) within a fixed time limit. Where the developer fails to implement the project, the local authority shall revoke the project-based development plan (section 12 (6) BauGB). Implementation of the project is then no longer permitted under building law.

In most countries, developers must apply for planning permission before constructing an open-space photovoltaic installation. The length of the approval procedure can differ greatly depending on the authorising body. If the conditions for planning permission are met, applicants are entitled to demand that planning permission be granted. Planning permission for open-space PV parks often contains conditions such as the provision of security to ensure dismantling when the asset is retired.

Some federal state building codes (such as the state building code of Bavaria) state that planning permission is not required if an PV park complies with the stipulations of a development plan. In such a case, an open-space photovoltaic installation can be erected without going through any procedures. If a project does not comply with the stipulations of the development plan, planning permission must also be sought in these German federal states (where necessary, with exemptions from the stipulations).

Depending on the location of the installation, further permission or licences may be required, such as under laws pertaining to water and waterways, which are not covered by the planning permission.

Approval procedure for wind parks

The erection and operation of wind power plants are subject in particular to emission control, building, nature conservation and environmental laws. When erecting very small wind power plants with an overall height of up to 50 metres, a planning permission procedure in accordance with the relevant federal state building code is sufficient. In practice, the planning procedure is irrelevant in this respect, as newly constructed wind power plants are normally more than 50 metres high. Wind power plants that are over 50 metres high require a licence under emission-control law for their construction pursuant to section 4 of the Federal Emission Control Act (Bundesimmissionsschutzgesetz – "BImSchG"). The emissions licence has a concentration effect pursuant to section 13 BImSchG, which means that the licence also includes other official decisions with a bearing on the installation, in particular licences under public law, approvals, consent, permits and authorisations. Building law aspects are also examined as part of the emission control approval procedure. Section 13 BImSchG only excludes some specific approvals, permits and authorisations (such as those under water law).

Wind power plants can apply for a licence under the BImSchG either through the simplified procedure pursuant to section 19 BImSchG, or through the standard procedure pursuant to section 10 BImSchG. Wind power plants are normally approved using the simplified approval procedure. The standard approval procedure pursuant to section 10 BImSchG is necessary when a procedure that includes an environmental impact assessment is required for the approval of wind power plants pursuant to the German Environmental Impact Assessment Act (Gesetz über die Umweltverträglichkeitsprüfung – "UVPG").

An environmental impact assessment must always be performed for wind parks with 20 or more wind power plants. Under certain circumstances, existing wind power plants may also be included when calculating the number of wind power plants if they are within the field of influence of the new wind power plants. In these cases, the standard approval procedure pursuant to section 10 BImSchG must always be used. For 6 to 19 wind power plants, the UVPG stipulates individual general screening. The individual general screening may – as with the site-related screening, which is required for three to five wind power plants – result in an environmental impact assessment being required for a smaller project (with fewer than 20 wind power plants). In this case, approval must also be issued through the standard approval procedure pursuant to section 10 BImSchG.

The main difference between the standard approval procedure and the simplified approval procedure is that a public participation procedure is required. In the course of the public participation procedure, third parties can lodge objections to the project.

The authority responsible for issuing the licence shall check, on the basis of the application documents, whether or not a project can be granted a licence. Where the authority determines that a project can be granted a licence, the applicant is entitled to have the licence issued. The duration of the approval procedure varies depending on the circumstances. If, for example, an environmental impact assessment is required and if a public participation procedure is necessary, as in the standard approval procedure pursuant to section 10 BImSchG, this will clearly prolong the procedure.

Emission-control licences for the construction and operation of wind parks are usually granted only with a number of additional conditions. Typical additional conditions are the provision of security to ensure dismantling when wind power assets are retired, regulations governing switch-off periods as a result of any conflicts arising with emissions law (noise and shadow) or for environmental protection reasons (bird strike and protection of bats) and constraints on the structural design of the wind power plants (for reasons of air safety for example). The additional conditions relating to switch-off periods in particular may result in the installations not being permitted to operate for a specified period and, in the worst-case scenario, they could even be forced to shut down.

A development plan is not normally necessary for the erection of wind power plants. Owing to the size of the installations, however, they are regionally significant. If priority areas for wind energy are specified in a land use plan or in a regional development plan, wind power plants may only be constructed in these priority areas (section 35 (3) sentence 3 BauGB). In Bavaria, a so-called 10-H rule applies. Under this system, the distance between a wind power plant and the nearest residential area must be at least ten times the height of the wind turbines. This provision may lead to projects that have been approved not being carried out.

2. The photovoltaic sector in the United Kingdom

Overview

The past 5-10 years have seen a strong interest in renewables market in the United Kingdom, and in particular the British solar photovoltaic (PV) market, as evidenced by its high rankings in global market studies and attractiveness indices for renewables. The government maintains that PV is an important part of the energy mix in the United Kingdom but has nevertheless made changes to the levels of support available in consideration of the record deployment of photovoltaics and the sharp decrease in technology costs. These recent shifts in government policy have altered the economic outlook for new small scale solar projects in the United Kingdom.

New PV installations can obtain support through two government schemes. The Feed-in Tariff ("FiTs") programme supports smaller scale solar (renewable energy generation below 5MW). Larger projects have to compete with other "established technologies" for contracts - Contract for Difference ("CfDs") – through the competitive allocation scheme instituted by the government. In a focus on budgetary targets, the government heightened its emphasis on cost control measures and integrated the support for these and other schemes into the Levy Control Framework ("LCF") – the overall budget supporting low carbon support schemes in Great Britain.

Authorisation procedure for renewable energy generating plants

A range of approvals may be required for the construction and operation of new electricity infrastructure. For the development of large-scale nationally significant infrastructure projects ("NSIPs"), England and Wales has a uniform fast-track development approval system. NSIPs include PV generating projects of capacity exceeding 50MW; for development of projects not meeting the NSIPs criteria, the standard statutory procedure will apply. The majority of solar projects follow the standard statutory procedures.

For solar PV projects that fall below the NSIPs threshold, planning permission is required and must be obtained from either the local planning authority level or the Secretary of State. Small scale solar projects (i.e. below a specific generating capacity), can be considered microgeneration in which case planning permission will be deemed granted under statutory "permitted development rights". Other authorisations which may be relevant for a solar project include environmental impact assessment, health and safety regulations, approvals for deploying above-ground electricity lines and, for projects with a capacity above 50MW, section 36 consent under the Electricity Act 1989. The authorisation procedure is slightly different for projects situated in Scotland but follows the same principles.

In addition, a large scale solar PV project may need to be authorised by a generation licence (unless an exemption for medium or small scale generation applies). Licences are granted by the Office of Gas and Electricity Markets ("Ofgem") and licence holders are subject to the licence conditions and required to comply with relevant industry codes, agreements and other provisions.

Support available for photovoltaic installations

In the United Kingdom, the capacity of a generating station and the operational stage of the project will define which support measure is available. Larger solar projects were previously supported by the Renewables Obligation (RO) scheme. New large scale (5MW and larger) PV installations would now seek support under the CfD scheme. Smaller scale solar can benefit from the FiTs scheme.

The government supports a policy of grandfathering of renewable support programmes in the United Kingdom. This means that once a support measure has been secured in the relevant scheme (e.g. RO, FiTs, etc.), the level of support that a generator receives under that scheme should not be changed retrospectively, other than in pre-agreed circumstances (such as, for example, for small scale RO accredited solar PV projects with accreditation dates after 22 July 2015). This protection is applicable only once an energy producer has secured the relevant support measure.

Renewables Obligation

The RO scheme was introduced in England, Wales, and Scotland in 2002. The RO scheme operates by imposing a condition on licensed electricity suppliers to source a proportion of the total electricity that they supply to consumers in an obligation period from low-carbon producers. Suppliers can comply with this obligation by submitting Renewable Obligation Certificates ("ROCs") that they have purchased from generators/brokers to the regulator or by paying the buy-out price, or a combination of these two.

ROCs are issued to producers for each MW of electricity generating by a power station that is accredited under the scheme. The duration of support is 20 years from the date of accreditation. The volume of ROCs issued for a generating station is dependent on the technology and the year of accreditation and the regulator publishes the level of ROCs applicable for each technology and accreditation year on a regular basis. As noted above, projects benefit from the grandfathering policy by receiving the level of support obtained at accreditation for the duration of the RO support. It is usual for ROCs to be transferred between producers and suppliers by way of bilateral agreements under which suppliers purchase electricity and all associated benefits (including ROCs).

This programme is still in place for operational projects but has been closed to new projects since March 2015 for large-scale PV installations (capacity above 5MW) and since March 2016 for small-scale installations (up to 5MW). The government has provided grace periods and projects that meet specific criteria can potentially secure accreditation for the RO programme until March 2016 and March 2017, respectively.

Contracts for Difference

CfDs are bilateral agreements between a low-carbon producer and a government-owned entity, the Low Carbon Contracts Company (LCCC), for a 15-year period. Support under the CfD scheme is limited by a budget (which is part of the LCF) and generators must bid to win CfDs that are allocated in competitive auction rounds. The CfD budget is split by generating technology groupings; different renewable technologies compete against each other – accordingly established technologies, including PV and onshore wind, compete for CfDs against one another as well as other projects in their technology group.

Under a CfD the producer receives a guaranteed price (the "strike price") for the electricity that it produces for the term of the CfD. The payment made is calculated by subtracting the market reference price (i.e. the price that can be obtained for the electricity generated in the market at that stage in the term of the CfD) from the strike price set under the CfD. Note that in circumstances where the market reference price is higher than the strike price under the CfD, the generator is contractually required pay the surplus to the LCCC. This means that for the duration of the CfD the producer can expect remuneration at the strike price for each megawatt of renewable energy generated and, with appropriate electricity trading arrangements in place it should not be exposed to general wholesale market electricity-price volatility. Note that a producer will still need to sell its power for example by entering into power purchase agreements with customers.

Feed-in Tariff

The FiT programme was introduced in 2010 to support micro and small-scale (5MW and below) renewable and low-carbon generation. The programme is administered by Ofgem. Under the scheme, a fixed payment is made for every kWh of electricity that is generated on-site, the "generation tariff", and a guaranteed minimum payment for any unused electricity that the generator exports to the grid, the "export tariff". Payments under the scheme are administered and made by suppliers as FiT Licensees. Registration of microgeneration PV installations (below 50kW) in the FiT scheme is undertaken by FiT Licensees, whilst Ofgem is responsible for accrediting installations between 50kW to 5MW capacity. Support via the FiT programme is available for 20 years from the date of accreditation of the unit.

The export tariff is a centrally set flat rate paid for each kWh exported; generators can also opt out of the export tariff and sell their electricity for the market price. The generation tariff varies depending on the scale of the PV installation and the eligibility date of the power plant. For PV installations, the applicable generating tariff level depends on whether a project is stand-alone or not and the size of the project. In addition, energy efficiency levels (for buildings wired to the solar installation) and ownership of multiple installations also affect the level of the generation tariff for PV installations. The generation tariffs for PV installations are subject to a "default degression mechanism" under which rates will fall steadily on a quarterly basis in a pre-mapped reduction, and a quarterly "contingent degression mechanism" if use [of supported installations] meets the quarterly deployment cap.

Major changes to the FiT programme were introduced from February 2016, including a reduction of generation tariffs, the introduction of quarterly provision caps that limit spending in individual technologies coupled with a default degression mechanism, and an overall FiT budget (limited to a maximum of £100m per year for new installations by April 2019). These changes will affect the attractiveness of the regime for new PV installation projects seeking to benefit from the FiT programme.

Grid capacity and connection to the grid

Connection of PV installations can be made at both the transmission and distribution levels, though connection to the distribution system is much more common. Under both transmission and distribution licence conditions there are obligations on the relevant system operator to connect on a timely and efficient basis and to offer connections on a non-discriminatory basis. The process for obtaining a connection is generally similar at the transmission or distribution level. A new producer must apply to connect with the relevant network operator, who then provides the applicant with a connection offer setting out terms and conditions and connection costs. Once an offer is accepted, the producer enters into a connection agreement with the network owner and commits to comply with the relevant codes and industry agreements.

In order to comply with the network's security and quality standards and to ensure grid capacity, stabilisation work to upgrade the grid may be required for new connections. The costs related to this are shared between the connecting customer and all customers of the network.

When applying for connection to the distribution network, a connection offer will be sent by the relevant distribution network operator stating the costs incurred for connection, which might include the costs of assets used exclusively for the connection applied for, and a portion of costs relating to any reinforcement work required (with the remaining portion of the reinforcement costs being paid through the use of system charges).

When connection is made to the transmission network, the transmission system operator will issue a connection offer under the Connect and Manage framework which is intended to allow faster connections. Reinforcement work in such cases might include "enabling work" and "wider work". A generator will be able to connect to the grid as soon as enabling work is completed and whilst wider work is undertaken.

3. The photovoltaic sector in France

Official authorisations required for PV installations

Planning authorisations

Pursuant to Article L. 421-1 of the French Urban Planning Code, a planning permit has to be obtained before the erection of a solar power plant with a power exceeding 250 kWp. The complete application file, including an environmental impact study and implementation of a public hearing, has to be submitted to the Prefect (local governmental authority) who is the competent authority for such construction.

Pursuant to Article R. 421-9 h) of the French Urban Planning Code, (i) the erection of a solar plant higher than 1.80 meter and with a power lower than 3 kWp or (ii) the erection of a solar plant with a power between 3 kWp and 250 kWp only requires a planning declaration.

Environmental authorisations

A clearing authorisation may also be required to erect a solar power plant when a size-able forest area needs to be cleared. In such event, the said authorisation must be issued by the Prefect before the issue of the planning permit (or planning declaration), pursuant to Article L. 341-7 of the new French Forestry code.

The applicant requesting the authorisation must choose between one of the requirements set out by the Prefect pursuant to Article L. 341-5 of the new French Forestry Code:

•	carrying out compensatory planting or reforestation works

•	payment of a contribution to the French Forestry and Wood Resources Strategic Fund in the amount determined by the Prefect.

When water sources are likely to be affected by the future solar plant, a specific authorisation or declaration receipt under the French Water Act must be obtained.

Energy regulations related to PV plants

Authorisation to operate a solar plant

Since 30 May 2016 and pursuant to Article L. 311-6 of the French Energy Code and Article R. 311-2 of the French Energy Code as amended by Decree No.2016-687 dated 27 May 2016, electricity production facilities with an installed load exceeding 50 MWp are, prior to their construction, subject to the issuance of an operating authorisation.

The filing related to the operation of the facility ceases being effective when the facility has not been commissioned within three years of being issued, or has not been in operation during three consecutive years, save in case of force majeure or because of an action attributable to administrative authorities that is comparable to a case of force majeure.

Grid connection

A grid connection application must be filed for any new electricity production facility. The application is filed with one of the network operators. The network operator (i.e. ERDF) is required to submit to the producer, within three months of submission of the application file, a technical and financial proposal (PTF) assessing the technical and financial terms of the facility's connection to the public network.

Once the proposal has been accepted by the producer, the network operator prepares a connection agreement determining in particular the time period and the cost of connection to the network.

CODOA (certificate for the right to purchase power)

This "certificate verifying the obligation to purchase power" has been repealed by Decree No. 2016-682 dated 27 May 2016, following the French "Loi de transition énergétique" (Energy Transition Act) dated 17 August 2015. Since 30 May 2016, a solar energy producer will be allowed to directly conclude a purchase agreement with Electricité de France (EDF).

Power purchase agreement

Existing contracts (before the effective date of the Energy Transition Act)

•	Feed-in tariff

Article L. 314-1 2° of the French Energy Code sets forth that "the electricity production facilities using renewable energies, except for the types of energy referred to under category 3° or the facilities using technology with high-energy-efficiency such as co-generation may benefit from the purchase obligation mechanism."

Article L. 314-1 2° further sets forth that "a decree sets forth the limitations related to the installed power of the production facilities that may benefit from the purchase obligation. Such limits, which may not exceed 12 megawatts, are determined for each category of facility which may benefit from the purchase obligation in relation to a production site. In order to assess compliance with said limits, two power generators, belonging to the same category of facilities, operated by the same person or by the companies that this person directly or indirectly controls within the meaning of Article L. 233-3 of the French Commercial Code, may not be deemed located on two separate sites if the distance between such producers is less than a minimum distance determined by a regulatory provision. Such limits are revised in order to account for the gradual opening of the domestic electricity market".

Such power limit is equal to12 MW (Article R. 314-2 of the French Energy Code), and the distance between the two facilities benefiting from the obligation to purchase and operate by the same person is 500 meters (Article R. 314-11 of the French Energy Code).

Under Article R. 314-5 of the French Energy Code, relationships between the producer and the buyer are governed by an electricity purchase agreement. Such purchase agreement is adopted in accordance with the "ministerial decree corresponding to the relevant industrial sector". The currently applicable ministerial decree corresponding to the photovoltaic sector is the ministerial decree of 4 March 2011 which applies to projects for which a complete connection application has been sent to the network operator starting from 10 March 2011.

According to Appendix 1 to the ministerial decree of 4 March 2011, as amended by the ministerial decree of 30 October 2015, which is currently in effect, open space facilities are subject to the "T5" purchasing price, which is determined based on the quarter in which the producer sent the complete connection application to the operator of the network to which the facility is connected.

As a rule, the purchase agreement executed in this way is made for a term of twenty years from the facility's commissioning date (i.e. the start date of its connection to the public network). The start date must be within eighteen months from filing of the complete connection application by the producer with the operator of the network. If this time limit is exceeded, the term of the purchase agreement is reduced by a period equal to three times the relevant delay.

Feed-in tariff in force regarding the date of the producer's complete application for the grid connection to the public network
	Application for grid connection filed between 1 January 2016 and 31 March 2016	Application for grid connection filed between 1 April 2016 and 30 June 2016
PV power plant (installed load ranging between 0 and 12 MWp)	5.96 c€/kWh	5.80 c€/kWh

•	Procedure for calls for tender

Pursuant to Article L. 311-10 et seqq. of the French Energy Code, invitations to tender may be launched by the French Minister for Ecology for the development and the operation of solar power plants with a power ranging between 100 kW and 250 kW or with a power exceeding 250 kW.

In both cases, PV plant projects are appointed as winning projects of the call for tender procedure by a ministerial decision on the basis of several conditions mentioned in the specifications. This decision may also include requirements which have to be complied with.

Furthermore, in the ministerial decision, the feed-in tariff is only determined by the stipulations of the call for tender documentation. Producers cannot benefit from other tariffs mentioned in ministerial decrees. A power purchase contract is signed six months at the latest after the ministerial decision.

The most recent call for tender concerning the development and the operation of solar power plants with a power exceeding 250 kW was published in the Official Journal of the European Union on 27 November 2014. By a decision dated 7 December and 10 December 2015, the French Ministry for Ecology appointed the winning project and recalled applicable imperative requirements.

Contracts executed pursuant to the Energy Transition Act

The Energy Transition Act of 17 August 2015 and its implementing decrees of 27 and 28 May 2016 have amended the electricity sale regime and in particular the regime applicable to solar energy. This new regime came into effect on 30 May 2016. However, the applicable provisions set forth that the photovoltaic facilities for which a complete connection application was been filed prior to 30 May 2016 may continue to benefit from the purchasing terms defined by the ministerial decree of 4 March 2011, provided that the facility is completed by the latest of the two dates below:

•	within 18 months from the date of the complete connection application; or

•	within 18 months from the effective date of the new provisions, i.e. 30 November 2017.

-	"On-tap" procedure ("guichet ouvert")

The purchase obligation regime provided for in Article L. 314-1 of the French Energy Code is maintained. However, the new Article D 314-5 of the French Energy Code limits the benefit of the said regime to PV installations that are located on a building and have a peak power not exceeding 100 kW. In addition, the distance between the two facilities benefiting from the purchase obligation that are operated by the same person is equal to 250 meters (instead of 500 meters).

-	Procedure for calls for tender

The call for tender regime is maintained for solar energy, but is largely amended.

More specifically, Article L. 311-12 of the French Energy Code sets forth that selected candidates benefit from the following, according to the terms of the call for tender:

•	either a purchase agreement for the produced energy, or

•	an agreement offering an additional remuneration for the produced energy. The mode of calculation and payment of such additional remuneration are determined in the specifications of the call for tender.

4. The photovoltaic and wind energy sectors in Italy

Overview

The Italian market can be considered particularly profitable today, and among the best in Europe for the production of electricity from renewable energy sources. The photovoltaic and wind energy sectors have always been the main renewable energy technologies in Italy due to the advantageous Italian funding system for solar PV projects and wind parks combined with Italy's geographical position. Italian and foreign developers choose Italian regions, especially southern Italy, to build PV plants because of the very high utilization levels that such plants achieve thanks to the favourable Italian climate.

The main opportunities in the solar sector concern roof top market due to high building density and strong Italian funding support, especially for public and new buildings. The focus on ground-mounted PV plants has become less important in the last year, mainly because of cuts in public funding that took place in 2012. As regards the wind sector, onshore plants seem to be the main opportunity.

Authorisation procedure for renewable energy generating plants

The Italian legislature has adopted laws and rules to simplify the approval process for building and operating all types of renewable energy projects. New plants exceeding certain capacity thresholds, such as 20 kW for PV plants or 1 MW for wind parks, can be authorised through a relatively simple single authorisation (Autorizzazione Unica – AU) procedure. The AU is issued, by the regions or by the provinces delegated by the regions, following a single procedure in which all the involved public entities participate and includes all the relevant authorisations and clearances to be issued by the participating public entities. The process must be concluded within 90 days. The applicant must demonstrate, before issuance the AU, the availability of the lands on which the plant will be constructed. The AU also constitutes the approval to construct and operate the renewable plants in compliance with the approved project (as filed with the relevant Region or Province). It must include an obligation on the part of the renewable plant operators to restore the original state of the area/premises when the PV plant is no longer in operation.

Simplified procedures, based mainly on communications between the developer and the local authorities, are also available for smaller plants. Numerous regions across Italy have also developed local rules and regulations which reflect and implement national energy provisions.

The construction of plants in earthquake zones are subject, in addition to the relevant administrative authorisation for construction (i.e. AU or, for smaller plants, building permit, DIA/SCIA, simple notice or PAS), to a declaration of start of work by the constructor to be filed with the competent municipality. If the earthquake area is classified as high risk area, the construction work is subject, in addition to the above indicated authorisations and declaration, to the prior authorisation by the competent region.

Through issuing the AU, regions can provide for environmental compensation measures for the benefit of the local entities (i.e. usually the municipalities where the renewable power plant will be built) to be borne by the developer. However, all such environmental compensation measures must be realistic and material. It cannot simply be economic compensation and cannot be determined by the municipalities. Typically the compensation measures cannot exceed 3% of the revenue – included any support tariff – deriving from the sale of energy.

Funding support system

Support provided in Italy for renewable energy sources are among the highest in Europe.

Solar sector

Since 2005, PV installations have been remunerated by the Gestore Servizi Energetici ("GSE"), the Italian public energy manager, with a feed-in tariff ("FiT"). The FiT is granted for a 20 year period, on the basis of the amount of energy produced and dispatched. The Conto Energia legislation sets out the rules governing the FiT, which are updated periodically by the Italian legislature.

With reference to the eligibility for the FiT, when the same developer owns more than one photovoltaic facilities constructed on the same cadastral parcel or on neighboring parcels, the FiT will be calculated based on the total output of the plants in accordance with the installation methods and start-up date of the individual facilities. Such rules also apply when the photovoltaic plants built on neighboring parcels are owned by two companies which are affiliated or controlled by the same holding company.

In July 2012, the Italian Government approved Conto Energia V, the fifth version of the legislation governing the support for photovoltaic energy. The new rules entered into force on 27 August 2012.

Under Conto Energia V, very small PV plants (i.e. those having a capacity of less than 12 kW) have direct access to the funding support system, whilst all other PV plants must go through a registration procedure.

Conto Energia V grants a lump-sum FiT for the portion of net electricity fed into the grid and an additional tariff for the portion of net electricity consumed on site. In particular, GSE grants the following FiT:

a)	for the portion of net electricity fed into the grid

•	by PV plants with a nominal capacity of up to 1 MW, a lump-sum tariff based on the capacity and type of PV plant;

•	by PV plants with a nominal capacity of above 1 MW, the difference (if positive) between the lump-sum tariff and the hourly zonal price. If the hourly zonal price is negative, this difference will not exceed the amount of the lump-sum tariff applicable to the PV plant, depending on its capacity and type, as well as on the reference half-year.

b)	for the portion of net electricity consumed on site, an additional tariff.

As established by Conto Energia V, the value of the two tariffs (lump sum and additional tariff) will progressively decrease in each half-year of application of the respective FiT, starting on August 27, 2012.

Conto Energia V also provides for premium and special tariffs for (i) PV plants whose main components have been manufactured in one of the Member States of the European Union or of the European Economic Area, and (ii) PV plants installed on buildings whose modules replace roofs/covers from which asbestos has been completely removed.

Conto Energia V is no longer in effect as of July 6, 2013, since the stipulated cumulative cost of support of € 6.7 billion per year has been reached, as communicated by the Italian Energy Authority's Decision no. 250/2013 /R /EFR.

Therefore, starting 6 July 2013 no FiT is granted for PV installations which were not approved for the FiT under Conto Energia V prior to 6 July 2013. New solar PV will operate in grid-parity.

Finally, the FiT granted for PV under Conto Energia V has been reduced as follows beginning 1 January 2015:

Remaining period (years)	Percentage of FiT reduction
12	25%
13	24%
14	22%
15	21%
16	20%
17	19%
18	18%
then 19	17%

GSE published the Regole per il mantenimento degli incentivi in Conto Energia (Guidelines for the Maintenance of Support under Conto Energia – the "guidelines"). These guidelines direct the implementation and communication of modifications to PV plants receiving support under the provisions of Conto Energia V. GSE requests that any kind of modification, irrespective of whether or not it is relevant for the award of the FiT, must be notified to the GSE. Any such modifications implemented in the past and not yet communicated to the GSE had to be notified to the GSE by 30 September 2015. Added to the burden of notification is the duty to pay the administrative fees established by the Ministerial Decree of 24 December 2014, which, depending on the circumstances, can be disproportionally high. The GSE now also requires that any replacement modules or inverters that are acquired and installed in a PV plant after 1 May 2015 must meet all the requirements of Conto Energia V, irrespective of which requirements applied to the original components at the time of the start of operations.

Lastly, and most significantly, the guidelines establish the rule that production increases resulting from improvements to the efficiency of a PV plant will not be entitled to the FiT. The GSE will instead determine a cap on the FiT in line with past production or productivity estimates, which results in a disincentive for efficiency improvements.

Regardless of a public hearing of PV-operators associations, the GSE decided to suspend the application of the above-described guidelines. It cannot be excluded that GSE will resume them in the future.

Wind sector

Green certificates ("GC")

Since 1999, all energy plants fueled by renewable energy sources other than solar participate in a funding support system based on GCs.

The mechanism of GCs is based on the mandatory rule of the Italian law, according to which the producers and importers of electricity generated from non-renewable sources must annually introduce into the national grid a minimum quota of electricity produced by plants that operate with renewable sources. The GC is issued by the GSE16, upon request of the holder of a plant powered by renewable sources and it has a negotiable value of 1 MW. The requirement provided by the Italian law may also be satisfied through the purchase of GC, corresponding to the amount due, proving the generation of electricity from renewable sources carried out by any other producer. GCs can be traded through bilateral agreements or via the dedicated market created and managed by the GSE.

GC prices are established by the market, but are greatly influenced by the value which is set by law for the surrender of GCs from the market by the GSE.

GCs were withdrawn by the GSE in stages by the end of 2015.

Transition from GCs to FiT regime

The Legislative Decree 28/2011, which entered into force on 29 March 2011, established the principles pursuant to which the GCs program would expire and be replaced by the FiT system.

The Decree of the Ministry of Economic Development, dated 6 July 2012 ("DM") supplemented and completed the rules relating to the transition from GCs to the FiT system.

16	For a period of 12 years for renewable energy plants in operation or refitted during the period from 1 April 1999 to the end of 2007, and for a period of 15 years to those which entered into operation or were refitted after 1 January 2008.

The DM introduced a new support system for renewable energy generating plants which began operations starting in 2013, and included for the first time a cap on national spending for the support of renewable energy. In particular, for the years from 2013 onwards, the DM establishes a maximum of 5.8 billion euros in public funds which can be used to support renewable plants. However, the cap does not apply to PV plants.

Starting in 2016 the GC regime will be entirely replaced by payment of a FiT, which will be calculated on the basis of the average price for the sale of electricity during the relevant year. The FiT payments will be made directly by GSE.

All existing plants that were authorised by 11 July 2012 and came into operation before 30 April 2013 will fall under the FiT system. The support will be calculated as follows:

Funding support = k x (180 - Re) x 0.78

Whereas:

•	k is equal to 1 for plants that entered into operation by 31 December 2007. For plants that became operational after such date, their level of support will be determined in accordance with the coefficient introduced for different technologies by the law 244/2007; and

•	Re is the price of sale of electricity as determined each year by the AEEG.

Although not expressly stated in the law, it is anticipated that the amount of the FiT will vary annually with the price of electricity (as established by the AEEG).

As regards the access to the support for new projects entered into operation after 1 January 2013, the DM provides three basic procedures:

a)	Register of qualified plants. The operator of a new plant with <5MW capacity must apply to GSE to request that the plant be enrolled in the register of qualified plants. This must be done within a deadline and according to the requirements and procedures set out in the DM of 6 July 2012. The GSE will admit plants to the register according to "priority criteria" and will publish the names of the enrolled plants.

b)	Participate in a reverse auction. The operator of a new plant with capacity which exceeds the threshold of 5MW must apply to GSE to obtain permission to participate in a reverse auction, managed by the GSE. This must be done following the requirements and procedural rules established by the DM. The applications for participation in reverse auctions which are accepted by GSE will be ranked according to the applicant's best offer.

c)	Direct access. This option is available only to very small plants. Timing for applications and conditions for obtaining direct access to funding support are established by the DM. As long as the national cap is not reached, plants admitted to the ranking for direct access are granted the support.

Support will be paid for a period that varies depending on technology.

New subsidy system for renewable energy sources other than photovoltaic

On 23 June 2016, the Italian Ministry for Economic Development passed a new decree ("MD 2016") that came into force on 30 June 2016 and aimed to support plants in the use of renewable energy sources via an improved subsidy system.

The general principles and access conditions do not deviate here from the previous regulations in the decree dated 6 July 2012 ("MD").

MD 2016 does not apply to photovoltaic plants for which no subsidy is currently offered either.

As in the previous regulations, renewable energy plants can benefit from a:

•	lump-sum payment (tariffa onnicomprensiva), applying to renewable energy plants with a rated output of up to 500 kW or a

•	feed-in payment (tariffa incentivante), applying to renewable energy plants with a rated output of up to 500 kW that do not make use of the lump-sum payment and renewable energy plants with a rated output of more than 500 kW.

According to MD 2016, access to the subsidy system varies depending on the technology and output of the plants.

Depending on the size of the plant, MD 2016 provides for three different mechanisms through which access to the subsidy system can be obtained:

1. Direct access;

2. Register entry;

3. Reverse auction.

Plants with an output of more than 5 MW have access to the subsidy system by taking part in a reverse auction that is conducted online.

The budget for the subsidy system for onshore wind parks is equivalent to 800 MW (available both in the case of the ranking list and the reverse auction).

While smaller plants may have access to the subsidy system by the end of 2017 (subject to reaching the upper limit of EUR 5.8 million), a registration procedure and a reverse auction will be introduced for large plants only by 20 August 2016.

Applications for subsidy can be submitted up to 30 days after the earlier of the following two dates:

•	1 December 2016 (for smaller plants that fall under direct access, 1 December 2017) or

•	the date on which the average annual costs of the subsidy system reach the limit of EUR 5.8 million.

As a result, the subsidy is probably granted only for fully developed renewable energy plants that, in contrast to the previous subsidy system, had no access under the MD.

The applicant must obtain an authorisation (autorizzazione) (or a concession (concessione) for water power, geothermal and sea energy sources) for both the registration procedure and the reverse auction procedure or an approval for the final connection estimate (preventivo di connessione) before it applies for this procedure. Therefore, investments in the new power plant capacity are highly unlikely in view of the short time for obtaining the appropriate authority/concession and the application for access to the subsidy system.

Renewable energy plants that are approved for the subsidy system under the registration or reverse auction procedure can only be transferred to a third party after (i) they have been commissioned and (ii) the contract between GSE and the power supplier under which the payment of the subsidy is regulated has been issued.

1. Registration procedure

In addition to a power supplier's application for inclusion in the register managed by GSE (relating to the different renewable energy sources and types of plants) GSE compiles ranking lists using the priority criteria listed in Article 10. GSE includes in the ranking lists renewable energy plants which do not exceed the upper output limits pursuant to Articles 9 and 17. Only renewable energy plants included in the register are entitled to receive payments from the subsidy system, provided that they come on line within the period specified for the relevant energy source.

A power supplier must finish building its recognised renewable energy plant within six months of the date on which GSE publishes the ranking list. In this case, the subsidy will be allocated to the first unrecognised renewable energy plant in accordance with the principle of an ongoing order or precedence.

Only renewable energy plants where building work has not yet started at the time of inclusion in the relevant ranking list are entitled to payments from the subsidy system. This confirms that MD 2016 aims to grant support only to already developed renewable energy plants (that possibly have been abandoned due to lack of financial subsidies).

2. Reverse auction procedure

In order to take part in the reverse auction, bidders must prove a specific financial and economic capacity by meeting the following requirements:

•	a declaration from a banking institution that attests to the financial and economic capacity of the bidder is in relation to the size of the project, taking into consideration the expected profitability of the project, or the undertaking of the banking institution to finance the project; or

•	a capitalisation (fully paid up share capital and/or payments for a future capital increase), the minimum value of which is normally assessed accordingly in relation to the investment as the following values:

1. for investments up to EUR 100 million: 10% of the planned investment;

2. for investments of more than EUR 100 million up to EUR 200 million: 5% of the planned investment;

3. for investments of more than EUR 200 million: 2% of the planned investment.

The aforementioned requirements are alternative.

The value of the investment costs is calculated according to the following rules:

Rated output (kW)	Investment costs (EUR/kW)
1<P≤20	3,300
20<P≤200	2,700
200<P≤1000	1,600
1000<P≤5000	1,350
p>5000	1,225

In addition, bidders must make a temporary deposit during the reverse auction registration procedure. A final deposit is required if a power supplier is successful in the auction.

Bids must be formulated as a percentage for reverse auctions organised in the form of an auction of the lowest offer. The starting bid corresponds to the payment applicable to the lowest base value on the date on which the wind park comes on line and is determined in accordance with the following rules:

Rated output (kW)	Payment EUR/MWh
1<P≤20	250
20<P≤60	190
60<P≤200	160
200<P≤1000	140
1000<P≤5000	130
p>5000	110

Bids of less than 2% and more than 40% of the starting bid are not permitted.

In all cases, the lowest guaranteed payment if a power supplier is successful in the auction equates to a percentage reduction corresponding to 40% of the starting bid.

If bidders submit the same bids, the following additional criteria apply in the following order:

(i)	Possession of at least two stars in the compliance classification (pursuant to Article 5 of Decree no. 1 2012 converted into Law no. 27/2012);

(ii)	Lead time for the approval/ building consent.

The feed-in payment is calculated as follows:

T = Basic values (if necessary, the reduced amount from the online reverse auction) – the hourly price for power in the relevant price zone.

GSE will pay the subsidy monthly based on the meter reading performed by the network operator.

The quantity of energy supplied corresponds to the energy fed into the network by the wind park less the energy consumed for incidental services (calculated pursuant to Article 22 paragraph 3 MD).

The subsidy is not indexed.

Subsidies are granted for a period of 20 years from the date GSE was informed that the renewable energy plant was commissioned.

The 20 years will be extended in the following cases:

•	service breaks for safety reasons ordered by the competent authority pursuant to the law in force,

•	withholding of payment of the subsidy because the power price (prezzo zonale orario) is EUR 0 (or, if applicable, less than EUR 0) for more than six consecutive hours.

GSE will publish the tender for taking part in the invitation to tender by 20 August 2016. Power suppliers will then have 90 days in which to submit an application to participate. GSE will probably publish the auction ranking list 30 days after the end of the 90-day period for submitting participation applications.

If a power supplier is successful in the auction, the wind park must come on line within 31 months of the acceptance date.

3. Modernising and maintaining renewable energy plants

GSE is required to publish the regulations and procedures for modernising and maintenance measures (ammodernamento e manutenzione) to maintain the efficiency of renewable energy plants from the following points of view, among others:

•	Maintenance measures are only permitted as long as they do not lead to an increase in the rated output of the renewable energy plant, the individual machines or sections they consist of and the motors by more than 1%. An increase in rated output of up to 5% is permitted for renewable energy plants with a rated output of up to 20 kw.

•	If components are completely replaced, new or refurbished components must be used.

•	Maintenance measures using (even temporarily) replacement machines or parts that do not increase the rated output of the renewable energy plant are permitted.

4. Application of the previous subsidy system pursuant to the MD

Subsidies granted pursuant to the MD continue to apply to renewable energy plants that will come on line in the next year (by 30 June 2017) even if they are recognised for the subsidy system pursuant to MD 2016.

In addition, the access regulations and procedure set out in the MD continue to apply to the following plants:

(i)	for renewable energy plants recognised for the registration and bidder procedure pursuant to the MD and

(ii)	renewable energy plants with a right to direct access that will come on line in the 30 days before MD 2016 comes into force.

In the ranking lists of the registration procedure managed pursuant to the MD, recognised renewable energy plants have access to the subsidies pursuant to MD 2016 if they are not completed within the deadlines provided for in the MD but with a deduction of 6%.

Grid capacity and connection to the grid

In Italy the lack of capacity of some parts of the national grid is an important issue which has had a negative impact on the development of new renewable projects.

As a result of this, the Italian legislature has imposed a new obligation on grid operators to connect renewable plants to the grid and give them priority of dispatch. Moreover, specific rules concerning the connection procedure (TICA) have been adopted by the Italian energy authority (AEEG), rendering the process more transparent and reliable, to the benefit of developers and consumers.

For the connection of a new renewable plant to the grid, an agreement must be reached between the developer and the local grid operator, pursuant to the rules and criteria established by TICA. The single authorisation (AU) will contain instructions on the connection to which the grid operator must adhere. The developer or plant owner must enter into an agreement with the grid operator for the management of the connection and the supply of the relevant services.

The energy produced can be sold in the market or to the GSE by way of a special agreement. Initially, the revenue generated from such sales was to be counted in the revenues provided by the support scheme, but from 2013 on, the FiT for solar PV plants includes both this and the public support.

Public interest

Pursuant to Decree 387/2003, renewable energy plants and related infrastructure are classified as "public interest properties". As such, a developer is entitled by law to expropriate the land required for the development of such projects in the event that an agreement with the relevant land owner is not reached amicably. The expropriation procedure is led by the relevant local authority, which notifies all the interested landowners who, in turn, either enter into an agreement with the developer or face expropriation of their property in exchange for compensation from the developer.

  Q. GENERAL INFORMATION ON THE COMPANY

1. History of the company, formation, name, registered office, financial year and duration of the company
The company was founded on 20 December 1996 and was entered into the commercial register under HRB 63197 at the Hamburg District Court. As part of its post-formation acquisition, the company concluded a post-formation acquisition agreement on 7 October 1998, which was approved by the shareholders' meeting of the company on 17 August 1999. The company was most recently renamed by resolution of the shareholders' meeting on 23 August 2002, registered on 16 December 2002. The commercial name of the company is now:

Capital Stage AG

The company developed into an operator of solar and wind parks. The company's financial year begins on 1 January and ends on 31 December. December. The registered office of the company is in Hamburg, Germany. The company was established for an indefinite period. The business address of the company is: Grosse Elbstrasse 59, 22767 Hamburg:; Tel.: + 49 40 37 85 62-242..

2. Business purpose

According to article 2 paragraph 1 of the Articles of Association of the company, the business purpose (Unternehmensgegenstand) is:

a)	the operation of installations for the generation of electricity from renewable energy sources domestically and abroad by the company itself or via its subsidiaries as an independent electricity generator;

b)	the provision of commercial, technical or other services which do not require authorisation or approval, in relation to the acquisition, construction or operation of installations for the generation of electricity from renewable energy sources domestically and abroad by the company itself or via its subsidiaries;

c)	the acquisition, holding, management and sale of participating interests in companies.

3. Stock market listing

In total, 82,832,020 no-par-value bearer shares, each with a proportionate amount of the share capital of EUR 1.00, are listed on the regulated market of the Frankfurt Stock Exchange simultaneously on the sub-segment with further admission obligations (Prime Standard) and on the regulated market of the Hanseatische Wertpapierbörse Hamburg (Hamburg Stock Exchange).

4. Auditors

The auditors and Group auditors of Capital Stage AG in 2013, 2014 and 2015 were Deloitte & Touche GmbH, Wirtschaftsprüfungsgesellschaft, Hamburg, which was renamed Deloitte GmbH Wirtschaftsprüfungsgesellschaft, Dammtorstraße 12, 20354 Hamburg, on 15 June 2016. Deloitte & Touche GmbH, Wirtschaftsprüfungsgesellschaft is a member of the German Chamber of Public Accountants (WPK) with registered office in Berlin. Deloitte GmbH, Wirtschaftsprüfungsgesellschaft issued an unqualified audit opinion for both the consolidated financial statements prepared in accordance with International Financial Reporting Standards for the financial years ended 31 December 2013, 2014 and 2015 and the annual financial statements prepared in accordance with the German Commercial Code (HGB) for the financial year ended 31 December 2015.

By resolution of the shareholders' meeting held on 25 May 2016, PricewaterhouseCoopers AG, Frankfurt am Main, Hamburg branch, was appointed as auditor and Group auditor for the financial year 2016 and as auditor for the audit review of the condensed financial statements and the interim report for the first half of the financial year 2016. Additionally, PricewaterhouseCoopers AG Wirtschaftsprüfungsgesellschaft, Frankfurt am Main, Hamburg branch, was appointed as auditor insofar as the Management Board concludes the audit review of some of the additional interim financial information in the sense of section 37w paragraph 7 WpHG for the financial year 2016 until the next shareholders' meeting.

5. Notices

The company's notices are issued by means of publication in the German Federal Official Gazette and on the company's website at www.capitalstage.com, unless the law stipulates publication in other official publications.

6. Description of the Capital Stage Group

The company is the parent company of Capital Stage Group, consisting of the parent company and its participating interests (including PV and wind park project companies). The following graphic shows the Capital Stage Group as of the date of publication of the prospectus.

Capital Stage AG
100%
Capital Stage Solar IPP GmbH
100%
CSG IPP GmbH
100%
Capital Stage Wind IPP GmbH
100% Solarpark Roitzsch GmbH
100% CS Göttingen Photovoltaik GmbH
100% Solarpark Lettewitz GmbH
100% Solarpark Neuhausen GmbH
100% Windpark Gauaschach GmbH
100% SolarparkRassnitz GmbH
100% Solar Farm FC1 Srl (Cesena)
100% Solar Farm FC3 Srl (Forlì)
100% DE Stern 10 Srl (Parma)
100% Polesine Energy I Srl
100% Polesine Energy II Srl
IPP Portfolio Deutschland 15 Gesellschaften (Detaildarstellungs. 2. Seite)
IPP Portfolio Frankreich 7 Gesellschaften (Detaildarstellungs. 2. Seite)
IPP Portfolio Italien 13 Gesellschaften (Detaildarstellungs. 2. Seite)
IPP Portfolio UK 11 Gesellschaften (Detaildarstellungs. 2. Seite)
Energiepark Breitendeich RE WP BD GmbH & Co. KG 49%
Energiepark Debstedt GmbH & Co. RE WP DE KG 49%
74,3% Windkraft Sohland GmbH & Co.KG
71,4% BOREAS Windfeld Greußen GmbH & Co.KG
85% Parco Eolico Monte Vitalba Srl
74,9% Windkraft Olbersleben II GmbH & Co.KG
50,99% Windkraft Kirchheilingen IV GmbH & Co.KG
100% Capital Stage Wind Beteiligungs GmbH
100% Windpark Dahme/ Wahlsdorf 3 GmbH & Co KG
100% Windstrom GmbH & Co. Lunestedt UW KG
100% Energiepark Lunestedt GmbH & Co. WP HEE KG
100% Energiepark Lunestedt GmbH & Co. WP LUN KG
Alameda Srl 100%
Vallone Srl 100%
Casette Srl 100%
Ötzi Srl 100%
Solar Energy Srl 100%
Fano Solar 1 Srl 100%
Fano Solar 2 Srl 100%
Notaresco Solar Srl 100%
Sant' Omero Srl 100%
MTS4 Srl (Noceto) 100%
Solaire Ille SARL (Ille sur Tet) 85%
Centrale Photovoltaique S-au S 06 SARL (Murles) 85%
Société Centrale Photovoltaique d'Avonles Roches 100%
Arsac 4 SAS 100%
Arsac 7 SAS 100%
Capital Stage France Beteiligungs GmbH 100%
100 %
Le Communal Est Ouest SARL (Aquitaine Portfolio) 100%
Foxburrow Farm Solar Farm Ltd. 100%
100%
Capital Stage Tonedale 1 Ltd.
Capital Stage Tonedale 2 Ltd.
50%
50%
Capital Stage Tonedale LLP
100% Sowerby Lodge Ltd
100% Capital Stage Solar Service GmbH O&M Solarparks Deutschland und Italien
100% Capital Stage Manor Farm Ltd.
100% Capital Stage CS CADDINGTON II LIMITED

CSG IPP GmbH

100% CS Solarpark Bad Endbach GmbH
51% Solarpark Brandenburg (Havel) GmbH
100% Krumbach Photovoltaik GmbH
100% Krumbach Zwei Photovoltaik GmbH
100% Solarpark Lochau GmbH
100% Solarpark Bad Harzburg GmbH
100% Asperg Erste Solar GmbH
100% Asperg Zweite Solar GmbH
100% Asperg Fünfte Solar GmbH
100% Asperg Sechste Solar GmbH
100% Solarpark Glebitzsch GmbH
100% Solarpark PVA GmbH
100% Solarpark Ramin GmbH
100% Pfeffenhausen-Egglhausen Photovoltaik GmbH
100% Solarpark Golpa GmbH & Co. KG
100% Capital Stage Biscaya Beteiligungs GmbH
100% Énergie Solaire Biscaya S.A.S.
100% Haut Lande S.A.R.L.
100% Labraise Sud S.A.R.L.
100% La Gouardoune Central Solaire S.A.R.L. (Ygos)
100% Communal Le Court S.A.S. (Magescq)
100% Lagravette S.A.S. (Durance)
100% Capital Stage Venezia Beteiligungs GmbH
100% SP 07 Srl (SPV Valle Hierschel)
100% SP 09 Srl (SPV Palazzolo)
100% SP 10 Srl (SPV Bagnaria Arsa)
100% SP 11 Srl (SPV Fornaci)
100% SP 13 Srl (SPV La Brava)
100% SP 14 Srl (SPV Torre)
100%
Treia 1 S.r.l.
Progetto Marche S.r.l
99%
1%
Centrale Fotovoltaica Treia 1 s.a.s. (SPV Treia 1)
100% Centrale Fotovoltaica Santa Maria in Piana S.r.l (SPV Santa Maria in) Piana
100% Centrale Fotovoltaica Camporota S.r.l. (SPV Camporota)
100% GE.FIN Energy Oria Division S.r.l. (SPV Oria GE.FIN)
100% Capital Stage Caddington Ltd.
100% Capital Stage Hall Farm Ltd.
100% Grid Essence UK Ltd.
100% Bypass Nurseries LSPV Ltd. (SPV Evesham)
100% Clawwdd Ddu Farm Ltd. (Elgin 7)
100% Trewidland Farm Ltd. (Elgin 8)
100% Trequite Farm Ltd. (Elgin 9)
100% IOW Solar Ltd. (Isle of Wight)
100% Bestium Ltd.
100% GlenSolar IQ Ltd. (SPV Woden Park II)
100% MonSolar IQ Ltd. (SPV Woden Park I)

  R. DESCRIPTION OF SHARE CAPITAL

1. Share capital and shares

The Company's share capital as of the date of the prospectus stands at EUR 82,832,020.00, comprising 82,832,020 ordinary bearer shares each representing a EUR 1.00 share of the share capital. The share capital is fully paid up. The Company does not hold any own treasury shares.

2. Changes in share capital in the last three years

On the basis of the authorisation of the shareholders' meeting held on 20 June 2012 and recorded on 5 July 2012, the company's share capital was twice increased by EUR 48,810,000.00 from authorised capital based on the decision of the Management Board, first on 27 February 2013 of EUR 48,810,000.00 by EUR 4,163,158.00 to EUR 52,973,158.00, and then again on 20 June 2013 of EUR 53,073,158.00 by EUR 676,841.00 to EUR 53,749,999.00.

The authorised capital approved by the shareholders' meeting on 18 June 2013 was also used by the Management Board on two occasions to increase the share capital in the Company. The relevant capital increases of of EUR 54,064,999.00 by EUR 13,516,249.00 to EUR 67,581,248.00 and of EUR 67,581,248.00 by EUR 4,698,158.00 to EUR 72,439,406.00 were recorded in the commercial register on 11 October 2013 and 03 March 2014 respectively.

The authorised capital approved by the shareholders’ meeting on 26 June 2014 has been used by the Management Board on four occasions in total to increase the share capital in the Company. In the financial year 2014 the registered capital was raised of EUR 72,439,406.00 by EUR 1,114,738.00 to EUR 73,554,144.00. This was recorded in the commercial register on 17 September 2014. In the financial year 2015 the registered capital was further raised of EUR 73,934,168.00 by EUR 1,409,368.00 to EUR 75,343,536.00. This action was recorded in the commercial register on 31 July 2015. In the financial year 2016 the registered capital was raised twice: First, due to a capital increase of ten percent in cash of EUR 75,483,512.00 by EUR 7,243,940.00 to EUR 82,727,452.00 which was entered in the commercial register on 22 April 2016 and, in a second step, due to a distribution of a scrip dividend to the shareholders of EUR 82,727,452.00 by EUR 104,568.00 to EUR 82,832,020.00. The latter mentioned action was entered in the commercial register on 1 July 2016.

At the same time, on the basis of the conditional increase in share capital approved by the shareholders' meeting on 31 May 2007 (Contingent Capital I), 410,000 shares were issued in the period between 1 January 2012 and 31 January 2013. These increased the share capital by EUR 410,000.00 to EUR 48,810,000.00. This was recorded in the commercial register on 6 February 2013.

In the period from 1 February 2013 to 18 June 2013, the Company issued a further 100,000 shares on the basis of the Contingent Capital I approved by the shareholders' meeting on 31 May 2007. This increased the share capital by EUR 100,000.00 to EUR 53,073,158.00. This was recorded in the commercial register on 20 June 2013.

In July and August 2013, there was a further increase in the Company's share capital, by EUR 315,000.00 to EUR 54,064,999.00, by issuing 315,000 shares based on the Contingent Capital I approved by the shareholders' meeting on 31 May 2007. This action was recorded in the commercial register on 11 October 2013.

In November and December 2013, there was a further increase in the share capital in the Company, by EUR 160,000.00 to EUR 67,741,248.00, through the issue of 160,000 shares based on the Contingent Capital I approved by the shareholders' meeting on 31 May 2007. This was recorded in the commercial register on 21 January 2014.

In the financial year 2014 the Company issued a further 280,000 shares on the basis of the Contingent Capital I approved by the shareholders' meeting on 31 May 2007. This increased the share capital by EUR 280,000.00 to EUR 73,834,144.00. This was recorded in the commercial register on 4 February 2015.

Between January and May 2015, there was a further increase in the share capital in the Company, by EUR 100,024.00 to EUR 73,934,168.00, due to the issue of 100,024 shares based on the Contingent Capital I approved by the shareholders' meeting on 31 May 2007. This was recorded in the commercial register on 19 June 2015.

In the financial year 2015 the Company issued a further 139,976 shares on the basis of the Contingent Capital I approved by the shareholders' meeting on 31 May 2007. This increased the share capital by EUR 139,976.00 to EUR 75,483,512.00. This was recorded in the commercial register on 5 February 2016.

3. Capital increase for the execution of the takeover bid

In order to facilitate the takeover bid, the extraordinary shareholders' meeting decided on the following capital increase by way of contribution in kind on 8 July 2016:

a)	The company's share capital of currently EUR 82,832,020.00, recorded in the commercial register and divided into 82,832,020 bearer shares with no par value, at a pro-rata value of EUR 1.00 worth of share capital each, will be increased by means of contributions in kind by up to EUR 46,174,916.00 to reach EUR 129,006,936.00 (the current "maximum value") via the issue of up to 46,174,916 bearer shares with no par value at a pro-rata value of EUR 1.00 worth of share capital (the "new Capital Stage shares").

If, prior to the execution of this capital increase by way of contribution in kind, the share capital in the company has been increased by existing contingent capital as specified by section 4 paragraph 3, paragraph 4, or paragraph 5 of the Articles of Association or by authorised capital as specified by section 6 of the Articles of Association, the amounts laid down in the previous sentence with regard to the original share capital prior to the capital increase and the maximum amount of share capital rise accordingly as a consequence of the capital increase.

The issue price of the new Capital Stage shares is EUR 1.00 per new Capital Stage share. The difference between the par value of the new Capital Stage shares and the contribution value of the contribution in kind is to be recorded as capital reserve.

b)	The new Capital Stage shares participate in the earnings of the company from the beginning of the financial year in which the issue takes place.

c)	The existing company shareholders are excluded from subscription rights. The shares from the capital increase by way of contribution in kind are issued at a ratio of 3:5 to the shareholders of CHORUS Clean Energy AG, with registered office in Neubiberg, within the framework of the voluntary public takeover offer to be extended to them as an exchange offer in accordance with section 29 et seqq. of the Securities Acquisition and Takeover Act in exchange for all shares of CHORUS Clean Energy AG held by them. This means that every shareholder of CHORUS Clean Energy AG to accept the takeover offer is entitled to five (5) new shares from this capital increase by way of contribution in kind for three (3) shares of CHORUS Clean Energy AG tendered.

d)	The new Capital stage shares can be subscribed for at DZ BANK AG, Platz der Republik, 60325 Frankfurt/Main, Germany (the "exchange custodian"). DZ BANK AG will act as exchange custodian for those shareholders of CHORUS Clean Energy AG who accepted the takeover offer. Therefore the exchange custodian is hereby authorised for subscription of the new Capital Stage shares. The exchange custodian will contribute the shares of CHORUS Clean Energy AG, to the extent that they are the subject of this capital increase by way of contribution in kind, as contributor.

e)	The capital increase by way of contribution in kind is to be executed only to the extent that the exchange custodian subscribes to new Capital Stage shares. In addition, the Management Board shall only be instructed to carry out the capital increase in kind if at least 23,087,460 New Capital Stage Shares are issued.

f)	The Management Board is entitled to determine further details on the capital increase in kind, particularly the concrete number of New Capital Stage Shares to be ultimately issued according to this resolution.

g)	The Supervisory Board is authorised to adjust the Articles of Association in accordance with the execution of the capital increase by way of contribution in kind.

The capital increase by way of contribution in kind is expected to be registered in the commercial register in October 2016. Whether it can be registered on the scheduled date depends on whether anyone takes action to challenge or nullify the capital increase resolution at the extraordinary shareholders' meeting on 8 July 2016, which could cause a delay to registration. Assuming that the capital increase through contributions in kind is executed for the full amount as laid down by the resolution of the extraordinary shareholders' meeting on 8 July 2016, the share capital in the company will total EUR 129,006,936.00, divided into 129,006,936 bearer shares with no par value at a value of EUR 1.00 of share capital each (exclusive of any issue of contingent capital in 2016).

4. Authorised share capital

The shareholders' meeting of Capital Stage AG on 25 May 2016 decided to approve new authorised capital while cancelling the authorised capital approved by the shareholders' meeting on 26 June 2014. The Management Board is authorised, with the approval of the Supervisory Board, to increase the share capital in the company by

24 May 2021 by up to EUR 37,741,756.00 via one or more issues for a total of up to 37,741,756 bearer shares with no par value through contributions in cash or kind ("Authorised Capital 2016"). Shareholders are fundamentally entitled to a subscription right. The new shares may also be issued to one or more credit institutes or other companies referred to in section 186 paragraph 5 sentence 1 of the German Stock Companies Act with the obligation to offer them to the shareholders (i.e. indirect subscription right), or they may also be partially offered by way of direct subscription right (e.g. to existing shareholders with subscription rights who have submitted a confirmed acquisition declaration) or otherwise by way of indirect subscription rights according to section 186 paragraph 5 of the German Stock Companies Act.

The Management Board is authorised, subject to the consent of the Supervisory Board, to exclude the subscription rights of shareholders:

•	for residual amounts;

•	Where the capital increase is carried out in return for contributions in kind in order to issue shares for the purpose of acquiring companies, parts of companies or shares in them (including increasing existing holdings);

•	where the capital increase is carried out in return for a contribution in cash and the proportion of the share capital attributable to the new shares does not exceed 10% of the existing share capital at the date of recording this authorisation or 10% of the existing share capital at the date of issue of the new shares, provided that the issue price of the new shares is not substantially below the market price of the existing exchange-listed shares in the Company of the same class and structure at the date of the final determination of the issue amount by the Management Board. All shares that are issued or sold under exclusion of the subscription rights according to, or by appropriate application of, section 186 paragraph 3 sentence 4 of the German Stock Companies Act from the time of the registration of this authorisation onwards, are to be credited against the aforementioned maximum value; or

•	if required to ensure protection from dilution in order to grant the holders of conversion rights or options that were or are issued by the company or its subsidiaries under section 18 of the German Stock Companies Act subscription rights to new shares to the extent that they would be entitled to in line with their conversion rights or options.

The Management Board is authorised, subject to agreement by the Supervisory Board, to define the further details for the execution of capital increases from the Authorised Capital 2016. Where the Authorised Capital 2016 is used, the Supervisory Board is empowered to amend the wording of the Articles of Association accordingly.

The Authorised Capital for 2016 was recorded in the commercial register on 6 July 2016.

5. Contingent Capital I

The shareholders' meeting of Capital Stage AG on 25 May 2016 cancelled the contingent capital ("Contingent Capital I") approved by the shareholders' meeting on 31 May 2007.

The cancellation of Contingent Capital I was recorded on 6 July 2016.

6. Contingent Capital II

The shareholders' meeting of Capital Stage AG on 25 May 2016 decided to approve new contingent capital while cancelling the contingent capital approved by the shareholders' meeting on 23 June 2015 ("Contingent Capital 2015/II"). The share capital in the Company is being conditionally increased by up to EUR 35,421,756.00 through the issue of up to 35,421,756 new bearer shares ("Contingent Capital II/2016"). The contingent capital increase will only be executed to the extent that

•	the holders of conversion rights or options that are attached to the bonds with warrants, convertible bonds, participation certificates and/or income bonds (or a combination of these instruments; jointly referred to as debentures) to be issued until 24 May 2021 by the company or its direct or indirect fully-owned subsidiaries on the basis of the enabling resolution from the shareholders' meeting on 25 May 2016 exercise their conversion rights or options, or

•	the holders or creditors of the debentures to be issued by 24 May 2021 by the company or its direct or indirect fully-owned subsidiaries on the basis of the enabling resolution from the shareholders' meeting on 25 May 2016, who are obliged to fulfil their duty to convert or exercise their options.

To the extent that it is legally admissible, the participation of new shares in company profits may be set at variance to section 60 paragraph 2 of the German Stock Companies Act by the Management Board, subject to approval by the Supervisory Board.

The Management Board is also authorised to set the details of the rights attached to the shares and of the further specifics of the execution of the contingent capital increase, subject to approval by the Supervisory Board. The Supervisory Board is authorised to adjust section 4 paragraph 3 of the Articles of Association in accordance with the exercise of the contingent capital.

The Authorised Capital II for 2016 was entered in the commercial register on 6 July 2016.

7. Contingent capital III

Pursuant to the resolution of the shareholders' meeting on 20 June 2012, the share capital in the company is being conditionally increased by up to EUR 2,320,000.00 through the issue of up to 2,320,000 bearer shares with no par value ("Contingent Capital III"). The contingent capital increase shall only be effected where holders of share options issued by the Company in the period to 19 June 2017 (inclusive) on the basis of the enabling resolution of the shareholders' meeting on 20 June 2012 as part of the 2012 share option programme make use of their subscription rights to shares in the Company and the Company does not grant its own shares in fulfilment of the subscription rights. The new shares shall carry dividend rights from the start of the financial year in which they come into being through the exercise of subscription rights. The Supervisory Board is authorised to amend the wording of section 4 paragraphs 1 and 5 of the Articles of Association in line with the issue of subscription shares.

8. Authorisation for the issue of share options

The shareholders' meeting of Capital Stage AG of 25 May 2016 revoked the authorisation granted by the shareholders' meeting on 31 May 2007 to issue share options within the framework of the stock option programme of 2007.

9. Authorisation to issue convertible/ warrant bonds, profit-participation rights, income bonds or a combination of these instruments

The shareholders' meeting of Capital Stage AG of 25 May 2016 decided, by way of cancellation of the authorisation to issue warrant bonds, convertible bonds, participation certificates and/or income bonds (or a combination of these instruments) as granted by the shareholders' meeting on 23 June 2015 to authorise the Management Board, subject to approval by the Supervisory Board, to issue until and including 24 May 2021, as a one-off measure or at multiple occasions, made out to bearer or registered, warrant bonds, convertible bonds, participation certificates and/or participating bonds (or a combination of these instruments; jointly referred to as debentures) at a total nominal value of up to EUR 300,000,000.00 with a maturity of up to 20 years and to grant the creditors (hereinafter referred to as "bearers") of the respective partial debentures with equal seniority options and conversion rights for new bearer shares of the company with a pro rata stake in the share capital of a total of up to EUR 35,421,756.00 in close accordance with the terms and conditions of the debentures.

In addition to denomination in euros, the debentures can also be issued in the legal tender of an OECD country within the confines of the respective value in euros. The bonds may also be issued by a direct or indirect 100%-owned affiliate of the Company; in this case, the Management Board is authorised, with the consent of the Supervisory Board, to provide a guarantee for bonds and to grant the bearers of bonds options or conversion rights to new bearer shares in the Company.

The bonds shall be offered to the shareholders for subscription. They may also be assigned to a bank or a consortium of banks, on the proviso that the bank is required to offer them for subscription by shareholders. Companies as defined in section 53 paragraph 1 sentence 1 or section 53b paragraph 1 sentence 1 or paragraph 7 of the German Banking Act (KWG) are considered equivalent to credit institutions. If bonds are issued by a direct or indirect 100%-owned affiliate, the Company must ensure that the statutory subscription right is granted to shareholders in the Company as set out in the preceding sentences. The Management Board is authorised, subject to the consent of the Supervisory Board, to exclude the subscription rights of shareholders in the following cases:

•	for residual amounts;

•	if and insofar as bonds are issued in return for a cash contribution, and the issue price is not significantly lower than the theoretical market value calculated using recognised financial calculation methods at the date of the final determination of the issue amount by the Management Board, and the bonds thus issued only grant exchange rights and/or options relating to shares of up to 10 % of the share capital. All shares for which subscription rights have been excluded that are issued or sold from the date of entry of this authorisation as per or in analogous application of section 186 para. 3 sentence 4 of the AktG shall be deducted from the aforementioned maximum amount;

•	insofar as required to grant a subscription right to holders of previously issued bonds to the extent that they would be entitled to these as a shareholder after exercising such an option or conversion right or after fulfilling an obligation to exercise such an option or conversion right; or
•	insofar as bonds are issued in connection with the acquisition of companies, interests in companies or parts of companies in return for cash considerations and/or considerations in kind.

Where bonds with warrants are issued, each partial debenture shall be accompanied by one or more option certificates entitling the holder to subscribe to new bearer shares in the Company on conditions to be defined in detail by the Management Board. The option conditions may stipulate that the option price can also be paid through the transfer of partial debentures and, if necessary, an additional contribution in cash. The proportion of the share capital attributable to the shares acquired against each partial debenture may not exceed the face value of the partial debentures.

Where convertible bonds are issued, the holders will receive an irrevocable right to convert their partial debentures in accordance with the specified bond conditions into new bearer shares in the Company. The conversion rate shall be derived by dividing the nominal amount, or the issue amount of a partial debenture where this is lower than the nominal amount, by the specified conversion price for a share in the Company and may be rounded up or down to a whole number. Said terms and conditions may stipulate a variable conversion ratio and that the conversion price be set within a bandwidth to be specified depending on the share price performance during the term or during a specified period of time within the term of the financial instrument. An additional payment in cash and the consolidation or exchange of non-convertible remainders may also be specified. The proportion of the share capital attributable to the shares acquired against each partial debenture may not exceed the face value of the partial debentures.

The bond terms and conditions may allow Capital Stage AG not to grant new shares when the conversion or option right is exercised, but instead to pay a sum of money equivalent to the average closing price of the shares of Capital Stage AG traded on XETRA (or on an equivalent successor system) on the Frankfurt Stock Exchange on the last five trading days before the statement of intent to exercise the conversion or option right, for the number of shares that would otherwise be supplied. The bond conditions may also stipulate that the Company may choose to convert the bonds into existing shares in the Company rather than new shares from contingent capital, or that the option right or obligation may be satisfied by supplying such shares.

The bond conditions may also provide for a conversion or option obligation at the end of the term or at another date (also a "maturity"), or allow the Company to grant the bond-holders shares in the Company upon maturity of the bond wholly or partly instead of payment of the monetary amount due. In this last case, and as defined in more detail in the option or bond terms and conditions, the option or conversion price may equal the average closing price of the shares in the company traded on XETRA (or on an equivalent successor system) on the Frankfurt stock exchange on the last five trading days before the maturity date. Section 9 paragraph 1 in conjunction with section 199 paragraph 2 AktG shall apply.

With the exception of cases where a right to substitute or mandatory conversion are stipulated (see above, item (f)), the option or conversion price to be set for a non-par share of the company has to equal at least 80% of the average closing price of the shares in the company in trading on XETRA (or on an equivalent successor system) on the Frankfurt stock exchange on the ten trading days before the day of the resolution by the Management Board to issue debentures, or – in the case of subscription rights being granted – it has to amount to at least 80% of the average closing price of the shares in the company traded on XETRA (or on an equivalent successor system) on the days that the subscription rights are being traded on the Frankfurt stock exchange, with the exception of the last two trading days of the subscription rights. The above requirements also apply in the case of a variable exchange ratio or conversion price.

If the calculation produces fractions of new shares, it may be stipulated that these fractions can be accumulated under the terms of the bond, possibly plus an additional payment, in order to subscribe to whole shares.

Regardless of section 9 paragraph 1 and section 199 paragraph 2 AktG, the conversion or option price will, due to a dilution protection defined more precisely in the terms of the bonds, be reduced by paying an appropriate amount of money when exercising the conversion right or by lowering the payment. This shall be done if the company increases the share capital during the conversion or option period by granting subscription rights to their shareholders or issues additional bonds and if the owners of the bonds do not receive subscription rights for the amount that they would otherwise be entitled to when exercising their conversion or option rights. In lieu of a payment in cash, or a reduction of the payment, the conversion rate can also – as far as possible – be adjusted by dividing it by the reduced conversion price. In addition, the conditions can also stipulate an adjustment of the conversion or option rights in the case of a capital reduction.

The interest on the bonds can be variable. It may also be dependent on key profit indicators for the Company and/or the Group (including the balance sheet profit or the dividends on shares in the Company approved by a resolution on profit appropriation). In this case, the bonds need not carry a conversion and/or option right. An additional payment for benefits accruing in subsequent years may also be provided for.

The Management Board is authorised, with the consent of the Supervisory Board, to set out further details of the issue and structure of bonds, particularly the interest rate, issue price, term and instalments, anti-dilution provisions, option and conversion period and exercise price, or to agree these with the bodies of the affiliate of Capital Stage AG issuing the bonds.

10. Management participation

2012 share option programme

The Management Board was authorised by a resolution of the shareholders' meeting on 20 June 2012, with the consent of the Supervisory Board, to issue up to 2,320,000 share options with subscription rights to shares in the Company by 19 June 2017 (inclusive), as part of the 2012 Share Option Programme, subject to the following, more detailed conditions. The share options may also be assigned to a bank with the proviso that the bank is required to transfer them on the Company's instructions to persons who are entitled to subscribe, who have the sole right to exercise these rights under subsection (1) below. The shareholders have no subscription rights.

The 2012 Share Option Programme includes the following features approved by the shareholders' meeting on 20 June 2012:

(1)	Persons entitled to subscribe, section 193 paragraph 2 no. 2 AktG

Share options may only be issued to members of the Management Board and to selected senior managers and other top performers of the Company. The exact group of persons entitled to subscribe and the share options to be granted to each of them shall be determined by the Management Board of the Company. Where members of the Management Board of the Company are to receive share options, the Supervisory Board of the Company shall bear sole responsibility for this determination and for issuing the share options.

Options may be issued as follows:

•	to members of the Management Board, up to a total of 1,160,000 share options;

•	to selected executives and other top-performers of the Company, up to a total of 1,160,000 share options.

Details of the issue of share options to members of the Management Board must be reported each year in the notes to the annual financial statements, giving the names of the Board members concerned and the number of share options issued to them. The same applies to the number of subscription rights exercised by members of the Management Board in the previous financial year, the exercise prices paid and the number of share options still held by Board members at the end of the year.

(2)	Subscription right, section 193 paragraph 2 no. 4 AktG

The share options grant the holder the right to subscribe to bearer shares conferring voting rights in the Company. Each share option entitles the holder to subscribe to one share in the Company on payment of the exercise price as per subsection (5). The new shares shall carry dividend rights from the start of the financial year in which they come into being through the exercise of subscription rights. The option conditions may stipulate that the Company can also choose to grant Company treasury shares to the person eligible to qualify for the subscription right instead of new shares using Contingent Capital III; where a decision has to be made on the granting of treasury shares to eligible persons who are members of the Management Board of the Company, this decision shall rest with the Supervisory Board alone.

(3)	Acquisition periods, section 193 paragraph 2 no. 4 AktG

The issue should be made in no less than three annual tranches, with no tranche accounting for more than 50% of the total volume.

(4)	Waiting period, exercise periods and option term, section 193 paragraph 2 no. 4 AktG

The subscription rights conferred by the share options cannot be exercised before the end of the waiting period. The waiting period shall be at least four years. It shall begin on the day of issue of the relevant share options. The subscription rights may be exercised within seven years, starting from the day of issue of the share options.

(5)	Exercise price, section 193 paragraph 2 no. 3 AktG

The exercise price for a share in the Company shall be 100% of the base price. The base price is the arithmetic mean of the closing prices of the Capital Stage share in trading on XETRA (or on a comparable successor system) on the Frankfurt Stock Exchange on the last five trading days before the issue of the relevant share option.

In the event that, during the term of the share options, the share capital in the Company is increased by the issue of new shares with subscription rights for shareholders, or Company shares or bonds with conversion or option rights to shares in the Company are granted, the option conditions may provide for a reduction of the exercise price pro rata to the ratio of the average price of the subscription right held by the shareholders on all trading days on the Frankfurt Stock Exchange to the market price of the Capital Stage share in trading on XETRA (or on an equivalent successor system) on the Frankfurt Stock Exchange on the last trading day before the deduction of the subscription right. This adjustment shall not be made if the holders of the share options are granted the same subscription rights as shareholders in the Company.

The option conditions may also provide for an adjustment in the event of capital measures (share consolidations or splits, capital increases from Company funds, capital reductions) during the term of the subscription rights.

However, the minimum exercise price in any given case is the lowest issue amount within the meaning of section 9 paragraph 1 AktG.

(6)	Performance target, section 193 paragraph 2 no. 4 AktG

Subscription rights deriving from the share options may only be exercised when the price of the Capital Stage share in trading on XETRA (or in a comparable successor system) on the Frankfurt Stock Exchange on the last ten trading days before the date of exercise of the subscription right exceeds the base price defined in subsection (5) by at least 30%.

(7)	Non-transferability

The share options are not transferable. The subscription right deriving from them may only be exercised while the holder of the share options is employed by the Company and not on notice of termination. Notwithstanding the above, subscription rights for which the waiting period defined in subsection (4) has already elapsed on the date of receipt of the notice of termination, or – where no notice has to be given – on the date of termination of employment, may be exercised by the holder subject to the performance target defined in subsection (6) within a grace period of three months from the date of receipt of the notice of termination or the termination of the employment. These subscription rights shall lapse at the end of the grace period unless they have been exercised before this date. Subscription rights for which the waiting period defined in subsection (4) had already elapsed on the date of receipt of the notice of termination, or – where no notice has to be given – on the date of termination of the employment, shall lapse on this date. Special provisions may be laid down in the event of death, retirement or departure by mutual consent, and for cases of hardship.

(8)	Other provisions

The Management Board is authorised, with the consent of the Supervisory Board, to determine the further details of the option conditions and the issue and structure of the share options. Where the members of the Management Board are concerned, the further details of the option conditions and the issue and structure of the share options shall be determined by the Supervisory Board.

11. General provisions for the liquidation of the Company

Other than dissolution as a result of insolvency proceedings or due to insolvency, the Company can only be dissolved by a resolution of the shareholders' meeting, which requires a majority of the votes case and, in addition, at least 75% of the share capital represented when the resolution is passed. In this case, the assets remaining after settlement of all liabilities of the Company shall be distributed among the shareholders in proportion to their share in the share capital, as laid down in the Stock Corporation Act. Specific creditor protection provisions must also be observed.

12. General provisions governing changes in the share capital

Under the Stock Corporation Act, the share capital in a company may be increased by a resolution of the shareholders' meeting passed by a majority of the votes cast and a majority of at least 75% of the share capital represented when the vote is taken, unless the Articles of Association of the company specify other majority requirements. The shareholders can also create authorised capital. The creation of authorised capital requires a decision backed by a majority of the votes cast as well as (unless the Articles of Association stipulate a larger capital majority) a majority of at least 75% of the share capital represented when the vote is taken, which authorises the Management Board, for a period of not more than five years, to raise the share capital to a certain nominal amount by issuing new shares. The nominal amount may not exceed half of the share capital available on the date of the authorisation.

The shareholders may also create contingent capital for the purpose of issuing (i) shares to holders of convertible bonds or other securities that confer a right to acquire shares; (ii) shares that serve as consideration in a merger with another company; or (iii) shares offered to managers and employees. This requires a resolution to be passed by a majority of the votes cast and a majority of at least 75% of the share capital represented when the vote is taken, unless the Articles of Association stipulate a larger majority of the capital. The nominal amount of the contingent capital cannot exceed half, and the nominal amount of the contingent capital created for the purpose of issuing shares to managers and employees may not exceed 10% of the share capital available on the date of the resolution.

A decision about the ordinary reduction of share capital requires a majority of the votes cast as well as of at least 75% of the share capital represented when the vote is taken, unless the Articles of Association stipulate a larger capital majority.

13. General provisions governing subscription rights

Under the Stock Corporation Act, every shareholder has a subscription right to new shares issued in connection with a capital increase, and to convertible bonds, warrant bonds, profit-participation rights or income bonds. Subscription rights are generally freely transferable. The shareholders' meeting may exclude subscription rights, by a majority of the votes cast and a simultaneous majority of at least 75% of the share capital represented when the resolution is passed, unless the Articles of Association stipulate a larger capital majority. The exclusion of subscription rights also requires a written report from the Management Board to the shareholders' meeting, which must in particular explain why the interests of the Company in excluding the subscription rights outweigh the interests of the shareholders in retaining them.

An exclusion of subscription rights may be permissible when issuing new shares without any specific justification where (i) the Company increases the capital in return for contributions in cash; (ii) the amount of the capital increase does not exceed 10% of the existing share capital, and (iii) the issue price of the new shares is not significantly lower than the stock market price.

14. Disclosure requirements for shareholdings

As its shares are licensed for trading on the regulated market on the Frankfurt Stock Exchange and on the Hamburg Stock Exchange, as an exchange-listed company, the Company is subject to the provisions of the German Securities Trading Act ("WpHG") concerning the obligation to declare changes in the proportions of voting rights. Section 21 of the Securities Trading Act stipulates that any shareholder who by acquisition, sale or otherwise, attains, exceeds or falls below 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50% or 75% of the voting rights in an exchange-listed company must notify the relevant company and BaFin in writing immediately, and at the latest within four trading days, of the fact that they have attained, exceeded or fallen below these thresholds, and the amount of their current share of the voting rights and any relevant allocation rules. In connection with this requirement, section 22 of the Securities Trading Act also contains various regulations by which the party covered by the reporting requirement is allocated not only their own voting rights, but also those of parties whose votes they can influence. For example, any voting rights held by a subsidiary are allocated to the party covered by the reporting requirement in the same way as voting rights held by a third party on his/her behalf, or on behalf of a subsidiary of that party. If the reporting requirements are not fulfilled, the shareholder who fails to notify is prohibited, in accordance with section 28 of the Securities Trading Act, from exercising the rights associated with these shares (including voting rights and, in some situations, the claim to dividends) for the duration of the omission and, under certain circumstances, even for a period of six months after rectifying the omission. Failure to comply with the reporting requirements may also be punishable by a fine. In accordance with section 25 of the Securities Trading Act, there are related obligations concerning (financial) instruments that (i) give the owner at maturity an unconditional right to acquire the already allocated shares that are connected with the voting rights, or at his/her discretion the right to purchase these shares; or (ii) draw on such shares and have a similar economic effect as the instruments mentioned in lit. (i), regardless of whether they confer a right to physical delivery, as long as – if necessary by adding voting rights – they meet, go above or go below the 3% voting right threshold of the mentioned voting rights.

According to section 27a paragraph 1 of the Securities Trading Act, parties covered by the reporting requirement are obliged, when the threshold of 10% of the voting rights or higher is reached or exceeded, to notify the Company within 20 trading days of the objectives they are pursuing with the purchase of the voting rights and the origin of the funds used to purchase them. According to section 27a paragraph 3 WpHG, the Articles of Association of an issuer with its registered office in Germany may stipulate that section 27a paragraph 1 WpHG does not apply. The Articles of Association of Capital Stage AG do not currently contain any such condition.

In addition, under the German Securities Acquisition and Takeover Act, anyone whose share of voting rights attains or exceeds the 30%-threshold is obliged to publish this fact, including the amount of his/her share of the voting rights, at the latest within seven calendar days by announcing that fact on the Internet and through an electronically operated information dissemination system. Subsequently, as long as he/she has not been exempted from this obligation, and as long as he/she has not attained or exceeded the 30%-threshold due to a takeover offer, he/she must submit a mandatory offer to all shareholders.

15. Exclusion of minority shareholders

Under sections 327a et seqq. AktG, a shareholder who holds at least 95% of the share capital in the Company (the principal shareholder) may ask the shareholders' meeting to order that the shares held by the remaining (minority) shareholders be transferred to the principal shareholder in return for a reasonable cash settlement (a "stock corporation squeeze-out"). The squeezed-out minority shareholders may have the reasonableness of the cash settlement offered to them reviewed by the courts through the administrative decision procedure.

A squeeze-out can also be implemented in conjunction with a merger as long as the principal shareholder owns as least 90% of the share capital of the stock company. In this case, the shareholders' meeting on the transferred stock company can, within three months after signing a merger contract, decide on a squeeze-out under sections 327a et seqq. of the Stock Corporation Act (a so-called reorganisational squeeze-out). The minority shareholders, on the other hand, have the opportunity to have the cash settlement offered to them reviewed by the courts through an administrative decision procedure.

In addition, there is the possibility of a so-called squeeze-out according to takeover law, under sections 39a and 39b of the German Securities Acquisition and Takeover Act (WpÜG). According to this law, after a takeover or mandatory bid, if the bidder who holds at least 95% of the voting share capital in the offeree company files an application, then the remaining shares with voting rights must be transferred to him/her by court order, in exchange for payment of reasonable compensation. The application must be filed within three months after expiry of the Acceptance Period. The consideration granted in conjunction with this takeover or mandatory bid is to be regarded as appropriate if, due to this offer, the bidder has purchased shares amounting to at least 90% of the share capital affected by the offer. Furthermore, following a takeover or mandatory bid, the shareholders that did not accept the bid can still accept it within three months of the expiry of the Acceptance Period, if the bidder has the right to file an application for transfer of the remaining shares with voting rights under section 39a of the German Securities Acquisition and Takeover Act (section 39c WpÜG).

  S. MANAGEMENT AND GOVERNING BODIES

The bodies of the Company are the Management Board, the Supervisory Board and the Shareholders' Meeting. The rights and duties of these bodies are laid down in the Stock Corporation Act, the Articles of Association and the by-laws of the Management Board and the Supervisory Board.

The Management Board runs the business of the Company in accordance with the relevant Acts, the Articles of Association of the Company and the by-laws of the Management Board. It represents the Company vis-à-vis third parties.

The Management Board has to ensure that an adequate risk management and risk control process is established so that any developments threatening the continued existence of the Company are detected early. The Management Board is also required to report to the Supervisory Board on a regular basis, at least every quarter, on the course of the business, particularly the turnover and the state of the Company and its subsidiaries, and at least once a year on its intended business policy and other basic matters of corporate planning, and to present a budget for the next financial year and a medium-term plan. The Management Board is further required to report to the Supervisory Board in good time on any transactions that could have a bearing on the profitability or liquidity of the Company, to allow the Supervisory Board to take a view before the transactions are undertaken. At the meeting of the Supervisory Board at which the annual financial statements are discussed, the Management Board is also required to report on the profitability of the Company, and particularly on the return on equity. The Management Board is required to report to the Chairman of the Supervisory Board on important matters. Important matters would include transactions within an affiliated company that came to the notice of the Management Board and that might have a significant impact on the position of the Company. Simultaneous membership of the Management Board and the Supervisory Board is not permitted of a public limited company established under German law, but it may be possible in exceptional cases, for a maximum of one year, by seconding a member of the Supervisory Board to the Management Board. During this period, the seconded member takes no part in the Supervisory Board.

The Supervisory Board appoints the members of the Management Board and may recall them for cause. The Supervisory Board advises the Management Board on the running of the company and monitors its performance. Under the German Stock Corporation Act, the Supervisory Board may not take a management role. According to the by-laws of the Management Board, the Management Board must, however, obtain the agreement of the Supervisory Board for certain transactions, generally before undertaking the transaction or measure.

The members of the Management Board and the Supervisory Board are subject to a duty of loyalty and care towards the Company. The members of these bodies thus need to take account of a wide range of interests, particularly of the Company, its shareholders, its staff and its creditors. The Management Board must also safeguard the right of shareholders to equal treatment and identical information. If the members of the Management Board or the Supervisory Board violate their obligations, they shall be jointly and severally liable to compensate the Company.

Under current German law, a shareholder cannot generally take direct action against members of the Management Board or the Supervisory Board if he/she believes that they have violated their obligations towards the Company and thereby caused loss or damage to the Company. Compensation claims by the Company against members of the Management Board or the Supervisory Board may be asserted as a rule only by the Company itself, whereby the Company shall be represented by the Management Board in claims against Supervisory Board members and by the Supervisory Board in claims against Management Board members. Following a decision by the German Federal Supreme Court, the Supervisory Board is required to submit probably enforceable compensation claims against the Management Board unless significant interests of the Company argue against this and these considerations outweigh or are least equal to the arguments in favour of pressing the claim.

If the relevant representative body decides against pursuing a claim, section 147 AktG requires compensation claims to be made against members of corporate bodies if the shareholders' meeting votes by a simple majority to do so. Shareholders whose holdings together total one-tenth of the share capital or holdings in the amount of EUR 1,000,000.00 may request the appointment of a legal representative to press the compensation claims. Furthermore, shareholders whose holdings at the date of the application total one-hundredth of the share capital or the amount of EUR 100,000.00 may apply for an action before the district court of the Company's registered office to press the Company's compensation claims on their own account. One condition for admitting the action is that the shareholders must have requested the Company to lodge a claim itself, but to no effect after setting a reasonable deadline, and there must be grounds for suspecting that the Company has suffered loss or damage due to dishonesty or a gross breach of the law or of the Articles of Association. The Company may assert its own claim for compensation at any time; when an action is lodged by the Company, any pending admissibility or claim proceedings by shareholders shall be disallowed.

The Company may only waive remuneration claims three years after the claim arises and not before, or reach a settlement if the shareholders decide upon this by a simple majority in the shareholders' meeting and a minority of shareholders whose shares together equal or exceed 10% of the share capital do not register an objection.

Under German law, the individual shareholders (like anyone else) are forbidden to use their influence over the Company to persuade a member of the Management Board or the Supervisory Board to engage in any action harmful to the Company. Shareholders with a controlling influence may not use their influence to induce the Company to act against its interests, unless the resulting adverse effect is balanced out. Anyone who uses his influence to persuade a member of the Management Board or the Supervisory Board, a holder of power of signature or any other authorised representative to act to the detriment of the Company or its shareholders must compensate the Company and its shareholders for the resulting damage or loss. In this case, the members of the Management Board and the Supervisory Board shall be jointly and severally liable if they have acted in violation of their obligations.

1. Management Board

The Management Board of the Company currently comprises two members. The Supervisory Board decides on the size of the Management Board, which must comprise at least one person according to the Articles of Association. The Supervisory Board may nominate one member of the Management Board as Chairman/spokesperson and if there are at least three members on the Board, another as his/her deputy. The Supervisory Board may also appoint alternate members of the Management Board.

The members of the Management Board are appointed by the Supervisory Board for a term not exceeding five years. Re-appointment or extension of their term in office, for a maximum of five years in each case, is permitted. The Supervisory Board may revoke the appointment of a member of the Management Board before the end of their term where there is cause, such as gross dereliction of duty or where the shareholders' meeting withdraws its confidence in the Board member.

Under the Articles of Association of the Company, the Supervisory Board must issue by-laws for the Management Board. For certain types of transaction by the Company or dependent companies, particularly any that fundamentally change the potential earnings of the Company or its risk exposure, the Articles of Association or the by-laws must specify that these require the consent of the Supervisory Board. The Supervisory Board may also decide that other transactions require its consent.

A set of by-laws for the Management Board was approved by a resolution of the Supervisory Board on 4 April 2014. The by-laws list transactions (such as investments and the acquisition and disposal of companies above a certain amount, and the acquisition of land) that require the consent of the Supervisory Board.

According to the Articles of Association, the Company may be represented by two members of the Management Board together or by one member of the Management Board in company with a person holding power of attorney (Prokurist). If only one person is appointed to the Management Board, they shall always represent the Company alone. The members of the Management Board are always exempt from the prohibition of multiple representation (section 181.2 Alternative Civil Code), whereby section 112 of the Stock Corporation Act remains unaffected. The resolutions of the Management Board are passed by a simple majority of its members, unless specified otherwise by law, in the Articles of Association or in the by-laws of the Management Board.

The Management Board of Capital Stage AG currently comprises Prof. Klaus-Dieter Maubach (Chairman) and Dr Christoph Husmann.

Name	Age	Appointed from	Appointed to	Responsibility	Membership of other supervisory boards and similar controlling bodies within the last five years
Prof. Klaus-Dieter Maubach (Chairman)	54	01/11/2015	31/10/2018	Chairman of the Management Board

-    since 2015 Member of the Advisory Board of SUMTEQ GmbH

-    since 2015 Chairman of the Advisory Board of Deutsche Technikberatung

-    since 2014 Chairman of the Supervisory Board of Klöpfer & Königer GmbH & Co. KG

-    since 2013 Member of the Supervisory Board of ABB Deutschland AG

-    since 2014 Managing Director of maubach.icp GmbH

-    until 2013 Management Board (Chief Technology Officer) of EON SE

Dr Christoph Husmann	51	01/10/2014	30/09/2017	Member of the Management Board (CFO)

-    until 2014 Member of the Supervisory Board of HOCHTIEF Property Management GmbH

-    until 2014 Managing Director of HOCHTIEF Projektentwicklung GmbH

-    until 2014 Managing Director of HOCHTIEF Solutions Real Estate GmbH

-    until 2014 a member of different supervisory boards in various real estate holding companies and foreign companies belonging to HOCHTIEF Solutions Real Estate GmbH

Prof. Klaus-Dieter Maubach

Prof. Klaus-Dieter Maubach has been Chairman of the Management Board of Capital Stage AG in Hamburg since 1 November 2015.

He studied electrical engineering at Bergische University Wuppertal. After graduating with a PhD. in engineering in 1994, he worked at Energieversorgung Offenbach AG, in the end as head of the department of technical planning of the electricity grid. In 1998, Maubach transferred to Elektrizitätswerk Wesertal GmbH, Hameln. There he held various management positions and, after the takeover of the company by the Finnish FORTUM Group in 1999, became the Chairman of the Board.

In 2001, Maubach was appointed to the Management Board of E.ON Avacon AG, Helmstedt and he later became Chairman of this Board. After switching to E.ON Energie AG, Munich, in 2006, he was initially the Member of the Management Board responsible for the electricity and gas networks, and later became Chairman of the Management Board. In 2010, he was appointed as Chief Technology Office (CTO) to the Group Management Board of E.ON SE, Düsseldorf, where he was responsible for the development of new business areas, among other things.

Since 2013, Maubach has been an independent consultant active in the field of energy supply and the energy transition. Via maubach.icp GmbH, Munich, which he founded himself, he invests in start-up companies and has also been an honorary professor at the Technical University of Claustrophobia since 2002.

Dr Christoph Husmann

Dr Husmann has been a member of the Management Board of Capital Stage AG in Hamburg since 1 October 2014.

After completing his studies in business administration at the Westfälische Wilhelms-University in Munster, and earning a degree at the Ruhr-University Bochum (Dr. Econ.), Dr Husmann worked for over three years as a controller at VEBA AG, Düsseldorf.

Early in 1999, Dr Husmann switched to Stinnes AG, one of the leading logistics companies in Europe. He helped with their IPO and built up their capital market-oriented controlling department. After just under four years working as a department head, Dr Husmann was named Head of Group Controlling at Stinnes at the start of 2003.

In the middle of 2005, Dr Husmann transferred to HOCHTIEF AG, one of the leading construction service providers in the world. As Head of the Group Controlling Division and Financial Holdings, Dr. Husmann supported a number of larger acquisitions, such as the full acquisition of the US civil engineering company Flatiron and the 50%-investment in aurelis Real Estate GmbH by HOCHTIEF Projektentwicklung GmbH in 2007. In mid-2009, Dr. Husmann was appointed Managing Director of HOCHTIEF Projektentwicklung GmbH and a member of the management of the higher-level segment HOCHTIEF Real Estate; in both bodies, he took on the function of CFO and starting in 2012, he also became the CEO. In this role he was responsible for the scheduled sale of the 50% holding in aurelis in 2014.

Compensation

in EUR	Performance-related remuneration 2015 + 2014	Performance-related remuneration: financial years 2015 + 2014	Components with long-term incentive effect 2015
Prof. Klaus-Dieter Maubach	147,065.41 (2015)	-	-

Dr Christoph Husmann	307,873.32 (2015) 76,968.33 (2014)	400,000 (2015) 100,000 (2014)	-
Felix Goedhart (Chairman of the Management Board until 31 Oct. 2015)	286,378.10 (2015) 343,653.68 (2014)	400,000 (2015)* 480,000 (2014)	-

* A further EUR 320,000.00 were also paid out in connection with the termination of Mr Felix Goedhart's Management Board contract.

Shareholdings and options

The members of the Management Board hold shares in Capital Stage AG as follows:

Prof. Klaus-Dieter Maubach holds 25,000 shares but no share options in the company.

Dr. Christoph Husmann holds 32,000 shares and 300,000 share options, of which 150,000 can be exercised from 22 April 2019 and 150,000 from 1 April 2020.

Conflicts of interest

Apart from their function as members of management bodies, the members of the Management Board have no other legal relationship to the Company and have no potential conflicts of interest with regard to their obligations towards the Company on the one hand, and their private interests or other obligations on the other.

2. Supervisory Board

In line with the Articles of Association of the Company and sections 95 and 96 of the Stock Corporation Act, the Supervisory Board comprises six members, all elected by the shareholders' meeting. Unless the shareholders decide otherwise, the members of the Supervisory Board are appointed in accordance with the Articles of Association for the period up to the end of the shareholders' meeting that approves the discharge of the Supervisory Board for the fourth financial year after the start of their term in office. The financial year in which the term in office begins is not included in this total. Members may be re-elected.

Every Supervisory Board member may be recalled by a resolution of the shareholders' meeting, which must be passed by a majority of three-quarters of the votes cast. According to the Articles of Association, all Supervisory Board members and all alternates may stand down without citing reasons by giving at least four weeks' notice in writing to the Chairman of the Supervisory Board or to the Management Board. Where there is cause, a member may stand down with immediate effect.

When electing a Supervisory Board member, the shareholders' meeting may elect an alternate at the same time, who will become a member of the Supervisory Board if the Supervisory Board member stands down before the end of his/her term in office. The mandate of the alternate promoted to the Supervisory Board shall cease when a successor to the former Supervisory Board member is elected, and no later than the end of the term in office of the former Supervisory Board member.

The Supervisory Board appoints a chairman and a deputy from within its ranks. If the chairman or the deputy stand down before the end of their term in office, the Supervisory Board must call a new election immediately for the remainder of the term.

By a resolution of 4 April 2014, the Supervisory Board has provided itself with a set of by-laws. A staff committee has been formed. The main task of the staff committee is to prepare the staff issues to be voted on in the Supervisory Board. These include managing the selection procedure to appoint the Management Board, drafting and negotiating directors' contracts, and issuing share options to the Management Board and other top performers of Capital Stage AG. In addition, as of 21 April 2015 the staff committee was also given the responsibilities of a nominating committee. This involves proposing suitable candidates for the Supervisory Board to submit to the shareholders' meeting for nomination to the Supervisory Board. In addition, in the course of the Supervisory Board meeting on 21 April 2015 an audit committee was also formed. Its tasks are to monitor the accounting process, the effectiveness of the internal control system, the risk management system and the internal audit system, and the audit of the financial statements. As regards monitoring the audit of the financial statements, the main responsibilities of the audit committee are to ensure the independence of the auditor and to check the additional services provided by the auditor.

Under the provisions of the Articles of Association and the by-laws of the Supervisory Board, the Supervisory Board is empowered to take decisions when at least half of its members – with a minimum of three in all cases – participate in making the decision. Unless stipulated otherwise by law or in the Articles of Association, the Supervisory Board decides by a simple majority of votes cast. Decisions are taken at meetings. Outside meetings, decisions may be taken in writing, by telegram, telex, fax, telephone or email – or combinations of these – as specified by the Chairman in each individual case.

The summary below shows the names of the members of the Supervisory Board and their dates of appointment.

Name	Age	First appointed on	Currently appointed until*	Membership of other administrative, Management and Supervisory Boards/partnerships within the last five years
Dr Manfred Krüper (Chairman)	74	31/05/2007	End of Shareholders' meeting 2017

-       Chairman of Supervisory Board of Power Plus Communication GmbH, Mannheim

-       Member of Supervisory Board of EEW Energy from Waste GmbH, Helmstedt

-       Senior Advisor to EQT Partners Beteiligungsberatung GmbH, Munich

-       Chairman of Supervisory Board of Coal & Minerals GmbH, Düsseldorf

-       Member of Advisory Board of Odewald & Cie. Gesellschaft für Beteiligungen GmbH, Berlin

-       until 2013 vice chairman of Supervisory Board of Caterpillar Europe GmbH, Lünen

-       until September 2012 Chairman of Supervisory Board of SAG GmbH, Langen

Name	Age	First appointed on	Currently appointed until*	Membership of other administrative, Management and Supervisory Boards/partnerships within the last five years
Alexander Stuhlmann (Deputy Chairman)	68	31/05/2007	End of Shareholders' meeting 2017

-        Chairman of Supervisory Board of HCI Capital AG, Hamburg

-        Chairman of Supervisory Board of Euro-Aviation Versicherungs AG, Hamburg

-        Member of Supervisory Board of Deutsche Office AG, Cologne

-        Chairman of Advisory Board of Frank Beteiligungsgesellschaft mbH, Hamburg

-       Chairman of Supervisory Board of GEV Gesellschaft für Entwicklung und Vermarktung AG, Hamburg

-       Chairman of Advisory Board of Siedlungsbaugesellschaft Hermann und Paul Frank mbH & Co. KG, Hamburg

-       Member of Board of Trustees of HASPA Finanzholdung, Hamburg

-       until 2016 Managing Director of Alexander Stuhlmann GmbH

-       until 2016 Chairman of Supervisory Board of alstria office REIT-AG, Hamburg

-       until 31/12/2014 member of Advisory Board of Studio Berlin Brandenburg GmbH, Berlin

-       until 31/8/2014 member of Supervisory Board of LBS Bausparkasse Schleswig-Holstein-Hamburg AG, Hamburg

-       until 30/6/2014 member of Management Board of Ludwig Görtz GmbH, Hamburg until 30/9/2012 Chairman of Advisory Board of Otto Dörner GmbH & Co. KG, Hamburg

Name	Age	First appointed on	Currently appointed until*	Membership of other administrative, Management and Supervisory Boards/partnerships within the last five years
Albert Büll	78	31/05/2007	End of Shareholders' meeting 2017

-        Managing Director of Albert Büll Beteiligungsgesellschaft mbH

-        Managing Director of Albert Büll GmbH (general partner of Albert Büll Holding GmbH & Co.KG)

-        Managing Director of Holding Company Büll, Dr. Liedtke & Griese Grundstücksverwaltung mbH

-        Managing Director of ALCO Automotive Beteiligungsgesellschaft mbH

-        Managing Director of ALCO KALO Beteiligungs GmbH

-       Managing Director of ALCO URBANA Beteiligungs GmbH

-        Managing Director of AMCO Service GmbH

-        Managing Limited Partner of B&L Holzhafen West GmbH & Co. KG

-        Managing Director of Raboisen 34. Vermögensverwaltung mbH

-        Managing Limited Partner of Rosmarin Karree Grundstücks GmbH & Co. KG

-        Managing Director of Verwaltung ACB GmbH

-        Member of Supervisory Board of Verwaltung URBANA Energietechnik AG, Hamburg (General Partner of URBANA Energietechnik AG & Co. KG)

-        Member of Supervisory Board of Verwaltung Kalorimeta AG, Hamburg (General Partner of Kalorimeta AG & Co. KG)

-        Member of Advisory Board of BRUSS Sealing Systems GmbH (previously Dichtungstechnik G. BRUSS GmbH & Co. KG), Hoisdorf

-        Chairman of Advisory Board of Kalorimeta AG & Co. KG, Hamburg

-        Chairman of Advisory Board of URBANA Energietechnik AG & Co. KG, Hamburg

-        until 31/12/2015 Managing Director (personally liable partner) of Marienplatz Schwerin A. Büll, C. Büll, Dr. C. Liedtke, A. Griese OHG

-        until 22/4/2014 Managing Director of NOVO Grundstücksgesellschaft mbH

-        until 2014 Managing Director of Mona Grundstücksverwaltungsgesellschaft mbH

-        until 17/4/2014 Managing Director of Verwaltung Delta Max Grundstücksgesellschaft mbH (General Limited Partner of Büli Grundstücksverwaltung GmbH &Co.KG and DELTA MAX Grundstücksgesellschaft mbH & Co. KG)

-        until31/12/ 2013 Member of Management Board of HSBC Trinkaus & Burkhardt AG, Düsseldorf

-        until 11/6/2012 Managing Director of Albert Büll Vermögensverwaltung GmbH

Name	Age	First appointed on	Currently appointed until*	Membership of other administrative, Management and Supervisory Boards/partnerships within the last five years
Dr Cornelius Liedtke	74	31/05/2007	End of Shareholders' meeting 2017

-        Managing Director of AMARGI GmbH

-       Managing partner of B&L Schlachthofstrasse GmbH & Co. KG

-       Managing Director of Holding Company Büll, Dr. Liedtke & Griese Grundstücksverwaltung mbH

-      Member of Advisory Board of BRUSS Sealing Systems GmbH, Hoisdorf (formerly Dichtungstechnik G. BRUSS GmbH & Co. KG)

-       Managing Director of CCFJ Vermögensverwaltung GmbH (from 04/12/2012 general partner of Dr Liedtke GmbH & Co. KG)

-       Managing Director of CLU KALO Beteiligungs GmbH

-       Managing Director of CLU URBANA Beteiligungs GmbH

-       Managing Director of CLVV Automotive Beteiligungsgesellschaft mbH

-       Managing Director of DCL-Beteiligungsgesellschaft mbH

-       Managing Director of Dr. Liedtke Vermögensverwaltung GmbH

-       Managing Director of Main Square Verwaltungs GmbH (general partner of Main Square GmbH & Co. KG)

-       Managing Director of Procom B&L Altona Verwaltungsgesellschaft mbH

-       Managing Director of Raboisen 34. Vermögensverwaltung mbH

-       Managing Director of UP Verwaltungsgesellschaft mbH (general partner of UP Projektgesellschaft mbH und Co. KG)

-       Managing Director of Verwaltung Bürohaus Elb-Florenz GmbH (General Partner of Bürohaus Elb-Florenz GmbH & Co. KG)

-       Managing Director of Verwaltung CLU Unternehmensholding GmbH

-       Managing Director of Verwaltung Delta Max Grundstücksgesellschaft mbH (General Partner of DELTA MAX Grundstücksgesellschaft mbH & Co. KG and of Büli Grundstücksverwaltung GmbH & Co. KG)

-       Managing Director of Grundstücksgesellschaft Multiplex Harburg mbH

-       Managing Director of Verwaltung SGB Seniorengrundbesitz GmbH

-       until 31/12/2015 Managing Partner of Harburg Phoenixviertel GmbH & Co. KG

-       until 31/12/2015 Managing Director of Marienplatz Schwerin A. Büll, C. Büll, Dr. C. Liedtke, A. Griese OHG

-       until 4/9/2015 Member of the Supervisory Board of GL Aktiengesellschaft Hamburg

-       until 17.04.2014 Managing Director of Mona Grundstücksverwaltungsgesellschaft mbH (General Partner of Mona Grundstücksverwaltungsgesellschaft & Co. Vermietungs-KG)

-       until 21.03.2014 Managing Director of B & L Verwaltung Hotelprojekt UKE Martinistrasse GmbH (General Partner of B & L Hotelprojektgesellschaft UKE Martinistrasse mbH & Co. KG)

Dr Jörn Kreke	76	28/05/2008	End of Shareholders' meeting 2017

-        since 2015 Honorary Chairman of the Supervisory Board of Douglas Holding AG

-        Member of the Advisory Board of Kalorimeta AG & Co. KG, Hamburg

-        Member of the Advisory Board of URBANA Energietechnik AG & Co. KG, Hamburg

-        Member of Supervisory Board of URBANA Energiedienst GmbH, Hamburg

-        until June 2013 Member of the Supervisory Board of Deutsche Euroshop AG, Hamburg

Prof. Fritz Vahrenholt	67	20/06/2012	End of Shareholders' meeting 2017

-       Sole director of Deutsche Wildtierstiftung (German Wild Animal Foundation)

-       Member of the Supervisory Board of Aurubis AG, Hamburg

-       Member of the Investment Committee of Innogy Venture Capital GmbH, Essen

-       Member of Advisory Board of Bilfinger Venture Capital GmbH, Mannheim

-       until 2016 Member of the Supervisory Board of Putz & Partner Unternehmensberatung AG, Hamburg

-       until December 2015 Member of the Foundation Council of the Körber Foundation, Hamburg

-       until December 2015 Member of the Senate of the Fraunhofer Gesellschaft zur Förderung der angewandten Forschung e V., Munich

-       until January 2014 Chairman of the Supervisory Board of RWE Innogy GmbH, Essen

-       until 2014 member of the Shareholder Committee of Novatec Solar GmbH, Karlsruhe

-       until 2013 Chairman of the Supervisory Board of RADAG, Leifenburg

-       until 5/8/2012: Managing Director of RWE Innogy GmbH, Essen; 6/8/2012 moved to the Supervisory Board

-       until 2012 member of the Supervisory Board of Mateco GmbH, Stuttgart

-       until 2011 Board Member of the New York climate exchange Green Exchange Holdings LLC, New York

-       until 2011 member of the Supervisory Board of KELAG AG, Klagenfurt

*	Mandate ends with the conclusion of the shareholders' meeting in the specified year which approves the discharge for the financial year ended on the preceding 31 December.

The summary below presents the members of the staff committee:

Dr Manfred Krüper	Chairman
Albert Büll	Member
Alexander Stuhlmann	Member

The summary below presents the members of the audit committee:

Alexander Stuhlmann	Chairman
Dr Manfred Krüper	Member
Prof. Fritz Vahrenholt	Member

Dr. Manfred Krüper (Chairman)

Dr Krüper was born on 19 November 1941 in Gelsenkirchen. After studying Economics at the Universities of Münster and Cologne from 1962 to 1966, Dr Krüper was an academic assistant at the Universities of Cologne and Bochum from 1966 to 1971. He attained his doctorate in 1971. From 1971 to 1979, Dr Krüper was head of the commercial department at IG Chemie in Hanover, and assistant professor at the Universities of Essen and Bielefeld. In 1980, Dr Krüper became a director of VEBA Oel AG, Gelsenkirchen, where he was responsible for energy generation. From 1 July 1980, he was also a member of the Management Board, responsible for HR, purchasing and environmental protection. Between 1996 and 2000, Dr Krüper was also a member of the Management Board of VEBA AG, Düsseldorf, where he was responsible for HR, purchasing, organisation, IT and corporate venture. From 1 July 1997 to 31 December 1997, Dr Krüper was also chairman of the Management Board of VEBA Immobilien AG in Bochum. Following the merger of VEBA and VIAG in 2000, Dr Krüper was a member of the Management Board of E.ON AG, Düsseldorf, until 2006 and responsible for HR, infrastructure and purchasing for the USA region. Since 2007, Dr Krüper has been a member of the Supervisory Board of various companies; among other things, he is Chairman of the Supervisory Board of Power Plus Communications AG and senior advisor to EQT Partners Beteiligungsberatung GmbH in Munich.

Alexander Stuhlmann (Deputy Chairman)

Mr Alexander Stuhlmann has been a corporate consultant since 2008. Until 30 April 2008, Mr Stuhlmann was Chairman of the Management Board of WestLB AG, Düsseldorf, and before that Chairman of the Management Board of HSH Nordbank, Hamburg until 31 December 2006.

After studying Law at the University of Hamburg from 1968 to 1975, Mr Stuhlmann started work at the Hamburgische Landesbank. In 1996, he was appointed to the Management Board of the Hamburgische Landesbank, and two years later he took over the chairmanship. From 2003 to 2006, he was Chairman of the Management Board of HSH Nordbank. From July 2007 to April 2008, Mr Stuhlmann was chairman of the Management Board of WestLB.

Mr Stuhlmann is Chairman of the Supervisory Board of Euro-Aviation Versicherungs-AG, Hamburg, the Supervisory Board of HCI Capital AG, Hamburg, the Supervisory Board of GEV Gesellschaft für Entwicklung und Vermarktung AG, Hamburg and a Member of the Supervisory Board of Deutsche Office AG, Cologne. Among other things, Mr Stuhlmann is also chairman of the advisory board of Frank Beteiligungsgesellschaft mbH, Hamburg, and of Siedlungsbaugesellschaft Hermann und Paul Frank mbH & Co. KG, Hamburg. He is also a member of the Board of Trustees at HASPA Finanzholding, Hamburg.

Albert Büll

Mr H.K. Albert Büll was born on 26 February 1938 in Hamburg, Germany. Following the successful completion of his secondary school studies in Hamburg in 1956, Mr Büll was trained in financial administration between 1956 and 1959, ending at the level of tax inspector with a degree in finance. Following his employment as a tax inspector at the Hansa tax office in Hamburg, Mr Büll worked as a freelance tax consultant between 1961 and 1969. Since 1970, Mr Büll has been a partner in the Büll & Dr Liedtke corporate group, which has its registered office in Hamburg.

Dr Cornelius Liedtke

Dr Cornelius Liedtke was born on 12 October 1941 in Berlin. After studying Economics at the University of Hamburg from 1962–1966, graduating with a Masters, he was employed as an academic at the HWWA (Hamburgisches Welt-Wirtschafts-Archiv) from 1966 to 1967. Between 1967 and 1969, Dr Liedtke was also funded as a doctoral candidate by the Volkswagenwerke foundation, while also completing postgraduate studies at the London School of Economics. From 1969 to 1970, Dr Liedtke was an academic assistant at the Institute of Finance at the University of Hamburg, where he also gained his doctorate in Political Science in 1970. Since 1970, Dr Liedtke has been managing partner in the Büll & Dr. Liedtke group of companies, Hamburg.

Dr Jörn Kreke

Dr Jörn Kreke has been Honorary Chairman of the Supervisory Board of Douglas Holding AG since October 2015.

Dr Kreke was born in 1940 in Cologne. After completing high school in the USA (1958), Dr Kreke studied Marketing and Economics at Michigan State University, graduating in 1961. He then took his doctorate, studying under Prof. Neumark in Frankfurt (1965). As early as 1 March 1963, he joined Hussel Süsswarenfilialbetrieb AG as management assistant to Herbert Eklöh, becoming Chairman of the Management Board of Hussel Holding AG (since 1989, Douglas Holding AG) in 1969. At the end of June 2001, Dr Kreke surrendered the chairmanship of the Management Board of Douglas Holding AG to his son Dr Henning Kreke. At the same time, Dr Kreke was elected chairman of the Supervisory Board of Douglas Holding AG with effect from July 2001.

In 1986 Dr Kreke received the German Marketing Prize, and in 2000 he was awarded an honorary doctorate by the Distance Learning University Hagen.

Prof. Fritz Vahrenholt

Prof. Fritz Vahrenholt has been chairman of the Supervisory Board of RWE Innogy GmbH, Essen since August 2012.

After studying Chemistry at the University of Münster/Westphalia and taking a doctorate in Natural Sciences (1974), he worked at the University of Münster and at the Max Planck Institute for Carbon Research, Mülheim an der Ruhr. From 1976 to 1981, he was head of the "Chemical Industry" section of the Federal Environment Agency in Berlin. He then headed the department for environmental policy, waste management and emission effects protection from 1981 to 1984 in the Hesse Ministry of the Environment. From 1984 to 1990, he was a state counsellor in the environmental agency of the City State of Hamburg; from 1990 to 1991, he was head of the Senate Chancellery in Hamburg and from 1991 to 1997, Senator and head of the environmental agency of the City State of Hamburg. From 1998 to 2001, he was on the Management Board of Deutsche Shell AG, responsible for the areas of chemicals, regenerative energy, public relations, environmental protection and electricity; he then joined the Supervisory Board of Deutsche Shell AG, Hamburg. From 2001 to 2007 he was Chairman of the Management Board of REpower Systems AG, Hamburg. In 2008, he took over the chairmanship of the Management Board of RWE Innogy GmbH, Essen, until 30 June 2012; he then moved to become Chairman of the Supervisory Board. In 2013, he left the Supervisory Board and became the sole Management Board member of Deutsche Wildtier Stiftung (German Wild Animal Foundation).

Prof. Vahrenholt was also Chairman of the Supervisory Board of Hamburg electricity works HEW AG, Hamburg (1991–1997), member of the Council for Sustainable Development under Chancellors Schröder and Merkel (2001–2007) in Berlin and from 2005 to November 2007, a member of the Sustainable Panel of EDF, Paris.

Compensation

Financial year 2015

For the 2015 financial year, the 2016 shareholders' meeting approved remunerations of EUR 50,000.00 for the Chairman of the Supervisory Board, EUR 37,500.00 for his deputy and EUR 25,000.00 for the other Supervisory Board members. It was also decided that the two chairmen of the staff and the audit committees, which consist of three members each, shall receive an additional EUR 15,000 compensation and the other members of the two committees shall receive an additional compensation of EUR 10,000.

Current provisions

According to the Articles of Association, the members of the Supervisory Board have their expenses reimbursed, and receive a reasonable annual remuneration for each financial year, which is determined by the shareholders' meeting and should be not less than EUR 15,000.00 for each member, EUR 30,000.00 for the Chairman and EUR 22,500.00 for the Deputy Chairman. For the 2014 financial year, the 2015 shareholders' meeting approved remunerations of EUR 50,000.00 for the Chairman of the Supervisory Board, EUR 37,500.00 for his deputy and EUR 25,000.00 for the other Supervisory Board members. It was also decided that the chairman of the staff committee, which consists of three members, should receive an additional EUR 15,000 remuneration and the other members of the staff committee shall receive an additional remuneration of EUR 10,000.

The Company has taken out directors' and officers' insurance based on prevailing market conditions, in its own name and on behalf of the members of the Supervisory Board. There is no excess payable by the Supervisory Board members.

Each member of the Supervisory Board is reimbursed for any expenses incurred in the discharge of their duties. The members of the Supervisory Board are also reimbursed for any VAT payable on their expenses, provided that they are entitled to bill the Company separately for VAT, and exercise this right.

Shareholdings and options

The Supervisory Board members hold shares in Capital Stage AG as follows:

Dr Manfred Krüper holds 94,363 shares.

Mr Alexander Stuhlmann holds 17,500 shares.

Albert Büll Beteiligungsgesellschaft mbH holds 4,909,124 shares in the company, and the holding by AMCO Service GmbH amounting to a further 16,589,275 shares are also be attributed to it. The attribution also applies for AMCO Service GmbH, which has the shares held by Albert Büll Beteiligungsgesellschaft attributed to it. Based on structural changes within the companies, shares no longer need be attributed to the natural person, Albert Büll.

Dr Cornelius Liedtke does not hold any shares directly in the company. Dr Cornelius Liedtke holds shares via the Dr Liedtke Vermögensverwaltung GmbH, which in turn holds 8,598,395 shares in the Company. These shares are not attributed to the natural person Dr Cornelius Liedtke.

Dr Jörn Kreke does not hold any shares directly in the company. The Kreke family holds shares via the Lobelia Beteiligungs GmbH (4,019,100 shares) and the Kreke Immobilien AG (300,000, totalling 4,319,100 shares). These shares are attributed to Dr Jörn Kreke and Dr. Henning Kreke as natural persons.

Prof. Dr Fritz Vahrenholt has no shares.

None of the members of the Supervisory Board hold any share options.

3. Conflicts of interest

Other than their function as members of management bodies, the members of the Supervisory Board have no other legal relationship to the Company and have no potential conflicts of interest with regard to their obligations towards the Company on the one hand, and their private interests or other obligations on the other.

4. Required information about the members of the Management Board and the Supervisory Board

Mr Alexander Stuhlmann was the registered Managing Director from 8 January 2008 until 25 June 2014, and from 26 June 2014 until 6 January 2016 the liquidator of Alexander Stuhlmann GmbH. In the course of the liquidation, the company was dissolved on 26 June 2014. On 6 January 2016, the liquidation was declared completed and the company was deleted from the Commercial Register of Hamburg. The reason for the liquidation was the retirement due to age of the manager and sole proprietor Alexander Stuhlmann.

With the above exceptions, no members of the Management Board or the Supervisory Board of the Company have been convicted of fraud, been a member of an administrative, executive or supervisory body or senior management of a company whose assets have been subject to insolvency or liquidation proceedings in the last five years, or been the subject of any public accusations or sanctions by statutory agencies or regulatory authorities (including professional associations). No member of the Management Board or the Supervisory Board of the Company has ever been declared by a court to be unfit for membership of an administrative, executive or supervisory body of an issuer of shares, or for a position in the management or running of the business of an issuer of shares.

The members of the Management Board and the Supervisory Board are not related to each other or to the other members of the Supervisory Board or the Management Board.

The Company has not currently granted any loans to Management Board or Supervisory Board members or lodged any securities or guarantees for them.

Other than the matters listed in the section on "Transactions and legal relationships with related parties", the members of the Management Board and the Supervisory Board have not been and are not involved in any transactions outside the statutory business of the Company or any other business of the Company that is unusual in form or substance.

The members of the Management Board and the Supervisory Board can be reached at the address of the Company.

The contracts for services between the Company or its subsidiaries on the one hand and one or more members of the Management Board on the other do not contain any provisions for benefits in the event of termination of the contract for services.

5. Shareholders' meetings

The ordinary and extraordinary shareholders' meetings are convened by the Management Board and, in the circumstances provided for by law, by the Supervisory Board or the shareholders. At the discretion of the body convening the meeting, any given shareholders' meeting may take place either at the registered office of the Company or at a different location. Invitations to the shareholders' meeting must be sent out at least 30 days before the date by which the shareholders have to register to attend the meeting. The date of the invitation is not counted as part of the 30 days. Shareholders in the Company who have registered for the shareholders' meeting in good time and have demonstrated their entitlement to attend may attend the shareholders' meeting and exercise their right to vote. The registration must reach the Company or another place indicated in the invitation no later than the sixth calendar day before the meeting, not counting the day of registration. Shareholders prove their right to participate in the shareholders' meeting by producing a written confirmation (section 126b of the German Civil Code) in German or English from the custodian institution that certifies that they owned the shares as of the start of the 21st day before the day of the shareholders' meeting. This certification must be received by the office indicated in the invitation at least six days before the shareholders' meeting begins. This does not include the date of receipt. The further details of registration, proof of entitlement to attend and the issuing of admission tickets should be covered in the invitation. Each share entitles the holder to one vote at the shareholders' meeting. Voting rights may be exercised by proxies.

The shareholders' meeting shall be chaired by the Chairman of the Supervisory Board or, in his absence, by his deputy, and in that person's absence, by a chairperson elected by the meeting. If none of these persons is able to chair the meeting, the chairperson shall be appointed by the Supervisory Board. The chairperson is authorised to restrict the right to ask questions and address the meeting throughout the shareholders' meeting, for individual agenda items or for individual speakers to a reasonable time, and to determine the order in which agenda items are dealt with, and the form and sequence of voting. The chairperson is also responsible for maintaining good order during the shareholders' meeting.

Unless otherwise specified in the Articles of Association or in mandatory statutory provisions, the resolutions of the shareholders' meeting are passed by a simple majority of the votes cast and, where the law requires a majority of the capital as well as of the voting rights, by a simple majority of the share capital represented at the time the votes are cast.

According to the current version of the Stock Corporation Act, decisions of fundamental importance require not only a majority of the shareholders present, but also a majority of at least three-quarters of the share capital represented when the votes are cast. These decisions of fundamental importance include, in particular:

•	exclusion of subscription rights;

•	the creation of authorised or contingent capital;

•	the disaggregation or separating off of parts of the Company, or the transfer of the Company's entire assets;

•	the conclusion of inter-company agreements (such as control and profit transfer agreements); and

•	the dissolution of the Company.

The shareholders' meeting may be convened by the Management Board, the Supervisory Board or, in some circumstances, by shareholders whose combined holdings make up 5% of the share capital. Where the interests of the Company require it, the Supervisory Board must convene a shareholders' meeting. The annual ordinary shareholders' meeting takes place within the first eight months of each financial year.

Under the current version of the Stock Corporation Act, the Company is obliged to publish the invitation to the shareholders' meeting in the electronic version of the Federal Gazette at least 36 days before the date of the meeting, not counting the date of the meeting and the date of the invitation. The deadline for registering to attend the shareholders' meeting is published with the invitation. The publications required by section 124a AktG are also accessible to shareholders on the Company's web site at the same time as the shareholders' meeting is convened.

6. Corporate Governance

The German Corporate Governance Code adopted in February 2002, revised on 5 May 2015 and published in its new version dated 12 June 2015 in the official section of the German Federal Gazette, contains recommendations and suggestions on the management and supervision of German exchange-listed companies in relation to shareholders and shareholders' meetings, their Management Board and the Supervisory Board, transparency, financial accounting and auditing of the financial statements. There is no obligation to comply with the recommendations or suggestions in the Code. German company law only obliges the Management Board and the Supervisory Board of an exchange-listed company to explain each year which recommendations have not been or are will not be applied. The suggestions in the Code may, however, be disregarded without disclosing the reasons.

In March 2016, the Management Board and Supervisory Board issued the latest declaration of compliance under section 161 AktG, based on the currently applicable version dated 5 May 2015 The company has followed the recommendations of the German Corporate Governance Code with the following exceptions:

Declaration by the Management Board and the Supervisory Board of Capital Stage AG concerning the recommendations of the "Government Commission on the German Corporate Governance Code" under section 161 of the Stock Corporation Act

Capital Stage AG complies with the recommendations of the new version of the German Corporate Governance Code revised on 05 May 2015 and published in the official section of the Federal Gazette (Bundesanzeiger) on 12 June 2015 with the following exceptions (numbers in parentheses correspond to the numbering of the German Corporate Governance Code):

The directors and officers liability insurance for the Supervisory Board does not include an excess payable. (item 3.8)

For members of the Supervisory Board, there is D&O insurance that does not include an excess payable. This conforms to international standards. Furthermore, Capital Stage AG believes that an agreement to pay an excess would not tend to improve the sense of responsibility with which the members of the Supervisory Board perform their assigned tasks and functions.

The monetary elements of the remuneration of members of the Management Board consist solely of fixed components. (item 4.2.3)

The remuneration of the new member of the Management Board newly appointed in November 2015 does not contain any performance-related variable remuneration components in the sense of item 4.2.3 paragraph 2 sentence 2 of the German Corporate Governance Code. The Supervisory Board of the Company was of the opinion that, due to the size of the Company and the Supervisory Board's obligation to supervise with due care, there was no need for a variable remuneration component, and that this would also enable them to ensure an automatic cap on the maximum remuneration of the Management Board.

The Supervisory Board has not defined any specific targets for its composition. There is no rule limiting the length of service on the Supervisory Board. (item 5.4.1)

Since 2007, the Supervisory Board of Capital Stage AG has operated as a team with a membership that is well suited to the Company's specific situation. There is no need to optimise this composition. For this reason, the Supervisory Board has not defined any specific targets in this regard.

The Management Board must discuss half-year and any quarterly financial reports with the Supervisory Board or its audit committee prior to publication. (item 7.1.2)

At all times, the Management Board takes prompt action to ensure that the Supervisory Board is kept fully informed of the latest developments regarding assets, financial and earnings situation. Due to the close cooperation between the Management Board and Supervisory Board, the Supervisory Board has waived the requirement for an additional review of half-yearly and quarterly financial reports. Such a requirement would result in increased organisational costs for the Supervisory Board members and the Company, but would not provide the Board with any useful additional information.

Interim reports shall be made public within 45 days of the end of the reporting period. (item 7.1.2)

In compliance with the legal provisions, the interim reports are published within eight weeks after the end of the quarter. Given the different time limits and the effort and cost entailed, the Management Board and Supervisory Board of the Company do not consider any further shortening of the deadlines to be justified.

This declaration of compliance replaces the statement made in December 2015. Since December 2015, Capital Stage AG has complied with the recommendations of the German Corporate Governance Code as amended on 5 May 2015, with the exceptions set out in the declaration of compliance of December 2015

Hamburg, March 2016

On behalf of the Supervisory Board	On behalf of the Management Board
signed Dr Manfred Krüper	signed Prof. Klaus-Dieter Maubach
Chairman	Chairman

This statement continues to be applicable at the time of the prospectus.

  T. Shareholder structure

The figures in the table below reflect the Company's knowledge based mainly on the latest notifications received by the Company under section 21 et seqq. of the Securities Trading Act ("WpHG"):

Name	Number of voting rights	as % of share capital
AMCO Service GmbH[1]	16,589,275	20.03
Dr Liedtke Vermögensverwaltung GmbH[2]	8,598,395	10.38
Blue Elephant Venture GmbH[3]	5,461,202	6.59
Albert Büll Beteiligungsgesellschaft mbH[4]	4,909,124	5.93
Lobelia Beteiligungs GmbH[5]	4,019,100	4.85
Freefloat	43,254.924	52.22
Total votes	82,832,020	100

1	The shares in AMCO Service GmbH are held by members of the Büll family.
2	The shares in Dr. Liedtke Vermögensverwaltung GmbH are held by members of the Liedtke family.
3	The shares in Blue Elephant Venture GmbH are attributed to Dr Peter-Alexander Wacker.
4	The shares in Albert Büll Beteiligungsgesellschaft AMCO are attributed to AMCO Service GmbH. The same applies for the shares in Albert Büll Beteiligungsgesellschaft mbH for AMCO Service GmbH.
5	The shares held by Lobelia Beteiligungs GmbH are attributed to Dr Jörn Kreke and Dr Henning Kreke.

Each share in Capital Stage AG entitles the holder to one vote; there are no differing voting rights.

At the date of the Prospectus, AMCO Service GmbH holds 20.03%, Albert Büll Beteiligungsgesellschaft mbH holds 5.93% and Lobelia Beteiligungs GmbH holds 4.85 of the Company's shares. Because of these holdings in the Company, AMCO Service GmbH, the Büll family and the Kreke family could, in the case of a correspondingly low number of attendees at the General Meeting, exercise controlling influence over the Company within the meaning of Section 17 para. 1 of the German Stock Corporation Act (Aktiengesetz), in that they have the majority of the votes present at the meeting.

  U. RELATED PARTIES TRANSACTIONS AND LEGAL RELATIONSHIPS

This section describes the transactions and legal relationships between the Company and related parties during the period covered by the historical financial information, up to the date of this prospectus.

1. Property lease agreements with GbR Holzhafen Ost

On 19/20 December 2012 (with updates dated 15/20 March 2013 and 8 May 2013) a lease agreement was entered into between the Company and Albert Büll, Dr Cornelius Liedtke in GbR. Holzhafen for the leased property "Holzhafen Ost" under what the Company considered normal market conditions. These were office and warehouse spaces that were purchased in the second quarter of 2013 by Capital Stage AG and for which a net cold rent of EUR 20.00 per m² was paid for the office space and EUR 10.00 per m² for the warehouse spaces. In addition, a further EUR 6.00 per leased square meter (office and warehouse space) was due for heating and operating costs.

On 1/20 March 2013 (with updates dated 23/24 April 2013 as well as 17/22 December 2014; ten parking spaces) and on 14/19 November 2013 (two parking spaces), parking lease agreements related to 12 underground parking spaces in total were entered into with Albert Büll, Dr Cornelius Liedtke in GbR. Holzhafen in the leased property "Holzhafen Ost" in the office building in which the above office premises are located, under what the Company considered normal market conditions. For ten of the leased parking spaces, the monthly rent was EUR 180.00, for the additional two the monthly rent was EUR 182.23; the rents each linked to the consumer price index. The term of the lease for both the office space and the underground parking spaces was five years, with the option to extend these lease agreements once only for a further five years. The lease agreement was terminated on 30 November 2015 at the time that the new rental premises in Grosse Elbstrasse 59 were handed over. The lessor opted for value added tax in retrospect (insofar as permissible in law). The parties entered into an updated agreement dated 4/5 July 2016, which also covers costs not yet settled for cosmetic repairs as well as for the lessee improvements by the Company.

2. Lease agreements between B&L Holzhafen West GmbH & Co. KG and the Company

On 19/20 In November 2015, a lease agreement was concluded between the Company and B & L Holzhafen West GmbH & Co. KG, legally represented by B & L Property Management GmbH wg. Holzhafen West at what the Company considered to be normal market conditions, i.e. an agreed net cold rent of EUR 23.00 per m² plus EUR 5.10 per m² running costs. This is for the office space occupied by the Company. The term of the lease for the office space is ten years, beginning on the day of the transfer, with the option to extend these lease agreements once only for a further five years "at the terms valid at that time".

On 30 November/2 December 2015, a storage space rental lease for about 37 m² was concluded between the Company and B & L Holzhafen West GmbH & Co. KG, legally represented by B & L Property Management GmbH at the rental property Holzhafen West, at the office building where the above-mentioned office space is located, at what the Company considered to be normal market conditions, i.e. an agreed net cold rent of EUR 10 per m² plus EUR 1.50 per m² running costs.. The length of the lease for the storage space is from 1 December 2015 for an indefinite period.

3. Consulting agreement between maubach.icp GmbH and the Company

From 15 August 2015 until 31 October 2015, Dr Klaus-Dieter Maubach, in his role as Managing Director of maubach.icp GmbH provided consulting services on the basis of a consultancy contract dated 14/15 August 2015, for issues affecting the Managing Board. Maubach.icp GmbH received remuneration for this at normal market rates. This was a flat-rate EUR 500.00 net per hour or a day rate of EUR 3,500.00 net, plus any expenses and travel costs. The anticipated scope of the consulting services was indicated as 20 to 30 business days. Maubach.icp GmbH undertook not to work for any of the Company's competitors in the Company's geographic or product area of activity in any way whatsoever for the duration of the consulting agreement, nor to take a holding in such a competitor company either directly or indirectly.

  V. Details of participating interests

1. Summary of significant participating interests

The following overview contains details of the company's significant holdings as of the prospectus date. These group subsidiary companies are included, together with Capital Stage AG, in the full consolidation of the group financial reports. These subsidiaries are primarily special purpose entities that run the individual photovoltaic plants and wind parks in the Capital Stage Group. No significant amendments have been made until the date of publication of the prospectus.

Company name	Headquarters	Shares in Capital Stage AG (direct or indirect)
Alameda S.r.l.	Bolzano, Italy	100
ARSAC 4 S.A.S.	Paris, France	100
ARSAC 7 S.A.S.	Paris, France	100
Asperg Erste Solar GmbH	Halle (Saale)	100
Asperg Fünfte Solar GmbH	Halle (Saale)	100
Asperg Sechste Solar GmbH	Halle (Saale)	100
Asperg Zweite Solar GmbH	Halle (Saale)	100
Blestium Ltd.	London, UK	100
BOREAS Windfeld Greussen GmbH & Co. KG	Greußen	71.4
Bypass Nurseries LSPV Ltd.	London, UK	100
Capital Stage Biscaya Beteiligungs GmbH	Hamburg	100
Capital Stage Caddington Ltd.	London, UK	100
Capital Stage Caddington II Ltd.	London, UK	100
Capital Stage France Beteiligungsgesellschaft mbH	Reussenköge	100
Capital Stage Göttingen Photovoltaik GmbH	Hamburg	100
Capital Stage Hall Farm Ltd.	Edinburgh, UK	100
Capital Stage Manor Farm Ltd.	London, UK	100
Capital Stage Solar IPP GmbH	Hamburg	100
Capital Stage Solar Service GmbH	Halle (Saale)	100
Capital Stage Manor Farm Ltd.	London, UK	100
Capital Stage Tonedale 1 Ltd.	Exeter, UK	100
Capital Stage Tonedale 2 Ltd.	Exeter, UK	100
Capital Stage Tonedale LLP	Exeter, UK	100
Capital Stage Venezia Beteiligungs GmbH	Hamburg	100
Capital Stage Wind Beteiligungs GmbH	Hamburg	100
Capital Stage Wind IPP GmbH	Hamburg	100
Casette S.r.l.	Bolzano, Italy	100
Centrale Fotovoltaica Camporota S.r.l.	Bolzano, Italy	100
Centrale Fotovoltaica Santa Maria in Piana S.r.l.	Bolzano, Italy	100

Company name	Headquarters	Shares in Capital Stage AG (direct or indirect)
Centrale Fotovoltaica Treia 1 S.A.S. di Progetto Marche S.r.l.	Bolzano, Italy	100
Centrale Photovoltaique SauS 06 SARL	Pérols, France	85
Clawdd Ddu Farm Ltd.	London, UK	100
Communal le Court S.A.S.,	Paris, France	100
CPV Bach SARL	Pérols, France	90.08
CPV Entoublanc SARL	Pérols, France	90.08
CPV Labecede SARL	Pérols, France	90.08
CPV Sun 20 SARL	Pérols, France	90.08
CPV Sun 21 SARL	Pérols, France	90.08
CPV Sun 24 SARL	Pérols, France	90.08
CS Solarpark Bad Endbach GmbH	Halle (Saale)	100
CSG IPP GmbH	Hamburg	100
DE Stern 10 S.r.l.	Bolzano, Italy	100
Énergie Solaire Biscaya S.A.S.	Paris, France	100
Energiekontor Windstrom GmbH & Co. UW Lunestedt KG	Bremerhaven	100
Energiepark Lunestedt GmbH & Co. WP HEE KG	Bremerhaven	100
Energiepark Lunestedt GmbH & Co. WP LUN KG,	Bremerhaven	100
Fano Solar 1 S.r.l.	Bolzano, Italy	100
Fano Solar 2 S.r.l.	Bolzano, Italy	100
Foxburrow Farm Solar Farm Ltd.	London, UK	100
GE.FIN Energy Oria Division S.r.l.	Bolzano, Italy	100
GlenSolar IQ Ltd.	London, UK	100
Grid Essence UK Ltd.	London, UK	100
Haut Lande SARL	Paris, France	100
IOW Solar Ltd.	London, UK	100
Krumbach Photovoltaik GmbH	Halle (Saale)	100
Krumbach Zwei Photovoltaik GmbH	Halle (Saale)	100
La Gouardoune Centrale Solaire SARL	Paris, France	100
Labraise Sud SARL	Paris, France	100
Lagravette S.A.S.	Paris, France	100
Le Communal Est Ouest SARL	Paris, France	100
MonSolar IQ Ltd.	London, UK	100
MTS4 S.r.l.	Bolzano, Italy	100
Notaresco Solar S.r.l.	Bolzano, Italy	100
Oetzi S.r.l.,	Bolzano, Italy	100
Parco Eolico Monte Vitalba S.r.l.	Bolzano, Italy	85
Pfeffenhausen-Egglhausen Photovoltaik GmbH	Halle (Saale)	100

Company name	Headquarters	Shares in Capital Stage AG (direct or indirect)
Polesine Energy 1 S.r.l.	Bolzano, Italy	100
Polesine Energy 2 S.r.l.	Bolzano, Italy	100
Progetto Marche S.r.l.	Bolzano, Italy	100
Ribaforadora 3 S.r.l.	Bolzano, Italy	100
Ribaforadora 7 S.r.l.	Bolzano, Italy	100
Sant' Omero Solar S.r.l.	Bolzano, Italy	100
Société Centrale Photovoltaïque d'Avon les Roches S.A.S.	Paris, France	100
Solaire Ille SARL	Pérols, France	85
Solar Energy S.r.l.	Bolzano, Italy	100
Solar Farm FC1 S.r.l.	Bolzano, Italy	100
Solar Farm FC3 S.r.l.	Bolzano, Italy	100
Solarpark Bad Harzburg GmbH	Halle (Saale)	100
Solarpark Brandenburg (Havel) GmbH	Halle (Saale)	51
Solarpark Glebitzsch GmbH	Halle (Saale)	100
Solarpark Golpa GmbH & Co. KG	Reussenköge	100
Solarpark Lettewitz GmbH	Halle (Saale)	100
Solarpark Lochau GmbH	Halle (Saale)	100
Solarpark Neuhausen GmbH	Halle (Saale)	100
Solarpark PVA GmbH	Halle (Saale)	100
Solarpark Ramin GmbH	Halle (Saale)	100
Solarpark Rassnitz GmbH	Halle (Saale)	100
Solarpark Roitzsch GmbH	Halle (Saale)	100
Sowerby Lodge Ltd.	Exeter, UK	100
SP 07 S.r.l.	Bolzano, Italy	100
SP 09 S.r.l.	Bolzano, Italy	100
SP 10 S.r.l.	Bolzano, Italy	100
SP 11 S.r.l.	Bolzano, Italy	100
SP 13 S.r.l.	Bolzano, Italy	100
SP 14 S.r.l.	Bolzano, Italy	100
Treia 1 Holding S.r.l.	Bolzano, Italy	100
Trequite Farm Ltd.	London, UK	100
Trewidland Farm Ltd.	London, UK	100
Vallone S.r.l.	Bolzano, Italy	100
Windkraft Kirchheilingen IV GmbH & Co. KG	Kirchheilingen	50.99
Windkraft Olbersleben II GmbH & Co. KG	Olbersleben	74.9
Windkraft Sohland GmbH & Co. KG	Reichenbach	74.3
Windpark Dahme – Wahlsdorf 3 GmbH & Co. KG	Schönefeld	100
Windpark Gauaschach GmbH	Hamburg	100

* as of prospectus date.

2.                 Table of associated companies

The table below contains an overview of those companies that are incorporated in the company's consolidated financial statements as associates on the date of the prospectus.

Company name	Registered office	Shares in Capital Stage AG (direct or indirect)
Energiepark Breitendeich RE WP BD GmbH & Co.KG	Bremerhaven	49%
Energiepark Debstedt GmbH & Co. RE WP KG	Bremerhaven	49%

  W.   Taxation in Germany

This section describes some key German taxation principles that may be relevant when acquiring, holding and transferring shares. It is not a comprehensive or exhaustive description of all the aspects of German taxation that may be relevant for shareholders. The description is based on the German taxation acts and the relevant provisions of double taxation treaties that Germany has entered into with third countries in force on the date of publication of this prospectus. The acts, treaties and the opinion of the tax authorities are subject to change – including retrospectively.

Potential purchasers of shares are therefore advised to consult their tax advisor on the tax implications of acquiring, holding and transferring shares and on the procedure to be followed for any refund of German withholding tax paid. This should take particular account of the specific situation of each individual shareholder.

1.             Taxation of the Company

In Germany, corporations are subject to corporation income tax at 15% plus a 5.5% solidarity surcharge on the thereon (total 15.825%). German corporations are also subject to local trade tax on their earnings from establishments in Germany. The amount of trade tax is dependent on the local municipality in which the Company has its premises. Trade tax is levied at approx. 7% to 18% of the taxable earnings, depending on the rate charged by the local authority.

The so-called interest cap is observed in deducting interest expenses. The interest cap limits the deductible interest costs to interest paid on existing interest income and also 30% of the taxable earnings before net interest, taxes, depreciation and amortisation (EBITDA). The non-deductible interest costs can be rolled over and may be used in some circumstances to reduce the Company's taxable profit in the future, within the limits of the interest cap. This interest roll-over may be lost in some situations, e.g. restructuring or cessation of operations. The interest cap does not restrict the deduction of interest expense if the net interest (interest expense less interest income) is less than EUR 3 million. There is also no restriction on interest deductibility even when the so-called group clause applies and there is no detrimental shareholder debt financing.

Corporate income tax losses incurred by the Company up to EUR 1 million that fall within one financial year may be carried back to the preceding financial year and offset against the profits for that year. Any remaining losses subject to corporation and trade tax may be carried forward in full, but only used in subsequent years on minimum taxation. Losses carried forward are only deductible from the profits for the relevant tax year for up to EUR 1 million. Any further losses carried forward are deductible on up to 60% of the income in excess of EUR 1 million in the relevant tax year for corporation tax and trade tax purposes. Any losses remaining after this may be carried forward.

Unused tax loss and interest carry-forwards are no longer deductible in their entirety if more than 50% of the share capital or the voting rights in the Company are transferred directly or indirectly to a purchaser or related person or a group of purchasers with common interests within five years, or a comparable situation exists. Where more than 25% and up to 50% of the share capital or the voting rights in the Company are transferred or there is a similar detrimental acquisition of interest, the unused tax loss and interest carry-forwards are no longer deductible in the amount of the transferred quota.

2.      Taxation of shareholders

The shareholders are generally subject to tax on their shareholdings (dividend tax), disposal of shares (capital gains tax) and transfers of shares free of charge (inheritance and gift tax).

Taxation of dividends

Capital gains tax

The distributing Company withholds 25% of the dividend payment plus 5.5% solidarity surcharge on the dividend (total 26.375%) as withholding tax. The basis for assessment of withholding tax is the dividend voted by the shareholders' meeting.

Withholding tax is withheld regardless of any possible taxation at the level of the shareholders or whether they reside in Germany or abroad. Exceptions may be made for some shareholders. These could include corporations resident in another EU Member State, to which the EU Parent-Subsidiary Directive (Council Directive 90/435/EEC of 23 July 1990) applies. Similar exceptions may also apply in the case of double taxation agreements. Application forms can be obtained from the German Federal Tax Office, An der Küppe 1, D-53225 Bonn (www.bzst.bund.de), and German embassies and consulates.

As the shares are eligible under section 5 of the German Securities Deposit Act for collective deposits by a securities clearing bank and are entrusted to this bank within Germany, the capital gains tax is withheld by (i) the German bank or financial services institution (including the German branch of a foreign bank or financial services institution), (ii) the German securities trading firm or securities trading bank that holds or manages the shares and pays or credits the capital gains or pays or credits the capital gains against presentation of the dividend certificates or pays the capital gains to a payment agent abroad, or (iii) the securities clearing bank to which the shares were entrusted for collective safekeeping, where this pays the capital gains to a payment agent abroad.

The distributing Company or the payment agent is responsible for withholding the withholding tax, unless it can show that it has not negligently or deliberately failed to meet its obligations. The withholding tax can be claimed from the shareholder if (i) it was not deducted from the dividends according to the rules, (ii) the shareholders know that the withholding tax has not been correctly withheld and they do not inform the tax office of this immediately, or (iii) the dividends have been improperly paid out without deduction of withholding tax.

Dividend payments to corporations domiciled abroad are subject to – under certain conditions - a reduced rate of corporation tax (even where there is no double taxation agreement), provided that the shares are not held as part of the business assets of a German establishment or one for which a permanent representative has been appointed in Germany. In this case, two-fifths of the capital gains tax shall be refunded upon application. To qualify for the refund, the foreign limited company must satisfy the requirements of section 50d paragraph 3 of the German Income Tax Act (EStG). Application forms can be obtained from the German Federal Tax Office, An der Küppe 1, D-53225 Bonn (www.bzst.bund.de), and German embassies and consulates. Further reductions or refunds may be possible under double taxation treaties.

For shareholders resident in Germany (i.e. whose residence, habitual abode, management or registered office is in Germany) who hold shares as part of their business assets, and shareholders resident outside Germany who hold their shares as part of their business assets in a business establishment in Germany or for which a permanent representative has been appointed in Germany, the withholding tax withheld shall be credited against the shareholder's personal income tax or corporation income tax liability, if the conditions of Section 36a EStG are met. In accordance with Section 36a of the German Income Tax Act (EstG), 3/5 of the capital gains tax is only credited if the shareholders hold the shares at least 45 days within 45 days before the due date of the dividend, and 45 days after the due date, bear at least 70% of the price risk, and are not obligated, in whole or in part, to make a compensation payment for the dividend to other individuals. Any excess amounts paid shall be refunded. The same applies to the solidarity surcharge.

For individual shareholders resident in Germany who hold the shares as part of their private assets, capital gains tax has a compensatory effect.

The German bank, financial services institution, securities trading company or securities trading bank (the "payment agent") that holds or manages the shares and pays or credits the capital gains must maintain loss clearing accounts so that any negative capital gains can be offset against current and future positive capital gains. Negative capital gains from one payment agent cannot be offset against positive capital gains from another payment agent; this may only be done through the income tax return. For this, the shareholder must apply to the payment agent maintaining the loss clearing account for a statement of any loss that has not been offset. This application is irrevocable and must reach the payment agent by 15 December of the current year. Otherwise, the payment agent shall carry the loss forward to the next year.

The church tax is generally withheld together with the capital gains tax unless the shareholder challenges the automatic request from the Federal Central Tax Office (non-disclosure notice), whereby this makes an estimation mandatory.

Shareholders resident in Germany who hold the shares as part of their private assets

Shareholders resident in Germany who hold their shares as part of their private assets are generally subject to the final flat-rate tax in Germany. This means that dividend income is subject to 25% final flat-rate tax plus 5.5% solidarity surcharge on the final flat-rate tax (total 26.375%) and – where relevant – to church tax. Expenses incurred in holding the shares are not deductible, with the exception of a savers' lump sum allowance of EUR 801 for individuals and EUR 1,602 for spouses who are jointly assessed. If the final flat-rate tax exceeds the personal tax rate for the shareholder, then the shareholder may opt for this income to be taxed at his/her personal tax rate. In this case the capital gains tax shall be offset against the income tax. The option of taxation at the personal tax rate does not allow any deduction of expenses incurred in connection with dividends received, apart from the savers' lump sum allowance. The option may be made for all capital gains within an assessment period and must be submitted jointly for spouses who are jointly assessed.

Shareholders resident in Germany who hold the shares as part of their business assets

If the shares are held as part of the business assets of a shareholder, the taxation depends on whether the investor is a corporation, sole proprietor or partnership.

(i)	Corporation: dividend income earned by corporations is in principle exempt from corporation tax. However, 5% of dividends are considered non-deductible hypothetical business expenses and are therefore subject to corporation tax plus solidarity surcharge and trade tax. Dividends under the act implementing the ECJ judgment of 20 October 2011 in Case C 284/09 (BGBl. I 2013, 561) are by exception not exempt from 95% of corporation tax if the shareholder holds free-float shares in the company at the beginning of the calendar year. Acquisitions of at least 10% during the year are deemed to take place as of the start of the calendar year. Expenses incurred in connection with the shares are tax-deductible. Provided that the corporation does not hold at least 15% of the nominal capital in the company at the start of the relevant financial year, the remaining 95% should be added back to the business taxable income and shall be subject to trade tax.

(ii)	Sole proprietors: For sole proprietors who hold their shares as part of their business assets, 60% of the dividend income is subject to income tax, solidarity surcharge and – where relevant – church tax (partial income procedure). Correspondingly, 60% of the expenses incurred in connection with the dividend income are deductible. Provided that the sole proprietor does not hold at least 15% of the nominal capital in the company at the start of the relevant financial year, any dividend income held as part of the business assets of a permanent establishment in Germany shall be fully subject to trade tax. The trade tax levied may be partially or fully offset against the income tax payable by the sole proprietor.

(iii)	Partnership: If the shareholder is a partnership, the income or corporation tax plus solidarity surcharge shall only be collected from the individual partners. The taxation of each partner depends on whether they are a corporation (see (i)) or a natural person (see (ii)). In the case of a partnership liable for trade tax, the dividend income shall be fully subject to trade tax provided that the partnership does not hold at least 15% of the capital in the Company at the start of the relevant tax year. Where natural persons are involved, however, the trade tax payable by the partnership shall in principle be partially or fully credited against their personal income tax using a flat-rate offset procedure.

Shareholders not resident in Germany for tax purposes

Where shareholders resident abroad own shares that are not held as part of the business assets of a German permanent establishment or as assets of an establishment for which a permanent representative has been appointed in Germany, the liability for tax in Germany is satisfied in principle by withholding tax (possible reduction of capital gains tax by way of a refund based on a double taxation agreement or the EU Parent-Subsidiary Directive (Council Directive 90/435/EEC of 23 July 1990) or by refunding 2/5 of the capital gains tax in particular cases).

Where shareholders resident abroad own shares that are held as part of the business assets of a German permanent establishment or one for which a permanent representative has been appointed in Germany, they are subject to the same rules as shareholders resident in Germany.

Taxation of capital gains

Shareholders resident in Germany for tax purposes who hold their shares as part of their private assets

Income from the sale or redemption of shares is subject to final flat-rate tax at 25% plus 5.5% solidarity surcharge (total 26.375%), plus church tax, if applicable. The lump sum deduction for expenses (the "savers' lump sum allowance") of EUR 801 (or EUR 1,602 for spouses assessed jointly) also applies to proceeds from the sale of shares, but it can only be claimed once per calendar year for all capital gains. Evidence of a higher deduction for advertising costs does not permit a higher deduction. On request by the taxpayer, the capital gains may be subject to their personal rate of income tax where this results in a lower amount. The application for the relevant assessment period can only be submitted once for all capital gains. For spouses assessed jointly, the application can only be submitted for the capital gains received by both spouses. In this case, the deduction of actual expenses is also not admissible. Under certain circumstances, the capital gains may be paid out without deducting withholding tax, particularly where the shareholder in question has presented an exemption certificate or has applied for exemption and the exemption amount has not yet been used up.

The Company or the payment agent is responsible for withholding the withholding tax, unless it can show that it has not negligently or deliberately failed to meet its obligations. The withholding tax can be claimed from the shareholder if (i) it was not deducted from the dividends according to the rules, (ii) the shareholders know that the withholding tax has not been correctly withheld and they do not inform the tax office of this immediately, or (iii) the dividends have been improperly paid out without deduction of withholding tax.

Losses from the sale of shares may only be offset against capital gains from the sale of shares. Losses may not be offset against other types of income (e.g. operating income or income from letting and leasing) or other income from capital. Such losses can be carried forward and offset against positive income from the sale of shares in future years.

The final flat-rate tax is not applicable where the seller of the shares or, in the case of a transfer free of charge, his/her legal predecessor directly or indirectly held at least 1% of the nominal capital in the company in the five years preceding the transfer. In this case, 60% of the capital gains will be taxable.

Capital gains are generally subject to the withholding tax at 25% plus a 5.5% solidarity surcharge (total 26.375%) where a German bank, financial services institution, securities trading company or securities trading bank ("payment agent") holds or manages the shares and pays or credits the capital gains. The basis for assessment is the difference between the income from the sale after deducting the expenses incurred in direct connection with the sale transaction and the acquisition costs, where the shares were acquired or sold by the payment agent, and have been held or managed by it thereafter. If the acquisition costs are not documented in an admissible form, 30% of the income from the sale shall be used as the basis for assessment.

The rules on the loss clearing account and church tax described under "Taxation of dividends" also apply to the taxation of capital gains, with the payment agent establishing a separate loss clearing account, as losses from the sale of shares may only be offset against profits from the sale of shares.

Shareholders resident in Germany for tax purposes who hold their shares as part of their business assets

If the shares are held as part of the business assets of a shareholder, the taxation of the capital gains depends on whether the shareholder is a corporation, sole proprietor or partnership.

(i)	Corporations: Capital gains arising from the transfer of shares for a payment are generally exempt from corporation tax and trade tax. Capital gains in this sense is the amount by which the sale price or the equivalent value, after deducting the costs of the sale, exceeds the value calculated according to the rules for determining the taxable profit on the date of the sale (book value).

In any event, 5% of the gains on sale are treated as non-deductible hypothetical business expenses subject to corporation tax and trade tax. Losses from the sale of the shares or reduced profits because of impairment of the value of the shares have no bearing on the tax payable.

(ii)	Sole proprietors: Any capital gain from the sale of shares held by the business of a sole proprietor who is fully subject to tax in Germany is subject to income tax, solidarity surcharge and – where relevant – church tax on 60% of the sale proceeds. Similarly, 60% of the expenses incurred in connection with the capital gains and 60% of any losses are tax-deductible. Where the shares are assigned to the permanent establishment of a business in Germany, 60% of the capital gains are also subject to trade tax. The trade tax payable may generally be partially or fully offset against the shareholder's personal income tax using a flat-rate offset procedure.

(iii)	Partnership: If the shareholder is a partnership, the income or corporation tax plus solidarity surcharge shall be collected only at the level of the individual partners. The taxation depends on whether they are a corporation (see (i)) or a natural person (see (ii)). Where the shares are assigned to a permanent establishment of a business in Germany belonging to the partnership, 60% of the capital gains shall also be subject to trade tax if the partner is a natural person and 5% of the capital gains shall be subject to trade tax if the partner is a corporation. Where natural persons are involved in the partnership, however, the trade tax payable by the partnership shall in principle be partially or fully offset against their personal income tax by a flat-rate offset procedure.

The special rules for banks, financial services institutions, finance companies and life and medical insurance companies and pension funds are described in the following sections.

Capital gains obtained by a corporation are not subject to withholding tax. The same applies to capital gains which form part of the operating income of a German business, and which have been declared to the payment agent in the officially prescribed format.

Shareholders resident abroad

Capital gains from the sale of shares by a shareholder resident outside Germany are subject to German income tax plus solidarity surcharge if (i) the shares are held as part of the business assets of a German permanent establishment or the business assets for which a permanent representative has been appointed in Germany or (ii) the selling shareholder or, in the case of a transfer free of charge, his/her legal predecessor has directly or indirectly held at least 1% of the equity or authorised capital in the company at any time in the last five calendar years preceding the transfer. In this case:

•	5% of the capital gains shall be subject to corporate income tax plus 5.5% solidarity surcharge (total 5.275%), where the seller is a corporation;

•	otherwise, 60% of the capital gains shall be subject to income tax plus solidarity surcharge and – where relevant – church tax.

However, some double taxation agreements entered into with Germany provide for exemption from German taxation (with the exception of case (i)) and assign the right to levy tax to the shareholder's country of residence.

Capital gains from the transfer of shares that are held as part of the business assets of a German permanent establishment or as assets for which a permanent representative has been appointed in Germany (case (i)) are subject to the same rules as described above for shareholders resident in Germany.

Special rules for companies in the finance and insurance sector

Where banks and financial services institutions hold or sell shares that are shown in the trading book (in future, in accordance with commercial accounting, in the trading portfolio) under section 1a (12) of the German Banking Act, neither dividends nor capital gains qualify for the 95% exemption from corporate income tax or, where applicable, trade tax. The same applies to shares acquired by finance companies within the meaning of the Banking Act with the aim of generating a short-term profit for themselves.

Nor does the 95% exemption from corporate income tax and possibly trade tax apply to dividends from shares assigned to investments in life and medical insurance companies, or to profits from the sale of such shares. The same applies to pension funds.

Inheritance and gift tax

The transfer of shares to another natural person as a gift or succession is only subject to German inheritance and gift tax where

(i)	the testator, the donor, the heir, the beneficiary or other recipient has his/her residence or habitual abode in Germany at the time of the transfer of assets or has lived abroad for no more than five years as a German national without having a place of residence in Germany, or

(ii)	the shares were held by the testator or donor as part of business assets of a business for which a permanent establishment has been maintained in Germany or a permanent representative was appointed, or

(iii)	the testator or donor directly or indirectly held at least 10% of the share capital in the company on the date of succession, either alone or with related parties.

The few German double taxation treaties relating to inheritance and gift tax currently in force generally stipulate that German inheritance or gift tax can only be collected in case (i) and in case (ii).

Special rules apply to some German nationals and former nationals living outside Germany.

Other taxes

Where shares are purchased, sold or otherwise disposed of, no German capital transfer tax, value-added tax, stamp duty or similar tax shall be payable. In some situations, it is, however, possible for businesses to opt to pay VAT on otherwise tax-exempt revenues. No wealth tax is currently levied in Germany.

X. Financial Section

  1. Table of Contents

•	Consolidated financial statements of Capital Stage AG, Hamburg, according to International Financial Reporting Standards (IFRS) as of 31 December 2015		F-3
	○	Consolidated statement of comprehensive income of Capital Stage AG, Hamburg, for the period from 1 January to 31 December 2015	F-4
	○	Consolidated balance sheet as of 31 December 2015 according to international financial reporting standards (IFRS)	F-5
	○	Consolidated cash flow statement of Capital Stage AG, Hamburg, for the period from 1 January to 31 December 2015	F-6
	○	Capital Stage AG consolidated statement of changes in equity	F-7
	○	Notes to the consolidated financial statements of Capital Stage AG, Hamburg, according to International Financial Reporting Standards (IFRS) as of 31 December 2015	F-8
	○	Independent Auditors’ Report (translation)	F-83
•	Consolidated financial statements of Capital Stage AG, Hamburg, according to International Financial Reporting Standards (IFRS) as of 31 December 2014		F-84
	○	Consolidated statement of comprehensive income of Capital Stage AG for the period from 1 January to 31 December 2014 according to International Financial Reporting Standards (IFRS))	F-85
	○	Consolidated balance sheet as of 31 December 2014 according to International Financial Reporting Standards (IFRS)	F-86
	○	Consolidated cash flow statement of Capital Stage AG, Hamburg, for the period from 1 January to 31 December 2014	F-87
	○	Capital Stage AG consolidated statement of changes in equity	F-88
	○	Consolidated notes of Capital Stage AG, Hamburg, according to International Financial Reporting Standards (IFRS) to 31 December 2014	F-89
	○	Independent Auditor's Report (translation)	F-155
•	Consolidated financial statements of Capital Stage AG, Hamburg, according to International Financial Reporting Standards (IFRS) as of 31 December 2013		F-156
	○	Consolidated statement of comprehensive income of Capital Stage AG for the period from 1 January to 31 December 2013 according to International Financial Reporting Standards (IFRS)	F-157
	○	Consolidated balance sheet as of 31 December 2013 according to International Financial Reporting Standards (IFRS)	F-158
	○	Consolidated cash flow statement of Capital Stage AG, Hamburg, for the period from 1 January to 31 December 2013	F-159
	○	Capital Stage AG consolidated statement of changes in equity	F-160
	○	Consolidated notes of Capital Stage AG, Hamburg, according to International Financial Reporting Standards (IFRS) to 31 December 2013	F-161
	○	Independent auditor's report (translation)	F-212
•	Financial statements for Capital Stage AG (HGB) for the 2015 financial year		F-213
	○	Capital Stage AG Balance Sheet as of 31 December 2015	F-214
	○	Income statement for the financial year from 1 January to 31 December 2015	F-216
	○	Notes to the Management report and Group management report for the 2015 financial year 2015	F-217
	○	Statement of changes in fixed assets as of 31 December 2015	F-236
	○	Independent Auditors' Report (translation)	F-237

F-1

•	Extract from quarterly report of Capital Stage AG for the three-months-period ended 31 March 2016		F-238
	○	Consolidated statement of comprehensive income (IFRS)	F-239
	○	Consolidated balance sheet (IFRS)	F-240
	○	Consolidated cash flow statement (IFRS)	F-241
	○	Consolidated statement of changes in equity (IFRS)	F-242
	○	Consolidated segment reporting (IFRS)	F-243

F-2

Consolidated financial statements of Capital Stage AG, Hamburg, according to International Financial Reporting Standards (IFRS)
as of 31 December 2015

F-3

Consolidated statement of comprehensive income
of Capital Stage AG, Hamburg, for the period from 1 January to 31 December 2015

In TEUR	Notes	2015	2014 (adjusted*)
Sales	3.16; 5.1	112,802	72,129
Other income	5.2	17,890	32,190
Cost of materials	5.3	-921	-567
Personnel expensed	5.4	-5,758	-4,244
thereof share-based renumeration		-181	-65
Other expenses	5.5	-23,565	-13,328
Earnings before interest, taxes, depreciation and amortization (EBITDA)		100,448	86,180
Depreciation or amortization	5.6	-47,888	-34,683
Earnings before interest and Taxes (EBIT)		52,560	51,497
Financial income	5.7	1,722	1,128
Financial expenses	5.7	-34,887	-23,516
Earnings before taxes on income (EBT)		19,395	29,109
Taxes on income	5.8	-52	2,000
Earnings from continuing operations		19,343	31,109
Earnings from discontinued operations		-86	-5,054
Earnings after taxes (EAT)		19,257	26,055
Items that may be reclassified to profit or loss
Currency translation differences	5.9	201	-24
Cash flow hedges - effective portion of changes in fair value	5.9	910	-4,100
Income tax attributable to items that may be reclassified to profit or loss	5.9	-264	1,189
Consolidated comprehensive income		20,104	23,120
Consolidated profit for the year, of which attributable to:
Shareholders of Capital Stage AG		18,736	25,525
Non-controlling interest		521	530
Comprehensive income, of which attributable to:
Shareholders of Capital Stage AG		19,583	22,590
Non-controlling interest		521	530
Eranings per share	3.19
Average shares issued during reporting period (basic/diluted)		74,545,502/ 74,614,969	72,017,994/ 72,145,762
Earnings per share in EUR, basic		0,25	0,42
Earnings per share from discontinued operations, basic		0,00	-0,07
Earnings per share from continuing operations, diluted		0,25	0,42
Earnings per share from discontinued operations, diluted		0,00	-0,07

*Previous years partially adjusted in accordance with IFRS 5

F-4

Consolidated balance sheet
as of 31 December 2015 according to international financial reporting standards (IFRS)

Assets in TEUR	Notes	31.12.2015	31.12.2014
Non-current assets
Intangible Assets	3.5; 6.1; 20	176,250	145,425
Goodwill	6.2; 20	7,361	2,623
Property, plant and equipment	3.6; 6.3; 20	958,096	675,648
Financial assets	3.7; 6.4; 20	1	6
Other accounts receivable	6.5	6,925	5,970
Deferred tax assets	3.1; 5.8	24,666	13,540
Total non-current assets		1,173,299	843,212
Current assets
Inventories	3.10; 6.6	1,232	1,926
Trade receivables	3.12; 6.7	19,205	9,341
Non-financial assets	3.12; 6.8	19,494	10,022
Other current receivables	3.12; 6.8	5,667	2,314
Liquid funds	3.13; 6.9	99,368	118,722
- cash and cash equivalents	3.13; 6.9	52,358	88,596
- subject to drawing restrictions	3.13; 6.9	47,010	30,126
In non-current asstes and disposal groups held for sale	3.14; 6.10	262	262
Total current assets		145,228	142,587
Total Assets		1,318,527	985,799

Equity and liabilities in TEUR	Notes	31.12.2015	31.12.2014
Equity
Share capital		75,484	73,834
Capital reserve		108,651	100,802
Reserve for equity settled employee	3.17; 6.12	425	244
Other reserves		-2,194	-3,041
Distributable profit/loss		71,474	63,829
Non-controlling interests		7,794	7,811
Total equity	6.11	261,634	243,479
Non-current liabilities
Liabilities to non-controlling interests	3.15; 6.13	0	11,996
Non-current financial liabilities	3.15; 6.13	848,251	568,373
Non-current leasing liabilities	3.18; 6.13	16,000	16,954
Provisions for restoration obligations	3.15; 6.13	10,155	5,566
Other non-current liabilities	3.15; 6.13	12,627	12,629
Deferred tax liabilities	3.11; 4.9	78,128	60,786
Total non-current liabilities		965,161	676,304
Current liabilites
Liabilities to non-controlling interests	3.15; 6.13	11,780	0
Tax provisions	3.15; 6.13	3,145	950
Current financial liabilities	3.15; 6.13	55,554	41,400
Current leasing liabilities	3.18; 6.13	953	920
Trade payables	3.15; 6.13	11,180	13,284
Other current debt	3.15; 6.13	9,120	9,462
Total current liabilities		91,732	66,016
Total equity and liabilities		1,318,527	985,799

F-5

Consolidated cash flow statement
of Capital Stage AG, Hamburg, for the period from 1 January to 31 December 2015

In TEUR	Notes	2015	2014 (adjusted*)
Net profit/loss for the period		19,257	26,055
Depreciation and amortization of fixed assets	5.6	47,912	38,923
Other non-cash expenses		579	327
Other non-cash income		-16,411	-29,555
Financial inomce	5.7	-1,722	-1,128
Financial expenses	5.7	35,333	23,640
Taex on income (recognized in income statement)	5.8	24	-2,200
Taxes on income (cash effecvt)		-6,746	-1,567
Result from deconsolidation	4.3	-589	-
Increase/decrease in other assets not attributable to investment or financing activities		-2,516	1,373
Increase/decrease in othwer liabilities not attributable to investment or financing activities		-620	38
Cash flow from operating activities		74,501	55,906
Payments for the acquisition of consolidated companies less acquired cash*	4.2	-60,920	-58,279
Payments from the sale of consolidated companies	4.3	-293	0
Payments for invetsments in property, plant and equipment		-24,605	-35,686
Proceeds from disposals of tangible fixed assets		25	11
Payments for investments in financial assets intangible assets		-92	-54
Payments for investments in financial assets		-10	0
Proceeds form the sale of financial assets		16	0
Cash flow from investment activities		-85,879	-94,008
Loan proceeds		173,617	140,039
Loan repayments		-154,748	-38,327
Interest received		302	247
Interets paid		-27,505	-23,448
Proceeds from capital increases		688	17,896
Payment for issue cost		-69	-806
Change in limited restricted cash*		-10,839	-2,772
Dividends paid		-4,708	-4,197
Cash flow from financing activities		-23,262	88,632
Net change in cash and cash equivalents		-34,640	50,530
Changes in cash due to exchange rate changes		-1,289	6
Change in the financial funds		-35,929	50,536
As of 1 Januaray 2015 (1 January 2014)	6.9	87,558	37,022
As of 31 December 2015 (31 December 2014)	6.9	51,629	87,558

 * Figures for 2014 have been partially adjusted in accordance with IAS 8

F-6

Capital Stage AG consolidated statement of changes in equity

In TEUR	Subscribed Capital	Capital reserve	Thereof currency reserves
As of 1 January 2014	67,741	85,680	-106
Consolidated comprehensive income for the period			-24
Dividend paid
Income and expenses recorded directly in equity
Receipts from corporate actions	6,093	15,928
Issuance costs		-806
As of 31 December 2014	73,834	100,802	-130
As of 1 January 2015	73,834	100,802	-130
Consolidated comprehensive income for the period			201
Dividend paid
Income and expenses recorded directly in equity
Receipts from corporate actions	1,649	7,917
Issuance costs		-69
Non-controlling interests
As of 31 December 2015	75,483	108,650	71

Thereof hedge reserves	Reserves equity- based employee remuneration	Distributable profit/loss	Non-controlling interests	Total
0	179	45,548	8,359	207,401
-2,911		25,535	530	23,120
		-7,244	-1,078	-8,322
	65			65
				22,021
				-806
-2,911	244	63,829	7,811	243,479

-2,911	244	63,829	7,811	243,479
646		18,735	522	20,104
		-11,090	-539	-11,629
	181			181
				9,566
				-69
			1	1
-2,265	425	71,474	7,795	261,633

F-7

Notes to the consolidated financial statements of Capital Stage AG, Hamburg, according to International Financial Reporting Standards (IFRS) as of 31 December 2015

1. General information

The Group’s parent company Capital Stage AG was entered in the Company Register of Hamburg district court on 18 January 2002 with the register number HRB 63197. The Company’s place of business is Große Elbstraße 59, 22767 Hamburg, Germany.

As defined in its Articles of Association, the business of Capital Stage AG comprises the independent operation of power generation facilities from renewable energy sources in Germany and abroad, by the Company itself or by its subsidiaries.

Furthermore, the business of Capital Stage AG includes the provision of commercial, technical or other services not subject to regulation or authorisation in connection with the acquisition, installation and operation of power generation facilities from renewable energy sources in Germany and abroad by the Company itself or by its subsidiaries, and the acquisition, holding, management and sale of equity investments in companies.

The Company is entitled to take any action and engage in any transactions that serve the Company purpose. It may establish subsidiaries both in Germany and abroad, found other companies and acquire or invest in existing ones, as well as conclude inter-company agreements. It may purchase, use and transfer patents, trademarks, licences, distribution rights and other objects and rights. The purpose of subsidiaries and other financial investments may differ from the Company purpose of Capital Stage AG as long as it is appropriate for the Company’s business objectives.

Capital Stage AG and its affiliates are subject to the consolidated financial statements. For a list of the consolidated entities, the reader is referred to the full ownership list in note 17.

The consolidated financial statements of Capital Stage AG were prepared in accordance with the International Financial Reporting Standards (IFRS) of the International Accounting Standards Board (IASB), including the interpretations of IFRS by the International Financial Reporting Interpretations Committee (IFRIC) and the applicable complementary statutory regulations pursuant to section 315a, paragraph 1 of the German Commercial Code (Handelsgesetzbuch – HGB).

To improve clarity, various income statement and balance sheet items have been combined. These items are shown separately and explained in the notes. The income statement has been prepared according to the nature-of-expense method. The figures in the notes are given in euros (EUR), thousands of euros (TEUR) or millions of euros. Rounding differences may occur in the percentages and figures of this report.

As a rule, the consolidated financial statements are prepared using the acquisition cost principle. Excluded from this are certain financial instruments that are measured at their fair value.

The business activities of the Group are subject to seasonal influences, leading to fluctuations in revenue and results throughout the course of the year. Due to seasonal influences, revenue from the PV Parks segment is usually higher in the second and third quarters of a financial year than in the first and fourth quarters, whereas revenue and results from the Wind Parks segment tend to be higher in the first and fourth quarters of a financial year than in the second and third quarters.

2. Application of new and revised accounting standards in accordance with IFRS and corrections in accordance with IAS 8

The consolidated financial statements apply the version of the IFRS in force as of the balance sheet date, as endorsed by the EU. The IFRS include standards newly issued by the International Accounting Standard Board (IASB), the International Accounting Standards (IAS), the interpretations of the International Financial Reporting Interpretations Committee (IFRIC) and the Standing Interpretations Committee (SIC). The provisions of section 315a of the German Commercial Code (Handelsgesetzbuch – HGB) were also applied.

F-8

In the 2015 financial year, the Group applied the following new and/or revised IFRS standards and interpretations:

Application obligatory as of 31 December 2015

New and amended standards and interpretations		Application obligatory in financial years beginning on or after the date mentioned	Status of EU endorsement (as of: 31 December 2015)
IFRIC 21	New interpretation – Levies	17.06.2014 (EU)	Adopted
AIP	Annual improvement programme for IFRS, 2011–2013 cycle	01.01.2015 (EU)	Adopted

Standards, interpretations and amendments to standards and interpretations applicable for the first time in the reporting period which affect reported amounts and disclosures in the reporting period

The revisions have no or no material effect on accounting or on the annual report for Capital Stage AG.

New and amended IFRS and interpretations which are not yet obligatory and which the Group has not applied before the effective date

The IASB and IFRIC also published the following new or amended standards and interpretations which will either not be applicable until a later date or which have not yet been endorsed by the European Commission. Capital Stage AG will not apply these standards earlier than required.

New and amended standards and interpretations		Application obligatory in financial years beginning on or after the date mentioned	Status of EU endorsement (as of: 31 December 2015)

IFRS 9	New standard – Financial Instruments (2014)	01.01.2018	Not yet adopted
IFRS 14	New standard – Regulatory Deferral Accounts	01.01.2016	Not yet adopted
IFRS 15	New standard – Revenue from Contracts with Customers	01.01.2015	Not yet adopted
IFRS 16	New standard – Leases	01.01.2019	Not yet adopted
IFRS 11	Amendment – Accounting of Acquisitions of Interests in Joint Operations	01.01.2016	Adopted
IFRS 10, IAS 28	Amendment – Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	Indefinitely postponed by IASB	Not yet adopted
IFRS 10, IFRS 12, IAS 28	Amendment – Investment Entities: Applying the Consolidation Exception	01.01.2016	Not yet adopted
IAS 1	Amendment – Disclosure Initiative	01.01.2016	Adopted
IAS 7	Amendment – Cash Flow Statement	01.01.2017	Not yet adopted
IAS 12	Amendment – Income Taxes	01.01.2017	Not yet adopted
IAS 16, IAS 38	Amendment – Clarification of Acceptable Methods of Depreciation	01.01.2016	Adopted

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New and amended standards and interpretations		Application obligatory in financial years beginning on or after the date mentioned	Status of EU endorsement (as of: 31 December 2015)
IAS 16, IAS 41	Amendment – Agriculture: Bearer Plants	01.01.2016	Adopted
IAS 19	Amendment – Defined Benefit Plans: Employee Contributions	01.02.2015 (EU)	Adopted
IAS 27	Amendment – Equity Method in Separate Financial Statements	01.01.2016	Adopted
AIP	Annual Improvement Programme for IFRS: 2010–2012 cycle	01.02.2015	Adopted
AIP	Annual Improvement Programme for IFRS: 2012–2014 cycle	01.01.2016	Adopted

IFRS 9 – Financial Instruments (2014)

IFRS 9 is a new standard whose final version, which replaces all previous versions, was published on 24 July 2014. The standard contains provisions for recognition and valuation, derecognition and hedge accounting of financial instruments and is expected to have an effect on reporting for the Group’s financial assets. The standard is binding from 1 January 2018. Early application is possible, subject to endorsement by the EU. The Group is currently reviewing what the exact effects of IFRS 9 will be.

IFRS 15 – Revenue from Contracts with Customers

IFRS 15 is a new standard that was published on 28 May 2014 and is applicable to reporting periods beginning on or after 1 January 2018. IFRS 15 defines when and how an IFRS reporter has to recognise revenue. Reporting entities are also required to provide users of financial statements with more informative, relevant disclosures than before. The standard provides a single, principles-based five-step model to be applied to all contracts with customers. Apart from the additional disclosures in the notes, the standard is not expected to have any effect on the Group’s earnings, net assets and financial position.

IFRS 16 – Leases

IFRS 16 was published in January 2016, and its application is not obligatory until financial years that begin on or after 1 January 2019. The new standard regulates the recognition, valuation, presentation and the reporting requirements regarding leases in financial statements of companies that report in accordance with IFRS. For the lessee, the standard stipulates a single accounting model. Under this model, all of the lessee’s assets and liabilities from lease agreements are to be recognised in the balance sheet, unless the term is 12 months or less or it involves a low-value asset (choice of either). For accounting purposes, the lessor differentiates between finance and operating lease agreements. Here, the accounting model from IFRS 16 does not differ significantly from IAS 17 (“Leases”). The figures in the notes are more comprehensive in order to allow the addressee to evaluate the amount, time frame and uncertainties in connection with a lease agreement. The Group is currently reviewing what the exact effects of IFRS 16 will be.

Amendments to IAS 1: Disclosure Initiative

The amendments aim to remove perceived obstacles to the exercise of discretion by reporters when presenting financial statements. They come into effect for reporting periods beginning on or after 1 January 2016; early application is permitted. Slight changes in the presentation of the financial statements are expected.

Capital Stage AG does not currently assume that application of the other new accounting standards, to the extent that they are adopted by the EU in this form, will have a significant effect on the consolidated financial statements.

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Corrections in accordance with IAS 8

In the process of auditing the consolidated financial statements of Capital Stage AG, Hamburg, for the 2012 financial year, the German Financial Reporting Enforcement Panel (FREP) determined that the previous subordination of the useful life of electricity feed-in contracts (intangible assets) is not appropriate, and that the maximum useful life is determined by the length of the legally regulated term of the subsidy for the corresponding wind or solar park, which is typically 20 years. Because the cumulative corrections in the depreciation for the 2010 to 2014 financial years have, in total, an insignificant effect with respect to IAS 8, the corrections will be recognised on a current account basis in the reporting year.

The following table gives an overview of the effects of the corrections:

Item	Cumulative corrections up to and including 2014 TEUR	2015 corrections TEUR	Total effect TEUR

Assets
Intangible assets	-2,901	-4,059	-6,960
Liabilities
Liabilities to non-controlling interests	-109	-96	-205
Deferred tax liabilities	-747	-968	-1,715
Income statement
Depreciation and amortisation	-2,901	-4,066	-6,967
Financial result	109	96	205
Taxes on income	747	970	1,717
Group earnings after taxes	-2,045	-3,000	-5,045
of which shares of non-controlling interests	-193	-137	-330

3. Significant accounting policies and consolidation principles

3.1 Consolidation principles

The consolidated financial statements include Capital Stage AG and all significant subsidiaries controlled by Capital Stage AG both in Germany and abroad. An investor controls an investee when the investor is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. In general, this involves control from the existence of a direct or indirect majority of voting rights. The results of subsidiaries acquired or disposed of over the course of the year are included in the Group income statement from the acquisition date or until the date of disposal. Intra-Group transactions are conducted on arm’s-length terms.

The effects of intra-Group transactions are eliminated. Loans and other receivables and liabilities among the consolidated companies are offset against each other. Interim profit and loss are eliminated and intra-Group income is offset by the corresponding expenses.

In conformity with IAS 28.1, due to their designation as well as the portfolio management within the Group, shares in associates are not measured according to the equity method but rather at fair value through profit or loss in accordance with IAS 39. Resulting adjustments to fair value are recognised through profit or loss in the financial result.

Financial investments are also measured at fair value in line with IAS 39. The resulting changes are recognised through profit or loss in the financial result.

The financial year for all companies included in the consolidated financial statements ended on 31 December 2015.

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3.2 Business combinations

The acquisition of a business is accounted for using the partial goodwill method. The consideration received at the time of the business combination is carried at its fair value, which is determined by the sum of the fair values of the assets transferred at the time of exchange, the liabilities assumed from the former owners of the acquired entity and the equity instruments issued by the Group in exchange for gaining control of the acquired entity. The expenses associated with the business combination must be immediately recognised in the statement of comprehensive income.

The identifiable assets acquired and debt assumed are carried at fair value, with the following exceptions:

•	Deferred tax assets and liabilities as well as assets or liabilities in connection with employee benefit agreements must be recognised and measured pursuant to IAS 12 (Income Taxes) and IAS 19 (Employee Benefits).
•	Debt or equity instruments arising from share-based remuneration or the replacement of share-based remuneration by the Group must be measured at the time of acquisition and pursuant to IFRS 2 (Share-based Payment).
•	Assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 (Non-current Assets Held for Sale and Discontinued Operations) are measured in accordance with that standard.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognised immediately as income (under other operating income).

Non-controlling interests that present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the recognised amounts of the acquiree’s identifiable net assets. The measurement option can be chosen again with each business combination. Other components of non-controlling interests are measured at fair value or, when applicable, on the basis specified in another IFRS.

The holdings of non-controlling shareholders were measured proportionately to their overall shares of the values of the identifiable net assets.

When a business combination is achieved in stages, the Group’s previously held equity interest in the acquiree is remeasured to fair value on the acquisition date (i.e. the date when the Group obtains control) and the resulting gain or loss, if any, is recognised in profit or loss. Amounts resulting from interests in the acquiree prior to the acquisition date that have previously been recognised in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.

When accounting for business combinations, it may occur – due to technical aspects – that the technical date of initial consolidation slightly differs from the actual closing date.

3.3 Foreign currency translation

The consolidated financial statements are prepared in euros. The euro represents the functional and reporting currency of Capital Stage AG. The annual financial statements of included subsidiaries prepared in a foreign currency are converted to euros using the functional currency concept pursuant to IAS 21. The functional currency of foreign companies is determined by the primary economic environment in which they operate. Asset and liability items are converted using the exchange rate on the reporting date, while equity – with the exception of income and expenses directly recognised under equity – is converted at historical exchange rates. Until the disposal of the subsidiary, the resulting currency translation differences are displayed as a special item under equity and do not impact the result. The income statement items are converted to euros using weighted average exchange rates.

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The following exchange rates form the basis for currency translation:

1 Euro =	Exchange rate		Average exchange rate
	31.12.2015	31.12.2014	2015	2014

British pound (GBP)	0.7340	0.7789	0.7320	0.8064
Swiss franc (CHF)	1.0835	1.2024	1.0694	1.2026

3.4 Critical accounting decisions and key sources of estimation uncertainties

In some cases during the preparation of the consolidated financial statements, estimates and assumptions are made which affect the use of accounting methods and the amount of the presented assets, liabilities, income and expenses. The actual amounts may differ from these estimates. The estimates, and the assumptions upon which they are based, are continuously evaluated. Adjustments to estimates are recognised prospectively.

Below, the most important forward-looking assumptions as well as the other principal sources of estimation uncertainties as of the end of the reporting period are discussed which could give rise to a substantial risk within the coming financial year that a significant adjustment of the reported assets and liabilities will be required.

Economic life of property, plant and equipment and intangible assets

When measuring property, plant and equipment and intangible assets, the expected useful life of the assets must be estimated; in doing so, we take into account contractual agreements, knowledge of the industry and management estimates. Further disclosures can be found in note 3.5 (intangible assets) and note 3.6 (property, plant and equipment).

Business combinations

As part of business combinations, all identifiable assets and liabilities are recognised at fair value during their initial consolidation. The recognised fair values are subject to estimation uncertainties. If intangible assets are identified, the fair values are determined using generally acknowledged valuation methods. The valuations form the basis for the Company’s planning, which also takes into account contractual agreements and management estimates. The discount rate (WACC) applied in connection with the valuation of intangible assets was between 3.08 and 5.36 per cent (previous year: 3.32 to 4.53 per cent). This range is chiefly due to the different interest rates in the individual markets and for different energy sources (wind, solar, etc.).

The acquisition of solar and wind parks already connected to the grid is treated like a business combination because, in the opinion of the Group, the requirements of an existing business operation exist.

Control over the entities Windkraft Sohland GmbH & Co. KG, BOREAS Windfeld Greußen GmbH & Co. KG, Windkraft Olbersleben II GmbH & Co. KG and Windkraft Kirchheilingen IV GmbH & Co. KG

The wind parks mentioned above are structured as general partnerships (GmbH & Co. KG). The general partner, and therefore personally liable partner, in each case is BOREAS Management GmbH, Reichenbach. The general partner has no share of the partnership assets, does not participate in profits or losses and has made no contribution. Limited partners are Capital Stage Wind IPP GmbH, Hamburg (with an interest of more than 50 per cent), and BOREAS Energie GmbH, Dresden (with an interest of less than 50 per cent). Capital Stage holds no interest in the general partner.

IFRS 10 states that control is always assumed when the parent company is exposed to the risk of variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee and thus is influenced by these factors when engaging in the relevant activities. For a wind park, the relevant operating and financing activities are planning and managing liquidity and making decisions on maintenance contracts and necessary repairs.

The partnership is managed by the general partner. Despite this, the partnership agreement states that the relevant decisions described above are made at the partnership meeting by simple majority. Capital Stage holds a direct or indirect majority of voting rights in all the wind parks mentionedabove (with an interest of

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more than 50 per cent in each case) and can therefore exercise a significant influence over its operating and financial activities.

Capital Stage is therefore not restricted to the supervisory role typical for a limited partner, but actively makes all relevant decisions. If a decision does not require a vote at the partnership meeting, the general partner prepares proposals which are approved, amended or rejected by Capital Stage.

Capital Stage therefore exercises control over the partnership, because it has the power to direct its financial and operating activities and by means of its interest of more than 50 per cent can generate an inflow of economic benefits from these activities.

The wind parks mentioned above are therefore included in full in the consolidated financial statements.

3.5 Intangible assets

With the exception of the goodwill, all the intangible assets have limited useful lives and are valued at their acquisition costs less scheduled straight-line amortisation. They are amortised on the basis of their useful economic lives.

If the fair value is below the carrying amount, the assets are impaired. If the reasons for unscheduled depreciation recognised in the past cease to apply, the impairments are reversed.

Depreciation of electricity feed-in contracts is carried out for, at most, the legally regulated term of the subsidy for the corresponding wind or solar park, which is generally 20 years. Project rights are amortised over 18 to 30 years, in line with the useful lives of the photovoltaic and wind power installations and the existing land leases, while other intangible assets are amortised over prospective useful lives of three to five years.

Goodwill resulting from a business combination is recognised at its acquisition cost less any necessary impairments and is shown separately in the consolidated balance sheet.

For impairment test purposes, the goodwill must be allocated to the Group’s cash-generating units (or groups thereof) which are expected to draw benefit from the synergies created by the business combination.

Cash-generating units to which a portion of the goodwill is allocated must be subjected to annual impairment tests. However, if there are indications that a unit has lost value, it will be tested more frequently. If the recoverable amount which a cash-generating unit can earn is lower than its carrying amount, the corresponding impairment loss must first be assigned to the carrying amount of any goodwill allocated to that unit and thereafter pro rata to the unit’s other assets on the basis of their respective values. Any impairment of the goodwill will be recognised directly in the income statement. Any impairment of goodwill may not be recovered in future periods.

When disposing of a cash-generating unit, the portion of the goodwill attributable to it will be taken into account in determining the profit or loss on the disposal.

3.6 Property, plant and equipment

Property, plant and equipment are valued at their amortised cost less cumulative depreciation. Profit or loss from the disposal of assets is recognised as either other income or other expenses. The depreciation period and method are reviewed at the end of each financial year.

Property, plant and equipment are depreciated over their prospective useful economic lives pro rata temporis. The useful lives recognised for property, plant and equipment range from 3 to 30 years. The range for photovoltaic and wind power installations is 18 to 30 years, and 3 to 15 years for other office and business equipment.

3.7 Primary financial instruments

Financial assets and financial liabilities are recognised when a Group entity becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs directly attributable to the acquisition are to be included for all financial assets and financial liabilities not subsequently measured

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at fair value through profit or loss. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities subsequently measured at fair value through profit or loss are recognised immediately in profit or loss.

3.7.1 Financial assets

Financial assets are classified in the following categories:

•	Financial assets measured at fair value through profit or loss (FVTPL)
•	Financial investments held to maturity (HTM)
•	Available-for-sale financial assets (AFS)
•	Loans and receivables (L&R)

The classification depends on the nature and purpose of the financial assets and is determined at purchase. The recognition and derecognition of financial assets is carried on the trade date, if the supply is within the usual time frame for the affected market.

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and opportunities of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and opportunities of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received or receivable and the cumulative gain or loss that had been recognised in other comprehensive income and accumulated in equity is recognised in profit or loss.

Financial assets measured at fair value through profit or loss

Financial assets are classified as at FVTPL when the financial asset is either held for trading or it is designated at FVTPL.

A financial asset is classified as held for trading if:

•	It has been acquired principally for the purpose of selling it in the near term.
•	On initial recognition, it is part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking.
•	It is a derivative that is not designated and effective as a hedging instrument.

A financial asset other than a financial asset held for trading may be designated at FVTPL upon initial recognition if:

•	Such designation eliminates or significantly reduces a valuation or recognition inconsistency that would otherwise arise.
•	The financial asset forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group's documented risk management or investment strategy, and information about the grouping is provided internally on that basis.
•	It forms part of a contract containing one or more embedded derivatives, and IAS 39 (“Financial Instruments: Recognition and Measurement”) permits the entire combined contract (asset or liability) to be designated at FVTPL.
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Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables (including loans, trade receivables, other receivables, bank balances and cash in hand) are valued at amortised acquisition cost on the basis of the effective interest method, unless they are held for trading. If there is any doubt as to the recoverability of loans and receivables, they are carried at acquisition cost less any appropriate impairments. An impairment of trade receivables is recognised if objective factors indicate that the outstanding receivables cannot be recovered in full. The impairments are recognised directly through profit or loss. Cash in hand is carried at its nominal value.

Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the asset have been affected. For AFS equity investments, a significant or prolonged decline in the fair value of the security below its cost is considered to be objective evidence of impairment.

Objective indications that financial assets are impaired include in particular:

Substantial financial difficulties on the part of the issuer or counterparty

Breach of contract, such as default or delayed interest or principal payments

Increased probability that the borrower will become insolvent or enter restructuring proceedings

For financial assets measured at acquisition cost, the impairment loss is equal to the difference between the carrying amount of the asset and the present value of the estimated future cash flows, discounted at the original effective interest rate of the financial asset.

For financial assets measured at acquisition cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease is objectively related to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the acquisition cost would have been had the impairment

3.7.2 Financial liabilities and equity instruments

Debt and equity instruments issued by a Group entity are classified in accordance with the substance of the contractual arrangements and their definitions as financial liabilities or equity instruments.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its debt. Equity instruments issued by a Group entity are recognised at the proceeds received, net of direct issue costs. Issue costs are those costs that would not have arisen if the equity instrument had not been issued.

Repurchase of the Company’s own equity instruments is recognised and deducted directly in equity. No gain or loss is recognised in profit or loss on the purchase, sale, issuance or retirement of the Company’s own equity instruments.

Financial liabilities

Financial liabilities are categorised either as financial liabilities measured at fair value through profit or loss (FVTPL) or as other financial liabilities (AC).

Initial recognition of financial liabilities is carried out at fair value. For financial liabilities which are subsequently not recognised at fair value, the direct transaction costs of the acquisition are also recognised.

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Other financial liabilities

Other financial liabilities (including financial debt as well as trade and other liabilities) are subsequently measured at amortised acquisition cost using the effective interest method.

The effective interest method is a method of calculating the amortised acquisition cost of a financial liability and of allocating interest expenses to the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including any fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

Derecognition of financial liabilities

The Group derecognises financial liabilities when, and only when, the Group’s obligations are discharged or cancelled, or they expire. The difference between the carrying amount of the financial liability derecognised and the consideration paid or payable is recognised in profit or loss.

3.7.3 Measuring the fair value

A series of accounting and valuation methods and Group figures require the measurement of the fair value of financial and non-financial assets and liabilities.

To the greatest extent possible for the measurement of the fair value of an asset or a liability, the Group makes use of information observable on the market. Depending on the availability of observable parameters and the significance of these parameters for measuring fair value as a whole, the fair value measurement is assigned to level 1, 2 or 3. This fair value hierarchy is defined as follows:

•	Input parameters for level 1 are quoted prices (unadjusted) on active markets for identical assets or liabilities that the Company can access on the measurement date.
•	Input parameters for level 2 are listed prices other than those used for level 1, which can either be observed for the asset or liability directly or indirectly, or which can be derived indirectly from other prices.
•	Input parameters for level 3 are unobservable inputs for the asset or liability.

Assets and liabilities consistently measured at fair value are reclassified from one level to another if necessary – for example, if an asset is no longer traded on an active market or is traded for the first time.

3.8 Derivative financial instruments

The Group uses derivative financial instruments to manage its interest rate and currency risks. Derivative financial instruments are measured at fair value both upon their initial recognition as well as during subsequent recognition. If derivative financial instruments are not a component of an effective hedging relationship (hedge accounting), they must be categorised pursuant to IAS 39 as held for trading.

As far as possible, the Group designates derivatives as hedging instruments in a hedging relationship when they are traded or acquired. Since the main terms of the hedged loans (interest period, interest rate, interest calculation method, repayment of nominal amounts) typically match the interest rate swaps exactly, the Group assumes that an effective hedging relationship can be proven prospectively. In the case of forward-starting swaps, management assumes that the underlying financing arrangements can be continued at a variable rate of interest when the fixed-interest period comes to an end.

At the beginning of the hedge, both the hedging relationship and the Group’s risk management objectives and strategies with regard to the hedge are formally defined and documented. The documentation includes the definition of the hedging instruments, the hedged items and the type of hedged risk (interest rate risk for the base interest rate concerned). In addition, the documentation includes a description of how the Group intends to monitor the effectiveness of the hedging relationship at inception and in subsequent periods, and of whether the hedges were effective over the entire period of the hedging relationship. A hedging relationship is considered to be effective as long as its effectiveness can be shown retrospectively to be within a range of 80 to 125 per cent.

The effective part of the change in the fair value of derivative financial instruments which were classified as

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cash flow hedges is recognised, adjusted for deferred taxes, in equity without effect on profit or loss. The ineffective part is recognised directly through profit or loss.

Changes in the market value of derivative financial instruments which are not part of a hedging relationship are recognised directly through profit or loss within the financial result.

3.9 Collateral

The financial liabilities of the solar parks and wind parks are primarily non-recourse loans. The entities included in the group of consolidated companies have for the most part furnished the financing banks or other creditors with collateral for their financial liabilities and, where applicable, contingent liabilities. As is customary with this kind of financing, the property, plant and equipment as well as all rights and future receivables have been assigned to the banks. The current value of the collateral furnished therefore corresponds to the carrying amount of the assets or the reserves (see subsection 6.9), or it involves immaterial assets (e.g. a right of subrogation in regard to the feed-in contracts). The principal collateral provided is as follows:

•	Enforceable land charges (property, plant and equipment)
•	Pledging of capital servicing and project reserve accounts (restricted cash and cash equivalents)
•	Assignment of the various companies’ rights to payment of the electricity feed-in tariff (sales)
•	Assignment of payment and remuneration claims against third parties arising from direct marketing contracts (sales)
•	Assignment of goods stored in a specific place (SAV)
•	Pledging of shareholdings (group of consolidated companies)

3.10 Inventories

The inventories mainly comprise replacement parts for the energy generation installations and merchandise. They are carried at the lower value between acquisition or construction cost and net realisable value. The net realisable value is determined by the expected sale proceeds less the estimated costs until completion and the estimated necessary operating costs.

3.11 Income taxes

Income tax expenses represent the sum of current tax expenses and deferred taxes.

Current and deferred taxes are recognised in the Group income statement, unless they are connected to items which are recognised in either other comprehensive income or directly in equity. In this case, the current and deferred taxes are also recognised in other comprehensive income or directly in equity.

Current taxes

The actual tax rebates and tax liabilities are valued at the amount which is expected to be paid by or to the tax authorities as part of the rebate or liability. The tax rates and legislation valid on the reporting date are applied.

Deferred taxes

Deferred taxes must be determined in relation to temporary differences between the IFRS carrying amount of an asset or liability and its tax base. In general, deferred tax liabilities are recognised for all taxable temporary differences; deferred tax assets are recognised to the extent that it is probable that taxable profits are available for which deductible temporary differences can be used. Deferred tax assets from tax loss carry-forwards that have not yet been used are capitalised to the extent that is probable within the planning period of five years that they will be able to be offset against available taxable income in the future. Additionally, further stipulations of IAS 12 are to be observed in the case of a debt carry-forward in deferred taxes, as well as if the existing tax loss carry-forwards cannot be used within the planning period of five years.

Deferred tax assets and liabilities are offset against each other if the Group has a legally enforceable right to

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offset the actual tax rebates against the actual tax liabilities and these are related to income taxes due to the same tax authorities for the same taxable entity.

Deferred tax liabilities and tax rebates are determined using the average expected Group tax rate which is expected to be valid at the time the liability is settled or the asset is realised.

The tax offsetting and reconciliation as well as additional information can be found in note 5.8 (taxes on income).

3.12 Trade receivables and other assets

Trade receivables are initially carried at their fair value, which generally corresponds to the nominal amount. They are subsequently valued at their amortised acquisition cost. Impairments are recognised on the basis of past experience through the classification of receivables and other assets according to their age and other objective information relating to their value.

3.13 (Restricted) cash and cash equivalents

The cash and cash equivalents comprise cash in hand, bank balances and time deposits which have a high degree of liquidity and a total term of up to three months. These sums are not subject to interest rate risk and are carried at their nominal values. This does not apply to capital servicing and project reserves, which serve as collateral for the solar and wind parks’ lending banks and can only be used in agreement with the lending banks. These are classified as restricted cash but do not form part of cash and cash equivalents pursuant to IAS 7.

3.14 Assets held for sale and associated liabilities

Individual non-current assets or groups of assets and any associated liabilities (disposal groups) are presented in this category if they can be sold in their current condition and their disposal is highly probable. A disposal group requires that the assets and liabilities are intended to be sold in a single transaction or as part of an overall plan.

A discontinued operation is a component of an entity which is either intended for sale or has already been sold and which can be clearly separated from the entity’s other activities, both from an operating perspective and for the purposes of financial reporting. A discontinued operation must also represent a separate major line of business or a geographical area of operations for the Group.

No further depreciation and amortisation is recognised for non-current assets held for sale, either singly or as part of a disposal group or as discontinued operations. They are held at the lower of their carrying amount and fair value less costs of disposal. If fair value less is lower than the carrying amount, they are written down accordingly.

The result of measuring assets held for sale at fair value less costs of disposal and profits and losses on the disposal of discontinued operations, along with the result of operations from these units, are recognised separately in the consolidated income statement as the result from discontinued operations. However, the result of valuing individual assets held for sale and disposal groups is recognised in depreciation, amortisation and impairment.

3.15 Liabilities, provisions and financial liabilities

When first recognised on the balance sheet, financial liabilities are carried at fair value. Subsequent valuation is carried out at amortised acquisition cost using the effective interest method. Other liabilities are carried at their settlement value if, due to their short-term nature, the time value of the money is negligible. Financial debt of the solar parks and wind parks consists of non-recourse loans, i.e. the solar and wind installations constitute the sole collateral for each individual loan.

Other non-current provisions are carried at their prospective settlement value with no discounting; they cover all identifiable obligations at the balance sheet date which are based on business transactions or events occurring before the balance sheet date and whose extent or due date is uncertain. The settlement values calculated are those with the highest likelihood of occurrence.

Non-current provisions are discounted at a suitable risk-free interest rate.

F-19

Provisions are only recognised if there is a corresponding legal or constructive obligation towards third parties and the associated probability of occurrence is greater than 50 per cent.

3.16 Revenue

Revenue is recognised at the fair value of the consideration received or due. Revenue from the sale of goods and electricity are recognised if the following conditions are met:

•	The material risks and opportunities arising from ownership of the goods are transferred to the buyer.
•	Neither the right of disposal normally associated with ownership nor effective control over the purchased goods and products is withheld.
•	The amount of the sales revenue can be reliably determined.
•	It is likely that economic benefit will be derived from the transaction.
•	The costs incurred or yet to be incurred in connection with the purchase can be reliably determined.

Revenue from the sale of goods and electricity is therefore generally recognised when the goods and electricity have been supplied and legal title has been transferred.

Section 33g of the German Renewable Energy Sources Act (Erneuerbare-Energien-Gesetz – EEG) provided for the introduction of the so-called market premium on 1 January 2012. The market premium is paid by the grid operator to operators of installations producing electricity from renewable sources who opt to sell their electricity directly on the electricity exchange rather than following the EEG remuneration model. On the electricity exchange, installation operators receive the regular market price, which is lower than the remuneration guaranteed under the EEG. The difference between the EEG remuneration and the mean monthly market price on the electricity exchange is then equalised by the market premium. The actual volume of directly marketed electricity is measured via meter readings.

The market premium and the flexibility premium paid by the grid operator to installation operators pursuant to sections 33g and 33i of the EEG constitute genuine subsidies and, as such, are not subject to VAT.

Financial income

Dividend income from investments is recognised when the shareholder’s right to receive payment has been established (provided that it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably).

Interest income must be recognised if it is likely that the economic benefit will flow to the Group and the amount of the revenue can be reliably determined. Interest income must be accrued or deferred on the basis of the outstanding nominal amount via the applicable effective interest rate. The effective interest rate is the exact rate by which the expected future payments over the lifetime of the financial asset will be discounted from the net carrying value of that asset on initial recognition.

3.17 Share option programme

Share options (equity-settled share-based payment transactions) are measured at their fair value at the time they are granted. The fair value of the obligation is recognised as personnel expenses over the vesting period, and a capital reserve is recognised at the same time (reserve for equity-settled employee remuneration). The options issued are measured using a binomial option price model.

3.18 Leasing

In a lease relationship, economic ownership of leased assets is attributed to the contractual partner who bears the significant risks and opportunities that are associated with the leased asset.

Assets held under finance leases are initially recognised as assets of the Group at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability towards the lessor must be shown on the consolidated balance sheet as an obligation arising from finance leases. The lease payments are thus divided into interest expenses and payment of lease liabilities in such a way as to ensure a constant rate of repayment of the outstanding liability. Interest expenses are recognised directly in the income statement.

F-20

Expenses from operating leases are recognised linearly in the income statement over the term of the respective contracts.

The Group has financed solar installations via lease agreements whereby the material risks and opportunities are transferred to Capital Stage, thus establishing finance leases. The solar installations in the various solar parks are used as a collateral for the corresponding liabilities.

3.19 Earnings per share

Basic earnings per share are calculated by dividing the earnings attributable to shareholders by the weighted average number of shares in circulation during the period. Diluted earnings per share are calculated by dividing the earnings attributable to shareholders by the weighted average number of shares in circulation during the period, plus the number of exercisable options. The options are taken into consideration from the date on which the performance target is permanently reached or exceeded.

3.20 Borrowing costs

Borrowing costs in direct connection with the construction of qualified assets that accrue from the beginning of construction until the commencement of operations are capitalised and subsequently amortised with the corresponding asset. The financing cost rate is determined using the specific financing costs of external funds borrowed for the construction of a qualified asset. Other borrowing costs are recognised as current expenses.

3.21 Government grants

An advantage from a government loan (e.g. subsidised loans from the KfW banking group) at an interest rate below the market rate is treated like a government grant and valued using the difference between payments received and the fair value of a loan at market rates. The interest rate advantage is shown as deferred income and used with effect on the result over the term of the subsidised interest rate of the loan.

3.22 Segment reporting

During the reporting period, the focus of the Capital Stage Group’s business activities did not change from the previous year, remaining on the operation of existing solar parks and wind parks and the expansion of the portfolio. Accordingly, the allocation of the consolidated assets and liabilities to the various segments remained largely unaltered. The Group’s segments are Administration, PV Parks, PV Service, Wind Parks and Financial Investments. The Financial Investments segment was discontinued during the 2015 financial year.

The PV Parks segment comprises the German, Italian, French and British solar parks plus any holding companies. In the reporting year, the following 36 companies were included for the first time:

•	Blestium Ltd.
•	Bypass Nurseries LSPV Ltd.
•	Capital Stage Caddington Ltd.
•	Capital Stage Hall Farm Ltd.
•	Capital Stage Tonedale 1 Ltd.
•	Capital Stage Tonedale 2 Ltd.
•	Capital Stage Tonedale LLP
•	Capital Stage Venezia Beteiligungs GmbH
•	Centrale Fotovoltaica Camporota S.r.l.
•	Centrale Fotovoltaica Santa Maria in Piana S.r.l.
•	Centrale Fotovoltaica Treia 1 S.a.s. di Progetto Marche S.r.l.
•	Clawdd Ddu Farm Ltd.
•	CPV Sun 20 SARL
•	CPV Sun 21 SARL
•	CPV Sun 24 SARL
•	CPV Bach SARL
•	CPV Entoublanc SARL
•	CPV Labecede SARL
•	Foxburrow Farm Solar Farm Ltd.
•	GE.FIN Energy Oria Division S.r.l.
F-21

•	GlenSolar IQ Ltd.
•	Grid Essence UK Ltd.
•	IOW Solar Ltd.
•	MonSolar IQ Ltd.
•	Progetto Marche S.r.l.
•	Solarpark Golpa GmbH & Co. KG
•	Sowerby Lodge Ltd.
•	SP 07 S.r.l.
•	SP 09 S.r.l.
•	SP 10 S.r.l.
•	SP 11 S.r.l.
•	SP 13 S.r.l.
•	SP 14 S.r.l.
•	Treia 1 Holding S.r.l.
•	Trequite Farm Ltd.
•	Trewidland Farm Ltd.

The segment’s principal business activity is electricity production. The segment’s revenue comes chiefly from either the feed-in tariffs paid by the various local providers, long-term purchase agreements with private companies or the market premium paid for direct marketing of electricity on the energy markets.

The PV Service segment is responsible for the development of the plant operations company Capital Stage Solar Service GmbH. The participating interest in Eneri PV Service S.r.l. was disposed of during the reporting year. The principal business activities of the segment are the technical and commercial operation of both the Group’s and external solar parks. The revenue earned by this segment chiefly comes from plant operation charges.

The wind parks and the associated holding companies and general partners are included in the Wind Parks segment. In the reporting year, the following five companies were included for the first time:

•	Capital Stage Wind Beteiligungs GmbH
•	Energiekontor Windstrom GmbH & Co. UW Lunestedt KG
•	Energiepark Lunestedt GmbH & Co. WP HEE KG
•	Energiepark Lunestedt GmbH & Co. WP LUN KG
•	Windpark Dahme – Wahlsdorf 3 GmbH & Co. KG

The segment’s principal business activity is electricity production. The segment’s revenue comes chiefly from either the feed-in tariffs paid by the various local providers or the market premium paid for direct marketing of electricity on the energy markets.

The Financial Investments segment contains shares in Calmatopo Holding AG and its subsidiary Helvetic Energy GmbH. The segment’s principal business activity was the acquisition, holding and selling of these investments. The segment’s revenue mainly consists of the revenue generated by Helvetic Energy GmbH. The companies belonging to the Financial Investments segment were disposed of in October 2015 and the segment has been discontinued. Moreover, there were no effects on the other segments.

Activities carried out by Capital Stage AG for all the companies in the Group are pooled in the Administration segment. This segment includes exclusively Capital Stage AG.

The segment reporting is done in accordance with the accounting methods applied in the consolidated financial statements and is based on the internal reporting system.

The assets, provisions and liabilities presented in the consolidated balance sheet have been allocated to the appropriate segments. The investments presented in the segment reporting relate to acquisitions of property, plant and equipment and financial assets.

Intra-segment business transactions are conducted on the same conditions as ones with external third parties.

The various segments’ revenues from third parties were as follows: TEUR 100,492 in the PV Parks segment, TEUR 11,830 in the Wind Parks segment and TEUR 480 in the PV Service segment. Around 43 per cent of revenue is generated in Germany (previous year: 51 per cent), zero per cent in Switzerland (previous year: seven per cent), 21 per cent in Italy (previous year: 19 per cent) and 29 per cent in France (previous year: 23 per cent) and seven per cent in the United Kingdom (previous year: 0 per cent). Out of total assets (property, plant and equipment) amounting to TEUR 958,096 (previous year: TEUR 675,648), TEUR 404,810

F-22

(year: TEUR 326,676) are situated in Germany, TEUR 0 (previous year: TEUR 89) in Switzerland, TEUR 202,499 (previous year: TEUR 86,235) in Italy, TEUR 256,959 (previous year: TEUR 262,648) in France and TEUR 93,829 (previous year: TEUR 0) in the United Kingdom.

The reconciliation of revenues between the segments and overall Group revenue is mainly attributable to the elimination of intra-Group plant operation charges and commercial services.

The difference between the overall carrying amount of the various segments’ assets and the total carrying amount of the Group’s assets is largely attributable to debt consolidation.

3.23 Risk management

The Capital Stage Group’s risk management system is designed to detect potential risks at an early stage and evaluate them precisely. Risk identification is therefore of great importance for the Capital Stage Group. For more-detailed information on the various types and classes of risk, the reader is referred to the management report.

4. Subsidiaries

4.1 Disclosures on subsidiaries

Details on the subsidiaries as of the reporting date is shown in the following table:

Segment	Place of business	Number of wholly owned subsidiaries
		31.12.2015	31.12.2014

PV Parks	Germany	24	23
	Italy	27	15
	France	10	10
	United Kingdom	16	0
Wind Parks	Germany	7	2
PV Service	Germany	1	1
Financial Investments	Switzerland	0	2
Total		85	53

Segment	Place of business	Number of non-wholly owned subsidiaries
		31.12.2015	31.12.2014

PV Parks	Germany	1	1
	France	8	2
Wind Parks	Germany	4	4
	Italy	1	1
Total		14	8

Einzelheiten zu den nicht 100%igen Tochterunternehmen, an denen wesentliche nicht beherrschende

F-23

Anteile bestehen

Die nachfolgende Tabelle enthält Einzelheiten zu den nicht 100%igen Tochterunternehmen des Konzerns, an denen wesentliche nicht beherrschende Anteile bestehen. Bei den angegebenen Beträgen wurden konzerninterne Transkaktionen nicht eliminiert.

Subsidiaries	Equity interest and share of voting rights of non-controlling interests in %		Profit or loss attributable to non-controlling interests in TEUR		Cumulative non-controlling interests in TEUR
	2015	2014	2015	2014	31.12.2015	31.12.2014

Solarpark Brandenburg (Havel) GmbH	49	49	549	558	5,763	5,214
Windkraft Sohland GmbH & Co.KG	25.7	25.7	90	131	1,249	1,159
BOREAS Windfeld Greußen GmbH & Co. KG	28.6	28.6	358	194	2,169	1,812
Parco Eolico Monte Vitalba S.r.l.	15	15	-116	14	664	780
Windkraft Olbersleben II GmbH & Co. KG	25.1	25.1	-55	48	809	864
Solaire Ille SARL	15	15	61	-19	42	-19
Centrale Photovoltaique SauS 06 SARL	15	15	33	-23	10	-23
Windkraft Kirchheilingen IV GmbH & Co. KG	49.01	49.01	181	-	6,111	5,930
Total non-controlling interests					16,817	15,717

No profit or loss for the previous year is shown for Windkraft Kirchheilingen IV GmbH & Co. KG because it was consolidated for the first time as of 31 December 2014.

Condensed financial information about the subsidiaries in which the Group holds non-controlling interests is shown below. The condensed financial information represents amounts before elimination of intra-Group transactions.

Solarpark Brandenburg (Havel) GmbH, Germany	31.12.2015 in TEUR	31.12.2014 in TEUR

Current assets	3,801	3,208
Non-current assets	40,534	42,770
Current liabilities	2,121	2,131
Non-current liabilities	30,637	32,291

F-24

Net assets	11,577	11,556
Carrying amount of non-controlling interests	5,673	5,663

	2015	2014
Revenue	5,305	5,132
Annual net profit	1,120	1,139
Other comprehensive income	0	0
Comprehensive income	1,120	1,139
Profit or loss attributed to non-controlling interests	549	558
Comprehensive income attributed to non-controlling interests	0	0

	31.12.2015	31.12.2014
Dividends paid to non-controlling interests	539	1,078
Cash flow from operating activities	4,894	4,820
Cash flow from investing activities	-24	-8
Cash flow from financing activities	-4,248	-5,444
Net change in cash and cash equivalents	622	-632

Windkraft Sohland GmbH & Co. KG, Germany	31.12.2015 in TEUR	31.12.2014 in TEUR

Current assets	1,064	987
Non-current assets	11,257	11,751
Current liabilities	632	621
Non-current liabilities	5,657	6,234
Net assets	6,032	5,883
Carrying amount of non-controlling interests	1,550	1,512

	2015	2014
Revenue	1,329	1,328
Annual net profit	350	509
Other comprehensive income	0	0
Comprehensive income	350	509
Profit or loss attributed to non-controlling interests	90	131
Comprehensive income attributed to non-controlling interests	0	0

F-25

	31.12.2015	31.12.2014
Dividends paid to non-controlling interests	52	78
Cash flow from operating activities	1,044	1,048
Cash flow from investing activities	0	0
Cash flow from financing activities	-1,021	1,060
Net change in cash and cash equivalents	23	-12

BOREAS Windfeld Greußen GmbH & Co. KG, Germany	31.12.2015 in TEUR	31.12.2014 in TEUR

Current assets	1,803	1,711
Non-current assets	25,435	26,200
Current liabilities	2,792	2,678
Non-current liabilities	15,093	17,133
Net assets	9,353	8,100
Carrying amount of non-controlling interests	2,675	2,317

	2015	2014
Revenue	3,618	2,876
Annual net profit	1,251	678
Other comprehensive income	0	0
Comprehensive income	1,251	678
Profit or loss attributed to non-controlling interests	358	194
Comprehensive income attributed to non-controlling interests	0	0

	31.12.2015	31.12.2014
Dividends paid to non-controlling interests	0	0
Cash flow from operating activities	2,945	1,710
Cash flow from investing activities	0	0
Cash flow from financing activities	-2,687	-2,594
Net change in cash and cash equivalents	258	-884

F-26

Parco Eolico Monte Vitalba S.r.l., Italy	31.12.2015 in TEUR	31.12.2014 in TEUR

Current assets	1,333	1,028
Non-current assets	7,653	9,863
Current liabilities	2,293	3,014
Non-current liabilities	2,285	2,692
Net assets	4,408	5,185
Carrying amount of non-controlling interests	661	778

	2015	2014
Revenue	1,587	1,447
Annual net profit	-776	96
Other comprehensive income	0	0
Comprehensive income	-776	96
Profit or loss attributed to non-controlling interests	-116	14
Comprehensive income attributed to non-controlling interests	0	0

	31.12.2015	31.12.2014
Dividends paid to non-controlling interests	0	0
Cash flow from operating activities	1,448	745
Cash flow from investing activities	0	0
Cash flow from financing activities	-893	-971
Net change in cash and cash equivalents	555	-226

Windkraft Olbersleben II GmbH & Co. KG, Germany	31.12.2015 in TEUR	31.12.2014 in TEUR

Current assets	2,061	2,364
Non-current assets	13,384	15,140
Current liabilities	964	1,296
Non-current liabilities	10,946	12,453
Net assets	3,535	3,756
Carrying amount of non-controlling interests	887	943

	2015	2014
Revenue	1,537	1,277
Annual net profit	-220	192

F-27

Other comprehensive income	0	0
Comprehensive income	-220	192
Profit or loss attributed to non-controlling interests	-55	48
Comprehensive income attributed to non-controlling interests	0	0

	31.12.2015	31.12.2014
Dividends paid to non-controlling interests	0	0
Cash flow from operating activities	1,549	944
Cash flow from investing activities	0	0
Cash flow from financing activities	-1,558	-1,073
Net change in cash and cash equivalents	-9	-129

Solaire Ille SARL, France	31.12.2015 in TEUR	31.12.2014 in TEUR

Current assets	2,259	2,401
Non-current assets	12,322	11,767
Current liabilities	4,855	5,378
Non-current liabilities	9,445	8,918
Net assets	281	-129
Carrying amount of non-controlling interests	42	-19

	2015	2014
Revenue	1,556	651
Annual net profit	410	-129
Other comprehensive income	0	0
Comprehensive income	410	-129
Profit or loss attributed to non-controlling interests	61	-19
Comprehensive income attributed to non-controlling interests	0	0

	31.12.2015	31.12.2014
Dividends paid to non-controlling interests	0	0
Cash flow from operating activities	1,241	208
Cash flow from investing activities	-1,170	-10,506
Cash flow from financing activities	-1,340	12,200
Net change in cash and cash equivalents	-1,269	1,902

F-28

Centrale Photovoltaique SauS 06 SARL, France	31.12.2015 in TEUR	31.12.2014 in TEUR

Current assets	812	3,171
Non-current assets	13,000	12,159
Current liabilities	3,734	7,823
Non-current liabilities	10,010	7,660
Net assets	68	-153
Carrying amount of non-controlling interests	10	-23

	2015	2014
Revenue	1,606	0
Annual net profit	221	-153
Other comprehensive income	0	0
Comprehensive income	221	-153
Profit or loss attributed to non-controlling interests	33	-23
Comprehensive income attributed to non-controlling interests	0	0

	31.12.2015	31.12.2014
Dividends paid to non-controlling interests	0	0
Cash flow from operating activities	1,631	-491
Cash flow from investing activities	-5,096	-8,257
Cash flow from financing activities	1,679	11,051
Net change in cash and cash equivalents	-1,786	2,303

Windkraft Kirchheilingen IV GmbH & Co. KG, Germany	31.12.2015 in TEUR	31.12.2014 in TEUR

Current assets	2,340	1,781
Non-current assets	35,875	37,774
Current liabilities	2,044	3,116
Non-current liabilities	23,279	23,115
Net assets	12,892	13,324
Carrying amount of non-controlling interests	6,318	6,530

F-29

	2015	2014
Revenue	2,991	-
Annual net profit	370	-
Other comprehensive income	0	-
Comprehensive income	370	-
Profit or loss attributed to non-controlling interests	181	-
Comprehensive income attributed to non-controlling interests	0	-

	31.12.2015	31.12.2014
Dividends paid to non-controlling interests	0	0
Cash flow from operating activities	2,767	0
Cash flow from investing activities	-532	140
Cash flow from financing activities	-1,627	0
Net change in cash and cash equivalents	608	140

4.2 Business combinations

The purchase price allocations (PPA) used for first-time consolidation are provisional in some cases, because circumstances may come to light after the PPA has been carried out that may result in adjustments being made up to one year after the acquisition.

In addition to the operation of installations, the acquisition of existing solar parks and wind parks, as well as those currently under construction, is part of the business activities of the Group and therefore represents the primary reason for the acquisitions.

Business combinations in the 2015 financial year

Capital Stage Venezia Beteiligungs GmbH (including participating interests in SP 07 S.r.l., SP 09 S.r.l., SP 10 S.r.l., SP 11 S.r.l., SP 13 S.r.l. und SP 14 S.r.l.)

in TEUR	Carrying amount before PPA	Fair value according to preliminary PPA

Intangible assets	5,077	2,196
Property, plant and equipment	31,201	31,504
Current assets	875	875
Deferred tax assets	0	441
Cash and cash equivalents	597	597
Restricted cash	1,707	1,707
Debt and provisions	34,718	33,065
Deferred tax liabilities	0	183

F-30

Identified acquired net assets	4,739	4,072
Determining the amount of the difference
Purchase price for acquired shares		148
Purchase price for acquired financial liabilities		8,575
Total purchase price		8,723
Identified acquired net assets		4,072
Acquired financial liabilities (shareholder loans)		8,575
Badwill (-)		-3,924
Net outflow of cash from the acquisition		8,126

This transaction refers to the 100 per cent acquisition of a solar park portfolio comprising a German holding company and six solar installations near the city of Udine in the Friuli region of Italy. The portfolio was consolidated for the first time as of 28 February 2015. The business combination was carried out by applying the purchase method. The revaluated shareholders’ equity at the time of initial consolidation was TEUR 4,072. Receivables acquired in the course of the transaction, which consist mainly of trade and tax receivables, have a fair value of TEUR 768. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 37. Revenue of TEUR 3,797 and a profit of TEUR 556 have been recognised from the acquired company since the date of first consolidation. Had the companies been consolidated since the beginning of 2015, projections show that the consolidated financial statements would have reflected additional revenue of TEUR 4,196 and a profit of TEUR 595 from these companies. The purchase price for the shares and an assumed shareholder loan was TEUR 8,723. Due to a working-capital adjustment in the fourth quarter of 2015, the purchase price increased by TEUR 123 in comparison to the figure shown in the interim reports, which results in a reduction of badwill in the same amount.

Capital Stage Caddington Ltd.

in TEUR	Carrying amount before PPA	Fair value according to preliminary PPA

Intangible assets	0	1,515
Other non-current receivables	631	631
Property, plant and equipment	6,634	6,637
Current assets	41	41
Cash and cash equivalents	0	0
Restricted cash	0	0
Debt and provisions	7,340	7,340
Deferred tax liabilities	0	455
Identified acquired net assets	-34	1,029
Determining the amount of the difference
Purchase price for acquired shares		138
Purchase price for acquired financial liabilities		7,338

F-31

Total purchase price	7,476
Identified acquired net assets	1,029
Acquired financial liabilities (shareholder loans)	7,338
Badwill (-)	-891
Net outflow of cash from the acquisition	7,476

This transaction refers to the 100 per cent acquisition of a solar park in direct proximity to London in the south-east of the United Kingdom. The park was consolidated for the first time as of 1 April 2015. The business combination was carried out by applying the purchase method. The revaluated shareholders’ equity at the time of initial consolidation was TEUR 1,029. The current receivables assumed as a result of the transaction, mainly comprising trade receivables, have a fair value of TEUR 41. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 38. Revenue of TEUR 721 and a profit of TEUR 58 have been recognised from the acquired company since the date of first consolidation. Had the company been consolidated since the beginning of 2015, projections show that the consolidated financial statements would have reflected additional revenue of TEUR 763 and a profit of TEUR 5 from this company. The purchase price for the shares and an assumed company loan was TEUR 7,476.

Foxburrow Farm Solar Farm Ltd.

in TEUR	Carrying amount before PPA	Fair value according to preliminary PPA

Intangible assets	14	266
Property, plant and equipment	11,384	11,318
Current assets	1,224	1,224
Deferred tax assets	10	29
Cash and cash equivalents	5	5
Restricted cash	0	0
Debt and provisions	12,750	12,718
Deferred tax liabilities	0	82
Identified acquired net assets	-113	42
Determining the amount of the difference
Purchase price for acquired shares		0
Total purchase price		0
Identified acquired net assets		42
Badwill (-)		-42
Net inflow of cash from the acquisition		5

This transaction refers to the 100 per cent acquisition of a solar park in the south-east of the United Kingdom. The park was consolidated for the first time as of 1 April 2015. The business combination was carried out by applying the purchase method. The revaluated shareholders’ equity at the time of initial consolidation was TEUR 42. The receivables assumed as a result of the transaction, mainly comprising advance payments and tax receivables, have a fair value of TEUR 1,224. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 48. Revenue of TEUR 129 and a loss of TEUR 195 have been recognised from the acquired company since the date of first consolidation. Had the company been consolidated since the beginning of 2015, projections show that the consolidated financial statements would

F-32

have reflected additional revenue of TEUR 129 and a loss of TEUR 239 from this company. The purchase price for the shares was TEUR 0 (GBP 1). Capital Stage remains contractually obliged to grant a company loan in the amount of some TEUR 10,300 (approx. TGBP 7,500) to the company.

Capital Stage adjusted the provisional purchase price allocation for the Foxburrow solar park within the valuation period in accordance with IFRS 3.45. Unlike the other solar parks acquired by Capital Stage in the United Kingdom, the kilowatt-hours produced for Foxburrow are not fed into the public electricity grid, but rather directly into the data centre belonging to the buyer of the power purchase agreement (PPA). Due to technical limitations of the installation for the buyer of the PPA, the solar park was only initially able to feed in approximately 15 per cent of its total installed capacity. As of the acquisition date, Capital Stage assumed that complete grid connection would be completed by the end of the financial year. According to the most recent information, however, the complete grid connection will be significantly delayed.

Unlike the other solar parks acquired by Capital Stage in the United Kingdom, the buyer of the PPA is also not subject to contractual penalties if the kilowatt-hours produced are not completely fed into the grid. Capital Stage accounted for this risk with a safety reduction in cash flows.

Compared with the provisional purchase price allocation and the presentation in the semi-annual report and interim financial reports for 2015, intangible assets were therefore reduced by TEUR 5,630, the deferred taxes by TEUR 1,691 and the badwill by TEUR 3,939.

Grid Essence UK Ltd. (including participating interests in Blestium Ltd., Bypass Nurseries LSPV Ltd., Clawdd Ddu Farm Ltd., Trewidland Farm Ltd., Trequite Farm Ltd., IOW Solar Ltd., GlenSolar IQ Ltd., MonSolar IQ Ltd.)

in TEUR	Carrying amount before PPA	Fair value according to preliminary PPA

Intangible assets	4,501	22,731
Property, plant and equipment	58,381	58,341
Current assets	10,575	10,575
Deferred tax assets	667	795
Cash and cash equivalents	11	11
Restricted cash	0	0
Debt and provisions	92,320	91,911
Deferred tax liabilities	685	6,390
Identified acquired net assets	-18,870	-5,848
Determining the amount of the difference
Purchase price for acquired shares		0
Initial earn-out		500
Total purchase price		500
Identified acquired net assets		-5,848
Goodwill (+)		6,348
Net outflow of cash from the acquisition		489

This transaction refers to the 100 per cent acquisition of a solar park portfolio comprising two British holding companies and six solar installations in the south of England and Wales. The portfolio was consolidated for the first time as of 01 April 2015. The business combination was carried out by applying the purchase method. The revaluated shareholders’ equity at the time of initial consolidation was TEUR -5,848. Receivables

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acquired in the course of the transaction, which consist mainly of trade and tax receivables, have a fair value of TEUR 10,575. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 152. Since their date of initial consolidation, sales of TEUR 6,763 and a loss of TEUR 952 have been recognised by the entities acquired. Had the companies been consolidated since the beginning of 2015, projections show that the consolidated financial statements would have reflected additional revenue of TEUR 7,413 and a loss of TEUR 3,707 from these companies. The purchase price for the shares acquired including a further initial earn-out component due immediately stood at TEUR 500.

The goodwill, which represents synergy effects, amounts to TEUR 6,348. No tax deductibility is expected for this goodwill.

The goodwill is divided among the individual companies as follows:

TEUR	Proportionate goodwill

Bypass Nurseries LSPV Ltd.	501
Clawdd Ddu Farm Ltd.	1,852
IOW Solar Ltd.	991
MonSolar IQ Ltd.	697
Trequite Farm Ltd.	1,593
Trewidland Farm Ltd.	714
Summe	6,348

During the valuation period as per IFRS 3.45, the Company adjusted the purchase price allocation in light of the final acquisition balance sheet. The main changes compared to the figures presented in the half-yearly financial report are a decrease of TEUR 1,167 in intangible assets and a decrease of TEUR 350 in deferred tax liabilities. Following revaluation, this resulted in a reduction in equity of TEUR 817 and an increase in goodwill of TEUR 817.

Furthermore, the purchase price for the solar park portfolio in the United Kingdom is subject to a conditional earn-out component of up to TEUR 1,500. The reference periods for determining the earn-out are 12 months from either 1 July 2015 or 1 July 2016. Two trigger events have been stipulated, both of which depend on the PV installations generating above-average specific yield, adjusted for solar radiation. The earn-outs will become payable if these trigger events are attained within the earn-out reference periods. The contingent considerations (earn-outs) recognised as financial liabilities are deemed under IFRS 3.58b to be financial instruments within the meaning of IAS 39 and are measured at fair value. These are categorised as level 3 in the fair value-hierarchy of IFRS 13. This means that the input parameters for measurement are not observable. As things currently stand, the management assumes that no further payments will arise from the conditional earn-out components.

Treia 1 Holding S.r.l. (including participating interests in Centrale Fotovoltaica Treia 1 S.a.s. di Progetto Marche S.r.l.), Progetto Marche S.r.l. (including participating interests in Centrale Fotovoltaica Treia 1 S.a.s. di Progetto Marche S.r.l.), Centrale Fotovoltaica Camporota S.r.l., Centrale Fotovoltaica Santa Maria in Piana S.r.l., GE.FIN Energy Oria Division S.r.l.

in TEUR	Carrying amount before PPA	Fair value according to preliminary PPA

Intangible assets	7,654	11,072
Property, plant and equipment	87,015	91,065
Current assets	10,333	7,600
Deferred tax assets	0	1,980

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Cash and cash equivalents	5,447	5,447
Restricted cash	3,799	3,799
Debt and provisions	109,294	113,385
Deferred tax liabilities	0	3,776
Identified acquired net assets	4,954	3,802
Determining the amount of the difference
Purchase price for acquired shares		360
Purchase price for acquired financial liabilities		32,187
Total purchase price		32,547
Identified acquired net assets		3,802
Acquired financial liabilities (shareholder loans)		32,187
Badwill (-)		-3,442
Net outflow of cash from the acquisition		27,100

This transaction refers to the 100 per cent acquisition of a solar park portfolio comprising two Italian holding companies and four solar parks in the Marche and Apulia regions of Italy. The portfolio was consolidated for the first time as of 01 July 2015. The business combination was carried out by applying the purchase method. The revaluated shareholders’ equity at the time of initial consolidation was TEUR 3,802. Receivables acquired in the course of the transaction, which consist mainly of trade and tax receivables, have a fair value of TEUR 5,263. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 82. Revenue of TEUR 6,455 and a profit of TEUR 942 have been recognised from the acquired company since the date of first consolidation. Had the companies been consolidated since the beginning of 2015, projections show that the consolidated financial statements would have reflected additional revenue of TEUR 13,512 and a profit of TEUR 2,256 from these companies. The purchase price for the shares and an assumed company loan was TEUR 32,547.

During the valuation period as per IFRS 3.45, the Company adjusted the purchase price allocation due to new documents regarding the valuation of the financial liabilities. The table above shows the adjusted valuation of assets acquired and debts assumed. The main changes compared to the figures presented in the interim reports are an increase in liabilities of TEUR 2,751, an increase of TEUR 757 in deferred tax assets and a decrease of TEUR 131 in deferred tax liabilities. This resulted in a reduction in badwill of TEUR 1,863.

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Solarpark Golpa GmbH & Co. KG

in TEUR	Carrying amount before PPA	Fair value according to preliminary PPA

Intangible assets	0	1,398
Property, plant and equipment	14,893	15,019
Current assets	1,281	1,281
Deferred tax assets	0	40
Cash and cash equivalents	242	242
Restricted cash	293	293
Debt and provisions	15,693	15,830
Deferred tax liabilities	0	247
Identified acquired net assets	1,016	2,196
Determining the amount of the difference
Purchase price for acquired shares		1,606
Purchase price for acquired financial liabilities		444
Total purchase price		2,050
Identified acquired net assets		2,196
Acquired financial liabilities (shareholder loans)		444
Badwill (-)		-590
Net outflow of caash from the acquisition		1,808

This transaction refers to the 100 per cent acquisition of a solar park in the district of Wittenberg in the German state of Saxony-Anhalt. The park was consolidated for the first time as of 01 September 2015. The business combination was carried out by applying the purchase method. The revaluated shareholders’ equity at the time of initial consolidation was TEUR 2,196. The current receivables assumed as a result of the transaction, mainly comprising trade receivables and tax receivables, have a fair value of TEUR 1,111. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 17. Revenue of TEUR 286 and a loss of TEUR 200 have been recognised from the acquired company since the date of first consolidation. Had the company been consolidated since the beginning of 2015, projections show that the consolidated financial statements would have reflected additional revenue of TEUR 1,161 and a profit of TEUR 132 from this company. The purchase price for the shares and an assumed company loan was TEUR 2,050.

During the valuation period as per IFRS 3.45, the company adjusted the purchase price allocation due to new supplementary balance sheets coming to light. The table above shows the adjusted valuation of assets acquired and debts assumed. The main change compared to the figures presented in the interim reports is a decrease in deferred tax liabilities of TEUR 210. This resulted in an increase in badwill of TEUR 209.

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Sowerby Lodge Ltd.

in TEUR	Carrying amount before	Fair value according to preliminary PPA

Intangible assets	0	359
Property, plant and equipment	5,474	5,474
Current assets	1,094	1,094
Deferred tax assets	0	31
Cash and cash equivalents	0	0
Restricted cash	0	0
Debt and provisions	6,577	6,683
Deferred tax liabilities	0	104
Identified acquired net assets	-9	171
Determining the amount of the difference
Purchase price for acquired shares		166
Total purchase price		166
Identified acquired net assets		171
Badwill (-)		-5
Net outflow of cash from the acquisition		166

This transaction refers to the 100 per cent acquisition of a solar park in the north-west of the United Kingdom. The park was consolidated for the first time as of 01 December 2015. The business combination was carried out by applying the purchase method. The revaluated shareholders’ equity at the time of initial consolidation was TEUR 171. The current receivables assumed as a result of the transaction, mainly comprising tax receivables, have a fair value of TEUR 1,094. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 57. Revenue of TEUR 0 and a loss of TEUR 24 have been recognised from the acquired company since the date of first consolidation. Had the company been consolidated since the beginning of 2015, projections show that the consolidated financial statements would have reflected additional revenue of TEUR 0 and a loss of TEUR 33 from this company. The purchase price for the shares was TEUR 166.

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Energiepark Lunestedt GmbH & Co. WP HEE KG, Energiepark Lunestedt GmbH & Co. WP LUN KG, Energiekontor Windstrom GmbH & Co. UW Lunestedt KG

in TEUR	Carrying amount before	Fair value according to preliminary PPA

Intangible assets	0	5,704
Property, plant and equipment	65,269	65,425
Current assets	6,775	6,775
Deferred tax assets	0	1,115
Cash and cash equivalents	0	0
Restricted cash	0	0
Debt and provisions	74,845	75,982
Deferred tax liabilities	0	1,657
Identified acquired net assets	-2,801	1,380
Determining the amount of the difference
Purchase price for acquired shares		2
Purchase price for acquired financial liabilities		18,600
Agreement on contingent considerations (i)		65
Total purchase price		18,667
Identified acquired net assets		1,380
Acquired debt (shareholder loans)		18,600
Badwill (-)		-1,313
Net outflow of cash from the acquisition		18,602

This transaction refers to the 100 per cent acquisition of a German onshore wind park near Bremerhaven. The park was consolidated for the first time as of 31 December 2015. The business combination was carried out by applying the purchase method. The revaluated shareholders’ equity at the time of initial consolidation was TEUR 1,380. The current receivables assumed as a result of the transaction, mainly comprising trade receivables and tax receivables, have a fair value of TEUR 6,775. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 1. Since their date of initial consolidation, sales of TEUR 0 and a result of TEUR 0 have been recognised by the entities acquired. Had the companies been consolidated since the beginning of 2015, projections show that the consolidated financial statements would have reflected additional revenue of TEUR 1,955 and a loss of TEUR 2,649 from these companies. The purchase price for the acquired shares, a contingent consideration and assumed liabilities was TEUR 18,667.

As part of the transaction, agreements on the following contingent considerations were reached:

(i) Commencement of operation
In the purchase contract, a medium-term date for the commencement of operations of the wind installations was defined. Depending on when the installations actually commence operations, this agreement can result in either an increase or decrease of the purchase price. The amount of TEUR 65 represents the estimated fair value of this obligation during the acquisition period.

(ii) Dismantling security

The amount of the dismantling security was determined as part of the building permit process. To the extent

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that the security volume can be reduced as part of opposition proceedings initiated by the seller, this would cause an additional payment obligation for the Group. The estimated range of this additional payment obligation is from TEUR 0 to TEUR 70. As things currently stand, the management assumes that no further payments will arise from this conditional earn-out component.

(iii) Bat monitoring

For portions of the wind park, the obligation to carry out bat monitoring for a period of two years was determined during the building permit process. Should the monitoring lead to additional official requirements which result in one or more of the wind turbines being permanently operated with limited performance, the seller is required to pay damages to Capital Stage. However, the results of the monitoring can also lead to the reduction of the existing limitation of performance. In this case, Capital Stage is subject to an additional payment obligation vis-à-vis the seller. The estimated range is from TEUR –560 to TEUR 560. As things currently stand, the management assumes that no further payments will arise from this conditional earn-out component.

Reasons for the realisation of badwill

This badwill was largely generated by the advantages that Capital Stage has over other potential purchasers. These advantages particularly include very strong liquidity and therefore the possibility of repaying the sellers’ existing short-term loans smoothly.

Business combinations often require participation in a public sale process whereby the purchase price is significantly influenced by the bids made by competitors. However, the Group acquisitions result only from exclusive negotiations with the seller, which has a significant influence on the realisation of badwill. Additionally, public and structured sale processes take longer than exclusive negotiations. Many sellers prefer the quick and predictable conclusion of the transaction with a very small time period from contract signing to closing – i.e. payment of the purchase price – over a time-consuming and structured sale process, because this often results in a highest-bidding buyer who is unknown and possibly unable to pay, which results in a timely closing not being possible.

Another aspect for the generation of badwill is the discount that can be obtained when a portfolio of assets is acquired. This block discount reflects the greater speed of sale and associated savings in personnel, administration and transaction costs achieved through a portfolio sale rather than individual sales of the assets concerned.

Each year, Capital Stage receives around 200 solar and wind parks to analyse. During a clearly defined filtering process, these offers are reduced to the approximately 30 which are deemed worthy of additional scrutiny in the short term. Its many years of experience and competent staff enable Capital Stage to review and execute business combinations in a very short space of time. As the business relationships go back a long way in some cases, the sellers also have a high degree of trust in Capital Stage. This filtering process leads to between eight and ten acquisitions over the course of a year.

Finalisation of the purchase price allocation for Lagravette S.A.S., France

During the valuation period within the meaning of IFRS 3.45, the company finalised the purchase price allocation as of the balance sheet date, as the complete closing balance sheets are now available. The main changes to the provisional price allocation and the figures presented in the 2014 annual report are an increase in badwill of TEUR 475, an increase in intangible assets of TEUR 465 and a decrease in property, plant and equipment of TEUR 713.

Overall impact of the business combinations on the Group’s results

The net profit for the period from 1 January to 31 December 2015 includes gains of TEUR 185 from the companies included in the consolidated financial statements for the first time during this period. The sales revenue recognised as of 31 December 2015 includes TEUR 18,151 from the newly consolidated solar and wind parks. If the business combinations had taken place on 1 January 2015, Group revenues in these divisions as of 31 December 2015 would have been TEUR 10,977 greater and the net profit would have been TEUR 3,824 lower.

The badwill for the business combinations and adjustments to provisional purchase price allocations made in the 2015 financial year comes to TEUR 10,682 in total (previous year TEUR 29,335). From the business

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combinations and adjustments of provisional purchase price allocations, goodwill in the amount of TEUR 6,348 (previous year: TEUR 0) was recognised.

Business combinations after the reporting date

On 15 February 2016, Capital Stage signed a contract for the acquisition of a portfolio of Italian solar parks in the Piedmont region. The solar park portfolio consists of four solar parks and has a capacity of 16.9 MWp. The seller of the solar park portfolio is project developer and operational management company OPDE based in Spain. The solar parks commenced operations between April and December 2011 and benefit from an average guaranteed feed-in tariff of EUR 0.2730 per kilowatt-hour for a remaining term of 15 years. Capital Stage expects the portfolio of solar parks to make revenue contributions of EUR 8.6 million from its first year of full operation onwards. The total investment volume for the acquisition, including debt, is approximately EUR 65.4 million. The existing financing for the project is being retained. The acquisition is still subject to standard conditions precedent, so the purchase price allocation has not yet been carried out.

On 14 March 2016, Capital Stage acquired 100 per cent of the shares in a solar park near the town of Horton in the United Kingdom. The solar park has a production capacity of almost 5 MWp and was connected to the grid in December 2015. The seller of the solar park is the project developer F&S solar concept, which is headquartered in Euskirchen, Germany. Capital Stage expects the park to make revenue contributions of approximately TGBP 500 (approx. TEUR 650) from its first year of full operation onwards. The park has a long-term power purchase agreement with the internationally active Danish energy-trading company Neas Energy. The total investment volume is around EUR 6 million. Due to a lack of final information, no purchase price allocation could be made by the date of publication of the consolidated financial statements.

Business combinations in the previous year

In the 2014 financial year, the following companies were added to the group of consolidated entities via business combinations:

•	Capital Stage Biscaya Beteiligungs GmbH, Hamburg, Germany
•	Capital Stage France Beteiligungsgesellschaft mbH, Reußenköge, Germany
•	Communal Le Court S.A.S., France
•	CS Solarpark Bad Endbach GmbH, Halle, Germany
•	Énergie Solaire Biscaya S.A.S., France
•	Haut Lande SARL, France
•	La Gouardoune Centrale Solaire SARL, France
•	Labraise Sud SARL, France
•	Lagravette S.A.S., France
•	Le Communal Est Ouest SARL, France
•	MTS4 S.r.l., Italy
•	Pfeffenhausen-Egglhausen Photovoltaik GmbH, Regensburg, Germany
•	Windkraft Kirchheilingen IV GmbH & Co. KG, Kirchheilingen, Germany

The negative difference (badwill) for the business combinations and adjustments to provisional purchase price allocations made in the 2014 financial year came to TEUR 29,335 in total.

4.3 Acquisition of subsidiaries which do not meet the definition of business operation

No purchase price allocation was carried out for the following subsidiaries acquired during the financial year because they do not meet the definition of business operations as of the acquisition date pursuant to IFRS 3 and therefore do not fall within the scope of IFRS 3. Instead, the transactions are recognised as acquisitions of assets.

The companies CPV Sun 20 SARL, France, CPV Sun 21 SARL, France, CPV Sun 24 SARL, France, CPV Bach SARL, France, CPV Entoublanc SARL, France, and CPV Labecede SARL, France, are all project companies that have submitted bids in a tendering process instigated by the French government for the construction of solar parks. The date of their initial consolidation was 20 May 2015. To this point, Capital Stage has been awarded construction of the parks for five of the companies. As things currently stand, the management assumes that the first parks will commence operations in the fourth quarter of 2016.

Capital Stage Hall Farm Ltd., United Kingdom, is a project company for the construction of a solar park in the south-west of England with a production capacity of some 5 MWp. The date of their initial consolidation was 16 July 2015. It commenced operations in October 2015.

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On 21 October 2015, Capital Stage acquired the company Windpark Dahme-Wahlsdorf 3 GmbH & Co. KG. This is a project company for the construction of a wind park in the German state of Brandenburg with a production capacity of 7.5 MW. It commenced operations in February 2016.

Capital Stage Tonedale LLP, United Kingdom, is a project company for the construction of a solar park in the south-west of England with a production capacity of some 5 MWp. The date of their initial consolidation was 04 November 2015. It commenced operations in December 2015.

4.4 Disposal of subsidiaries and participating interests

In October 2015, Capital Stage completed the sale of Helvetic Energy GmbH, Flurlingen, Switzerland, and Calmatopo Holding AG, Flurlingen, Switzerland. Both companies are allocated to the Financial Investments segments. Pursuant to IFRS 5, the assets and liabilities of the companies were reclassified to assets and liabilities held for sale in September 2015. In September 2015, the final valuation of the assets prior to reclassification resulted in an impairment on goodwill in the amount of TEUR 957, which was recognised in earnings from discontinued operations. This sale ties in with the Group’s long-term strategy of concentrating its business activities on solar parks, wind parks and service. The Financial Investments segment has been discontinued. The sale price was TEUR 0 (CHF 1).

The outflow and deconsolidation effects from this transaction are as follows:

Dispatched assets and liabilities	in TEUR

Assets	2,588
Liabilities	4,419
Disposed net assets	-1,831
Total consideration received	0
Disposed net assets	1,831
Impairment in goodwill	-957
Reversal of the currency translation reserve	-284
Deconsolidation profit	590
Net cash outflow from the disposal	293

Disposal profit is contained in the earnings from discontinued operations.

Capital Stage Solar Service GmbH, Halle, disposed of its participating interest in Eneri PV Service S.r.l., Bolzano, Italy, as of 29 June 2015. This resulted in a loss of TEUR 16, which was recognised in the income statement as a financial expense.

4.5 Discontinued operations

The earnings components included in the net profit for the year that are attributable to the financial investments in discontinued operations are listed in the following. The comparative figures in respect of the earnings from discontinued operations were adjusted to take into account the business unit classified as “discontinued” during the current year.

in TEUR	01.01.2015 – 31.12.2015	01.01.2014 – 31.12.2014

Revenue	6,016	5,697
Other income	15	19

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Expenses	-6,706	-6,566
Earnings before taxes (EBT)	-675	-850
Attributable income tax expenditure	0	0
Impairment in goodwill	-957	-4,204
Profit from the outflow of the business unit (including reversal of the foreign currency reserve in the income statement)	1,546	0
Net loss for the year from discontinued operations (fully attributable to the shareholders of the parent company)	-86	-5,054

Deconsolidation profit results from the profit from outflow of the business unit and the impairment in goodwill.

Cash flows from discontinued operations are made up as follows:

in TEUR	01.01.2015 – 31.12.2015	01.01.2014 – 31.12.2014

Cash flow from operating activities	4,431	-547
Cash flow from investment activities	-309	-12
Cash flow from financing activities	-4,674	647
Total net cash flow	-552	88

4.6 Significant restrictions

CSG IPP GmbH is subject to the following significant restrictions within the meaning of IFRS 12.13 resulting from the mezzanine capital agreement with Gothaer Lebensversicherung AG (hereafter known as “Gothaer”). Investments in connection with the mezzanine capital are subject to various investment criteria defined by a committee made up of equal numbers of representatives of Capital Stage and Gothaer. Furthermore, for the duration of the mezzanine agreement, the shares in CSG IPP GmbH may not be pledged or subjected to any other charges and the entity may not be party to any cash-pooling contract. This does not apply to contracts between CSG IPP GmbH and the subsidiaries of CSG IPP GmbH. Significant measures, such as the dissolution or liquidation of CSG IPP GmbH, require the unanimous approval of the committee. Gothaer has a pre-emption right in the event that Capital Stage should intend to sell its interest in CSG IPP GmbH. Furthermore, the mezzanine agreement has strict rules governing the distribution of available liquidity. The carrying amount of the assets in the consolidated financial statements as of the reporting date is TEUR 13,353 (previous year: TEUR 25,809) and the carrying amount of the liabilities is TEUR 134,418 (previous year: TEUR 63,322).

5. Notes to the consolidated statement of comprehensive income

As part of the classification of the subsidiaries Helvetic Energy GmbH and Calmatopo Holding AG as “held for sale”, the previous year’s figures were adjusted on the income statement pursuant to IFRS 5. With this in mind, the previous year’s figures contained below that are marked with an asterisk (*) do not match the figures published in the annual financial statements for 2014.

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5.1 Revenue

TEUR 112,802

Previous year: TEUR 72,129*

Revenue is recognised when the work or services are performed and a price has been agreed or is determinable and payment thereof appears probable. The breakdown of revenue is shown in the segment reporting.

5.2 Other income

TEUR 17,890

Previous year: TEUR 32,190*

Other income mainly consists of income recognised through profit or loss of TEUR 10,207 from the initial consolidation of solar parks and wind parks (previous year: TEUR 29,335). In the course of the provisional purchase price allocation process, all acquired assets and liabilities were identified and their fair value determined. This resulted in differences which were recognised in the 2015 income statement. Due to new information, the provisional purchase price allocation for one French solar park was adjusted. These changes produced income of TEUR 475. This item still includes income from the reversal of a contingent consideration, from provisions and from other liabilities.

5.3 Cost of materials

TEUR -921

Previous year: TEUR -567*

These chiefly comprise expenses for externally supplied electricity for operating the solar parks and wind parks in the amount of TEUR 831 (previous year: TEUR 563).

5.4 Personnel expenses

TEUR -5,758

Previous year: TEUR -4,244*

Personnel expenses changed as follows:

TEUR	2015	2014

Salaries	5,070	3,804*
Social security contributions	431	349*
Other personnel expenses	76	26
Personnel expenses, share-based payment	181	65
Total	5,758	4,244*

In 2015, there was an average of 66 employees at the Group (previous year: 66), of which 28 were employed at Capital Stage AG, 14 at Capital Stage Solar Service GmbH and 24 at Helvetic Energy GmbH.

Salaries still include expenses for employee bonuses and other payments. A breakdown of Management Board remuneration is given in section 13 of the notes.

The share option programme (see note 6.12) led to the recognition in the 2015 income statement of TEUR 181 (previous year: TEUR 65) in personnel expenses.

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5.5 Other expenses

TEUR -23,565

Previous year: TEUR -13,328*

Type of expense in TEUR	2015	2014

Costs of solar parks and wind parks	19,065	9,721*
Costs of ongoing business operations	2,167	801*
Due diligence	1,020	1,212
Rent and office space	308	298*
Supervisory Board fees	258	223
Costs of drawing up and auditing financial statements	225	215
Legal and tax advice	209	453
Publications and Annual General Meeting	187	202
Investor relations and designated sponsoring	32	113
Miscellaneous	94	90*
Total	23,565	13,328*

The other operating expenses mainly comprise the costs of operating the parks, acquisition and administration costs, stock exchange listing costs, legal, tax consultation and auditing costs and general administration costs, such as travel costs, insurance, advertising costs, telecommunications, vehicle costs and Supervisory Board remuneration. The following table provides a more detailed view of the item “Costs of solar parks and wind parks”.

The costs of solar parks and wind parks are made up as follows:

Costs of solar parks and wind parks in TEUR	2015	2014

Technical and commercial management	4,050	2,509
Rent	2,641	1,471
Tax expenses, parks	2,493	1,054
Repairs and maintenance	2,111	1,716
Legal and tax advice	1,644	280*
Insurance	932	694
Fees and incidental and travel expenses	725	152*
Alarm and security costs	173	83
Other	4,296	1,762*
Total	19,065	9,721*

Due to a structural adjustment within other expenses, the previous year’s figures will in part not match up with the figures published in the 2014 annual financial statements.

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5.6 Depreciation, amortisation and impairment

TEUR -47,888

Previous year: TEUR -34,683*

This item includes scheduled amortisation of intangible assets (TEUR 15,115; previous year: TEUR 12,837*) and depreciation of property, plant and equipment (TEUR 32,773; previous year: TEUR 21,846*). The bulk of the amortisation of intangible assets and impairment losses (TEUR 14,097, previous year: TEUR 12,524) relates to capitalised electricity feed-in contracts. The depreciation of property, plant and equipment chiefly relates to energy generation installations (TEUR 32,667; previous year: 21,765).

Impairment testing of the goodwill for the companies of the Grid Essence portfolio results in an impairment loss in the amount of TEUR 652. For further information, the reader is referred to section 6.2 (goodwill).

In the previous year, impairment testing resulted in impairments of TEUR 6,794 on the recognised electricity feed-in contracts of the Italian solar park portfolio. Due to the adjusted useful life, the impairments on electricity feed-in contracts were reduced by TEUR 970 compared with the figures published in the 2014 annual report (see chapter 2).

5.7 Financial result

TEUR -33,165

Previous year: TEUR -22,388*

The item comprises the following:

in TEUR	2015	2014

Interest income	1,667	1,128
Earnings attributable to non-controlling interests	55	0
Financial income	1,722	1,128
Interest expense	-34,242	-23,143*
Expenses from the disposal of investments	-16	0
Earnings attributable to non-controlling interests	-629	-373
Financial expenses	-34,887	-23,516
Total	-33,165	-22,388*

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5.8 Income taxes

TEUR -52

Previous year: TEUR 2.000*

in TEUR	2015	2014

Earnings before taxes on income (EBT)	19,395	29,109
Expected taxes on income (29%)	-5,625	-8,733
Differences due to local tax rates and changes in tax rates	-691	-675
Increase or reduction in corporation tax	0	0
Taxes from other periods	-720	106
Effects of tax-free income	3,446	8,898
Tax effects of non-deductible operating expenses	-2,764	-24
Effects of using or writing down tax loss carry-forwards	3,417	-71
Other and compensatory tax effects	-1,350	-24
Other valuation differences	4,139	2,523
Other permanent differences	96	0
Taxes on income	-52	2,000

With a current tax liability of TEUR 2,366 (previous year: TEUR 1,587*) and deferred tax assets of TEUR 2,314 (previous year: TEUR 3,587*), the total tax expense recognised in the statement of comprehensive income was TEUR -52 (previous year: income of TEUR 2,000).

The recognition of deferred tax assets and liabilities within the Group takes into account the respective typical corporate tax rate for the country (Germany, France, Italy and the United Kingdom) and the solidarity surcharge (Germany only). The average tax rate for the Group is 29 per cent.

Deferred taxes arising from the use of tax loss carry-forwards must be capitalised if it is probable that existing tax loss carry-forwards may be offset against income.

The Group’s provisional tax loss carry-forwards as of 31 December 2015 came to TEUR 45,472 (previous year: TEUR 64,802) (trade tax) and TEUR 110,068 (previous year: TEUR 69,144) (corporation tax). Of this, totals of TEUR 24,057 (previous year: TEUR 39,729) (trade tax) and TEUR 52,481 (previous year: TEUR 36,995) (corporation tax) will likely not be used within a reasonable period. Accordingly, no deferred tax assets have been recognised for these amounts. No deferred taxes result from the existing interest carry-forwards totalling TEUR 14,636 (previous year: TEUR 2,296) because their use appears unlikely at the present time.

Deferred taxes recognised in other comprehensive income amount to TEUR –264 (previous year: TEUR 1,189). They result from the effective part of the change in the fair value of derivative financial instruments.

Deferred tax assets and liabilities arise due to valuation differences in relation to the following balance sheet items:

Deferred taxes	2015		2014
	Asset TEUR	Liability TEUR	Asset TEUR	Liability TEUR	Change

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Fixed assets	1,897	77,099	1,288	60,010	-16,480
Current assets	770	155	289	138	464
Liabilities	5,965	874	3,629	638	2,100
Tax loss carry-forwards	16,034	0	8,334	0	7,700
Interest carry-forward	0	0	0	0	0
Total	24,666	78,128	13,540	60,786	-6,216
Offsetting	0	0	0	0	0
Balance sheet figures	24,666	78,128	13,540	60,786	-6,216
2015 change					-6,216
of which without effect (without deconsolidation)					-8,344
of which deconsolidation					-185
2015 change with effect					2,313

The sum of the changes in deferred taxes differs by TEUR 8,529 from the deferred taxes shown in the income statement.

This includes the recognition in equity of deferred taxes in the amount of TEUR 8,344 associated with the initial consolidation of companies acquired during the financial year and the deconsolidation of Helvetic Energy GmbH in the amount of TEUR 185.

The change in deferred taxes compared to the previous year is due to two significant effects from the 2015 financial year: first, the differences in the carrying amounts of the capitalised electricity feed-in contracts and the wind and photovoltaic installations, and second, the increase in the tax loss carry-forwards.

The change in deferred taxes from property, plant and equipment totalling TEUR –16,480 relates to deferred taxes in the amount of TEUR –7,718 from the capitalised electricity feed-in contracts, deferred taxes in the amount of TEUR –8,556 from the carrying amount differences of the wind and photovoltaic installations and TEUR –206 from the valuation differences of financial investments. The change is primarily due to the acquisition of new companies in the 2015 financial year and the initial capitalisation of their electricity feed-in contracts. The change also results from the increase in carrying amount differences of the energy generation installations due to the higher depreciation for tax purposes (accelerated/degressive depreciation). Due to the accelerated or degressive depreciation for tax purposes, tax loss carry-forwards and deferred tax assets rose from TEUR 8,334 to TEUR 16,034.

This includes deferred tax assets in the amount of TEUR 3,794 (previous year: TEUR 2,866) from the ineffective portion of the fair value of interest rate swaps in a hedging relationship, from the fair value of interest rate swaps not in a hedging relationship, and from valuation differences resulting from use of the effective interest method. Deferred tax assets have formed in the amount of TEUR 2,169 (previous year: TEUR 758) from provisions for restoration obligations.

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5.9 Other comprehensive income

TEUR 847

Previous year: TEUR -2,935

Other comprehensive income is chiefly comprised of reserves for hedge accounting and the corresponding deferred tax effects. Amounts recognised in equity will be reclassified in full in profit or loss once the corresponding hedged items have expired. Other comprehensive income also includes currency translation differences.

6. Notes to the consolidated balance sheet

6.1 Intangible assets

TEUR 176,250

Previous year: TEUR 145,425

Developments in intangible assets are set out in the statement of changes in fixed assets. The intangible assets mainly comprise project rights as well as rights deriving from the electricity feed-in contracts amounting to TEUR 175,927 (previous year: TEUR 144,727).

Details of assets provided as collateral are given in note 3.9 (collateral). There are no contractual obligations to acquire intangible assets.

6.2 Goodwill

TEUR 7,361

Previous year: TEUR 2,623

The goodwill as of the reporting date mainly derives from the acquisition of a 100 per cent shareholding in Grid Essence UK Ltd. and its subsidiaries as well as Capital Stage Solar Service GmbH. Of this, goodwill in the amount of TEUR 5,695 (following impairment testing; previous year: TEUR 0) is attributed to the Grid Essence solar park portfolio (PV Parks segment). Capital Stage Solar Service GmbH (PV Service segment) accounts for goodwill of TEUR 1,481 (previous year: TEUR 1,481). The goodwill is subject to regular (at least annual) impairment testing.

Capital Stage Solar Service

Impairment testing for acquired goodwill from Capital Stage Solar Service GmbH is carried out using forecast cash flows from the cash-generating unit (CGU). The CGU is identical to the legal entity. The payments anticipated on the basis either of long-term contracts or expectations based on past business performance are discounted by using a risk-weighted interest rate (WACC). When determining the value in use in this manner, the discount rate for the detailed planning period of five years as of the reporting date is 3.84 per cent (previous year: 4.07 per cent). A growth rate of 1.00 per cent (previous year: 1.00 per cent) was assumed for the perpetual annuity.

The cash inflows determined by this method are compared with the carrying amounts, including goodwill, of the respective CGUs. Capital Stage Solar Service GmbH’s carrying amount is TEUR 2,578. Goodwill accounts for TEUR 1,481 (previous year: TEUR 1,481) of this amount. The recoverable amount for Capital Stage Solar Service GmbH is equal to its value in use and amounts to TEUR 16,906 as of the reporting date.

Management plans cash flows and the underlying budgets for a period of five years. Cash flows react most sensitively to the amount of revenue generated. Since the discounted cash inflows of CGU Capital Stage Solar Service GmbH show a surplus of TEUR 14,329 over their total carrying amounts, including goodwill, a sensitivity analysis was not performed. However, neither a 0.5 per cent increase in the WACC nor a ten per cent reduction in the forecast discounted cash flows would result in an impairment of goodwill.

Grid Essence

Impairment testing for acquired goodwill from the companies of the Grid Essence portfolio is carried out using forecast cash flows from the cash-generating unit (CGU). The CGU is identical to the respective legal entity. The payments anticipated on the basis either of long-term contracts or expectations based on business performance are discounted by using a risk-weighted interest rate (WACC). When determining the value in use in this manner, the discount rate for the corresponding detailed planning period as of 31 December 2015 is between 6.33 and 6.52 per cent.

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The cash inflows determined by this method are compared with the carrying amounts (including goodwill) of the respective CGU. The corresponding carrying amounts of the CGUs exceed the recoverable amounts determined. Impairment testing resulted in an impairment loss for only two CGUs, totalling TEUR 652, which is attributable to the limited useful life of the solar parks. The goodwill is thus impaired at this amount. The impairment is attributed in full to the PV Parks segment.

The management plans cash flows and the financial plans that form their basis over a time period that covers the long-term feed-in and lease contracts of the respective CGU. The entire planning horizon can therefore be shown using a detailed plan. In light of the finite planning period, determination of a perpetual annuity is not necessary.

In addition to impairment testing for acquired goodwill from the companies of the Grid Essence portfolio, two sensitivity analyses were carried out for each CGU. The first sensitivity analysis assumed an increase or decrease in the discount rate of 0.5 percentage points. If the discount rate had been 0.5 percentage points higher (or lower), the impairment loss would have increased by TEUR 1,446 (or decreased by TEUR 425). For the second sensitivity analysis, the cash flows from the CGUs were increased or reduced by ten per cent. If the cash flows had been ten per cent higher (or lower), the impairment loss would have decreased by TEUR 652 (or increased by TEUR 5,558).

In the previous year, an impairment loss of TEUR 4,204 on the goodwill from Helvetic Energy GmbH, Flurlingen, Switzerland, was recognised (Financial Investments segment).

6.3 Property, plant and equipment

TEUR 958,096

Previous year: TEUR 675,648

Developments in property, plant and equipment are set out in the statement of changes in non-current assets. Property, plant and equipment includes the energy generation installations (TEUR 945,845; previous year: TEUR 648,741), installations under construction (TEUR 11,731; previous year: TEUR 26,415) and other property, plant and equipment (TEUR 520; previous year: TEUR 492).

Movements of the finance lease assets included under property, plant and equipment were as follows:

in TEUR	2015	2014

Acquisition cost
As of 1.1	22,278	22,278
As of 31.12	22,278	22,278

Depreciation and amortisation
As of 1.1	4,356	3,610
Additions	747	746
As of 31.12	5,103	4,356

Carrying amount on 31.12	17,175	17,922

Details of assets provided as collateral are given in note 3.9 (collateral). There are no contractual obligations to acquire property, plant and equipment, and no significant long-term assets from property, plant and equipment were disposed of.

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6.4 Financial assets

TEUR 1

Previous year: TEUR 6

The financial investments changed as follows:

in TEUR	2015	2014

As of 1.1	6	7,785
Additions	10	0
Disposals	-15	-7,779
As of 31.12	1	6

6.5 Other receivables (non-current)

TEUR 6,925

Previous year: TEUR 5,970

These consist chiefly of encroachment easements, advance payments for leases and other non-current receivables.

6.6 Inventories

TEUR 1,232

Previous year: TEUR 1,926

The inventories consist chiefly of merchandise and replacement parts.

6.7 Trade receivables

TEUR 19,205

Previous year: TEUR 9,341

The receivables are recoverable and due in the short term. No impairments were required as of the balance sheet date, and there were no overdue receivables on that date

6.8 Other current assets

TEUR 25,161

Previous year: TEUR 12,336

Other current assets break down as follows

in TEUR	2015	2014

Non-financial assets	19,494	10,022
Other current receivables	5,667	2,314
Total	25,161	12,336

The non-financial assets comprise primarily tax receivables.

Other current receivables consist largely of prepaid expenses of TEUR 3,149 (previous year: TEUR 1,399) and of other intangible assets and receivables.

No impairments were required in the reporting year or the previous year.

6.9 Liquid funds

TEUR 99,368

Previous year: TEUR 118,722

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Cash break down as follows:

in TEUR	2015	2014

Cash and cash equivalents	52,358	88,596
Current account advances	729	1,038
Liquid funds from the cash flow statement	51,629	87,558
Restricted cash	47,010	30,126

The cash and cash equivalents consist exclusively of cash and bank balances. They include capital servicing and project reserves of TEUR 47,010 (previous year: TEUR 30,126) which serve as collateral for the solar parks’ lending banks and can only be used in agreement with the lending banks. Pursuant to IAS 7, cash and cash equivalents is comprised of cash and cash equivalents without restrictions. Details of assets provided as collateral are given in note 3.9 (collateral).

6.10 Assets held for sale

TEUR 262

Previous year: TEUR 262

Assets held for sale and associated liabilities consist solely of the photovoltaic installation and one advance lease payment for Capital Stage Göttingen Photovoltaik GmbH, the Group’s sole roof-mounted PV installation. The transaction is expected to be completed by the end of the second quarter 2016.

6.11 Shareholders’ equity

TEUR 261,634

Previous year: TEUR 243,479

Developments in equity are detailed in the consolidated statement of changes in equity.

In view of the Company’s positive performance in 2014 and the prospects for the future, which remain good, the Management Board and Supervisory Board of Capital Stage AG tabled a proposal at the Annual General Meeting that took place on 23 June 2015 to pay a dividend of EUR 0.15 per share for the 2014 financial year. This represents an increase of 50 per cent over the 2013 financial year (EUR 0.10 per share). Shareholders also had the option of receiving the dividend either fully in cash or partly in the form of shares in Capital Share AG. The proposal by the Management and Supervisory Boards was approved by a clear majority. The dividend was paid on 27 July 2015.

The option once again offered by Capital Stage AG of taking the dividend either all in cash or partly in the form of shares at a subscription price of EUR 6.30 was very popular with shareholders. Shareholders representing more than 80 per cent of outstanding share capital chose to receive shares. In total, 1,409,368 new bearer shares were issued. The new shares have dividend rights from 1 January 2015 onwards. The capital increase was entered in the commercial register of the Hamburg district court on 31 July 2015.

Subscribed capital increased as a result to EUR 75,343,536.

A contingent capital increase was adopted by the Annual General Meeting on 31 May 2007 (contingent capital I). The exercise of share options at a nominal value of EUR 1.00 from this contingent capital increased share capital by a further 240,000 shares.

Altogether, the Company received gross proceeds from the capital increases of some TEUR 9,567 from the issue.

As a result of capital increases, the capital reserves rose from EUR 104,420,171.45 to EUR 112,337,421.85. The cumulative issue costs for the capital increases amount to TEUR 3,686 (previous year: TEUR 3,618).

As of the reporting date, share capital therefore comes to EUR 75,483,512.00, divided into 75,483,512 shares with a nominal value of EUR 1.00 per share.

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Authorised capital

As of the reporting date 31 December 2015 and following the partial use of the authorisation granted at the Annual General Meeting held on 26 June 2014, the Management Board was still authorised, subject to the approval of the Supervisory Board, to increase the share capital of the Company by up to EUR 33,695,597.00 on or before 25 June 2019 through the single or multiple issue of up to 33,695,597 new no-par-value bearer shares for subscription in cash and/or in kind (Authorised Capital 2014). All shareholders are entitled to subscription rights. The new shares may also be issued to one or more credit institutes or other companies named under section 186, paragraph 5, sentence 1 of the German Stock Corporation Act (AktG) with the obligation that they be offered to shareholders (indirect subscription right) or partly by way of a direct subscription right (for instance, to eligible shareholders who have previously given an irrevocable subscription guarantee) and, in any case, by way of indirect subscription rights pursuant to section 186, paragraph 5 of the AktG.

The Management Board is authorised, subject to the consent of the Supervisory Board and to further conditions, to exclude the subscription rights of shareholders.

The Supervisory Board is authorised to amend the wording of section 4, paragraphs 1 and 6 of the Articles of Association as appropriate to reflect the use of Authorised Capital 2014 either after the full or partial execution of the increase in share capital or, if some or all of Authorised Capital 2014 has not been used by 25 June 2019, after the expiry of the authorisation period.

Contingent capital

In 2015, subscription rights were exercised for 240,000 Company shares. Share capital is therefore now conditionally increased by up to EUR 1,015,000.00 from the issue of up to 1,015,000 no-par-value bearer shares (contingent capital I). However, the contingent capital increase will only be carried out to the extent that holders of the share options granted by Capital Stage AG in the period up to 30 May 2012 pursuant to the resolution passed by the Annual General Meeting on 31 May 2007 in connection with the 2007 share option programme exercise their options to acquire Company shares, and the Company does not issue treasury shares in fulfilment of the subscription amend the wording of section 4, paragraphs 1 and 3 of the Articles of Association as appropriate to reflect the issue of option shares.

The share capital is conditionally increased by up to EUR 33,392,084.00 through the issue of up to 33,392,084 new no-par-value bearer shares, each representing EUR 1.00 of share capital (contingent capital 2015/II).

The contingent capital increase will only be implemented to the extent that holders or creditors of conversion rights or warrants attached to warrant bonds, convertible bonds, mezzanine capital and/or profit-linked bonds (or a combination of these instruments) issued before 22 June 2020 by the Company or its direct or indirect wholly owned affiliates on the basis of the resolution passed by the Annual General Meeting on 23 June 2015 (known collectively as the “bonds”) make use of their conversion rights or warrants, or if the holders or creditors of the corresponding bonds issued before 22 June 2020 by the Company or its indirect or direct wholly owned affiliates on the basis of the resolution passed at the Annual General Meeting on 23 June 2015 meet their obligation to convert their bonds or exercise their warrants. With the consent of the Supervisory Board, the Management Board may, as far as permitted by law, determine that new shares participate in profits in a different proportion from that defined in section 60, paragraph 2 of the Stock Corporation Act (Aktiengesetz – AktG).

The Management Board is also authorised, subject to the consent of the Supervisory Board, to determine the further contents of share rights and further details regarding the execution of a contingent capital increase. The Supervisory Board is authorised to adjust the wording of section 4, paragraph 4 of the Articles of Association to reflect the issuance of contingent capital from time to time.

Furthermore, share capital is conditionally increased by up to EUR 2,320,000.00 through the issue of up to 2,320,000 no-par-value bearer shares (contingent capital III). With the consent of the Supervisory Board, the Management Board is authorised by 19 June 2017 (inclusive), pursuant to the specific provisions laid down in the 2012 share option programme, to grant up to 2,320,000 share options on Company shares with a term of up to seven years, whereby each share option confers the right to acquire one share in the Company. These share options are designated exclusively for members of the Management Board, as well as selected senior management personnel and other high-performing Company personnel. With respect to members of the Company’s Management Board, the Supervisory Board has the sole right to grant share options. The share options may also be assigned to a bank, on the proviso that the bank is required on the Company’s instructions to transfer the options to their designated beneficiaries, who are the sole parties entitled to exercise the options in question. Shareholders do not have any option rights (with respect to contingent capital III). The contingent capital increase will only be executed to the extent that holders of the options to acquire Company shares duly exercise their option rights, and the Company does not furnish its own shares in fulfilment of said

F-52

options. The new shares participate in profits from the beginning of the financial year in which they are created through exercise of the option. The Supervisory Board is authorised to amend the wording of section 4, paragraphs 1 and 5 of the Articles of Association as appropriate to reflect the issue of option shares.

The consolidated distributable profit is determined as follows:

TEUR	31.12.2015	31.12.2014

Consolidated profit for the year after third-party holdings	18,735	25,525
Profit carried forward	63,829	45,548
Dividend distribution	-11,090	-7,244
Consolidated distributable profit	71,474	63,829

Capital reserves of TEUR 108,651 (previous year: TEUR 100,802) stem chiefly from the increase in share capital of TEUR 2,520 entered in the Company register on 28 January 2002 and from the share premium received on the capital increases carried out in 2010 (TEUR 2,464), 2011 (TEUR 12,194), 2012 (TEUR 20,488), 2013 (TEUR 48,014) and 2014 (TEUR 15,122). In the 2015 financial year, capital reserves increased primarily from the distribution of dividends in the form of shares and from the exercise of share options.

The currency adjustment item in the amount of TEUR 71 (previous year: TEUR –130) as of the reporting date relates exclusively to currency translation of British pounds into euros from the British subsidiaries.

In addition to the currency translation reserve, other reserves also contain hedging reserves (including the corresponding deferred tax effects) in the amount of TEUR –2,265 (previous year: –2,911). The hedging reserves are comprised of profits or losses from the effective part of cash flow hedges resulting from changes in the fair value of the hedging instruments. The cumulative profit or loss from changes in the fair value of hedging instruments recognised in the reserves from hedging instruments is only transferred to the income statement if the hedged item affects the income statement. During the reporting period, a cumulative profit or loss from changes in the fair value of hedging instruments in the amount of TEUR 1,334 was transferred to the income statement.

Non-controlling interests relate chiefly to third-party shares in the following companies: Solarpark Brandenburg GmbH, Parco Eolico Monte Vitalba S.r.l., Solaire Ille SARL and Centrale Photovoltaique SauS 06 SARL.

Capital management

The aim of capital management is to ensure that the Group can meet its financial obligations. The Group’s long-term goal is to increase enterprise value. On the balance sheet date, the Group had an equity ratio of 19.84 per cent (previous year: 24.70 per cent).

The following table shows the Group’s equity, equity ratio and cash and cash equivalents.

	31.12.2015	31.12.2014

Equity in TEUR	261,634	243,479
Equity ratio in %	19.84	24.70
Liquid funds in TEUR	99,368	118,722

6.12 Share-based payment

To enable Capital Stage AG to grant share options as remuneration components with a long-term incentive effect, on 31 May 2007, the Annual General Meeting of Capital Stage AG decided to conditionally increase the Company’s equity capital by up to EUR 2,520,000.00 through the issue of up to 2,520,000 no-par-value bearer shares (contingent capital I). The purpose of contingent capital I is to safeguard the subscription rights attached

F-53

to the share options issued during the period from 1 June 2007 to 30 May 2012 pursuant to the authorisation resolution of the Capital Stage AG Annual General Meeting on 31 May 2007 in connection with the 2007 share option programme (AOP 2007). The parties entitled to subscribe are the members of the Capital Stage AG Management Board, selected senior management personnel and other high-performing Company personnel.

When AOP 2007 expired, a new share option programme (AOP 2012) was adopted and contingent capital III was created at the Annual General Meeting held on 20 June 2012.

Warrants were offered each year from 2008 to 2015. One option entitles its holder to subscribe to one Capital Stage AG no-par-value bearer share with voting rights. The option holder is entitled to exercise these options either individually or as a whole. No more share options can be exercised from AOP 2007 (tranches from 2008 to 2012) or from the 2013 tranche of AOP 2012.

To create long-term incentives, the subscription rights attached to the share options cannot be exercised until after the expiry of a vesting period. The vesting period for AOP 2012 is four years. The subscription price (exercise price) for both programmes is the arithmetic mean of the closing price of Capital Stage AG shares in Xetra trading on the Frankfurt Stock Exchange (or a comparable successor system) on the last five trading days preceding the date on which the options are granted. A condition for the exercise of subscription rights is that the performance target has been met. The performance target for AOP 2012 has been achieved if the price of shares in Capital Stage AG in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange exceeds the exercise price by at least 30 per cent during the ten trading days preceding the date on which the subscription rights are exercised. The applicable exercise period is deemed to be the period in which the relevant subscription rights may first be exercised, the performance target having been reached or exceeded.

Share option programme 2007 (AOP 2007)

On 17 June 2011 and 1 April 2012, the following share options were issued from the 2007 share option programme which were exercised in the reporting year:

Year of distribution	2012	2011

Exercise period	01.04.2014–31.03.2017	17.06.2013 –16.06.2016
Basic price	EUR 3.08	EUR 2.22
Exercise price on issue	EUR 3.85	EUR 2.78
Options offered and accepted	685,000	350,000
No. of shares on 01.01.2015	180,000	60,000
Exercised options	-180,000	-60,000
Expired options	0	0
No. of shares on 31.12.2015	0	0
Exercisable as of 31.12 2015	0	0

In 2015, 240,000 options were exercised, of which 240,000 by Management Board members. The weighted average share price on the exercise date was EUR 7.60. No share options expired during the reporting period. As of the reporting date 31 December 2015, the number of outstanding options had therefore gone down from 240,000 as of 31 December 2014 to zero. No more options from AOP 2007 can be exercised as of the reporting date 31 December 2015.

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Share option programme 2012 (AOP 2012)

On 21 March 2013, 26 June 2014, 27 January 2015, 31 March 2015 and 21 April 2015, the following share options were granted under the share option programme for 2012:

Year of distribution	2015	2015	2015	2014	2013

Exercise period	22.04.2019 – 21.04.2022	01.04.2019 – 31.03.2022	28.01.2019 – 27.01.2022	27.06.2018 – 26.06.2021	22.03.2017 – 21.03.2020
Basic price	6.49	EUR 6.08	EUR 4.92	EUR 3.74	EUR 3.81
Exercise price on issue	8.44	EUR 7.91	EUR 6.40	EUR 4.86	EUR 4.95
Options offered and accepted	150,000	580,000	150,000	250,000	600,000
No. of shares on 01.01.2015	0	0	0	250,000	300,000
Exercised options	0	0	0	0	0
Expired options	-150,000	-150,000	0	-150,000	-300,000
No. of shares on 31.12.2015	0	430,000	150,000	100,000	0
Exercisable as of 31.12.2015	0	0	0	0	0

No options were exercised in the 2015 financial year. In the reporting period, 750,000 options expired, of which 300,000 were held by Management Board members. As of the reporting date, there were a total of 680,000 options outstanding (previous year: 550,000), of which 150,000 were held by Management Board members. The tranches from the AOP 2012 share option programme are in the vesting period until March 2017, June 2018, January 2019 and April 2019, so no options can be exercised from AOP 2012 as of the reporting date.

Pursuant to IFRS 2, the share options are recognised in the balance sheet at their fair value, whereby fair value is then recognised as personnel expenses over the vesting period. Accordingly, the warrants must be valued on their issue through the use of a suitable model which takes into account the capital-market-oriented characteristics of the warrants. Characteristics not oriented on the capital market, such as the vesting period, must be reflected by taking into account anticipated fluctuations in employee numbers. The total value arrived at on the basis of the option’s value and the estimated number of options still exercisable at the end of the vesting period must be distributed pro rata over the vesting period and recognised in the income statement as personnel expenses. The anticipated fluctuation rates are based on those experienced over recent years.

The options issued in 2015 were valued using a binomial option price model. The basic price as per the table above was used for the valuation. This is the price per share at the time of issue. Where relevant, the expected option period applied by the model was adjusted on the basis of the management’s best estimates in respect of the effect of their non-transferability, exercise restrictions and the probability of the market conditions connected to the options actually transpiring, as well as assumptions relating to the beneficiaries’ exercise behaviour. The calculations are based on anticipated volatility of 30.0 per cent (previous year: 30 per cent), an assumption based on the historic volatility one year prior to issue. A further assumption of a risk-free interest rate of 1.00 per cent (previous year: 1.00 per cent) p.a. was made.

Personnel expenses of TEUR 181 (previous year: TEUR 63) from AOP 2012 and of TEUR 0 (previous year: TEUR 2) from AOP 2007 were recognised in the income statement for 2015. In subsequent years, the programme is expected to entail recognition of personnel expenses of a further TEUR 494 (previous year: TEUR 192), with the actual amount depending on fluctuations in the number of beneficiaries between now and the end of the vesting period. The weighted mean fair value on the balance sheet date of the share options granted in 2015 was EUR 0.64 (previous year: EUR 0.91). The weighted mean fair value of all share options in existence on 31 December 2015 was EUR 0.59 (previous year: EUR 0.26).

6.13 Liabilities, provisions, accruals and financial liabilities

TEUR 978,765

Previous year: TEUR 681,534

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Type of liability	Total amount	Current	Non-current
Liabilities to non-controlling interests (previous year)	11,780 (11,996)	11,780 (11,996)	0 (0)
Financial liabilities (previous year)	903,805 (609,774)	55,554 (41,401)	848,251 (568,373)
Leasing liabilities (previous year)	16,953 (17,874)	953 (920)	16,000 (16,953)
Provisions for restoration obligations (previous year)	10,155 (5,566)	0 (0)	10,155 (5,566)
Tax provisions (previous year)	3,145 (950)	3,145 (950)	0 (0)
Trade payables (previous year)	11,180 (13,284)	11,180 (13,284)	0 (0)
Other liabilities (previous year)	21,747 (22,091)	9,120 (9,462)	12,627 (12,629)
Total (previous year)	978,765 (681,534)	91,732 (78,013)	887,033 (603,521)

Compared with the presentation found in the 2014 annual report, the deferred accruals resulting from the advantageous subsidised loans from the KfW banking group are shown under other liabilities and not under financial debt.

Liabilities to non-controlling interests

Liabilities to non-controlling interests are chiefly comprised of shares in profit attributable to non-controlling interests and loans from non-controlling interests.

Financial liabilities

Financial debt is comprised of the following items:

TEUR	31.12.2015	31.12.2014

Liabilities to financial institutions and other loans	702,441	533,916
Liabilities from mezzanine capital	134,323	63,282
Liabilities from listed notes	53,713	0
Derivatives with negative fair values	13,328	12,576
Total	903,805	609,774

Leasing liabilities

Liabilities from finance leases relate exclusively to solar parks and include the following conditions:

Company	Lease partner	Interest rate in %	Maturity date	Carrying amount 31.12.2015 TEUR	Carrying amount 31.12.2014 TEUR

Alameda S.r.l., Italy	Mediocredito Italiano S.p.A.	3.630	2029	4,420	4,657
Casette S.r.l., Italy	Mediocredito Italiano S.p.A.	3.630	2029	4,600	4,848

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Company	Lease partner	Interest rate in %	Maturity date	Carrying amount 31.12.2015 TEUR	Carrying amount 31.12.2014 TEUR
Oetzi S.r.l., Italy	Unicredit Leasing S.p.A.	3.819	2029	2,523	2,663
Solar Energy S.r.l., Italy	Unicredit Leasing S.p.A.	3.750	2029	2,359	2,490
Vallone S.r.l., Italy	Mediocredito Italiano S.p.A.	3.630	2029	3,051	3,215

The leased items are recognised in property, plant and equipment with carrying amounts totalling TEUR 17,175 (previous year: TEUR 17,922). Differences between the carrying amounts of the assets and the liabilities result from unscheduled repayment of lease obligations.

Neither during the current nor the previous financial year were any conditional lease payments made (e.g. stepped rent). No options are in place to extend existing contracts.

The finance lease liabilities are due as follows:

	Minimum lease payments		Present value of minimum lease payments
	31.12.2015 TEUR	31.12.2014 TEUR	31.12.2015 TEUR	31.12.2014 TEUR

Remaining term up to one year	1,552	1,552	953	920
Remaining term one to five years	6,207	6,207	4,171	4,025
Remaining term more than five years	13,917	15,469	11,829	12,929
	21,676	23,228	16,953	17,874
Less financing costs	-4,723	-5,354

Present value of minimum lease payments	16,953	17,874	16,953	17,874

of which current liabilities			953	920
of which non-current liabilities			16,000	16,954

Provisions

Changes in provisions are as follows:

Provisions table in TEUR	As of 01.01.2015	Additions	Reversals	Consolidation changes, currency adjustments, currency translation	Used	As of 31.12.2015

Tax provisions	950	2,998	-616	32	-219	3,145

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Provisions for restoration obligations	5,566	26	-27	4,744	-154	10,155
Provisions for personnel expenses	1,136	1,194	-112	0	-1,024	1,194
Other provisions	1,265	4,951	-1,148	-17	-1,088	3,963
Total	8,917	9,169	-1,903	4,759	-2,485	18,457

In evaluating the extent of restoration obligations, there is a small degree of uncertainty which relates exclusively to the amount of the corresponding provision. This results from the fact that the date of the required restoration work on the energy generation installation is fixed by the term of the lease. In determining the actual restoration costs, an average inflation rate of 2 per cent has been assumed. Provisions are accreted to their present value on an annual basis. The expenses for accrued interest on the provisions were TEUR 154 in 2015 (previous year: TEUR 112).

Provisions for personnel expenses primarily include bonuses for employees and Management Board members.

Trade payables

Trade payables mainly relate to invoices from suppliers received by individual solar parks and wind parks.

Other liabilities

Other non-current debt chiefly relates to deferred accruals in the amount of TEUR 11,292 (31.12.2014: TEUR 9,883). Deferred accruals are comprised of the advantage from subsidised loans from the KfW banking group at interest rates lower than the market rate.

Other current debt is attributed to the following items:

TEUR	31.12.2015	31.12.2014

Provisions for personnel expenses	1,194	1,136
Other provisions	3,963	1,265
Deferred accruals (interest rate advantage)	2,132	1,707
Other taxes	474	3,604
Other	1,357	1,750
Total	9,120	9,462

7. Additional disclosures related to financial assets and liabilities

Carrying amounts, recognised amounts and fair value according to classes and valuation categories

Classes of financial instruments in TEUR	Valuation category*	Carrying amount as of 31.12.2015 (31.12.2014)	Valuation under IAS 39*			Fair value as of 31.12.2015 (31.12.2014)
			Amortised cost	Fair value in equity	Fair value through profit or loss

Financial assets

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Liquid funds (31.12.2014)	L&R	99,368 (118,722)	99,368 (118,722)			99,368 (118,722)
Trade receivables (31.12.2014)	L&R	19,205 (9,341)	19,205 (9,341)			19,205 (9,341)
Other current receivables (31.12.2014)	L&R	1,567 (657)	1,567 (657)			1,567 (657)
Participating interests (31.12.2014)	FV-Option	1 (6)			1 (6)	1 (6)
Derivative financial assets
Derivatives in a hedging relationship (31.12.2014)	n.a.	49 (0)		49 (0)		49 (0)
Financial liabilities
Trade payables (31.12.2014)	AC	11,180 (13,284)	11,180 (13,284)			11,180 (13,284)
Financial liabilities (31.12.2014)	AC	887,098 (605,749)	887,098 (605,749)			1,027,728 (650,369)
Leasing liabilities (31.12.2014)	AC	16,953 (17,874)	16,953 (17,874)			17,215 (17,445)
Liabilities to non-controlling partners (31.12.2014)	AC	11,780 (11,996)	11,780 (11,996)			11,780 (11,996)
Liabilities from contingent consideration (31.12.2014)	n.a.	65 (2,000)			65 (2.000)	65 (2,000)
Other financial liabilities (31.12.2014)	AC	5,445 (547)	5,445 (547)			5,445 (547)
Derivative financial liabilities
Derivatives in a hedging relationship (31.12.2014)	n.a.	9,857 (8,409)		9,857 (8,409)		9,857 (8,409)

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Classes of financial instruments in TEUR	Valuation category*	Carrying amount as of 31.12.2015 (31.12.2014)	Valuation under IAS 39*			Fair value as of 31.12.2015 (31.12.2014)
			Amortised cost	Fair value in equity	Fair value through profit or loss

Derivatives not in a hedging relationship (31.12.2014)	FLHfT	3,471 (4,167)			3,471 (4,167)	3,471 (4,167)
Of which: Aggregated by valuation categories as per IAS 39
Loans and receivables (31.12.2014)	L&R	120,140 (128,720)	120,140 (128,720)			120,140 (128,720)
Fair value option (31.12.2014)	FV-Option	1 (6)			1 (6)	1 (6)
Financial liabilities at amortised cost (31.12.2014)	AC	932,456 (649,450)	932,456 (649,450)			1,073,348 (693,641)
Financial liabilities held for trading (31.12.2014)	FLHfT	3,471 (4,167)			3,471 (4,167)	3,471 (4,167)

* L&R: loans and receivables; FAHFT: financial assets held for trading; AC: amortised cost; FLHFT: financial liabilities held for trading.

Fair value hierarchy

Fair value hierarchy 31.12.2015 (31.12.2014) in TEUR	Level
	1	2	3

Assets Financial investments (fair value option) (previous year)			1 (6)
Derivative financial assets: Derivatives in a hedging relationship (previous year)		49 (0)
Liabilities Liabilities from contingent consideration (previous year)			65 (2,000)
Derivative financial liabilities: Derivatives in a hedging relationship (previous year) Derivatives not in a hedging relationship (previous year)		9,857 (8,409) 3,471 (4,167)

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No financial instruments were reclassified in the 2015 financial year.

For each class of assets and liabilities not measured at fair value in the balance sheet and for which fair value is not approximately equal to the carrying amount, the following table shows the level of the fair value hierarchy to which the measurement of fair value has been assigned overall.

Fair value hierarchy 31.12.2015 (31.12.2014) in TEUR	Level
	1	2	3

Liabilities Financial liabilities at amortised cost Financial liabilities (previous year) Leasing liabilities (previous year)		1,027,728 (650,369) 17,215 (17,445)

The following tables show the valuation methods that were used to determine fair values.

Financial instruments measured at fair value

Type	Valuation method	Important non-observable input factor

Interest rate swaps	Discounted cash flows: The fair values are determined using the future expected cash flows discounted using the standard observable market data of the corresponding interest structure curves	Not applicable
Liabilities from contingent consideration	Contractually fixed discounted cash flows based on contractually fixed mechanisms	Not applicable

Financial instruments not measured at fair value

Type	Valuation method	Important non-observable input factor

Financial debt and liabilities from finance leases	Discounted cash flows: The fair values are determined using the future expected cash flows discounted with equivalent terms using the standard observable market interest rates.	Not applicable

For financial instruments with short-term maturities – including cash and cash equivalents, trace receivables, trade liabilities and other current receivables and liabilities – the assumption is made that their fair values are approximately equal to their carrying amounts.

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The following overview provides a detailed reconciliation of the assets and liabilities regularly measured at fair value in level 3.

TEUR	2015	2014

Financial investments
As of 1.1	6	6
Purchases (including additions)	10	0
Profits (+) and losses (–) in the income statement	-15	0
As of 31.12	1	6

Liabilities from contingent consideration
As of 1.1	2,000	0
Purchases (including additions)	65	2,000
Profits (+) and losses (–) in the income statement	-1,209	0
Payments made	-791	0
As of 31.12	65	2,000

The liability from contingent considerations for the acquisition of Capital Stage France Beteiligungsgesellschaft mbH in the amount of TEUR 2,000 was utilised in the reporting year to some TEUR 791. The difference in the amount of TEUR 1,209 was recognised as income and is shown under other operating income. The liability from contingent considerations stemming from the acquisition of the Lunestedt wind park portfolio (see section 4) in the 2015 financial year is recognised at its fair value of TEUR 65.

The following table shows the net profits and losses from the financial instruments recognised in the consolidated income statement (categorised by valuation categories):

TEUR	2015	2014

Loans and receivables (L&R)	284	778
Financial liabilities measured at amortised acquisition cost (AC)	-33,064	-19,295*
Financial instruments recognised at fair value through profit or loss	919	-3,832
of which held for trading (FAHFT and FLHFT)	919	-3,832
Total	-31,861	-22,349*

Net gains and losses from financial instruments comprise valuation effects, recognition and reversal of impairment losses, interest and all other earnings effects from financial instruments. The item “Financial instruments recognised at fair value through profit or loss” contains earnings from instruments which are not designated as hedging instruments as part of a hedge relationship in accordance with IAS 39. In addition, the item includes gains and losses from the ineffective portion of financial instruments designated as hedging instruments in accordance with IAS 39. Valuation gains and losses on financial instruments not recognised through profit or loss are shown in the overview of income and expenses recognised directly in equity.

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The following interest income and expenses originate from financial instruments not measured at fair value through profit or loss:

TEUR	2015	2014

Interest income	294	1,009
Interest expenses	-31,853	-19,595*
Total	-31,559	-18,586*

Not included are, in particular, interest income and expenses from derivatives in a hedging relationship and interest income and expenses from assets and debt outside of the scope of IFRS 7.

Interest rate swaps

The fair value of the interest rate swaps on the balance sheet date is determined by discounting future cash flows through application of both the yield curves on the balance sheet date and the credit risk of the contracts.

As of the reporting date, the Group held a total of 62 (31 December 2014: 37) interest rates swaps under which the Group receives interest at a variable rate and pays interest at a fixed rate. These are what are known as amortising interest rate swaps, whose nominal volume is reduced at regular, defined intervals. The following table shows the nominal amounts as of the reporting date, the average (volume-weighted) fixed interest rates and the fair values. It distinguishes between interest rate swaps that are part of an effective hedging relationship pursuant to IAS 39 and those that are not.

	31.12.2015	31.12.2014

Nominal volume in TEUR	256,304	157,400
of which in a hedging relationship	231,949	129,162
of which not in a hedging relationship	24,355	28,238

Average interest rate in %	2.48	2.60

Fair value in TEUR	-13,280	-12,576
of which in a hedging relationship	-9,809	-8,409
of which not in a hedging relationship	-3,471	-4,167

Effectiveness tests carried out as of 31 December 2015 showed an effectiveness level for all hedging relationships of 87.67 to 114.06 per cent, which is well within the permitted range.

The ineffective portion of the swaps in a hedging relationship was recognised as income of TEUR 225 through profit and loss (previous year: expenses of TEUR 3,264). The market value of swaps that are not in a hedging relationship was recognised as income of TEUR 694 through profit or loss (previous year: expenses of TEUR 568). The effective portion in the current financial year of TEUR 910 (previous year: TEUR –4,100) was adjusted for deferred tax effects in the amount of TEUR –264 (previous year: TEUR 1,189) and recognised in equity.

Principles of risk management

The main risk for Capital Stage’s financial assets and liabilities and its planned transactions is interest rate risk. Risk management aims to limit this risk by means of ongoing activities. Depending on the assessment of the risk, derivative hedging instruments are used to do so. To minimise default risk, only respected banks with good credit ratings are used as counterparties for interest rate hedges. Hedging is generally limited to risks that affect the Group’s cash flow.

Interest rate risk

Interest rate risk is the risk of changes in the fair value or future cash flows from a financial instrument due to changes in market interest rates. Exposure to interest rate risk comes from acquisition financing and from financing arrangements for individual assets – to the extent that they are at variable rates. As these financing arrangements are nearly all hedged in full by means of unconditional interest rate swaps for the complete nominal volume, the fluctuations recognised in the income statement are only marginal. However, changes in market expectations of interest rates alter the valuation of gains and losses expected from the interest rate hedge, which are reflected solely in the hedging reserve – to the extent that the derivatives form part of an effective hedging relationship. For derivatives not in a hedging relationship in line with IAS 39, the change in expectations has a direct impact on earnings.

Interest rate risks are illustrated by means of sensitivity analyses in accordance with IFRS 7. If market interest rates as of 31 December 2015 had been 100 basis points higher, earnings before taxes would have been TEUR 1,029 (previous year: TEUR 1,371) higher and the hedge reserve in equity before taxes would have been TEUR 11,334 (previous year: TEUR 6,017) higher. This is because an increase in market interest rates as of the reporting date reduces net cash outflows from the interest rate hedges over the entire duration of the

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interest rate swaps, thus increasing their present value. In view of the level of interest rates as of the reporting date, no sensitivity analysis was carried out for a reduction of 100 basis points in the interest rate.

Credit risk

Credit risk is the risk that counterparties are unable to meet their obligations as agreed. Receivables held by the solar parks and wind parks are mostly trade receivables from selling the electricity produced. In nearly all the markets in which Capital Stage operates, the sale of electricity is based on contractually defined remuneration rates governed and safeguarded by law. Due to its entry into the UK market, the Group now has trade receivables owed to it by private companies instead of by semi-public grid companies or other comparable organisations, as was previously the case. The Group is not, however, exposed to any major risk of default, as all the companies concerned are well respected and have either a good or excellent credit rating.

The receivables are all current and are generally settled within two months. The maximum risk of default is limited to the carrying amounts of the corresponding trade receivables and other receivables. In the event that objective evidence of an impairment is obtained, value adjustments of individual assets are made on a case-by-case basis. Evidence of this nature will be deemed to be available if the invoices for the number of kilowatt-hours produced are not prepared within the agreed period (generally the responsibility of the buyer) or if these invoices are not paid in due course. In the event of either of these events becoming overdue, the corresponding items will be examined in detail and, if necessary, an impairment will be formed. In the reporting period, the default rate for trade receivables was zero per cent (previous year: zero per cent).

Liquidity risk

Liquidity risk is the risk that the Group is unable to meet its obligations as they fall due. The financial liabilities did not pose any liquidity risk since, as of the reporting date, the Group held cash and cash equivalents of TEUR 99,368 (previous year: TEUR 118,722). The Group also receives ongoing cash flows from the solar parks and wind parks; there is a high degree of certainty that these cash flows can be expected to continue and they are ample to service the interest payments, principal repayments and financial liabilities. The Management Board has ultimate responsibility for liquidity risk management. To this end, it has established a suitable system for managing short-, medium- and long-term financing and liquidity requirements. The Group manages liquidity risks by maintaining suitable reserves and through the ongoing monitoring of forecast and actual cash flows, as well as coordinating the maturity profiles of financial assets and liabilities.

IFRS 7 also requires a maturity analysis for derivative and non-derivative financial liabilities. The following maturity analysis shows how non-discounted cash flows in connection with liabilities as of 31 December 2015 (31 December 2014) affect the Group’s future liquidity.

Type of liability in TEUR	Carrying amount 31.12.2015 (31.12.2014)	With a remaining term of up to one year	With a remaining term from one to five years	With a remaining term of more than five years

Non-derivative financial liabilities
Financial liabilities	887,098	83,258	327,525	864,401
(previous year)	(605,479)	(57,631)	(242,668)	(556,359)
Leasing liabilities	16,953	1,552	6,207	13,917
(previous year)	(17,874)	(1,552)	(6,207)	(15,469)
Trade payables	11,180	11,180	0	0
(previous year)	(13,284)	(13,284)	(0)	(0)
Liabilities to non-controlling interests	11,780	11,780	0	0
(previous year)	(11,996)	(11,996)	(0)	(0)
Liabilities from contingent consideration	65	65	0	0
(previous year)	(2,000)	(2,000)	(0)	(0)

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Other financial liabilities	5,445	5,445	0	0
(previous year)	(547)	(547)	(0)	(0)
Derivative financial liabilities
Interest rate derivatives in a hedging relationship	9,857	1,759	4,504	3,628
(previous year)	(8,409)	(879)	(2,643)	(5,136)
Interest rate derivatives not in a hedging relationship	3,471	840	2,274	371
(previous year)	(4,167)	(849)	(2,522)	(806)

The basic procedure for calculating these amounts is as follows:

If the counterparty can demand a payment at various dates, the liability is shown as of the earliest date. Interest payments made on financial instruments with variable rates are calculated using forward interest rates. The cash flows of the financing and leasing liabilities are made up of undiscounted interest payments and capital repayments. The liabilities to non-controlling shareholders have a put option which can be exercised at any time and are therefore classified as current. Undiscounted net payments are shown for the derivative financial instruments.

8. Notes to the consolidated cash flow statement

The cash flow statement is presented separately.

The cash flow statement shows the changes in the Capital Stage Group’s cash and cash equivalents. Cash and cash equivalents is comprised of cash and cash equivalents not subject to any restrictions. The cash flow statement has been prepared in conformity with IAS 7, classifying the changes in cash and cash equivalents into cash flows from operating, investing and financing activities. Presentation of the cash flow from operating activities is carried out using the indirect method.

The cash and cash equivalents consist exclusively of cash and bank balances. They include capital servicing and project reserves of TEUR 47,010 (previous year: TEUR 30,126) which serve as collateral for the solar parks’ lending banks and can only be used in agreement with the lending banks for the respective companies.

9. Contingent liabilities and other obligations

The Group had an obligation of TEUR 6,005 under rental agreements as of the reporting date (previous year: TEUR 776).

There are also standard leases which are classified pursuant to IAS 17.8 as operating leases. The leased items are capitalised by the lessor rather than the lessee. The sum of future minimum lease payments due to binding operating leases for the period from one year to five years amounts to TEUR 56. These disclosures are made in accordance with IAS 17.35.

Type of obligation	Other obligations, up to one year TEUR	Other obligations, one to five years TEUR	Other obligations, more than five years TEUR

Rental agreements	383	3,211	2,411
(previous year)	(237)	(539)	(0)
Leases	64	56	0
(previous year)	(97)	(95)	(0)
Commercial leases	3.578	19,330	81,092
(previous year)	(2,174)	(9,369)	(46,902)

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10. Events after the balance sheet date

16.9 MWp solar park in Italy

On 15 February 2016, Capital Stage signed a contract for the acquisition of a portfolio of Italian solar parks in the Piedmont redgion. The solar park portfolio consists of four solar parks and has a capacity of 16.9 MWp. The seller of the solar park portfolio is project developer and operational management company OPDE based in Spain. The solar parks commenced operations between April and December 2011 and benefit from an average guaranteed feed-in tariff of EUR 0.2730 per kilowatt-hour for a remaining term of 15 years. Capital Stage expects the portfolio of solar parks to make revenue contributions of EUR 8.6 million from its first year of full operation onwards. The total investment volume for the acquisition, including debt, is approximately EUR 65.4 million. The existing financing for the project is being retained. The acquisition is still subject to standard conditions precedent.

FREP proceedings

In a letter dated 10 March, the Company was informed about the results of the ongoing Financial Reporting Enforcement Panel’s (FREP) proceedings (spot test). According to the results, the chamber responsible has identified erroneous accounting for the 2012 financial year. The individual breaches of applicable accounting principles are as follows:

1) Disclosures of the purchase prices as well as (in particular) information on the corresponding recognised profits from business combinations for the acquisitions of shares in solar or wind parks accounted for as business combinations in accordance with IFRS 3 are missing from the notes to the consolidated financial statements. Furthermore, there is no appropriate description of the reasons which led to the profits from purchase price allocations.

2) In the Group cash flow statement for the period from 1 January to 31 December 2012, Capital Stage showed the cash and cash equivalents as being too high. The reason for this is the improper recognition in cash and cash equivalents of capital services and project reserve account balances which are subject to long-term restrictions. This also affects the payments made for acquisition of consolidated companies, less acquired cash, and the cash flow from investing activities.

3) In the 2012 financial year, Capital Stage extended the useful life of electricity feed-in contracts recognised as intangible assets to up to 30 years. The maximum useful life of electricity feed-in contracts is determined, however, by the legally regulated term of the subsidy for the corresponding wind or solar park, which is generally 20 years. Due to the improper exceeding of the useful life, depreciation on the intangible assets (electricity feed-in contracts) was shown as too low and the electricity feed-in contracts too high.

Following an exhaustive examination Capital Stage decided not to contest the results of the audit and informed the FREP of this in a letter dated 30 March 2016. The ongoing FREP proceedings are now concluded.

The effects on the consolidated financial statements as of 31 December 2015 are as follows:

1) These are solely disclosures in the notes which have no financial influence on the consolidated financial statements of Capital Stage AG. The determinations of the FREP have already been accounted for – partially in the financial statements for 2014 and completely in the financial statements for 2014.

2) This also involves solely an error in presentation which has no financial influence on the consolidated financial statements of Capital Stage AG. The respective information was available in the corresponding notes. In the current consolidated financial statements, cash and cash equivalents are shown reduced by the capital services and project reserve account balances. Furthermore, the investment cash flow was corrected correspondingly by the acquired capital services and project reserves.

3) As per the determinations of the FREP, Capital Stage has retroactively reduced all depreciation periods for the intangible assets from purchase price allocations (electricity feed-in contracts) to the corresponding remaining term of the legally regulated subsidy. The cumulative effect on earnings, including deferred taxes for the years of 2010 to 2014, amounted to TEUR 2,045. Altogether, this effect is insignificant and has already been accounted for on a current account basis in the consolidated financial statements for the 2015 financial year. This additionally results in an effect on earnings, including deferred taxes for the 2015 financial year, in the amount of TEUR 3,000. In this context, the reader is referred to the figures in chapter 2.

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Solarpark Manor Farm

On 14 March 2016, Capital Stage acquired 100 per cent of the shares in a solar park near the town of Horton in the United Kingdom. The solar park has a production capacity of almost 5 MWp and was connected to the grid in December 2015. The seller of the solar park is the project developer F&S solar concept, which is headquartered in Euskirchen, Germany. Capital Stage expects the park to make revenue contributions of approximately TGBP 500 (approx. TEUR 650) from its first year of full operation onwards. The park has a long-term power purchase agreement with the internationally active Danish energy-trading company Neas Energy. The total investment volume is around EUR 6 million.

There were no other significant events after the end of the financial year.

11. Related-party disclosures

Pursuant to IAS 24, Capital Stage AG also reports on business transactions with related parties and their family members. Related parties are defined as the Management Board, the Supervisory Board and their family members as per IAS 24.

During the financial year concluded, rental contracts at arm’s-length terms existed with Albert Büll, Dr Cornelius Liedtke in GbR Holzhafen for office space and car parking spaces for Capital Stage AG. As of the reporting date, rental contracts at arm’s-length terms exist with B&L Holzhafen West GmbH & Co. KG for office space for Capital Stage AG.

During the period from August to October 2015, there was a consulting contract at arm’s-length terms with Professor Dr Klaus-Dieter Maubach, who became CEO of the Group in November 2015.

As of the reporting date, there were no outstanding balances from transactions with related parties.

12. Earnings per share

The weighted average number of ordinary shares used in calculating the diluted earnings per share was calculated as following from the weighted average number of ordinary shares used in calculating the basic earnings per share:

TEUR	31.12.2015	31.12.2014

Weighted average number of shares used to calculate basic earnings per share	74,545,502	72,017,994
Shares assumed to have been issued for no consideration:
Employee options	69,467	127,768
Weighted average number of shares used to calculate basic diluted earnings per share	74,614.969	72,145,762
Earnings per share from continuing operations, undiluted (EUR)	0.25	0.42
Earnings per share from discontinued operations, undiluted (EUR)	0.00	-0.07
Earnings per share from continuing operations, diluted (EUR)	0.25	0.42
Earnings per share from discontinued operations, diluted (EUR)	0.00	-0.07

The decline in earnings per share (IFRS) during the reporting year can be chiefly attributed to the following two non-cash effects:

1. A correction of depreciation on electricity feed-in contracts from the financial years from 2010 to 2014 was carried out in the current financial year (see chapter 2).

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2. Compared to the previous year, lower negative difference amounts were realised in total from the purchase price allocations.

13. Management Board

Since 1 November 2015, Professor Dr Klaus-Dieter Maubach has been the chief executive officer (CEO) of Capital Stage AG.

Mr Felix Goedhart served as the CEO of Capital Stage AG until 31 October 2015.

In addition to Professor Dr Klaus-Dieter Maubach, Dr Christoph Husmann (CFO) serves as the second member of the Capital Stage AG Management Board in Hamburg.

Details of their membership in other supervisory and advisory boards:

Prof Dr Klaus-Dieter Maubach

ABB Deutschland AG, Mannheim, supervisory board member

Klöpfer & Königer GmbH & Co. KG, Garching, supervisory board chairman

SUMTEQ GmbH, Cologne, advisory board member

DTB GmbH, Cologne, advisory board chairman

To create long-term incentives, Dr Husmann (Management Board member) is granted share options under the share option programme. Additionally, Mr Felix Goedhart (CEO until 31 October 2015) received share options from share option programmes. These were adopted in 2007 and 2012 by the Annual General Meeting. The AOP 2007 share option programme was completely satisfied in the 2012 financial year. Since 2013, options have been granted as part of the share option programme AOP 2012. The subscription rights attached to the share options may only be exercised after a vesting period of four years. The subscription price (exercise price) for both programmes is the arithmetic mean of the closing price of Capital Stage AG shares in Xetra trading on the Frankfurt Stock Exchange (or a comparable successor system) on the last five trading days preceding the date on which the options are granted. A condition for the exercise of subscription rights is that the performance target has been met. To reach the performance target for AOP 2012, the price of shares in Capital Stage AG in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange must exceed the exercise price by at least 30 per cent during the ten trading days preceding the date on which the subscription rights are exercised. The applicable exercise period is deemed to be the period in which the relevant subscription rights may first be exercised, the performance target having been reached or exceeded.

Management Board members receive a gross annual salary for their services. Dr Husmann also receives an annual performance-related bonus. The annual bonus for the previous financial year is determined by the Supervisory Board, taking the Company’s earnings and financial position as well as Dr Husmann’s personal performance into account. The annual bonus becomes due for payment immediately after the Supervisory Board meeting in which the corresponding annual financial statements are approved and the bonus is fixed. The annual bonus for Mr Felix Goedhart, who withdrew from the Company in the 2015 financial year, was three per cent of the consolidated profit for the year. Gross annual salary and annual bonus together (excluding other benefits) should not exceed TEUR 800.

In the event of a change of control or a non-cash capital increase that leads to a material change in the group of shareholders, CEO Prof. Dr Klaus-Dieter Maubach has the right to resign from office giving one month’s notice with effect from the end of a month and to terminate his employment contract with effect from the same date. The company also has a special termination right. A change of control takes place when a third party or persons acting in concert within the meaning of section 2 paragraph 5 WpÜG hold at least 30% of the voting rights within the meaning of section 29 paragraph 2WpÜG through the acquisition of shares or otherwise. A non-cash capital increase leading to a material change in the group of shareholders takes place when new shares representing at least 25% of the company’s share capital at the time of the issue of the new shares are issued to one or several shareholders in return for a non-cash contribution. If Prof Dr Klaus-Dieter Maubach or the company exercise their special termination right, Prof Dr Klaus-Dieter Maubach is entitled to a severance payment that is equivalent to the remuneration of six months.

No substantially different contractually agreed compensation payments will be made in case employment of the Management Board members is terminated.

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Remuneration for Management Board members during 2015 came to TEUR 1,861 (previous year: TEUR 1,531). This amount breaks down as follows:

Remuneration granted all amounts in EUR	Professor Dr Klaus-Dieter Maubach – CEO Joined: 01.11.2015

	2014	2015	2015 (min.)	2015 (max.)
Annual salary	-	140,000.00	140,000.00	140,000.00
Other benefits	-	7,065.41	7,065.41	7,065.41
Total	-	147,065.41	147,065.41	147,065.41
Short-term variable remuneration	-	–	–	–
Long-term variable remuneration	-	–	–	–
Total	-	–	–	–
Retirement benefit expenses	-	–	–	–
Total remuneration	-	147,065.41	147,065.41	147,065.41

Remuneration granted all amounts in EUR	Dr Christoph Husmann – CFO Joined: 01.10.2014

	2014	2015	2015 (min.)	2015 (max.)
Annual salary	75,000.00	300,000.00	300,000.00	300,000.00
Other benefits	1,968.33	7,873.32	7,873.32	7,873.32
Total	76,968.33	307,873.32	307,873.32	307,873.32
Short-term variable remuneration	100,000.00	400,000.00	0.00	400,000.00
Long-term variable remuneration	–	–	–	–
Total	100,000.00	400,000.00	0.00	400,000.00
Retirement benefit expenses	–	–	–	–
Total remuneration	176,968.33	707,873.32	307,873.32	707,873.32

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Remuneration granted all amounts in EUR	Felix Goedhart – CEO Joined: 01.10.2006 | Left: 31.10.2015

	2014	2015	2015 (min.)	2015 (max.)
Annual salary	320,000.00	266,666.70	266,666.70	266,666.70
Other benefits	23,653.68	19,711.40	19,711.40	19,711.40
Total	343,653.68	286,378.10	286,378.10	286,378.10
Short-term variable remuneration	480,000.00	400,000.00	0.00	400,000.00
Long-term variable remuneration	–	–
Total	480,000.00	400,000.00	0.00	400,000.00
Retirement benefit expenses	–	–
Benefits associated with termination of the employment contract	-	320,000.00	-	-
Total remuneration	823,653.68	1,006,378.10	286,378.10	686,378.10

Renumeration in connection with the termination of the management contract

Inflow all amounts in EUR	Prof Dr Klaus-Dieter Maubach CEO Joined: 01.11.2015		Dr Christoph Husmann CFO Joined: 01.10.2014		Felix Goedhart CEO Joined: 01.10.2006 Left: 31.10.2015

	2015	2014	2015	2014	2015	2014
Annual salary	0.00	–	300,000.00	75,000.00	266,666.70	320,000.00
Other benefits	7,065.41	–	7,873.32	1,968.33	19,711.40	23,653.68
Total	7,065.41	–	307,873.32	76,968.33	286,378.10	343,653.68
Short-term variable remuneration	–	–	100,000.00	0.00	880,000.00	421,309.83
Long-term variable remuneration	–	–	–	–	–	–
Total	–	–	100,000.00	0.00	880,000.00	421,309.83
Retirement benefit expenses	–	–	–	–	–	–
Benefits associated with termination of the employment contract					320,000.00
Total remuneration	7,065.41	–	407,873.32	76,968.33	1,486,378.10	764,963.51

During the reporting year, payments in the amount of TEUR 320 were made in connection with the ending of Mr Felix Goedhart’s employment contract.

The fixed salary is the fixed annual salary paid to the members of the Management Board. Other benefits consist of a company car, employer’s contributions to private health insurance and other benefits. The bonus is shown as short-term variable remuneration.

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14. Supervisory Board

Chairman	Dr Manfred Krüper, selbständiger Unternehmensberater, Essen
Deputy chairman	Alexander Stuhlmann, selbständiger Unternehmensberater, Hamburg
Other members

Dr Cornelius Liedtke, a partner in the Büll & Liedtke Group, Hamburg

Albert Büll, a partner in the Büll & Liedtke Group, Hamburg

Dr Jörn Kreke, entrepreneur, Hagen

Professor Dr Fritz Vahrenholt, independent management consultant, Hamburg

Disclosures on membership in other supervisory and advisory boards:

Dr Manfred Krüper

Coal & Minerals GmbH, Düsseldorf, supervisory board chairman until December 2015

Power Plus Communication GmbH, Mannheim, supervisory board chairman

Odewald & Cie, Berlin, advisory board member

EQT Partners Beteiligungsberatung GmbH, Munich, senior advisor

EEW Energy from Waste GmbH, Helmstedt, supervisory board member

Alexander Stuhlmann

alstria office REIT-AG, Hamburg, supervisory board chairman

Euro-Aviation Versicherungs-AG, Hamburg, supervisory board chairman

HCI Capital AG, Hamburg, supervisory board chairman

Deutsche Office AG, Cologne, supervisory board member since 4 November 2015

GEV Gesellschaft für Entwicklung und Vermaktung AG, Hamburg, supervisory board chairman

FRANK Beteiligungsgesellschaft mbH, Hamburg, advisory board chairman

Siedlungsbaugesellschaft Hermann und Paul Frank mbH & Co. KG, Hamburg, advisory board chairman

HASPA Finanzholding, Hamburg, member of the board of trustees

Dr Cornelius Liedtke	GL Aktiengesellschaft, Hamburg, supervisory board member BRUSS Sealing Systems GmbH, Hoisdorf, advisory board member (formerly: Dichtungstechnik G. BRUSS GmbH & Co. KG, Hoisdorf)

Albert Büll

Verwaltung URBANA Energietechnik AG, Hamburg, supervisory board member

Verwaltung Kalorimeta AG & Co. KG, Hamburg, supervisory board member

Kalorimeta AG & Co. KG, Hamburg, advisory board chairman

URBANA Energietechnik AG & Co. KG, Hamburg, advisory board chairman

BRUSS Sealing Systems GmbH, Hoisdorf, advisory board member (formerly:

Dichtungstechnik G. BRUSS GmbH & Co. KG, Hoisdorf)

Dr Dr h.c. Jörn Kreke

Douglas Holding AG, Hagen, Westphalia, supervisory board honorary chairman

Kalorimeta AG & Co. KG, Hamburg, advisory board member

URBANA Energiedienste GmbH, Hamburg, supervisory board member

URBANA Energietechnik GmbH & Co. KG, Hamburg, advisory board member

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Professor Dr Fritz Vahrenholt

Aurubis AG, Hamburg, supervisory board member

Putz & Partner Unternehmensberatungs AG, Hamburg, supervisory board member

Körber-Stiftung, Hamburg, foundation board member until December 2015

Fraunhofer-Gesellschaft zur Förderung der angewandten Forschung e.V., Munich,

member of the senate until December 2015

Bilfinger Venture Capital GmbH, Mannheim, advisory board member

Innogy Venture Capital GmbH, Essen, investment committee chairman

Supervisory Board fees

The Supervisory Board chairperson receives fixed remuneration in the amount of EUR 50,000; the deputy chairperson receives EUR 37,500. The other members of the Supervisory Board are entitled to fixed remuneration in the amount of EUR 25,000. Additionally, the chairpersons of committees receive remuneration of EUR 15,000 and other members of these committees receive EUR 10,000.

in EUR	Supervisory Board remuneration		Remuneration for committee participation		Total
	2015	2014	2015	2014	2015	2014

Dr Manfred Krüper	50,000	50,000	25,000	15,000	75,000	65,000
Alexander Stuhlmann	37,500	37,500	25,000	10,000	62,500	47,500
Dr Cornelius Liedtke	25,000	25,000	–	–	25,000	25,000
Albert Büll	25,000	25,000	10,000	10,000	35,000	35,000
Dr Jörn Kreke	25,000	25,000	–	–	25,000	25,000
Professor Dr Fritz Vahrenholt	25,000	25,000	10,000	–	35,000	25,000
Total	187,500	187,500	70,000	35,000	257,500	222,500

The declaration of conformity with the Corporate Governance Code pursuant to section 161 of the AktG has been made and is permanently available for inspection by shareholders on the Company website.

16. Auditor’s fee

The fee charged by the auditors for their services up to 31 December 2015 was TEUR 152. In addition to the audit of the financial statements mentioned above, further expenses of TEUR 21 are recognised in the financial statements for other certification services provided by the auditors.

17. Full ownership list pursuant to section 313, paragraph 2 of the HGB

As of 31 December 2015, the Group is comprised of Capital Stage AG and the following fully consolidated entities:

Name and location of the company	% share
Alameda S.r.l., Bolzano, Italy	100
ARSAC 4 S.A.S., Paris, France	100
ARSAC 7 S.A.S., Paris, France	100
Asperg Erste Solar GmbH, Halle (Saale), Germany	100
Asperg Fünfte Solar GmbH, Halle (Saale), Germany	100
Asperg Sechste Solar GmbH, Halle (Saale), Germany	100

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Asperg Zweite Solar GmbH, Halle (Saale), Germany	100
Blestium Ltd., London, United Kingdom4)	100
BOREAS Windfeld Greußen GmbH & Co. KG, Greußen, Germany	71,4
Bypass Nurseries LSPV Ltd., London, United Kingdom4)	100
Capital Stage Biscaya Beteiligungs GmbH, Hamburg, Germany	100
Capital Stage Caddington Ltd., London, United Kingdom3)	100
Capital Stage France Beteiligungsgesellschaft mbH, Reußenköge, Germany	100
Capital Stage Göttingen Photovoltaik GmbH, Hamburg, Germany	100
Capital Stage Hall Farm Ltd., Edinburgh, United Kingdom 8)	100
Capital Stage Solar IPP GmbH, Hamburg, Germany 1)	100
Capital Stage Solar Service GmbH, Halle (Saale), Germany	100
Capital Stage Tonedale 1 Ltd., Exeter, United Kingdom 12)	100
Capital Stage Tonedale 2 Ltd., Exeter, United Kingdom 12)	100
Capital Stage Tonedale LLP, Exeter, United Kingdom 13)	100
Capital Stage Venezia Beteiligungs GmbH, Hamburg 2)	100
Capital Stage Wind Beteiligungs GmbH, Hamburg, Germany 6)	100
Capital Stage Wind IPP GmbH, Hamburg, Germany	100
Casette S.r.l., Bolzano, Italy	100
Centrale Fotovoltaica Camporota S.r.l., Bolzano, Italy 9)	100
Centrale Fotovoltaica Santa Maria in Piana S.r.l., Bolzano, Italy 9)	100
Centrale Fotovoltaica Treia 1 S.a.s. di Progetto Marche S.r.l., Bolzano, Italy 9)	100
Centrale Photovoltaique SauS 06 SARL, Pérols, France	85
Clawdd Ddu Farm Ltd., London, United Kingdom 4)	100
Communal le Court S.A.S., Paris, France	100
CPV Bach SARL, Pérols, France 7)	90,08
CPV Entoublanc SARL, Pérols, France 7)	90,08
CPV Labecede SARL, Pérols, France 7)	90,08
CPV Sun 20 SARL, Pérols, France 7)	90,08
CPV Sun 21 SARL, Pérols, France 7)	90,08
CPV Sun 24 SARL, Pérols, France 7)	90,08
CS Solarpark Bad Endbach GmbH, Halle (Saale), Germany	100
CSG IPP GmbH, Hamburg, Germany	100

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Name and location of the company	% share
DE Stern 10 S.r.l., Bolzano, Italy	100
Énergie Solaire Biscaya S.A.S., Paris, France	100
Energiekontor Windstrom GmbH & Co. UW Lunestedt KG, Bremerhaven, Germany 15)	100
Energiepark Lunestedt GmbH & Co. WP HEE KG, Bremerhaven, Germany 15)	100
Energiepark Lunestedt GmbH & Co. WP LUN KG, Bremerhaven, Germany 15)	100
Fano Solar 1 S.r.l., Bolzano, Italy	100
Fano Solar 2 S.r.l., Bolzano, Italy	100
Foxburrow Farm Solar Farm Ltd., London, United Kingdom 5)	100
GE.FIN Energy Oria Division S.r.l., Bolzano, Italy 9)	100
GlenSolar IQ Ltd., London, United Kingdom 4)	100
Grid Essence UK Ltd., London, United Kingdom 4)	100
Haut Lande SARL, Paris, France	100
IOW Solar Ltd., London, United Kingdom 4)	100
Krumbach Photovoltaik GmbH, Halle (Saale), Germany	100
Krumbach Zwei Photovoltaik GmbH, Halle (Saale), Germany	100
La Gouardoune Centrale Solaire SARL, Paris, France	100
Labraise Sud SARL, Paris, France	100
Lagravette S.A.S., Paris, France	100
Le Communal Est Ouest SARL, Paris, France	100
MonSolar IQ Ltd., London, United Kingdom 4)	100
MTS4 S.r.l., Bolzano, Italy	100
Notaresco Solar S.r.l., Bolzano, Italy	100
Oetzi S.r.l., Bolzano, Italy	100
Parco Eolico Monte Vitalba S.r.l., Bolzano, Italy	85
Pfeffenhausen-Egglhausen Photovoltaik GmbH, Halle (Saale), Germany	100
Polesine Energy 1 S.r.l., Bolzano, Italy	100
Polesine Energy 2 S.r.l., Bolzano, Italy	100
Progetto Marche S.r.l., Bolzano, Italy 9)	100
Sant’ Omero Solar S.r.l., Bolzano, Italy	100
Société Centrale Photovoltaïque d’Avon les Roches S.A.S., Paris, France	100
Solaire Ille SARL, Pérols, France	85
Solar Energy S.r.l., Bolzano, Italy	100
Solar Farm FC1 S.r.l., Bolzano, Italy	100
Solar Farm FC3 S.r.l., Bolzano, Italy	100
Solarpark Bad Harzburg GmbH, Halle (Saale), Germany	100
Solarpark Brandenburg (Havel) GmbH, Halle (Saale), Germany	51
Solarpark Glebitzsch GmbH, Halle (Saale), Germany	100

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Name and location of the company	% share

Solarpark Golpa GmbH & Co. KG, Reußenköge, Germany 10)	100
Solarpark Lettewitz GmbH, Halle (Saale), Germany	100
Solarpark Lochau GmbH, Halle (Saale), Germany	100
Solarpark Neuhausen GmbH, Halle (Saale), Germany	100
Solarpark PVA GmbH, Halle (Saale), Germany	100
Solarpark Ramin GmbH, Halle (Saale), Germany	100
Solarpark Rassnitz GmbH, Halle (Saale), Germany	100
Solarpark Roitzsch GmbH, Halle (Saale), Germany	100
Sowerby Lodge Ltd., Exeter, United Kingdom 14)	100
SP 07 S.r.l., Bolzano, Italy 2)	100
SP 09 S.r.l., Bolzano, Italy 2)	100
SP 10 S.r.l., Bolzano, Italy 2)	100
SP 11 S.r.l., Bolzano, Italy 2)	100
SP 13 S.r.l., Bolzano, Italy 2)	100
SP 14 S.r.l., Bolzano, Italy 2)	100
Treia 1 Holding S.r.l., Bolzano, Italy 9)	100
Trequite Farm Ltd., London, United Kingdom 4)	100
Trewidland Farm Ltd., London, United Kingdom 4)	100
Vallone S.r.l., Bolzano, Italy	100
Windkraft Kirchheilingen IV GmbH & Co. KG, Kirchheilingen, Germany	50,99
Windkraft Olbersleben II GmbH & Co. KG, Olbersleben, Germany	74,9
Windkraft Sohland GmbH & Co. KG, Reichenbach, Germany	74,3
Windpark Dahme-Wahlsdorf 3 GmbH & Co. KG, Schönefeld, Germany 11)	100
Windpark Gauaschach GmbH, Hamburg, Germany	100
1.	Solarparks Asperg GmbH is no longer shown separately in the group of consolidated companies because it was merged retroactively with Capital Stage Solar IPP GmbH as of 1 January 2015.
2.	Acquisition by CSG IPP GmbH – closing on 11 February 2015
3.	Acquisition by CSG IPP GmbH – closing on 8 April 2015
4.	Acquisition by CSG IPP GmbH – closing on 21 April 2015
5.	Acquisition by Capital Stage AG – closing on 21 April 2015
6.	Establishment by Capital Stage Wind IPP GmbH on 8 May 2015
7.	Acquisition by Capital Stage AG – closing on 20 May 2015
8.	Acquisition by CSG IPP GmbH – closing on 16 July 2015
9.	Acquisition by CSG IPP GmbH – closing on 23 July 2015
10.	Acquisition by CSG IPP GmbH – closing on 13 August 2015
11.	Acquisition by Capital Stage Wind IPP GmbH – closing on 21 October 2015
12.	Establishment by Capital Stage AG on 28 October 2015
13.	Acquisition by Capital Stage Tonedale 1 Ltd. and Capital Stage Tonedale 2 Ltd. – closing on 4 November 2015
14.	Acquisition by Capital Stage AG – closing on 4 December 2015

15. Acquisition by Capital Stage Wind IPP GmbH – closing on 14 December 2015

The equity interests are equal to the share of voting rights.

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18. Notification requirements

During the period from 1 January 2015 to 31 March 2016, Capital Stage AG received the following disclosures pursuant to section 21, paragraph 1 or paragraph 1a of the WpHG.

Pursuant to section 21, paragraph 1 of the WpHG, Capital Stage AG, Hamburg, Germany, was notified in a letter dated 13 January 2015 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by ETHENEA Independent Investors S.A., Munsbach, Luxembourg, on 13 January 2015 exceeded the threshold of three per cent, on that date amounting to 3.34 per cent (2,465,000 voting rights).

Furthermore, pursuant to section 21, paragraph 1 of the WpHG, Capital Stage AG, Hamburg, Germany, was notified in a letter dated 29 April 2015 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by ETHENEA Independent Investors S.A., Munsbach, Luxembourg, on 28 April 2015 fell below the threshold of three per cent, on that date amounting to 2.98 per cent (2,205,000 voting rights).

Additionally, pursuant to section 21, paragraph 1 of the WpHG, Capital Stage AG, Hamburg, Germany, was notified in a letter dated 25 June 2015 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Dr. Liedtke Vermögensverwaltung GmbH, Hamburg, Germany, on 23 June 2015 exceeded the threshold of ten per cent, on that date amounting to 10.10 per cent (7,467,351 voting rights).

Additionally, pursuant to section 21, paragraph 1 of the WpHG, Capital Stage AG, Hamburg, Germany, was notified in a letter dated 04 September 2015 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Lobelia Beteiligungs GmbH, Grünwald, Germany, on 1 September 2015 exceeded the threshold of three per cent, on that date amounting to 3.759 per cent (2,832,269 voting rights).

Capital Stage AG, Hamburg, Germany, was also notified on 4 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Jörn Kreke Holding KG, Hagen, Germany, exceeded the three per cent threshold on 1 September 2015 and amounted to 3.759 per cent of the voting rights (2,832,269 voting rights), with 3.759 per cent of the voting rights (2,832,269 voting rights) being attributed to Jörn Kreke Holding KG pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG.

Attributed voting rights were held by the following controlled company, whose share of the voting rights in Capital Stage AG comprises three per cent or more: Lobelia Beteiligungs GmbH, Grünwald, Germany.

Capital Stage AG, Hamburg, Germany, was also notified on 4 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Dr Jörn Kreke, Germany, exceeded the three per cent threshold on 1 September 2015 and amounted to 3.759 per cent of the voting rights (2,832,269 voting rights), with 3.759 per cent of the voting rights (2,832,269 voting rights) being attributed to Dr Jörn Kreke, Germany, pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG.

Attributed voting rights were held by the following companies controlled by Dr Jörn Kreke, Germany, each of whose shares of the voting rights in Capital Stage AG comprises three per cent or more: Jörn Kreke Holding KG, Hagen, Germany; Lobelia Beteiligungs GmbH, Grünwald, Germany.

Capital Stage AG, Hamburg, Germany, was also notified on 4 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Dr Henning Kreke, Germany, exceeded the three per cent threshold on 1 September 2015 and amounted to 3.759 per cent of the voting rights (2,832,269 voting rights), with 3.759 per cent of the voting rights (2,832,269 voting rights) being attributed to Dr Henning Kreke, Germany, pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG.

Attributed voting rights were held by the following companies controlled by Dr Henning Kreke, Germany, each of whose shares of the voting rights in Capital Stage AG comprises three per cent or more: Jörn Kreke Holding KG, Hagen, Germany; Lobelia Beteiligungs GmbH, Grünwald, Germany.

Capital Stage AG, Hamburg, Germany, was also notified on 7 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by AMCO Service GmbH, Hamburg, Germany, exceeded the 25 per cent threshold on 3 September 2015 and amounted to 26.94 per cent of the voting rights (20,298,399 voting rights), with 6.52 per cent of the voting rights (4,909,124 voting rights) being attributed to AMCO Service GmbH, Hamburg, Germany, pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG. These included voting rights of Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, whose share of the voting rights in Capital Stage AG amounted to three per cent or more.

Capital Stage AG, Hamburg, Germany, was also notified on 7 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, exceeded the 10, 15, 20 and 25 per cent thresh-olds on 3 September 2015 and amounted to 26.94 per cent of the voting rights (20,298,399 voting rights), with 20.43 per cent of the voting rights (15,389,275 voting rights) being attributed to Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG. These included voting rights of AMCO Service GmbH, Hamburg, Germany, whose share of the voting rights in Capital Stage AG amounted to three per cent or more.

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Capital Stage AG, Hamburg, Germany, was also notified on 9 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, exceeded the 10, 15, 20 and 25 per cent thresholds on 3 September 2015 and amounted to 26.94 per cent of the voting rights (20,298,399 voting rights), with 26.94 per cent of the voting rights (4,909,124 voting rights) being attributed to Albert Büll Holding GmbH & Co. KG pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG. Pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG, a total of 6.52 per cent of the voting rights (4,909,124 voting rights) were attributed to Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, and 20.43 per cent of the voting rights (15,389,275 voting rights) were attributed to Albert Büll Holding GmbH & Co. KG from – pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG – AMCO Service GmbH, Hamburg, Germany.

Capital Stage AG, Hamburg, Germany, was also notified on 9 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll GmbH, Hamburg, Germany, exceeded the 10, 15, 20 and 25 per cent thresholds on 3 September 2015 and amounted to 26.94 per cent of the voting rights (20,298,399 voting rights), with 26.94 per cent of the voting rights (20,298,399 voting rights) being attributed to Albert Büll GmbH pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG. Of those – pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG – a total of 6.52 per cent of the voting rights (4,909,124 voting rights) were attributed to Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, from Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, and 20.43 per cent of the voting rights (15,389,275 voting rights) were attributed to Albert Büll Holding GmbH & Co. KG from – pursuant to section 22, paragraph 2 of the WpHG – AMCO Service GmbH, Hamburg, Germany.

Furthermore, Capital Stage AG, Hamburg, Germany, was notified on 7 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of voting rights in Capital Stage AG, Hamburg, Germany, held by Mr Albert Büll, Germany, fell below the threshold of five and three per cent on 3 September 2015 and amounted to zero per cent (0 voting rights).

Capital Stage AG, Hamburg, Germany, was also notified on 7 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, exceeded the 10, 15, 20 and 25 per cent thresholds on 3 September 2015 and amounted to 26.94 per cent of the voting rights (20,298,399 voting rights), with 20.43 per cent of the voting rights (15,389,275 voting rights) being attributed to Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG. These included voting rights of AMCO Service GmbH, Hamburg, Germany, whose share of the voting rights in Capital Stage AG amounted to three per cent or more.

Capital Stage AG, Hamburg, Germany, was also notified on 21 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Dr Jörn Kreke, Germany, exceeded the five per cent threshold on 18 September 2015 and amounted to 5.010 per cent of the voting rights (3,774,769 voting rights), with 5.010 per cent of the voting rights (3,774,769 voting rights) being attributed to Dr Jörn Kreke, Germany, pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG.

Attributed voting rights were held by the following companies controlled by Dr Jörn Kreke, Germany, each of whose shares of the voting rights in Capital Stage AG comprises three per cent or more: Lobelia Beteiligungs GmbH, Grünwald, Germany; Jörn Kreke Holding KG, Hagen, Germany.

Furthermore, Capital Stage AG, Hamburg, Germany, was notified on 21 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of voting rights in Capital Stage AG, Hamburg, Germany, held by Dr Henning Kreke, Germany, exceeded the threshold of five per cent on 18 September 2015 and amounted to 5.010 per cent (3,774,769 voting rights). Of those, 5.010 per cent (3,774,769 voting rights) are attributable to Dr Henning Kreke pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG. Attributed

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voting rights were held by the following controlled companies, each of whose shares of the voting rights in Capital Stage AG comprised three per cent or more: Lobelia Beteiligungs GmbH, Grünwald, Germany; Jörn Kreke Holding KG, Hagen, Germany; Kreke Immobilien KG, Hagen, Germany.

Apart from the following notifications from the previous years, the company did not receive any further notifications pursuant to section 21, paragraph 1 or paragraph 1a of the WpHG:

Capital Stage AG, Hamburg, Germany, was notified on 22 August 2011 pursuant to section 21 paragraph 1 WpHG, that the share of voting rights in Capital Stage AG (WKN 609 500), Hamburg, Germany, held by Blue Elephant Venture GmbH, Pöcking, Germany, surpassed the threshold of 5 % on 12 Juli 2011 and amounted to 7.40% of the voting rights (2,562,500 voting shares).

Furthermore, Capital Stage AG, Hamburg, Germany, was notified by Dr Peter-Alexander Wacker, Germany, pursuant to section 21 paragraph 1 WpHG, that his share of voting rights in Capital Stage AG (WKN 609 500), Hamburg, Germany, surpassed the threshold of 5 % on 12 Juli 2011 and amounted to 7.40% of the voting rights (2,562,500 voting shares), with 7.40 per cent of the voting rights (2,562,500 voting shares) being attributed to Dr Peter-Alexander Wacker, Germany, pursuant to section 22, paragraph 1, sentence 1, no. 1 of the WpHG from the Blue Elephant Venture GmbH.

Hamburg, 31 March 2016

Prof Dr Klaus-Dieter Maubach

Dr Christoph Husmann

19. Approval for submission to the Supervisory Board

The consolidated financial statements as of 31 December 2015 were approved by the Management Board for submission to the Supervisory Board on 31 March 2016.

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20. Consolidated statement of changes in fixed assets

in TEUR	Other intangible asstes	Electricity feed-in contracts/project rights	Goodwill
Cost of acquisition
As of 1 January 1 2014	950	98,860	6,827
Additions	54	0	0
Changes in scope of consolidation	22	66,759	0
Disposals	0	0	0
Change in fair value measurement	0	0	0
Reclassification as 'held for sale'	0	0	0
Transfers	0	0	0
Currency translations	0	0	0
As of 31 December 2014	1,026	165,619	6,827
Depreciations and amortization
As of 1 January 2014	210	8,174	0
Additions	118	12,718	4,204
Disposals	0	0	0
Change in fair value measurement / impairment	0	0	0
Reclassification as 'held for sale'	0	0	0
Currency translations	0	0	0
As of 31 December 2014	328	20,892	4,204
Book value 31 December 2012	421	68,902	6,888
Book value 31 December 2013	740	90,686	6,827
Book value 31 December 2014	698	144,727	2,623
Cost of acquisition
As of 1 January 1 2015	1,026	165,619	6,827
Additions	92	465	0
Changes in scope of consolidation	151	45,710	6,347
Disposals	0	-1,083	0
Reclassification as 'held for sale'	0	0	0
Transfers	-562	0	0
Currency translations	0	365	0
As of 31 December 2015	707	211,076	13,174
Depreciations and amortization
As of 1 January 1 2015	328	20,892	4,204
Additions	175	14,268	652
Changes in scope of consolidation	-1	0	957
Disposals	0	0	0
Reclassification as 'held for sale'	0	0	0
Transfers	-118	0	0
Currency translations	0	-11	0
As of 31 December 2015	384	35,149	5,813
Book value 31 December 2013	740	90,686	6,827
Book value 31 December 2014	698	144,727	2,623
Book value 31 December 2015	323	175,927	7,361

F-79

Other property, plant and equipment	Assets under construction	Power generating systems	Financial assets	Total

855	9	448,689	18,461	574,651
211	37,656	207	0	38,128
0	742	250,656	0	318,179
-11	0	0	-17,882	-17,893
0	0	0	0	0
0	0	-614	0	-614
0	-11,992	11,992	0	0
8	0	0	0	8
1,063	26,415	710,930	579	912,459

447	0	40,986	10,676	60,493
118	0	21,765	0	38,923
0	0	0	-10,103	-10,103
0	0	0	0	0
0	0	-562	0	-562
6	0	0	0	6
571	0	62,189	573	88,757
504	1,794	314,829	3,049	396,387
408	9	407,703	7,785	514,158
492	26,415	648,741	6	823,702

1,063	26,415	710,930	579	912,459
248	5,526	13,518	10	19,859
-397	17,673	278,170	0	347,654
-8	-2	-725	-588	-2,406
0	0	0	0	0
5	-37,881	38,438	0	0
0	0	478	0	843
911	11,731	1,040.809	1	1,278.409

571	0	62,189	573	88,757
126	0	32,667	0	47,888
-306	0	0	0	650
0	0	0	-573	-573
0	0	0	0	0
0	0	118	0	0
0	0	-10	0	-21
391	0	94,964	0	136,701
408	9	407,703	7.785	514,158
492	26,415	648,741	6	823,702
520	11,731	945,845	1	1,141.708

F-80

21. Consolidated segment reporting
for the consolidated statement of comprehensive income from 1 January to 31 December 2015 (from 1 January to 31 December 2014)

in TEUR	Administration	PV Parks	PV Services
Sales	176	101,186	3,507
(previous year adjusted)	661	64,083	2,858
Earnings before interest, taxes, depreciation and amortization (EBITDA)	-6,464	95,352	1,483
(previous year adjusted)	-4,307	80,408	1,147
Depreciation and amortization	-100	-40,324	-53
(previous year adjusted)	-97	-31,269	-37
Earnings before interest and taxes (EBIT)	-6,564	55,027	1,430
(previous year adjusted)	-4,404	49,140	1,110
Financial income	130	7,771	1,170
(previous year adjusted)	24,439	400	1
Financial expenses	-101	-38,154	-18
(previous year adjusted)	-186	-25,082	-9
Earnings before taxes on income (EBT)	-6,534	24,645	2,582
(previous year adjusted)	19,849	24,458	1,102
Taxes on income	2,211	-3,578	0
(previous year adjusted)	1,711	-130	10
Income from continuing operations	-4,323	21,067	2,582
(previous year adjusted)	21,559	24,329	1,113
Income from discontinued operations	-4,477	0	0
(previous year adjusted)	0	0	0
Earnings after taxes (EAT)	-8,800	21,067	2,582
(previous year adjusted)	21,559	24,329	1,113
Currency translation differences	-75	71	0
(previous year adjusted)	76	0	0
Cash flow hedges effective portion of changes in fair value	0	910	0
(previous year adjusted)	0	-4,100	0
Income tax attributable to items that may be reclassified to profit or loss	0	-264	0
(previous year adjusted)	0	1,189	0
Consolidated comprehensive income	-8,875	21,784	2,582
(previous year adjusted)	21,635	21,417	1,113
Earnings per share from continuing operations, basic	-0.06	0.27	0.03
(previous year adjusted)	0.29	0.33	0.02
Earnings per share from discontinued operations, basic	-0.06	0.00	0.00
(previous year adjusted)	0.00	0.00	0.00
Assets including financial investments	218,730	1,103.614	3,863
(previous year adjusted)	198,744	822,379	1,787
Capital expenditures (net)	-201	-62,291	-67
(previous year adjusted)	954	-90,643	-18
Debt	27,343	1,032.075	1,665
(previous year adjusted)	4,249	770,203	1,001

F-81

Windfarms	Financial investments	Reconciliation	Total
11,860	0	-3,928	112,802
7,571	0	-3,044	72,129
10,547	0	-470	100,448
8,932	0	0	86,180
-7,421	0	11	-47,888
-3,281	0	0	-34,683
3,126	0	-460	52,560
5,651	0	0	51,498
1,188	0	-8,537	1,722
141	0	-23,852	1,129
-3,871	0	7,256	-34,887
-2,555	0	4,314	-23,517
443	0	-1,741	19,395
3,237	0	-19,537	29,109
1,314	0	0	-52
409	0	0	2,000
1,757	0	-1,741	19,343
3,646	0	-19,537	31,110
0	4,341	50	-86
0	-5,126	72	-5,054
1,757	4,341	-1,691	19,257
3,646	-5,126	-19.466	26,055
0	206	0	201
0	-100	0	-24
0	0	0	910
0	0	0	-4,100
0	0	0	-264
0	0	0	1,189
1,757	4,546	-1,691	20,104
3,646	-5,226	-19,466	23,120
0.03	0.00	-0.02	0.25
0.05	0.00	-0.27	0.42
0.00	0.06	0.00	0.00
0.00	-0.07	0.00	-0.07
203,636	0	-211,316	1,318.527
117,015	8,361	-162,487	985,799
-23,758	-309	747	-85,879
-3,230	-12	-1,059	-94,008
189,798	0	-193,988	1,056.893
104,521	8,007	-145,661	742,320

F-82

Independent Auditors’ Report (translation)

We have audited the consolidated financial statements prepared by Capital Stage AG, Hamburg/Germany, – comprising the statement of comprehensive income, the balance sheet, the cash flow statement, the statement of changes in equity and the notes to the consolidated financial statements – and the combined management report on the parent Company and the Group for the year ended 31 December 2015. The preparation of the consolidated financial statements and the group management report in accordance with IFRS, as adopted by the European Union (EU), and the additional requirements of German commercial law pursuant Section 315a (1) Ger¬man Commercial Code HGB are the responsibility of the parent Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and on the group management report based on our audit.

We conducted our audit of the consolidated financial statements in accordance with Section 317 German Commercial Code (HGB) and German generally accepted standards for the audit of financial statements promulgated by the Institute of Public Auditors in Germany (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the consolidated financial statements in accordance with the appli¬cable financial reporting framework and in the group management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the group and expectations as to possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the consolidated financial statements and the group management report are examined primarily on a sample basis within the framework of the audit. The audit includes assessing the annual financial statements of those entities included in consolidation, the determination of entities to be included in consolidation, the accounting and consolidation principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements and the group management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, based on the findings of our audit, the con¬solidated financial statements of Capital Stage AG, Hamburg/Germany, comply with IFRS, as adopted by the EU, the additional requirements of German commercial law pursuant to Section 315a (1) German Commercial Code (HGB) and give a true and fair view of the net assets, financial position and results of operations of the group in accordance with these requirements. The group management report is consistent with the consolidated financial statements and as a whole provides a suit¬able view of the group’s position and suitably presents the opportunities and risks of future development.

Hamburg/Germany, 31 March 2016

Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

(Dinter)	(Wendlandt)
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

F-83

Consolidated financial statements of Capital Stage AG, Hamburg, according to International Financial Reporting Standards (IFRS)
as of 31 December 2014

F-84

Consolidated statement of comprehensive income
of Capital Stage AG for the period from 1 January to 31 December 2014 according to International Financial Reporting Standards (IFRS)

In TEUR	Notes	2014	2013
Sales	3.25; 4.1	77,826	56,991
Other income	4.2	32,210	14,981
Cost of Materials	4.3	-3,831	-6,463
Personnel expenses of which TEUR 65 (previous year: TEUR 60) in share-based remuneration	4.4	-6,591	-6,299
Other expenses	4.5	-14,324	-8,808
Earnings before interest, taxes, depreciation and amortization (EBITDA)		85,290	50,402
Depreciation or amortization	4.6	-38,923	-18,733
Earnings before interest and taxes (EBIT)		46,367	31,669
Financial income	4.7; 4.8	1,128	1,083
Financial expenses	4.7. 4.8	-23,640	-16,919
Earnings before taxes on income (EBT)		23,855	15,833
Taxes on income	4.9	2,200	-1,789
Consolidated profit for the year (EAT)		26,055	14,044
Items that may be reclassified to profit or loss
Currency translation differences	4.10	-24	53
Cash flow hedges - effective portion of changes in fair value	4.10	-4,100	0
Income tax attributable to items that may be reclassified to profit or loss	4.10	1,189	0
Consolidated comprehensive income		23,120	14,097
Consolidated profit for the year, of which attributable to:
Shareholders of Capital Stage AG		25,525	13,368
Non-controlling interests		530	676
Comprehensive income, of which attributable to:
Shareholders of Capital Stage AG		22,590	13,421
Non-controlling interests		530	676
Earnings per share	3.28
Average shares issued during reporting period (basic/diluted)		72,017,994/ 72,145,762	55,912,956/ 55,924,078
Earnings per share in EUR, basic		0.35	0.24
Earnings per share in EUR, diluted		0.35	0.24

F-85

Consolidated balance sheet
as of 31 December 2014 according to International Financial Reporting Standards (IFRS)

Assets in TEUR	Notes	31 December 2014	31 December 2013
Intangible assets	3.5; 5.1; 18	145,425	91,426
Goodwill	5.2; 18	2,623	6,827
Property, plant and equipment	3.6; 5.3; 18	675,648	408,120
Financial assets	3.7; 5.4; 18	6	7,785
Other accounts receivable	5.5	5,970	4,523
Deferred tax assets	3.19; 4.9	13,540	5,564
Non-current assets, total		843,212	524,245
Inventories	3.18; 5.6	1,926	2,055
Trade receivables	3.20; 5.7	9,341	4,517
Non-financial assets	3.21; 5.8	10,022	3,084
Other current receivables	3.21; 5.8	2,314	3,631
Cash and cash equivalents	3.22; 5.9	118,722	55,659
Non-current assets and disposal groups held for sale	3.23; 5.10	262	0
Total current assets		142,587	68,946
Total assets		985,799	593,191

Equity and liabilities in TEUR	Notes	31 December 2014	31 December 2013
Share capital		73,834	67,741
Capital reserve		100,802	85,680
Reserve for equity settled employee remuneration	3.26; 5.12	244	179
Other reserves		-3,041	-106
Distributable profit/loss		63,829	45,548
Non-controlling interests		7,811	8,359
Total equity	5.11	243,479	207,401
Liabilities to non-controlling interests	3.24; 5.13	11,996	4,027
Non-current financial liabilities	3.24; 5.13	578,256	286,145
Non-current leasing liabilities	3.27; 5.13	16,954	17,873
Provisions for restoration obligations	3.24; 5.13	5,566	2,752
Other non-current liabilities	3.24; 5.13	2,746	1,758
Deferred tax liabilities	3.19; 4.9	60,786	42,161
Total non-current liabilities		676,304	354,716
Tax provisions	3.24; 5.13	950	904
Current financial liabilites	3.24; 5.13	43,107	22,028
Current leasing liabilities	3.27; 5.13	920	888
Trade payables	3.24; 5.13	13,284	2,119
Other current debt	3.24; 5.13	7,755	5,135
Total current liabilities		66,016	31,074
Total equity and liabilities		985,799	593,191

F-86

Consolidated cash flow statement

of Capital Stage AG, Hamburg, for the period from 1 January to 31 December 2014

In TEUR	Notes	2014	2013
Net profit/loss for the period		26,055	14,044
Depreciation and amortization of fixed assets	4.6	38,923	18,733
Other non-cash expenses		327	192
Other non-cash income		-29,555	-14,345
Financial income	4.7. 4.8	-1,128	-1,083
Financial expenses	4.7. 4.8	23,640	16,919
Taxes on income (recognized in income statement)	4.9	-2,200	1,789
Taxes on income (cash effectcive)		-1,567	-398
Increase/decrease in other assets not attributable to investment or financing activities		1,373	2,043
Increase/decrease in other liabilities not attributable to investment or financing activities		38	-1,882
Dividends received		0	6
Cash flow from operating activities		55,906	36,018
Payments for the acquisition of consolidated companies less acquired cash	3.2	-49,561	-35,723
Payments for the acquisition of companies to be consolidated in the previous/following year		0	-9,948
Payments for investments in property, plant and equipment		-35,686	-500
Proceeds from disposals of tangible fixed assets		11	21
Payments for investments in intangible assets		-54	-173
Payments for investments in financial assets		0	-307
Cash flow from investment activities		-85,290	-46,630
Loans proceeds		140,049	2,738
Loan repayments		-38,327	-21,836
Interest received		247	625
Interest paid		-23,448	-12,649
Proceeds from capital increases		17,896	69,750
Payment for issue costs		-806	-2,216
Dividends paid		-4,197	-4,373
Cash flow from financing activities		91,404	32,039
Net change in cash and cash equivalents		62,020	21,427
Changes in cash due to exchange rate changes		6	-8
Cash and cash equivalents
As of 1 January 2014 (1 January 2013)	5.9	55,657	34,238
*As of 31 December 2014 (31 December 2013)	5.9	117,683	55,657

* The cash and cash equivalents include debt servicing and project reserves of TEUR 30,126 (previous year: TEUR 18,635) which serve as collateral fort he solar parks' lending banks and can only be used in agreement with the lending banks for the respective companies.

F-87

Capital Stage AG consolidated statement of changes in equity

In TEUR	Subscribed Capital	Capital reserve	Other reserves
As of 1 January 2013	48,400	37,666	-159
Consolidated comprehensive income for the period			53
Dividend paid
Income and expenses recorded directly in equity
Receipts from corporate actions	19,341	50,409
Issuance costs		-2,216
Withdrawal from retained earnings
Taxes on items recorded directly in equity		-179
As of 31 December 2013	67,741	85,680	-106
Consolidated comprehensive income for the period			-2,935
Dividend paid
Income and expenses recorded directly in equity
Receipts from corporate actions	6,093	15,928
Issuance costs		-806
As of December 2014	73,834	100,802	-3,041

Retained earnings	Reserve for equity-based employee remuneration	Distributable profit/loss	Non-controlling interests	Total
3,705	119	32,388	8,143	130,262
		13,368	676	14,097
		-3,913	-460	-4,373
	60			60
				69,750
				-2,216
-3,705		3,705		0
				-179
0	179	45,548	8,359	207,401
		25,525	530	23,120
		-7,244	-1,078	-8,322
	65			65
				22,021
				-806
0	244	63,829	7,811	243,479

F-88

Consolidated notes of Capital Stage AG, Hamburg, according to International Financial Reporting Standards (IFRS) to 31 December 2014

1. Company purpose

As defined in its Articles of Association, the business of Capital Stage AG comprises the independent operation of power generation facilities from renewable energy sources in Germany and abroad, by the company itself or by its subsidiaries.

Furthermore, the business of Capital Stage AG includes the provision of commercial, technical or other services not subject to regulation or authorization in connection with the acquisition, installation and operation of power generation facilities from renewable energy sources in Germany and abroad by the company itself or by its subsidiaries, and the acquisition, holding, management and sale of equity investments in companies.

The company is entitled to take any action and engage in any transactions that serve the company purpose. It may establish subsidiaries both in Germany and abroad, found other companies and acquire or invest in existing ones, as well as conclude inter-company agreements. It may purchase, use and transfer patents, trademarks, licences, distribution rights and other objects and rights. The purpose of subsidiaries and other financial investments may differ from the company purpose of Capital Stage AG as long as it is appropriate for the company’s business objectives.

2. The reporting company

Capital Stage AG and its affiliates are subject to the consolidated financial statements. A list of the consolidated entities is given in note 3.1.2.

The Group’s parent company Capital Stage AG was entered in the Company Register of Hamburg district court on 18 January 2002 with the register number HRB 63197. The company’s place of business is Große Elbstraße 45, 22767 Hamburg, Germany.

Intra-Group transactions are conducted on arm’s-length terms.

3. Significant accounting policies and consolidation principles

The consolidated balance sheet of Capital Stage AG, Hamburg, Germany has been prepared according to the International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (IASB), applying the going-concern principle in relation to all the consolidated entities.

In accordance with IAS 7, the cash flow statement has been prepared using the indirect method.

To improve clarity, various income statement and balance sheet items have been combined. These items are shown separately and explained in the notes. The income statement has been prepared according to the nature-of-expense method. The reporting currency as well as the functional currency for all consolidated companies is the euro, with the exceptions of Helvetic Energy GmbH and Calmatopo Holding AG, for whom the reporting currency is the Swiss franc. The figures in the notes are given in euros (EUR), thousands of euros (TEUR) or millions of euros.

The reporting date is 31 December 2014.

The consolidated financial statements apply the version of the IFRS in force as of the balance sheet date, as endorsed by the EU. The IFRS include standards newly issued by the International Accounting Standard Board (IASB), the International Accounting Standards (IAS), the interpretations of the International Financial Reporting Interpretations Committee (IFRIC) and the Standing Interpretations Committee (SIC). The provisions of section 315a of the German Commercial Code (Handelsgesetzbuch – HGB) were also applied.

F-89

In 2014, the Group applied the following new and revised IFRS standards and interpretations:

Obligatory as of 31 December 2014

New and amended standards		Application obligatory in financial years beginning on or after the date mentioned	Status EU- Endorsements (As at: 31.12.2014)
IFRS 10	New standard – Consolidated Financial Statements	01.01.2014	Adopted
IFRS 11	New standard – Joint Arrangements	01.01.2014	Adopted
IFRS 12	New standard – Disclosure of Interests in Other Entities	01.01.2014	Adopted
IAS 27	New standard – Separate Financial Statements	01.01.2014	Adopted
IAS 28	New standard – Investments in Associates and Joint Ventures	01.01.2014	Adopted
IAS 32	Amendment – Offsetting Financial Assets and Financial Liabilities	01.01.2014	Adopted
IAS 36	Amendment – Impairment of Assets – Clarification of Required Disclosures	01.01.2014	Adopted
IAS 39	Amendment – Novation of Derivatives and Continuation of Hedge Accounting	01.01.2014	Adopted
IFRS 10, IFRS 11, IFRS 12	Transition guidance – Joint agreements on amendments to IFRS 10, IFRS 11 and IFRS 12	01.01.2014	Adopted
IFRS 10, IFRS 12, IAS 27	Amendment to IFRS 10, IFRS 12 and IAS 27 for entities that meet the definition of an investment entity	01.01.2014	Adopted

Standards, interpretations and amendments to standards and interpretations applicable for the first time in the reporting period which affect reported amounts and disclosures in the reporting period

IFRS 12 Disclosure of Interests in Other Entities

On 12 May 2011 the International Accounting Standards Board (IASB) published the standard IFRS 12 Disclosure of Interests in Other Entities. The standard combines the disclosures on subsidiaries, joint arrangements, associates and/or non-consolidated structured entities in one standard. IFRS 12 generally requires more detailed disclosures in the consolidated financial statements.

The other amendments have no or no material effect on accounting or on the annual report for Capital Stage AG.

New and amended IFRS and interpretations which are not yet mandatory and which the Group has not applied before the effective date

The IASB and IFRIC also published the following new or amended standards and interpretations which will either not be applicable until a later date or which have not yet been endorsed by the European Commission. Capital Stage AG will not apply these standards earlier than required.

F-90

New and amended standards and interpretations		Application obligatory in financial years beginning on or after the date mentioned	Status EU- Endorsements (As at: 31.12.2014)

IFRS 9	New standard – Financial Instruments: Classification and Measurement of Financial Instruments	01.01.2018	Not yet adopted
IFRS 14	New standard – Regulatory Deferral Accounts	01.01.2016	Not yet adopted
IFRS 15	New standard – Revenue from Contracts with Customers	01.01.2017	Not yet adopted
IFRS 11	Amendment – Accounting of Acquisitions of Interests in Joint Operations	01.01.2016	Not yet adopted
IFRS 7, IFRS 9	Amendment – Mandatory Effective Date and Transition Disclosures	01.01.2017	Not yet adopted
IAS 10, IAS 28	Amendment – Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	01.01.2016	Not yet adopted
IFRS 10, IFRS 12, IAS 28	Amendment – Investment Entities Applying the Consolidation Exception	01.01.2016	Not yet adopted
IAS 1	Amendment – Disclosure Initiative	01.01.2016	Not yet adopted
IAS 16, IAS 38	Amendment – Clarification of Acceptable Methods of Depreciation and Amortization	01.01.2016	Not yet adopted
IAS 16, IAS 41	Amendment – Agriculture: Bearer Plants	01.01.2016	Not yet adopted
IAS 19	Amendment – Defined Benefit Plans: Employee Contributions	01.02.2015	Adopted
IAS 27	Amendment – Application of the Equity Method in Separate Financial Statements	01.01.2016	Not yet adopted
IFRIC 21	New interpretation – Levies	17.06.2014*	Adopted
AIP	Annual improvement programme for IFRS 2010–2012 cycle	01.02.2015	Adopted
AIP	Annual improvement programme for IFRS 2011–2013 cycle	01.07.2014	Adopted
AIP	Annual improvement programme for IFRS 2012–2014 cycle	01.01.2016	Not yet adopted

* Voluntary early application possible (01.01.2014).

IFRS 9 'Financial Instruments: Classification and Measurement of Financial Instruments'

New standard adopted on 12 November 2009. The standard deals with the classification and measurement of financial instruments and is expected to have an effect on reporting for the Group’s financial instruments. The standard is binding from 1 January 2018. Early application is possible, subject to endorsement by the EU. The Group is currently reviewing what the exact effects of IFRS 9 will be.

F-91

IFRS 15 'Revenue from Contracts with Customers'

IFRS 15 is a new standard that was published on 28 May 2014 and is applicable to reporting periods beginning on or after 1 January 2017. IFRS 15 defines when and how an IFRS reporter has to recognize revenue. Reporting entities are also required to provide users of financial statements with more informative, relevant disclosures than before. The standard provides a single, principles-based five-step model to be applied to all contracts with customers. Apart from the additional disclosures in the notes, the standard is not expected to have any effect on the Group’s earnings, net assets and financial position.

Amendments to IAS 1: Disclosure Initiative

The amendments aim to remove perceived obstacles to the exercise of discretion by reporters when presenting financial statements. They come into effect for reporting periods beginning on or after 1 January 2016; early application is permitted. Slight changes in the presentation of the financial statements are expected.

Capital Stage AG does not currently assume that application of the other new accounting standards, to the extent that they are adopted by the EU in this form, will have a significant effect on the consolidated financial statements.

3.1 Consolidation principles

3.1.1 Overview

The consolidated financial statements include Capital Stage AG and all significant subsidiaries controlled by Capital Stage AG both in Germany and abroad. An investor controls an investee when the investor is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

In conformity with IAS 28.1, due to their designation as well as the portfolio management within the Group, shares in associates are not measured according to the equity method but rather at fair value through profit or loss in accordance with IAS 39.

Resulting adjustments to fair value are recognized through profit or loss in the financial result.

Financial investments are also measured at fair value in line with IAS 39. The resulting changes are recognized through profit or loss in the financial result.

Loans and other receivables as well as liabilities between consolidated entities are offset. In the consolidated income statement, income between consolidated entities is offset against corresponding expenses.

Intra-Group liabilities and contingent liabilities are offset, and intra-Group profits and losses, expenses and income are eliminated.

F-92

3.1.2 List of subsidiaries

The Group is comprised of Capital Stage AG and the following fully consolidated entities:

	Subscribed capital in EUR	% share

Capital Stage Solar IPP GmbH, Hamburg	100,000.00	100
Capital Stage Wind IPP GmbH, Hamburg	26,650.00	100
Krumbach Photovoltaik GmbH, Hamburg	25,000.00	100
Krumbach Zwei Photovoltaik GmbH, Hamburg	25,000.00	100
Capital Stage Solar Service GmbH, Halle	25,000.00	100
Solarparks Asperg GmbH, Halle	25,000.00	100
Asperg Erste Solar GmbH, Halle	25,000.00	100
Asperg Zweite Solar GmbH, Halle	25,000.00	100
Asperg Fünfte Solar GmbH, Halle	25,000.00	100
Asperg Sechste Solar GmbH, Halle	25,000.00	100
Windpark Gauaschach GmbH 1) (formerly: Capital Stage Windpark Betriebs- und Verwaltungs GmbH, Hamburg)	26,000.00	100
Solarpark Brandenburg (Havel) GmbH, Halle	25,000,00	51
Solarpark PVA GmbH, Halle	25,000.00	100
Solarpark Lochau GmbH, Halle	25,000.00	100
Solarpark Rassnitz GmbH, Halle	25,000.00	100
Solarpark Roitzsch GmbH, Halle	25,000.00	100
Solarpark Glebitzsch GmbH, Halle	25,000.00	100
Solarpark Bad Harzburg GmbH, Halle	25,000.00	100

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	Subscribed capital in EUR	% share

Capital Stage Göttingen Photovoltaik GmbH, Halle	25,000.00	100
Alameda S.r.l., Bolzano, Italy	10,000.00	100
Casette S.r.l., Bolzano, Italy	10,200.00	100
Vallone S.r.l., Bolzano, Italy	10,200.00	100
Solar Energy S.r.l., Bolzano, Italy	10,000.00	100
Oetzi S.r.l., Bolzano, Italy	10,000.00	100
DE Stern 10 S.r.l., Bolzano, Italy	10,000.00	100
Solar Farm FC1 S.r.l., Bolzano, Italy	10,000.00	100
Solar Farm FC3 S.r.l, Bolzano, Italy	10,000.00	100
Windkraft Sohland GmbH & Co. KG, Sohland	-89,999.76	74.3
BOREAS Windfeld Greußen GmbH & Co. KG, Greußen	0.00	71.4
Parco Eolico Monte Vitalba S.r.l., Bolzano, Italy	10,000.00	85
Solarpark Neuhausen GmbH, Neuhausen	25,000.00	100
Helvetic Energy GmbH, Flurlingen, Switzerland	67,884.05	100
Calmatopo Holding AG, Flurlingen, Switzerland	38,446.75	100
Solarpark Lettewitz GmbH, Halle	25,000.00	100
Polesine Energy 1 S.r.l., Bolzano, Italy	10,000.00	100
Polesine Energy 2 S.r.l., Bolzano, Italy	10,000.00	100
Solarpark Ramin GmbH, Halle 2) (formerly: Capital Stage Solarpark Betriebs- und Verwaltungs GmbH, Hamburg)	25,500.00	100
Windkraft Olbersleben II GmbH & Co. KG, Olbersleben	1,700,000.00	74.9
Société Centrale Photovoltaïque d'Avon les Roches S.A.S., Paris, France	5,000.00	100
Fano Solar 1 S.r.l., Bolzano, Italy	10,000.00	100
Fano Solar 2 S.r.l., Bolzano, Italy	10,000.00	100
Notaresco Solar S.r.l., Bolzano, Italy	10,000.00	100
Sant' Omero Solar S.r.l., Bolzano, Italy	10,000.00	100
MTS4 S.r.l., Bolzano, Italy 3)	10,000.00	100
Solaire Ille SARL, Pérols, France 4)	100.00	85
Centrale Photovoltaique SauS 06 SARL, Pérols, France 4)	1,000.00	85
CS Solarpark Bad Endbach GmbH, Halle 5)	25,000.00	100
Capital Stage France Beteiligungsgesellschaft mbH, Hamburg 6)	25,000.00	100
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Le Communal Est Ouest SARL, Paris, France 6)	500.00	100
ARSAC 4 S.A.S., Paris, France 7)	1,000.00	100
ARSAC 7 S.A.S., Paris, France 7)	1,000.00	100
CSG IPP GmbH, Hamburg 8)	25,000.00	100
Pfeffenhausen-Egglhausen Photovoltaik GmbH, Regensburg 9)	25,000.00	100
Capital Stage Biscaya Beteiligungs GmbH, Hamburg 10)	25,000.00	100
Énergie Solaire Biscaya S.A.S., Paris, France 10)	1,000.00	100
Labraise Sud SARL, Paris, France 10)	1,000.00	100
Haut Lande SARL, Paris, France 10)	500.00	100
La Gouardoune Centrale Solaire SARL, Paris, France 10)	500.00	100
Communal Le Court S.A.S., Paris, France 10)	500.00	100
Lagravette S.A.S., Paris, France 10)	500.00	100
Windkraft Kirchheilingen IV GmbH & Co. KG, Kirchheilingen 11)	3,720,000.00	50.99

1.	Following a retroactive merger between Windpark Gauaschach GmbH & Co. KG and its general partner Capital Stage Windpark Betriebs- und Verwaltungs GmbH as of 1 January 2014, Windpark Gauaschach GmbH & Co. KG is no longer presented separately in the group of consolidated entities. In the course of the merger Capital Stage Windpark Betriebs- und Verwaltungs GmbH was renamed Windpark Gauaschach GmbH.
2.	Following a retroactive merger between Solarpark Ramin GmbH & Co. KG and its general partner Capital Stage Solarpark Betriebs- und Verwaltungs GmbH as of 1 January 2014, Solarpark Ramin GmbH & Co. KG is no longer presented separately in the group of consolidated entities. In the course of the merger Capital Stage Solarpark Betriebs- und Verwaltungs GmbH was renamed Solarpark Ramin GmbH.
3.	Acquisition via share purchase contract dated 20.12.2013 by Capital Stage AG (signing), closing on 09.01.2014
4.	Acquisition via share purchase contract dated 16.12.2013 by Capital Stage AG (signing) – Initial consolidation took place as of 02.01.2014 as the documentation was not complete earlier. An earlier date for initial consolidation would not have had a material effect on the consolidated financial statements as of 31.12.2013.
5.	Acquisition via notarized contract by Capital Stage Solar IPP GmbH – closing on 25.03.2014
6.	Acquisition via notarized contract by Capital Stage AG – closing on 21.03.2014
7.	Acquisition via share purchase contract by Capital Stage AG – closing on 22.07.2014
8.	Established by Capital Stage Solar IPP GmbH via notarized contract dated 29.10.2014
9.	Acquisition via notarized contract by Capital Stage Solar IPP GmbH – closing on 28.11.2014
10.	Acquisition via notarized contract by CSG IPP GmbH – closing on 12.12.2014
11.	Acquisition via share purchase contract by Capital Stage Wind IPP GmbH – closing on 24.12.2014

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The equity interests are equal to the share of voting rights.

The financial year for all companies included in the consolidated financial statements ended on 31 December 2014.

Further information about the subsidiaries as of the reporting date is shown in the following table:

Segment	Place of business	Number of wholly owned subsidiaries
		31.12.2014	31.12.2013

PV Parks	Germany	23	19
	Italy	15	14
	France	10	1
Wind Farms	Germany	2	3
PV Service	Germany	1	1
Financial Investments	Switzerland	2	2
Total		53	40

Segment	Place of business	Number of not wholly owned subsidiaries
		31.12.2014	31.12.2013

PV Parks	Germany	1	1
	France	2	0
Wind Farms	Germany	4	3
	Italy	1	1
Total		8	5

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3.1.3 Non-controlling interests

Details of the not wholly owned subsidiaries in which the Group has significant non-controlling interests are shown in the following table. Intragroup transactions have not been eliminated from the amounts shown.

Subsidiaries	Equity interest and share of voting rights of non-controlling interests in %		Profit or loss attributable to non-controlling interests in TEUR		Cumulative non-controlling interests in TEUR
	2014	2013	2014	2013	31.12.2014	31.12.2013

Solarpark Brandenburg (Havel) GmbH	49	49	558	605	5,214	4,656
Windkraft Sohland GmbH & Co.KG	25.7	25.7	131	115	1,159	1,028
BOREAS Windfeld Greußen GmbH & Co. KG	28.6	28.6	194	168	1,812	1,618
Parco Eolico Monte Vitalba S.r.l.	15	15	14	72	780	766
Windkraft Olbersleben II GmbH & Co. KG	25.1	25.1	48	-43	864	816
Solaire Ille SARL	15	-	-19	-	-19	-
Centrale Photovoltaique SauS 06 SARL	15	-	-23	-	-23	-
Windkraft Kirchheilingen IV GmbH & Co. KG	49.01	-	-	-	5,930	-
Total non-controlling interests					15,717	8,884

No profit or loss is shown for Windkraft Kirchheilingen IV GmbH & Co. KG because it was consolidated for the first time as of 31 December 2014.

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Condensed financial information about the subsidiaries in which the Group holds non-controlling interests is shown below. The condensed financial information represents amounts before elimination of intragroup transactions.

Solarpark Brandenburg (Havel) GmbH, Germany	31.12.2014 in TEUR	31.12.2013 in TEUR

Current assets	3,208	3,914
Non-current assets	42,770	44,345
Current liabilities	2,131	2,100
Non-current liabilities	32,291	33,541
Net assets	11,556	12,617
Carrying amount of non-controlling interests	5,663	6,183

	2014	2013
Revenue	5,132	4,869
Annual net profit	1,139	1,235
Other comprehensive income	0	0
Comprehensive income	1,139	1,235
Profit/loss attributed to non-controlling interests	558	605
Comprehensive income attributed to non-controlling interests	0	0

	31.12.2014	31.12.2013
Dividends paid to non-controlling interests	1,078	392

Cash flows from operating activities	4,820	4,355
Cash flows from investing activities	-8	-6
Cash flows from financing activities	-5,444	-4,151
Net change in cash and cash equivalents	-632	198

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Windkraft Sohland GmbH & Co. KG, Germany	31.12.2014 in TEUR	31.12.2013 in TEUR

Current assets	987	1,219
Non-current assets	11,751	12,266
Current liabilities	621	766
Non-current liabilities	6,234	7,042
Net assets	5,883	5,677
Carrying amount of non-controlling interests	1,512	1,459

	2014	2013
Revenue	1,328	1,355
Annual net profit	509	447
Other comprehensive income	0	0
Comprehensive income	509	447
Profit/loss attributed to non-controlling interests	131	115
Comprehensive income attributed to non-controlling interests	0	0

	31.12.2014	31.12.2013
Dividends paid to non-controlling interests	78	26

Cash flows from operating activities	1,048	723
Cash flows from investing activities	0	0
Cash flows from financing activities	-1,060	-756
Net change in cash and cash equivalents	-12	-33

F-99

BOREAS Windfeld Greußen GmbH & Co. KG, Germany	31.12.2014 in TEUR	31.12.2013 in TEUR

Current assets	1,711	2,516
Non-current assets	26,200	27,308
Current liabilities	2,678	2,980
Non-current liabilities	17,133	19,343
Net assets	8,100	7,502
Carrying amount of non-controlling interests	2,317	2,146

	2014	2013
Revenue	2,876	3,302
Annual net profit	678	588
Other comprehensive income	0	0
Comprehensive income	678	588
Profit/loss attributed to non-controlling interests	194	168
Comprehensive income attributed to non-controlling interests	0	0

	31.12.2014	31.12.2013
Dividends paid to non-controlling interests	0	0

Cash flows from operating activities	1,710	2,482
Cash flows from investing activities	0	0
Cash flows from financing activities	-2,594	-2,713
Net change in cash and cash equivalents	-884	-231

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Parco Eolico Monte Vitalba S.r.l., Italy	31.12.2014 in TEUR	31.12.2013 in TEUR

Current assets	1,028	1,162
Non-current assets	9,863	10,478
Current liabilities	3,014	3,037
Non-current liabilities	2,692	3,513
Net assets	5,185	5,089
Carrying amount of non-controlling interests	778	763

	2014	2013
Revenue	1,447	1,454
Annual net profit	96	479
Other comprehensive income	0	0
Comprehensive income	96	479
Profit/loss attributed to non-controlling interests	14	72
Comprehensive income attributed to non-controlling interests	0	0

	31.12.2014	31.12.2013
Dividends paid to non-controlling interests	0	0

Cash flows from operating activities	745	1,014
Cash flows from investing activities	0	-7
Cash flows from financing activities	-971	-845
Net change in cash and cash equivalents	-226	162

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Windkraft Olbersleben II GmbH & Co. KG, Germany	31.12.2014 in TEUR	31.12.2013 in TEUR

Current assets	2,364	1,143
Non-current assets	15,140	15,757
Current liabilities	1,296	694
Non-current liabilities	12,453	12,643
Net assets	3,756	3,564
Carrying amount of non-controlling interests	943	894

	2014	2013
Revenue	1,277	844
Annual net profit	192	-171
Other comprehensive income	0	0
Comprehensive income	192	-171
Profit/loss attributed to non-controlling interests	48	-43
Comprehensive income attributed to non-controlling interests	0	0

	31.12.2014	31.12.2013
Dividends paid to non-controlling interests	0	43

Cash flows from operating activities	944	524
Cash flows from investing activities	0	584
Cash flows from financing activities	-1,073	-389
Net change in cash and cash equivalents	-129	719

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Solaire Ille SARL, France	31.12.2014 in TEUR	31.12.2013 in TEUR

Current assets	2,401	-
Non-current assets	11,767	-
Current liabilities	5,378	-
Non-current liabilities	8,918	-
Net assets	-129	-
Carrying amount of non-controlling interests	-19	-

	2014	2013
Revenue	651	-
Annual net profit	-129	-
Other comprehensive income	0	-
Comprehensive income	-129	-
Profit/loss attributed to non-controlling interests	-19	-
Comprehensive income attributed to non-controlling interests	0	-

	31.12.2014	31.12.2013
Dividends paid to non-controlling interests	0	-

Cash flows from operating activities	208	-
Cash flows from investing activities	-10,506	-
Cash flows from financing activities	12,200	-
Net change in cash and cash equivalents	1,902	-

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Centrale Photovoltaique SauS 06 SARL, France	31.12.2014 in TEUR	31.12.2013 in TEUR

Current assets	3,171	-
Non-current assets	12,159	-
Current liabilities	7,823	-
Non-current liabilities	7,660	-
Net assets	-153	-
Carrying amount of non-controlling interests	-23	-

	2014	2013
Revenue	0	-
Annual net profit	-153	-
Other comprehensive income	0	-
Comprehensive income	-153	-
Profit/loss attributed to non-controlling interests	-23	-
Comprehensive income attributed to non-controlling interests	0	-

	31.12.2014	31.12.2013
Dividends paid to non-controlling interests	0	-

Cash flows from operating activities	-491	-
Cash flows from investing activities	-8,257	-
Cash flows from financing activities	11,051	-
Net change in cash and cash equivalents	2,303	-

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Windkraft Kirchheilingen IV GmbH & Co. KG, Germany	31.12.2014 in TEUR	31.12.2013 in TEUR

Current assets	1,781	-
Non-current assets	37,774	-
Current liabilities	3,116	-
Non-current liabilities	23,115	-
Net assets	13,324	-
Carrying amount of non-controlling interests	6,530	-

	2014	2013
Revenue	-	-
Annual net profit	-	-
Other comprehensive income	-	-
Comprehensive income	-	-
Profit/loss attributed to non-controlling interests	-	-
Comprehensive income attributed to non-controlling interests	-	-

	31.12.2014	31.12.2013
Dividends paid to non-controlling interests	0	-

Cash flows from operating activities	0	-
Cash flows from investing activities	140	-
Cash flows from financing activities	0	-
Net change in cash and cash equivalents	140	-

3.1.4 Significant restrictions

CSG IPP GmbH is subject to the following significant restrictions within the meaning of IFRS 12.13 resulting from the mezzanine capital agreement with Gothaer Lebensversicherung AG (hereafter known as ‘Gothaer’). Investments in connection with the mezzanine capital are subject to various investment criteria defined by a committee made up of equal numbers of representatives of Capital Stage and Gothaer. Furthermore, for the duration of the mezzanine agreement the shares in CSG IPP GmbH may not be pledged or subjected to any other charges and the entity may not be party to any cash pooling contract. This does not apply to contracts between CSG IPP GmbH and the subsidiaries of CSG IPP GmbH. Significant measures, such as the dissolution or liquidation of CSG IPP GmbH, require the unanimous approval of the committee. Gothaer has a pre-emption right in the event that Capital Stage should intend to sell its interest in CSG IPP GmbH. Furthermore, the mezzanine agreement has strict rules governing the distribution of available liquidity. The carrying amount of the assets in the consolidated financial statements as of the reporting date is TEUR 25,809 and the carrying amount of the liabilities is TEUR 63,322.

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3.2 Business combinations

The acquisition of a business is accounted for using the purchase method. The consideration received at the time of the business combination is carried at its fair value, which is determined by the sum of the fair values of the assets transferred at the time of exchange, the liabilities assumed from the former owners of the acquired entity and the equity instruments issued by the Group in exchange for gaining control of the acquired entity. The expenses associated with the business combination must be immediately recognized in the statement of comprehensive income.

The identifiable assets acquired and debt assumed are carried at fair value, with the following exceptions:

•	Deferred tax assets and liabilities as well as assets or liabilities in connection with employee benefit agreements
•	must be recognized and measured pursuant to IAS 12 (Income Taxes) and IAS 19 (Employee Benefits).
•	Debt or equity instruments arising from share-based remuneration or a substitute for share-based remuneration
•	by the Group must be measured at the time of acquisition and pursuant to IFRS 2 (Share-based Payment).
•	Assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets
•	Held for Sale and Discontinued Operations are measured in accordance with that Standard.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

Non-controlling interests that present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The measurement option is made on a transaction-by-transaction basis. Other components of non-controlling interests are measured at fair value or, when applicable, on the basis specified in another IFRS.

If the initial accounting for a business combination at the end of the financial year in which the combination occurs, is incomplete, the Group recognized for those items with incomplete accounting provisional sums. The provisional amounts recognized must be corrected during the evaluation period or additional assets or liabilities assumed are to reflect the new information about facts and circumstances that existed at the acquisition date and that would have affected the measurement of the recognized amounts at that date, if they would have been known.

The purchase price allocations (PPA) used for first-time consolidation are provisional in some cases, because circumstances may come to light after the PPA has been carried out that may result in adjustments being made up to one year after the acquisition. The PPAs for the parks acquired in November and December are provisional, because the closing balance sheets have not yet been finalized. The technical reviews and the related final budgets, which form the basis for valuing the intangible assets, have also not yet been completed.

The companies Solaire Ille SARL and Centrale Photovoltaique SauS 06 SARL are both project companies for building two solar parks in the Languedoc-Roussillon region of France. No purchase price allocation has been carried out for the acquisition of these two companies, since the conditions for an existing business were not met at the date of acquisition. There were no significant changes to the consolidated financial statements.

The companies ARSAC 4 S.A.S. and ARSAC 7 S.A.S. are both project companies for building two solar parks in the Arsac region of France. No purchase price allocation has been carried out for the acquisition of these two companies, since the conditions for an existing business were not met at the date of acquisition. There were no significant changes to the consolidated financial statements.

A solar park in Wolgast (Mecklenburg-West Pomerania) acquired on 14 November 2013 was transferred back to the seller under the terms of an agreement dated 30 September 2014 cancelling the sales contract,

F-106

because the conditions precedent were not met. There were no significant changes to the consolidated financial statements, as no initial consolidation had taken place.

New findings in connection with the profitability of the Italian solar park portfolio acquired in December 2013, which are largely due to the elimination of the technical faults in the solar power plants, resulted in adjustments to intangible assets and deferred tax liabilities. The resulting earnings effect amounts to TEUR 4,246.

The negative difference (badwill) for the business combinations and adjustments to final and provisional purchase price allocations made in the financial year 2014 comes to TEUR 29,335 in total.

This badwill was largely generated by the advantages that Capital Stage has over other potential purchasers. These advantages include in particular very strong liquidity and therefore the possibility of repaying the sellers’ existing debt financing arrangements smoothly.

Its many years of experience and competent staff enable Capital Stage to review and execute business combinations in a very short space of time. As the business relationships go back a long way in some cases, the sellers also have a high degree of trust in Capital Stage.

Another significant aspect for the generation of badwill is the discount that can be obtained when a portfolio of assets is acquired. This block discount reflects the greater speed of sale and associated savings in personnel, administration and transaction costs achieved through a portfolio sale rather than individual sales of the assets concerned.

Business combinations often require participation in a public sale process whereby the purchase price is significantly influenced by the bids made by competitors. However, the Group’s business combinations result solely from exclusive negotiations with the various sellers.

For these reasons, MTS4 S.r.l., CS Solarpark Bad Endbach GmbH, Capital Stage France Beteiligungsgesellschaft mbH (incl. Le Communal Est Ouest SARL), Pfeffenhausen-Egglhausen Photovoltaik GmbH, Capital Stage Biscaya Beteiligungs GmbH (incl. Énergie Solaire Biscaya S.A.S., Labraise Sud SARL, Haut Lande SARL, La Gouardoune Centrale Solaire SARL, Communal Le Court S.A.S., Lagravette S.A.S.) and Windkraft Kirchheilingen IV GmbH & Co. KG were acquired for prices below the market value of their individual assets and liabilities.

The main reason for the acquisition of the solar parks and wind farms listed below is the consistent pursuit of the Group’s growth strategy.

The holdings of non-controlling interests were measured proportionately to their overall shares of the values of the identifiable net assets.

The following acquisitions were included in the consolidated balance sheet for the first time:

•	MTS4 S.r.l., Italy (signing took place in 2013)
•	Solaire Ille SARL, France (signing took place in 2013)
•	Centrale Photovoltaique SauS 06 SARL, France (signing took place in 2013)
•	CS Solarpark Bad Endbach GmbH, Halle
•	Capital Stage France Beteiligungsgesellschaft mbH, Hamburg
•	Le Communal Est Ouest SARL, France
•	ARSAC 4 S.A.S., France
•	ARSAC 7 S.A.S., France
•	CSG IPP GmbH, Hamburg
•	Pfeffenhausen-Egglhausen Photovoltaik GmbH, Regensburg
•	Capital Stage Biscaya Beteiligungs GmbH, Hamburg
•	Énergie Solaire Biscaya S.A.S., France
•	Labraise Sud SARL, France
•	Haut Lande SARL, France
•	La Gouardoune Centrale Solaire SARL, France
•	Communal Le Court S.A.S., France
•	Lagravette S.A.S., France
•	Windkraft Kirchheilingen IV GmbH & Co. KG, Kirchheilingen
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The identified assets and assumed debt of the companies consolidated for the first time are as follows:

MTS4 S.r.l., Bozen, Italy	Carrying amount before purchase price allocation in TEUR	Fair value according to PPA in TEUR

Intangible assets	23	4,620
Property, plant and equipment	6,394	6,264
Other non-current receivables	1,136	1,136
Current assets	936	936
Cash and cash equivalents	38	38
Debt and provisions	8,007	8,214
Deferred tax assets	0	98
Deferred tax liabilities	0	1,333

This transaction related to the acquisition of a solar park in Noceto, in the Italian region of Emilia-Romagna. The park was consolidated for the first time as of 9 January 2014. The business combination was carried out by applying the purchase method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 3,545. Receivables acquired in the course of the transaction, which consist mainly of trade and tax receivables, have a fair value of TEUR 926. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 5. Revenue of TEUR 1,028 and a loss of TEUR 107 have been recognized from the acquired company since the date of first consolidation. The purchase price for the shares acquired and liabilities assumed was TEUR 8,694 and was paid in the previous year.

CS Solarpark Bad Endbach GmbH, Halle	Carrying amount before purchase price allocation in TEUR	Fair value according to PPA in TEUR

Intangible assets	0	2,220
Property, plant and equipment	11,380	11,742
Current assets	88	88
Cash and cash equivalents	688	688
Debt and provisions	9,486	9,486
Deferred tax liabilities	0	747

This transaction related to the acquisition of a solar park in Bad Endbach, Hesse. The park was consolidated for the first time as of 31 March 2014. The business combination was carried out by applying the purchase method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 4,505. The receivables assumed as a result of the transaction, mainly comprising trade receivables, have a fair value of TEUR 79. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 22. Revenue of TEUR 1,298 and a profit of TEUR 316 have been recognized from the acquired company since the date of first consolidation. Had the company been consolidated since the beginning of 2014, the consolidated financial statements would have reflected revenue of TEUR 1,472 and a profit of TEUR 172 from this company. The purchase price for the shares was TEUR 4,335.

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Capital Stage France Beteiligungsgesellschaft mbH, Hamburg (incl. interest in Le Communal Est Ouest SARL, France)	Carrying amount before purchase price allocation in TEUR	Fair value according to PPA in TEUR

Intangible assets	0	21,883
Property, plant and equipment	126,777	128,895
Current assets	2,777	2,777
Cash and cash equivalents	8,576	8,576
Debt and provisions	145,048	142,868
Deferred tax assets	0	265
Deferred tax liabilities	0	6,091

This transaction involved the acquisition of a German holding company with 100% interests in a portfolio of French solar parks in the Aquitaine region of France (Lot-et-Garonne). The park was consolidated for the first time as of 01 April 2014. The business combination was carried out by applying the purchase method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 13,437. Receivables acquired in the course of the transaction, which consist mainly of trade and tax receivables, have a fair value of TEUR 2,449. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 134. Revenue of TEUR 12,783 and a profit of TEUR 1,843 have been recognized from the acquired company since the date of first consolidation. Had the company been consolidated since the beginning of 2014, the consolidated financial statements would have reflected revenue of TEUR 15,687 and a profit of TEUR 718 from this company. The purchase price for the shares and an assumed shareholder loan was TEUR 36,594.

The purchase price for the solar park portfolio in France includes an earn-out payment of up to EUR 2.5 million. The reference period for determining the earn-out is 12 months from completion of the conversion work and begins on 1 September 2014.

Payment of the earn-out of up to EUR 2.5 million depends on the average specific yield from the photovoltaic systems, adjusted for solar radiation, in the earn-out reference period. The contingent consideration (earn-out) recognized as a financial liability is deemed under IFRS 3.58b to be a financial instrument within the meaning of IAS 39 and is measured at fair value. It is categorized as Level 3 – that is, the input parameters for the measurement are not observable and the measurement is therefore based on models.

The company finalized the purchase price allocation during the measurement period within the meaning of IFRS 3.45. The table above shows the final measurement of assets acquired and debts assumed.

Compared with the provisional purchase price allocation and the presentation in the interim reports for the second and third quarters, badwill increased by TEUR 480, intangible assets declined by TEUR 1,541, financial liabilities declined by TEUR 2,142 and deferred tax assets fell by TEUR 621. Consideration was reduced by TEUR 500.

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Pfeffenhausen-Egglhausen Photovoltaik GmbH, Regensburg	Carrying amount before purchase price allocation in TEUR	Fair value according to preliminary PPA in TEUR

Intangible assets	0	5,073
Property, plant and equipment	10,766	15,704
Current assets	160	160
Cash and cash equivalents	2,174	2,174
Debt and provisions	15,478	17,709
Deferred tax assets	66	713
Deferred tax liabilities	0	2,903

This transaction related to the acquisition of a solar park in Pfeffenhausen, Bavaria. The park was consolidated for the first time as of 1 December 2014. The business combination was carried out by applying the purchase method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 3,212. The receivables assumed as a result of the transaction, mainly comprising trade receivables, have a fair value of TEUR 78. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 12. Revenue of TEUR 34 and a profit of TEUR 325 have been recognized from the acquired company since the date of first consolidation. Had the company been consolidated since the beginning of 2014, the consolidated financial statements would have reflected revenue of TEUR 2,111 and a profit of TEUR 901 from this company. The purchase price for the shares and an assumed shareholder loan was TEUR 4,415.

Windkraft Kirchheilingen IV GmbH & Co. KG, Kirchheilingen	Carrying amount before purchase price allocation in TEUR	Fair value according to preliminary PPA in TEUR

Intangible assets	0	13,671
Property, plant and equipment	23,686	23,752
Current assets	1,641	1,641
Cash and cash equivalents	140	140
Debt and provisions	22,648	23,057
Deferred tax assets	0	351
Deferred tax liabilities	0	3,976

The transaction related to the acquisition of a wind farm in Kirchheilingen in Thuringia. Only 50.99% of the shares were acquired. The non-controlling interests were measured in proportion to their overall share of the carrying amounts of the identifiable net assets. The park was consolidated for the first time as of 31 December 2014. The business combination was carried out by applying the partial goodwill method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 12,522. The newly measured shareholders’ equity attributable to non-controlling interests was TEUR 5,930. Receivables acquired in the course of the transaction, which consist of trade and tax receivables, have a fair value of TEUR 1,641. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 4. Since the date of initial consolidation of Windkraft Kirchheilingen IV GmbH & Co. KG, revenue of TEUR 0 and a profit of TEUR 0 have been recognized from the entity acquired. Had the company been consolidated since the beginning of 2014, the consolidated balance sheet would have reflected revenue of TEUR 68 and a loss of TEUR 442. The purchase price for the shares was TEUR 3,400. It includes an escrow amount of TEUR 170, which is expected to be disbursed in 2015.

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Capital Stage Biscaya Beteiligungs GmbH, Hamburg (incl. interest in Énergie Solaire Biscaya S.A.S., France, Labraise Sud SARL, France, Haut Lande SARL, France, La Gouardoune Centrale Solaire SARL, France, Communal Le Court S.A.S., France and Lagravette S.A.S., France)	Carrying amount before purchase price allocation in TEUR	Fair value according to preliminary PPA in TEUR

Intangible assets	0	13,333
Property, plant and equipment	65,291	64,299
Other non-current receivables	5	5
Current assets	2,235	1,282
Cash and cash equivalents	2,652	2,652
Debt and provisions	71,498	70,278
Deferred tax assets	0	551
Deferred tax liabilities	0	801

This transaction involved the acquisition of a German holding company with a 100% interest in a French holding company (Energie Solaire Biscaya S.A.S.), which in turn holds 100% of the shares in a portfolio of French solar parks, consisting of five companies in the Aquitaine region of France. The park was consolidated for the first time as of 31 December 2014. The business combination was carried out by applying the purchase method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 11,044. Receivables acquired in the course of the transaction, which consist mainly of trade and tax receivables, have a fair value of TEUR 1,282. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0. There were no contingent assets or liabilities. The incidental transaction costs to date have totalled TEUR 0. Revenue of TEUR 0 and a profit of TEUR 0 have been recognized from the acquired company since the date of first consolidation. Had the companies been consolidated since the beginning of 2014, the consolidated financial statements would have reflected revenue of TEUR 1,245 and a loss of TEUR 1,192 from these companies. The purchase price for the shares and assumed liabilities was TEUR 14,225.

Overall impact of the acquisitions on the Group’s results

The net profit for the period from 1 January to 31 December 2014 includes gains of TEUR 2,377 from the companies included in the consolidated balance sheet for the first time during this period. The sales revenues recognized as of 31 December 2014 include TEUR 15,143 from the newly consolidated solar parks. If the business combinations had taken place on 1 January 2014, Group revenues in these divisions to 31 December 2014 would have been TEUR 6,468 greater and the net profit would have been TEUR 2,327 lower.

Sale of subsidiaries

No subsidiaries were sold in 2014.

Business combinations after the reporting date

On 23 December 2014 Capital Stage acquired 100% of the shares in a portfolio of solar parks in the Friuli region of Italy, around 100 kilometres north-east of Venice. The seller was the international photovoltaic specialist GP JOULE, which is based in Schleswig-Holstein. The solar park portfolio has a capacity of 26.7 MWp and commenced operations between February and September 2013. Capital Stage AG is responsible for commercial management and GP JOULE for the technical management. As the transaction was subject to standard conditions precedent, the park has not yet been included in the consolidated financial statements. The transaction was completed on 11 February 2015. Due to a lack of final information, no purchase price allocation could be made by the date of publication of the consolidated balance sheet.

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On 12 February 2015 Capital Stage acquired its first portfolio of solar parks in UK, in the south-east of England and Wales. The Capital Stage Group holds an interest of 100%. The British portfolio consists of seven solar parks and has a capacity of 53.4 MWp. All seven parks are already connected to the grid. The total volume of the acquisition, including debt, is GBP 67.7 million (approximately EUR 90 million). The acquisition is still subject to standard conditions precedent, so the purchase price allocation has not yet been carried out.

Business combinations the previous year

In 2013 the following companies were added to the group of consolidated entities:

•	Solarpark Lettewitz GmbH, Halle
•	Polesine Energy 1 S.r.l., Bolzano, Italy
•	Polesine Energy 2 S.r.l., Bolzano, Italy
•	Capital Stage Solarpark Betriebs- und Verwaltungs GmbH, Hamburg
•	Solarpark Ramin GmbH & Co. KG, Halle (formerly Energiepark Solar GmbH & Co. SP Ramin KG)
•	Windkraft Olbersleben II GmbH & Co. KG, Olbersleben
•	Société Centrale Photovoltaïque d’Avon les Roches S.A.S., Paris, France
•	Fano Solar 1 S.r.l., Bolzano, Italy
•	Fano Solar 2 S.r.l., Bolzano, Italy
•	Notaresco Solar S.r.l., Bolzano, Italy
•	Sant' Omero Solar S.r.l., Bolzano, Italy

The badwill for the business combinations and adjustments to provisional purchase price allocations made in the financial year 2013 came to TEUR 13,839 in total.

3.3 Foreign currency translation

Differences arising from the translation of the functional currency of foreign operations into the Group’s reporting currency (the euro) are recorded in the consolidated balance sheet directly under ‘other comprehensive income’ and cumulatively in the line item ‘foreign currency translation reserve’. Currency translation differences previously recorded in the foreign currency translation reserve are transferred to the income statement if part or all of the foreign operation is sold.

The foreign currency translation was performed at the historical exchange rate in the case of shareholders’ equity, at the exchange rate on the balance sheet date in the case of other balance sheet items and at the mean exchange rate for the year in the case of revenue and expenses as well as the consolidated result. Pursuant to IAS 21, currency translation differences were recognized directly in equity. The exchange rate on 31 December 2014 between the Swiss franc and the euro was CHF/EUR 1.20240 (31 December 2013: CHF/EUR 1.22760), while the mean exchange rate for 2014 was CHF/EUR 1.20257 (mean rate in 2013: CHF/EUR 1.22446).

3.4 Critical accounting judgements and key sources of estimation uncertainties

The company’s only significant area of accounting judgement is the recognition of potential goodwill through the use of either the partial goodwill method or the full goodwill method. In other respects, there is no significant area of accounting judgement.

Below the most important forward-looking assumptions as well as the other principal sources of estimation uncertainties are discussed as of the end of the reporting period which could give rise to a substantial risk within the coming financial year that a significant adjustment of the reported assets and liabilities will be required.

In some cases the consolidated financial statements include estimates and assumptions which have consequences for the amount of the recognized assets, liabilities, income, expenses and contingent liabilities. The actual amounts may differ from these estimates. Any amendments will be recognized in the income statement once we have better knowledge of the items in question.

When measuring property, plant and equipment and intangible assets, the expected useful life of the assets must be estimated; in doing so, we take into account contractual agreements, knowledge of the industry and management estimates.

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The intangible assets recorded during the purchase price allocation process form the basis for the company’s planning, which also takes into account contractual agreements and management estimates. The discount rate (WACC) applied in connection with the measurement of intangible assets was between 3.32% and 4.53%. The range is largely due to the sharp fall in interest rates over the course of the financial year.

Control over the entities Windkraft Sohland GmbH & Co. KG, BOREAS Windfeld Greußen GmbH & Co. KG, Windkraft Olbersleben II GmbH & Co. KG and Windkraft Kirchheilingen IV GmbH & Co. KG

The wind parks mentioned above are structured as general partnerships (GmbH & Co. KG). The general partner in each case is BOREAS Management GmbH, Reichenbach. The general partner has no share of the partnership assets, does not participate in profits or losses and has made no contribution. Limited partners are Capital Stage Wind IPP GmbH, Hamburg (with an interest of more than 50%) and BOREAS Energie GmbH, Dresden (with an interest of less than 50%). Capital Stage holds no interest in the general partner.

IFRS 10 states that control is always assumed when the parent company is exposed to the risk of variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee and thus is influenced by these factors when engaging in the relevant activities. For a wind farm the relevant operating and financing activities are planning and managing liquidity and taking decisions on maintenance contracts and necessary repairs.

The partnership is managed by the general partner. Despite this, the partnership agreement states that the relevant decisions described above are taken at the partnership meeting by simple majority. Capital Stage holds a direct or indirect majority of voting rights in all the wind farms mentioned above (with an interest of more than 50% in each case) and can therefore exercise a significant influence over its operating and financial activities.

Capital Stage is therefore not restricted to the supervisory role typical for a limited partner, but actively takes all relevant decisions. If a decision does not require a vote at the partnership meeting, the general partner prepares proposals which are approved, amended or rejected by Capital Stage.

Capital Stage therefore exercises control over the partnership, because it has the power to direct its financial and operating activities and by means of its interest of more than 50% can generate an inflow of economic benefits from these activities.

The wind farms mentioned above are therefore included in full in the consolidated financial statements.

3.5 Intangible assets

With the exception of the goodwill, all the intangible assets have limited useful lives and are measured at their acquisition costs less scheduled straight-line amortization. They are amortized on the basis of their useful economic lives.

If the fair value is below the carrying amount, the assets are impaired. If the reasons for impairments recognized in the past cease to apply, the impairments are reversed.

Electricity feed-in contracts and project rights are amortized over 18 to 30 years, in line with the useful lives of photovoltaic installations and the existing leases, while other intangible assets are amortized over prospective useful lives of three to five years.

Goodwill resulting from a business combination is recognized at its amortized cost less any necessary impairments and is shown separately in the consolidated balance sheet.

For impairment test purposes the goodwill must be allocated to the Group’s cash-generating units (or groups thereof) which are expected to draw benefit from the synergies created by the business combination.

Cash-generating units to which a portion of the goodwill is allocated must be subjected to annual impairment tests. However, if there are indications that a unit has lost value, it will be tested more frequently. If the recoverable amount which a cash-generating unit can earn is lower than its carrying amount, the corresponding impairment loss must first be assigned to the carrying amount of any goodwill allocated to that unit and thereafter pro rata to the unit’s other assets on the basis of their respective values. Any impairment of the goodwill will be recognized directly in the income statement. Any impairment of goodwill may not be recovered in future periods.

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When selling a cash-generating unit the portion of the goodwill attributable to it will be taken into account in determining the profit or loss on the disposal.

3.6 Property, plant and equipment

Property, plant and equipment are measured at their amortized cost less cumulative depreciation.

Profits or losses from the disposal of assets are recognized as other income or expenses. The depreciation period and method are reviewed at the end of each financial year.

Property, plant and equipment are depreciated over their prospective useful economic lives pro rata temporis. The useful lives recognized for property, plant and equipment range from three to 30 years. The range for photovoltaic and wind power installations is 18 to 30 years, and three to five years for other office and business equipment.

3.7 Financial instruments

Financial assets and financial liabilities are recognized when a group entity becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs directly attributable to the acquisition are to be included for all financial assets and financial liabilities not subsequently measured at fair value through profit or loss. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities subsequently measured at fair value through profit or loss are recognized immediately in profit or loss.

3.8 Financial assets

Financial assets are classified in the following categories:

•	Financial assets measured at fair value through profit or loss
•	Financial investments held to maturity
•	Available-for-sale financial assets
•	Loans and receivables

The classification depends on the nature and purpose of the financial assets and is determined at purchase. The recognition and derecognition of financial assets is carried on the trade date, if the supply is within the usual time frame for the affected market.

3.9 Financial assets measured at fair value through profit or loss (FVTPL)

Financial assets are classified as at FVTPL when the financial asset is either held for trading or it is designated at FVTPL.

A financial asset is classified as held for trading if:

•	it has been acquired principally for the purpose of selling it in the near term; or
•	on initial recognition it is part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or
•	it is a derivative that is not designated and effective as a hedging instrument.

A financial asset other than a financial asset held for trading may be designated at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or
•	the financial asset forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group’s documented risk
•	management or investment strategy, and information about the grouping is provided internally on that basis; or
•	it forms part of a contract containing one or more embedded derivatives, and IAS 39 Financial Instruments:
•	Recognition and Measurement permits the entire combined contract (asset or liability) to be designated at FVTPL.

Of the set of derivative financial instruments, the Group currently only uses interest rate swaps to hedge against interest rate risks. These financial instruments are recognized at FVTPL as of the trading date.

Financial assets and liabilities at FVTPL are stated at fair value, with any gains or losses arising on remeasurement recognized through profit or loss in the financial result.

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3.10 Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables (including loans, trade receivables, other receivables, bank balances and cash in hand) are measured at amortized cost, unless they are held for trading. If there is any doubt as to the recoverability of loans and receivables they are carried at amortized cost less any appropriate write-downs. Trade receivables are written down if objective factors indicate that the outstanding receivables cannot be recovered in full. The write-downs are recognized directly through profit or loss.

3.11 Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

Object indications that financial assets are impaired include in particular:

•	Substantial financial difficulties on the part of the issuer or counterparty
•	Breach of contract, such as default or delayed interest or principal payments
•	Increased probability that the borrower will become insolvent or enter restructuring proceedings

For financial assets measured at amortized cost, the impairment loss is equal to the difference between the carrying amount of the asset and the present value of the estimated future cash flows, discounted at the original effective interest rate of the financial asset.

For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease is objectively related to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

3.12 Derecognition of financial assets

The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and opportunities of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and opportunities of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralised borrowing for the proceeds received.

On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received or receivable and the cumulative gain or loss that had been recognized in other comprehensive income and accumulated in equity is recognized in profit or loss.

3.13 Financial liabilities and equity instruments

Classification as debt or equity

Debt and equity instruments issued by a Group entity are classified in accordance with the substance of the contractual arrangements and their definitions as financial liabilities or equity instruments.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its debt. Equity instruments issued by a Group entity are recognized at the proceeds received, net of direct issue costs. Issue costs are those costs that would not have arisen if the equity instrument had not been issued.

Repurchase of the company’s own equity instruments is recognized and deducted directly in equity. No gain or loss is recognized in profit or loss on the purchase, sale, issuance or retirement of the company’s own equity instruments.

Financial liabilities

Financial liabilities are categorized either as financial liabilities measured at fair value through profit or loss or as other financial liabilities.

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3.14 Other financial liabilities

Other financial liabilities (including borrowings and trade and other payables) are subsequently measured at amortized cost using the effective interest method.

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses to the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including any fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

3.15 Derecognition of financial liabilities

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid or payable is recognized in profit or loss.

3.16 Derivative financial instruments

The Group uses derivative financial instruments to manage its interest rate risks. In 2014 the company decided to account for existing interest rate hedges with a substantial term to maturity relative to their total term and future interest rate hedges as cash flow hedges in accordance with IAS 39. As far as compatible with IAS 39, all derivatives existing as of 30 June 2014 were therefore designated as hedging instruments as of 1 July 2014. The additional derivates purchased in thrid and fourth quarters of the reporting year were designated as of their respective trading or acquisition date. However, only some of the hedging instruments currently held meet the criteria for hedge accounting in accordance with IAS 39. Derivatives acquired as part of business combinations can often not be designated as part of a hedging relationship if the derivatives already had a high market value, other than zero, relative to the notional value at the time of the acquisition.

As far as possible, the Group designates derivatives as hedging instruments in a hedging relationship when they are traded or acquired. Since the main terms of the hedged loans (interest period, interest rate, interest calculation method, repayment of nominal amounts) typically match the interest rate swaps exactly, the Group assumes that an effective hedging relationship can be proven prospectively. In the case of forward-starting swaps, management assumes that the underlying financing arrangements can be continued at a floating rate of interest when the fixed-interest period comes to an end.

At the beginning of the hedge both the hedging relationship and the Group’s risk management objectives and strategies with regard to the hedge are formally defined and documented. The documentation includes the definition of the hedging instruments, the hedged items and the type of hedged risk (interest rate risk for the base interest rate concerned). In addition, the documentation includes a description of how the Group intends to monitor the effectiveness of the hedging relationship at inception and in subsequent periods, and of whether the hedges were effective over the entire period of the hedging relationship.

To the extent that effectiveness can be demonstrated retrospectively using the hypothetical derivative method, the gains and losses from changes in the fair value of derivatives are recognized without effect on profit or loss in equity. The ineffective portion is recognized directly through profit or loss in the financial result.

A hedging relationship is considered to be effective as long as its effectiveness can be shown retrospectively to be within a range of 80% to 125%.

3.17 Collateral

The financial liabilities of the solar parks and wind farms are non-recourse loans. The entities included in the group of consolidated companies have for the most part furnished the financing banks or other creditors with collateral for their financial liabilities and, where applicable, contingent liabilities. As is customary with this kind of financing, the property, plant and equipment as well as all rights and future receivables have been assigned to the banks. The current value of the collateral furnished therefore corresponds to the carrying amount of the assets or the reserves (see subsection 5.9), or are immaterial (e.g. a right of subrogation in regard to the feed-in contracts). The principal collateral provided is as follows:

•	Enforceable land charges (property, plant and equipment)
•	Pledging of capital servicing and project reserve accounts (cash)
•	Assignment of the various companies’ rights to payment of the electricity feed-in tariff (revenues)
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•	Assignment of payment and remuneration claims against third parties arising from direct marketing contracts (revenues)
•	Assignment of goods stored in a specific place
•	Pledging of shareholdings (group of consolidated companies)

3.18 Inventories

The inventories mainly comprise merchandise. They are carried at the lower of amortized cost and net realizable value (the likely realizable sale price less costs incurred prior to sale). The moving average price is applied in determining the amortized cost.

3.19 Deferred taxes

Pursuant to IFRS financial accounting standard IAS 12, deferred taxes must be recognized in relation to temporary differences between the IFRS carrying amount of an asset or debt and its tax base. Under IFRS, the resulting differences may entail corresponding tax credits or tax losses, and the resulting deferred tax assets or liabilities must be recognized. Anticipated tax reductions resulting from the possible use of existing loss carry-forwards must also be recognized if it is likely that taxable income will be generated over the coming five years against which unused tax loss carry-forwards can be offset. However, the statutory limitation on the offsetting of tax loss carry-forwards against profits made during the planning period must be borne in mind.

Under current German tax law, sales of financial investments in limited companies are tax exempt except for a minimum tax rate of 5% on profits from the sale of shares in limited companies and on dividend income.

Deferred tax assets from the use of tax loss carry-forwards must be recognized if it is likely that there will be taxable profits against which existing loss carry-forwards can be offset.

3.20 Trade receivables

Trade receivables are carried at their amortized cost. Impairments are recognized on the basis of past experience through the classification of receivables and other assets according to their age and other objective information relating to their value.

3.21 Other assets: non-financial assets and other receivables

Other assets are carried at their amortized cost. In the case of the other short-term receivables, this was generally their fair value, since the time value of the money is negligible and there is no significant credit risk. The other non-current receivables are made up of prepayments and accrued income.

3.22 Cash and cash equivalents

The cash and cash equivalents comprise bank balances and time deposits which have a high degree of liquidity and a total term of up to three months, as well as cash in hand. These sums are not subject to interest rate risk and are carried at their nominal values. This does not apply to debt servicing and project reserves, which serve as collateral for the solar parks’ lending banks and can only be used in agreement with the lending banks for the respective companies.

3.23 Assets held for sale and associated liabilities

Individual non-current assets or groups of assets and any associated liabilities (disposal groups) are presented in this category if they can be sold in their current condition and their disposal is highly probable. A disposal group requires that the assets and liabilities are intended to be sold in a single transaction or as part of an overall plan.

A discontinued operation is a component of an entity which is either intended for sale or has already been sold and which can be clearly separated from the entity’s other activities, both from an operating perspective and for the purposes of financial reporting. A discontinued operation must also represent a separate major line of business or a geographical area of operations.

No further depreciation and amortization is recognized for non-current assets held for sale, either singly or as part of a disposal group or as discontinued operations. They are held at the lower of their carrying amount and fair value less costs to sell. If fair value less costs to sell is lower than the carrying amount, they are written down accordingly.

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The result of measuring assets held for sale at fair value less costs to sell and profits and losses on the disposal of discontinued operations, along with the result of operations from these units, are recognized separately in the consolidated income statement as the result from discontinued operations. However, the result of measuring individual assets held for sale and disposal groups is recognized in depreciation, amortization and impairment.

3.24 Liabilities, provisions and financial debt

When first recognized on the balance sheet, financial liabilities are carried at fair value. Subsequent measurement is at amortized cost, applying the effective interest method. Other liabilities are carried at their settlement value if, due to their short-term nature, the time value of the money is negligible. Financial debt at the solar parks and wind farms consists of non-recourse loans, i.e. the solar and wind installations constitute the sole collateral for each individual loan.

Other non-current provisions are carried at their prospective settlement value with no discounting; they cover all identifiable obligations at the balance sheet date which are based on business transactions or events occurring before the balance sheet date and whose extent or due date is uncertain. The settlement values calculated are those with the highest likelihood of occurrence.

Non-current provisions are discounted at a suitable risk-free interest rate.

Provisions are only recognized if there is a corresponding legal or constructive obligation towards third parties and the associated probability of occurrence is greater than 50%.

3.25 Revenue

Sales revenues are recognized at the fair value of the consideration received or due. Revenues from the sale of goods and electricity are recognized if the following conditions are met:

The significant risks and opportunities arising from ownership of the goods are transferred to the buyer.

Neither the right of disposal normally associated with ownership nor effective control over the purchased goods and products is withheld.

The amount of revenue can be reliably determined.

It is likely that economic benefit will be derived from the transaction.

The costs incurred or yet to be incurred in connection with the sale can be reliably determined.

Revenue from the sale of goods and electricity is therefore generally recognized when the goods and electricity have been supplied and legal title has been transferred.

Section 33g of the German renewable energy sources act (Erneuerbare-Energien-Gesetz – EEG) provided for the introduction of the so-called market premium on 1 January 2012. The market premium is paid by the grid operator to operators of installations producing electricity from renewable sources who opt to sell their electricity directly on the electricity exchange rather than following the EEG remuneration model. On the electricity exchange, installation operators receive the regular market price, which is lower than the remuneration guaranteed under the EEG. The difference between the EEG remuneration and the mean monthly market price on the electricity exchange is then equalized by the market premium. The actual volume of directly marketed electricity is measured via meter readings.

The market premium and the flexibility premium paid by the grid operator to installation operators pursuant to sections 33g and 33i EEG constitute genuine subsidies and as such are not subject to VAT.

Dividend income from investments is recognized when the shareholder’s right to receive payment has been established (provided that it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably).

Interest income must be recognized if it is likely that the economic benefit will flow to the Group and the

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amount of the revenue can be reliably determined. Interest income must be accrued or deferred on the basis of the outstanding nominal amount via the applicable effective interest rate. The effective interest rate is the exact rate by which the expected future payments over the lifetime of the financial asset will be discounted from the net carrying value of that asset on initial recognition.

3.26 Share-based compensation programme

Share options (equity-settled share-based payment transactions) are measured at their fair value at the time they are granted. The fair value of the obligation is recognized as personnel expenses over the vesting period, and a capital reserve is recognized at the same time (reserve for equity-settled employee remuneration to be met through equity instruments). The options issued are measured via a binomial option price model.

3.27 Leasing

Assets held under finance leases are initially recognized as assets of the Group at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability towards the lessor must be shown on the consolidated balance sheet as a liability arising from finance leases. The lease payments are thus divided into interest expenses and payment of lease liabilities in such a way as to ensure a constant rate of repayment of the outstanding liability. Interest expenses are recognized directly in the income statement.

Rental payments on operating leases are recognized as expenses on a straight-line basis over the lease term.

The Group has financed solar installations via leasing agreements whereby the material risks and opportunities are transferred to Capital Stage, thus establishing finance leases. The solar installations in the various solar parks are used as a collateral for the corresponding liabilities.

3.28 Earnings per share

Basic earnings per share are calculated by dividing the earnings attributable to shareholders by the weighted average number of shares in circulation during the period. Diluted earnings per share are calculated by dividing the earnings attributable to shareholders by the weighted average number of shares in circulation during the period, plus the number of exercisable options. The options are taken into consideration from the date on which the performance target is permanently reached or exceeded.

3.29 Segment reporting

During the reporting period, the focus of the Capital Stage Group’s business activities did not change from the previous year, remaining on the operation and development of solar parks and wind farms. Accordingly, the allocation of the consolidated assets and debts to the various segments remained unaltered. The Group’s segments are administration, PV parks, PV service, wind farms and financial investments.

The PV parks segment comprises the German, French and Italian solar parks plus any holding companies. In the reporting year the following companies were included for the first time: MTS4 S.r.l., Solaire Ille SARL, Centrale Photovoltaique SauS 06 SARL, CS Solarpark Bad Endbach GmbH, Capital Stage France Beteiligungsgesellschaft mbH, Le Communal Est Ouest SARL, ARSAC 4 S.A.S., ARSAC 7 S.A.S., CSG IPP GmbH, Pfeffenhausen-Egglhausen Photovoltaik GmbH, Capital Stage Biscaya Beteiligungs GmbH, Énergie Solaire Biscaya S.A.S., Labraise Sud SARL, Haut Lande SARL, La Gouardoune Centrale Solaire SARL, Communal Le Court S.A.S. and Lagravette S.A.S.

The segment’s principal business activity is electricity production. The segment’s sales revenues come mainly from either the feed-in tariffs paid by the various local providers or the market premium paid for direct marketing of electricity on the energy markets.

The PV service segment comprises the development of the plant operations company Capital Stage Solar Service GmbH and the Group’s financial investment in Eneri PV Service S.r.l. The principal business activities of the segment are the technical and commercial operation of both the Group’s and external solar park installations. The sales revenues earned by this segment mainly comes from plant operation charges.

The wind farms and the associated general partner are included in the wind farms segment. Windkraft

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Kirchheilingen IV GmbH & Co. KG was added in the year under review. The segment’s principal business activity is electricity production. The segment’s sales revenues come mainly from either the feed-in tariffs paid by the various local providers or the market premium paid for direct marketing of electricity on the energy markets.

The financial investments segment includes shares in Helvetic Energy GmbH and Calmatopo Holding AG. The segment’s principal business activity is the acquisition, holding and selling of these investments. The segment’s revenues mainly consist of the revenue generated by Helvetic Energy GmbH. The financial investment in BlueTec GmbH & Co. KG was sold with effect from 28 March 2014 to ALANOD GmbH & Co. KG.

Activities carried out by Capital Stage AG for all the companies in the Group are pooled in the administration segment. The segment administration includes the Capital Stage AG.

The segment reporting is done in accordance with the accounting methods applied in the consolidated balance sheet and is based on the internal reporting system.

The assets, provisions and liabilities presented in the consolidated balance sheet have been allocated to the appropriate segments. The investments presented in the segment reporting relate to acquisitions of property, plant and equipment and financial assets.

Inter-segment business transactions are conducted on the same conditions as ones with external third parties.

Group revenue of TEUR 71,654 generated from feeding electricity into the national grid is paid directly to the various solar parks and wind farms by the local power companies. However, this does not create any dependency on these entities, since the tariffs are guaranteed by law in the individual countries.

The various segments’ revenues from third parties were as follows: TEUR 64,083 in the PV parks segment, TEUR 7,571 in the wind farms segment, TEUR 5,697 in the financial investments segment and TEUR 475 in the PV service segment. Around 51% of revenue is generated in Germany (previous year: 63%), 7% in Switzerland (previous year: 17%), 19% in Italy (previous year: 20%) and 23% in France (previous year: 0%). Out of total assets (property, plant and equipment) amounting to TEUR 675,648 (previous year: TEUR 408,120), TEUR 326,676 (previous year: TEUR 288,143) are situated in Germany, TEUR 89 (previous year: TEUR 111) in Switzerland, TEUR 86,235 (previous year: TEUR 83,825) in Italy and TEUR 262,648 (previous year: TEUR 36,042) in France.

The reconciliation of revenues between the segments and overall Group revenue is mainly attributable to the elimination of plant operation charges for the Group’s own parks.

The difference between the overall carrying amount of the various segments’ assets and the total carrying amount of the Group’s assets is largely attributable to debt consolidation.

3.30 Risk management

The Capital Stage Group’s risk management system is designed to detect potential risks at an early stage and evaluate them precisely. Risk identification is therefore of great importance for the Capital Stage Group. For detailed information on the various types and classes of risk we refer to the management report.

4. Notes to the consolidated statement of comprehensive income

4.1 Revenue

TEUR 77,826

Previous year: TEUR 56,991

Revenue is recognized when the work or services are performed and a price has been agreed or is determinable and payment thereof appears probable. The invoicing for and payment of the feed-in tariffs for December 2014 takes place the following year. The breakdown of revenue is shown in the segment reporting.

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4.2 Other income

TEUR 32,210

Previous year: TEUR 14,981

Other income mainly consists of income recognized through profit or loss of TEUR 25,089 from the initial consolidation of solar parks and wind farms in Italy, France and Germany (previous year: TEUR 13,839). In the course of the provisional purchase price allocation process, all acquired assets and debts were identified and their fair value determined. This resulted in differences which were recognized in the 2014 income statement. New findings concerning the technical characteristics of the solar modules at four solar parks in Italy resulted in changes to the provisional purchase price allocation. These changes produced income of TEUR 4,246.

4.3 Cost of materials

TEUR -3,831

Previous year: TEUR -6,463

This consists mainly of expenses of TEUR 3,264 incurred by Helvetic Energy GmbH (previous year: TEUR 5,920) for the purchase of merchandise, as well as expenses of TEUR 567 (previous year: TEUR 543) for externally supplied electricity and other articles for operating solar parks and wind farms.

4.4 Personnel expenses

TEUR -6,591

Previous year: TEUR -6,299

In 2014 the Group employed an average of 66 people (previous year: 67), of whom 22 worked for Capital Stage AG, 11 for Capital Stage Solar Service GmbH and 33 for Helvetic Energy GmbH.

A breakdown of management board remuneration is given in section 12 of the notes.

The wages and salaries include employee bonus expenses. Management bonus payments for the management board totalled TEUR 930 (previous year: TEUR 571).

Personnel expenses of TEUR 65 (previous year: TEUR 60) were recognized in the 2014 income statement for the share-based compensation programme (see note 5.12).

in TEUR	2014	2013

Salaries	5,982	5,805
Personnel expenses, share-based payment	65	60
Other personnel expenses	26	10
Social security expenses	518	424
Total	6,591	6,299

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4.5 Other expenses

TEUR -14,324

Previous year: TEUR -8,808

Type of expense in TEUR	2014	2013

Due diligence and expert advice	1,212	771
Legal and tax advice	453	264
Drawing up and auditing financial statements	215	198
Publications and annual general meeting	202	183
Investor relations and designated sponsoring	113	121
Premises costs	542	633
Costs of solar parks and wind farms	8,670	4,435
Costs of ongoing business operations	1,539	1,700
Other taxes on operations	1,054	365
Miscellaneous	324	138
Total	14,324	8,808

The other operating expenses mainly comprise the costs of operating the parks, acquisition and administration costs, stock exchange listing costs, legal, tax consultation and auditing costs and general administration costs such as office costs, travel costs, insurance, advertising costs, telecommunications, vehicle costs and supervisory board remuneration. The following two tables provide a more detailed view of the items ‘Costs of solar parks and wind farms’ and ‘Costs of ongoing business operations’.

The costs of solar parks and wind farms are made up as follows:

Costs of solar parks and wind farms in TEUR	2014	2013

Technical and commercial management	2,509	1,161
Repairs and maintenance	1,716	1,192
Rent	1,471	953
Insurance	694	473
Legal and tax advice	444	3
Services	235	94
Fees, incidental and travel expenses	154	129
Lawn maintenance	150	23
Security	83	93
Other	1,214	315
Total	8,670	4,435

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The costs of ongoing business operations are made up as follows:

Costs of ongoing business operations in TEUR	2014	2013

Vehicle costs	370	334
Supervisory board fees	223	226
Marketing and advertising	220	310
Telecommunications	199	244
Travel expenses	118	121
Insurance	49	0
Office supplies	33	31
Research and development	1	29
Other	326	405
Total	1,539	1,700

4.6 Depreciation, amortization and impairment

TEUR -38,923

Previous year: TEUR -18,733

This item includes amortization of intangible assets and impairment losses (TEUR 17,041; previous year: TEUR 3,896) and depreciation of property, plant and equipment and impairment losses (TEUR 21,882; previous year: TEUR 14,837). The bulk of the amortization of intangible assets and impairment losses (TEUR 12,524, previous year: TEUR 3,550) relates to capitalized electricity feed-in contracts. The depreciation of property, plant and equipment mainly relates to energy generation installations (TEUR 21,765, previous year: 14,666).

On 7 August 2014 the Italian senate finally adopted a law amending decree no. 91/2014 and reducing the feed-in tariffs previously guaranteed for solar parks as of 1 January 2015. Operators of photovoltaic installations with a capacity of more than 200 kW were given a choice between three options. After considering all the relevant factors, Capital Stage chose the option of reducing the feed-in tariff by 8% as of 1 January 2015.

For this reason an impairment test as defined in IAS 36.12 was performed on all Italian solar parks, which resulted in an impairment loss of TEUR 7,764 on the capitalized feed-in contracts. The recoverable amount of the intangible assets (exclusive licences and feed-in contracts) is equal to their value in use and amounts to TEUR 100,017 as of the reporting date. The discount rate used was 4.60%. The impairment is attributed in full to the PV parks segment.

Two sensitivity analyses were also carried out in addition to the impairment test. The first sensitivity test assumed an increase/decrease in the discount rate of 0.5 percentage points. If the discount rate had been 0.5 percentage points higher (lower) the impairment loss would have increased by TEUR 2,757 (decreased by TEUR 2,500). For the second sensitivity analysis the cash flows from the individual photovoltaic installations were increased/reduced by 10%. If the cash flows had been 10% higher (lower) the impairment loss would have decreased by TEUR 1,525 (increased by TEUR 2,519).

In December 2014 the management of Capital Stage lodged an appeal with the Italian administrative court against the decision to cut the feed-in tariff. The company also reserves the right to appeal to the International Centre for the Settlement of Investment Disputes (ICSID).

Impairment testing of the goodwill for Helvetic Energy GmbH resulted in an impairment loss of TEUR 4,204. For further information we refer to section 5.2 Goodwill.

When the assets of Capital Stage Göttingen Photovoltaik GmbH were classified as a disposal group they were written down to fair value less costs of disposal of TEUR 523.

No impairment losses were recognized as a result of impairment testing the previous year.

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4.7 Financial result

TEUR -22,512

Previous year: TEUR -15,836

This amount breaks down as follows:

in TEUR	2014	2013

Income from financial investments	0	6
Interest income	1,128	1,034
Interest expenses	-23,267	-13,285
Costs of valuing and selling financial assets	0	-3,351
Earnings attributable to non-controlling interests	-373	-240
Total	-22,512	-15,836

4.8 Income from financial investments

The disposal of the financial investment in BlueTec GmbH & Co. KG meant that no income was generated from financial investments in the reporting year. Earnings attributable to non-controlling interests relate to the non-controlling interests of Windkraft Sohland GmbH & Co. KG, BOREAS Windfeld Greußen GmbH & Co. KG. and Windkraft Olbersleben II GmbH & Co. KG.

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4.9 Taxes on income

TEUR 2,200

Previous year: TEUR -1,789

in TEUR	2014	2013

Earnings before taxes on income	23,855	15,833
Expected taxes on income (30%)	-7,157	-4,750
Differences due to local tax rates and changes in tax rates	-334	436
Increase/reduction in corporation tax	0	130
Taxes from other periods	106	-97
Effects of tax-free income	8,898	4,155
Tax effects of non-deductible operating expenses	-24	-707
Effects of using or writing down tax loss carry-forwards	-1,421	-454
Other and compensatory tax effects	-24	-125
Other valuation differences	2,156	586
Other permanent differences	0	-963
Taxes on income	2,200	-1,789

With current tax expenses of TEUR 1,572 (previous year: TEUR 1,064) and deferred tax income of TEUR 3,772 (previous year: deferred tax expenses of TEUR 725), the total tax income recognized in the statement of comprehensive income was TEUR 2,200 (previous year: TEUR 1,789).

The recognition of deferred tax assets and liabilities within the Group takes into account the average tax rate for the Group, which includes trade tax, corporation tax and the solidarity surcharge.

Deferred tax assets arising from the use of tax loss carry-forwards must be recognized if it is probable that existing loss carry-forwards may be offset against income.

The Group’s provisional loss carry-forwards as of 31 December 2014 came to TEUR 64,802 (previous year: TEUR 43,608) (trade tax) and TEUR 69,144 (previous year: TEUR 42,090) (corporation tax). Of this, totals of TEUR 39,729 (previous year: TEUR 34,693) (trade tax) and TEUR 36,995 (previous year: TEUR 26,601) (corporation tax) will probably not be used within a reasonable period. Accordingly, no deferred tax assets have been recognized for these amounts.

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Deferred tax assets and liabilities arise due to valuation differences in relation to the following balance sheet items:

Deferred taxes	2014		2013
	Asset TEUR	Liability TEUR	Asset TEUR	Liability TEUR

Fixed assets	1,288	60,010	954	41,426
Current assets	289	138	0	0
Liabilities	3,629	638	826	735
Tax loss carry-forwards	8,334	0	3,493	0
Interest carry-forward	0	0	291	0
Total	13,540	60,786	5,564	42,161
Offsetting	0	0	0	0
Balance sheet figures	13,540	60,786	5,564	42,161

4.10 Other comprehensive income

TEUR -2,935

Previous year: TEUR 53

Other comprehensive income consists mainly of hedge accounting reserves introduced for the first time in the reporting year by designating hedging relationships in accordance with IAS 39, as well as the corresponding deferred taxes. Amounts recognized in equity will be reclassified in full as at profit or loss once the corresponding hedged items have expired. Other comprehensive income also includes currency translation differences as of the end of the period. They are reclassified to the income statement if part or all of the foreign operation is sold.

5. Notes to the consolidated balance sheet

5.1 Intangible assets

TEUR 145,425

Previous year: TEUR 91,426

Intangible asset developments are set out in the statement of changes in fixed assets. The intangible assets mainly comprise project rights as well as rights deriving from the electricity feed-in contracts amounting to TEUR 144,727 (previous year: TEUR 90,686). Electricity feed-in contracts are amortized over 18 to 30 years, in line with the useful lives of photovoltaic installations and wind turbines and the existing land leases. Project rights are amortized over 20 years.

Details of assets provided as collateral are given in note 3.17. There are no contractual obligations to acquire intangible assets, nor have any significant non-current assets been sold.

5.2 Goodwill

TEUR 2,623

Previous year: TEUR 6,827

The goodwill as of the reporting date mainly derives from the acquisition of a 100% shareholding in Helvetic Energy GmbH and Capital Stage Solar Service GmbH respectively. Helvetic Energy GmbH (Financial Investments segment) accounts for goodwill of TEUR 957 (previous year: TEUR 5,161). Capital Stage Solar Service GmbH (PV Service segment) accounts for goodwill of TEUR 1,481 (previous year: TEUR 1,481). The goodwill is subject to regular (at least annual) impairment testing.

Impairment testing of the acquired goodwill is performed on the basis of the prospective free cash flow of the respective cash-generating units (CGUs). The CGUs are identical to the corresponding legal units. The payments anticipated on the basis either of long-term contracts or expectations based on past business performance

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are discounted by using a risk-weighted interest rate (WACC). For the value-in-use calculation, the discount rate for the five-year detailed planning period up to 31 December 2014 was between 4.07% (Capital Stage Solar Service GmbH) and 6.12% (Helvetic Energy GmbH) (previous year: between 5.15% and 8.75%).

A growth rate of 1.00% (previous year: 1.00%) was assumed for the perpetual annuity.

The cash inflows determined by this method are compared with the carrying amounts, including goodwill, of the respective CGUs. The carrying amount for Helvetic Energy GmbH before impairment testing was TEUR 6,699. Goodwill accounted for TEUR 5,161 of the total. The recoverable amount for Helvetic Energy GmbH is equal to its value in use and amounts to TEUR 2,495 as of the reporting date.

Management plans cash flows and the underlying budgets for a period of five years.

Cash flows react most sensitively to the amount of revenue generated. After two years of losses, management has reduced its plans for the next five years substantially. Planning is now based on the reporting year. The general assumption is that the company has managed to achieve a certain level of stability in the reporting year. In addition, a new customer was acquired at the end of the year which theoretically has a great deal of potential. Management assumes that this potential can be realised in the years ahead and so that revenue will increase in subsequent periods.

As the cash flow forecasts are now much lower, the impairment test revealed an impairment loss of TEUR 4,204. Goodwill has therefore been written down accordingly. The impairment is attributed in full to the financial investments segment.

Two sensitivity analyses were also carried out in addition to the impairment test. The first sensitivity test assumed an increase/decrease in the discount rate of 0.5 percentage points. If the discount rate had been 0.5 percentage points higher (lower) the impairment loss would have increased by TEUR 305 (decreased by TEUR 373). For the second sensitivity analysis the cash flows from the CGUs were increased/reduced by 10%. If the cash flows had been 10% higher (lower) the impairment loss would have decreased by TEUR 339 (increased by TEUR 339).

In the previous year there was no indication of impairment.

Since the discounted cash inflows of CGU Capital Stage Solar Service GmbH show a surplus of TEUR 22,158 over their total carrying amounts, including goodwill, a sensitivity analysis was not performed. However, neither a 0.5% increase in the WACC nor a 10% reduction in the forecast discounted cash flows would result in an impairment of goodwill.

5.3 Property, plant and equipment

TEUR 675,648

Previous year: TEUR 408,120

Developments in property, plant and equipment are set out in the statement of changes in non-current assets. Property, plant and equipment consist of energy generation installations (TEUR 648,741, previous year: TEUR 407,703), installations under construction (TEUR 26,415, previous year: TEUR 9) and other equipment (TEUR 492, previous year: TEUR 408).

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Movements of the finance lease assets included under property, plant and equipment were as follows:

TEUR	2014	2013

Cost of acquisition
As of 1 January	22,278	22,278
Additions	0	0
Disposals	0	0
As of 31 December	22,278	22,278

Depreciation and amortization
As of 1 January	3,610	2,372
Additions	746	1,238
Disposals	0	0
As of 31 December	4,356	3,610

Book value 31 December	17,922	18,668

Details of assets provided as collateral are given in note 3.17. There are no contractual obligations to acquire property, plant or equipment, nor have any significant non-current property, plant and equipment assets been sold.

5.4 Financial assets

TEUR 6

Previous year: TEUR 7,785

Loans and interest of some TEUR 7,779 relating to a solar park in Italy acquired in early 2014 were shown in the other loans category the previous year. In the reporting year they were reclassified as loans to affiliated companies.

The financial investment in BlueTec GmbH & Co. KG was written off the previous year as a result of impairment testing and sold with effect from 28 March 2014. The resulting disposal gain of some TEUR 902 was recognized in other income.

The financial investments changed as follows:

TEUR	2014	2013

As of 1 January	7,785	3,049
Additions	0	8,087
Disposals	-7,779	0
Valuation changes	0	-3,351
As of 31 December	6	7,785

5.5 Other receivables (non-current)

TEUR 5,970

Previous year: TEUR 4,523

These consist of encroachment easements, advance payments for leases and other long-term receivables.

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5.6 Inventories

TEUR 1,926

Previous year: TEUR 2,055

The inventories consist of merchandise. In the financial year, the cost of materials for inventories came to TEUR 3,831 (previous year: TEUR 6,463). No collateral was provided. Impairments on inventories amounted to TEUR 28 as of the reporting date (previous year: TEUR 79). Reversals of impairments amounted to TEUR 15 (previous year: TEUR 47).

5.7 Trade receivables

TEUR 9,341

Previous year: TEUR 4,517

The receivables are recoverable and due in the short term. No impairments were required as of the balance sheet date, and there were no overdue receivables on that date.

5.8 Other current assets

TEUR 12,336

Previous year: TEUR 6,715

Other current assets break down as follows:

in TEUR	2014	2013

Non-financial assets	10,022	3,084
Other curent receivables	2,314	3,631
Total	12,336	6,715

The non-financial assets of TEUR 10,022 (previous year: TEUR 3,084) mainly comprise tax reimbursement claims of TEUR 5,635 (previous year: TEUR 2,675) and VAT tax credits not yet received or not yet due for payment. Input VAT amounting to TEUR 4,387 (previous year: TEUR 409) is expected to be refunded the following year.

Other current receivables consist largely of prepaid expenses of TEUR 1,399 (previous year: TEUR 2,370).

No impairments were required in the reporting year or the previous year.

5.9 Cash and cash equivalents

TEUR 118,722

Previous year: TEUR 55,659

The cash and cash equivalents consist exclusively of cash and bank balances. They include debt servicing and project reserves of TEUR 30,126 (previous year: TEUR 18,635) which serve as collateral for the solar parks’ lending banks and can only be used in agreement with the lending banks for the respective companies. Pursuant to IAS 7, movements in cash and cash equivalents are shown in the cash flow statement. Details of assets provided as collateral are given in note 3.17.

5.10 Assets held for sale and associated liabilities

TEUR 262

Previous year: TEUR 0

Assets held for sale and associated liabilities consist solely of the photovoltaic plant and one advance lease payment at Capital Stage Göttingen Photovoltaik GmbH. In the course of restructuring its portfolio, Capital Stage decided to sell the main assets of Capital Stage Göttingen Photovoltaik GmbH. The transaction is expected to be completed by the end of the second quarter 2015.

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5.11 Shareholders' equity

TEUR 243,479

Previous year: TEUR 207,401

Developments in equity are detailed in the consolidated statement of changes in equity.

On 27 and 28 February 2014, the management board of Capital Stage AG, on the basis of authorized capital and with the approval of the supervisory board, decided to increase the company’s share capital by EUR 4,698,158.00 from EUR 67,741,248.00 to EUR 72,439,406.00 by issuing 4,698,158 new bearer shares for subscription in cash with no subscription rights for existing shareholders. The new shares have dividend rights from 1 January 2013 onwards.

The capital increase was carried out in full at a price of EUR 3.65 per share. The new shares were sold to international institutional investors and existing core shareholders. Share capital then came to EUR 72,439,406.00, divided into 72,439,406 no-par shares. The capital increase was entered in the commercial register of the Hamburg district court on 3 March 2014.

In view of the company’s positive performance in 2013 and the prospects for the future, which remain good, the management board and supervisory board of Capital Stage AG tabled a proposal at the annual general meeting that took place on 26 June 2014 to pay a dividend of EUR 0.10 per share. This represents an increase of 25% over the 2012 financial year (EUR 0.08 per share). Shareholders also had the option of receiving the dividend either fully in cash or partly in the form of shares in Capital Share AG. The proposal by the management and supervisory boards was approved by a clear majority. The dividend was paid on 16 September 2014.

The option offered by Capital Stage AG for the first time of taking the dividend either all in cash or partly in the form of shares at a subscription price of EUR 3.70 was very popular with shareholders. Shareholders representing approximately 57% of outstanding share capital chose to receive shares. In total, 1,114,738 new bearer shares were issued. The new shares have dividend rights from 1 January 2014 onwards. The capital increase was entered in the commercial register of the Hamburg district court on 17 September 2014.

Subscribed capital increased as a result to EUR 73,554,144.00.

A contingent capital increase was adopted by the shareholders’ meeting on 31 May 2007 (Contingent Capital I). The exercise of share options at a nominal value of EUR 1.00 from this contingent capital increased share capital by a further 280,000 shares.

Altogether, the company received gross proceeds from the capital increases of some EUR 22.0 million from the issue.

As a result of capital increases, the capital reserves rose from EUR 88,492,360.15 to EUR 104,420,171.45.

As of the reporting date, share capital therefore comes to EUR 73,834,144.00, divided into 73,834,144 shares with a nominal value of EUR 1.00 per share.

Authorized capital

As of the reporting date 31 December 2014 and following the partial use of the authorization granted at the shareholders’ meeting held on 26 June 2014, the management board was still authorized, subject to the approval of the supervisory board, to increase the share capital of the company by up to EUR 35,104,965.00 on or before 25 June 2019 through the single or multiple issue of up to 35,104,965 new no-par-value bearer shares for subscription in cash and/or in kind (Authorized Capital 2014). All shareholders are entitled to subscription rights. The new shares may also be issued to one or more credit institutes or other companies named under section 186 paragraph 5 sentence 1 of the German stock corporation act (AktG) with the obligation that they be offered to shareholders (indirect subscription right) or partly by way of a direct subscription right (for instance, to eligible shareholders who have previously given an irrevocable subscription guarantee) and in any case by way of indirect subscription rights pursuant to section 186 paragraph 5 of the AktG.

The management board is authorized, subject to the consent of the supervisory board and to further conditions, to exclude the subscription rights of shareholders.

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The supervisory board is authorized to amend the wording of section 4 paragraphs 1 and 6 of the Articles of Association as appropriate to reflect the use of Authorized Capital 2014 either after the full or partial execution of the increase in share capital or, if some or all of Authorized Capital 2014 has not been used by 25 June 2019, after the expiry of the authorization period.

Contingent capital

In 2014, subscription rights were exercised for 280,000 company shares. Share capital is therefore now conditionally increased by up to EUR 1,255,000.00 from the issue of up to 1,255,000 no-par bearer shares (Contingent Capital I). However, the contingent capital increase will only be carried out to the extent that holders of the share options granted by Capital Stage AG in the period up to 30 May 2012 pursuant to the resolution passed by the shareholders’ meeting on 31 May 2007 in connection with the 2007 share-based compensation programme exercise their options to acquire company shares, and the company does not issue treasury shares in fulfilment of the subscription rights. New company shares resulting from the exercise of these subscription rights participate in profits from the beginning of the financial year for which the annual general meeting has not decided how to use the annual net profit when the subscription rights are exercised. The supervisory board is authorized to amend the wording of section 4 paragraphs 1 and 3 of the Articles of Association as appropriate to reflect the issue of option shares.

The share capital is conditionally increased by up to EUR 32,364,703.00 through the issue of up to 32,364,703 new no-par-value bearer shares, each representing EUR 1.00 of share capital (Contingent Capital II).

The conditional capital increase will only be implemented to the extent that holders of bonds with warrants or convertible bonds and parties who have conversion/option obligations from bonds with warrants or convertible bonds issued or guaranteed by the company or a direct or indirect 100% owned affiliate of the company before 25 June 2019, based on the resolution of the annual general meeting on 26 June 2014, exercise their option or conversion rights or, in the case of those obliged to exercise option or conversion rights, duly fulfil said obligation. The issue of new shares shall be made in accordance with the respective option or conversion price to be decided in accordance with the above resolution. The new shares participate in profits from the beginning of the financial year in which they are created through the exercise of option or conversion rights or the fulfilment of option or conversion obligations. The bonds with warrants or convertible bonds shall be offered to the shareholders for subscription. They can also be underwritten by a bank or a syndicate of banks with the obligation to offer them for subscription to shareholders. The management board is authorized, subject to the consent of the supervisory board and further conditions, to exclude the statutory subscription rights of shareholders.

The management board is authorized, subject to the consent of the supervisory board, to specify further details regarding the execution of a contingent capital increase. The supervisory board is authorized to amend the wording of sections 4 paragraphs 1 and 4 of the Articles of Association as appropriate to reflect the use of the Contingent Capital II either after the full or partial execution of the increase in share capital or, if some or all of the Contingent Capital II has not been used by 25 June 2019 (inclusive), after the expiry of the authorization period.

Furthermore, share capital is conditionally increased by up to EUR 2,320,000.00 through the issue of up to 2,320,000 no-par-value bearer shares (Contingent Capital III). With the consent of the supervisory board, the management board is authorized by 19 June 2017 (inclusive), pursuant to the specific provisions laid down in the share-based compensation programme 2012, to grant up to 2,320,000 share options on company shares with a term of up to seven years, whereby each share option confers the right to acquire one share in the company. These share options are designated exclusively for members of the management board, as well as selected senior management personnel and other high-performing company personnel. With respect to members of the company’s management board, the supervisory board has the sole right to grant share options. The share options may also be assigned to a bank, on the provison that the bank is required on the company’s instructions to transfer the options to their designated beneficiaries, who are the sole parties entitled to exercise the options in question. Shareholders do not have any option rights. The conditional capital increase will only be executed to the extent that holders of the options to acquire company shares duly exercise their option rights, and the company does not furnish its own shares in fulfilment of said options. The new shares participate in profits from the beginning of the financial year in which they are created through exercise of the option. The supervisory board is authorized to amend the wording of section 4 paragraphs 1 and 5 of the Articles of Association as appropriate to reflect the issue of option shares.

F-131

The consolidated distributable profit is determined as follows:

TEUR	31.12.2014	31.12.2013

Consolidated profit for the year after third-party holdings	25,525	13,368
Profit carried forward	45,548	32,388
Withdrawal from retained earnings	0	3,705
Dividend distribution	-7,244	-3,913
Consolidated distributable profit	63,829	45,548

The capital reserve of TEUR 100,802 stems from the increase in share capital of TEUR 2,520 entered in the Company Register on 28 January 2002 and from the share premium received on the capital increases carried out in 2010 (TEUR 2,464), 2011 (TEUR 12,194), 2012 (TEUR 20,488), 2013 (TEUR 48,014) and 2014 (TEUR 15,122).

The currency adjustment item of TEUR -130 (previous year: TEUR -106) relates exclusively to currency translation from Swiss francs to euros for the Swiss subsidiaries.

In addition to the currency adjustment item, other reserves include the hedge reserve (including corresponding deferred taxes) of TEUR -2,911 (previous year: n.a.) as a result of introducing hedge accounting in the reporting year.

Non-controlling interests consist of third-party interests in the following companies: Solarpark Brandenburg GmbH, Parco Eolico Monte Vitalba S.r.l., Solaire Ille SARL and Centrale Photovoltaique SauS 06 SARL.

Capital management

The aim of our capital management is to ensure that the Group can meet its financial obligations. The Group’s long-term goal is to increase enterprise value. On the balance sheet date, the Group had an equity ratio of 24.70% (previous year: 34.96%).

The following table shows the Group’s equity, equity ratio and cash and cash equivalents.

	31.12.2014	31.12.2013

Equity in TEUR	243,479	207,401
Equity ratio in %	24.70	34.96
Cash and cash equivalents in TEUR	118,722	55,659

5.12 Share-based payment

To enable Capital Stage AG to grant share options as remuneration components with a long-term incentive effect, on 31 May 2007, the annual general meeting of Capital Stage AG decided to conditionally increase the company’s equity capital by up to EUR 2,520,000.00 through the issue of up to 2,520,000 no-par-value bearer shares (Conditional Capital I). The purpose of Conditional Capital I is to safeguard the subscription rights attached to the share options issued during the period from 1 June 2007 to 30 May 2012 pursuant to the authorization resolution of the Capital Stage AG annual general meeting on 31 May 2007 in connection with the share-based compensation programme 2007 (AOP2007). The parties entitled to subscribe are the members of the Capital Stage AG management board, selected senior management personnel and other high-performing company personnel.

When the AOP2007 expired, a new share-based compensation programme (AOP2012) was adopted and Contingent Capital III was created at the shareholders’ meeting held on 20 June 2012.

F-132

Warrants were offered in 2008, 2009, 2010, 2011, 2012, 2013 and 2014. One option entitles its holder to subscribe to one Capital Stage AG no-par-value bearer share with voting rights. The option holder is entitled to exercise these options either individually or as a whole. Options from the 2008, 2009 and 2010 tranches can no longer be exercised.

To create long-term incentives, the subscription rights attached to the share options cannot be exercised until after the expiry of a vesting period. There is a vesting period of two years for the AOP 2007 and of four years for the AOP2012. The subscription price (base price) for both programmes is the arithmetic mean of the closing price of Capital Stage AG shares in Xetra trading on the Frankfurt Stock Exchange (or a comparable successor system) on the last five trading days preceding the date on which the options are granted. Condition for the exercise of subscription rights is that the performance target has been met. The performance target for the AOP2007 has been achieved if the price of shares in Capital Stage AG in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange exceeds the base price by at least 25% during the ten trading days preceding the date on which the subscription rights are exercised. The performance target for the AOP2012 has been achieved if the price of shares in Capital Stage AG in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange exceeds the base price by at least 30% during the ten trading days preceding the date on which the subscription rights are exercised. The applicable exercise period is deemed to be the period in which the relevant subscription rights may first be exercised, because the performance target having been reached or exceeded.

Share-based compensation programme 2007 (AOP2007)

On 1 April 2010, 17 June 2011 and 1 April 2012 the following options were issued from the 2007 share-based compensation programme, which can still be exercised or were exercised in the reporting year.

Year of distribution	2012	2011	2010

Exercise period	01.04.2014 – 31.03.2017	17.06.2013 – 16.06.2016	01.04.2012 – 31.03.2015
Base price	3.08 EUR	2.22 EUR	1.96 EUR
Exercise price on issue	3.85 EUR	2.78 EUR	2.45 EUR
Options offered and accepted	685,000	350,000	150,000
No. of shares on 1 Jan. 2014	685,000	115,000	60,000
Exercised options	-165,000	-55,000	-60,000
Lapsed options	-340,000	0	0
No. of shares on 31 Dec. 2014	180,000	60,000	0
Exercisable as of 31 Dec. 2014	180,000	60,000	0

In 2014, 280,000 options were exercised, of which 100,000 by management board members. In the reporting period, 340,000 options expired, of which 180,000 were held by management board members. As of the reporting date, the number of outstanding options therefore went down from 860,000 as of 31 December 2013 to 240,000, all of which are held by members of the management board. 240,000 options from the AOP 2007 can be exercised as of the reporting date 31 December 2014.

F-133

Share-based compensation programme 2012 (AOP2012)

On 21 March 2013 and 26 June 2014, the following share options were granted under the share-based compensation programme for 2012:

Year of distribution	2014	2013

Exercise period	27.06.2018-26.06.2021	22.03.2017-21.03.2020
Base price	3.74 EUR	3.81 EUR
Exercise price on issue	4.86 EUR	4.95 EUR
Options offered and accepted	250,000	600,000
No. of shares on 1 Jan. 2014	0	600,000
Exercised options	0	0
Lapsed options	0	-300,000
No. of shares on 31 Dec. 2014	250,000	300,000
Exercisable as of 31 Dec. 2014	0	0

No options were exercised in the financial year 2014. In the reporting period, 300,000 options expired, of which 150,000 were held by management board members. As of the reporting date there were a total of 550,000 options outstanding (previous year: 600,000), of which 150,000 were held by management board members. The tranches from the AOP2012 are in the vesting period until March 2017 and June 2018 respectively, so no options can be exercised from the AOP2012 as of the reporting date.

Pursuant to IFRS 2, the share options are recognized in the balance sheet at their fair value, whereby fair value is then recognized as personnel expenses over the vesting period. Accordingly, the warrants must be valued on their issue through the use of a suitable model which takes into account the capital-market-oriented characteristics of the warrants. Non-capital-market-oriented characteristics, such as the vesting period, must be reflected by taking into account anticipated fluctuations in employee numbers. The total value arrived at on the basis of the option’s value and the estimated number of options still exercisable at the end of the vesting period must be distributed pro rata over the vesting period and recognized in the income statement as personnel expenses. The anticipated fluctuation rates are based on those experienced over recent years.

The options issued in 2014 were valued using a binomial option price model on the basis of a price per share of EUR 3.74 (previous year: EUR 3.81) on the date of issue. Where relevant, the expected option period applied by the model was adjusted on the basis of the management’s best estimates in respect of the effect of their non-transferability, exercise restrictions and the probability of the market conditions connected to the options actually transpiring, as well as assumptions relating to the beneficiaries’ exercise behaviour. The calculations are based on anticipated volatility of 30.0% (previous year: 30%), an assumption based on the historic volatility one year prior to issue.

Further assumptions made were a risk-free interest rate of 1.00% (previous year: 1.00%) p.a. as well as a exercise price at issue of EUR 4.86 (previous year: EUR 4.95). The liquidity inherent in the Capital Stage AG share was compared with the liquidity within the peer group of Capital Stage AG. Due to the substantially lower liquidity of the shares, a discount of the option value was applied.

Personnel expenses of TEUR 63 (previous year: TEUR 39) from the AOP2012 and of TEUR 2 (previous year: TEUR 21) from the AOP2007 were recognized in the income statement for 2014. In subsequent years the programme is expected to entail recognition of personnel expenses of a further TEUR 192 (previous year: TEUR 172), with the actual amount depending on fluctuations in the number of beneficiaries between now and the end of the vesting period. The weighted mean fair value on the balance sheet date of the share options granted in 2014 was EUR 0.91 (previous year: EUR 0.93). The weighted mean fair value of all share options in existence on 31 December 2014 was EUR 0.26 (previous year: EUR 0.07).

F-134

5.13 Liabilities, provisions and financial debt

TEUR 681,534

Previous year: TEUR 343,629

Type of liability	Total amount	Remaining term up to one year	Remaining term one to five years	Remaining term over five years
	TEUR	TEUR	TEUR	TEUR
Trade payables (previous year)	13,284 (2,119)	13,284 (2,119)	0 (0)	0 (0)
Other current debt (previous year)	7,755 (5,135)	7,755 (5,135)	0 (0)	0 (0)
Other non-current debt (previous year)	2,746 (1,758)	0 (0)	0 (727)	2,746 (1,031)
Financial liabilities (previous year)	621,363 (308,173)	43,108 (22,028)	172,005 (90,984)	406,250 (195,161)
Liabilities to non-controlling interests (previous year)	11,996 (4,027)	11,996 (4,027)	0 (0)	0 (0)
Leasing liabilities (previous year)	17,874 (18.761)	920 (888)	4,025 (3,884)	12,929 (13,989)
Tax provisions (previous year)	950 (904)	950 (904)	0 (0)	0 (0)
Other provisions for restoration obligations (previous year)	5,566 (2,752)	0 (0)	0 (0)	5,566 (2,752)
Total liabilities (previous year)	681,534 (343,629)	78,013 (35,101)	176,030 (95,595)	427,491 (212,933)

The trade payables mainly relate to invoices from suppliers received by individual solar parks and wind farms. These invoices are paid at the beginning of the following year.

Neither during the current nor the previous financial year were any conditional lease payments made (e.g. stepped rent). No options are in place to extend existing contracts.

The carrying amounts of current financial liabilities and other current liabilities are approximately equal to their market value.

F-135

Changes in provisions are as follows:

Table of changes in provisions in TEUR	As of 01.01.2014	Additions	Reversals	Consolidation, currency adjustments, reclassification	Used	As of 31.12.2014

Tax provisions	904	571	-2	122	-645	950
Provisions for restoration obligations	2,752	15	0	2,899	-100	5,566
Other provisions
Provisions for personnel expenses	764	1,562	0	0	-1,190	1,136
Provisions for preparing and auditing financial statements	97	191	-3	8	-117	176
Provisions for land leases	43	84	0	0	-82	45
Miscellaneous other provisions	1,344	1,554	-758	58	-1,154	1,044
Provisions	5,904	3,977	-763	3,087	-3,288	8,917

In assessing the extent of our restoration obligations, there is a small degree of uncertainty which relates exclusively to the amount of the corresponding provision. This results from the fact that the date of the required restoration work on the energy generation installation is fixed by the term of the lease. In determining the actual restoration costs, an average inflation rate of 2% has been assumed. Provisions are accreted to their present value on an annual basis. The expenses for accrued interest on the provisions were TEUR 112 in 2014 (previous year: TEUR 68).

Provisions for personnel expenses include bonuses for employees and management board members.

Other current liabilities break down as follows:

TEUR	31.12.2014	31.12.2013

Personnel and social security liabilities	2	4
Outstanding invoices	2,401	2,248
Other taxes	3,604	1,243
Accruals and deferred income	1,019	1,175
Miscellaneous	729	465
Total	7,755	5,135

F-136

The finance lease liabilities break down as follows:

	Minimum lease payments		Present value of minimum lease payments
	31.12.2014 TEUR	31.12.2013 TEUR	31.12.2014 TEUR	31.12.2013 TEUR

Remaining term up to one year	1,552	1,552	920	888
Remaining term one to five years	6,207	6,207	4,025	3,884
Remaining term over five years	15,469	17,020	12,929	13,989
	23,228	24,779	17,874	18,761
Less financing costs	-5,354	-6,018

Present value of minimum lease payments	17,874	18,761	17,874	18,761

Of which current liabilities			920	888
Of which non-current liabilities			16,954	17,873

6. Additional disclosures related to financial assets and liabilities

Book value, valuation and fair value according to classes and measurement categories

Category of financial instrument	Measurement category *	Book value 31.12.2014 (31.12.2013)	Valuation under IAS 39*			Fair value as of 31.12.2014 (31.12.2013)
in TEUR			Amortised cost	Fair value in equity	Fair value through profit or loss

Financial assets
Cash and cash equivalents (previous year)	L&R	118,722 (55,659)	118,722 (55,659)			118,722 (55,659)
Trade receivables (previous year)	L&R	9,341 (4,517)	9.341 (4,517)			9,341 (4,517)
Other short-term receivables (previous year)	L&R	657 (1,129)	657 (1,129)			657 (1,129)
Financial investments (previous year)	FV-option	6 (6)			6 (6)	6 (6)
Financial liabilities
Trade payables (previous year)	AC	13,284 (2,119)	13,284 (2,119)			13,284 (2,119)
Financial liabilities (previous year)	AC	605,749 (306,994)	605,749 (306,994)			650,369 (322,044)
Leasing liabilities (previous year)	AC	17,874 (18,761)	17,874 (18,761)			17,445 (15,555)
Liabilities to non-controlling interests (previous year)	AC	11,996 (4,027)	11,996 (4,027)			11,996 (4,027)

F-137

Category of financial instrument	Measurement category *	Book value 31.12.2014 (31.12.2013)	Valuation under IAS 39*			Fair value as of 31.12.2014 (31.12.2013)
in TEUR			Amortised cost	Fair value in equity	Fair value through profit or loss

Liabilities from contingent consideration (previous year)	n.a.	2,000 (0)			2,000 (0)	2,000 (0)
Other financial liabilities (previous year)	AC	547 (219)	547 (219)			547 (219)
Derivative financial liabilities
Derivatives in a hedging relationship (previous year)	n.a.	8,409 (n.a.)		4,100 (n.a.)	4,309 (n.a.)	8,409 (n.a.)
Derivatives not in a hedging relationship (previous year)	FLHfT	4,167 (1,652)			4,167 (1,652)	4,167 (1,652)

* L&R: Loans and Receivables; FAHfT: Financial Assets Held for Trading; AC: Amortized Cost; FLHfT: Financial Liabilities Held for Trading.

The fair values of financial instruments were measured on the basis of the market information available on the reporting date using the following methods:

Cash and cash equivalents, other current receivables and trade receivables generally have short remaining terms to maturity. Carrying amounts as of the reporting date are therefore approximately equal to fair values.

Financial investments measured at fair value through profit or loss include the investment in Eneri PV Service S.r.l. The financial investment was assigned to the IAS 39 category ‘measured at fair value through profit or loss’ (‘fair value option’) due to the unified monitoring of the financial instrument via the risk management system and the appraisal of their performance on the basis of fair value.

Trade liabilities and other financial liabilities generally have short remaining terms to maturity, so the carrying amounts are approximately equal to their fair values.

The fair values of liabilities to banks, mezzanine liabilities (pooled in the class of financial debt) and leasing liabilities are measured as the present values of expected future cash flows. They are discounted at standard market rates for their maturities.

Liabilities towards non-controlling interests are held at the present value of the potential settlement amount, in line with IAS 32.23.

Liabilities from contingent consideration are measured at fair value through profit or loss and consist solely of the earn-out from the acquisition of Capital Stage France Beteiligungsgesellschaft mbH (including the investment in Le Communal Est Ouest SARL).

F-138

Derivative financial liabilities at fair value through profit or loss relate both to derivative financial instruments in a hedging relationship and to derivative financial instruments not in a hedging relationship. These financial instruments consist solely of derivative interest rate hedges. The fair values of the interest rate swaps are measured on the basis of discounted expected future cash flows. Values were derived from the yield curves applicable as of the reporting date.

Fair value hierarchy

The financial instruments held at fair value through profit or loss by the Group as of 31 December 2014 comprise shares assigned, pursuant to IAS 39, to the category ‘at fair value through profit or loss’ (the fair value option), liabilities from contingent consideration as well as interest rate hedges. In some cases the interest rate hedges are interest rate swaps, classified as derivatives held for trading, and interest rate swaps in a hedging relationship as defined in IAS 39.

Fair value is not always available as a market price. Often it must be determined on the basis of various valuation parameters. Depending on the availability of observable parameters and the significance of these parameters for measuring fair value as a whole, the fair value measurement is assigned to level 1, 2 or 3. This fair value hierarchy is defined as follows:

•	Input parameters for level 1 are quoted prices (unadjusted) on active markets for identical assets or debts that the company can access on the measurement date.
•	Input parameters for level 2 are listed prices other than those used for level 1, which can either be observed for the asset or debt directly or indirectly, or which can be derived indirectly from other prices.
•	Input parameters for level 3 are unobservable inputs for the asset or debt.

Assets and debts consistently measured at fair value are reclassified from one level to another if necessary, e.g. if an asset is no longer traded on an active market or is traded for the first time.

Fair value hierarchy 31.12.2014 (31.12.2013) in TEUR	Level
	1	2	3

Assets Financial investments (fair value option)			6 (6)
Liabilities Liabilities from contingent consideration Derivative financial liabilities Derivatives not in a hedging relationship Derivatives in a hedging relationship		4,167 (1,652) 8,409 (n.a.)	2,000 (0)

Interest rate hedges are measuring using yield curves and acknowledged mathematical models (present value calculation). The market values recognized in the balance sheet therefore correspond to level 2 of the fair value hierarchy defined in IFRS 13.

With the exception of the interest rates, the financial investments carried at fair value in the consolidated balance sheet (and the disclosures on the fair values of financial instruments) are based on level 3 information and input factors.

No sensitivity analysis was carried out in the reporting year, because the financial assets were immaterial. In the previous year, financial investments were valued every six months using the discounted cash flow method (DCF). In the DCF analysis, the forecast free cash flows are discounted by a weighted interest rate (WACC) and net debt (interest-bearing liabilities less freely available cash and cash equivalents) is then deducted. The figure thus arrived at reflects the economically well-founded value of the company. The forecast free cash flows can be taken from the budgeted balance sheets and income statements, and their plausibility can then be checked against available sources of objective information, such as market, industry and sectoral studies, before making any necessary adjustments.

For reasons of materiality these measurement methods were also not used in the reporting year.

F-139

There were no changes between measurement levels in the reporting year.

For each class of assets and liabilities not measured at fair value in the balance sheet and for which fair value is not approximately equal to the carrying amount, the following table shows the level of the fair value hierarchy to which the measurement of fair value has been assigned overall.

Fair value hierarchy 31.12.2014 (31.12.2013) in TEUR	Level
	1	2	3

Liabilities Financial liabilities at amortised cost Financial liabilities (previous year) Leasing liabilities (previous year)		650,369 (322,044) 17,445 (15,555)

The following overview provides a detailed reconciliation of the assets and liabilities regularly measured at fair value in level 3.

TEUR	2014	2013

Financial assets
As of 1 January	6	3,050
Purchases (including additions)	0	307
Gains/losses in profit or loss	0	-3,351
As of 31 December	6	6

Liabilities from contingent consideration
As of 1 January	0	0
Purchases (including additions)	2,000	0
As of 31 December	2,000	0

The following table shows the net profits and losses from the financial instruments recognized in the consolidated income statement categorized by measurement categories:

TEUR	2014	2013

Loans and receivables (L&R)	778	519
Financial liabilities measured at amortized cost (AC)	-19,420	-13,460
Financial instruments at fair value through profit or loss	-3,832	-2,632
Of which held for trading (FAHfT and FLHfT)	-3,832	712
Of which fair value option	0	-3,344
Total	-22,474	-15,573

F-140

Net gains and losses from financial instruments comprise measurement effects, recognition and reversal of impairment losses, interest and all other earnings effects from financial instruments. The item ‘Financial instruments at fair value through profit or loss’ includes gains and losses from the investment in Eneri PV Service S.r.l. and the previous year also from the investment in BlueTec GmbH & Co. KG (fair value option) as well as from instruments not designated as hedging instruments in a hedging relationship in line with IAS 39. In addition, the item ‘held for trading’ includes gains and losses from the ineffective portion of financial instruments designated as hedging instruments in accordance with IAS 39. Measurement gains and losses on financial instruments not recognized through profit or loss are shown in the overview of income and expenses recognized directly in equity.

The following interest income and expenses originate from financial instruments not measured at fair value through profit or loss:

in TEUR	2014	2013

Interest income	1,009	519
Interest expenses	19,694	13,613
Total	-18,685	-13,094

Interest rate swaps

The fair value of the interest rate swaps on the balance sheet date is determined by discounting future cash flows through application of both the yield curves on the balance sheet date and the credit risk of the contracts.

As of the reporting date the Group held 37 (previous year: 5) interest rates swaps under which the Group receives interest at a floating rate and pays interest at a fixed rate. These are what are known as amortizing interest rate swaps, whose nominal volume is reduced at regular defined intervals. The following table shows the nominal amounts as of the reporting date, the average (volume-weighted) fixed interest rates and the fair values. It distinguishes between interest rate swaps that are part of an effective hedging relationship pursuant to IAS 39 and those that are not.

	31.12.2014	31.12.2013

Nominal volume in TEUR	157,400	37,626
Of which in a hedging relationship	129,162	0
Of which not in a hedging relationship	28,238	37,626

Average interest rate in %	2.60	2.65

Fair value in TEUR	-12,576	-1,652
Of which in a hedging relationship	-8,409	0
Of which not in a hedging relationship	-4,167	-1,652

Effectiveness tests carried out as of 31.12.2014 showed an effectiveness level for all hedging relationships of 94.38% to 105.96%, which is well within the permitted range. The ineffective portion of the swaps in a hedging relationship and changes in the market value of swaps that are not in a hedging relationship, amounting to TEUR 3,832 in total, were recognized through profit or loss. The effective portion of TEUR 4,100, as well as deferred taxes of TEUR 1,189, were recognized in equity without effect on profit or loss.

F-141

Principles of risk management

The main risk for Capital Stage’s financial assets and liabilities and its planned transactions is interest rate risk. Risk management aims to limit this risk by means of ongoing activities. Depending on the assessment of the risk, derivative hedging instruments are used to do so. To minimize default risk, only respected banks with good credit ratings are used as counterparties for interest rate hedges. Hedging is generally limited to risks that affect the Group’s cash flow.

Interest rate risk

Interest rate risk is the risk of changes in the fair value or future cash flows from a financial instrument due to changes in market interest rates. Exposure to interest rate risk comes from acquisition financing and from financing arrangements for individual assets, to the extent that they are at floating rates. As these financing arrangements are nearly all hedged in full by means of unconditional interest rate swaps for the complete nominal volume, the fluctuations recognized in the income statement are only marginal. However, changes in market expectations of interest rates alter the measurement of gains and losses expected from the interest rate hedge, which are reflected solely in the hedging reserve – to the extent that the derivatives form part of an effective hedging relationship. For derivatives not in a hedging relationship in line with IAS 39, the change in expectations has a direct impact on earnings.

Interest rate risks are illustrated by means of sensitivity analyses in accordance with IFRS 7.

If market interest rates as of 31 December 2014 had been 100 basis points higher, earnings before taxes would have been TEUR 1,371 higher and the hedge reserve in equity before taxes would have been TEUR 6,017 higher. This is because an increase in market interest rates as of the reporting date reduces net cash outflows from the interest rate hedges over the entire duration of the interest rate swaps and so increases their present value. In view of the level of interest rates as of the reporting date, no sensitivity analysis was carried out for a reduction of 100 basis points in the interest rate. No sensitivity analysis was carried out the previous year for reasons of materiality.

Credit risk

Credit risk is the risk that counterparties are unable to meet their obligations as agreed. The receivables held by the solar parks and wind farms are mostly trade receivables from selling the electricity produced. In all the markets in which Capital Stage operates, the sale of electricity is based on contractually defined remuneration rates governed and safeguarded by law. The receivables are all short-term and are generally settled within two months. In the reporting period the default rate for trade receivables was 0% (previous year: 0%).

Liquidity risk

Liquidity risk is the risk that the Group is unable to meet its obligations as they fall due. The financial liabilities did not pose any liquidity risk since as of the reporting date the Group held cash and cash equivalents of TEUR 118,722 (previous year: TEUR 55,659). The Group also receives ongoing cash flows from the solar parks and wind farms; there is a high degree of certainty that these cash flows can be expected to continue and they are ample to service the interest payments, principal repayments and financial liabilities. The management board has ultimate responsibility for liquidity risk management. To this end, it has established a suitable system for managing short-, medium- and long-term financing and liquidity requirements. The Group manages liquidity risks by maintaining suitable reserves and through the ongoing monitoring of forecast and actual cash flows, as well as coordinating the maturity profiles of financial assets and liabilities.

F-142

IFRS 7 also requires a maturity analysis for derivative and non-derivative financial liabilities. The following maturity analysis shows how non-discounted cash flows in connection with liabilities as of 31 December 2014 (31 December 2013) affect the Group’s future liquidity.

Type of liability in TEUR	Book Value 31.12.2014	Remaining term up to one year	Remaining term one to five years	Remaining term over five years
Non-derivative financial liabilities
Financial liabilities (previous year)	605,749 (306,994)	57,631 (45,955)	242,668 (143,173)	556,359 (269,252)
Leasing liabilities (previous year)	17,874 (18,761)	1,552 (1,552)	6,207 (6,207)	15,469 (17,020)
Trade payables (previous year)	13,284 (2,119)	13,284 (2,119)	0 (0)	0 (0)
Liabilities to non-controlling interests (previous year)	11,996 (4,027)	11,996 (4,027)	0 (0)	0 (0)
Liabilities from contingent consideration (previous year)	2,000 (0)	2,000 (0)	0 (0)	0 (0)
Other financial liabilities (previous year)	547 (219)	547 (219)	0 (0)	0 (0)
Derivative financial liabilities
Interest rate derivatives not in a hedging relationship (previous year)	4,167 (1,652)	849 (877)	2,522 (2,505)	806 (220)
Interest rate derivatives in a hedging relationship (previous year)	8,409 (n.a.)	879 (n.a.)	2,643 (n.a.)	5,136 (n.a.)

The basic procedure for calculating these amounts is as follows:

If the counterparty can demand a payment at various dates, the liability is shown as of the earliest date. Interest payments made on financial instruments with floating rates are calculated using forward interest rates. The cash flows of the financing and leasing liabilities are made up of undiscounted interest payments and capital repayments. The liabilities to non-controlling interests have a put option which can be exercised at any time and are therefore classified as short term. Undiscounted net payments are shown for the derivative financial instruments.

7. Notes to the consolidated cash flow statement

The cash flow statement is presented separately.

The cash flow statement shows the changes in the Capital Stage Group’s cash and cash equivalents. The cash funds meet the definition of cash and cash equivalents set out in the notes in relation to the main measurement principles. The cash flow statement has been prepared in conformity with IAS 7, classifying the changes in cash and cash equivalents into cash flows from operating, investing and financing activities. We are presenting the cash flow from operating activities using the indirect method.

The cash and cash equivalents consist exclusively of cash and bank balances. They include debt servicing and project reserves of TEUR 30,126 (previous year: TEUR 18,635) which serve as collateral for the solar parks’ lending banks and can only be used in agreement with the lending banks for the respective companies.

F-143

All interest payments are shown in the cash flow from financing activities. In 2014, interest payments of TEUR 23,448 (previous year: TEUR 12,649) were made. The cash flow from operating activities includes tax expenses of TEUR 1,567 (previous year: TEUR 398).

8. Contingent liabilities and other obligations

The Group had an obligation of TEUR 776 under rental agreements as of the reporting date (previous year: TEUR 999).

There are also standard leases which are classified pursuant to IAS 17.8 as operating leases. The leased items are capitalized by the lessor rather than the lessee. The sum of future minimum lease payments due to binding operating leases for the period from one year to five years amounts to TEUR 95. There are no lease payments presented in the category of over five years, because the longest contract expires at the end of March 2018. These disclosures are made in accordance with IAS 17.35.

	Other liabilities up to one year in TEUR	Other liabilities one to five years in TEUR	Other liabilities over five years in TEUR

Rental agreements (previous year)	237 (236)	539 (763)	0 (0)
Leases (previous year)	97 (88)	95 (155)	0 (0)
Commercial leases (previous year)	2,174 (767)	9,369 (3,345)	46,902 (17,066)

Expenses from lease liabilities in the reporting year came to TEUR 127 (previous year: TEUR 95) and for commercial leases and compensation for use TEUR 1,471 (previous year: TEUR 947).

9. Events after the balance sheet date

On 23 December 2014 Capital Stage acquired a portfolio of solar parks in the Friuli region of Italy, around 100 kilometres north-east of Venice. The seller was the international photovoltaic specialist GP JOULE, which is based in Schleswig-Holstein. The solar park portfolio has a capacity of 26.7 MWp and commenced operations between February and September 2013. Capital Stage AG is responsible for commercial management and GP JOULE for the technical management. The transaction was completed on 11 February 2015. Due to a lack of final information, no purchase price allocation could be made by the date of publication of the consolidated balance sheet. Total assets and earnings are expected to rise, but the increase cannot yet be quantified.

On 9 February 2015 Capital Stage AG signed a framework agreement for a loan of EUR 10.0 million with a well-known bank in Hamburg. Capital Stage Solar IPP GmbH and Capital Stage Wind IPP GmbH are jointly liable for the loan. This short-term line of credit provides general working capital (especially bridge financing for possible refunds from the tax authority for corporation and capital gains tax) and excludes interim equity financing for projects.

On 12 February 2015 Capital Stage acquired its first portfolio of solar parks in the United Kingdom, in the south-east of England and Wales. The British portfolio consists of seven solar parks and has a capacity of 53.4 MWp. All seven parks are already connected to the grid. The total volume of the acquisition, including debt, is GBP 67.7 million (approximately EUR 90 million). The acquisition is still subject to standard conditions precedent.

There were no other significant events after the end of the financial year.

10. Transactions with related parties

Rental contracts on arm’s-length terms exist with Albert Büll, Dr. Cornelius Liedtke GbR in Holzhafen for office space for Capital Stage AG and car parking spaces in the same building.

F-144

On 24 March 2014, a short-term loan of EUR 6 million was taken out on arm’s-length terms from Lobelia Beteiligungs GmbH, Grünwald, as temporary bridge financing for the subsequent acquisition of CS Solarpark Bad Endbach GmbH. The loan was repaid in full on 23 September 2014.

As of the reporting date there were no outstanding balances from transactions with related parties.

11. Earnings per share

The weighted average number of ordinary shares used in calculating the diluted earnings per share was calculated as following from the weighted average number of ordinary shares used in calculating the basic earnings per share:

	31.12.2014	31.12.2013

Weighted average number of the calculation of the basic earnings per share	72,017,994	55,912,956

Shares assumed to have been issued for no consideration
Employee options	127,768	11,122
Weighted average number of the calculation of the diluted earnings per share	72,145,762	55,924,078
Earnings per share in EUR, basic	0.35	0.24
Earnings per share in EUR, diluted	0.35	0.24

12. Management board

The Capital Stage AG management board chairman is Felix Goedhart (Hamburg).

Dr Zoltan Bognar was the second management board member until 30 September 2014.

Dr Christoph Husmann was appointed as the second member of the Capital Stage AG management board on 1 October 2014.

Details of their membership in other supervisory and advisory boards:

Felix Goedhart:

•	Gottfried Schulz GmbH & Co. KG, Ratingen, administrative board member
•	Gottfried Schultz Automobilhandels SE, supervisory board member
•	BlueTec GmbH & Co. KG, Trendelburg, advisory board member until 8 April 2014
•	Calmatopo Holding AG, Flurlingen, Switzerland, president of the administrative board
•	HSV Fußball AG, Hamburg, supervisory board member since 26 May 2014

To create long-term incentives, management board members are granted share options under the share-based compensation programme. These were adopted in 2007 and 2012 by the shareholders’ meeting. The last tranche of the share-based compensation programme AOP2007 was issued in the financial year 2012. Since 2013 options have been granted as part of the share-based compensation programme AOP2012. The subscription rights attached to the share options may only be exercised after a waiting period. There is a vesting period of two years for the share-based compensation programme AOP2007 and of four years for the share-based compensation programme AOP2012. The subscription price (base price) for both programmes is the arithmetic mean of the closing price of Capital Stage AG shares in Xetra trading on the Frankfurt Stock Exchange (or a comparable successor system) on the last five trading days preceding the date on which the options are granted. Condition for the exercise of subscription rights is that the performance target has been met. The performance target for the AOP2007 has been achieved if the price of shares in Capital Stage AG in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange exceeds the base price by at least 25% during the ten trading days preceding the date on which the subscription rights are exercised. The performance target for the AOP2012 has been achieved if the price of shares in Capital Stage AG in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange exceeds the base price by at least 30% during the ten trading days preceding the date on which the subscription rights are exercised. The applicable exercise period is deemed to be the period in which the relevant subscription rights may first be exercised, because the performance target having been reached or exceeded.

F-145

Management board members receive a gross annual salary for their services. They also receive an annual performance-related bonus. The annual bonus for Mr Goedhart is 3% of consolidated profit for the year. Gross annual salary and annual bonus together (excluding other benefits) should not exceed TEUR 800. Dr Husmann receives an annual bonus for the last financial year as defined by the supervisory board, taking the company’s earnings and financial position as well as his personal performance into account. The annual bonus be comes due for payment immediately after the supervisory board meeting in which the corresponding annual financial statements are approved and the bonus is fixed. The arrangements for Dr Husmann are the same as those for Dr Zoltan Bognar, who left the management board in 2014.

No substantially different compensation payments will be made in case employment of the board members is terminated.

Remuneration for management board members during 2014 came to TEUR 1,531 (previous year: TEUR 1,215). This amount breaks down as follows:

Remuneration granted (all amounts in EUR)	Felix Goedhart - CEO Joined: 01.10.2006
	2013	2014	2014 (min.)	2014 (max.)

Fixed salary	341,864.78	320,000.00	320,000.00	320,000.00
Other benefits	-*	23,653.68	23,653.68	23,653.68
Total	341,864.78	343,653.68	343,653.68	343,653.68
Short-term variable remuneration	431,110.24	480,000.00	0.00	480,000.00
Long-term variable remuneration	-	-	-	-
Total	431,110.24	480,000.00	0.00	480,000.00
Retirement benefit expenses	-	-	-	-
Total remuneration	772,975.02	823,653.68	343,653.68	823,653.68

Remuneration granted (all amounts in EUR)	Dr Christoph Husmann - CFO Joined: 01.10.2014
	2013	2014	2014 (min.)	2014 (max.)

Fixed salary	-	75,000.00	75,000.00	75,000.00
Other benefits	-	1,968.33	1,968.33	1,968.33
Total	-	76,968.33	76,968.33	76,968.33
Short-term variable remuneration	-	n.a.**	0.00	100,000.00
Long-term variable remuneration	-	-	-	-
Total	-	n.a.**	0.00	100,000.00
Retirement benefit expenses	-	-	-	-
Total remuneration	-	76,968.33	76,968.33	176,968.33

F-146

Remuneration granted (all amounts in EUR)	Dr Zoltan Bognar - Management board member Joined: 01.01.2010 / Left: 30.09.2014
	2013	2014	2014 (min.)	2014 (max.)

Fixed salary	282,447.98	264,999.96	264,999.96	264,999.96
Other benefits	-*	15,027.49	15,027.49	15,027.49
Total	282,447.98	280,027.45	280,027.45	280,027.45
Short-term variable remuneration	159,800.41	350,000.00	0.00	350,000.00
Long-term variable remuneration	-	-	-	-
Total	159,800.41	350,000.00	0.00	350,000.00
Retirement benefit expenses	-	-	-	-
Total remuneration	442,248.39	630,027.45	280,027.45	630,027.45

Remuneration accured (all amounts in EUR)	Felix Goedhart CEO Joined: 01.10.2006		Dr Christoph Husmann CFO Joined: 01.10.2014		Dr Zoltan Bognar Management board member Joined: 01.01.2010 Left: 30.09.2014
	2014	2013	2014	2013	2014	2013

Fixed salary	320,000.00	341,864.78	75,000.00	-	264,999.96	282,447.98
Other benefits	23,653.68	-*	1,968.33	-	15,027.49	-*
Total	343,653.68	341,864.78	76,968.33	-	280,027.45	282,447.98
Short-term variable remuneration	421,309.83	275,000.00	n.a.**	-	350,000.00	159,800.41
Long-term variable remuneration	-	-	-	-	-	-
Total	421,309.83	275,000.00	n.a.**	-	350,000.00	159,800.41
Retirement benefit expenses	-	-	-	-	-	-
Total remuneration	764,963.51	616,864.78	76,968.33	-	630,027.45	442,248.39

* Included in the fixed salery in 2013 / ** to be determined by the supervisory board

The fixed salary is the fixed annual salary paid to the members of the management board. Other benefits consist of a company car and employer’s contributions to private health insurance. The bonus is shown as short-term variable remuneration. The long-term variable remuneration is the fair value of the share options in the share-based compensation programme at the time they were granted. No further share options were granted to the management board members in 2014, so no fair value is shown for comparison with the previous year.

F-147

13. Supervisory board

Chairman:	Dr Manfred Krüper, independent management consultant, Essen
Deputy chairman:	Alexander Stuhlmann, independent management consultant, Hamburg
Other members:

Dr Cornelius Liedtke, a partner in the Büll & Liedtke Group, Hamburg

Albert Büll, a partner in the Büll & Liedtke Group, Hamburg

Dr Jörn Kreke, entrepreneur, Hagen

Professor Fritz Vahrenholt, independent management consultant, Hamburg

Membership in other supervisory and advisory boards:

Dr Manfred Krüper:

Coal & Minerals GmbH, Düsseldorf, supervisory board chairman

Power Plus Communication GmbH, Mannheim, supervisory board chairman

Odewald & Cie, Berlin, advisory board member

EQT Partners Beteiligungsberatung GmbH, Munich, Senior Advisor

EEW Energy from Waste GmbH, Helmstedt, member of the supervisory board

Alexander Stuhlmann:

alstria office REIT-AG, Hamburg, supervisory board chairman

Euro-Aviation Versicherungs-AG, Hamburg, supervisory board chairman

HCI Capital AG, Hamburg, supervisory board chairman

GEV Gesellschaft für Entwicklung und Vermarktung AG, Hamburg, supervisory board chairman since 1 January 2015

LBS Bausparkasse Schleswig-Holstein-Hamburg AG, Hamburg, supervisory board member until 31 August 2014

Frank Beteiligungsgesellschaft mbH, Hamburg, advisory board chairman

Siedlungsbaugesellschaft Hermann und Paul Frank mbH & Co. KG, Hamburg, advisory board chairman

Studio Hamburg Berlin Brandenburg GmbH, Berlin, advisory board member until 31 December 2014

Ludwig Görtz GmbH, Hamburg, administrative board member until 30 June 2014

HASPA Finanzholding, Hamburg, member of the board of trustees

Dr Cornelius Liedtke:	GL Aktiengesellschaft, Hamburg, supervisory board member Dichtungstechnik G. BRUSS GmbH & Co. KG, Hoisdorf, advisory board member
Albert Büll:

Verwaltung URBANA Energietechnik AG, Hamburg, supervisory board member

Verwaltung Kalorimeta AG, Hamburg, supervisory board member

Kalorimeta AG & Co. KG, Hamburg, advisory board chairman

URBANA Energietechnik AG & Co. KG, Hamburg, advisory board chairman

Dichtungstechnik G. BRUSS GmbH & Co. KG, Hoisdorf, advisory board member

Dr Jörn Kreke:

Douglas Holding AG, Hagen, Westphalia, supervisory board chairman

Kalorimeta AG & Co. KG, Hamburg, advisory board member

URBANA Energiedienste GmbH, Hamburg, supervisory board member

URBANA Energietechnik AG & Co. KG, Hamburg, advisory board member

Professor Fritz Vahrenholt

RWE Innogy GmbH, Essen, supervisory board chairman until January 2014

Aurubis AG, Hamburg, supervisory board member

Novatec Solar GmbH, Karlsruhe, shareholder committee member

Putz & Partner Unternehmensberatungs AG, Hamburg, supervisory board member

Körber-Stiftung, Hamburg, member of the board of trustees

Fraunhofer-Gesellschaft zur Förderung der angewandten Forschung e.V., Munich,

member of the senate

Bilfinger Venture Capital GmbH, Mannheim, advisory board member

Innogy Venture Capital GmbH, Essen, chairman of the investment committee

The total remuneration owed to supervisory board members for their activities and for which provisions were made, came to TEUR 223 (a figure equal to the remuneration approved by the 2014 annual general meeting for the 2013 financial year, plus value added tax).

F-148

14. Corporate governance

The declaration of conformity with the Corporate Governance Code pursuant to section 161 of the AktG has been made and is permanently available for inspection by shareholders on the company website.

15. Auditor's fee

The fee charged by the auditors for their services up to 31 December 2014 was TEUR 143. In addition to the audit of the financial statements mentioned above, further expenses of TEUR 29 are recognized in the financial statements for other certification services provided by the auditors.

16. Notification requirements

During the period from 1 January 2014 to 25 March 2015, Capital Stage AG received the following disclosures pursuant to section 21 paragraph 1 or paragraph 1a of the WpHG.

Capital Stage AG, Hamburg, Germany, was notified on 5 March 2014 pursuant to section 21 paragraph 1 WpHG that the share of voting rights held by Joh. Berenberg Gossler & Co. KG, Hamburg, Germany, exceeded the thresholds of 3% and 5% on 3 March 2014 and amounted to 6.49% (4,698,158 voting shares).

Furthermore, Capital Stage AG, Hamburg, Germany was notified on 5 March 2014 pursuant to section 21 paragraph 1 WpHG, that the share of voting rights held by Joh. Berenberg Gossler & Co. KG, Hamburg, Germany, fell below the thresholds of 3% and 5% on 4 March 2014 and amounted to 0% (0 voting shares).

Capital Stage AG, Hamburg, Germany, was notified on 5 March 2014 pursuant to section 21 paragraph 1 WpHG, that the share of voting rights held by Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, fell below the threshold of 5% on 3 March 2014 and amounted to 4.72% (3,419,948 voting shares).

Capital Stage AG, Hamburg, Germany, was notified on 5 March 2014 pursuant to section 21 paragraph 1 WpHG, that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, fell below the 5% threshold on 3 March 2014 and amounted to 4.72% of the voting rights (3,419,948 voting shares), with 4.72% of the voting rights (3,419,948 voting shares) being attributed pursuant to section 22 paragraph 1 no. 1 WpHG.

Attributed voting rights were held by the following controlled company, whose share of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll Beteiligungsgesellschaft mbH.

Capital Stage AG, Hamburg, Germany, was notified on 5 March 2014 pursuant to section 21 paragraph 1 WpHG, that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll GmbH, Hamburg, Germany, fell below the 5% threshold on 3 March 2014 and amounted to 4.72% of the voting rights (3,419,948 voting shares), with 4.72% of the voting rights (3,419,948 voting shares) being attributed pursuant to section 22 paragraph 1 no. 1 WpHG.

Attributed voting rights were held by the following controlled companies, whose share of the voting rights in Capital Stage AG each comprises 3% or more: Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

In a letter dated 5 March 2014, Capital Stage AG was notified pursuant to section 21 paragraph 1 of the WpHG that the share of the voting rights in the company held by Mr Albert Büll, Germany, fell below the threshold of 5% of the voting rights on 3 March 2014, on that date amounting to 4.72% of the voting rights (3,419,948 voting shares), with 4.72% of the voting rights being attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Attributed voting rights were held by the following controlled companies, each of whose shares of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll GmbH, Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

Furthermore, Capital Stage AG, Hamburg, Germany, was notified on 5 March 2014 pursuant to section 21 paragraph 1 WpHG, that the share of voting rights held by Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, exceeded the threshold of 5% on 4 March 2014 and amounted to 5.97% (4,322,448 voting shares).

F-149

Capital Stage AG, Hamburg, Germany, was notified on 5 March 2014 pursuant to section 21 paragraph 1 WpHG, that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, exceeded the 5% threshold on 4 March 2014 and amounted to 5.97% of the voting rights (4,322,448 voting shares), with 5.97% of the voting rights (4,322,448 voting shares) being attributed pursuant to section 22 paragraph 1 no. 1 WpHG.

Attributed voting rights were held by the following controlled company, whose share of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll Beteiligungsgesellschaft mbH.

Capital Stage AG, Hamburg, Germany, was notified on 5 March 2014 pursuant to section 21 paragraph 1 WpHG, that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll GmbH, Hamburg, Germany, exceeded the 5% threshold on 4 March 2014 and amounted to 5.97% of the voting rights (4,322,448 voting shares), with 5.97% of the voting rights (4,322,448 voting shares) being attributed pursuant to section 22 paragraph 1 no. 1 WpHG.

Attributed voting rights were held by the following controlled companies, whose share of the voting rights in Capital Stage AG each comprises 3% or more: Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

Capital Stage AG, Hamburg, Germany, was also notified on 5 March 2014 pursuant to section 21 paragraph 1 WpHG, that the share of voting rights in the company held by Mr Albert Büll, Germany, exceeded the 5% threshold on 4 March 2014 and amounted to 5.97% of the voting rights (4,322,448 voting shares), with 5.97% of the voting rights (4,322,448 voting shares) being attributed pursuant to section 22 paragraph 1 no. 1 WpHG.

Attributed voting rights were held by the following controlled companies, each of whose shares of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll GmbH, Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

Capital Stage AG, Hamburg, Germany was notified on 14 May 2014 pursuant to section 21 paragraph 1 WpHG that the share of voting rights in the company held by ETHENEA Independent Investors S.A., Munsbach, Luxembourg, fell below the 3% voting rights threshold on 14 May 2014, on that date amounting to 2.93% (2,126,000 voting shares).

Capital Stage AG, Hamburg, Germany was notified on 13 May 2014 pursuant to section 1 paragraph 1 WpHG that the share of voting rights in the company held by ETHENEA Independent Investors S.A., Munsbach, Luxembourg, exceeded the 3% voting rights threshold on 13 January 2015, on that date amounting to 3.34% (2,465,000 voting shares).

Apart from this the company did not receive any new notifications pursuant to section 21 paragraph 1 or 1a WpHG from previous years:

Pursuant to section 21 paragraph 1 WpHG, Blue Elephant Venture GmbH, Pöcking, Germany, notified us on 22 August 2011 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, (SIN 609 500) held by Blue Elephant Venture GmbH, Pöcking, Germany, on 12 July 2011 exceeded the 5% voting rights threshold, on that date amounting to 7.40% (2,562,500 voting rights).

Pursuant to section 21 paragraph 1 WpHG, Dr Peter-Alexander Wacker, Germany, notified us that his share of the voting rights in Capital Stage AG, Hamburg, Germany, on 12 July 2011 exceeded the 5% threshold, on that date amounting to 7.40% (2,562,500 voting rights). Pursuant to section 22 paragraph 1 sentence 1 no. 1 WpHG, 7.40% (2,562,500) of the voting rights are ascribable to him via Blue Elephant Venture GmbH.

Pursuant to section 21 paragraph 1 of the WpHG, Dr. Liedtke Vermögensverwaltung GmbH has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Dr. Liedtke Vermögensverwaltung GmbH, Hamburg, Germany, on 7 March 2013 exceeded the 10% threshold, on that date amounting to 10.32% of the voting rights (5,469,186 voting rights).

Pursuant to section 21 paragraph 1 WpHG, AMCO Service GmbH, Hamburg, Germany, has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by AMCO Service GmbH, Hamburg, Germany, fell below the 25% threshold on 11 October 2013, on that date amounting to 22.56% of the voting rights (15,247,719 voting shares).

17. Approval for submission to the supervisory board

The consolidated financial statements as of 31 December 2014 were approved by the management board for submission to the supervisory board on 25 March 2015.

F-150

18. Consolidated statement of changes in fixed assets

in TEUR	Other intangible assets	Electricity feed-in contracts/project rights	Goodwill
Costs of acquisition
As of 1 January 2013	600	73,264	6,888
Additions	175	22	0
Changes in scope of consolidation	96	25,664	0
Disposals	-53	-90	-61
Transfers	132	0	0
Currency translation	0	0	0
As of 31 December 2013	950	98,860	6,827
Depreciation and amortization
As of 1 January 2013	179	4,362	0
Additions	84	3,812	0
Disposals	-53	0	0
Change in fair value measurement / impairment	0	0	0
Currency translation	0	0	0
As of 31 December 2013	210	8,174	0
Book value 31 December 2012	421	68,902	6,888
Book value 31 December 2013	740	90,686	6,827
Costs of acquisition
As of 1 January 2014	950	98,860	6,827
Additions	54	0	0
Changes in scope of consolidation	22	66,759	0
Disposals	0	0	0
Reclassified as held for sale	0	0	0
Transfers	0	0	0
Currency translation	0	0	0
As of 31 December 2014	1,026	165,619	6,827
Depreciation and amortization
As of 1 January 2014	210	8,174	0
Additions	118	12,718	4,204
Disposals	0	0	0
Change in fair value measurement / impairment	0	0	0
Reclassified as held for sale	0	0	0
Currency translation	0	0	0
As of 31 December 2014	328	20,892	4,204
Book value 31 December 2012	421	68,902	6,888
Book value 31 December 2013	740	90,686	6,827
Book value 31 December 2014	698	144,727	2,623

F-151

Other property, plant and equipment	Assets under construction	Power generating systems	Financial assets	Total

824	1,794	341,367	10,817	435,554
186	10	382	8,087	8,862
0	0	105,147	0	130,907
-15	0	-6	-443	-668
-136	-1,795	1,799	0	0
-4	0	0	0	-4
855	9	448,689	18,461	574,651

320	0	26,538	7,768	39,167
171	0	14,666	0	18,733
-42	0	-218	-443	-756
0	0	0	3,351	3,351
-2	0	0	0	-2
447	0	40,986	10,676	60,493

504	1,794	314,829	3,049	396,387
408	9	407,703	7,785	514,158

855	9	448,689	18,461	574,651
211	37,656	207	0	38,128
0	742	250,656	0	318,179
-11	0	0	-17,882	-17,893
0	0	-614	0	-614
0	-11,992	11,992	0	0
8	0	0	0	8
1,063	26,415	710,930	579	912,459

447	0	40,986	10,676	60,493
118	0	21,765	0	38,923
0	0	0	-10,103	-10,103
0	0	0	0	0
0	0	-562	0	-562
6	0	0	0	6
571	0	62,189	573	88,757

504	1,794	314,829	3,049	396,387
408	9	407,703	7,785	514,158
492	26,415	648,741	6	823,702

F-152

19. Consolidated segment reporting
for the consolidated statement of comprehensive income from 1 January to 31 December 2014 (from 1 January to 31 December 2013)

in TEUR	Administration	PV Parks	PV Services
Sales	661	64,083	2,858
(previous year)	0	39,375	2,167
Earnings before interest, taxes, depreciation and amortization (EBITDA)	-5,209	80,408	1,147
(previous year)	-3,954	43,897	1,107
Depreciation and amortization	-97	-31,269	-37
(previous year)	-102	-15,567	-31
Earnings before interest and taxes (EBIT)	-5,306	49,139	1,110
(previous year)	-4,056	28,330	1,076
Financial income	24,401	399	1
(previous year)	12,126	918	1
Financial expenses	-185	-25,080	-9
(previous year)	-4	-12,935	-13
Earnings before taxes on income (EBT)	18,910	24,458	1,102
(previous year)	8,066	16,313	1,064
Taxes on income	1,711	-129	10
(previous year)	0	-1,345	14
Earnings after taxes (EAT)	20,621	24,329	1,112
(previous year)	8,066	14,968	1,078
Currency translation differences	0	0	0
(previous year)	0	0	0
Cash flow hedges - effective portion of changes in fair value	0	-4,100	0
(previous year)	0	0	0
Income tax attributable to items that may be reclassified to profit or loss	0	1,189	0
(previous year)	0	0	0
Consolidated comprehensive income	20,621	21,418	1,112
(previous year)	8,066	14,968	1,078
Earnings per share (basic) (in EUR)	0.29	0.33	0.02
(previous year, in EUR)	0.14	0.27	0.02
Assets including financial investments	198,744	822,379	1,787
(As of 31 December 2013)	165,073	465,591	2,595
Capital expenditures (net)	954	-82,065	-18
(previous year)	-555	-43,921	-109
Debt	4,249	770,203	1,001
(As of 31 December 2013)	1,667	414,317	1,810

F-153

Windfarms	Financial investments	Reconciliation	Total
7,571	5,697	-3,044	77,826
7,680	9,720	-1,951	56,991
8,932	12	0	85,290
9,912	-560	0	50,402
-3,281	-4,239	0	-38,923
-2,956	-77	0	-18,733
5,651	-4,227	0	46,367
6,956	-637	0	31,669
141	37	-23,851	1,128
131	-27	-12,066	1,083
-2,555	-196	4,385	-23,640
-1,900	-3,548	1,481	-16,919
3,237	-4,386	-19,466	23,855
5,187	-4,212	-10,585	15,833
409	199	0	2,200
-588	130	0	-1,789
3,646	-4,187	-19,466	26,055
4,599	-4,082	-10,585	14,044
0	-24	0	-24
0	53	0	53
0	0	0	-4,100
0	0	0	0
0	0	0	1,189
0	0	0	0
3,646	-4,211	-19,466	23,120
4,599	-4,029	-10,585	14,097
0.05	-0.06	-0.28	0.35
0.08	-0.07	-0.20	0.24
117,015	8,361	-162,487	985,799
80,714	8,199	-128,981	593,191
-3,090	-12	-1,059	-85,290
-2,040	-5	0	-46,630
104,521	8,007	-145,661	742,320
72,372	7,263	-111,639	385,790

F-154

Independent Auditor's Report (translation)

We have audited the consolidated financial statements prepared by the Capital Stage AG, Hamburg/Germany, – comprising the statement of comprehensive income, the balance sheet, the cash flow statement, the statement of changes in equity and the notes to the consolidated financial statements – and the group management report combined with the management report for the business year from 1 January to 31 December 2014. The preparation of the consolidated financial statements and the group management report in accordance with IFRS, as adopted by the European Union (EU), and the additional requirements of German commercial law pursuant to § 315a Abs. 1 HGB („German Commercial Code“) are the responsibility of the parent Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and on the group management report based on our audit.

We conducted our audit of the consolidated financial statements in accordance with § 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer. Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the consolidated financial statements in accordance with the applicable financial reporting framework and in the group management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the group and expectations as to possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the consolidated financial statements and the group management report are examined primarily on a test basis within the framework of the audit. The audit includes assessing the annual financial statements of those entities included in consolidation, the determination of entities to be included in consolidation, the accounting and consolidation principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements and the group management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, based on the findings of our audit, the consolidated financial statements of the Capital Stage AG, Hamburg/Germany, comply with IFRS, as adopted by the EU, the additional requirements of German commercial law pursuant to § 315a Abs. 1 HGB and give a true and fair view of the net assets, financial position and results of operations of the group in accordance with these requirements. The group management report is consistent with the consolidated financial statements and as a whole provides a suit-able view of the group’s position and suitably presents the opportunities and risks of future development.

Hamburg/Germany, 25 March 2015

Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

(Dinter)	(p.p. Wendlandt)
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]
F-155

Consolidated financial statements of Capital Stage AG, Hamburg, according to International Financial Reporting Standards (IFRS)
as of 31 December 2013

F-156

Consolidated statement of comprehensive income of Capital Stage AG for the period from 1 January to 31 December 2013 according to International Financial Reporting Standards (IFRS)

In TEUR	Notes	2013	2012
Sales	3.25; 4.1	56,991	45,118
Other income	4.2	14,981	15,907
Cost of Materials	4.3	-6,463	-6,870
Personnel expenses of whicht TEUR 60 (previous year: TEUR 34) in share-based remuneration	4.4	-6,299	-5,910
Other expenses	4.5	-8,808	-14,516
Earnings before interest, taxes, depreciation and amortisation (EBITDA)		50,402	33,729
Depreciation or amortisation	4.6	-18,733	-13,183
Earnings before interest and taxes (EBIT)		31,669	20,546
Financial income	4.7; 4.8	1,083	696
Financial expenses	4.7. 4.8	-16,919	-11,747
Earnings before taxes on income (EBT)		15,833	9,495
Taxes on income	4.9	-1,789	-353
Consolidated profit for the year (EAT)		14,044	9,142
Currency translation differences	4.10	53	-48
Consolidated comprehensive income		14,097	9,094
Consolidated profit for the year, of which attributable to:
Shareholders of Capital Stage AG		13,368	8,579
Minority shareholders		676	563
Comprehensive income, of which attributable to:
Shareholders of Capital Stage AG		13,421	8,531
Minority shareholders		676	563
Earnings per share	3.28
Average shares issued during reporting period (basic/diluted)		55,912,956/ 55,924,078	46,793,849/ 46,928,948
Earnings per share in EUR, basic		0,24	0,18
Earnings per share in EUR, diluted		0,24	0,18

F-157

Consolidated balance sheet as of 31 December 2013
according to International Financial Reporting Standards (IFRS)

Assets in TEUR	Notes	31 December 2013	31 December 2012
Intangible assets	3.5; 5.1; 18	91,426	69,323
Goodwill	5.2; 18	6,827	6,888
Property, plant and equipment	3.6; 5.3; 18	408,120	317,127
Financial assets	3.7; 5.4; 18	7,785	3,049
Other accounts receivable	5.5	4,523	1,983
Deferred tax assets	3.20; 4.9	5,564	2,750
Non-current assets, total		524,245	401,120
Inventories	3.19; 5.6	2,055	2,451
Trade receivables	3.21; 5.7	4,517	3,150
Non-financial assets	3.22; 5.8	3,084	1,355
Other current receivables	3.22; 5.8	3,631	12,703
Cash and cash equivalents	3.23; 5.9	55,659	34,238
Total current assets		68,946	53,897
Total assets		593,191	455,017

Equity and liabilities in TEUR	Notes	31 December 2013	31 December 2012
Share capital		67,741	48,400
Capital reserve		85,680	37,666
Reserve for euqity settled employee remuneration	3.26; 5.11	179	119
Currency translation reserve		-106	-159
Retained earnings		0	3,705
Distributable profit/loss		45,548	32,388
Minority shareholders		8,359	8,143
Total equity	5.10	207,401	130,262
Minority shareholders (KG)	3.24; 5.12	4,027	2,649
Non-current financial liabilities	3.24; 5.12	286,145	243,772
Non-current leasing liabilities	3.27; 5.12	17,873	17,871
Provisions for restoration obligations	3.24; 5.12	2,752	1,694
Other non-current liabilities	3.24; 5.12	1,758	0
Deferred tax liabilities	3.20; 4.9	42,161	32,010
Total non-current liabilities		354,716	297,996
Tax provisions	3.24; 5.12	904	913
Current financial liabilities	3.24; 5.12	22,028	17,354
Current leasing liabilities	3.27; 5.12	888	1,746
Trade payables	3.24; 5.12	2,119	2,107
Other current debt	3.24; 5.12	5,135	4,639
Total current liabilities		31,074	26,759
Total equity and liabilities		593,191	455,017

F-158

Consolidated cash flow statement of Capital Stage AG, Hamburg, for the period from 1 January to 31 December 2013

In TEUR	Notes	2013	2012
Net profit/loss for the period		14,044	9,142
Depreciation and amortisation of fixed assets	4.6	18,733	13,183
Loss from disposal of financial assets		0	8,540
Other non-cash expenses		192	34
Other non-cash income		-14,345	-15,122
Financial income	4.7. 4.8	-1,083	-696
Financial expenses	4.7. 4.8	16,919	11,747
Taxes on income (recognized in income statement)	4.9	1,789	353
Taxes on income (cash effective)		-398	-1,019
Increase/decrease in other assets not attributable to investment or financing activities		2,043	-102,104
Increase/decrease in other liabilities not attributable to investment or financing activities		-1,882	103,003
Dividends received		6	47
Cash flow from operating activities		36,018	27,108
Payments for the acquisition of consolidated companies less acquired cash	3.2	-35,723	-19,152
Payments for the acquisition of companies to be consolidated in the previous/following year		-9,948	-10,701
Proceeds from the sale of consolidated companies		0	114
Payments for investments in property, plant and equipment		-500	-23,819
Proceeds from disposals of tangible fixed assets		21	0
Payments for investments in intangible assets		-173	-102
Payments for investments in financial assets		-307	0
Cash flow from investment activities		-46,630	-53,660
Loans proceeds		2,738	37,650
Loan repayments		-21,836	-27,490
Interest received		625	518
Interest paid		-12,649	-10,502
Proceeds from capital increases		69,750	30,855
Payment for issue costs		-2,216	-118
Dividends paid		-4,373	-1,909
Cash flow from financing activities		32,039	29,004
Changes in cash due to exchange rate changes		-8	1
Changes in cash and cash equivalents
Cash and cash equivalents		21,427	2,452
As of 1 January 2013 (1 January 2012)	5.9	34,238	31,785
As of 31 December 2013 (31 December 2012)	5.9	55,657	34,328

F-159

Capital Stage AG consolidated statement of changes in equity

In TEUR	Subscribed Capital	Capital reserve	Currency reserve
As of 1 January 2012	38,115	17,179	-111
Consolidated comprehensive income for the period			-48
Dividend paid
Income and expenses recorded directly in equity
Receipts from corporate actions	10,285	20,570
Issuance costs		-118
Withdrawal from retained earnings
Taxes		35
Attributable to Minority Shareholders
As of 31 December 2012	48,400	37,666	-159
Consolidated comprehensive income for the period			53
Dividend paid
Income and expenses recorded directly in equity
Receipts from corporate actions	19,341	50,409
Issuance costs		-2,216
Withdrawal from retained earnings
Taxes on items recorded directly in equity		179
As of 31 December 2013	67,741	85,680	-106

Retained earnings	Reserve for equity-based employee remuneration	Distributable profit/loss	Minority shareholders	Total
13,705	85	15,718	6,896	91,587
		8,579	563	9,094
		-1,909		-1,909
	34			34
				30,855
				-118
-10,000		10,000		0
				684
3,705	119	32,388	8,143	130,262
		13,368	676	14,097
		-3,913	-460	-4,373
	60			60
				69,750
				-2,216
-3,705		3,705		0
				-179
0	179	45,548	8,359	207,401

F-160

Consolidated notes of Capital Stage AG, Hamburg, according to International Financial Reporting Standards (IFRS) to 31 December 2013

1. Company purpose

As defined in its articles of association, the business of Capital Stage AG comprises the independent operation of power generation facilities from renewable energy sources in Germany and abroad, by the company itself or by its subsidiaries.

Furthermore, the business of Capital Stage AG includes the provision of commercial, technical or other services not subject to regulation or authorization in connection with the acquisition, installation and operation of power generation facilities from renewable energy sources in Germany and abroad by the company itself or by its subsidiaries, and the acquisition, holding, management and sale of equity investments in companies.

The company is entitled to take any action and engage in any transactions that serve the company purpose. It may establish subsidiaries both in Germany and abroad, found other companies and acquire or invest in existing ones, as well as conclude inter-company agreements. It may purchase, use and transfer patents, trademarks, licences, distribution rights and other objects and rights. The purpose of subsidiaries and other financial investments may differ from the company purpose of Capital Stage AG as long as it is appropriate for the company’s business objectives.

2. The reporting company

Subject to the consolidated balance sheet is Capital Stage AG and its affiliates. A list of the consolidated entities is given in note 3.1.

The Group’s parent company Capital Stage AG was entered in the lower court company register on 18 January 2002 with the register number HRB 63197.

Intra-Group business transactions are conducted on the same conditions as transactions with external third parties.

3. Significant accounting policies and consolidation principles

The consolidated balance sheet of Capital Stage AG, Hamburg, Germany has been prepared according to the International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (IASB), applying the going-concern principle in relation to all the consolidated entities.

The consolidated balance sheet applies the version of the IFRS in force as of the balance sheet date, as endorsed by the EU. The IFRS include standards newly issued by the International Accounting Standard Board (IASB), the International Accounting Standards (IAS), the interpretations of the International Financial Reporting Interpretations Committee (IFRIC) and the Standing Interpretations Committee (SIC). The provisions of section 315a of the German Commercial Code (Handelsgesetzbuch – HGB) were also applied.

F-161

In 2013, the Group applied the following new and revised IFRS standards and interpretations:

Obligatory as of 31 December 2013

New and amended standards		Application obligatory in financial years beginning on or after the date mentioned	Status of EU endorsements (as of 31.12.2013)
IFRS 13	Fair Value Measurement	01.01.2013	Adopted
IAS 19	Employee Benefits	01.01.2013	Adopted
IAS 1	Amendment – Presentation of Items Other Comprehensive Income	01.07.2012	Adopted
IFRS 1	Amendment – Government Loans	01.01.2013	Adopted
IFRS 7	Amendment – Disclosures: Offsetting Financial Assets and Financial Liabilities	01.01.2013	Adopted
AIP	Annual improvement programme for IFRS, 2009–2011 cycle	01.01.2013	Adopted
IFRIC 20	Stripping Costs in the Production Phase of a Surface Mine	01.01.2013	Adopted

Standards, interpretations and amendments to standards and interpretations applicable for the first time in the reporting period which affect reported amounts and disclosures in the reporting period

IFRS 13: Fair Value Measurement

The Group applied IFRS 13 for the first time in the current year. IFRS 13 defines standard rules for fair value measurement and related disclosures in a single IFRS. The scope of IFRS 13 is broad and applies both to financial and non-financial assets if another IFRS requires or permits measurement at fair value or requires disclosures on fair value measurement, with the exception of share-based payments within the scope of IFRS 2 ‘Share-based Payments’, leasing transactions within the scope of IAS 17 ‘Leases’ and measurements which have some resemblance to fair value but are not fair value, such as net realisable value in IAS 2 ‘Inventories’ or value in use in IAS 36 ‘Impairment of Assets’.

IFRS 13 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the main or most advantageous market at the measurement date. Fair value as defined in IFRS 13 is an exit price. It is irrelevant whether this price can be observed directly or is estimated using another valuation technique. IFRS 13 also defines extensive disclosure obligations.

IFRS 13 is to be applied prospectively from 1 January 2013. It also defines certain transitional rules for reporting entities, whereby comparative information need not be disclosed for periods before initial application. For the first time, the standard requires that a company’s own credit risk is included in the valuation process for derivative financial instruments (debt valuation adjustment, or DVA). This procedure has no significant effect on the value of the Group’s derivative financial instruments, however. Apart from the additional disclosure obligations, the application of IFRS 13 had no significant effect on the amounts presented in the consolidated balance sheet.

Amendments to IAS 1: Presentation of Financial Statements

On 16 June 2011, the International Accounting Standards Board (IASB) issued the following amendments to IAS 1. The amendments introduce new rules for the presentation of other comprehensive income. They give individual reporting entities a choice of presenting a single statement or two statements. Only the presentation of other comprehensive income has been changed so that subtotals are now required for the line items that may be reclassified to profit and loss in subsequent periods and items for which this is not the case. The amendments are effective for reporting periods beginning on or after 1 July 2012. They have some effects on the presentation of consolidated comprehensive income.

The other amendments have no effect on the annual report for Capital Stage AG.

The IASB and IFRIC also published the following new or amended standards and interpretations which will either not be applicable until a later date or which have not yet been endorsed by the European Commission. Capital Stage AG will not apply these standards earlier than required.

F-162

New and amended standards and interpretations		Application obligatory in financial years beginning on or after the date mentioned	Status of EU endorsements (as of 31.12.2013)

IFRS 10	Consolidated Financial Statements	01.01.2013 (EU: 01.01.2014**)	Adopted
IFRS 11	Joint Arrangements	01.01.2013 (EU: 01.01.2014**)	Adopted
IFRS 12	Disclosure of Interests in Other Entities	01.01.2013 (EU: 01.01.2014**)	Adopted
IAS 27	Separate Financial Statements	01.01.2013 (EU: 01.01.2014**)	Adopted
IAS 28	Investments in Associates and Joint Ventures	01.01.2013 (EU: 01.01.2014**)	Adopted
IAS 32	Amendment – Offsetting Financial Assets and Financial Liabilities	01.01.2014	Adopted
IAS 39	Amendment – Novation of Derivatives and Continuation of Hedge Accounting	01.01.2014 (EU: 01.01.2014)	Adopted
IFRS 10, IFRS 12, IFRS 12	Amendment – Consolidated Financial Statements, Joint Agreements and Disclosures of Interests in Other Entities	01.01.2013 (EU: 01.01.2014**)	Adopted
IFRS 10, IFRS 12, IAS 27	Amendment – Investment Entities	01.01.2014	Adopted
IFRS 9, IFRS 7	Amendment – Mandatory Effective Date and Transition Disclosures	01.01.2017*	Not yet adopted
IFRS 9	New standard – Financial Instruments: Classification and Measurement of Financial Instruments	01.01.2017*	Not yet adopted
IAS 19	Amendment – Defined Benefit Plans: Employee Contributions	01.07.2014	Not yet adopted
IAS 36	Amendment – Recoverable Amount Disclosures for Non-Financial Assets	01.01.2014	Not yet adopted
IFRS 9, IFRS 7, IAS 39	Hedge Accounting	01.01.2017*	Not yet adopted
IFRIC 21	New interpretation – Levies	01.01.2014	Not yet adopted
AIP	Annual improvement programme for IFRS 2010–2012 cycle	01.07.2014	Not yet adopted
AIP	Annual improvement programme for IFRS 2011–2013 cycle	01.07.2014	Not yet adopted

* At its meeting in November 2013, the IASB decided provisionally that the mandatory effective date of IFRS 9 would be no earlier than annual periods beginning on or after 1 January 2017.

** Voluntary early application possible.

The adoption of these IASB accounting standards is not expected to have any material impact on Capital Stage AG’s financial accounting.

In accordance with IAS 7, the cash flow statement has been prepared using the indirect method.

F-163

To improve clarity, various income statement and balance sheet items have been combined. These items are shown separately and explained in the notes. The income statement has been prepared according to the nature-of-expense method. The reporting currency as well as the functional currency for all consolidated companies is the euro, with the exceptions of Helvetic Energy GmbH and Calmatopo Holding AG, for whom the reporting currency is the Swiss franc. The figures in the notes are given in euros (EUR), thousands of euros (TEUR) or millions of euros (EUR mill.).

The balance sheet date is 31 December 2013.

3.1 Consolidation principles

The consolidated balance sheet includes Capital Stage AG and all significant subsidiaries controlled by Capital Stage AG both in Germany and abroad. Control exists if the company has the power to determine an entity’s financial and business policies and can derive economic benefit from so doing. Such a controlling interest generally derives from holding a majority of the voting rights.

In conformity with IAS 28.1, due to their designation as well as the portfolio management within the Group, shares in associates are not measured according to the equity method but rather at fair value through profit or loss in accordance with IAS 39.

Resulting adjustments to fair value are recognized through profit or loss in the financial result.

Financial investments are also measured at fair value in line with IAS 39. The resulting changes are recognized through profit or loss in the financial result.

Loans and other receivables as well as liabilities between consolidated entities are offset. In the consolidated income statement, income between consolidated entities is offset against corresponding expenses.

Intra-Group liabilities and contingent liabilities are offset, and intra-Group profits and losses, expenses and income are eliminated.

The Group is comprised of Capital Stage AG and the following fully consolidated entities:

	Subscribed capital in EUR	Shares in %

Capital Stage Solar IPP GmbH, Hamburg	100,000.00	100
Capital Stage Wind IPP GmbH, Hamburg	26,650.00	100
Krumbach Photovoltaik GmbH, Hamburg	25,000.00	100
Krumbach Zwei Photovoltaik GmbH, Hamburg	25,000.00	100
Capital Stage Solar Service GmbH, Halle	25,000.00	100
Solarparks Asperg GmbH, Halle	25,000.00	100
Asperg Erste Solar GmbH, Halle	25,000.00	100
Asperg Zweite Solar GmbH, Halle	25,000.00	100
Asperg Fünfte Solar GmbH, Halle	25,000.00	100
Asperg Sechste Solar GmbH, Halle	25,000.00	100
Capital Stage Windpark Betriebs- und Verwaltungs GmbH, Hamburg	25,000.00	100
Windpark Gauaschach GmbH & Co. KG, Hamburg	1,000.00	100
Solarpark Brandenburg (Havel) GmbH, Halle	25,000.00	51
Solarpark PVA GmbH, Halle	25,000.00	100
Solarpark Lochau GmbH, Halle	25,000.00	100
Solarpark Rassnitz GmbH, Halle	25,000.00	100
Solarpark Roitzsch GmbH, Halle	25,000.00	100
Solarpark Glebitzsch GmbH, Halle	25,000.00	100
Solarpark Bad Harzburg GmbH, Halle	25,000.00	100

F-164

	Subscribed capital in EUR	Shares in %
Capital Stage Göttingen Photovoltaik GmbH, Halle	25,000.00	100
Alameda S.r.l., Bolzano, Italy	10,000.00	100
Casette S.r.l., Bolzano, Italy	10,200.00	100
Vallone S.r.l., Bolzano, Italy	10,200.00	100
Solar Energy S.r.l., Bolzano, Italy	10,000.00	100
Oetzi S.r.l., Bolzano, Italy	10,000.00	100
DE Stern 10 S.r.l., Bolzano, Italy	10,000.00	100
Solar Farm FC1 S.r.l., Bolzano, Italy	10,000.00	100
Solar Farm FC3 S.r.l, Bolzano, Italy	10,000.00	100
Windkraft Sohland GmbH & Co. KG, Sohland	89,999.76	74.3
Boreas Windfeld Greußen GmbH & Co. KG, Greußen	0.00	71.4
Parco Eolico Monte Vitalba S.r.l., Bolzano, Italy	10,000.00	85
Solarpark Neuhausen GmbH, Neuhausen	25,000.00	100
Helvetic Energy GmbH, Flurlingen, Switzerland	67,884.05	100
Calmatopo Holding AG, Flurlingen, Switzerland	38,446.75	100
Solarpark Lettewitz GmbH, Halle 1)	25,000.00	100
Polesine Energy 1 S.r.l., Bolzano, Italy 2)	10,000.00	100
Polesine Energy 2 S.r.l., Bolzano, Italy 2)	10,000.00	100
Capital Stage Solarpark Betriebs- und Verwaltung GmbH, Hamburg 3)	25,000.00	100
Solarpark Ramin GmbH & Co. KG, Halle 4) 5)	500.00	100
Windkraft Olbersleben II GmbH & Co. KG, Olbersleben 6)	1,700,000.00	74.9
Société Centrale Photovoltaïque d'Avon les Roches SAS, Paris, France 7)	5,000.00	100
Fano Solar 1 S.r.l., Bolzano, Italy 8)	10,000.00	100
Fano Solar 2 S.r.l., Bolzano, Italy 8)	10,000.00	100
Notaresco Solar S.r.l., Bolzano, Italy 8)	10,000.00	100
Sant' Omero Solar S.r.l., Bolzano, Italy 8)	10,000.00	100

1) Acquisition via notarized contract dated 18 June 2012 by Capital Stage Solar IPP GmbH (signing), closing on 15 January 2013

2) Acquisition via notarized contract dated 21 December 2012 by Capital Stage Solar IPP GmbH (signing), closing on 17 January 2013

3) Acquisition via purchase contract dated 26 March 2013 by Capital Stage Solar IPP GmbH

4) Formerly Energiepark Solar GmbH & Co. SP Ramin KG, renamed by shareholder resolution on 15 July 2013

5) Acquisition via share purchase contract dated 9 April 2013 by Capital Stage Solar IPP GmbH (signing), closing on 17 May 2013

6) Acquisition via share purchase contract dated 23 May 2013 by Capital Stage Solar IPP GmbH (signing), closing on 30 June 2013

7) Acquisition via share purchase contract dated 18 December 2013 by Capital Stage AG (signing), closing on 19 December 2013

8) Acquisition via share purchase contract dated 13 December 2013 by Capital Stage AG (signing), closing on 31 December 2013

F-165

Grit 63. Vermögensverwaltungs GmbH is no longer shown separately in the group of consolidated companies because it was merged retroactively with Capital Stage Solar IPP GmbH as of 1 January 2013.

The financial year for all companies included in the consolidated balance sheet ended on 31 December 2013.

3.2 Business combinations

The acquisition of a business is accounted for using the partial goodwill method. The consideration received at the time of the business combination is carried at its fair value, which is determined by the sum of the fair values of the assets transferred at the time of exchange, the liabilities assumed from the former owners of the acquired entity and the equity instruments issued by the Group in exchange for gaining control of the acquired entity. The expenses associated with the business combination must be immediately recognized in the statement of comprehensive income.

The identifiable assets acquired and debt assumed are carried at fair value, with the following exceptions:

Deferred tax assets and liabilities as well as assets or liabilities in connection with employee benefit agreements must be recognized and measured pursuant to IAS 12 (Income Taxes) and IAS 19 (Employee Benefits).

Debt or equity instruments arising from share-based remuneration or the replacement of share-based remuneration by the Group must be measured at the time of acquisition and pursuant to IFRS 2 (Share-based payment).

Assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current assets held for sale and discontinued operations are measured in accordance with that standard.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition date amounts of the identifiable assets acquired and the debt assumed. If, after reassessment, the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

Non-controlling interests that present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The measurement option is made on a transaction-by-transaction basis. Other components of non-controlling interests are measured at fair value or, when applicable, on the basis specified in another IFRS.

When a business combination is achieved in stages, the Group’s previously held equity interest in the acquiree is remeasured to fair value on the acquisition date (i.e. the date when the Group obtains control) and the resulting gain or loss, if any, is recognized in profit or loss. Amounts resulting from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.

The PPA used for first-time consolidation are provisional in some cases, because circumstances may come to light after the PPA has been carried out that may result in adjustments being made up to one year after the acquisition. The PPAs for the parks acquired in December are provisional, because the closing balance sheets have not yet been finalized. The technical reviews and the related final budgets, which form the basis for valueing the intangible assets, have also not yet been completed.

In 2013, the group of consolidated companies grew as a result of the contracts closed for the following solar parks acquired in 2012: Lettewitz GmbH, Polesine Energy 1 S.r.l. and Polesine Energy 2 S.r.l. The group of consolidated companies now also includes Capital Stage Solarpark Betriebs- und Verwaltungs GmbH, Solarpark Ramin GmbH & Co. KG (formerly Energiepark Solar GmbH & Co. SP Ramin KG), Windkraft Olbersleben II GmbH & Co. KG, Société Centrale Photovoltaïque d’Avon les Roches SAS, Fano Solar 1 S.r.l., Fano Solar 2 S.r.l., Notaresco Solar S.r.l. and Sant’ Omero Solar S.r.l.

We have refrained from providing specific details of the purchase prices due to a contractual confidentiality agreement.

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The negative difference (badwill) for the business combinations and adjustments to provisional purchase price allocations made in the financial year 2013 comes to TEUR 13,839 in total.

This badwill was largely generated by the advantages that Capital Stage has over other potential pur-chasers. These advantages include in particular very strong liquidity and therefore the possibility of re-paying the sellers’ existing debt financing arrangements smoothly.

Its many years of experience and competent staff enable Capital Stage to review and execute business combinations in a very short space of time. As the business relationships go back a long way in some cases, the sellers also have a high degree of trust in Capital Stage.

Another significant aspect for the generation of badwill is the discount that can be obtained when a portfolio of assets is acquired. This block discount reflects the greater speed of sale and associated savings in personnel, administration and transaction costs achieved through a portfolio sale rather than individual sales of the assets concerned.

Business combinations often require participation in a public sale process whereby the purchase price is significantly influenced by the bids made by competitors. However, the Group’s business combinations result solely from exclusive negotiations with the various sellers.

Solarpark Lettewitz GmbH, Polesine Energy 1 S.r.l. and Polesine Energy 2 S.r.l. were acquired at a price below the net market value of the individual assets and debt.

The holdings of non-controlling shareholders were measured proportionately to their overall share of the values of the identifiable net assets.

The following acquisitions were included in the consolidated balance sheet for the first time:

•	Solarpark Lettewitz GmbH, Halle
•	Polesine Energy 1 S.r.l., Bolzano, Italy
•	Polesine Energy 2 S.r.l., Bolzano, Italy
•	Capital Stage Solarpark Betriebs- und Verwaltungs GmbH, Hamburg
•	Solarpark Ramin GmbH & Co. KG, Halle (formerly Energiepark Solar GmbH & Co. SP Ramin KG)
•	Windkraft Olbersleben II GmbH & Co. KG, Olbersleben
•	Société Centrale Photovoltaïque d’Avon les Roches SAS, Paris, France
•	Fano Solar 1 S.r.l., Bolzano, Italy
•	Fano Solar 2 S.r.l., Bolzano, Italy
•	Notaresco Solar S.r.l., Bolzano, Italy
•	Sant’ Omero Solar S.r.l., Bolzano, Italy

The identified assets and assumed debt of the initially consolidated companies are as follows:

Solarpark Lettewitz GmbH, Halle	Carrying amount before purchase price allocation in TEUR	Fair value according to PPA in TEUR

Intangible assets	0	5,488
Property, plant and equipment	19,168	19,226
Current assets	274	274
Cash and cash equivalents	60	60
Debt and provisions	18,297	18,298
Deferred tax assets	0	15
Deferred tax liabilities	0	1,627

The transaction involved the acquisition of a solar park in Lettewitz in the German state of Saxony-Anhalt. The park’s initial consolidation took place on 15 January 2013. The business combination was carried out by applying the partial goodwill method. The newly measured shareholders’ equity at the time of initial consolidation

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was TEUR 5,281. The receivables assumed as a result of the transaction, mainly comprising trade receivables, have a fair value of TEUR 229. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0, and there were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 16. Since the date of initial consolidation of Solarpark Lettewitz GmbH, sales of TEUR 2,224 and a profit of TEUR 399 have been made by the entity acquired.

Polesine Energy 1 S.r.l., Bolzano, Italy	Carrying amount before purchase price allocation in TEUR	Fair value according to PPA in TEUR

Intangible assets	91	3,637
Property, plant and equipment	4,385	4,768
Other non-current receivables	287	287
Current assets	531	531
Cash and cash equivalents	90	90
Debt and provisions	5,276	5,314
Deferred tax assets	0	11
Deferred tax liabilities	0	1,056

The transaction involved the acquisition of an Italian solar park in Parma, in the Emilia-Romagna region. The park’s initial consolidation took place on 17 January 2013. The business combination was carried out by applying the partial goodwill method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 2,666. The receivables acquired as a result of the transaction, mainly comprising tax and trade receivables, have a fair value of TEUR 531. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0, and there were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 40. Since the date of initial consolidation of the solar park, sales of TEUR 589 and a loss of TEUR 98 have been made by the entity acquired.

Polesine Energy 2 S.r.l., Bolzano, Italy	Carrying amount before purchase price allocation in TEUR	Fair value according to PPA in TEUR

Intangible assets	4	3,517
Property, plant and equipment	4,207	4,348
Other non-current receivables	283	283
Current assets	490	490
Cash and cash equivalents	105	105
Debt and provisions	4,939	4,977
Deferred tax assets	0	11
Deferred tax liabilities	0	1,060

The transaction involved the acquisition of an Italian solar park in Parma, in the Emilia-Romagna region. The park’s initial consolidation took place on 17 January 2013. The business combination was carried out by applying the partial goodwill method. The amount of the revalued equity on the date of initial consolidation came to TEUR 2,715. The fair value of the receivables acquired as a result of the transaction, mainly comprising tax and trade receivables, was TEUR 490. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0, and there were no contingent assets

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or liabilities. The incidental transaction costs totalled TEUR 40. Since the date of initial consolidation of the solar park, sales of TEUR 587 and a loss of TEUR 76 have been made by the entity acquired.

Solarpark Ramin GmbH & Co. KG, Halle (before Energiepark Solar GmbH & Co. SP Ramin KG)	Carrying amount before purchase price allocation in TEUR	Fair value according to PPA in TEUR

Intangible assets	0	2,253
Property, plant and equipment	9,905	9,978
Current assets	572	492
Cash and cash equivalents	10	10
Debt and provisions	10,780	10,773
Deferred tax assets	0	21
Deferred tax liabilities	0	674

The transaction involved the acquisition of a solar park in Ramin in Mecklenburg-West Pomerania. The park’s initial consolidation took place on 31 May 2013. The business combination was carried out by applying the partial goodwill method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 1,306. The receivables assumed as a result of the transaction, mainly comprising trade receivables, have a fair value of TEUR 492. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0, and there were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 14. Since the date of initial consolidation of Solarpark Ramin GmbH & Co. KG, sales of TEUR 708 and a profit of TEUR 162 have been made by the entity acquired. Had the entity been part of the Group since the beginning of 2013, it would have contributed sales of TEUR 723 and a loss of TEUR 154 to the consolidated balance sheet.

Windkraft Olbersleben II GmbH & Co. KG, Olbersleben	Carrying amount before purchase price allocation in TEUR	Fair value according to PPA in TEUR

Intangible assets	0	3,002
Property, plant and equipment	12,686	13,089
Current assets	475	399
Cash and cash equivalents	584	584
Debt and provisions	12,389	12,489
Deferred tax assets	0	51
Deferred tax liabilities	0	807

The transaction involved the acquisition of a wind farm in Olbersleben in Thuringia. The park’s initial consolidation took place on 30 June 2013. The business combination was carried out by applying the partial goodwill method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 3,905. The newly measured shareholders’ equity attributable to minority shareholders was TEUR 859. The receivables assumed as a result of the transaction, mainly comprising trade receivables, have a fair value of TEUR 108. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0, and there were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 24. Since the date of initial consolidation of Windkraft Olbersleben II GmbH & Co. KG, sales of TEUR 844 and a loss of TEUR 128 have been registered by the entity acquired. Had the entity been part of the Group since the beginning of 2013, it would have contributed sales of TEUR 1,592 and a loss of TEUR 275 to the consolidated balance sheet.

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Société Centrale Photovoltaïque d’Avon les Roches SAS, Paris, France	Carrying amount before purchase price allocation in TEUR	Fair value according to PPA in TEUR

Intangible assets	0	7,578
Property, plant and equipment	36,627	36,042
Current assets	1,073	331
Cash and cash equivalents	2,200	2,200
Debt and provisions	39,488	38,756
Deferred tax assets	0	78
Deferred tax liabilities	0	3,638

The transaction entailed the purchase of a solar park in Avon les Roches in France (Centre). The park’s initial consolidation took place on 31 December 2013. The business combination was carried out by applying the partial goodwill method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 3,834. The receivables assumed as a result of the transaction, mainly comprising trade receivables, have a fair value of TEUR 305. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0, and there were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 0. Since the date of initial consolidation of Solarpark Avon les Roches, sales of TEUR 0 and a profit of TEUR 0 have been made by the entity acquired. Had the entity been part of the Group since the beginning of 2013, it would have contributed sales of TEUR 4,049 and a profit of TEUR 800 to the consolidated balance sheet.

Fano Solar 1 S.r.l., Bolzano, Italy	Carrying amount before purchase price allocation in TEUR	Fair value according to PPA in TEUR

Intangible assets	0	158
Property, plant and equipment	3,304	3,525
Other non-current receivables	265	265
Current assets	287	287
Cash and cash equivalents	143	143
Debt and provisions	2,597	2,656
Deferred tax assets	0	17
Deferred tax liabilities	0	110

The transaction involved the acquisition of a solar park in Fano, Italy (Marche). The park’s initial consolidation took place on 31 December 2013. The business combination was carried out by applying the partial goodwill method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 1,630. The receivables assumed as a result of the transaction, mainly comprising trade receivables, have a fair value of TEUR 180. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0, and there were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 0. Since the date of initial consolidation of Fano Solar 1 S.r.l., sales of TEUR 0 and a profit of TEUR 0 have been made by the entity acquired. Had the entity been part of the Group since the beginning of 2013, it would have contributed sales of TEUR 558 and a profit of TEUR 238 to the consolidated balance sheet.

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Fano Solar 2 S.r.l., Bolzano, Italy	Carrying amount before purchase price allocation in TEUR	Fair value according to PPA in TEUR

Intangible assets	0	0
Property, plant and equipment	3,288	3,591
Other non-current receivables	348	348
Current assets	279	279
Cash and cash equivalents	116	116
Debt and provisions	2,614	2,673
Deferred tax assets	0	17
Deferred tax liabilities	0	88

The transaction involved the acquisition of a solar park in Fano, Italy (Marche). The park’s initial consolidation took place on 31 December 2013. The business combination was carried out by applying the partial goodwill method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 1,591. The receivables assumed as a result of the transaction, mainly comprising trade receivables, have a fair value of TEUR 180. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0, and there were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 0. Since the date of initial consolidation of Fano Solar 2 S.r.l., sales of TEUR 0 and a profit of TEUR 0 have been made by the entity acquired. Had the entity been part of the Group since the beginning of 2013, it would have contributed sales of TEUR 574 and a profit of TEUR 217 to the consolidated balance sheet.

Notaresco Solar S.r.l., Bolzano, Italy	Carrying amount before purchase price allocation in TEUR	Fair value according to PPA in TEUR

Intangible assets	1	127
Property, plant and equipment	6,573	7,036
Other non-current receivables	531	531
Current assets	631	631
Cash and cash equivalents	203	203
Debt and provisions	4,801	4,903
Deferred tax assets	0	30
Deferred tax liabilities	0	171

The transaction involved the acquisition of two solar parks in Notaresco, Italy (Abruzzi). The park’s initial consolidation took place on 31 December 2013. The business combination was carried out by applying the partial goodwill method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 3,483. The receivables assumed as a result of the transaction, mainly comprising trade receivables, have a fair value of TEUR 438. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0, and there were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 0. Since the date of initial consolidation of Notaresco Solar S.r.l., sales of TEUR 0 and a profit of TEUR 0 have been made by the entity acquired. Had the entity been part of the Group since the beginning of 2013, it would have contributed sales of TEUR 1,192 and a profit of TEUR 541 to the consolidated balance sheet.

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Sant' Omero Solar S.r.l., Bolzano, Italy	Carrying amount before purchase price allocation in TEUR	Fair value according to PPA in TEUR

Intangible assets	0	0
Property, plant and equipment	3,298	3,832
Other non-current receivables	585	585
Current assets	329	329
Cash and cash equivalents	121	121
Debt and provisions	2,774	2,825
Deferred tax assets	0	15
Deferred tax liabilities	0	155

The transaction involved the acquisition of a solar park in Sant’ Omero, Italy (Abruzzi). The park’s initial consolidation took place on 31 December 2013. The business combination was carried out by applying the partial goodwill method. The newly measured shareholders’ equity at the time of initial consolidation was TEUR 1,902. The receivables assumed as a result of the transaction, mainly comprising trade receivables, have a fair value of TEUR 219. The best estimate, on the acquisition date, of the anticipated unrecoverable portion of the contractual cash flows was TEUR 0, and there were no contingent assets or liabilities. The incidental transaction costs totalled TEUR 0. Since the date of initial consolidation of Sant’ Omero Solar S.r.l., sales of TEUR 0 and a profit of TEUR 0 have been made by the entity acquired. Had the entity been part of the Group since the beginning of 2013, it would have contributed sales of TEUR 580 and a profit of TEUR 241 to the consolidated balance sheet.

No purchase price allocation was undertaken with respect to the acquisition of Capital Stage Solarpark Betriebs- und Verwaltungs GmbH since the prerequisites for an existing business operation were not met. Thus no material changes to the consolidated balance sheet were involved.

During the measurement period within the meaning of IFRS 3.45, the company received new information concerning facts and circumstances which would have influenced the measurement of the assets and debt regarding the financial investments in Windkraft Sohland GmbH & Co. and Boreas Windfeld Greußen GmbH & Co. KG on the date of initial consolidation. These adjustments were made in response to new information on the tax situation which occasioned retroactive changes to the measurement of the assets and debt in connection with the purchase price allocation. These involved an increase in other operating income (badwill) of TEUR 2,727, a reduction in deferred tax liabilities of TEUR 2,440 and adjustments in minority interests totalling TEUR 287.

Overall impact of the acquisitions on the Group’s results

The net profit for the period from 1 January to 31 December 2013 includes gains of TEUR 255 from the companies included in the consolidated balance sheet for the first time during this period. The sales revenues recognized as of 31 December 2013 include TEUR 4,952 from the newly consolidated solar parks. If the business combinations had taken place on 1 January 2013, Group revenues in these divisions to 31 December 2013 would have been TEUR 7,715 greater and the net profit would have been TEUR 1,575 higher.

Sale of subsidiaries

No subsidiaries were sold in 2013.

Business combinations after the balance sheet date

On 14 November 2013, Capital Stage AG acquired a solar park in Wolgast in Mecklenburg-West Pomerania. The park was built on a 13.2-hectare site and has a capacity of 8 MWp. It commenced operations within the meaning of the EEG in November 2013. However, as the transaction is still subject to conditions precedent, the park has not yet been included in the consolidated balance sheet.

On 20 December 2013, Capital Stage AG acquired the solar park in Noceto in the province of Parma, which is part of the northern Italian region Emilia-Romagna. It was bought from the international photovoltaic specialist

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Martifer Solar from Portugal. The park has a capacity of 4.5 MWp, stands on a site of some ten hectares and has been feeding power into the public grid since December 2012. Capital Stage Solar Service GmbH will be responsible for the park’s operational management from 2018. The park is fully equity financed, which means that free cash flow is high right from the beginning. As the transfer of the shares did not come into effect until January 2014, since the transition of the economic control has taken place only in January 2014, the park was first included in the consolidated balance sheet in January 2014.

The issue proceeds of EUR 17.1 million from the capital increase carried out in February 2014 served as one element of the financing structure for the acquisition of a portfolio of solar parks in France with a total capacity of some 40 MWp. The portfolio consists of four solar parks in the Aquitaine region of south-west France. They have been in operation since March 2012. The total value of the acquisition is more than EUR 140 million, including the debt assumed from the project company. At the same time, the acquisition represents the largest single investment in the company’s history.

3.3 Foreign currency translation

Differences arising from the translation of the functional currency of foreign operations into the Group’s reporting currency (the euro) are recorded in the consolidated balance sheet directly under ‘other comprehensive income’ and cumulatively in the line item ‘foreign currency translation reserve’. Currency translation differences previously recorded in the foreign currency translation reserve are transferred to the income statement if part or all of the foreign operation is sold.

The foreign currency translation was performed at the historical exchange rate in the case of shareholders’ equity, at the exchange rate on the balance sheet date in the case of other balance sheet items and at the mean exchange rate for the year in the case of revenue and expenses as well as the consolidated result. Pursuant to IAS 21, currency translation differences were recognized directly in equity. As of 31 December 2013, the exchange rate between the Swiss franc and the euro was CHF/EUR 1.22760 (31 December 2012: CHF/EUR 1.21360), while the mean exchange rate for 2013 was CHF/EUR 1.22446 (mean rate in 2012: CHF/EUR 1.21115).

3.4 Critical accounting judgements and key sources of estimation uncertainties

The company’s only significant area of accounting judgement is the recognition of potential goodwill through the use of either the partial goodwill method or the full goodwill method. In other respects, there is no significant discretionary leeway.

Below, we discuss the most important future-related assumptions as well as the other principal sources of estimation uncertainties as of the end of the reporting period that could give rise to a substantial risk within the coming financial year that a significant adjustment of the reported assets and liabilities be required.

In some cases, the consolidated balance sheet includes estimates and assumptions which have consequences for the amount of the recognized assets, debt, revenue, expenses and contingent liabilities. The actual amounts may differ from these estimates. Any amendments will be recognized in the income statement once we have better knowledge of the items in question.

When measuring property, plant and equipment and intangible assets, the expected useful life of the assets must be estimated; in doing so, we take into account contractual agreements, knowledge of the industry and management estimates.

The intangible assets recorded during the purchase price allocation process form the basis for the company’s planning, which also takes into account contractual agreements and management estimates. The discounting rate (WACC) applied in connection with the measurement of intangible assets was between 3.95% and 4.56%.

The reader is referred to the discussion in note 3.7 for details of the assumptions made when determining the fair value of financial assets.

In calculating the present values of lease liabilities and financial liabilities, the contractually agreed interest rates were applied.

At the end of the period, the interest rate swaps used for hedging purposes were revalued. The revaluation yielded interest income of TEUR 712.

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3.5 Intangible assets

With the exception of the goodwill, all the intangible assets have limited useful lives and are measured at their acquisition costs less scheduled straight-line amortization. They are amortized on the basis of their useful economic lives.

If the fair value is below the carrying amount, the assets are impaired. If the reasons for impairments recognized in the past cease to apply, the impairments are reversed.

Electricity feed-in contracts and project rights are amortized over 15 to 30 years, in line with the useful lives of photovoltaic installations and the existing leases, while other intangible assets are amortized over prospective useful lives of three to five years.

Goodwill resulting from a business combination is recognized at its amortized cost less any necessary impairments and is shown separately in the consolidated balance sheet.

For impairment test purposes, the goodwill must be divided among all of the Group’s cash-generating units (or groups thereof) which are expected to draw benefit from the synergy created by the business combination.

Cash-generating units to which a portion of the goodwill is allocated must be subjected to annual impairment tests. However, if there are indications that a unit has lost value, it will be tested more frequently. If the recoverable amount which a cash-generating unit can earn is lower than its carrying amount, the corresponding impairment loss must first be assigned to the carrying amount of any goodwill allocated to that unit and thereafter pro rata to the unit’s other assets on the basis of their respective values. Any impairment of the goodwill will be recognized directly in the income statement. Any impairment of goodwill may not be recovered in future periods.

When selling a cash-generating unit, the portion of the goodwill attributable to it will be taken into account in determining the profit or loss on the disposal.

3.6 Property, plant and equipment

Property, plant and equipment are measured at their amortized cost less cumulative depreciation. Profits or losses from the disposal of assets are recognized as other income or expenses. The depreciation period and method are reviewed at the end of each financial year.

Property, plant and equipment are depreciated over their prospective useful economic lives pro rata temporis. During the reporting period, the useful lives recognized for property, plant and equipment were adjusted to reflect the lease terms actually agreed, and now range from three to 30 years. The range for photovoltaic and wind power installations is 18 to 30 years, and three to five years for other office and business equipment.

3.7 Financial instruments

Financial assets and financial liabilities are recognized when a group entity becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

3.8 Financial assets

Financial assets are classified in the following categories:

•	Financial assets measured at fair value through profit or loss
•	Financial investments held to maturity
•	Available-for-sale financial assets (AFS)
•	Loans and receivables
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The classification depends on the nature and purpose of the financial assets and is determined at purchase. The recognition and derecognition of financial assets is carried on the trade date, if the supply is within the usual time frame for the affected market.

3.9 Financial assets measured at fair value through profit or loss (FVTPL)

Financial assets are classified as at FVTPL when the financial asset is either held for trading or it is designated as at FVTPL.

A financial asset is classified as held for trading if:

•	It has been acquired principally for the purpose of selling it in the near term
•	On initial recognition, it is part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking
•	It is a derivative that is not designated and effective as a hedging instrument

A financial asset other than a financial asset held for trading may be designated as at FVTPL upon initial recognition if:

•	Such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise
•	The financial asset forms part of a group of financial assets or financial liabilities or both which is managed and its performance is evaluated on a fair value basis in accordance with the Group’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis.
•	The asset is part of a contract containing one or more embedded derivatives, and IAS 39 Financial Instruments: Recognition and Measurement permits the entire combined contract (asset or liability) to be designated at FVTPL.

Financial assets at FVTPL are stated at fair value, with any gains or losses arising on remeasurement recognized in profit or loss. The net gain or loss recognized in profit or loss incorporates any dividend or interest earned on the financial asset and is included in the ‘other gains and losses’ line item.

3.10 Fair value measurement of financial instruments

The financial instruments held at fair value through profit or loss by the Group as of 31 December 2013 comprise shares assigned, pursuant to IAS 39, to the category ‘at fair value through profit or loss’ (the fair value option), as well as interest rate swaps, which are classified as derivatives held for trading purposes.

Fair value is not always available as a market price. Often it must be determined on the basis of various valuation parameters. Depending on the availability of observable parameters and the significance of these parameters for measuring fair value as a whole, the fair value measurement is assigned to level 1, 2 or 3. This fair value hierarchy is defined as follows:

•	Input parameters for level 1 are quoted prices (unadjusted) on active markets for identical assets or debts that the company can access on the measurement date.
•	Input parameters for level 2 are listed prices other than those used for level 1, which can either be observed for the asset or debt directly or indirectly, or which can be derived indirectly from other prices.
•	Input parameters for level 3 are unobservable inputs for the asset or debt.

Assets and debts consistently measured at fair value are reclassified from one level to another if necessary, e.g. if an asset is no longer traded on an active market or is traded for the first time.

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31.12.2013 (31.12.2012) in TEUR	Level
	1	2	3

Assets Consistently measured at fair value Financial assets	6 (3,050)		6 (3,050)
Liabilities Consistently measured at fair value Derivative financial instruments (interest rate swaps)	-1,652 (-2,129)	-1,652 (-2,129)

TEUR	2013	2012

1 January	3,050	11,600
Additions	307	0
Change in market value through profit or loss	-3,351	0
Disposals	0	-8,550
Reclassified to level 3	0	0
31 December	6	3,050

3.11 Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables (including loans, trade and other receivables, bank balances and cash, and others) are measured at amortized cost using the effective interest method, less any impairment.

Interest income is recognized by applying the effective interest rate, except for short-term receivables when the effect of discounting is immaterial.

3.12 Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected. For AFS equity investments, a significant or prolonged decline in the fair value of the security below its cost is considered to be objective evidence of impairment.

For all other financial assets, the following are deemed to be objective evidence of impairment:

•	Substantial financial difficulties on the part of the issuer or counterparty
•	Breach of contract, such as default or delayed interest or principal payments
•	Increased probability that the borrower will become insolvent or enter restructuring proceedings

For financial assets that are carried at amortized cost, the amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the current market rate of return for a similar financial asset. Such impairment losses will not be reversed in subsequent periods.

For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease is objectively related to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying

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amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

3.13 Derecognition of financial assets

The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and opportunities of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and opportunities of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and opportunities of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a secured loan for the proceeds received.

On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received or receivable and the cumulative gain or loss that had been recognized in other comprehensive income and accumulated in equity is recognized in profit or loss.

3.14 Financial liabilities and equity instruments

Classification as debt or equity

Debt and equity instruments issued by a Group entity are classified in accordance with the substance of the contractual arrangements and the definitions as financial liability or equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its debt. Equity instruments issued by a Group entity are recognized at the proceeds received, net of direct issue costs. Issue costs are those costs that would not have occurred if the equity instrument had not been issued.

Repurchase of the company’s own equity instruments is recognized and deducted directly in equity. No gain or loss is recognized in profit or loss on the purchase, sale, issuance or retirement of the company’s own equity instruments.

Financial liabilities

Financial liabilities are categorized either as financial liabilities measured at fair value through profit or loss or as other financial liabilities.

3.15 Other financial liabilities

Other financial liabilities (including borrowings and trade and other payables) are subsequently measured at amortized cost using the effective interest method.

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses to the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including any fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

3.16 Derecognition of financial liabilities

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid or payable is recognized in profit or loss.

3.17 Derivative financial instruments

The Group enters into derivative financial instruments to manage interest rate risk. Among them are exclusively interest swaps.

Derivatives are initially recognized at fair value at the date the derivative contracts are entered into and are subsequently remeasured to their fair value at the end of each reporting period. The resulting gain or loss is recognized in profit or loss immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in profit or loss depends on the nature of the hedge relationship.

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3.18 Collateral

The financial liabilities are non-recourse loans. The entities included in the group of consolidated companies have for the most part furnished the financing banks or other creditors with collateral for their financial liabilities and, where applicable, contingent liabilities. As is customary with this kind of financing, the property, plant and equipment as well as all rights and future receivables have been assigned to the banks. The current value of the collateral furnished thus corresponds with the carrying amount of the assets or the size of the reserves formed (see subsection 5.9), or are immaterial (e.g. a right of subrogation in regards to the feed-in contracts). The entities included in the group of consolidated companies have for the most part furnished the financing banks or other creditors with collateral for their financial liabilities and, where applicable, contingent liabilities.

These primarily consist of:

•	Enforceable land charges (property, plant and equipment)
•	Pledging of capital servicing and project reserve accounts (cash)
•	Assignment of the various companies’ rights to payment of the electricity feed-in tariff (sales)
•	Assignment of payment and remuneration claims against third parties arising from direct marketing contracts (sales)
•	Assignment of goods stored in a specific place (SAV)
•	Pledging of shareholdings (group of consolidated companies)

3.19 Inventories

The inventories mainly comprise merchandise. They are carried at their amortized cost or their net realizable value if lower (the likely realizable sale price less costs incurred prior to sale). The moving average price is applied in determining the amortized cost.

3.20 Deferred taxes

Pursuant to IFRS financial accounting standard IAS 12, deferred taxes must be recognized in relation to temporary differences between the IFRS carrying amount of an asset or debt and its tax base. Under IFRS, the resulting differences may entail corresponding tax credits or tax losses, and the resulting deferred tax assets or liabilities must be recognized. Anticipated tax reductions resulting from the possible use of existing loss carry-forwards must also be recognized if it is likely that taxable income will be generated over the coming five years against which unused tax loss carry-forwards can be offset. However, the statutory limitation on the offsetting of tax loss carry-forwards against profits made during the planning period must be borne in mind.

Under current German tax law, sales of financial investments in limited companies are tax exempt except for a minimum tax rate of 5% on profits from the sale of shares in limited companies and on dividend income.

Deferred tax assets from the use of tax loss carry-forwards must be recognized if it is likely that there will be taxable profits against which existing loss carry-forwards can be offset.

3.21 Trade receivables

Trade receivables are carried at their amortized cost. Impairments are recognized on the basis of past experience through the classification of receivables and other assets according to their age and other objective information relating to their value.

3.22 Other assets: non-financial assets and other receivables

Other assets are carried at their amortized cost. In the case of the other short-term receivables, this was generally their fair value, since the time value of the money is negligible and there is no significant credit risk. The other non-current receivables are made up of prepayments and accrued income.

3.23 Cash and cash equivalents

The cash and cash equivalents comprise bank balances and time deposits which have a high degree of liquidity and a total term of up to three months, as well as cash in hand. These items are not subject to interest rate change risk and are carried at their nominal values. The exception is the capital servicing and project reserve accounts which are used only in consultation with the lending banks for the solar parks’ creditor banks and thus are not freely available.

3.24 Liabilities, provisions and financial liabilities

When first recognized on the balance sheet, financial liabilities are carried at fair value. Subsequent measurement is at amortized cost, applying the effective interest method. Other liabilities are carried at their settlement

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value if, due to their short-term nature, the time value of the money is negligible. The loan capital involves non-recourse loans whereby the solar and wind installations at the various solar parks and wind farms constitute the sole collateral for each corresponding loan.

Other non-current provisions are carried at their prospective settlement value with no discounting; they cover all recognizable obligations at the balance sheet date which are based on business transactions or events occurring before the balance sheet date and whose extent or due date is uncertain. The settlement values calculated are those with the highest likelihood of occurrence.

Non-current provisions are discounted at a suitable risk-free interest rate.

Provisions are only recognized if there is a corresponding legal or constructive obligation towards third parties and the associated probability of occurrence is greater than 50%.

3.25 Revenues

Revenue is measured at the fair value of the consideration received or receivable. Revenues from the sale of goods and electricity are recognized if the following conditions are met:

•	The significant risks and opportunities arising from ownership of the goods are transferred to the buyer.
•	Neither the right of disposal normally associated with ownership nor effective control over the purchased goods and products is withheld.
•	The amount of the sales revenues can be reliably determined.
•	It is likely that economic benefit will be derived from the transaction.
•	The costs incurred or yet to be incurred in connection with the purchase can be reliably determined.

Essentially, revenues from the sale of goods and electricity are recognized once the goods and electricity have been supplied and the legal transfer of ownership has transpired.

Section 33g of the German Renewable Energy Sources Act (Erneuerbare-Energien-Gesetz – EEG) provided for the introduction of the so-called market premium on 1 January 2012. The market premium is paid by the grid operator to operators of installations producing electricity from renewable sources who opt to sell their electricity directly on the energy markets rather than following the EEG remuneration model. On the energy markets, in-stallation operators receive the regular market price, which is lower than the remuneration guaranteed under the EEG. The difference between the EEG remuneration and the mean monthly market price on the energy markets is then evened out by the market premium. The actual volume of directly marketed electricity is measured via meter readings.

The market premium and the flexibility premium paid by the grid operator to installation operators pursuant to sections 33g and 33i of the EEG con-stitute genuine subsidies and, as such, are not subject to VAT.

Dividend income from investments is recognized when the shareholder’s right to receive payment has been established (provided that it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably).

Interest income must be recognized if it is likely that the economic benefit will flow to the Group and the amount of the revenue can be reliably determined. Interest income must be accrued or deferred on the basis of the outstanding nominal amount via the applicable effective interest rate. The effective interest rate is the exact rate by which the expected future payments over the lifetime of the financial asset will be discounted from the net carrying value of that asset on initial re-cognition.

3.26 Share-based payment

Share options (equity-settled share-based payment transactions) are measured at their fair value at the time they are granted. The fair value of the obligation is recognized as personnel expenses over the vesting period, and a capital reserve is formed at the same time (reserve for employee remuneration to be met through equity instruments). The options issued are measured via a binomial option price model.

3.27 Leasing

Assets held under finance leases are initially recognized as assets of the Group at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability towards the lessor must be shown on the consolidated balance sheet as a liability arising from finance leases. The lease payments are thus divided into interest expenses and payment of lease liabilities in such a way as to ensure a constant rate of repayment of the outstanding liability. Interest expenses are recognized directly in the income statement.

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Rental payments on operating leases are recognized as expenses in straight-line fashion over the lease term.

The Group has financed solar installations via leasing agreements whereby the material risks and opportunities are transferred to Capital Stage, thus establishing finance leases. The solar installations in the various solar parks are used as a collateral for the corresponding liabilities.

3.28 Earnings per share

Basic earnings per share are calculated by dividing the earnings attributable to shareholders by the weighted average number of shares in circulation during the period. Diluted earnings per share are calculated by dividing the earnings attributable to shareholders by the weighted average number of shares in circulation during the period, plus the number of exercisable options. The options are taken into consideration from the date on which the performance target is permanently reached or exceeded.

3.29 Segment reporting

During the reporting period, the focus of the Capital Stage Group’s business activities had not changed substantially since the previous year, remaining on the operation and development of solar parks and wind farms. Accordingly, the allocation of the consolidated assets and debts to the various segments remained unaltered. The Group’s segments are administration, PV Parks, PV Service, Wind Farms and Financial Investments.

The PV Parks segment comprises the German, French and Italian solar parks plus any holding companies. During 2013, the following companies were included for the first time: Solarpark Lettewitz GmbH, Polesine Energy 1 S.r.l., Polesine Energy 2 S.r.l., Solarpark Ramin GmbH & Co. KG (formerly Energiepark Solar GmbH & Co. SP Ramin KG), Société Centrale Photovoltaïque d’Avon les Roches SAS, Fano Solar 1 S.r.l., Fano Solar 2 S.r.l., Notaresco Solar S.r.l. and Sant’ Omero Solar S.r.l.

Capital Stage Solarpark Betriebs- und Verwaltungs GmbH was acquired as the general partner for Solarpark Ramin GmbH & Co. KG and is also allocated to this segment. The segment’s principal business activity is electricity production. The segment’s sales revenues come chiefly from either the feed-in tariffs paid by the various local providers or the market premium paid for direct marketing of electricity on the energy markets. However, last year the revenues came exclusively from feed-in tariffs paid by the various local providers.

The PV Service segment comprises the development of the plant operations company Capital Stage Solar Service GmbH and the Group’s financial investment in Eneri PV Service S.r.l. The principal business activities of the segment are the technical and commercial operation of both the Group’s and external solar park installations. The sales revenues earned by this segment chiefly come from plant operation charges.

The Wind Farms and the associated general partner are included in the wind farms segment. Windkraft Olbersleben II GmbH & Co. KG was added in the year under review. The segment’s principal business activity is electricity production. The segment’s sales revenues come chiefly from either the feed-in tariffs paid by the various local providers or the market premium paid for direct marketing of electricity on the energy markets. However, last year the revenues came exclusively from feed-in tariffs paid by the various local providers.

The financial investments segment contains the shareholdings in the companies Helvetic Energy GmbH, Calmatopo Holding AG, BlueTec GmbH & Co. KG. The segment’s principal business activity is the acquisition, holding and selling of these investments. The segment’s revenues mainly consist of the revenue generated by Helvetic Energy GmbH.

The activities carried out by Capital Stage AG for the whole Group are shown in the administration segment, which consists solely of Capital Stage AG.

The segment reporting is done in accordance with the accounting methods applied in the consolidated balance sheet and is based on the internal reporting system.

The assets, provisions and liabilities presented in the consolidated balance sheet have been allocated to the appropriate segments. The investments presented in the segment reporting relate to acquisitions of property, plant and equipment and financial assets.

Inter-segment business transactions are conducted on the same conditions as ones with external third parties.

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The Group sales of TEUR 47,055 generated from feeding electricity into the national grid are paid directly to the various solar parks and wind farms by the local power companies. However, this does not create any dependency on these entities, given that the tariffs are guaranteed by the respective countries.

The various segments’ sales to third parties were as follows: TEUR 39,375 in the PV Parks segment, TEUR 7,680 in the Wind Farms segment and TEUR 9,720 in the Financial Investments segment and TEUR 215 in the PV Service segment. Around 63% of the sales revenues were generated in Germany (previous year: 56%), 17% in Switzerland (previous year: 27%) and the remainder in Italy. The bulk of the assets, totalling TEUR 408,120 (previous year: TEUR 317,127) were situated in Germany (TEUR 288,143; previous year: TEUR 256,564), in Italy (TEUR 83,825; previous year: TEUR 60,377) and in France (TEUR 36,042; previous year: TEUR 0).

The reconciliation of revenues between the segments and overall Group revenue is mainly attributable to the elimination of plant operation charges for the Group’s own parks.

The difference between the overall value of the various segments’ assets and the total value of the Group’s assets is largely attributable to debt consolidation.

3.30 Risk management

The Capital Stage Group’s risk management system is designed to detect potential risks at an early stage and evaluate them precisely. Risk identification is therefore of great importance for the Capital Stage Group. The Capital Stage Group is exposed to the financial-asset risks discussed below.

Solar park and wind farm risks

When selecting solar parks and wind farms, Capital Stage Group takes great care with its choice of partners. The Group only considers projects or parks manufactured by large, reputable project planners and manufacturers who have been established in the industry for many years. In the unlikely event of a loss of capacity, the Group is covered by long-term manufacturers’ warranties. Furthermore, material defects in the facilities are covered by guarantee agreements with the project planners.

We are able to take prompt countermeasures in relation to the risk of solar park and wind farm downtime thanks to the fact that the installations are operated and monitored either by the Capital Stage Group itself or by reputable partners. In addition to these measures, all our installations are insured against the risk of operational interruptions, and the Group has also appropriate insurance against risks arising from third-party operations – for instance, faulty maintenance or repair work – and is covered for any loss, damage or consequential loss suffered as a result. There is also insurance cover against other damage to the installations.

Valuations of solar parks and wind farms are based on long-term investment plans that are sensitive to changes in capital costs, operating costs and revenue. Various factors could lead to a park becoming unprofitable, and this would also have a negative impact on the Group’s financial position and assets. However, the risks which could lead to adverse developments result from meteorological and technical risks inherent in the sector and to a lesser extent from our investments.

Financial investment risks

The valuation risk is accounted for by exercising special care before any investment decision. The due diligence process involves an in-depth analysis of the factors determining the company’s success, for which external experts are used on a case-by-case basis.

Clearly arranged and relevant figures on the results, financial position and liquidity, as well as target–actual comparisons for different periods and aspects of the company’s business, are analysed in order to reveal any noteworthy features or inconsistencies in the operation of financial investments.

Financial investments are valued every six months using the discounted cash flow method (DCF). For further details, we refer to the financial investments section.

Interest risk

The solar parks and wind farms are largely financed by loans at fixed interest rates and with terms ranging from ten to 18 years. Accordingly, there is no risk of any change in interest rates during that period.

Due to the long-term nature of the financing of non-current assets, we have refrained from undertaking a sensitivity analysis of the interest risk.

The risk inherent in interest rate swaps is based on the fact that the interest rate secured by the interest rate swaps may be higher than the interest rate agreed in the loan contracts.

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4. Notes to the consolidated statement of comprehensive income

4.1 Revenues

TEUR 56,991

previous year TEUR 45,118

Sales are recorded whenever work or services are performed and a price has been agreed or is determinable and payment thereof appears probable. The invoicing for and payment of the feed-in tariffs for December 2013 takes place the following year. The breakdown of revenue is shown in the segment reporting.

4.2 Other income

TEUR 14,981

previous year TEUR 15,907

Other income mainly consists of income recognized through profit or loss of TEUR 13,839 from the initial consolidation of solar parks and wind farms in Italy, France and Germany (previous year: TEUR 15,122). In the course of the provisional purchase price allocation process, all acquired assets and debts were identified and their fair value determined. This resulted in differences which were recognized in the 2013 income statement.

4.3 Cost of materials

TEUR 6,463

previous year TEUR 6,870

This consists mainly of expenses of TEUR 5,920 incurred by Helvetic Energy GmbH (previous year: TEUR 6,523) for the purchase of merchandise, as well as expenses of TEUR 543 (previous year: TEUR 347) for externally supplied electricity and other articles for operating solar and wind parks.

4.4 Personnel expenses

TEUR 6,299

previous year TEUR 5,910

In 2013, the Group employed an average of 67 people (previous year: 57), of whom 15 worked for Capital Stage AG, nine for Capital Stage Solar Service GmbH and 43 for Helvetic Energy GmbH.

A breakdown of management board remuneration is given in section 12 of the notes.

The wages and salaries include employee bonus expenses. Management bonus payments for the serving management board totalled TEUR 571 (previous year: TEUR 625).

Personnel expenses of TEUR 60 (previous year: TEUR 34) were recognized in the 2013 income statement (section 5.11) in connection with the share-based payment programme.

TEUR	2013	2012

Salaries	5,805	5,474
Personnel expenses, share-based payment	60	34
Other personnel expenses	10	0
Social security expenses	424	402
Total	6,299	5,910

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4.5 Other expenses

TEUR 8,808

previous year TEUR 14,516

Type of expense in TEUR	2013	2012

Due diligence and expert advice	771	274
Legal and tax advice	264	108
Expenses for the valuation and sale of financial investments (from 2013 in financial result)	0	8,527
Drawing up and auditing financial statements	198	116
Publications and annual general meeting	183	149
Investor relations and designated sponsoring	121	123
Premises costs	633	414
Costs of solar parks and wind farms	4,435	2,622
Costs of ongoing business operations	1,700	2,059
Land taxes and motor vehicle taxes	34	35
Local property tax	278	8
Miscellaneous	191	81
Total	8,808	14,516

The other operating expenses mainly comprise the costs of operating the parks; acquisition and administration costs; stock exchange listing costs; legal, tax consultation and auditing costs; and general administration costs such as premises costs, travel costs, insurance, advertising costs, telecommunications, vehicle costs and supervisory board remuneration. The solar and wind park costs include incidental acquisition costs incurred during the acquisition of the parks which cannot be capitalized and general costs of constructing the plants, as well as insurance and lease expenses. The costs of ongoing business operations include items such as the other operating expenses of Helvetic Energy.

4.6 Depreciation and amortization

TEUR 18,733

previous year TEUR 13,183

This item includes amortization of intangible assets (TEUR 3,896; previous year: TEUR 2,515) and depreciation of property, plant and equipment (TEUR 14,837; previous year: TEUR 10,668). The amortization of intangible assets (TEUR 3,812; previous year: TEUR 2,394) is mainly attributable to the amortization of electricity feed-in contracts and project rights. The depreciation of property, plant and equipment mainly relates to energy generating systems (TEUR 14,666; previous year: TEUR 10,552).

No impairment losses were recorded in either 2013 or 2012.

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4.7 Financial result

TEUR 15,836

previous year TEUR 11,051

This amount breaks down as follows:

TEUR	2013	2012

Income from financial investments	6	46
Interest income, time deposits and bank balances	1,034	629
Interest expense	-13,285	-11.728
Expenses for the valuation and sale of financial investments (until 2012 in other operating expenses)	-3,351	0
Earnings attributable to minority shareholders	-240	2
	-15,836	-11,051

4.8 Income from financial investments

The income from financial investments was generated by our holding in BlueTec GmbH & Co. KG. Earnings attributable to minority shareholders relate to the minority shareholders of Windkraft Sohland GmbH & Co. KG, Boreas Windfeld Greußen GmbH & Co. KG. and Windkraft Olbersleben II GmbH & Co. KG.

4.9 Taxes on income

TEUR -1,789

previous year TEUR -353

This amount breaks down as follows:

TEUR	2013	2012

Earnings before taxes on income (EBT)	15,833	9,495
Expected taxes on income (30%)	-4,750	-2,848
Differences due to local tax rates and changes in tax rates	436	-10
Increase/reduction in corporation tax	130	n/a
Taxes from other periods	-97	-23
Effects of tax-free income	4,155	4,537
Tax effects of non-deductible operating expenses	-707	-2,502
Effects due to the use or impairment of loss carryforwards	-454	99
Other and compensatory tax effects	125	n/a
Other valuation differences	586	394
Other permanent differences	-963	n/a
Income taxes	-1,789	-353

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With a current tax liability of TEUR 1,064 (previous year: TEUR 1,019) and a deferred tax liability of TEUR 725 (previous year: deferred tax asset of TEUR 666), the total tax expense recognized in the statement of comprehensive income was TEUR 1,789 (previous year: TEUR 353).

The recognition of deferred tax assets and liabilities within the Group takes into account the various different tax rates applying to individual Group companies, which include trade tax, corporation tax and the solidarity surcharge.

Under current German tax law, income from financial investments and proceeds from the sale of financial investments are tax exempt under certain circumstances. Thus the business activities of Capital Stage AG, to wit the holding and selling of financial investments in limited companies, are tax exempt except for a minimum tax rate of 5% on profits from the sale of shares in limited companies and on dividend income.

Deferred tax assets arising from the use of tax loss carry-forwards must be recognized if it is probable that existing loss carry-forwards may be offset against income.

The Group’s provisional loss carry-forwards as of 31 December 2013 are TEUR 43,608 (previous year: TEUR 45,300) (trade tax) and TEUR 42,090 (previous year: TEUR 43,970) (corporation tax). Of these, TEUR 34,693 (previous year: TEUR 39,107) (trade tax) and TEUR 26,601 (previous year: TEUR 36,652) (corporation tax) will probably not be used within a reasonable period. Accordingly, no deferred tax assets have been recognized for these amounts.

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Deferred tax assets and liabilities arise due to valuation differences in relation to the following balance sheet items:

Deferred taxes	2013		2012
	Asset TEUR	Liability TEUR	Asset TEUR	Liability TEUR

Fixed assets	954	41,426	553	32,010
Liabilities	826	735	0	0
Tax loss carry-forwards	3,493		2,018
Capital procurement costs			179
Interest carry-forward	291
Total	5,564	42,161	2,750	32,010
Offsetting	0	0	0	0
Balance sheet figures	5,564	42,161	2,750	32,010

4.10 Other comprehensive income

TEUR 53

previous year TEUR -48

Other comprehensive income relates exclusively to currency translation differences at the end of the period. They are reclassified to the income statement if part or all of the foreign operation is sold.

5. Notes to the consolidated balance sheet

5.1 Intangible assets

TEUR 91,426

previous year TEUR 69,323

Intangible asset developments are set out in the statement of changes in fixed assets. The intangible as-sets mainly comprise project rights as well as rights deriving from the electricity feed-in contracts amounting to TEUR 90,687 (previous year: TEUR 68,901). Electricity feed-in contracts are amortized over 15 to 30 years, in line with the useful lives of photovoltaic plants and the existing land leases. Project rights are amortized over 20 years.

No impairment losses were recognized on intangible assets in either 2013 or 2012. Details of assets provided as collateral are given in subsection 3.18. There are no contractual obligations to acquire intangible assets, nor have any significant non-current assets been sold.

During the current financial year, research and development costs of TEUR 29 are recognized as expenses.

5.2 Goodwill

TEUR 6,827

previous year TEUR 6,888

The goodwill mainly derives from the acquisition of a 100% shareholding in Helvetic Energy GmbH and Capital Stage Solar Service GmbH respectively. The goodwill is subject to regular (at least annual) impairment testing.

Impairment testing of the acquired goodwill is performed on the basis of the prospective free cash flow of the respective cash-generating units (CGUs). The CGUs are identical to the corresponding legal units. The payments

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anticipated on the basis either of long-term contracts or expectations based on past business performance are discounted by using a risk-weighted interest rate (WACC). For the value-in-use calculation, the discount rate for the five-year detail planning period up to 31 December 2013 was between 5.15% and 8.75% (previous year: between 5.40% and 8.37%).

A growth rate of 1% was assumed for the perpetual annuity.

The cash inflows determined by this method are compared with the carrying amounts, including goodwill, of the respective CGUs. There were no indications of impairment losses in either 2013 or 2012.

Since the discounted cash inflows of CGU Helvetic and CGU Capital Stage Solar Service GmbH show a surplus of TEUR 32,690 over their total carrying amounts, including goodwill, we did not perform a sensitivity analysis. However, neither a 0.5% increase in the WACC nor a 10% reduction in the forecast discounted cash flows would result in an impairment of goodwill.

5.3 Property, plant and equipment

TEUR 408,120

previous year TEUR 317,127

Developments in property, plant and equipment are set out in the statement of changes in non-current assets. Property, plant and equipment consist of energy generation installations (TEUR 407,703; previous year: TEUR 314,829), installations under construction (TEUR 9; previous year: TEUR 1,794) and other equipment (TEUR 408; previous year: 504).

Developments in property, plant and equipment under finance leases are as follows:

TEUR	2013	2012

Costs of acquisition
As of 1 January	22,278	22,278
Additions	0	0
Disposals	0	0
As of 31 December	22,278	22,278

Depreciation and amortisation
As of 1 January	2,372	1,135
Additions	1,238	1,237
Disposals	0	0
As of 31 December	3,610	2,372

Book value 31 December	18,668	19,906

No impairment losses were recognized on property, plant and equipment in either 2013 or 2012. Details of assets provided as collateral are given in subsection 3.18. There are no contractual obligations to acquire property, plant or equipment, nor have any significant non-current property, plant and equipment assets been sold.

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5.4 Financial assets

TEUR 7,785

previous year TEUR 3,049

Financial investments consist mainly of loans and interest to a solar park in Italy, which was only acquired effectively in 2014 (TEUR 7,778). The financial investments also include equity interests in BlueTec GmbH & Co. KG (15.0% shareholding) and Eneri PV Service S.r.l., Bolzano, Italy, (49% shareholding; equity as of 31 December 2012: TEUR 25; 2013 earnings: TEUR 23).

The financial investment in BlueTec GmbH & Co. KG was written down to a residual value of EUR 1.00 as of the reporting date following an impairment test.

The financial investments changed as follows:

TEUR	2013	2012

As of 1 January	3,049	11,600
Additions	8,087	0
Disposals	0	-8,551
Valuation changes	-3,351	0
As of 31 December	7,785	3,049

5.5 Other receivables (non-current)

TEUR 4,523

previous year TEUR 1,983

This item includes long-term encroachment easements (Überbaurechte) and advance payments for leases. TEUR 1,116 (previous year: TEUR 456) of the total has remaining terms of between two and five years and TEUR 3,406 (previous year: TEUR 1,385) has remaining terms of over five years.

5.6 Inventories

TEUR 2,055

previous year TEUR 2,451

The inventories consist of goods. During the reporting year, impairment losses of TEUR 10 (previous year: TEUR 4) were recognized. In the financial year, the cost of materials for inventories came to TEUR 6,463 (previous year: TEUR 6,870). No collateral was provided.

5.7 Trade receivables

TEUR 4,517

previous year TEUR 3,150

The receivables are recoverable and due in the short term. No impairments were required as of the balance sheet date, and there were no overdue receivables on that date.

5.8 Other current assets

TEUR 6,715

previous year TEUR 14,058

Other current assets break down as follows:

TEUR	2013	2012

Non-financial assets	3,084	1,355
Other curent receivables	3,631	12,703
	6,715	14,058

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Other current assets are carried at their fair values. No impairments were required as of the balance sheet date.

The non-financial assets of TEUR 3,084 mainly comprise transaction tax reimbursement claims of TEUR 2,675 (previous year: TEUR 1,055) and VAT tax credits not yet received or not yet due for payment. The corresponding VAT tax credits of TEUR 409 have been paid in 2014.

The other current receivables mainly comprise advance payments for the acquisition of additional solar parks of TEUR 871 (previous year: TEUR 10,780) and prepaid expenses of TEUR 2,370 (previous year: TEUR 1,749).

5.9 Cash and cash equivalents

TEUR 55,659

previous year TEUR 34,238

The cash and cash equivalents consist exclusively of cash and bank balances. They include TEUR 18,635 (previous year: TEUR 15,773) in capital servicing and project reserves which serve as collateral for the solar parks’ lending banks and can only be used in agreement with the lending banks for the respective companies. Pursuant to IAS 7, movements in cash and cash equivalents are shown in the cash flow statement. Details of assets provided as collateral are given in subsection 3.18.

5.10 Equity

TEUR 207,401

previous year TEUR 130,262

Developments in equity are detailed in the consolidated statement of changes in equity.

On 26 February 2013, acting on the basis of the authorization granted by the annual general meeting on 20 June 2012 and with the approval of the supervisory board, the management board of Capital Stage AG decided on a capital increase with no shareholders’ subscription rights, using part of Authorized Capital 2012. The company’s equity was thereby increased from EUR 48,810,000.00 by EUR 4,163,158.00 to EUR 52,973,158.00 via the issue of 4,163,158 new no-par-value bearer shares each representing a EUR 1.00 share of the equity, in return for cash contributions based on an issue price of EUR 3.80 per share. The capital increase was entered in the Company Register on 27 February 2013.

In the period from 1 February 2013 to 18 June 2013, a total of 510,000 shares were issued on the basis of the increase in conditional capital (Conditional Capital I) voted at the shareholders’ meeting held on 31 May 2007.

On 18 June 2013, acting on the basis of the authorization granted by the annual general meeting on 20 June 2012 and with the approval of the supervisory board, the management board of Capital Stage AG decided on a further capital increase with no shareholders’ subscription rights, using part of Authorized Capital 2012. The company’s equity capital was thereby increased, utilizing part of the authorized capital, by EUR 676,841.00 from EUR 53,073,158.00 to EUR 53,749,999.00 via the issue of 676,841 new no-par-value bearer shares, each representing a EUR 1.00 share of the equity capital, in return for cash contributions based on an issue price of EUR 3.80 per share. The capital increase was entered in the Company Register on 20 June 2013.

In the period of 1 July 2013 to 31 August 2013, a total of 315,000 shares were issued on the basis of the increase in conditional capital (Conditional Capital I) voted at the shareholders’ meeting held on 31 May 2007.

On 8 October 2013, the management board voted with the approval of the supervisory board to carry out a capital increase from authorized capital for subscription in cash. New bearer shares totalling 13,516,249 were issued on the basis of the authorization given by the shareholders’ meeting of Capital Stage AG held on 18 June 2013. Share capital was increased to EUR 67,581,248.00.

The capital increase was entered in the Company Register on 11 October 2013.

Altogether, the company received gross proceeds of some EUR 49.3 million from the issue.

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In the period of 1 November 2013 to 31 December 2013, a total of 160,000 shares were issued on the basis of the increase in conditional capital (Conditional Capital I) voted at the shareholders’ meeting held on 31 May 2007.

All new shares are entitled to participate in the profits from 1 January 2013 onwards.

Authorized capital

As of the reporting date 31 December 2013 and following the partial use of the authorization granted at the shareholders’ meeting held on 18 June 2013, the management board was still authorized, subject to the approval of the supervisory board, to increase the equity capital of the company by up to EUR 13,020,330.00 on or before 17 June 2018 through the single or multiple issue of up to 13,020,330 new no-par-value bearer shares for subscription in cash and/or in kind (Authorized Capital 2013). All shareholders are entitled to subscription rights. The new shares may also be issued to one or more credit institutes or other companies named under section 186 paragraph 5 sentence 1 of the AktG with the obligation that they be offered to shareholders (indirect subscription right) or partly by way of a direct subscription right (for instance, to eligible shareholders who have previously given an irrevocable subscription guarantee) and in any case by way of indirect subscription rights pursuant to section 186 paragraph 5 of the AktG.

The management board is authorized, subject to the consent of the supervisory board and to further conditions, to exclude the subscription rights of shareholders.

The supervisory board is authorized to amend the wording of section 4 paragraphs 1 and 6 of the Articles of Association as appropriate to reflect the use of Authorized Capital 2013 either after the full or partial execution of the increase in share capital or, if some or all of Authorized Capital 2013 has not been used by 17 June 2018, after the expiry of the authorization period.

Conditional capital

In 2013, subscription rights were exercised for 985,000 company shares. Share capital is therefore now conditionally increased by up to EUR 1,535,000.00 from the issue of up to 1,535,000 no-par bearer shares (Conditional Capital I). However, the conditional capital increase will only be executed to the extent that holders of the share options granted by Capital Stage AG in the period up to 30 May 2012 pursuant to the enabling resolution passed by the annual general meeting on 31 May 2007 in connection with the 2007 share-based payment programme exercise their options to acquire company shares, and the company does not issue its own shares in fulfilment of options. The new company shares created through the exercise of these options participate in the profit from the start of the financial year for which, at the time of exercising the option, no AGM resolution had yet been passed concerning the appropriation of the distributable profit. The supervisory board is authorized to amend the wording of section 4 paragraphs 1 and 3 of the Articles of Association as appropriate to reflect the issue of option shares.

The share capital is conditionally increased by up to EUR 22,206,579.00 through the issue of up to 22,206,579 new no-par-value bearer shares, each representing EUR 1.00 of share capital (Conditional Capital II).

The conditional capital increase will only be implemented to the extent that holders of bonds with warrants or convertible bonds and parties who have conversion/option obligations from bonds with warrants or convertible bonds issued or guaranteed by the company or a direct or indirect 100% owned affiliate of the company before 17 June 2018, based on the resolution of the annual general meeting on 18 June 2013, exercise their option or conversion rights or, in the case of those obliged to exercise option or conversion rights, duly fulfil said obligation. The issue of new shares shall be made in accordance with the respective option or conversion price to be decided in accordance with the above resolution. The new shares participate in profits from the beginning of the financial year in which they are created through the exercise of option or conversion rights or the fulfilment of option or conversion obligations. The bonds with warrants or convertible bonds shall be offered to the shareholders for subscription. They can also be underwritten by a bank or a syndicate of banks with the obligation to offer them for subscription to shareholders. The management board is authorized, subject to the consent of the supervisory board and further conditions, to exclude the statutory subscription rights of shareholders.

The management board is authorized, subject to the consent of the supervisory board, to specify further details regarding the execution of a conditional capital increase. The supervisory board is authorized to amend the wording of section 4 paragraphs 1 and 4 of the Articles of Association as appropriate to reflect the degree

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of utilization of the Conditional Capital II either after the full or partial execution of the equity capital increase or, if some or all of the Conditional Capital II has not been drawn on by 17 June 2018, after the expiry of the authorization period.

Furthermore, the share capital is conditionally increased by up to EUR 2,320,000.00 through the issue of up to 2,320,000 no-par-value bearer shares (Conditional Capital III). With the consent of the supervisory board, the management board is authorized by 19 June 2017 (inclusive), pursuant to the specific provisions laid down in AOP 2012, to grant up to 2,320,000 share options on company shares with a term of up to seven years, whereby each share option confers the right to acquire one share in the company.

These share options are designated exclusively for members of the management board, as well as selected senior management personnel and other high-performing company personnel. With respect to members of the company’s management board, the supervisory board has the sole right to grant share options. The share options may also be assigned to a bank, on the proviso that the bank is required on the company’s instructions to transfer the options to their designated beneficiaries, who are the sole parties entitled to exercise the options in question. Shareholders do not have any option rights (with respect to Conditional Capital III). The conditional capital increase will only be executed to the extent that holders of the options to acquire company shares duly exercise their option rights, and the company does not furnish its own shares in fulfilment of said options. The new shares participate in profits from the beginning of the financial year in which they are created through exercise of the option. The supervisory board is authorized to amend the wording of section 4 paragraphs 1 and 5 of the Articles of Association as appropriate to reflect the issue of option shares.

The consolidated distributable profit is determined as follows:

TEUR	31.12.2013	31.12.2012

Consolidated profit for the year after third-party holdings	13,368	8,579
Profit carried forward	32,388	15,718
Withdrawal from retained earnings	3,705	10,000
Dividend distribution	-3,913	-1,909
Consolidated distributable profit	45,548	32,388

The capital reserve of TEUR 85,680 stems from the increase in share capital of TEUR 2,520 entered in the Company Register on 28 January 2002 and from the share premium received on the capital increases carried out in 2010 (TEUR 2,464), 2011 (TEUR 12,194), 2012 (TEUR 20,488) and 2013 (TEUR 48,014).

In the reporting period, the management board of Capital Stage AG withdrew TEUR 3,705 from retained earnings. Retained earnings correspond to other retained earnings in the financial statements of the Capital Stage AG and ammount to the balance sheet date TEUR 0 (previous year: TEUR 3,705).

The currency adjustment item of TEUR -106 relates exclusively to currency translation from Swiss francs to euros in relation to the Swiss subsidiaries.

The minority interests relate to third-party shareholdings in Solarpark Brandenburg GmbH and Parco Eolico Monte Vitalba S.r.l.

Capital management

The aim of our capital management is to ensure that the Group can meet its financial obligations. The Group’s long-term goal is to increase the value of our enterprise. On the balance sheet date, the Group had an equity ratio of 34.96% (previous year: 28.63%).

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The following table shows the Group’s equity, equity ratio and cash and cash equivalents.

	31.12.2013	31.12.2012

Equity in TEUR	207,401	130,262
Equity ratio in %	34.96	28.63
Cash and cash equivalents in TEUR	55,659	34,238

5.11 Share-based payment

To enable Capital Stage AG to grant share options as remuneration components with a long-term incentive effect, on 31 May 2007, the annual general meeting of Capital Stage AG decided to conditionally increase the company’s equity capital by up to EUR 2,520,000.00 through the issue of up to 2,520,000 no-par-value bearer shares (Conditional Capital I). The purpose of Conditional Capital I is to safeguard the subscription rights attached to the share options issued during the period from 1 June 2007 to 30 May 2012 pursuant to the authorization resolution of the Capital Stage AG annual general meeting on 31 May 2007 in connection with the share-based payment programme 2007 (AOP2007). The parties entitled to subscribe are the members of the Capital Stage AG management board, selected senior management personnel and other high-performing company personnel.

When the AOP2007 expired, a new share-based payment programme (AOP2012) was adopted and Conditional Capital III was created at the shareholders’ meeting held on 20 June 2012.

Options were offered in 2008, 2009, 2010, 2011, 2012 and 2013. One option entitles its holder to subscribe to one Capital Stage AG no-par-value bearer share with voting rights. The option holder is entitled to exercise these options either individually or as a whole.

In 2013, 985,000 options were exercised, of which 540,000 by management board members. In the reporting period, 200,000 options expired, all of which were options held by management board members. As of the reporting date, the number of outstanding options had therefore gone down from 2,045,000 the previous year to 860,000, of which 620,000 are for members of the management board. As of the reporting date 31 December 2013 and as of the publication date, only 175,000 options from the AOP2007 can be exercised, because the vesting period for the final tranche runs until 31 March 2014.

To create long-term incentives, the subscription rights attached to the share options cannot be exercised until after the expiry of a vesting period. There is a vesting period of two years for the AOP2007 and of four years for the AOP2012. The subscription price (exercise price) for both programmes is the arithmetic mean of the closing price of Capital Stage AG shares in Xetra trading on the Frankfurt Stock Exchange (or a comparable successor system) on the last five trading days preceding the date on which the options are granted. A condition for the exercise of subscription rights is that the performance target has been met. The performance target for the AOP 2007 has been achieved if the price of shares in Capital Stage AG in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange exceeds the exercise price by at least 25% during the ten trading days preceding the date on which the subscription rights are exercised. The performance target for the AOP 2012 has been achieved if the price of shares in Capital Stage AG in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange exceeds the exercise price by at least 30% during the ten trading days preceding the date on which the subscription rights are exercised. The applicable exercise period is deemed to be the period in which the relevant subscription rights may first be exercised, the performance target having been reached or exceeded.

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Share-based payment programme 2007 (AOP2007)

On 1 April 2008, 24 June 2009, 1 April 2010, 17 June 2011 and 1 April 2012, the following share options were granted under the share-based payment programme for 2007:

Year of distribution	2012	2011	2010	2009	2008

No. of shares on 1 Jan. (of the respective fiscal year)	1,360,000	1,010,000	1,085,000	1,010,000	0
Exercise period	01.04.2014 – 31.03.2017	17.06.2013 – 16.06.2016	01.04.2012 – 31.03.2015	24.06.2011 – 23.06.2014	01.04.2010 – 31.03.2013
Base price (employees)	EUR 3.08	EUR 2.22	EUR 1.96	EUR 1.97	EUR 1.87
Base price (board members)	EUR 3.08	EUR 2.22	EUR 1.96	EUR 1.97	EUR 2.20
Exercise price on issue (employees)	EUR 3.85	EUR 2.78	EUR 2.45	EUR 2.46	EUR 2.34
Exercise price on issue (board members)	EUR 3.85	EUR 2.78	EUR 2.45	EUR 2.46	EUR 2.75
Options offered	685,000	350,000	150,000	450,000	1,010,000
Offers accepted	685,000	350,000	150,000	450,000	1,010,000
Lapsed options	0	0	225,000	375,000	0
No. of shares on 31 Dec. (of the respective fiscal year)	2,045,000	1,360,000	1,010,000	1,085,000	1,010,000
Exercisable as of 31 Dec. (of the respective fiscal year)	1,010,000	860,000	0	0	0

Share-based payment programme 2012 (AOP2012)

On 21 March 2013, a total of 600,000 share options were issued as part of the AOP2012, of which 300,000 were for management board members:

Year of distribution	2013

No. of shares on 1 Jan. (of the respective fiscal year)	0
Exercise period	22.03.2017-21.03.2020
Base price (employees)	EUR 3.81
Base price (board members)	EUR 3.81
Exercise price on issue (employees)	EUR 4.95
Exercise price on issue (board members)	EUR 4.95
Offers accepted	600,000
Lapsed options	0
No, of shares on 31 Dec. (of the respective fiscal year)	600,000
Exercisable as of 31 Dec. (of the respective fiscal year)	0

Pursuant to IFRS 2, the share options are recognized in the balance sheet at their fair value, whereby fair value is then recognized as personnel expenses over the vesting period. Accordingly, the options must be valued on their issue through the use of a suitable model which takes into account the capital-market-oriented characteristics of the options. Non-capital-market-oriented characteristics, such as the vesting period, must be reflected by taking into account anticipated fluctuations in employee numbers. The total value arrived at on

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the basis of the option’s value and the estimated number of options still exercisable at the end of the vesting period must be distributed pro rata over the vesting period and recognized in the income statement as personnel expenses. The anticipated fluctuation rates are based on those experienced over recent years.

The options issued in 2013 were valued using a binomial option price model on the basis of a price per share of EUR 3.81 on the date of issue. Where relevant, the expected option period applied by the model was adjusted on the basis of the management’s best estimates in respect of the effect of their non-transferability, exercise restrictions and the probability of the market conditions connected to the options actually transpiring, as well as assumptions relating to the beneficiaries’ exercise behaviour. The calculations are based on anticipated volatility of 30.0%, an assumption based on the historic volatility one year prior to issue.

Further assumptions made were a risk-free interest rate of 1.00% p.a. as well as an exercise price on issue of EUR 4.95. The liquidity inherent in the Capital Stage AG share was compared with the liquidity within the peer group of Capital Stage AG. Due to the substantially lower liquidity of the shares, a discount of the option value was applied.

Personnel expenses of TEUR 39 (previous year: TEUR 0) from the AOP2012 and of TEUR 21 (previous year: TEUR 5) from the AOP2007 were recognized in the income statement for 2013. In subsequent years the programme is expected to entail recognition of personnel expenses of a further TEUR 172, with the actual amount depending on fluctuations in the number of beneficiaries between now and the end of the vesting period. The weighted mean fair value on the balance sheet date of the share options granted in 2013 was EUR 0.93 (previous year: EUR 0.85). The weighted mean fair value of all share options in existence on 31 December 2013 was EUR 0.07 (previous year: EUR 0.01).

5.12 Liabilities, provisions and financial liabilities

TEUR 343,630

previous year TEUR 292,745

Type of liability	Total amount	Remaining term up to one year	Remaining term one to five years	Remaining term over five years
	TEUR	TEUR	TEUR	TEUR
Trade payables (previous year)	2,119 (2,107)	2,119 (2,107)	0 (0)	0 (0)
Other current debt (previous year)	5,135 (4,639)	5,135 (4,639)	0 (0)	0 (0)
Other non-current debt (previous year)	1,758 (0)	0 (0)	727 (0)	1,031 (0)
Financial liabilities (previous year)	312,200 (263,775)	22,028 (17,354)	90,984 (50,932)	199,188 (195,489)
Leasing liabilities (previous year)	18,761 (19,617)	888 (1,746)	3,884 (5,484)	13,989 (12,387)
Tax provisions (previous year)	904 (913)	904 (913)	0 (0)	0 (0)
Other provisions for restoration obligations (previous year)	2,752 (1,694)	0 (0)	0 (0)	2,752 (1,694)
Total liabilities (previous year)	343,629 (292,745)	31,074 (26,759)	95,595 (56,416)	216,960 (209,570)

The trade payables mainly relate to invoices from suppliers received by individual solar parks and wind farms. These invoices are paid at the beginning of the following year.

Neither during the current nor the previous financial year were any conditional lease payments made (e.g. stepped rent). No options are in place to extend existing contracts.

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The carrying amounts of current financial liabilities and other liabilities reflect their market value.

In assessing the extent of our restoration obligations, there is a small degree of uncertainty which relates exclusively to the amount of the corresponding provision. This results from the fact that the date of the required restoration work on the energy generation installation is fixed by the term of the lease. In determining the actual restoration costs, an average inflation rate of 2% has been assumed. The provisions are accreted to their present value on an annual basis. No provisions for restoration were reversed or used in 2013. The expenses for accrued interest on the provisions were TEUR 68 in 2013 (previous year: TEUR 4).

Other current liabilities break down as follows:

TEUR	31.12.2013	31.12.2012

Personnel and social security liabilities	4	1
Outstanding invoices	2,248	1,742
Other taxes	1,243	266
Accruals and deferred income	1,175	1,284
Miscellaneous	465	1,346
Total	5,135	4,639

The finance lease liabilities break down as follows:

	Minimum lease payments		Present value of minimum lease payments
	31.12.2013 TEUR	31.12.2012 TEUR	31.12.2013 TEUR	31.12.2012 TEUR

Remaining term up to one year	1,552	1,552	888	1,746
Remaining term one to five years	6,207	6,207	3,884	5,484
Remaining term over five years	17,020	18,572	13,989	12,387
	24,779	26,331	18,761	19,617
Less financing costs	-6,018	-6,714

Present value of minimum lease payments	18,761	19,617	18,761	19,617

Of which current liabilities			888	1,746
Of which non-current liabilities			17,873	17,871

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6. Additional disclosures related to financial assets and liabilities

Category of financial instrument	Level Input	31.12.2013 in TEUR	31.12.2012 in TEUR

Financial assets
Cash, cash equivalents and bank balances (including cash, cash equivalents and bank balances consisting in a disposal group held for sale)	2	55,659	34,238

Held for trading purposes (interest rate swaps)	2	-1,652	-2,129
Designated to be carried at fair value	3	6	3,050
Loans and receivables	2	12,301	35,159

Financial liabilities
Financial liabilities measured at their amortized cost	3	330,178	288,402

The fair values of the designated financial assets and liabilities shown, for which only fair value is shown in the table, are measured in levels 2 and 3 in accordance with generally acknowledged valuation methods based on discounted cash flow analyses. The main input parameter is the discount rate, which also reflects the credit risk of the counterparty.

The financial instruments held are assigned to the following category on the basis of their risk structure, term and recoverability, as well as their treatment for risk management purposes and the nature of their measurement.

Carried at fair value (designated financial investments)

The financial investments measured at fair value through profit or loss comprise the investments in BlueTec GmbH & Co. KG and Eneri PV Service S.r.l. The financial investments were assigned to the IAS 39 category ‘measured at fair value through profit or loss’ due to the unified monitoring of the financial instruments via the risk management system and the appraisal of their performance on the basis of fair value.

With the exception of the interest rates, the financial investments carried at fair value in the consolidated balance sheet (and the disclosures on the fair values of financial instruments) are based on the level-three information and input factors referred to section 3.10. Changes in fair value are recognized through profit or loss in the financial result. Non-observable input factors are described below (in particular WACC and cash flows).

To counteract the estimation uncertainty in the WACC, sensitivity analysis was performed. The aim of the sensitivity analysis was to examine the effect of a 0.5% increase or decrease in the WACC on the measurement of company value.

Reducing the WACC by 0.5% would have had no effect on the fair value recognized through profit or loss. An increase in the WACC of 0.5% would also have had no effect, because the valuation has already been adjusted.

The value of the investments is measured every six months using the discounted cash flow method (DCF). In the DCF analysis, the forecast free cash flows are discounted by a weighted interest rate (WACC) and net debt (interest-bearing liabilities less freely available cash and cash equivalents) is then deducted. The resulting figure reflects the economically justified value of the company.

The forecast free cash flows can be taken from the budgeted balance sheets and income statements, and their plausibility can then be checked against available sources of objective information, such as market, industry and sectoral studies, before making any necessary adjustments.

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The application of the above-mentioned measurement methods resulted in one impairment in fair value as of 31 December 2013, amounting to TEUR 3,351 (previous year: TEUR 0). An amount of TEUR 6 remains for the financial investment in Eneri PV Services S.r.l.

Essentially, the maximum risk associated with the financial instruments corresponds with their balance sheet carrying amounts. The maximum risk generally results from the financial assets, since the investments are not assets which can readily be disposed of at short notice.

The financial investments are companies operating in the renewable energy sector. However, this does not give rise to a concentration of risk in this sector, given that the renewable energy/environmental technology industry is composed of several sub-sectors, and the Group’s financial investments are not concentrated in a single one of these. The sector’s development is discussed in detail in the management report, and the associated risks are detailed in the risk report.

The following table shows the net profits and losses from the financial instruments recognized in the consolidated statement of comprehensive income:

	31.12.2013 EUR	31.12.2012 EUR

Financial assets measured at fair value	-3,345	46
Interest swaps held for trading purposes	712	-416
Total net profits	-2,633	-370

The net losses on financial assets held at fair value through profit or loss include market-related changes in value (TEUR -2,639; previous year: TEUR-416) and current income (TEUR 6; previous year: TEUR 46).

Held for trading purposes (interest rate swaps)

The interest rate swaps acquired along with the business combinations are carried at their fair values. They were classified as financial assets held for trading purposes, since they are derivatives which were not designed as hedging instruments but are effective as such and do not offer any financial guarantee.

The interest rate swaps carried in the consolidated balance sheet at their fair values, as well as the details of the fair values of financial instruments, are founded on the level-two information and input factors referred to section 3.10. Changes in fair value are recognized through profit or loss in the financial result.

In an interest rate swap, the Group exchanges fixed and floating interest payments calculated on the basis of agreed nominal amounts. Such agreements enable the Group to reduce the risk of changing interest rates on the fair value of issued fixed-interest debt instruments as well as the cash flow risk of issued variable-interest debt instruments.

The fair value of the interest rate swaps on the balance sheet date is determined by discounting future cash flows through application of both the interest structure curves on the balance sheet date and the credit risk of the contracts. This present value is given below.

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The following table shows the nominal amounts and remaining terms of the interest rate swaps outstanding at the end of the reporting period:

Outstanding ‘receive floating/pay fixed’ swaps	Weighted contracted fixed interest rates	Nominal amount	Fair value
	%	in TEUR	in TEUR
Less than one year
One to two years	4.5	816	-61
Two to five years
Over five years	2.61	36,810	-1,591
Total		37,626	-1,652

The interest rate swaps are settled semi-annually. The variable rate of the interest rate swaps is the six-month EURIBOR. The Group pays the fixed interest rate. A comparison with the previous year is not relevant, because some interest rate swaps were only consolidated for the first time in the reporting year. Two interest swaps also expired in the current year, and another interest rate swap was arranged with a different maturity.

Other financial assets

The other short-term financial assets recognized in the consolidated balance sheet have been assigned to the categories trade payables, cash and cash equivalents and other short-term receivables, as well as trade payables, financial liabilities and other short-term liabilities. The carrying values of the short-term financial assets or liabilities in question correspond to the amortized cost. These risk classes do not include any credit or default risks of significance for an appraisal of the Group’s assets and financial position, given that none of the receivables was either overdue or impaired, and indeed they were either already largely settled or securely invested (in the form of time deposits) at the time of drawing up the consolidated balance sheet. Accordingly, their carrying values essentially correspond to their fair values.

Loans and receivables

With the exception of the financial liabilities, the financial instruments measured at their amortized cost do not contain any hidden reserves or encumbrances, in view of which the carrying values of all other financial instruments shown in the balance sheet correspond to their fair values. There are no material credit or default risks, and no collateral is held for loans and receivables.

The total interest income and expenses for financial assets and liabilities carried at their amortized costs break down as follows:

	31.12.2013 TEUR	31.12.2012 TEUR

Interest income from financial assets measured at amortised cost (of which minority shares)	362 (43)	649 (20)
Interest expenses from financial assets measured at amortised cost (of which minority shares)	-13,565 (-283)	-11,330 (-18)
Net interest income or expenses	-13,203	-10,681

The total interest income primarily relate to fixed deposits and interest on bank balances.

Financial liabilities

The financial liabilities did not result in any liquidity risk since the Group holds cash or cash equivalents of TEUR 55,659 (previous year: TEUR 34,238), as well as ongoing cash flows from the solar parks and wind farms which can be expected to continue with a high degree of certainty, and which are ample to service the interest payments, principle repayments and financial liabilities as they fall due. The management board has final responsibility for liquidity risk management. To this end, it has established a suitable system for controlling

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short-, medium- and long-term financing and liquidity requirements. The Group manages liquidity risks by maintaining suitable reserves and through the ongoing monitoring of forecast and actual cash flows, as well as coordinating the maturity profiles of financial assets and liabilities.

The fair value of the financial liabilities and leasing liabilities amounts to EUR 344.1 million as of 31 De-cember 2013 (previous year: EUR 280.7 million).

7. Notes to the consolidated cash flow statement

The cash flow statement is presented separately.

The cash flow statement shows the changes in the Capital Stage Group’s cash and cash equivalents. The cash funds meet the definition of cash and cash equivalents set out in the notes in relation to the main measurement principles. The cash flow statement has been prepared in conformity with IAS 7, classifying the changes in cash and cash equivalents into cash flows from operating, investing and financing activities. We are presenting the cash flow from operating activities using the indirect method.

The cash and cash equivalents consist exclusively of cash and bank balances. These include TEUR 18,635 (previous year: TEUR: 15,773) in capital servicing and project reserves which have been pledged as collateral to the solar parks’ creditor banks and can only be used in agreement with the lending banks for the respective companies.

All interest payments are shown in the cash flow from financing activities. In 2013, interest payments of TEUR 12,648 (previous year: TEUR 10,502) were made. The cash flow from operating activities includes tax expenses of TEUR 398 (previous year: of TEUR 1,019).

8. Contingent liabilities and other obligations

Capital Stage Group had an obligation of TEUR 999 under rental agreements as of the reporting date.

Further obligations totalling TEUR 7 result from rental agreements for the Capital Stage Solar Service GmbH office premises and for office equipment rentals.

There are also standard leases which are classified pursuant to IAS 17.8 as operating leases. The leased items are capitalized by the lessor rather than the lessee. The sum of future minimum lease payments due to binding operating leases for the period from one year to five years amounts to TEUR 155. There are no lease payments presented in the category of over five years, because the longest contract expires by the end of March 2018. These disclosures are made in accordance with IAS 17.35.

	Other liabilities One year in TEUR	Other liabilities Two to five years in TEUR	Other liabilities Over five years in TEUR

Rental agreements	236	763	0
Leases	88	155	0
Commercial leases	767	3,345	17,066

Expenses of TEUR 95 (previous year: TEUR 84) were incurred in the reporting year from lease liabilities and of TEUR 947 (previous year: TEUR 594) for commercial leases and compensation for use.

9. Events after the balance sheet date

On 14 November 2013, Capital Stage AG acquired a solar park in Wolgast in Mecklenburg-West Pomerania. However, as the transaction is still subject to conditions precedent, the park has not yet been included in the consolidated balance sheet.

On 20 December 2013, Capital Stage AG acquired the solar park in Noceto in the province of Parma, which is part of the northern Italian region Emilia-Romagna. The park was first included in the consolidated balance sheet in January 2014, because the transfer of the shares and of effective control only took place in January 2014. Due to a lack of final information, no purchase price allocation could be made by the date of publication

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of the consolidated balance sheet, and as a result the, effect on the 2014 consolidated balance sheet cannot be foreseen.

On 27 and 28 February 2014, the management board of Capital Stage AG, with the approval of the supervisory board given the same day, decided to increase the company’s share capital by EUR 4,698,158.00, from EUR 67,741,248.00 to EUR 72,439,406.00, by issuing 4,698,158 new bearer shares for subscription in cash without subscription rights for shareholders. The new shares have dividend rights from 1 January 2013 onwards. The capital increase was carried out in full at a price of EUR 3.65 per share. Share capital is now EUR 72,439,406.00, divided into 72,439,406 no-par shares. The capital increase was entered in the commercial register of the Hamburg district court on 3 March 2014.

On 6 March 2014, Capital Stage AG acquired a portfolio of solar parks with a capacity of around 40 MW from the Hamburg-based investment company Aquila Capital. The portfolio consists of four solar parks in the Aquitaine region of south-west France. They have been in operation since March 2012. Due to a lack of final information, no purchase price allocation could be made by the date of publication of the consolidated balance sheet, and as a result the, effect on the 2014 consolidated balance sheet cannot be foreseen. Total assets and earnings are expected to increase sharply, but the increase cannot yet be quantified.

Capital Stage AG will be included in the Deutsche Börse SDAX index with effect from 24 March 2014. This was announced by the indices working group on 5 March 2014 after its regular meeting. The SDAX consists of 50 companies from classical sectors which come after the companies listed in the MDAX index in terms of market capitalization and stock market turnover. The composition of the SDAX is reviewed every quarter by the share indices working group. One condition for inclusion in the SDAX is a listing in the Prime Standard, the Deutsche Börse market segment in which companies must comply with defined international transparency requirements. Capital Stage switched to the Prime Standard on 5 March 2013.

According to the federal government’s current timetable, the draft of the amended EEG should be adopted by the cabinet shortly, and the new EEG should come into force in the second half of 2014. The amendments to the EEG are intended to increase renewable energies as a proportion of total electricity sales to 40–45% by 2025, and to 55–60% by 2035, while curbing price increases at the same time. A draft of the new legislation was presented after the reporting period had come to an end; it aims in particular for a concentration on photovoltaic and onshore wind energy as the cheaper sources of renewable energy. An ‘expansion corridor’ is also intended to manage the additional capacity installed every year more precisely.

There were no other significant events after the end of the 2013 financial year.

10. Transactions with related parties

The existing rental contract with Albert Büll, Dr. Cornelius Liedtke GbR in Holzhafen for office space for Capital Stage AG was extended in 2013 to include underground car parking spaces in the building where the offices are situated. The transactions were carried at market values.

11. Earnings per share

The weighted average number of ordinary shares used in calculating the diluted earnings per share was calculated as following from the weighted average number of ordinary shares used in calculating the basic earnings per share:

	31.12.2013 (pieces)	31.12.2012 (pieces)

Weighted average number of the calculation of the basic earnings per share	55,912,956	46,793,849

Shares assumed to have been issued for no consideration
Employee options	11,122	135,100
Weighted average number of the calculation of the diluted earnings per share	55,924,078	46,928,949

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12. Management board

The Capital Stage AG management board chairman is Felix Goedhart (Hamburg).

The other management board member is Dr Zoltan Bognar.

Details of their membership in other supervisory and advisory boards:

Felix Goedhart:	Gottfried Schultz GmbH & Co. KG, Ratingen, administrative board member
Gottfried Schultz AG in Gründung, supervisory board member since October 2013
BlueTec GmbH & Co. KG, Trendelburg, advisory board member
Calmatopo Holding AG, Flurlingen, Switzerland, president of the administrative board

Management board remuneration during 2013 came to TEUR 1,215. This amount breaks down as follows:

in EUR	Fixed remuneration	Performance-related Remuneration	Components with long-term incentive character

Felix Goedhart	341,864.78	421,309.83	9,800.41
Dr Zoltan Bognar	282,447.98	150,000.00	9,800.41

The performance-related payments consist of a bonus for Dr Bognar for 2012 and a provision for the performance-related bonus for 2013 for Mr Felix Goedhart.

The components with long-term incentive character are made up of the fair value at the time they were granted of 300,000 (previous year: 360,000) share options granted to the management board by the supervisory board.

Previous year:

in EUR	Fixed remuneration	Performance-related Remuneration Financial years 2011 & 2012	Components with long-term incentive character

Felix Goedhart	281,308.18	200,000.00 275,000.00	1,431.54
Dr Zoltan Bognar	257,208.72	150,000.00	1,431.54

13. Supervisory board

Chairman:	Dr Manfred Krüper, independent management consultant, Essen
Deputy chairman:	Alexander Stuhlmann, independent management consultant, Hamburg
Other members:

Dr Cornelius Liedtke, a partner in the Büll & Liedtke Group, Hamburg

Albert Büll, a partner in the Büll & Liedtke Group, Hamburg

Dr Jörn Kreke, entrepreneur, Hagen

Professor Fritz Vahrenholt, independent management consultant, Hamburg

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Membership in other supervisory and advisory boards:

Dr Manfred Krüper:

Coal & Minerals GmbH, Düsseldorf, supervisory board chairman

Power Plus Communication GmbH, Mannheim, supervisory board chairman

Caterpillar Europe GmbH, Lünen, deputy supervisory board chairman until March 2013

Odewald & Cie, Berlin, advisory board member

EQT Partners Beteiligungsberatung GmbH, Munich, Senior Advisor

EEW Energy from Waste GmbH, Helmstedt, member of the supervisory board

Alexander Stuhlmann:

alstria office REIT AG, Hamburg, supervisory board chairman

Euro-Aviation Versicherungs-AG, Hamburg, supervisory board chairman

HCI Capital AG, Hamburg, chairman of the supervisory board since April 2013, member of the supervisory board until April 2013

LBS Bausparkasse Schleswig-Holstein-Hamburg AG, Hamburg, supervisory board member

Otto Dörner GmbH & Co. KG, Hamburg, advisory board chairman, until 30 September 2012

Frank Beteiligungsgesellschaft mbH, Hamburg, advisory board chairman

Siedlungsbaugesellschaft Hermann and Paul Frank mbH & Co. KG, Hamburg, advisory board chairman

Studio Hamburg Berlin Brandenburg GmbH, Berlin, advisory board member

Ludwig Görtz GmbH, Hamburg, administrative board member

HASPA Finanzholding, Hamburg, member of the board of trustees

Dr Cornelius Liedtke:	GL Aktiengesellschaft, Hamburg, supervisory board member Dichtungstechnik G. BRUSS GmbH & Co. KG, Hoisdorf, advisory board member
Albert Büll:

Verwaltung URBANA Energietechnik AG, Hamburg, supervisory board member

Verwaltung Kalorimeta AG, Hamburg, supervisory board member

Kalorimeta AG & Co.KG, Hamburg, advisory board chairman

URBANA Energietechnik AG & Co.KG, Hamburg, advisory board chairman

Dichtungstechnik G. BRUSS GmbH & Co. KG, Hoisdorf, advisory board member

HSBC Trinkaus & Burkhardt AG, Düsseldorf, administrative board member

Dr Jörn Kreke:

Douglas Holding AG, Hagen, Westphalia, supervisory board chairman

Deutsche Euroshop AG, Hamburg, supervisory board member until June 2013

Kalorimeta AG & Co. KG, Hamburg, advisory board member

URBANA Energietechnik AG & Co. KG, Hamburg, advisory board member

Professor Fritz Vahrenholt

RWE Innogy GmbH, Essen, supervisory board chairman

RADAG, Laufenburg, supervisory board chairman until February 2013

Aurubis AG, Hamburg, supervisory board member

Novatec Solar GmbH, Karlsruhe, supervisory board member

Putz & Partner Unternehmensberatungs AG, Hamburg, supervisory board member

Körber-Stiftung, Hamburg, advisory board member

Fraunhofer-Gesellschaft zur Förderung der angewandten Forschung e.V., Munich,

member of the senate

Akademie der Technikwissenschaften, Berlin, member

Bilfinger Venture Capital, Mannheim, advisory board member since March 2013

The total remuneration paid to supervisory board members for their activities was TEUR 223 (a figure equal to the remuneration approved by the 2013 annual general meeting for the 2012 financial year, plus value added tax).

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14. Corporate governance

The declaration of conformity with the Corporate Governance Code pursuant to section 161 of the AktG has been made and is permanently available for inspection by shareholders on the company website.

15. Auditor’s fee

The fee charged by the auditors for their services up to 31 December 2013 was TEUR 117. In addition to the audit of the financial statements mentioned above, further expenses of TEUR 294 are recognized in the financial statements for other certification services provided including expenditures incurred insurance premium by the auditors.

16. Notification requirements

During the period from 1 January 2013 to 20 March 2014, Capital Stage AG received the following disclosures pursuant to section 21 paragraph 1 or paragraph 1a of the WpHG.

Pursuant to section 21 paragraph 1 of the WpHG, WGZ BANK AG Westdeutsche Genossenschafts-Zentralbank has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by WGZ BANK AG Westdeutsche Genossenschafts-Zentralbank, Düsseldorf, Germany, on 27 February 2013 exceeded the thresholds of 3% and 5%, on that date amounting to 7.859% (4,163,160 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, WGZ BANK AG Westdeutsche Genossenschafts-Zentralbank has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by WGZ BANK AG Westdeutsche Genossenschafts-Zentralbank, Düsseldorf, Germany, on 7 March 2013 fell short of the thresholds of 5% and 3%, on that date amounting to 0.000% (2 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Dr. Liedtke Vermögensverwaltung GmbH has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Dr. Liedtke Vermögensverwaltung GmbH, Hamburg, Germany, on 7 March 2013 exceeded the 10% threshold, on that date amounting to 10.32% of the voting rights (5,469,186 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll Beteiligungsgesellschaft mbH has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Beteiligungsgesellschaft, Hamburg, Germany, on 7 March 2013 fell short of the thresholds of 15%, 10% and 5%, on that date amounting to 4.61% of the voting rights (2,442,981 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll Holding GmbH & Co. KG has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, on 7 March 2013 fell short of the 15%, 10% and 5% thresholds, on that date amounting to 4.61% of the voting rights (2,442,981 voting rights), with 4.61% of the voting rights being attributable pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Assigned voting rights were held by the following controlled company, whose share of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll Beteiligungsgesellschaft mbH.

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll GmbH has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll GmbH, Hamburg, Germany, on 7 March 2013 fell short of the 15%, 10% and 5% thresholds, on that date amounting to 4.61% of the voting rights (2,442,981 voting rights), with 4.61% of the voting rights being attributable pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Assigned voting rights were held by the following controlled companies, whose share of the voting rights in Capital Stage AG each comprises 3% or more: Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

Pursuant to section 21 paragraph 1 of the WpHG, in a letter dated 13 March 2013, Capital Stage AG was notified that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Mr Albert Büll, Hamburg, Germany, on 7 March 2013 fell short of the thresholds of 15%, 10% and 5% of the voting rights, on that date amounting to 4.61% of the voting rights (2,442,981 voting rights), with 4.61% of the voting rights being attributable pursuant to section 22 paragraph 1 no. 1 of the WpHG.

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Assigned voting rights were held by the following controlled companies, each of whose shares of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll GmbH, Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

Pursuant to section 21 paragraph 1 of the WpHG, AMCO Service GmbH has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by AMCO Service GmbH, Hamburg, Germany, on 7 March 2013 exceeded the 20% and 25% thresholds, on that date amounting to 27.19% of the voting rights (14,401,250 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, DJE Investment S.A. has notified us that the share of voting rights in Capital Stage AG, Hamburg, Germany, held by DJE Investment S.A., Luxembourg, Luxembourg, on 30 August 2013 fell below the 3% threshold, on that date amounting to 2.9994% (1,621,663 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, DJE Kapital AG has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by DJE Kapital AG, Pullach, Germany, on 30 August 2013 fell below the 3% threshold, on that date amounting to 2.9994% (1,621,663 voting rights). Pursuant to section 22 paragraph 1 sentence 1 no. 1 of the WpHG, 2.9994% (1,621,663 voting rights) are attributable to DJE Kapital AG via DJE Investment S.A.

Pursuant to section 21 paragraph 1 of the WpHG, Dr Jens Ehrhardt, Germany, notified us on 3 September 2013 that his share of the voting rights in Capital Stage AG, Hamburg, Germany, fell below the 3% threshold on 30 August 2013, on that date amounting to 2.9994% (1,621,663 voting rights). Pursuant to section 22 paragraph 1 sentence 1 no. 1 of the WpHG, 2.9994% (1,621,663 voting rights) are attributable to Dr Jens Ehrhardt.

Pursuant to section 21 paragraph 1 of the WpHG, Mr Albert Büll notified us on 24 September 2013 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, exceeded the threshold of 5% on 19 September 2013, on that date amounting to 5.15% of the voting rights (2,782,427 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll Holding GmbH & Co. KG notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, exceeded the threshold of 5% on 19 September 2013, on that date amounting to 5.15% of the voting rights (2,782,427 voting rights).

Pursuant to section 22 paragraph 1 no. 1 of the WpHG, 5.15% of the voting rights (2,782,427 voting rights) were attributed. Attributed voting rights are held via the following controlled company, which has a share of the voting rights of Capital Stage AG of 5% or more: Albert Büll Beteiligungsgesellschaft mbH.

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll GmbH notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll GmbH, Hamburg, Germany, exceeded the threshold of 5% on 19 September 2013, on that date amounting to 5.15% (2,782,427 voting rights), whereby 5.15% of the voting rights (2,782,427 voting rights) were attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Assigned voting rights were held by the following controlled companies, whose share of the voting rights in Capital Stage AG each comprises 5% or more: Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

In a letter dated 24 September 2013, Capital Stage AG was notified pursuant to section 21 paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Mr Albert Büll, Germany, exceeded the threshold of 5% of the voting rights on 19 September 2013, on that date amounting to 5.15% of the voting rights (2,782,427 voting rights), with 5.15% of the voting rights (2,782,427 voting rights) being attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Assigned voting rights were held by the following controlled companies, each of whose shares of the voting rights in Capital Stage AG comprises 5% or more: Albert Büll GmbH, Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

Pursuant to section 21 paragraph 1 of the WpHG, Joh. Berenberg Gossler & Co. KG, Hamburg, Germany, has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Joh. Berenberg

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Gossler & Co. KG, Hamburg, Germany, on 11 October 2013 exceeded the thresholds of 3%, 5%, 10% and 15%, on that date amounting to 19.9999% (13,516,249 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Joh. Berenberg Gossler & Co. KG, Hamburg, Germany, has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Joh. Berenberg Gossler & Co. KG, Hamburg, Germany, on 14 October 2013 fell below the threshold of 15%, on that date amounting to 10.81% (7,304,716 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, on 11 October 2013 fell below the threshold of 5%, on that date amounting to 4.47% of the voting rights (3,017,948 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, fell below the threshold of 5% on 11 October 2013, on that date amounting to 4.47% of the voting rights (3,017,948 voting rights), whereby 4.47% of the voting rights (3,017,948 voting rights) were attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Assigned voting rights were held by the following controlled company, whose share of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll Beteiligungsgesellschaft mbH.

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll GmbH, Hamburg, Germany, has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll GmbH, Hamburg, Germany, fell below the 5% threshold on 11 October 2013, on that date amounting to 4.47% of the voting rights (3,017,948 voting rights), with 4.47% (3,017,948 voting rights) of the voting rights being attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Assigned voting rights were held by the following controlled companies, whose share of the voting rights in Capital Stage AG each comprises 3% or more: Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

Pursuant to section 21 paragraph 1 of the WpHG, in a letter dated 17 October 2013, Mr Albert Büll notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll, Germany, fell below the threshold of 5% on 11 October 2013, on that date amounting to 4.47% of the voting rights (3,017,948 voting rights), whereby 4.47% (3,017,948 voting rights) were attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Assigned voting rights were held by the following controlled companies, each of whose shares of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll GmbH, Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

Pursuant to section 21 paragraph 1 of the WpHG, AMCO Service GmbH, Hamburg, Germany, has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by AMCO Service GmbH, Hamburg, Germany, fell below the 25% threshold on 11 October 2013, on that date amounting to 22.56% of the voting rights (15,247,719 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Dr. Liedtke Vermögensverwaltung GmbH, Hamburg, Germany, has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Dr. Liedtke Vermögensverwaltung GmbH, Hamburg, Germany, on 11 October 2013 fell below the 10% threshold, on that date amounting to 8.09% of the voting rights (5,469,186 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, ETHENEA Independent Investors S.A., Munsbach, Luxembourg, has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by ETHENEA Independent Investors S.A., Munsbach, Luxembourg, exceeded the 3% threshold on 24 October 2013, on that date amounting to 3.68% of the voting rights (2,485,667 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Joh. Berenberg Gossler & Co. KG, Hamburg, Germany, has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Joh. Berenberg Gossler & Co. KG, Hamburg, Germany, fell below the thresholds of 10%, 5% and 3% on 28 October 2013, on that date amounting to 0% (0 voting rights).

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Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, on 24 October 2013 exceeded the threshold of 5%, on that date amounting to 5.02% of the voting rights (3,391,948 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, exceeded the 5% threshold on 24 October 2013, on that date amounting to 5.02% of the voting rights (3,391,948 voting rights), with 5.02% of the voting rights (3,391,948 voting rights) being attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Assigned voting rights were held by the following controlled company, whose share of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll Beteiligungsgesellschaft mbH.

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll GmbH, Hamburg, Germany, has notified us that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll GmbH & Co. KG, Hamburg, Germany, exceeded the threshold of 5% on 24 October 2013, on that date amounting to 5.02% of the voting rights (3,391,948 voting rights), whereby 5.02% of the voting rights (3,391,948 voting rights) were attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Assigned voting rights were held by the following controlled companies, whose share of the voting rights in Capital Stage AG each comprises 3% or more: Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

In a letter dated 29 October 2013, Capital Stage AG was notified pursuant to section 21 paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Mr Albert Büll, Germany, exceeded the threshold of 5% of the voting rights on 24 October 2013, on that date amounting to 5.02% of the voting rights (3,391,948 voting rights), with 5.02% of the voting rights (3,391,948 voting rights) being attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Assigned voting rights were held by the following controlled companies, each of whose shares of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll GmbH, Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

Pursuant to section 21 paragraph 1 of the WpHG, Joh. Berenberg Gossler & Co. KG, Hamburg, Germany, notified us on 5 March 2014 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Joh. Berenberg Gossler & Co. KG, Hamburg, Germany, on 3 March 2014 exceeded the thresholds of 3% and 5%, on that date amounting to 6.49% (4,698,158 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Joh. Berenberg Gossler & Co. KG, Hamburg, Germany, notified us on 5 March 2014 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Joh. Berenberg Gossler & Co. KG, Hamburg, Germany, on 4 March 2014 fell below the thresholds of 3% and 5%, on that date amounting to 0% (0 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, notified us on 5 March 2014 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, on 3 March 2014 fell below the threshold of 5%, on that date amounting to 4.72% of the voting rights (3,419,948 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, notified us on 5 March 2014 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, fell below the 5% threshold on 3 March 2014, on that date amounting to 4.72% of the voting rights (3,419,948 voting rights), with 4.72% of the voting rights (3,419,948 voting rights) being attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG. Assigned voting rights were held by the following controlled company, whose share of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll Beteiligungsgesellschaft mbH.

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll GmbH, Hamburg, Germany, notified us on 5 March 2014 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll GmbH, Hamburg, Germany, fell below the 5% threshold on 3 March 2014, on that date amounting to 4.72% of the voting rights (3,419,948 voting rights), with 4.72% of the voting rights being attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG.

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Assigned voting rights were held by the following controlled companies, whose share of the voting rights in Capital Stage AG each comprises 3% or more: Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

In a letter dated 5 March 2014, Capital Stage AG was notified pursuant to section 21 paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Mr Albert Büll, Germany, fell below the threshold of 5% of the voting rights on 3 March 2014, on that date amounting to 4.72% of the voting rights (3,419,948 voting rights), with 4.72% of the voting rights being attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Assigned voting rights were held by the following controlled companies, each of whose shares of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll GmbH, Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, notified us on 5 March 2014 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Beteiligungsgesellschaft mbH, Hamburg, Germany, on 4 March 2014 exceeded the threshold of 5%, on that date amounting to 5.97% of the voting rights (4,322,448 voting rights).

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, notified us on 5 March 2014 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll Holding GmbH & Co. KG, Hamburg, Germany, exceeded the 5% threshold on 4 March 2014, on that date amounting to 5.97% of the voting rights (4,322,448 voting rights), with 5.97% of the voting rights (4,322,448 voting rights) being attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG. Assigned voting rights were held by the following controlled company, whose share of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll Beteiligungsgesellschaft mbH.

Pursuant to section 21 paragraph 1 of the WpHG, Albert Büll GmbH, Hamburg, Germany, notified us on 5 March 2014 that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Albert Büll GmbH, Hamburg, Germany, exceeded the 5% threshold on 4 March 2014, on that date amounting to 5.97% of the voting rights (4,322,448 voting rights), with 5.97% of the voting rights being attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Assigned voting rights were held by the following controlled companies, whose share of the voting rights in Capital Stage AG each comprises 3% or more: Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

In a letter dated 5 March 2014, Capital Stage AG was notified pursuant to section 21 paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Mr Albert Büll, Germany, exceeded the threshold of 5% of the voting rights on 4 March 2014, on that date amounting to 5.97% of the voting rights (4,322,448 voting rights), with 5.97% of the voting rights (4,322,448 voting rights) being attributed pursuant to section 22 paragraph 1 no. 1 of the WpHG.

Assigned voting rights were held by the following controlled companies, each of whose shares of the voting rights in Capital Stage AG comprises 3% or more: Albert Büll GmbH, Albert Büll Holding GmbH & Co. KG and Albert Büll Beteiligungsgesellschaft mbH.

17. Approval for submission to the supervisory board

The consolidated balance sheet as of 31 December 2013 was approved by the management board for submission to the supervisory board on 20 March 2014.

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18. Consolidated statement of changes in fixed assets

in TEUR	Other intangible assets	Electricity feed-in contracts/project rights goodwill	Goodwill
Costs of acquisition
As of 1 January 2012	97	34,981	6,888
Additions	88	14	0
Changes in scope of consolidation	415	38,269	0
Disposals	0	0	0
Transfers	0	0	0
Currency translation	0	0	0
As of 31 December 2012	600	73,264	6,888
Depreciation and amortisation
As of 1 January 2012	58	1,968	0
Additions	121	2,394	0
Disposals	0	0	0
As of 31 December 2012	179	4,362	0
Book value 31 December 2011	39	33,013	6,888
Book value 31 December 2012	421	68,902	6,888
Costs of acquisition
As of 1 January 2013	600	73,264	6,888
Additions	175	22	0
Changes in scope of consolidation	96	25,664	0
Disposals	-53	-90	-61
Transfers	132	0	0
Currency translation	0	0	0
As of 31 December 2013	950	98,860	6,827
Depreciation and amortisation
As of 1 January 2013	179	4,362	0
Additions	84	3,812	0
Disposals	-53	0	0
Changes due to fair value measurement	0	0	0
Currency translation	0	0	0
As of 31 December 2013	210	8,174	0
Book value 31 December 2011	39	33,013	6,888
Book value 31 December 2012	421	68,902	6,888
Book value 31 December 2013	740	90,686	6,827

F-208

Other property, plant and equipment	Assets under construction	Power generating systems	Financial assets	Total

553	5,439	213,901	19,368	281,227
78	18,050	5,691	0	23,921
196	4,261	96,222	0	139,363
4	0	403	8,551	8,958
0	-25,956	25,956	0	0
1	0	0	0	1
824	1,794	341,367	10,817	435,554

205	0	15,986	7,768	25,985,029
117	0	10,552	0	13,184
2	0	0	0	2
320	0	26,538	7,768	39,167

348	5,439	197,915	11,600	255,242
504	1,794	314,829	3,049	396,387

824	1,794	341,367	10,817	435,554
186	10	382	8,087	8,862
0	0	105,147	0	130,907
-15	0	-6	-443	-668
-136	-1,795	1,799	0	0
-4	0	0	0	-4
855	9	448,689	18,461	574,651

320	0	26,538	7,768	39,167
171	0	14,666	0	18,733
-42	0	-218	-443	-756
0	0	0	3,351	3,351
-2	0	0	0	-2
447	0	40,986	10,676	60,493
348	5,439	197,915	11,600	255,242
504	1,794	314,829	3,049	396,387
408	9	407,703	7,785	514,158

F-209

19. Consolidated segment reporting

for the consolidated statement of comprehensive income

from 1 January to 31 December 2013 (from 1 January to 31 December 2012)

in TEUR	Administration	PV Parks	PV Services
Sales	0	39,375	2,167
(previous year)	0	30,531	1,285
Earnings before interest, taxes, depreciation and amortisation (EBITDA)	-3,954	43,897	1,107
(previous year)	-3,103	40,563	692
Depreciation and amortisation	-102	-15,567	-31
(previous year)	-34	-11,816	-26
Earnings before interest and taxes (EBIT)	-4,056	28,330	1,076
(previous year)	-3,137	28,747	666
Financial result	12,122	-12,017	-12
(previous year)	1,678	-11,036	-35
Earnings before taxes on income (EBT)	8,066	16,313	1,064
(previous year)	-1,459	17,711	631
Taxes on income	0	-1,345	14
(previous year)	16	-239	-23
Earnings after taxes (EAT)	8,066	14,968	1,078
(previous year)	-1,443	17,472	608
Currency translation differences	0	0	0
(previous year)	0	0	0
Consolidated comprehensive income	8,066	14,968	1,078
(previous year)	-1,443	17,472	608
Earnings per share (basic)	0.14	0.27	0.02
(previous year)	-0.03	0.37	0.01
Assets including financial investments	165,073	465,591	2,595
(As of 31 December 2012)	93,740	363,974	1,731
Capital expenditures (net)	-555	-43,921	-109
(previous year)	-48	-45,203	-64
Debt	1,667	414,317	1,810
(As of 31 December 2012)	985	323,159	1,635

F-210

Windfarms	Financial investments	Reconciliation	Total
7,680	9,720	-1,951	56,991
2,461	12,120	-1,279	45,118
9,912	-560	0	50,402
3,584	-8,007	0	33,729
-2,956	-77	0	-18,733
-1,218	-89	0	-13,183
6,956	-637	0	31,669
2,366	-8,096	0	20,546
-1,769	-3,575	-10,585	-15,836
-839	-211	-608	-11,051
5,187	-4,212	-10,585	15,833
1,527	-8,307	-608	9,495
-588	130	0	-1,789
0	-107	0	-353
4,599	-4,082	-10,585	14,044
1,527	-8,414	-608	9,142
0	53	0	53
0	-48	0	-48
4,599	-4,029	-10,585	14,097
1,527	-8,462	-608	9,094
0.08	-0.07	-0.20	0.24
0.03	-0.18	-0.02	0.18
80,714	8,199	-128,981	593,191
65,553	14,271	-84,252	455,017
-2,040	-5	0	-46,630
-8,345	0	0	-53,660
72,372	7,263	-111,639	385,790
63,701	7,732	-72,457	324,755

F-211

Independent auditor's report (translation)

We have audited the consolidated financial statements prepared by Capital Stage AG, Hamburg/Germany, – comprising the statement of financial position, the statement of comprehensive income, the cash flow statement, the statement of changes in equity and the notes to the consolidated financial statements – and the group management report combined with the management report for the business year from 1 January to 31 December 2013. The preparation of the consolidated financial statements and the combined group management report in accordance with IFRS, as adopted by the EU, as well as the regulations under German commercial law complementarily applicable under § 315a (1) German Commercial Code (HGB) are the responsibility of the parent company's Board of Management. Our responsibility is to express an opinion on the consolidated financial statements and on the group management report based on our audit.

We conducted our audit of the consolidated financial statements in accordance with § 317 HGB ("German Commercial Code") and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer. Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the consolidated financial statements in accordance with the applicable financial reporting framework and in the group management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Group and expectations as to possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the consolidated financial statements and the group management report are examined primarily on a test basis within the framework of the audit. The audit includes assessing the annual financial statements of those entities included in consolidation, the determination of entities to be included in consolidation, the accounting and consolidation principles used and significant estimates made by the Board of Management, as well as evaluating the overall presentation of the consolidated financial statements and the group management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, based on the findings of our audit, the consolidated financial statements of Capital Stage AG, Hamburg/Germany, comply with IFRS, as adopted by the EU, as well as the regulations under German commercial law complementarily applicable under § 315a (1) German Commercial Code (HGB) and give a true and fair view of the net assets, financial position and results of operations of the Group in accordance with these requirements. The group management report is consistent with the consolidated financial statements and as a whole provides a suitable view of the Group's position and suitably presents the opportunities and risks of future development."

Hamburg/Germany, 20 March 2014

Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Signed: Dinter	Signed: p.p. Wendlandt
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

F-212

Financial statements for Capital Stage AG (HGB) for the 2015 financial year

F-213

  Capital Stage AG Balance Sheet as of 31 December 2015

Assets	31.12.2015 TEUR	31.12.2014 TEUR
A. Fixed Assets
I. Intangible assets
Purchased software and industrial property rights	149	132
II. Property, plant and euqipment
other equipment and office equipment	89	91
III. Financial assets
1. Shares in affiliates	33,445	32,196
2. Loans to affiliates	169,934	128,522
	203,379	160,718
	203,617	160,941
B. Current assets
I. Accounts receivable and other assets
1. Trade receivables	0	0
2. Receivables from affiliates	21,665	11,282
3. Other assets	5,113	2,948
	26,778	14,230
	8,463	21,476
II. Cash and deposits	35,241	35,706
	13	20
C. Prepaid expenses	1,814	1,937
D. Deferred tax assets
Total assets	240,685	198,604

F-214

Equity and liabilities	31.12.2015 TEUR	31.12.2014 TEUR
A. Equity
I. Subscribed Capital	75,484	73,834
II. Capital reserves	112,337	104,420
III. Distributable profits	27,359	18,444
	215,180	196,698

B. Provisions
1. Tax provisions	191	28
2. Other provisions	1,929	1,547
	2,120	1,575

C. Liabilities
1. Liabilities due to banks	23,030	0
2. Trade liabilities of which with a remaining term of less than one year TEUR 235 (previous year: TEUR 96)*	235	96
3. Other liabilities of which with a remaining term of less than one year TEUR 120 (previous year: TEUR 235); - of which taxes TEUR 111 (previous year: TEUR 121); - of which relating to social security TEUR 0 (previous year: TEUR 4)	120	235
	23,385	331

Total equity and liabilities	240,685	198,604

F-215

Income statement
for the financial year from 1 January to 31 December 2015

	2015 TEUR	2014 TEUR
1. Revenues	1,187	661
2. Other operating income - of which from currency translation TEUR 0 (previous year: TEUR 0)	259	940
3. Personnel expenses
a) Wages and salaries	4,441	3,322
b) Social security and pension costs	334	261
	4,775	3,583
4. Amortization of intangible fixed assets and deprediation of property, plant and equipment	100	97
5. Other operating expenses - of which from affiliates: TEUR 0 (previous year: TEUR 3)	3,059	2,706
6. Income from financial investments	19,654	18,353
7. Profits transferred unter profit transfer agreements	1,167	1,113
8. Income from long term loans - of which from affiliates: TEUR 7.263 (previous year: TEUR 4.343)	7,263	4,343
9. Other interest and similar income - of which from affiliates: TEUR 11 (previous year: TEUR 608)	32	630
10. Depreciation of financial assets	1,084	3,594
11. Interest and similar expenses	86	180
12. Result from ordinary activities	20,458	15,880
13. Taxes on income	-451	1,884
14. Other taxes	-2	-1
15. Net profit/loss	20,005	17,763
16. Withdrawal from retaines earnings	0	0
17. Profit carried forward from previous year	7,354	681
18. Distributable profit/loss	27,359	18,444

F-216

Notes to the Management report and Group management report for the 2015 financial year

A. Introduction

The annual financial statements of Capital Stage AG, Hamburg, for the 2015 financial year have been drawn up in accordance with the provisions of the German Commercial Code (Handelsgesetz- buch - HGB) and the German Stock Corporation Act (Aktiengesetz - AktG).

B. Notes concerning accounting policies

The purchased intangible assets and tangible assets are carried at amortised cost less scheduled straight-line depreciation pro rata temporis on the basis of their useful economic lives. During the financial year, we exercised the option of writing off low-value assets costing up to EUR 410 in their year of acquisition on the assumption that they will be disposed of during that year.

Shares in and loans to affiliates and other loans are carried at amortised cost. However, in the event of a temporary loss of value, or one likely to be permanent, corresponding impairment charges will be recognised.

Receivables and other assets as well as liquid assets are carried at their nominal values as adjusted by any individual write-downs which may have proven necessary.

The provisions cover all discernible risks and uncertain liabilities. The settlement value is set at the amount that would, in our prudent commercial judgement, be sufficient to cover any future payment obligations. The provisions recognised are exclusively those required under commercial law.

The valuation of liabilities is carried at their settlement values.

F-217

Receivables and liabilities in foreign currencies are translated as of the date first recognised at the rate on the transaction date, and thereafter at the mean spot rate on the reporting date.

To the extent that this is allowable in accordance with section 274 of the HGB, deferred taxes are formed from expected reversals in differences between balance sheet recognition under trade law and tax law. The tax rates for calculating deferred taxes were 15.83 per cent (corporation tax and solidarity surcharge) and 16.45 percent (trade tax). As of 31 December 2014, the Company made use of its right for the first time to capitalise deferred taxes pursuant to section 274, paragraph 1, sentence 2 of the HGB.

The income statement has been drawn up according to the nature-of-expense method.

C. Notes concerning individual balance sheet items and entries

1. Fixed assets

Developments of fixed assets are set out in the attached statement of changes in fixed assets. Intangible assets went up largely due to the purchase and extension of new licences for the Group management and planning software. Additions to property, plant and equipment mainly relate to purchases of office and business equipment due to the higher number of employees in the reporting period.

The year-on-year increase in shares in affiliates stems from the direct acquisition by Capital Stage AG of six French solar park project companies and four British solar parks, as well as the contractually agreed subsequent purchase price adjustment of one of the holding companies involved.

The decrease in shares in affiliates stems from the sale of a participating interest in Calmatopo Holding AG, Flurlingen (Switzerland), as of 20 October 2015. Income from the sale was CHF 1.00. The resulting disposal loss of some TEUR 129 was recognised in other operating expenses.

As part of the sale, loans to Clmatopo Holding AG in the amount of TCHF 4,889 (approx. TEUR 3,594) and TEUR 400 as well as the current loan and interest already accrued vis-a-vis Helvetic Energy GmbH, Flurlingen (Switzerland), in the amount of some TEUR 62, were written off. Depreciation of financial investments in the amount of TEUR 3,594 from loans to Calmatopo Holding AG was already recognised in the previous financial year. The resulting receivables loss of some TEUR 462 was recognised in other operating expenses.

Furthermore, Capital Stage AG financed the acquisition of solar parks and wind parks by Group companies via lending and investment loans. As a result, the loans increased to TEUR 169,934 as of the reporting date (previous year: TEUR 128,522). The increase stems mainly from the new longterm loans made to affiliates. The loans have remaining maturities of up to 25 years and pay interest of up to 6.5 per cent p.a.

2. Receivables and other assets and liquid funds

Receivables are chiefly comprised of receivables from affiliates resulting from trade receivables in the amount of TEUR 293 (previous year: TEUR 778) as well as other receivables from affiliated companies of TEUR 21,372 (previous year: TEUR 10,504). Other receivables from affiliates are comprised of short- and medium-term loans and the resulting interest receivables as well as receivables from distributions, of which TEUR 414 has a remaining term of more than one year (previous year: TEUR 390). The year-on-year increase is due to payments made in the interim.

Other assets consist primarily of tax receivables from capital gains tax (TEUR 4,643), solidarity surcharge (TEUR 255), value added tax (TEUR 27) and foreign withholding tax (TEUR 5). Additionally, this item contains funds held in escrow for the sale of the participating interest in BlueTec GmbH & Co. KG in the amount of TEUR 183. The remaining amount is due to be disbursed by April 2016 at the latest.

The balance sheet items cash in hand and bank balances mainly consist of cash for future investment.

3. Accruals and deferred income

Hierbei handelt es sich zum überwiegenden Teil um in 2015 gezahlte Aufwendungen für Umlagebeträge der BaFin, Aufwendungen für Versicherungen und Zeitschriftenabonnements, die Folgeperioden betreffen.

F-218

4. Deferred tax assets

Due to the capitalisation of tax loss carry-forwards which, in accordance with the Company's tax plan, can be utilised within the next five financial years, deferred tax assets on the reporting date pursuant to section 274, paragraph 1 of the HGB amount to TEUR 1,814 (previous year: TEUR 1,937).

5. Equity

Subscribed capital

In view of the Company's positive performance in 2014 and the prospects for the future, which remain good, the Management Board and Supervisory Board of Capital Stage AG tabled a proposal at the Annual General Meeting that took place on 23 June 2015 to pay a dividend of EUR 0.15 per share. This represents an increase of 50 per cent over the 2013 financial year (EUR 0.10 per share). Shareholders also had the option of receiving the dividend either fully in cash or (partly) in the form of shares in Capital Share AG. The proposal by the Management and Supervisory Boards was approved by a clear majority. The dividend was paid on 27 July 2015.

The option once again offered by Capital Stage AG of taking the dividend either all in cash or partly in the form of shares at a subscription price of EUR 6.30 was very popular with shareholders. Shareholders representing approximately 80 per cent of outstanding share capital chose to receive shares. In total, 1,409,368 new bearer shares were issued. The new shares have dividend rights from 1 January 2015 onwards. The capital increase was entered in the commercial register of the Hamburg district court on 31 July 2015. Subscribed capital increased as a result to EUR 75,343,536.00.

The exercise of share options increased share capital by 240,000 shares with a nominal value of EUR 1.00 on the basis of a contingent increase in share capital (contingent capital I) adopted by the Annual General Meeting on 31 May 2007.

Altogether, the Company received gross proceeds of some EUR 9.57 million from the issue. As a result of capital increases, the capital reserves rose from EUR 104,420,171.45 to EUR 112,337,421.85.

As of the reporting date, share capital therefore comes to EUR 75,483,512.00, divided into 75,483,512 shares with a nominal value of EUR 1.0 per share.

Autorised capital

As of the reporting date 31 December 2015 and following the partial use of the authorisation granted at the Annual General Meeting held on 26 June 2014, the Management Board was still authorised, subject to the approval of the Supervisory Board, to increase the share capital of the company by up to EUR 33,695,597.00 on or before 25 June 2019 through the single or multiple issue of up to 33,695,597 new no-par-value bearer shares for subscription in cash and/or in kind (Authorised Capital 2014). All shareholders are entitled to subscription rights. The new shares may also be issued to one or more credit institutes or other companies named under section 186, paragraph 5, sentence 1 of the German Stock Corporation Act (AktG) with the obligation that they be offered to shareholders (indirect subscription right) or partly by way of a direct subscription right (for instance, to eligible shareholders who have previously given an irrevocable subscription guarantee) and, in any case, by way of indirect subscription rights pursuant to section 186, paragraph 5 of the AktG.

The Management Board is authorised, subject to the consent of the Supervisory Board and to further conditions, to exclude the subscription rights of shareholders.

The Supervisory Board is authorised to amend the wording of section 4, paragraphs 1 and 6 of the Articles of Association as appropriate to reflect the use of Authorised Capital 2014 either after the full or partial execution of the increase in share capital or, if some or all of Authorised Capital 2014 has not been used by 25 June 2019, after the expiry of the authorisation period.

Contingent capital

In 2015, subscription rights were exercised for 240.0 company shares. Share capital is therefore now conditionally increased by up to EUR 1,015,000,00 from the issue of up to 1,015,000 no- par-value bearer shares (contingent capital I). However, the contingent capital increase will only be carried out to the extent that holders of the share options granted by Capital Stage AG in the period up to 30 May 2012 pursuant to the resolution passed by the Annual General Meeting on 31 May 2007 in connection with the 2007 share option programme exercise their options to acquire Company shares, and the Company does not issue treasury

F-219

shares in fulfilment of the subscription rights. New Company shares resulting from the exercise of these subscription rights participate in profits from the beginning of the financial year for which the Annual General Meeting has not decided how to use the annual net profit when the subscription rights are exercised. The Supervisory Board is authorised to amend the wording of section 4, paragraphs 1 and 3 of the Articles of Association as appropriate to reflect the issue of option shares.

The share capital is conditionally increased by up to EUR 33,392,084.00 through the issue of up to 33,392,084 new no-par-value bearer shares, each representing EUR 1.00 of share capital (contingent capital 2015/11).

The contingent capital increase will only be implemented to the extent that holders or creditors of conversion rights or warrants attached to warrant bonds, convertible bonds, mezzanine capital and/ or profit-linked bonds (or a combination of these instruments) issued before 22 June 2020 by the Company or its direct or indirect wholly owned affiliates on the basis of the resolution passed by the Annual General Meeting on 23 June 2015 (known collectively as the "bonds") make use of their conversion rights or warrants, or if the holders or creditors of the corresponding bonds issued before 22 June 2020 by the Company or its indirect or direct wholly owned affiliates on the basis of the resolution passed at the Annual General Meeting on 23 June 2015 meet their obligation to convert their bonds or exercise their warrants. With the consent of the Supervisory Board, the Management Board may, as far as permitted by law, determine that new shares participate in profits in a different proportion from that defined in section 60, paragraph 2 of the German Stock Corporation Act (Aktiengesetz - AktG).

The Management Board is also authorised, subject to the consent of the Supervisory Board, to determine the further contents of share rights and further details regarding the execution of a contingent capital increase. The Supervisory Board is authorised to adjust the wording of section 4, paragraph 4 of the Articles of Association to reflect the issuance of contingent capital from time to time.

Furthermore, share capital is conditionally increased by up to EUR 2,320,000.00 through the issue of up to 2,320,000 no-par-value bearer shares (contingent capital III). With the consent of the Supervisory Board, the Management Board is authorised by 19 June 2017 (inclusive), pursuant to the specific provisions laid down in the 2012 share option programme, to grant up to 2,320,000 share options on Company shares with a term of up to seven years, whereby each share option confers the right to acquire one share in the Company. These share options are designated exclusively for members of the Management Board, as well as selected senior management personnel and other high-performing Company personnel. With respect to members of the Company's Management Board, the Supervisory Board has the sole right to grant share options. The share options may also be assigned to a bank, on the proviso that the bank is required on the Company's instructions to transfer the options to their designated beneficiaries, who are the sole parties entitled to exercise the options in question. Shareholders do not have any option rights (with respect to contingent capital III). The contingent capital increase will only be executed to the extent that holders of the options to acquire Company shares duly exercise their option rights, and the Company does not furnish its own shares in fulfilment of said options. The new shares participate in profits from the beginning of the financial year in which they are created through exercise of the option. The Supervisory Board is authorised to amend the wording of section 4, paragraphs 1 and 5 of the Articles of Association as appropriate to reflect the issue of option shares.

Share option programme 2007 (AOP 2007)

On 17 June 2011 and 1 April 2012, the following options were issued from the 2007 share option programme, which were exercised in the reporting year:

Share option programme 2007 (AOP2007)

On 17 June 2011 and 1 April 2012, the following options were issued from the 2007 share option programme, which were exercised in the reporting year:

Year of distribution	2012	2011

Exercise period	01.04.2014-31.03.2017	17.06.2013-16.06.2016
Basic price	3.08 EUR	2.22 EUR
Exercise price on issue	3.85 EUR	2.78 EUR
Options offered and accepted	685,000	350,000

F-220

No. Of shares on 01.01.2015	180,000	60,000
Exercised options	-180,000	-60,000
Expired options	0	0
No. Of shares on 31.12.2015	0	0
Exercisable as of 31.12.2015	0	0

In 2015, 240,000 options were exercised, of which 240,000 by Management Board members. No share options expired during the reporting period. As of the reporting date, the number of outstanding options therefore went down from 240,000 as of 31 December 2015 to o. As of the reporting date 31 December 2015, no more options from the AOP 2007 share option programme can be exercised.

Share option programme 2012 (AOP2012)

On 21 March 2013, 26 June 2014, 27 January 2015, 31 March 2015 and 21 April 2015, the following share options were granted under the share option programme for 2012:

Year of distribution	2015	2015	2015	2014	2013

Exercise period	22.04.2019 -	01.04.2019 -	28.01.2019 -	27.06.2018 -	22.03.2017 -
	21.04.2022	31.03.2022	27.01.2022	26.06.2021	21.03.2020
Basic price	6,49	6,08 EUR	4,92 EUR	3,74 EUR	3,81 EUR
Exercise price on issue	8,44	7,91 EUR	6,40 EUR	4,86 EUR	4,95 EUR
Options offered and accepted	150.000	580.000	150.000	250.000	600.000
No. of shares on 01.01.2015	0	0	0	250.000	300.000
Exercised options	0	0	0	0	0
Expired options	-150.000	-150.000	0	-150.000	-300.000
No. of shares on 31.12.2015	0	430.000	150.000	100.000	0
Exercisable as of 31.12.2015	0	0	0	0	0

No options were exercised in the 2015 financial year. In the reporting period, 750,000 options expired, of which 300,000 were held by Management Board members. As of the reporting date, there were a total of 680,000 options outstanding (previous year: 550,000), of which 150,000 were held by Management Board members. The tranches from the AOP 2012 share option programme are in the vesting period until March 2017, June 2018, January 2019 and April 2019, so no options can be exercised from AOP 2012 as of the reporting date.

Subscribed capital

On 31 December 2015, share capital stood at TEUR 75,483 (31 December 2014: TEUR 73,834).

One capital increase from authorised capital was completed successfully in 2015, and various share options were also exercised, leading to an increase in share capital. The gross inflow of funds totalling TEUR 9,567 was posted to equity. Share capital of TEUR 73,834 was increased by TEUR 1,650 to TEUR 75,484.

Capital reserve

During the financial year, the capital reserves rose from EUR 104,420,171.45 to EUR 112,337,421.85 as a result of the capital increase undertaken during the year.

F-221

Distributable profit

On 23 June 2015, a resolution was passed at the Annual General Meeting to distribute a dividend for the year 2014 of TEUR 11,090 (previous year: 7,244), or EUR 0.15 per share (previous year: EUR 0.10) with dividend rights. After carrying forward the remaining profit of TEUR 7,354, distributable profit came to TEUR 27,359 (previous year: TEUR 18,444).

Ban on distributions

The total amount subject to a ban on distributions pursuant to section 268, paragraph 8 of the HGB is TEUR 1,814. This amount is attributable in its entirety to the capitalisation of deferred taxes.

6. Tax provisions

Tax provisions of TEUR 191 (previous year: TEUR 28) relate exclusively to provisions for trade tax in the concluded 2014 and 2015 financial years.

7. Other provisions

The other provisions chiefly comprise Supervisory Board remuneration, auditing and consulting costs, the costs of drawing up annual tax returns and bonuses for employees and Management Board members.

8. Liabilities

Liabilities to financial institutions totalling EUR 23,029,580.26 have a remaining term of up to one year in the amount of EUR 29,580.26 and a remaining term of more than five years in the amount of EUR 23,000,000.00.

Trade liabilities of TEUR 235 (previous year: TEUR 96) again all fall due within one year. The year-on- year change is due to the reporting date. The invoices were paid in January 2016.

Other liabilities chiefly constitute liabilities in the amount of TEUR 51 {previous year: TEUR 174) for payroll and church taxes as well as liabilities in the amount of TEUR 60 (previous year: TEUR 0) from value added tax owed to the tax authorities and TEUR 0 (previous year: TEUR 2) falling within the scope of social security liabilities. These liabilities had been settled at the time the financial statements were prepared.

Deferred taxes

As of 31 December 2015, total deferred tax assets amount to TEUR 1,814. Deferred taxes are shown net and are comprised of deferred tax liabilities in the amount of TEUR 133 (previous year: TEUR 0) and deferred tax assets in the amount of TEUR 1,947 (previous year: TEUR 1,936). Deferred tax liabilities were formed in financial investments from differences in the carrying amounts on non-deductible operating costs pursuant to section 8b, paragraph 3 of the KStG. Deferred tax assets were formed exclusively from tax loss carry-forwards which can be offset within the next five years. An aggregate tax rate of 32.275 per cent formed the basis for the calculation of deferred taxes.

D. Angaben zu einzelnen Posten und Vermerken der Gewinn- und Verlustrechnung

1. Revenue

Revenue of TEUR 1,187 (previous year: TEUR 661) results solely from charging Group companies for services provided by Capital Stage AG.

2. Other operating income

Other operating income in the amount of TEUR 259 (previous year: TEUR 940) results chiefly from proceeds from the reversal of provisions, insurance payouts and income from charging costs to third parties.

3. Other operating expenses

The other operating expenses chiefly comprise costs arising from ongoing business management, including legal and tax advice, accounting and auditing costs, costs of publications and the Annual General Meeting, as well as rent and the costs of capital increases. Furthermore, the disposal loss from the disposal of Calmatopo Holding AG, Flurlingen (Switzerland), in the amount of some TEUR 129 and the receivables loss from the

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write-off vis-a-vis Helvetic Energy GmbH, Flurlingen (Switzerland), in the amount of TEUR 462 were recognised under other operating expenses.

4. Income from financial investments

Income from financial investments result exclusively from dividends from Capital Stage Solar IPP GmbH, Hamburg, in the amount of TEUR 19,654 (previous year: TEUR 18,000). Altogether, income in the amount of TEUR 19,654 (previous year: TEUR 18,353) is attributable to affiliates.

5. Profits received under profit and loss transfer agreements

Profits of TEUR 1,167 (previous year: TEUR 1,113) result from the profit and loss transfer agreement signed on 24 April 2012 between Capital Stage AG and Capital Stage Solar Service GmbH, Halle.

6. Depreciation of financial assets

Depreciation of financial assets of TEUR 230 (previous year: TEUR 3.569) result from unscheduled depreciation due to the sale of Calmatopo as well as unscheduled impairments and depreciations of loans to affiliated companies. Unscheduled depreciations by a non-permanent impairment amounted to EUR 854,471.39.

7. Taxes on income

Income taxes largely consist of expenses of TEUR 123 (previous year: TEUR 1,937) from the reversal of deferred tax assets.

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E. Other information

1. Details of shareholdings pursuant to section 285, no. 11 of the HGB

Equity	2015 equity in EUR	% share	2015 result in EUR
Alameda S.r.l., Bozen, Italien	981,370.79	100	107,188.58
ARSAC 4 S.A.S., Paris, Frankreich	-572,624.39	100	31,079.81
ARSAC 7 S.A.S., Paris, Frankreich	-442,022.02	100	-3,740.91
Asperg Erste Solar GmbH, Halle (Saale)	2,363,944.07	100	824,183.87
Asperg Fünfte Solar GmbH, Halle (Saale)	2,850,791.15	100	711,161.21
Asperg Sechste Solar GmbH, Halle (Saale)	4,967,660.52	100	1,317,734.61
Asperg Zweite Solar GmbH, Halle (Saale)	1,226,453.90	100	184,669.95
Blestium Ltd., London, Großbritannien 4)	-19,148.05	100	-7,635.82
BOREAS Windfeld Greußen GmbH & Co. KG, Greußen	1,266,686.02	71,4	1,266,686.02
Bypass Nurseries LSPV Ltd., London, Großbritannien 4)	-272,491.10	100	-157,554.20
Capital Stage Biscaya Beteiligungs GmbH, Hamburg	123,984.72	100	-44,925.33
Capital Stage Caddington Ltd., London, Großbritannien 3)	-168,349.35	100	-136,122.76
Capital Stage France Beteiligungsgesellschaft mbH, Reußenköge	32,164.65	100	-3,839.27
Capital Stage Göttingen Photovoltaik GmbH, Hamburg	-44,456.82	100	-2,558.55
Capital Stage Hall Farm Ltd., Edinburgh, Großbritannien 8)	-379,461.81	100	-382,069.13
Capital Stage Solar IPP GmbH, Hamburg 1)	2,010,432.55	100	16,754,645.76
Capital Stage Solar Service GmbH, Halle (Saale)	97,070.26	100	1,167,074.52
Capital Stage Tonedale 1 Ltd., Exeter, Großbritannien 12)	9,370.21	100	-4,009.18
Capital Stage Tonedale 2 Ltd., Exeter, Großbritannien 12)	9,370.21	100	-4,009.18
Capital Stage Tonedale LLP, Exeter, Großbritannien 13)	-121,695.52	100	-123,036.22
Capital Stage Venezia Beteiligungs GmbH, Hamburg 2)	7,944,245.80	100	87,994.08
Capital Stage Wind Beteiligungs GmbH, Hamburg 6)	22,909.97	100	-2,090.03
Capital Stage Wind IPP GmbH, Hamburg	-468,854.20	100	-587,499.47
Casette S.r.l., Bozen, Italien	639,554.47	100	-114,764.83
Centrale Fotovoltaica Camporota S.r.l., Bozen, Italien 9)	850,782.06	100	-27,495.40
Centrale Fotovoltaica Santa Maria in Piana S.r.l., Bozen, Italien 9)	798,553.81	100	-76,185.75
Centrale Fotovoltaica Treia 1 S.a.s. di Progetto Marche S.r.l., Bozen, Italien 9)	-46,601.45	100	-30,589.61
Centrale Photovoltaique SauS 06 SARL, Pérols, Frankreich	-351,083.16	85	-667,376.71
Clawdd Ddu Farm Ltd., London, Großbritannien 4)	974,021.73	100	1,118,272.35
Communal le Court S.A.S., Paris, Frankreich	-606,591.44	100	-1,078,814.55
CPV Bach SARL, Pérols, Frankreich 7)	1,261.84	90.08	174.48
CPV Entoublanc SARL, Pérols, Frankreich 7)	1,280.76	90.08	284.34
CPV Labecede SARL, Pérols, Frankreich 7)	1,287.80	90.08	194.95
CPV Sun 20 SARL, Pérols, Frankreich 7)	2,052.94	90.08	47.33

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CPV Sun 21 SARL, Pérols, Frankreich 7)	2,051.81	90.08	47.04
CPV Sun 24 SARL, Pérols, Frankreich 7)	2,198.78	90.08	47.33
CS Solarpark Bad Endbach GmbH, Halle (Saale)	2,668,150.64	100	238,424.24
CSG IPP GmbH, Hamburg	1,466,504.88	100	55,019.42
DE Stern 10 S.r.l., Bozen, Italien	878,190.97	100	193,294.31
Énergie Solaire Biscaya S.A.S., Paris, Frankreich	64,370.54	100	225,855.42
Energiekontor Windstrom GmbH & Co. UW Lunestedt KG, Bremerhaven 15)	7,426.74	100	0.00
Energiepark Lunestedt GmbH & Co. WP HEE KG, Bremerhaven 15)	-1,425,382.45	100	0.00
Energiepark Lunestedt GmbH & Co. WP LUN KG, Bremerhaven 15)	-1,382,850.70	100	0.00
Fano Solar 1 S.r.l., Bozen, Italien	1,256,198.94	100	84,485.83
Fano Solar 2 S.r.l., Bozen, Italien	1,211,289.22	100	108,995.12
Foxburrow Farm Solar Farm Ltd., London, Großbritannien 5)	-575,717.29	100	-465,733.76
GE.FIN Energy Oria Division S.r.l., Bozen, Italien 9)	1,515,711.45	100	-207,528.23
GlenSolar IQ Ltd., London, Großbritannien 4)	-122,576.89	100	-26,834.81
Grid Essence UK Ltd., London, Großbritannien 4)	-13,367,400.23	100	132,622.12
Haut Lande SARL, Paris, Frankreich	-367,680.82	100	-856,819.99
IOW Solar Ltd., London, Großbritannien 4)	-817,128.66	100	-1,209,331.24
Krumbach Photovoltaik GmbH, Halle (Saale)	815,381.65	100	12,891.15
Krumbach Zwei Photovoltaik GmbH, Halle (Saale)	2,331,409.64	100	165,156.92
La Gouardoune Centrale Solaire SARL, Paris, Frankreich	-245,642.12	100	-520,694.93
Labraise Sud SARL, Paris, Frankreich	-490,999.48	100	-1,092,512.61
Lagravette S.A.S., Paris, Frankreich	-463,197.55	100	-1,063,123.54
Le Communal Est Ouest SARL, Paris, Frankreich	-4,476,654.66	100	-3,099,626.27
MonSolar IQ Ltd., London, Großbritannien 4)	-28,037.48	100	192,478.79
MTS4 S.r.l., Bozen, Italien	672,146.90	100	36,308.02
Notaresco Solar S.r.l., Bozen, Italien	3,035,328.32	100	211,626.18
Oetzi S.r.l., Bozen, Italien	494,961.14	100	50,608.37
Parco Eolico Monte Vitalba S.r.l., Bozen, Italien	154,151.77	85	35,816.52
Pfeffenhausen-Egglhausen Photovoltaik GmbH, Halle (Saale)	-1,572,109.76	100	376,063.39
Polesine Energy 1 S.r.l., Bozen, Italien	196,978,57	100	-18,357.52
Polesine Energy 2 S.r.l., Bozen, Italien	331,928.83	100	34,808.30
Progetto Marche S.r.l., Bozen, Italien 9)	-46,601.45	100	-30,589.61
Sant' Omero Solar S.r.l., Bozen, Italien	1,390,761.82	100	94,816.11
Société Centrale Photovoltaïque d'Avon les Roches S.A.S., Paris, Frankreich	-476,860.98	100	-1,196,532.69
Solaire Ille SARL, Pérols, Frankreich	-444,971.73	85	-671,347.25
Solar Energy S.r.l., Bozen, Italien	357,061.78	100	34,593.94
Solar Farm FC1 S.r.l., Bozen, Italien	286,324.15	100	42,669.26
Solar Farm FC3 S.r.l., Bozen, Italien	16,391.45	100	-3,261.86
Solarpark Bad Harzburg GmbH, Halle (Saale)	1,067,212.82	100	41,702.60
Solarpark Brandenburg (Havel) GmbH, Halle (Saale)	6,016,660.75	51	1,195,211.85
Solarpark Glebitzsch GmbH, Halle (Saale)	1,241,507.59	100	199,302.33
Solarpark Golpa GmbH & Co. KG, Reußenköge 10)	724,605.65	100	-291,323.43
Solarpark Lettewitz GmbH, Halle (Saale)	2,073,711.90	100	603,709.01
Solarpark Lochau GmbH, Halle (Saale)	741,300.21	100	276,964.25
Solarpark Neuhausen GmbH, Halle (Saale)	4,537,299.37	100	292,471.94

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Solarpark PVA GmbH, Halle (Saale)	282,972.20	100	30,085.17
Solarpark Ramin GmbH, Halle (Saale)	-52,990.04	100	-115,309.21
Solarpark Rassnitz GmbH, Halle (Saale)	2,624,268.91	100	366,368.50
Solarpark Roitzsch GmbH, Halle (Saale)	1,961,325.57	100	881,499.26
Sowerby Lodge Ltd., Exeter, Großbritannien 14)	-65,064.14	100	-57,401.77
SP 07 S.r.l., Bozen, Italien 2)	64,070.65	100	-36,364.70
SP 09 S.r.l., Bozen, Italien 2)	15,928.42	100	-11,565.57
SP 10 S.r.l., Bozen, Italien 2)	27,016.60	100	33,939.28
SP 11 S.r.l., Bozen, Italien 2)	12,176.91	100	-31,984.32
SP 13 S.r.l., Bozen, Italien 2)	53,562.22	100	69,049.75
SP 14 S.r.l., Bozen, Italien 2)	14,150.76	100	-4,534.98
Treia 1 Holding S.r.l., Bozen, Italien 9)	1,677,393.90	100	-172,517.36
Trequite Farm Ltd., London, Großbritannien 4)	773,946.99	100	900,631.16
Trewidland Farm Ltd., London, Großbritannien 4)	363,518.94	100	441,055.60
Vallone S.r.l., Bozen, Italien	604,368.86	100	28,510.31
Windkraft Kirchheilingen IV GmbH & Co. KG, Kirchheilingen	3,174,586.51	50.99	355,031.44
Windkraft Olbersleben II GmbH & Co. KG, Olbersleben	1,000,202.39	74.9	83,071.99
Windkraft Sohland GmbH & Co. KG, Reichenbach	-1,913,559.55	74.3	551,199.46
Windpark Dahme - Wahlsdorf 3 GmbH & Co. KG, Schönefeld 11) 12 13	-387,285.84	100	-121,526.19
Windpark Gauaschach GmbH, Hamburg	1,002,409.54	100	-373,070.48
1.	Due to a retroactive merger of Solarparks Asperg GmbH into Capital Stage Solar IPP GmbH as of 1 January 2015, Solarparks Asperg GmbH is no longer shown separately.
2.	Acquisition by CSG IPP GmbH - closing on 11 February 2015
3.	Acquisition by CSG IPP GmbH - closing on 8 April 2015
4.	Acquisition by CSG IPP GmbH - closing on 21 April 2015
5.	Acquisition by Capital Stage AG - closing on 21 April 2015
6.	Establishment by Capital Stage Wind IPP GmbH on 8 May 2015
7.	Acquisition by Capital Stage AG - closing on 20 May 2015
8.	Acquisition by CSG IPP GmbH - closing on 16 July 2015
9.	Acquisition by CSG IPP GmbH - closing on 23 July 2015
10.	Acquisition by CSG IPP GmbH - closing on 13 August 2015
11.	Acquisition by Capital Stage Wind IPP GmbH - closing on 21 October 2015
12.	Establishment by Capital Stage AG on 28 October 2015
13.	Acquisition by Capital Stage Tonedale 1 Ltd. and Capital Stage Tonedale 2 Ltd. - closing on 4 November 2015
14.	Acquisition by Capital Stage AG - closing on 4 December 2015
15.	Acquisition by Capital Stage Wind IPP GmbH - closing on 14 December 2015
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Capital Stage AG has drawn up consolidated financial statements to 31 December 2015 according to IFRS as applicable in the EU, as well as the supplementary provisions of commercial law pursuant to section 315a, paragraph 1 of the HGB. These consolidated financial statements include Capital Stage AG and its subsidiaries as shown in the table above, "Details of shareholdings pursuant to section 285, no. 11 of the HGB".

The consolidated financial statements and separate financial statements for Capital Stage AG are submitted for publication to Germany's Federal Gazette (Bundesanzeiger) as well as to the electronic register of companies as HRB 63197.

2. Contingent liabilities

As of 31 December 2015, there are contingent liabilities in the amount ofTEUR 151 resulting from rental guarantees. Due to the good economic situation of the Company, claims associated with these guarantees are not expected.

3. Other financial obligations

Other financial obligations from lease and rental agreements total TEUR 6,051.

In TEUR	Other obligations, up to one year	Other obligations, one to five years	Other obligations, over five years
Rental agreements	377	3,211	2,411
Leases	33	19	0

4. Number of employees

In 2015, the average number of persons emploeyed by the Company (excluding the Management Board) was 29 (previous year: 22). At the end of the year, there were 31 employees. Of these, 11 were employed in finance and controlling, six in investment, nine in asset management and five in staffing.

5. Events after the reporting date

On 16 Februar 2016, Capital Stage signed a contract to acquire an Italian portfolio of solar parks in the Piedmont region. The solar park portfolio consists of four solar parks and has a capacity of 16.9 MWp. The seller of the solar park portfolio is the project developer and operating company OPDE, headquartered in Spain. The solar parks all commenced operations between April and December 2011 and benefit from an average quaranteed feed-in tariff of EUR 0.2730 per kilowatt-hour for a remaining term of 15 year. Capital Stage expects the portfolio of solar parks to make revenue conricutions of approximately EUR 8.6 million from its first year of full operation onwards. The total investment volume for the acquisition, including debt, is approximately EUR 65.4 million. The existing financing for the project is being retained. The acquisition is still subject to standard conditions precedent.

On 14 March 2016, Capital Stage acquired 100 per cent of the shares in a solar park near the town of Horton in the United Kingdom. The solar park has a production capacity of almost 5 MWp and was connected to the grid in December 2015. The seller of the solar park is the project developer F&S solar concept, which is headquartered in Euskirchen, Germany. Capital Stage expects the park to make revenue contributions of approximately TGBP 500 (approx. TEUR 650) from its first year of full operation onwards. The park has a long-term power purchase agreement with the internationally active Danish energy-trading company Neas Energy. The total investment volume is around EUR 6 million.

There were no other significant events after the end of the financial year.

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6. Supervisory Board

Chariman	Dr. Manfred Krüper, selbständiger Unternehmensberater, Essen
Deputy chairman	Alexander Stuhlmann, selbständiger Unternehmensberater, Hamburg
Other Members

Dr. Cornelius Liedtke, Gesellschafter der Büll & Liedtke Gruppe, Hamburg

Albert Büll, Gesellschafter der Büll & Liedtke Gruppe, Hamburg

Dr. Dr. h.c. Jörn Kreke, Unternehmer, Hagen

Professor Dr. Fritz Vahrenholt, selbständiger Unternehmensberater, Hamburg

Membership in other supervisory and advisory boards:
Dr. Manfred Krüper

Coal & Minerals GmbH, Düsseldorf, Vorsitzender des Aufsichtsrats bis Dezember 2015 Power Plus Communication GmbH, Mannheim, Vorsitzender des Aufsichtsrats

Odewald & Cie, Berlin, Mitglied des Beirats

EQT Partners Beteiligungsberatung GmbH, München, Senior Advisor

EEW Energy from Waste GmbH, Helmstedt, Mitglied des Aufsichtsrats

Alexander Stuhlmann

alstria office REIT-AG, Hamburg, Vorsitzender des Aufsichtsrats

Euro-Aviation Versicherungs-AG, Hamburg, Vorsitzender des Aufsichtsrats

HCI Capital AG, Hamburg, Vorsitzender des Aufsichtsrats

Deutsche Office AG, Köln, Mitglied des Aufsichtsrats seit 4. November 2015

GEV Gesellschaft für Entwicklung und Vermaktung AG, Hamburg,

Vorsitzender des Aufsichtsrats

Frank Beteiligungsgesellschaft mbH, Hamburg, Vorsitzender des Beirats Siedlungsbaugesellschaft Hermann und Paul Frank mbH & Co. KG, Hamburg,

Vorsitzender des Beirats

HASPA Finanzholding, Hamburg, Mitglied des Kuratoriums

Dr. Cornelius Liedtke	GL Aktiengesellschaft, Hamburg, Mitglied des Aufsichtsrats BRUSS Sealing Systems GmbH, Hoisdorf, Mitglied des Beirats (vormals: Dichtungstechnik G. BRUSS GmbH & Co. KG, Hoisdorf)
Albert Büll

Verwaltung URBANA Energietechnik AG, Hamburg, Mitglied des Aufsichtsrats

Verwaltung Kalorimeta AG, Hamburg, Mitglied des Aufsichtsrats

Kalorimeta AG & Co. KG, Hamburg, Vorsitzender des Beirats

URBANA Energietechnik AG & Co. KG, Hamburg, Vorsitzender des Beirats

BRUSS Sealing Systems GmbH, Hoisdorf, Mitglied des Beirats (vormals: Dichtungstechnik G. BRUSS GmbH & Co. KG, Hoisdorf)

Dr. Dr. h.c. Jörn Kreke

Douglas Holding AG, Hagen/Westfalen, Ehrenvorsitzender des Aufsichtsrats

Kalorimeta AG & Co. KG, Hamburg, Mitglied des Beirats

URBANA Energiedienste GmbH, Hamburg, Mitglied des Aufsichtsrats

URBANA Energietechnik AG & Co. KG, Hamburg, Mitglied des Beirats

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Professor Dr. Fritz Vahrenholt

Aurubis AG, Hamburg, Mitglied des Aufsichtsrats

Putz & Partner Unternehmensberatungs AG, Hamburg, Mitglied des Aufsichtsrats Körber-Stiftung, Hamburg, Mitglied des Stiftungsrats bis Dezember 2015 Fraunhofer-Gesellschaft zur Förderung der angewandten Forschung e.V., München,

Mitglied des Senats bis Dezember 2015

Bilfinger Venture Capital GmbH, Mannheim, Mitglied des Beirats

Innogy Venture Capital GmbH, Essen, Mitglied des Investitionskomitees

Details of their membership in other superviso ry and advisory boards: The total remuneration owed to Supervisory Board members for their activities and for which provisions were made came to TEUR 258 (a figure equal to the remuneration approved by the 2015 Annual General Meeting for the 2014 financial year, plus costs for an audit committee formed by the Supervisory Board in the amount of TEUR 35).

7. Management Board

Since 1 November 2015, Professor Klaus-Dieter Maubach, Hamburg, has been the chief executive officer (CEO) of Capital Stage AG. Until 31 October 2015, Mr Felix Goedhart, Hamburg, was the CEO.

In addition to the CEO, Dr Christoph Husmann serves an additional Management Board member (CFO) for Capital Stage AG in Hamburg. To create long-term incentives, Management Board members are granted share options under the share option programme. These were adopted in 2007 and 2012 by the Annual General Meeting. The last tranche of the share option programme AOP 2007 was issued in the financial year 2012. Since 2013, options have been granted as part of the share option programme AOP 2012. The subscription rights attached to the share options may only be exercised after a vesting period. There is a vesting period of two years for the share option programme AOP 2007 and of four years for the share option programme AOP 2012. The subscription price (exercise price) for both programmes is the arithmetic mean of the closing price of Capital Stage AG shares in Xetra trading on the Frankfurt Stock Exchange (or a comparable successor system) on the last five trading days preceding the date on which the options are granted. A condition for the exercise of subscription rights is that the performance target has been met.

The performance target for the AOP 2007 has been achieved if the price of shares in Capital Stage AG in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange exceeds the exercise price by at least 25 per cent during the ten trading days preceding the date on which the subscription rights are exercised. The performance target for the AOP 2012 has been achieved if the price of shares in Capital Stage AG in Xetra trading (or a comparable successor system) on the Frankfurt Stock Exchange exceeds the exercise price by at least 30 per cent during the ten trading days preceding the date on which the subscription rights are exercised. The applicable exercise period is deemed to be the period in which the relevant subscription rights may first be exercised, the performance target having been reached or exceeded.

Full details of the share option programmes and the valuation process can be found in the notes to the consolidated financial statements.

Management Board members receive a gross annual salary for their services. Dr Husmann also receives an annual performance-related bonus. The annual bonus for the last financial year as defined by the Supervisory Board, taking the company's earnings and financial position as well as his personal performance into account. The annual bonus becomes due for payment immediately after the Supervisory Board meeting in which the corresponding annual financial statements are approved and the bonus is fixed. The annual bonus for Mr Felix Goedhart, who withdrew from the Company during the 2015 financial year, amounts to three per cent of the consolidated profit for the year. Gross annual salary and annual bonus together (excluding other benefits) should not exceed TEUR 800.

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Management Board remuneration during 2015 came to TEUR 1,861. This amount breaks down as follows:

Remuneration granted (all amounts in EUR)	Felix Goedhart CEO Joined: 01.10.2006 / Left: 31.10.2015
	2014	2015	2015 (min.)	2015 (max.)
Annual salary	320,000.00	266,666.70	266,666.70	266,666.70
Other benefits	23,653.68	19,711.40	19,711.40	19,711.40
Total	343,653.68	286,378.10	286,378.10	286,378.10
Short-term variable remuneration	480,000.00	400,000.00	0.00	400,000.00
Long-term variable remuneration
Total	480,000.00	400,000.00	0.00	400,000.00
Retirement benefit expenses
Benefits associated with termination of the employment contract		320,000.00
Total remuneration	823,653.68	1,006,378.10	286,378.10	686,378.10

Remuneration granted (all amounts in EUR)	Dr. Christoph Husmann CFO Joined: 01.10.2014
	2014	2015	2015 (min.)	2015 (max.)
Annual salary	75,000.00	300,000.00	300,000.00	300,000.00
Other benefits	1,968.33	7,873.32	7,873.32	7,873.32
Total	76,968.33	307,873.32	307,873.32	307,873.32
Short-term variable remuneration	100,000.00	400,000.00	0.00	400,000.00
Long-term variable remuneration
Total	100,000.00	400,000.00	0.00	400,000.00
Retirement benefit expenses	0.00	0.00	0.00	0.00
Total remuneration	176,968.33	707,873.32	307,873.32	707,873.32

F-230

Remuneration granted (all amounts in EUR)	Prof. Dr. Klaus-Dieter Maubach CEO Joined: 01.11.2015
	2014	2015	2015 (min.)	2015 (max.)
Annual salary	0.00	140,000.00	140,000.00	140,000.00
Other benefits	0.00	7,065.41	7,065.41	7,065.41
Total	0.00	147,065.41	147,065.41	147,065.41
Short-term variable remuneration	0.00	0.00	0.00	0.00
Long-term variable remuneration	0.00	0.00	0.00	0.00
Total	0.00	0.00	0.00	0.00
Retirement benefit expenses	0.00	0.00	0.00	0.00
Total remuneration	0.00	147,065.41	147,065.41	147,065.41

F-231

Inflow all amounts in EUR	Prof. Dr. Klaus-Dieter Maubach CEO Joined: 01.11.2015		Dr. Christoph Husmann Management Board CFO Joined: 01.10.2014		Felix Goedhart CEO Joined: 01.10.2006 Left: 31.10.2015
	2015	2014	2015	2014	2015	2014
Annual salary	0.00	-	300,000.00	75,000.00	266,666.70	320,000.00
Other benefits	7,065.41	-	7,873.32	1,968.33	19,711.40	23,653.68
Total	7,065.41	-	307,873.32	76,968.33	286,378.10	343,653.68
Short-term variable remuneration	-	-	100,000.00	0.00	880,000.00	421,309.83
Long-term variable remuneration	-	-	-	-	-
Total	-	-	100,000.00	0.00	880,000.00	421,309.83
Retirement benefit expenses	-	-	-	-	-	-
Benefits associated with termination of the employment contract					320,000.00
Total remuneration	7,065.41	-	407,873.32	76,968.33	1,486,378.10	764,963.51

In the reporting period payments were made in the connection with the termination of the management contract of Felix Goedhart that amount to TEUR 320.

The fixed salary is the fixed annual salary paid to the members of the Management Board. Other benefits consist of a company car, employer's contributions to private health insurance and other benefits. The bonus is shown as short-term variable remuneration.

Due to a special agreement, payment of remuneration for CEO Professor Dr Maubach is carried out quarterly.

Membership in other supervisory and advisory boards:

Prof. Dr. Klaus-Dieter Maubach

ABB Deutschland AG, Mannheim, Mitglied des Aufsichtsrats

Klöpfer & Königer GmbH & Co. KG, Garching, Vorsitzender des Aufsichtsrats

SUMTEQ GmbH, Köln, Mitglied des Beirats

DTB GmbH, Köln, Vorsitzender des Beirats

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8. Auditor's fee

The fee charged by the auditors for their services up to 31 December 2015 was TEUR 120. In addition to the audit of the financial statements mentioned above, further expenses of TEUR 21 are recognised in the financial statements for other certification services provided by the auditors.

9. Consolidated financial statements

As the parent company, Capital Stage AG draws up consolidated financial statements in accordance with International Financial Reporting Standards (IFRS), as well as the provisions of section 315a of the FIGB. These consolidated financial statements are published in the German Federal Gazette (Bundesanzeiger), as well as being lodged in the register of companies. The consolidated financial statements can be obtained at the Company's headquarters in Hamburg.

10. Corporate governance

The declaration of conformity with the Corporate Governance Code pursuant to section 161 of the AktG has been made and is permanently available for inspection by shareholders on the Company website at http:// www.capitalstage.com.

F-233

11. Existence of a participating interest which has been disclosed pursuant to section 21, paragraph 1 or paragraph 1a of the German Securities Trading Act (Wertpapierhandelsgesetz - WpHG)

During the period from 1 January 2015 to 31 March 2016, Capital Stage AG received the following disclo-sures pursuant to section 21, paragraph 1 or paragraph 1a of the WpHG:

Capital Stage AG was notified on 13 January 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of voting rights in Capital Stage AG held by ETHENEA Independent Investors S.A., Munsbach, Luxembourg, exceeded the threshold of three per cent on 13 January 2015 and amounted to 3.34 per cent (2,465,000 voting rights).

Additionally, Capital Stage AG was notified on 29 April 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of voting rights in Capital Stage AG held by ETHENEA Independent Investors S.A., Munsbach, Luxembourg, fell short of the threshold of three per cent on 28 April 2015 and amounted to 2.98 per cent (2,205,000 voting rights).

Additionally, Capital Stage AG was notified on 25 June 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of voting rights in Capital Stage AG held by Dr. Liedtke Vermogensverwaltung GmbH, Hamburg, Germany, exceeded the threshold of ten per cent on 23 June 2015 and amounted to 10.10 per cent (7,467,351 voting rights).

Additionally, Capital Stage AG was notified on 4 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of voting rights in Capital Stage AG held by Lobelia Beteiligungs GmbH, Grunwald, Germany, exceeded the threshold of three per cent on 1 September 2015 and amounted to 3.759 per cent (2,832,269 voting rights).

Additionally, Capital Stage AG was notified on 4 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Jorn Kreke Holding KG, Hagen, Germany, exceeded the three per cent threshold on 1 September 2015 and amounted to 3.759 per cent of the voting rights (2,832,269 voting rights), with 3.759 per cent of the voting rights (2,832,269 voting rights) being attributed to Jorn Kreke Holding KG pursuant to section 22, paragraph 1, no. 1 of the WpHG.

Attributed voting rights were held by the following controlled company, whose share of the voting rights in Capital Stage AG comprises three per cent or more: Lobelia Beteiligungs GmbH, Grunwald, Germany.

Moreover, Capital Stage AG was notified on 4 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Dr Jorn Kreke, Germany, exceeded the three per cent threshold on 1 September 2015 and amounted to per cent of the voting rights (2,832,269 voting rights), with 3.759 per cent of the voting rights (2,832,269 voting rights) being attributed to Dr Jorn Kreke, Germany, pursuant to section 22, paragraph 1, no. 1 of the WpHG.

Attributed voting rights were held by the following companies controlled by Dr Jorn Kreke, Germany, each of whose shares of the voting rights in Capital Stage AG comprises three per cent or more: Jorn Kreke Holding KG, Hagen, Germany; Lobelia Beteiligungs GmbH, Grunwald, Germany. Moreover, Capital Stage AG was notified on 4 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by Dr Kreke, Germany, exceeded the three per cent threshold on 1 September 2015 and amounted to 3.759 per cent of the voting rights (2,832,269 voting rights), with 3.759 per cent of the voting rights (2,832,269 voting rights) being attributed to Dr Henning Kreke, Germany, pursuant to section 22, paragraph 1, no. 1 of the WpHG.

Attributed voting rights were held by the following companies controlled by Dr Henning Kreke, each of whose shares of the voting rights in Capital Stage AG comprises three per cent or more: Jorn Kreke Holding KG, Hagen, Germany; Lobelia Beteiligungs GmbH, Grunwald, Germany.

Moreover, Capital Stage AG was notified on 7 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG, Hamburg, Germany, held by AMCO Service GmbH, Hamburg, Germany, exceeded the 25 per cent threshold on 3 September 2015 and amounted to 26.94 per cent of the voting rights (20,298,399 voting rights), with 6.52 per cent of the voting rights (4,909,124 voting rights) being attributed to AMCO Service GmbH pursuant to section 22, paragraph 1, no. 1 of the WpHG. This included voting rights attributed to Albert Bull Beteiligungsgesellschaft mbH, Hamburg, Germany, whose share of the voting rights in Capital Stage AG comprised three per cent or more.

F-234

Moreover, Capital Stage AG was notified on 7 September 2015 pursuant to section 21, paragraph 1 of the WpHG that the share of the voting rights in Capital Stage AG held by Albert Bull Beteiligungsgesellschaft mbH, Hamburg, Germany, exceeded the 10,15, 20 and 25 per cent thresholds on 3 September 2015 and amounted to 26.94 per cent of the voting rights (20,298,399 voting rights), with 20.43 per cent of the voting rights (15,389,275 voting rights) being attributed to Albert Bull Beteiligungsgesellschaft mbH pursuant to section 22, paragraph 1, no. 1 of the WpHG. This included voting rights attributed to AMCO Service GmbH, whose share of the voting rights in Capital Stage AG comprised three per cent or more.

Moreover, Capital Stage AG was notified on 9 September 2015 pursuant to section 21, paragraph 1

Hamburg, 31 March 2016

Prof. Dr. K.-D. Maubach
CEO

Dr. Christoph Husmann

F-235

Statement of changes in fixed assets as of 31 December 2015

In TEUR	Acquisition costs
	01.01.2015	Acquisitions	Disposals	31.12.2015
I. Intangible assets
Purchased software and inustrial property rights	299	73	0	372
II. Property, plant and equipment Other equipment and office equipment	240	42	0	282
III. Financial assets
1. Shares in affiliates	32,770	1,379	131	34,018
2. Loans to affiliates	132,116	72,184	33,512	170,788

Total fixed assets	165,425	73,678	33,643	205,460

Depreciation or Amortisation				Book Value
01.01.2015	Acquisitions	Disposals	31.12.2015	31.12.2015	31.12.2014
167	56	0	223	149	132
149	44	0	193	89	91

573	0	0	573	33,445	32,196
3,594	1,084	3,824	854	169,934	128,522

4,483	1,184	3,824	1,843	203,617	160,941

F-236

Independent Auditors' Report (translation)

We have audited the consolidated financial statements prepared by Capital Stage AG, Hamburg/Germany, - comprising the statement of comprehensive income, the balance sheet, the cash flow statement, the statement of changes in equity and the notes to the consolidated financial statements – and the combined management report on the parent Company and the Group for the year ended 31 December 2015. The preparation of the consolidated financial statements and the group management report in accordance with IFRS as adopted by the European Union (EU), and the additional requirements of German commercial law pursuant Section 315a (1) German Commercial Code HGB are the responsibility of the parent Company's management. Our responsibility is to express an opinion on the consolidated financial statements and on the group management report based on our audit.

We conducted our audit of the consolidated financial statements in accordance with Section 317 German Commercial Code (HGB) and German generally accepted standards for the audit of financial statements promulgated by the Institute of Public Auditors in Germany (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the consolidated financial statements in accordance with the applicable financial repeating frame-work and in the group management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the group and expectations as to possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting related internal control system and the evidence supporting the disclosures in the consolidated financial statements and the group management report are examined primarily on a sample basis within the framework of the audit. The audit includes assessing the annual financial statements of those entities included in consolidation; the determination of entities to be included in consolidation, the accounting and consolidation on principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements and the group management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion based on the findings of our audit, the consolidated financial statements of Capital Stage AG, Hamburg/Germany, comply with IFRS, as adopted by the EU, the additional requirements of German commercial law pursuant to Section 315a (1) German Commercial Code (HGB) and give a true and fair view of the net assets, financial position and results of operations of the group in accordance with these requirements. The group management report is consistent with the consolidated financial statements and as a whole provides a suitable view of the group's position and suitably presents the opportunities and risks of future development.

Hamburg/Germany, 31 March 2016

Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

(Dinter)	(Wendlandt)
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

F-237

Extract from quarterly report of Capital Stage AG for the three-months-period ended 31 March 2016

F-238

Consolidated statement of comprehensive income (IFRS)

	01/01/-31/03/2016	01/01/-31/03/2015
	TEUR	TEUR
Revenue	22,351	17,594
Other income	1,470	4,963
Cost of materials	-272	-191
Personnel expenses	-1,202	-813
thereof share-based remuneration	-48	-18
Other expenses	-6,166	-3,462
Earnings before interest, taxes, depreciation and amortization (EBITDA)	16,181	18,081
Depreciation or amortization	-12,573	-8,334
Earnings before interest and taxes (EBIT)	3,608	9,747
Financial income	42	94
Financial expenses	-15,836	-6,938
Earnings before taxes on income (EBT)	-12,186	2,903
Taxes on income	3,346	-1,755
Earnings from continuing operations	-8,840	1,148
Earnings from discontinued operations	0	-206
Earnings after taxes (EAT)	-8,840	942
Items that may be reclassified to profit or loss
Currency translation differences	499	-238
Cash flow hedges effective portion of changes in fair value	-5,771	-3,292
Income tax attributable to items that may be reclassified to profit or loss	1,686	1,238
Consolidated comprehensive income	-12,426	-1,350
Consolidated profit, of which attributable to:
Shareholders of Capital Stage AG	-8,696	922
Non-controlling interests	-144	20
Comprehensive income, of which attributable to:
Shareholders of Capital Stage AG	-12,282	-1,370
Non-controlling interests	-144	20
Earnings per share
Average shares issued during reporting period
basic	75,483,512	73,834,144
diluted	75,098,588	74,067,888
Earnings per share from continuing operations, basic, in EUR	-0,12	0,01
Earnings per share from discontinued operations, basic, in EUR	0,00	0,00
Earnings per share from continuing operations, diluted, in EUR	-0,12	0,01
Earnings per share from discontinued operations, diluted, in EUR	0,00	0,00

Previous years partially adjusted in accordance with IFRS 5

F-239

Consolidated balance sheet (IFRS)

Assets in TEUR	31/03/2016	31/12/2015
Intangible assets	172,132	176,250
Goodwill	7,361	7,361
Property, plant and equipment	953,453	958,096
Financial assets	1	1
Other accounts receivable	7,175	6,925
Deferred tax assets	26,763	24,666
Total non-current assets	1,166,885	1,173,299
Inventories	430	1,232
Trade receivables	20,167	19,205
Non-financial assets	9,249	19,494
Other current receivables	7,248	5,667
Liquid funds	99,863	99,368
- cash and cash equivalents	49,672	52,358
- subject to drawing restrictions	50,191	47,010
Non-current assets and disposal groups held for sale	262	262
Total current assets	137,219	145,228
Total assets	1,304,104	1,318,527

Equity and liabilities in TEUR	31/03/2016	31/12/2015
Share capital	75,484	75,484
Capital reserve	108,651	108,651
Reserve for equity settled employee remuneration	473	425
Other reserves	-5,780	-2,194
Distributable profit	62,777	71,474
Non-controlling interests	7,650	7,794
Total equity	249,255	261,634
Non-current financial liabilities	856,126	848,251
Non-current leasing liabilities	15,757	16,000
Provisions for restoration obligations	10,336	10,155
Other non-current liabilities	13,082	12,627
Deferred tax liabilities	74,917	78,128
Total non-current liabilities	970,218	965,161
Liabilities to non-controlling interests	11,951	11,780
Tax provisions	2,486	3,145
Current financial liabilities	52,704	55,554
Current leasing liabilities	962	953
Trade payables	7,831	11,180
Other current debt	8,697	9,120
Total current liabilities	84,631	91,732
Total equity and liabilities	1,304,104	1,318,527
F-240

Consolidated cash flow statement (IFRS)

In TEUR	01/01/-03/31/2016	01/01/-03/31/2015
Net profit/loss for the period	-8,840	942
Cash flow from operating activities	19,555	5,735
Cash flow from investment activities	-12,434	-16,365
Cash flow from financing activities	-8,290	49
Changes in cash and cash equivalents	-1,169	49
Changes in cash due to exchange rate changes	-1,026	67
Cash and cash equivalents
As of 1 January 2016 (1 January 2015)	51,629	87,558
As of 31 March 2016 (31 March 2015)	49,434	77,044

F-241

Consolidated statement of changes in equity (IFRS)

in TEUR	Subscribed capital	Capital reserve	Currency reserve	Hedge reserve

As of 1 January 2015	73,834	100,802	-130	-2,911
Consolidated comprehensive income for the period			-238	-2,054
Income and expenses recorded directly in equity
As of 31 March 2015	73,834	100,802	-368	-4,965

As of 1 January 2016	75,484	108,651	71	-2,265
Consolidated comprehensive income for the period			499	-4,086
Income and expenses recorded directly in equity
As of 31 March 2016	75,484	108,651	570	-6,351

in TEUR	Reserve share-based employee remuneration.	Distributable profit	Non-controlling interests	Total

As of 1 January 2015	244	63,829	7,811	243,479
Consolidated comprehensive income for the period		922	20	-1,350
Income and expenses recorded directly in equity	18			18
As of 31 March 2015	262	64,751	7,831	242,147

As of 1 January 2016	425	71,474	7,794	261,633
Consolidated comprehensive income for the period		-8,696	-144	-12,426
Income and expenses recorded directly in equity	48			48
As of 31 March 2016	473	62,778	7,650	249,255

F-242

Consolidated segment reporting (IFRS)

in TEUR	Administration	PV Parks	PV Service

Revenue	0	16,277	787
(previous year, adjusted)	(64)	(13,632)	(770)

Earnings before interest, taxes, depreciation and amortization (EBITDA)	-1,318	12,418	246
(previous year, adjusted)	(-633)	(14,846)	(314)

Earnings before interest and taxes (EBIT)	-1,338	2,023	234
(previous year, adjusted)	(-658)	(7,755)	(303)

Financial result	-71	-14,430	0
(previous year, adjusted)	(1,191)	(-7,117)	(-2)

Earnings before taxes on income (EBT)	-1.410	-12,406	235
(previous year, adjusted)	(533)	(638)	(302)

Result from continuing operations	-1,410	-12,638	235
(previous year, adjusted)	(531)	(437)	(302)

Result from discontinued operations	0	0	0
(previous year, adjusted)	(0)	(0)	(0)

Earnings per share from continuing operations, basic, EUR	-0,02	-0,17	0,00
(previous year, adjusted)	(0,01)	(0,01)	(0,00)

Earnings per share from discontinued operations, basic, EUR	0,00	0,00	0,00
(previous year, adjusted)	(0,00)	(0,00)	(0,00)

Assets including financial investments	61.329	1,202,546	3,677
(Stand 31.12.2015)	(218,730)	(1,103,614)	(3,863)

Capital expenditures (net)	-1,319	-3,920	-9
(previous year)	-49	-15,822	-11

Debt	27,181	1,031,764	1,379
(As of 31 December 2015)	(27,343)	(1,032,075)	(1,665)

F-243

in TEUR	Windfarms	Financial Investments	R	Reconsiliation	Total

Sales	6,164	0		-877	22,351
(previous year, adjusted)	(3,791)	(0)		(-663)	(17,593)

Earnings before interest, taxes, depreciation and amortization (EBITDA)	4,835	0		0	16,181
(previous year, adjusted)	(3,364)	(0)		(192)	(18,082)

Earnings before interest and taxes (EBIT)	2,684	0		4	3,608
(previous year, adjusted)	(2,155)	(0)		(192)	(9,749)

Financial result	-1,293	0		0	-15,793
(previous year, adjusted)	(-938)	(0)		(0)	(-6,866)

Earnings before taxes on income (EBT)	1.392	0		4	-12,186
(previous year, adjusted)	(1,217)	(0)		(192)	(2,882)

Result from continuing operations	1,350	0		3,623	-8,840
(previous year, adjusted)	(1,120)	(0)		(-1,262)	(1,127)

Result from discontinued operations	0	0		0	0
(previous year, adjusted)	(0)	(-206)		(0)	(-206)

Earnings per share from continuing operations, basic, EUR	0,02	0,00		0,05	-0,12
(previous year, adjusted)	(0,01)	(0,00)		(-0,02)	(0,01)

Earnings per share from discontinued operations, basic, EUR	0,00	0,00		0,00	0,00
(previous year, adjusted)	(0,00)	(0,00)		(0,00)	(0,00)

Assets including financial investments	244.901	0		-208,348	1,304,104
(Stand 31.12.2015)	(203,636)	(0)		(-211,316)	(1,318,527)

Capital expenditures (net)	-7,186	0		0	-12,434
(previous year)	-532	(4)		(45)	(-16,365)

Debt	189,168	0		-194,643	1,054,849
(As of 31 December 2015)	(189,798)	(0)		(-193,988)	(1,056,893)

F-244

Y. RECENT Developments AND OUTLOOK

The changes in the regulatory framework will continue to concern the Capital Stage Group.

The Company expects the subsidy of electricity from renewable energy sources in Germany, which has been subject to the EEG amendment in force at the time of start-up since the EEG entered into force in 2000, will change fundamentally and continue to fall. The EEG introduced substantial changes in 2016, which brings additional risk to the operations of the Capital Stage Group. And so, for example, the level of the feed-in tariffs for all PV plants with a generating capacity of more than 750 kWp will now be determined by means of tendering procedures.

The tendering model entails both opportunities and additional risks for the Company. The Company expects that tendering projects will result in the development of market-based prices, which may also be higher than the feed-in tariffs previously set by the state. On the other hand, projects may not be realised, also due to lack of subsidy, or other problems could arise in the context of the tendering and award procedure; e.g. deadlines or other formal requirements may not be complied with, resulting in no contract being awarded to the Capital Stage Group.

In May 2016 the company acquired the British PV park Capital Stage Caddington II Ltd. with a generating capacity of 5 MWp from F&S solar concept (F&S) at a price of TEUR 5,890. The company has been collaborating on the British PV market with F&S since 2015. With this acquisition, generating capacity in the UK increased to over 80 MW.

The Management Board of the Company announced its intention on 30 May 2016 to offer the CHORUS shareholders the opportunity to acquire its shares in CHORUS as part of a voluntary public takeover offer. An extraordinary shareholders' meeting of the Company took place in Hamburg on this matter. The proposed resolution was approved with the required majority.

There have been no significant changes to the financial or trading position of the Capital Stage Group since 31 March 2016, with the exception of the events mentioned above.

O-1

Z. GLOSSARY

AfA	Tax depreciation tables (Absetzungen für Abnutzung)
AG	Public limited company (Aktiengesellschaft])
AktG	Stock Corporation Act (Aktiengesetz)
Amendments to the German Renewable Energy Act (EEG)	EEG 2004, EEG 2009, EEG 2012, EEG 2014
Authorized Capital 2016	The shareholders' meeting of Capital Stage AG on 25 May 2016 decided to approve new authorised capital while cancelling the authorised capital approved by the shareholders' meeting on 26 June 2014. This empowers the Management Board, with the agreement of the Supervisory Board, to increase the company's share capital from now until 24 May 2021 by up to EUR 37,741,756.00 by one or more issues of up to 37,741,756 new bearer shares for cash payments or consideration in kind.
BaFin	Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht)
BauGB	Town and Country Planning Code (Baugesetzbuch)
BDEW	Federal Association for Energy and Water management
BGB	Civil Code
BGH	Federal Court (Supreme Court)
BImSchG	Federal emissions protection act
BMWi	Federal Ministry for Economic Affairs and Energy
BNetzA	Federal Networks Agency
BSW-Solar	German Solar Association e.V.
Business Combination Agreement	Business Combination Agreement between Capital Stage AG and CHORUS Clean Energy AG dated 30 May 2016
BWE	German Wind Energy Association
Capital increase associated with the Offer	The capital increase by way of contribution in kind decided on 8 July 2016 amounting to up to 46,174,916.00 Capital Stage offer shares.
Contingent Capital I	The contingent capital approved by the shareholders' meeting on 31 May 2007.
Contingent Capital II 2015	The contingent capital approved by the shareholders' meeting on 23 June 2015.
Contingent Capital II/2016	The new contingent capital approved by the shareholders' meeting on 25 May 2016. The company's share capital was thus conditionally increased by up to EUR 35,421,756.00 by the issue of up to 35,421,756 new bearer shares.

G-1

Contingent Capital III	Pursuant to the resolution of the shareholders' meeting on 20 June 2012, the company's share capital was conditionally increased by up to EUR 2,320,000.00 by the issue of up to 2,320,000 bearer shares.
Capital Stage	Capital Stage AG, Hamburg
Capital Stage Group	The direct and indirect subsidiaries of Capital Stage AG, Hamburg on the date of this prospectus.
Capital Stage offer shares	The shares that are transferred as consideration to the shareholders of CHORUS Clean Energy AG.
Capital Stage Shares	Shares in Capital Stage AG
Cash flow from operations	Cash flow from operating activities
CET	Central European Time
CfDs	Contracts for Difference
CHORUS	CHORUS Clean Energy AG
CHORUS Group	CHORUS Clean Energy AG together with its subsidiaries and associated companies
CHORUS package shareholders	PELABA Anlagenverwaltungs GmbH & Co. KG with registered office in Neubiberg, PELABA Ökofinanz GmbH, also with registered office in Neubiberg, as well as members of the Management Board of CHORUS Holger Götze, Helmut Horst and Heinz Jarothe
CHORUS Shareholders	Shareholders in CHORUS Clean Energy AG
CHORUS Shares	Shares in CHORUS Clean Energy AG
Clearstream	Clearstream Banking AG, Mergenthalerallee 61, 65760 Eschborn
Company	Capital Stage AG, Hamburg
Custodians	Custodian securities services company where CHORUS shares are held in safe custody
DCGK	German Corporate Governance Code
DECC	Department of Energy & Climate Change
Decree of 6 July 2012	Decree issued by the Italian Ministry for Economic Development on 6 July 2012
DZ BANK	DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main
EBITDA	Earnings before interest, taxes, depreciation and amortisation
EDF	Electicité de France
EEG	Renewable Energy Act (Erneuerbare-Energien-Gesetz)
EEG 2014	EEG in the version dated 21 July 2014
EEG 2016	Planned revision of the EEG during 2016 with enactment of a law to introduce calls for tender for electricity generated from renewable sources of power and other changes to the law on renewable energy

G-2

EIA	Environmental Impact Assessment (Umweltverträglichkeitsprüfung – UVP)
Electricity price protection	Reduction in the electricity price following a new Act or Ordinance or political discussions
EPIA	European Photovoltaic Industry Association
EU	European Union
EuG	Court of Justice of the European Union
EWEA	European Wind Energy Association
Exchange Custodian	DZ BANK AG
Extension corridor	An area within which further PV and wind power plants can be commissioned
e2m	Energy2market GmbH
Feed-in tariff	Funding through the EEG
FFAV	Ordinance on Ground-mounted PV Systems
FIT	Feed-in-tariff
Fraunhofer ISE	Fraunhofer Institute for Solar Energy systems ISE
FREP	Financial Reporting Enforcement Panel
GCs	Green Certificates
GmbH	Private limited company (Gesellschaft mit beschränkter Haftung)
Grid Parity	Costs of power generation compared to conventionally generated electricity
GSE	Gestore Servizi Energetici, the Italian renewable energy authority
GTAI	"Guidelines on state aid for environmental protection and energy" (published in the Official Journal of the European Union 2014/C 200/01) of 28 June 2014.
Guidelines on state aid	Germany Trade & Invest
GW	Gigawatt
GWEC	Global Wind Energy Council
GZ	Green Certificates
HGB	German Commercial Code
IAS	International Accounting Standards
IDW	Institute of Public Auditors in Germany
IEA	International Energy Agency
IFRS	International Financial Reporting Standards, as applicable in the EU
IRR	Internal rate of return

G-3

ISIN	International Securities Identification Number
IWR	International Economic Platform for Renewable Energies
KG	Limited partnership (Kommanditgesellschaft)
kW	Kilowatt
kWh	Kilowatt-hour
LCCC	Low Carbon Contracts Company
LCF	Levy Control Framework
MW	Megawatt
MWp	Megawatt peak (cumulative maximum output of the plants)
Net issue proceeds	The gross issue proceeds minus the costs of the capital increase to be borne by the company.
NSIPs	large, nationally significant infrastructure projects
O&M	operation and management, technical and commercial management
Ofgem	Office of Gas and Electricity Markets
Operating EAT	EBIT plus / less tax expense / income and adjusted for non-cash deferred taxes
Operating EBIT	Operating results less previous adjustments from Operating EBITDA and depreciation and amortisation plus the amortisation of intangible assets from PPA (purchase price allocations), impairment from testing assets resulting from PPA, and depreciation of property, plant and equipment from step ups as part of the PPA process (purchase price allocation).
Operating EBITDA	Operating results before depreciation and amortisation less earnings and income from the disposal of financial assets, and other non-operating profit, other non-cash income (mainly bad will from purchase price allocations) and share-based remuneration as well as other non-operating expenses
Operating EBT	Operating EBIT less financial result plus other non-cash interest and similar expenses and income (mainly from calculating effective interest, valuing swaps, and currency translation effects)
Prospectus	Annex [3] to the offer document
PV	Photovoltaics
PV Parks	Photovoltaic parks of the Capital Stage Group
PV Services	The technical and commercial operation of PV Parks
Referendum	EU Referendum Bill on the UK's membership of the EU from May 2015
REN21	Renewable Energy Policy Network for the 21st Century
RID (Ritiro Dedicato)	Electricity sales price in Italy

G-4

RO	Renewables Obligation
ROCs	Regulatory authority Renewable Obligation Certificates
SEC	Securities and Exchange Commission
Securities Act	The U.S. Securities Act of 1933, in its latest version
Securities Exchange Act	US Securities Act of 1934 in its current version
Settlement agent	DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main
SolarPower	Solar Power Europe
Solar power	Electricity from solar radiation
SPV	Special Purpose Vehicle
Target Company	CHORUS Clean Energy AG
TICA	Testo Integrato delle Connessioni Attive
TWh	Terrawatt-hour
UmwG	German Reorganisation of Companies Act
United States Securities Act. 1933	United States Securities Act of 1933 in its current version
US Shareholders	CHORUS shareholders in the United States
U.S. Persons	U.S. persons as defined in Regulation S of the U.S. Securities Act of 1933, in its latest version
United Kingdom	The United Kingdom of Great Britain and Northern Ireland
UVPG	Environmental Impact Assessment Act (Gesetz über die Umweltverträglichkeitsprüfung)
WindGuard	Deutsche WindGuard GmbH
WKN	German Securities Code (Wertpapierkennnummer)
WpHG	Securities Trading Act (Wertpapierhandelsgesetz)
WpPG	Securities Prospectus Act (Wertpapierprospektgesetz)
WpÜG	Securities Acquisition and Corporate Takeover Act

G-5

AA. Signatures

Capital Stage AG
by Prof. Dr. Klaus-Dieter Maubach (Chairman of the Management Board)	by Marco Beckers (Authorised Representative)

28 July 2016

S-1